FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206582-05

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated November 1, 2016, may be amended or completed prior to time of sale.

$599,684,000 (Approximate)

MORGAN STANLEY CAPITAL I TRUST 2016-BNK2
(Central Index Key Number 0001687374)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2

Morgan Stanley Capital I Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H, Class V and Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Morgan Stanley Capital I Trust 2016-BNK2. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2016. The rated final distribution date for the certificates is November 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$31,400,000%		(5)	October 2021
Class A-2	$45,700,000%		(5)	October 2021
Class A-SB	$50,600,000%		(5)	June 2026
Class A-3	$160,000,000%		(5)	October 2026
Class A-4	$194,805,000%		(5)	October 2026
Class X-A	$482,505,000	(6)%	Variable(7)	NAP
Class X-B	$85,300,000	(8)%	Variable(9)	NAP
Class A-S	$52,558,000%		(5)	November 2026
Class B	$32,742,000%		(5)	November 2026
Class C	$31,879,000%		(5)	November 2026

(Footnotes on table on pages 3, 4 and 5)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Morgan Stanley Capital I Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Academy Securities, Inc. will purchase the offered certificates from Morgan Stanley Capital I Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-lead managers and joint bookrunners in the following manner: Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to 31.76% of each class of offered certificates, Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to 36.56% of each class of offered certificates, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to 31.69% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 22, 2016. Morgan Stanley Capital I Inc. expects to receive from this offering approximately [______]% of the aggregate certificate balance of the offered certificates, plus accrued interest from November 1, 2016, before deducting expenses payable by the depositor.

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

November [_], 2016

MSC 2016-BNK2

Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2
Geographic Overview of Mortgage Pool

Indiana
1 property
$23,671,879
3.3% of total
Michigan
3 properties
$41,958,987
5.8% of total
Ohio
4 properties
$83,300,000
11.5% of total
Pennsylvania
2 properties
$35,030,000
4.8% of total
New York
2 properties
$113,500,000
15.6% of total
Oregon
1 property
$6,250,000
0.9% of total
Nevada
2 properties
$11,341,245
1.6% of total
New Jersey
1 property
$72,500,000
9.99% of total
District of Columbia
1 property
$30,000,000
4.1% of total
California
13 properties
$172,173,464
23.7% of total
North Carolina
1 property
$21,375,000
2.9% of total
Georgia
1 property
$17,952,530
2.5% of total
Arizona
2 properties
$7,225,000
1.0% of total
Texas
6 properties
$28,079,839
3.9% of total
Oklahoma
1 property
$19,247,253
2.7% of total
Louisiana
2 properties
$41,966,440
5.8% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type
Industrial 3.1%
Manufactured Housing 2.6%
Multifamily 5.1%
Retail 40.9%
Self Storage 5.8%
Hospitality 14.6%
Office 27.9%

Summary of Certificates

Class or Interest	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$31,400,000		30.000%	%	(5)	October 2021	2.68	1 – 59
Class A-2	$45,700,000		30.000%	%	(5)	October 2021	4.90	59 – 59
Class A-SB	$50,600,000		30.000%	%	(5)	June 2026	7.28	59 – 115
Class A-3	$160,000,000		30.000%	%	(5)	October 2026	9.77	115 – 119
Class A-4	$194,805,000		30.000%	%	(5)	October 2026	9.90	119 – 119
Class X-A	$482,505,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
Class X-B	$85,300,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
Class A-S	$52,558,000		22.375%	%	(5)	November 2026	9.93	119 – 120
Class B	$32,742,000		17.625%	%	(5)	November 2026	9.98	120 – 120
Class C	$31,879,000		13.000%	%	(5)	November 2026	9.98	120 – 120
Non-Offered Certificates
Class X-D	$37,050,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class D	$37,050,000		7.625%	%	(5)	November 2026	9.98	120 – 120
Class E-1(12)	$9,047,000	(13)	6.312%	%	(5)	November 2026	9.98	120 – 120
Class E-2(12)	$9,047,000	(13)	5.000%	%	(5)	November 2026	9.98	120 – 120
Class E(12)	$18,094,000	(13)	5.000%	NAP(5)	NAP(5)	November 2026	9.98	120 – 120
Class F-1(12)	$3,446,500	(13)	4.500%	%	(5)	November 2026	9.98	120 – 120
Class F-2(12)	$3,446,500	(13)	4.000%	%	(5)	November 2026	9.98	120 – 120
Class F(12)	$6,893,000	(13)	4.000%	NAP(5)	NAP(5)	November 2026	9.98	120 – 120
Class EF(12)	$24,987,000	(13)	4.000%	NAP(5)	NAP(5)	November 2026	9.98	120 – 120
Class G-1(12)	$6,031,000	(13)	3.125%	%	(5)	November 2026	9.98	120 – 120
Class G-2(12)	$6,031,000	(13)	2.250%	%	(5)	November 2026	9.98	120 – 120
Class G(12)	$12,062,000	(13)	2.250%	NAP(5)	NAP(5)	November 2026	9.98	120 – 120
Class EFG(12)	$37,049,000	(13)	2.250%	NAP(5)	NAP(5)	November 2026	9.98	120 – 120
Class H-1(12)	$7,755,027	(13)	1.125%	%	(5)	November 2026	9.98	120 – 120
Class H-2(12)	$7,755,028	(13)	0.000%	%	(5)	November 2026	9.98	120 – 120
Class H(12)	$15,510,055	(13)	0.000%	NAP(5)	NAP(5)	November 2026	9.98	120 – 120
Class V(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Class R(15)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$36,278,581.85		NAP	%	WAC(16)	November 2026	9.04	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B or Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The approximate initial credit support percentage for any trust component is equal to the approximate initial credit support percentage for the class of “exchangeable certificates” (any of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates) with the same alphanumeric designation. The approximate initial credit support percentage set forth for any class of “exchangeable combined certificates” (any of the Class E, Class F, Class EF, Class G, Class EFG and Class H certificates) is equal to the approximate initial credit support for the most subordinate trust component in which such class represents an interest. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each

3

distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis. Each class of exchangeable combined certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share in the trust components in which it represents an interest. The pass-through rate on each trust component will at all times be the same as the pass-through rate of the class of exchangeable certificates with the same alphanumeric designation. Any distribution of interest to a class of exchangeable combined certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to [_]%, [_]%, [_]%, [_]%, [_]% and [_]% with respect to the Class E, Class F, Class EF, Class G, Class EFG and Class H certificates, respectively, each of which equals the weighted average of the pass-through rates of the corresponding trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S and Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	On the closing date, the issuing entity will issue the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 trust components (each a “trust component”), which will have outstanding principal balances on the closing date set forth under “Description of the Certificates—Exchangeable Certificates”. The trust components will be held in the grantor trust for the benefit of the holders of the exchangeable certificates and exchangeable combined certificates. Each class of exchangeable certificates and exchangeable combined certificates represents an interest in one or more of the trust components as described under “Description of the Certificates—Exchangeable Certificates”. Each class of exchangeable combined certificates may be exchanged for the corresponding classes of exchangeable certificates set forth under “Description of the Certificates—Exchangeable Certificates” in the relevant exchange percentages, and vice versa. Following any exchange of any class of exchangeable combined certificates for the corresponding classes of exchangeable certificates, or vice versa, the portion of the outstanding certificate balances of the underlying trust components that is represented by the exchangeable combined certificates and the corresponding exchangeable certificates will be increased or decreased accordingly. The “exchange percentage” represents the percentage of the aggregate original certificate balance of all exchangeable certificates involved in an exchange that is represented by the original certificate balance of such class of exchangeable certificates that is required to be surrendered to receive the corresponding exchangeable combined certificates (or that will be received if exchangeable combined certificates are surrendered).

(13)	The initial certificate principal balance of each class of exchangeable certificates shown in the table above represents the maximum principal balance of such class assuming no exchangeable combined certificates have been issued. The initial certificate principal balance of each class of exchangeable combined certificates shown in the table is equal to the aggregate of the initial certificate principal balances shown in the table of the corresponding classes of exchangeable certificates and represents the maximum certificate principal balance of such class of exchangeable combined certificates that could be issued in an exchange. Such initial certificate principal balances of the classes of exchangeable combined certificates are not included in the aggregate certificate principal balance of the offered certificates set forth on the cover page of this prospectus.

(14)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a

4

specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(15)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(16)	The effective interest rate for the RR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date.

The Class X-D, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H, Class V and Class R certificates and the RR Interest are not offered by this prospectus. Any information in this prospectus concerning these certificates or the RR Interest is presented solely to enhance your understanding of the offered certificates.

5

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	23
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
General	64
A Tenant Concentration May Result in Increased Losses	65
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	66
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	66
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	67
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Office Properties Have Special Risks	69
Retail Properties Have Special Risks	70
Multifamily Properties Have Special Risks	72
Self Storage Properties Have Special Risks	74
Hotel Properties Have Special Risks	75
Risks Relating to Affiliation with a Franchise or Hotel Management Company	77
Manufactured Housing Community Properties Have Special Risks	78
Industrial Properties Have Special Risks	79
Condominium Ownership May Limit Use and Improvements	80
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	82
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	83
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	84
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	86
Risks Related to Zoning Non-Compliance and Use Restrictions	88
Risks Relating to Inspections of Properties	89

6

Risks Relating to Costs of Compliance with Applicable Laws and Regulations	89
Insurance May Not Be Available or Adequate	90
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	91
Terrorism Insurance May Not Be Available for All Mortgaged Properties	91
Risks Associated with Blanket Insurance Policies or Self-Insurance	93
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	93
Limited Information Causes Uncertainty	93
Historical Information	93
Ongoing Information	94
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	94
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	95
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	96
Static Pool Data Would Not Be Indicative of the Performance of this Pool	96
Appraisals May Not Reflect Current or Future Market Value of Each Property	97
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	98
The Borrower’s Form of Entity May Cause Special Risks	99
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	101
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	102
Other Financings or Ability to Incur Other Indebtedness Entails Risk	103
Tenancies-in-Common May Hinder Recovery	105
Risks Relating to Enforceability of Cross-Collateralization	105
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	106
Risks Associated with One Action Rules	106
State Law Limitations on Assignments of Leases and Rents May Entail Risks	106
Various Other Laws Could Affect the Exercise of Lender’s Rights	107
Risks of Anticipated Repayment Date Loans	107
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	107
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	108
Risks Related to Ground Leases and Other Leasehold Interests	109
Increases in Real Estate Taxes May Reduce Available Funds	111
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	111
Risks Related to Conflicts of Interest	111
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	111
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	114
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	115
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	116
Potential Conflicts of Interest of the Operating Advisor	119

7

Potential Conflicts of Interest of the Asset Representations Reviewer	120
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	120
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	124
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	125
Other Potential Conflicts of Interest May Affect Your Investment	126
Other Risks Relating to the Certificates	126
The Certificates Are Limited Obligations	126
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	126
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	127
EU Risk Retention and Due Diligence Requirements	129
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	130
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	133
General	133
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	134
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	136
Losses and Shortfalls May Change Your Anticipated Yield	136
Risk of Early Termination	137
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	137
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	138
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	138
You Have Limited Voting Rights	138
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	139
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	142
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	143
Risks Relating to Modifications of the Mortgage Loans	144
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	145
Risks Relating to Interest on Advances and Special Servicing Compensation	146
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	146

8

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	147
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	148
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	148
Tax Considerations Relating to Foreclosure	148
REMIC Status	149
Material Federal Tax Considerations Regarding Original Issue Discount	149
Description of the Mortgage Pool	149
General	149
Certain Calculations and Definitions	151
Definitions	151
Mortgage Pool Characteristics	165
Overview	165
Property Types	166
Retail Properties	167
Office Properties	167
Hotel Properties	168
Self Storage Properties	169
Multifamily Properties	169
Industrial Properties	169
Manufactured Housing Community Properties	170
Specialty Use Concentrations	170
Mortgage Loan Concentrations	171
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	171
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	172
Geographic Concentrations	173
Mortgaged Properties With Limited Prior Operating History	173
Tenancies-in-Common or Diversified Ownership	174
Condominium Interests	174
Fee & Leasehold Estates; Ground Leases	175
Environmental Considerations	176
Redevelopment, Renovation and Expansion	180
Assessment of Property Value and Condition	181
Litigation and Other Considerations	181
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	183
Tenant Issues	185
Tenant Concentrations	185
Lease Expirations and Terminations	186
Expirations	186
Terminations	186
Other	188
Purchase Options and Rights of First Refusal	190
Affiliated Leases	191
Insurance Considerations	191
Use Restrictions	192
Appraised Value	193
Non-Recourse Carveout Limitations	193
Escrows	194
Real Estate and Other Tax Considerations	195
Delinquency Information	196

9

Certain Terms of the Mortgage Loans	196
Amortization of Principal	196
Due Dates; Mortgage Rates; Calculations of Interest	196
ARD Loans	197
Single Purpose Entity Covenants	198
Prepayment Protections and Certain Involuntary Prepayments	198
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	200
Defeasance	201
Releases; Partial Releases	202
Mortgaged Property Accounts	203
Exceptions to Underwriting Guidelines	205
Additional Indebtedness	205
General	205
Whole Loans	206
Mezzanine Indebtedness	206
Preferred Equity	207
Other Secured Indebtedness	208
Other Unsecured Indebtedness	208
The Whole Loans	209
General	209
The Serviced Pari Passu Whole Loans	213
The 101 Hudson Street Whole Loan	213
The Harlem USA Whole Loan	218
The Non-Serviced Pari Passu Whole Loans	221
The Huntington Center Whole Loan	221
The One Penn Center Whole Loan	224
The International Square Whole Loan	230
The Briarwood Mall Whole Loan	237
The Conrad Indianapolis Whole Loan	240
The Servicing Shift Whole Loans	246
The Orchard Whole Loan	246
The Fremaux Town Center Whole Loan	250
The American Greetings HQ Whole Loan	256
Additional Information	261
Transaction Parties	261
The Sponsors and Mortgage Loan Sellers	261
Wells Fargo Bank, National Association	261
General	261
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	262
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	263
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	268
Compliance with Rule 15Ga-1 under the Exchange Act	270
Retained Interests in This Securitization	274
Morgan Stanley Mortgage Capital Holdings LLC	274
Morgan Stanley Group’s Commercial Mortgage Securitization Program	275
The Morgan Stanley Group’s Underwriting Standards	276
Repurchases and Replacements	284
Retained Interests in This Securitization	287
Bank of America, National Association	287
Bank of America’s Commercial Mortgage Loan Underwriting Standards	288
Review of Bank of America Mortgage Loans	295
Repurchases and Replacements	297

10

Retained Interests in This Securitization	302
The Depositor	302
The Issuing Entity	303
The Trustee	303
The Certificate Administrator	305
The Master Servicer	307
The Special Servicer	311
The Outside Special Servicer	314
The Operating Advisor and Asset Representations Reviewer	318
Credit Risk Retention	319
General	319
RR Interest	320
Retained Certificate Available Funds	320
Priority of Distributions	320
Allocation of Retained Certificate Realized Losses	321
Excess Interest	321
Qualifying CRE Loans	321
EU Securitization Risk Retention Requirements	322
Description of the Certificates	324
General	324
Exchangeable Certificates	327
Distributions	329
Method, Timing and Amount	329
Available Funds	330
Priority of Distributions	332
Distributions of Exchangeable Certificates and Exchangeable Combined Certificates	337
Pass-Through Rates	337
Interest Distribution Amount	338
Principal Distribution Amount	339
Certain Calculations with Respect to Individual Mortgage Loans	341
Excess Interest	343
Application Priority of Mortgage Loan Collections or Whole Loan Collections	343
Allocation of Yield Maintenance Charges and Prepayment Premiums	346
Assumed Final Distribution Date; Rated Final Distribution Date	348
Prepayment Interest Shortfalls	348
Subordination; Allocation of Realized Losses	350
Reports to Certificateholders; Certain Available Information	354
Certificate Administrator Reports	354
Information Available Electronically	360
Voting Rights	365
Delivery, Form, Transfer and Denomination	366
Book-Entry Registration	366
Definitive Certificates	369
Certificateholder Communication	370
Access to Certificateholders’ Names and Addresses	370
Requests to Communicate	370
List of Certificateholders	371
Description of the Mortgage Loan Purchase Agreements	371
General	371
Dispute Resolution Provisions	381
Asset Review Obligations	381
Pooling and Servicing Agreement	381

11

General	381
Assignment of the Mortgage Loans	382
Servicing Standard	382
Subservicing	384
Advances	385
P&I Advances	385
Servicing Advances	386
Nonrecoverable Advances	387
Recovery of Advances	388
Accounts	390
Withdrawals from the Collection Account	392
Servicing and Other Compensation and Payment of Expenses	395
General	395
Master Servicing Compensation	400
Special Servicing Compensation	403
Disclosable Special Servicer Fees	407
Certificate Administrator and Trustee Compensation	408
Operating Advisor Compensation	408
Asset Representations Reviewer Compensation	409
CREFC® Intellectual Property Royalty License Fee	410
Appraisal Reduction Amounts	410
Maintenance of Insurance	417
Modifications, Waivers and Amendments	421
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	424
Inspections	426
Collection of Operating Information	427
Special Servicing Transfer Event	427
Asset Status Report	430
Realization Upon Mortgage Loans	433
Sale of Defaulted Loans and REO Properties	435
The Directing Certificateholder	438
General	438
Major Decisions	440
Asset Status Report	443
Replacement of the Special Servicer	443
Control Termination Event and Consultation Termination Event	444
Servicing Override	446
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	447
Limitation on Liability of Directing Certificateholder	448
The Operating Advisor	448
General	448
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	449
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	450
Recommendation of the Replacement of the Special Servicer	452
Eligibility of Operating Advisor	452
Other Obligations of Operating Advisor	453
Delegation of Operating Advisor’s Duties	454
Termination of the Operating Advisor With Cause	454
Rights Upon Operating Advisor Termination Event	455
Waiver of Operating Advisor Termination Event	456

12

Termination of the Operating Advisor Without Cause	456
Resignation of the Operating Advisor	456
Operating Advisor Compensation	457
The Asset Representations Reviewer	457
Asset Review	457
Asset Review Trigger	457
Asset Review Vote	459
Review Materials	459
Asset Review	461
Eligibility of Asset Representations Reviewer	462
Other Obligations of Asset Representations Reviewer	463
Delegation of Asset Representations Reviewer’s Duties	464
Asset Representations Reviewer Termination Events	464
Rights Upon Asset Representations Reviewer Termination Event	465
Termination of the Asset Representations Reviewer Without Cause	465
Resignation of Asset Representations Reviewer	466
Asset Representations Reviewer Compensation	466
Limitation on Liability of Risk Retention Consultation Party	466
Replacement of the Special Servicer Without Cause	467
Termination of the Master Servicer or Special Servicer for Cause	470
Servicer Termination Events	470
Rights Upon Servicer Termination Event	472
Waiver of Servicer Termination Event	474
Resignation of the Master Servicer or Special Servicer	474
Limitation on Liability; Indemnification	475
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	478
Dispute Resolution Provisions	478
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	478
Repurchase Request Delivered by a Party to the PSA	479
Resolution of a Repurchase Request	479
Mediation and Arbitration Provisions	482
Servicing of the Non-Serviced Mortgage Loans	483
Servicing of the Huntington Center Mortgage Loan	483
Servicing of the One Penn Center Mortgage Loan	485
Servicing of the International Square Mortgage Loan	488
Servicing of the Briarwood Mall Mortgage Loan	491
Servicing of the Conrad Indianapolis Mortgage Loan	494
Servicing of the Servicing Shift Mortgage Loans	496
Rating Agency Confirmations	498
Evidence as to Compliance	500
Limitation on Rights of Certificateholders to Institute a Proceeding	501
Termination; Retirement of Certificates	501
Amendment	503
Resignation and Removal of the Trustee and the Certificate Administrator	506
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	507
Certain Legal Aspects of Mortgage Loans	507
General	510
Types of Mortgage Instruments	510
Leases and Rents	511
Personalty	511
Foreclosure	512
General	512

13

Foreclosure Procedures Vary from State to State	512
Judicial Foreclosure	512
Equitable and Other Limitations on Enforceability of Certain Provisions	512
Nonjudicial Foreclosure/Power of Sale	513
Public Sale	513
Rights of Redemption	514
Anti-Deficiency Legislation	515
Leasehold Considerations	515
Cooperative Shares	516
Bankruptcy Laws	516
Environmental Considerations	523
General	523
Superlien Laws	523
CERCLA	523
Certain Other Federal and State Laws	524
Additional Considerations	524
Due-on-Sale and Due-on-Encumbrance Provisions	525
Subordinate Financing	525
Default Interest and Limitations on Prepayments	525
Applicability of Usury Laws	525
Americans with Disabilities Act	526
Servicemembers Civil Relief Act	526
Anti-Money Laundering, Economic Sanctions and Bribery	527
Potential Forfeiture of Assets	527
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	528
Pending Legal Proceedings Involving Transaction Parties	529
Use of Proceeds	529
Yield and Maturity Considerations	529
Yield Considerations	529
General	529
Rate and Timing of Principal Payments	530
Losses and Shortfalls	531
Certain Relevant Factors Affecting Loan Payments and Defaults	532
Delay in Payment of Distributions	533
Yield on the Certificates with Notional Amounts	533
Weighted Average Life	533
Pre-Tax Yield to Maturity Tables	539
Material Federal Income Tax Considerations	541
General	541
Qualification as a REMIC	543
Status of Offered Certificates	545
Taxation of Regular Interests	545
General	545
Original Issue Discount	545
Acquisition Premium	548
Market Discount	548
Premium	549
Election To Treat All Interest Under the Constant Yield Method	550
Treatment of Losses	550
Yield Maintenance Charges and Prepayment Premiums	551
Sale or Exchange of Regular Interests	551
Exchangeable Certificates	552

14

Taxes That May Be Imposed on a REMIC	553
Prohibited Transactions	553
Contributions to a REMIC After the Startup Day	553
Net Income from Foreclosure Property	553
Bipartisan Budget Act of 2015	554
Taxation of Certain Foreign Investors	554
FATCA	555
Backup Withholding	556
Information Reporting	556
3.8% Medicare Tax on “Net Investment Income”	556
Reporting Requirements	556
Certain State and Local Tax Considerations	557
Method of Distribution (Underwriter)	557
Incorporation of Certain Information by Reference	561
Where You Can Find More Information	561
Financial Information	562
Certain ERISA Considerations	562
General	562
Plan Asset Regulations	563
Administrative Exemptions	563
Insurance Company General Accounts	565
Legal Investment	566
Legal Matters	567
Ratings	567
Index of Defined Terms	570

Annex A-1:Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:Mortgage Pool Information (Tables)	A-2-1
Annex A-3:Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:Form of Distribution Date Statement	B-1
Annex C:Form of Operating Advisor Annual Report	C-1
Annex D-1:Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:Class A-SB Planned Principal Balance Schedule	E-1

15

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

16

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms.”

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to Morgan Stanley Capital I Inc.;

•	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1; and

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”)

17

WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF OFFERED CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

18

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO).

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS)

19

ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON

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(AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

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SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2.

Depositor	Morgan Stanley Capital I Inc., a Delaware corporation. The principal executive offices of Morgan Stanley Capital I Inc. are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. See “Transaction Parties—The Depositor”.

Issuing Entity	Morgan Stanley Capital I Trust 2016-BNK2, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

•	Wells Fargo Bank, National Association, a national banking association

•	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company

•	Bank of America, National Association, a national banking association

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The originators of this transaction are:

•	Wells Fargo Bank, National Association, a national banking association

•	Morgan Stanley Bank, National Association, a national banking association

•	Bank of America, National Association, a national banking association

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

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Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	8	$230,418,551	31.8%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	18	211,739,099	29.2
Bank of America, National Association	Bank of America, National Association(1)	13	210,913,987	29.1
Wells Fargo Bank, National Association/Bank of America, National Association	Wells Fargo Bank, National Association/ Bank of America, National Association(2)	1	72,500,000	9.99
Total		40	$ 725,571,637	100.0%

(1)	One (1) mortgage loan identified on Annex A-1 as Briarwood Mall, representing approximately 4.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Bank of America, National Association and Barclays Bank PLC. Bank of America, National Association is acting as mortgage loan seller and originator with respect to Note A-3.

(2)	One (1) mortgage loan identified on Annex A-1 as 101 Hudson Street, representing approximately 9.99% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Bank of America, National Association and Barclays Bank PLC. Wells Fargo Bank, National Association is acting as mortgage loan seller and originator with respect to Note A-1-1, with an outstanding principal balance as of the cut-off date of $53,500,000. Bank of America, National Association is acting as mortgage loan seller and originator with respect to Note A-4, with an outstanding principal balance as of the cut-off date of $19,000,000.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North

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Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	C-III Asset Management LLC will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to a non-serviced mortgage loan or related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of C-III Asset Management LLC is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer becomes a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate

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special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

C-III Asset Management LLC was appointed to be the special servicer by C-III Investment Management LLC (“C-III IM”) (or an affiliate of C-III IM), which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington,

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Delaware 19890, Attention: MSC 2016-BNK2. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to the non-serviced mortgage loans, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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The custodian with respect to the non-serviced mortgage loans will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class

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certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be, as of any time of determination, all classes of certificates, collectively, within the grouping of control eligible certificates that relates to the controlling trust components. The “controlling trust components” are, collectively, the most subordinate pair of trust components having the same alphabetical designation with an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such trust components, in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, at least equal to 25% of the aggregate initial certificate balance of such trust components; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates and the RR Interest have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling trust components will be the most subordinate pair of trust components that have an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. As of the closing date, the controlling trust components will be the Class H-1 and Class H-2 trust components, and the controlling class as of the closing date will be, collectively, the Class H-1, Class H-2 and Class H certificates. Notwithstanding the preceding sentence, at any time that the Class E-1 and Class E-2 trust components are the controlling trust components, the majority holders of the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates (in each case, solely to the extent of their interest in such trust components) will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will

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be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, C-III IM, funds and/or accounts managed by C-III IM or an affiliate of C-III IM will purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates (and may purchase certain other classes of certificates), and that C-III IM (or an affiliate of C-III IM) will be appointed as the initial directing certificateholder.

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the rights of the controlling noteholder of the servicing shift whole loan are expected to exercisable by the directing certificateholder under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to any specially serviced loans (other than

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certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Morgan Stanley Mortgage Capital Holdings LLC is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in November 2016 (or, in the case of any mortgage loan that has its first due date after November 2016, the date that would have been its due date in November 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 22, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2016.

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Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, New York, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

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Class	Assumed Final Distribution Date
Class A-1	October 2021
Class A-2	October 2021
Class A-SB	June 2026
Class A-3	October 2026
Class A-4	October 2026
Class X-A	NAP
Class X-B	NAP
Class A-S	November 2026
Class B	November 2026
Class C	November 2026

The rated final distribution date will be the distribution date in November 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-BNK2:

•	Class A-1

•	Class A-2

•	Class A-SB

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•	Class A-3

•	Class A-4

•	Class X-A

•	Class X-B

•	Class A-S

•	Class B

•	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H, Class V and Class R. The RR Interest is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$31,400,000	4.555%	30.000%
Class A-2	$45,700,000	6.630%	30.000%
Class A-SB	$50,600,000	7.341%	30.000%
Class A-3	$160,000,000	23.212%	30.000%
Class A-4	$194,805,000	28.262%	30.000%
Class X-A	$482,505,000	NAP	NAP
Class X-B	$85,300,000	NAP	NAP
Class A-S	$52,558,000	7.625%	22.375%
Class B	$32,742,000	4.750%	17.625%
Class C	$31,879,000	4.625%	13.000%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

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Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates or trust component that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

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For purposes of calculating the pass-through rates on the offered certificates and trust components, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	Each of the master servicer and special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced pari passu companion loan and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced pari passu companion loan at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.09250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced pari passu companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a Specially Serviced Loan during the occurrence and continuance of a consultation termination event, $5,000. The special servicer will not

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be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan and any related serviced pari passu companion loan will be paid out of the servicing fees and special servicing fees, as applicable, described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00896%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to (i) 0.00339%, except with respect to the 101 Hudson Street and Harlem USA mortgage loans, (ii) 0.00477% with respect to the 101 Hudson Street mortgage loan and (iii) 0.00486% with respect to the Harlem USA mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00041%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

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Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to such non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling

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and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
Huntington Center	0.00250%	0.250%(3)
One Penn Center	0.00250%	0.250%(4)
International Square	0.00125%	0.125%
Briarwood Mall	0.00250%	0.250%(3)
Conrad Indianapolis	0.00250%	0.250%(3)

(1)	Does not reflect The Orchard mortgage loan, the Fremaux Town Center mortgage loan or the American Greetings HQ mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee (calculated on a loan-by-loan basis at a special servicing fee rate payable at a rate that may not be more than 0.25% per annum (subject to any maximum or minimum special servicing fee rates and fee offsets)).

(2)	Included as part of the Servicing Fee Rate.

(3)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable.

(4)	Such fee rate is subject to the same minimum amounts applicable to the special servicing fee rate payable to the special servicer under the pooling and servicing agreement for this transaction.

Distributions

A.  Allocation between

RR Interest and

Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the RR Interest are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by the difference between 100% and the percentage referenced

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in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order

of Distributions

on Non-Retained

Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate

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unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class V and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

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For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the RR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination,
Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan

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losses are allocated between the RR Interest and non-retained certificates and the manner in which the non-retained certificate allocations are further allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class V and Class R certificates and the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class R or Class V certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are non-offered certificates.

(3)	Other than the Class X-D, Class R and Class V certificates and the RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

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The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates or trust components with the lowest payment priorities. Shortfalls may occur as a result of:

•	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

•	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

•	the application of appraisal reductions to reduce interest advances;

•	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

•	a modification of a mortgage loan’s interest rate or principal balance; and

•	other unanticipated or default-related expenses of the issuing entity.

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In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates (other than the Class V certificates) or trust components entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates or trust component to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the RR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a

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whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

•	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

•	maintain the lien on the related mortgaged property; and/or

•	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this

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advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty (40) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in forty-three (43) commercial, multifamily or manufactured housing

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community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $725,571,637.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty (40) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
101 Hudson Street	$ 72,500,000	9.99%	$177,500,000	N/A	51.8%	51.8%	3.68x	3.68x
Harlem USA	$ 68,000,000	9.4%	$40,000,000	N/A	55.4%	55.4%	2.83x	2.83x
The Orchard	$ 40,000,000	5.5%	$61,000,000	N/A	68.2%	68.2%	1.35x	1.35x
Huntington Center	$ 40,000,000	5.5%	$100,000,000	N/A	75.0%	75.0%	1.54x	1.54x
One Penn Center	$ 33,000,000	4.5%	$35,000,000	N/A	74.7%	74.7%	1.29x	1.29x
International Square	$ 30,000,000	4.1%	$216,700,000	$ 203,300,000	32.6%	59.4%	4.31x	2.36x
Briarwood Mall	$ 30,000,000	4.1%	$135,000,000	N/A	49.1%	49.1%	3.34x	3.34x
Fremaux Town Center	$ 29,702,704	4.1%	$42,573,875	N/A	62.8%	62.8%	1.32x	1.32x
American Greetings HQ	$ 27,000,000	3.7%	$65,000,000	N/A	61.8%	61.8%	1.45x	1.45x
Conrad Indianapolis	$ 23,671,879	3.3%	$31,962,031	N/A	64.8%	64.8%	1.71x	1.71x

(1)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan.

(2)	Calculated including any related pari passu companion loans and any related subordinate companion loan.

Each of the 101 Hudson Street Whole Loan and the Harlem USA Whole Loan will be serviced pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

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Each of The Orchard Whole Loan, the Fremaux Town Center Whole Loan and the American Greetings HQ Whole loan (each, a “servicing shift whole loan” and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each, a “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer”) and the special servicer (a “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Non-Serviced Whole Loans(1)(2)

Loan Name	Transaction/Trust Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Huntington Center	MSBAM 2016-C31	5.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
One Penn Center	WFCM 2016-BNK1	4.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
International Square	BAMLL 2016-ISQR	4.1%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association
Briarwood Mall	MSBAM 2016-C30	4.1%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Conrad Indianapolis	WFCM 2016-C36	3.3%	Wells Fargo Bank, National Association	C-III Asset Management LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
Huntington Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP(3)
One Penn Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP(4)
International Square	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	BlackRock Financial Management, Inc. (5)
Briarwood Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC(6)
Conrad Indianapolis	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	C-III Investment Management LLC(7)

(1)	Information in this table is presented as of the closing date of the related securitization.

(2)	This table does not include information related to any servicing shift whole loan.

(3)	For further information regarding the “directing certificateholder” under the MSBAM 2016-C31 pooling and servicing agreement in respect of the Huntington Center Whole Loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan—Consultation and Control.”

(4)	For further information regarding the “directing certificateholder” under the WFCM 2016-BNK1 pooling and servicing agreement in respect of the One Penn Center Whole Loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The One Penn Center Whole Loan—Consultation and Control.”

(5)	For further information regarding the “directing certificateholder” under the BAMLL 2016-ISQR trust and servicing agreement in respect of the International Square Whole Loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan—Consultation and Control.”

(6)	For further information regarding the “directing certificateholder” under the MSBAM 2016-C30 pooling and servicing agreement in respect of the Briarwood Mall Whole Loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan—Consultation and Control.”

(7)	For further information regarding the “directing certificateholder” under the WFCM 2016-C36 pooling and servicing agreement in respect of the Conrad Indianapolis Whole Loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Conrad Indianapolis Whole Loan—Consultation and Control.”

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (or part of a group of more than one cross-collateralized mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

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Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$725,571,637
Number of mortgage loans	40
Number of mortgaged properties	43
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,832,739 to $72,500,000
Average Cut-off Date Balance	$18,139,291
Range of Mortgage Rates	3.1170% to 4.9000%
Weighted average Mortgage Rate	3.9334%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	59 months to 120 months
Weighted average remaining term to maturity(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	348 months
Range of remaining amortization terms(3)	295 months to 360 months
Weighted average remaining amortization term(3)	348 months
Range of Cut-off Date LTV Ratios(4)	32.6% to 78.8%
Weighted average Cut-off Date LTV Ratio(4)	60.5%
Range of LTV Ratios as of the maturity date(2)(4)	29.3% to 67.7%
Weighted average LTV Ratio as of the maturity date(2)(4)	53.1%
Range of U/W NCF DSCRs(4)(5)	1.29x to 4.31x
Weighted average U/W NCF DSCR(4)(5)	2.22x
Range of U/W NOI Debt Yields(4)	8.0% to 17.4%
Weighted average U/W NOI Debt Yield(4)	11.1%
Percentage of Initial Pool Balance consisting of:
Amortizing	40.5%
Interest-Only	36.7%
Partial Interest-Only	22.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated as of the anticipated repayment date.

(3)	Excludes eight (8) mortgage loans secured by the mortgaged properties identified on Annex A-1 as 101 Hudson Street, Harlem USA, Cole Retail Portfolio, International Square, Briarwood Mall, Calabasas Self Storage, Grants Pass Retail and Rite Aid Pittsburgh, representing approximately 36.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term or until the anticipated repayment date, as applicable.

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(4)	In the case of ten (10) mortgage loans identified on Annex A-1 as 101 Hudson Street, Harlem USA, The Orchard, Huntington Center, One Penn Center, International Square, Briarwood Mall, Fremaux Town Center, American Greetings HQ and Conrad Indianapolis, representing approximately 54.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as International Square, representing approximately 4.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 59.4% and 2.36x, respectively. In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, None of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans with Limited

Operating History	With respect to the two (2) Mortgaged Properties identified on Annex A-1 as American Greetings HQ and Rite Aid Pittsburgh, securing Mortgage Loans representing collectively approximately 4.0% of the Initial Pool Balance, such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged

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property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to one (1) mortgage loan representing approximately 9.99% of the initial pool balance, there was an exception from the mortgage loan sellers’ underwriting guidelines with respect to the funding of certain reserves in connection with the origination of the mortgage loan. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System.

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Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the credit risk retention requirements, if they were in effect, would be satisfied by Morgan Stanley Mortgage Capital Holdings LLC, as retaining sponsor, see “Credit Risk Retention”.

EU Securitization Risk

Retention
Requirements	For a discussion of the manner in which each of Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association and Bank of America, National Association will covenant and represent to each other, the issuing entity, the depositor, the certificate administrator and the trustee to retain a material net economic interest in the securitization for the purpose of the EU risk retention requirements and due diligence requirements, see “EU Securitization Risk Retention Requirements”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through:

•	the certificate administrator’s website initially located at www.ctslink.com; and

and may be available to certificateholders through:

•	the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

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Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified

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mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan and the special servicer under such trust and servicing agreement or pooling and servicing agreement determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of (i) the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 trust components and the related distribution account, beneficial ownership of which is represented by the

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exchangeable certificates and exchangeable combined certificates, (ii) the excess interest accrued on the mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates and (iii) the RR Interest in respect of excess interest, will be classified as a trust and the holders of the Certificates will be treated as the owners of the interests underlying their Certificates (a “grantor trust”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

•	Each class of offered certificates will constitute REMIC “regular interests”.

•	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

•	You will be required to report income on your offered certificates using the accrual method of accounting.

•	It is anticipated that the Class [__] and Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as

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amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties

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for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage

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loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

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•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	political factors;

•	environmental factors;

•	seismic activity risk;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant

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delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

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A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and

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the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

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Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

•	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

•	if the related borrower fails to provide a designated number of parking spaces,

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

•	if a tenant’s use is not permitted by zoning or applicable law,

•	if the tenant is unable to exercise an expansion right,

•	if the landlord defaults on its obligations under the lease,

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

•	in the case of government sponsored tenants, at any time or for lack of appropriations, or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

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Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

•	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow

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anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

In addition, because anchor tenants and shadow anchors are often large national retailers, any bankruptcy, store closings or other economic decline impacting any such anchor or shadow anchor may affect multiple mortgaged properties in a pool of mortgage loans, and such impacts can be compounded by co-tenancy clauses and /or operating covenants related to such anchor or shadow anchor.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that

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the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

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•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age or income of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent

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stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No

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environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room

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and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

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Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

•	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site-built single family homes;

•	the physical attributes of the community, including its age and appearance;

•	the location of the manufactured housing property;

•	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

•	the type of services or amenities it provides;

•	any age restrictions;

•	the property’s reputation; and

•	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased

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homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

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Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance

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and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

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•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are Retail, Office, Hospitality, Self Storage and Multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in

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governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Ohio, New Jersey, Louisiana, and Michigan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

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We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we

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cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

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Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

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In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

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Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of

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injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result,

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the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;

•	the title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

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Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

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Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place

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(and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and

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Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have

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resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by

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any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent

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when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” or “as-renovated” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any such “as-stabilized” value or “as-renovated” value may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and “as-stabilized” or “as-renovated” value, we cannot assure you that those assumptions are or will be accurate or that any such “as-stabilized” or “as-renovated” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—”Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

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Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees

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generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the

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funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not

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be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such

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borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged

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property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

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For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

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Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service (and in some cases, mezzanine debt service), the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan (or in some cases, provided no event of default under the related mortgage loan is continuing, may be applied pro rata to payment of principal of the related mortgage loan and a related mezzanine loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. With respect to any anticipated repayment date mortgage loan included in the mortgage pool, the payment of excess interest on such mortgage loan (and on any related mezzanine loan) will be payable on a current basis, and prior to the application of excess cash flow to principal. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

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Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

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•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

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Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained

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by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Morgan Stanley Mortgage Capital Holdings

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LLC, one of the sponsors and the initial risk retention consultation party, and of Morgan Stanley & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loan, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loan or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real

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estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association and Bank of America, National Association, each an originator, are each expected to hold a portion of the RR Interest as described in “Credit Risk Retention”, and Morgan Stanley Mortgage Capital Holdings LLC is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the RR Interest by whom the risk retention consultation party was appointed (any such loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association or Bank of America, National Association (in each case as holders of the RR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association or Bank of America, National Association (in each case as holders of the RR

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Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of The Orchard Whole Loan, the Fremaux Town Center Whole Loan and the American Greetings HQ Whole Loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, in each case until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the master servicer and the special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans”.

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Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the RR Interest and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity

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makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Each of the Underwriter Entities is an affiliate of one or more other parties involved in this transaction, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that Bank of America, National Association (except with respect to the International Square mortgage loan and the Briarwood Mall mortgage loan) and Morgan Stanley Mortgage Capital Holdings LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Bank of America, National Association, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Bank of America, National Association from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Bank of America, National Association will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Morgan Stanley Mortgage Capital Holdings LLC, a sponsor and a mortgage loan seller, or Wells Fargo Bank, National Association and certain affiliates of Morgan Stanley Mortgage Capital Holdings LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Morgan Stanley Mortgage Capital Holdings LLC and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Morgan Stanley Mortgage Capital Holdings LLC will transfer to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard

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without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or affiliate holds certificates or companion loan securities, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower

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party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the MSC 2016-BNK2 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that C-III IM or another affiliate of the special servicer will be the initial directing certificateholder. C-III IM is an affiliate of C-III Asset Management LLC, the expected special servicer for this transaction. It is expected that on the closing date, C-III IM, funds and/or accounts managed by C-III IM or an affiliate of C-III IM will purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates (and may purchase certain other classes of certificates). C-III Asset Management LLC or an affiliate thereof assisted C-

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III IM and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Each of the Underwriter Entities is an affiliate of one or more other parties involved in this transaction, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

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Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that C-III IM (or another affiliate of C-III Asset Management LLC) will be appointed as the initial directing certificateholder. The special servicer may, at the direction

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of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans), (ii) the controlling noteholder of The Orchard Whole Loan, the Fremaux Town Center Whole Loan or the American Greetings HQ Whole Loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Trust and Servicing Agreement or Pooling and Servicing Agreement	Controlling Noteholder	Initial Directing Certificateholder
Huntington Center	MSBAM 2016-C31	MSBAM 2016-C31	RREF III Debt AIV, LP(2)
One Penn Center	WFCM 2016-BNK1	WFCM 2016-BNK1	RREF III Debt AIV, LP(3)
International Square	BAMLL 2016-ISQR	BAMLL 2016-ISQR	BlackRock Financial Management, Inc.(4)
Briarwood Mall	MSBAM 2016-C30	MSBAM 2016-C30	LNR Securities Holdings, LLC(5)
Conrad Indianapolis	WFCM 2016-C36	WFCM 2016-C36	C-III Investment Management LLC(6)

(1)	Does not include The Orchard Whole Loan, the Fremaux Town Center Whole Loan or the American Greetings HQ Whole Loan, for each of which servicing will be transferred on the related servicing shift securitization date. The initial controlling noteholder of The Orchard Whole Loan will be Morgan Stanley Bank, N.A. or an affiliate, the initial controlling noteholder of the Fremaux Town Center Whole Loan will be Wells Fargo Bank, National Association or an affiliate, and the initial controlling noteholder of the American Greetings HQ Whole Loan will be Bank of America, National Association or an affiliate, in each case as holder of the related controlling companion loan. With respect to each such whole loan, after the related servicing shift securitization date, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The initial directing certificateholder after such servicing shift securitization date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	For further information regarding the “directing certificateholder” under the MSBAM 2016-C31 pooling and servicing agreement in respect of the Huntington Center whole loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan—Consultation and Control.”

(3)	For further information regarding the “directing certificateholder” under the WFCM 2016-BNK1 pooling and servicing agreement in respect of the One Penn Center whole loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The One Penn Center Whole Loan—Consultation and Control.”

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(4)	For further information regarding the “directing certificateholder” under the BAMLL 2016-ISQR trust and servicing agreement in respect of the International Square whole loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan—Consultation and Control.”

(5)	For further information regarding the “directing certificateholder” under the MSBAM 2016-C30 pooling and servicing agreement in respect of the Briarwood Mall whole loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan—Consultation and Control.”

(6)	For further information regarding the “directing certificateholder” under the WFCM 2016-C36 pooling and servicing agreement in respect of the Conrad Indianapolis whole loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Conrad Indianapolis Whole Loan—Consultation and Control.”

The controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the applicable special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described

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herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder (for so long as a control termination event does not exist and other than in respect of any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or otherwise seek to exert its influence over the special servicer in

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the event any such mortgage loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

It is expected that on the closing date C-III IM (an affiliate of the special servicer), funds and/or accounts managed by C-III IM or an affiliate of C-III IM will purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H (and may purchase certain other classes of certificates), and that C-III IM (or an affiliate of C-III IM) will be appointed as the initial directing certificateholder.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the master servicer and the special servicer. In addition, the directing certificateholder will generally

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have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan—Consultation and Control”, “—The One Penn Center Whole Loan—Consultation and Control”, “—The International Square Whole Loan—Consultation and Control” ; “—The Briarwood Mall Whole Loan—Consultation and Control”, “—The Conrad Indianapolis Whole Loan—Consultation and Control”, “—The Servicing Shift Whole Loans—”The Orchard Whole Loan—Consultation and Control”, “The Fremaux Town Center Whole Loan—Consultation and Control” and “—The American Greetings HQ Whole Loan—Consultation and Control”.

It is expected that C-III IM or another affiliate of the special servicer will be the initial directing certificateholder. C-III IM is an affiliate of C-III Asset Management LLC, the expected special servicer for this transaction. It is expected that on the closing date, C-III IM, funds and/or accounts managed by C-III IM or an affiliate of C-III IM will purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates (and may purchase certain other classes of certificates). C-III Asset Management LLC or an affiliate thereof assisted C-III IM and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

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Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

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The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges

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to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

•	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule“). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

•	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after

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December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator.

Each investor subject to the EU Risk Retention and Due Diligence Requirements should consult with its own legal, accounting, regulatory and other advisors and/or its regulator to determine whether, and to what extent, the information set out in this prospectus and in any investor report provided in relation to the transaction is sufficient for the purpose of satisfying the EU Risk Retention and Due Diligence Requirements. Investors are required to independently assess and determine the sufficiency of such information.

None of the originators, the issuing entity, the depositor, the trustee, the certificate administrator, the underwriters, their respective affiliates or any other person makes any representation, warranty or guarantee that any such information is sufficient for such purposes or any other purpose or that the structure of the offered certificates and the transactions described herein are compliant with the EU Risk Retention and Due Diligence Requirements or any other applicable legal regulatory or other requirements and no such person will have any liability to any prospective investor or any other person with respect to any deficiency in such information or any failure of the transactions contemplated hereby to comply with or otherwise satisfy such requirements.

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If a regulator determines that the transaction does not comply or, as a result of a breach by an entity that has covenanted to retain a net economic interest of such covenant, is no longer in compliance with, the EU Risk Retention and Due Diligence Requirements, an investor subject to the EU Risk Retention and Due Diligence Requirements may be subject to regulatory penalties and, in the case that such investor is subject to regulatory capital requirements, a punitive capital charge may apply in respect of the offered certificates held by it. Such a determination could have a negative impact on the price and liquidity of the offered certificates in the secondary market.

On 30 September 2015, the European Commission published a proposal to amend the CRR (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, among other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

There can therefore be no assurances as to whether the transactions described herein will be affected by a change in law or regulation relating to the EU Risk Retention and Due Diligence Requirements (including the Securitization Regulation), including as a result of any changes recommended in future reports or reviews. Investors should therefore make themselves aware of the EU Risk Retention and Due Diligence Requirements, the proposed Securitization Regulation (and any corresponding implementing rules of their regulator), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the offered certificates.

With respect to the commitment of each of Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association, and Bank of America, National Association and to retain a material net economic interest in the securitization for the purpose of the EU Risk Retention and Due Diligence Requirements, please see the statements set out in “EU Securitization Risk Retention Requirements” below.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

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•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been

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lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

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Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

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In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those

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mortgage loans may default at maturity or anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S and Class B certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of

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mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average

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lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class H-2 trust component, then the Class H-1 trust component, then the Class G-2 trust component, then the Class G-1 trust component, then the Class F-2 trust component, then the Class F-1 trust component, then the Class E-2 trust component, then the Class E-1 trust component, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. Any losses on the mortgage loans that are allocable to a trust component will be correspondingly borne by the classes of exchangeable certificates and exchangeable combined certificates related to that trust component, pro rata, based on their respective allocable share of such losses. See “Description of the Certificates—Exchangeable Certificates” for a description of the classes of exchangeable certificates and exchangeable combined certificates and their related trust components. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S or Class B certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

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Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

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In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V certificates and the RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the aggregate certificate balance of the Class E-1 and Class E-2 trust components, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of the initial aggregate certificate balance thereof) occurs and is continuing (other than with respect to servicing shift mortgage loans, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the aggregate certificate balance of the Class E-1 and Class E-2 trust components (as reduced by the application of realized losses) is less than 25% of the initial aggregate certificate balance thereof) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights. The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

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Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions that are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement, trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement (as applicable) may direct or advise, as applicable, the applicable special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan, the risk retention consultation party and the directing certificateholder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)      does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed

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under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)     may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)      will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. There will be no operating advisor under the BAMLL 2016-ISQR trust and servicing agreement with respect to the International Square whole loan. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans or any servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances and considering the classes of exchangeable certificates and exchangeable combined certificates that represent beneficial ownership of a trust component as a single “class” for such purpose (solely to the extent of each such class’s percentage interest in such trust component)) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) and considering each class of the (i) Class E-1 and Class E-2 certificates together with the Class E certificates’, the Class EF certificates’ and the Class EFG certificates’ applicable percentage interest of the related Class E-1 and Class E-2 trust components as collectively a single “class” for such purpose of the certificates, (ii) Class F-1 and Class F-2 certificates together with the Class F certificates’, the Class EF certificates’ and the Class EFG certificates’ applicable percentage interest of the related Class F-1 and Class F-2 trust components as collectively a single “class” for such purpose of the certificates, (iii) Class G-1 and Class G-2 certificates together with the Class G certificates’ and Class EFG certificates’ applicable percentage interest of the related Class G-1 and Class G-2 trust components as collectively a single “class” for such purpose of the certificates, and (iv) Class H-1 and Class H-2 certificates together with the Class H certificates’ applicable percentage interest of the related Class H-1 and Class H-2 trust components as collectively a single “class” for such purpose of the certificates)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other pooling and servicing agreement or trust and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a pooling and servicing agreement or a trust and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such pooling and servicing agreement or trust and servicing agreement, as applicable. See “Description of

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the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling

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note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal

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payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Morgan Stanley Mortgage Capital Holdings LLC in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, any related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced pooling and servicing agreement or trust and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing

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agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as

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applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that

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the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder, as

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a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty (40) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $725,571,637 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in November 2016 (or, in the case of any Mortgage Loan that has its first due date after November 2016, the date that would have been its due date in November 2016 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Ten (10) of the Mortgage Loans, representing approximately 54.3% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this

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prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loan are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Sponsor	Originator	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	8	8	$ 230,418,551	31.8%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	18	19	211,739,099	29.2
Bank of America, National Association	Bank of America, National Association(1)	13	15	210,913,987	29.1
Wells Fargo Bank, National Association/Bank of America, National Association	Wells Fargo Bank, National Association/ Bank of America, National Association(2)	1	1	72,500,000	9.99
Total		40	43	$725,571,637	100.0%

(1)	One (1) mortgage loan identified on Annex A-1 as Briarwood Mall, representing approximately 4.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Bank of America, National Association and Barclays Bank PLC. Bank of America, National Association is acting as mortgage loan seller and originator with respect to Note A-3.

(2)	One (1) mortgage loan identified on Annex A-1 as 101 Hudson Street, representing approximately 9.99% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Bank of America, National Association and Barclays Bank PLC. Wells Fargo Bank, National Association is acting as mortgage loan seller and originator with respect to Note A-1-1, with an outstanding principal balance as of the cut-off date of $53,500,000. Bank of America, National Association is acting as mortgage loan seller and originator with respect to Note A-4, with an outstanding principal balance as of the cut-off date of $19,000,000.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”)

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creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 22, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.7% of the Initial Pool Balance, all information presented in this prospectus is calculated without regard to the $15,000,000 American Greetings HQ State of Ohio Loan. With respect to such Mortgage Loan, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related American Greetings HQ State of Ohio Loan are 71.9% and 1.11x, respectively. See also “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness”.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

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“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

•	in the case of a Mortgage Loan that provides for interest-only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

•	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state an “as-stabilized” or “as-renovated” value as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to Mortgage Loans secured by portfolios of Mortgaged Properties, the Appraised Value may represent the “as-is”, “as-stabilized” or “as-renovated” value for the related portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “as-stabilized” or “as-renovated” appraised values of the related individual Mortgaged Properties. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten

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Net Cash Flow expressed as (a) ”Effective Gross Income” minus (b) ”Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

•	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

•	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

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“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as is” Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan.

In the event that a Mortgage Loan comprises a portion of a cross-collateralized group of Mortgage Loans, the related LTV Ratio is the fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of all the Mortgage Loans in the cross-collateralized group and the denominator of which is the aggregate of the Appraised Values of all the Mortgaged Properties related to the cross-collateralized group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this

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prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, such LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date. Unless clearly indicated otherwise, the Cut-off Date Loan-to-Value Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio” “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

Unless clearly indicated otherwise, the Underwritten Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Debt Service Coverage Ratio than is shown on Annex A-1.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged

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Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). In the case of a Mortgage Loan with one or more related Subordinate Companion Loans, Loan-to-Value Ratios at Maturity or ARD were calculated without regard to any related Subordinate Companion Loan. Unless clearly indicated otherwise, the LTV Ratio at Maturity or ARD for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any

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limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

•	non-cash items such as depreciation and amortization,

•	capital expenditures, and

•	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

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“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

•	“D(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

•	“L(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

•	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

•	“D or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

•	“D or GRTR of @% or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

•	“GRTR of @% or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the

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greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. Unless clearly indicated otherwise, the Underwritten Net Cash Flow Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the

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market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties

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were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in

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fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached hereto, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Initial Pool Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures,

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including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. Unless clearly indicated otherwise and as set forth below, the Underwritten Net Operating Income Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Annual Debt Service of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the cut-off date. Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

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“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

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Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$725,571,637
Number of Mortgage Loans	40
Number of Mortgaged Properties	43
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,832,739 to $72,500,000
Average Cut-off Date Balance	$18,139,291
Range of Mortgage Rates	3.1170% to 4.9000%
Weighted average Mortgage Rate	3.9334%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	59 months to 120 months
Weighted average remaining term to maturity(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	348 months
Range of remaining amortization terms(3)	295 months to 360 months
Weighted average remaining amortization term(3)	348 months
Range of Cut-off Date LTV Ratios(4)	32.6% to 78.8%
Weighted average Cut-off Date LTV Ratio(4)	60.5%
Range of LTV Ratios as of the maturity date(2)(4)	29.3% to 67.7%
Weighted average LTV Ratio as of the maturity date(2)(4)	53.1%
Range of U/W NCF DSCRs(4)(5)	1.29x to 4.31x
Weighted average U/W NCF DSCR(4)(5)	2.22x
Range of U/W NOI Debt Yields(4)	8.0% to 17.4%
Weighted average U/W NOI Debt Yield(4)	11.1%
Percentage of Initial Pool Balance consisting of:
Amortizing	40.5%
Interest-Only	36.7%
Partial Interest-Only	22.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated as of the anticipated repayment date.

(3)	Excludes eight (8) Mortgage Loans identified on Annex A-1 as 101 Hudson Street, Harlem USA, Cole Retail Portfolio, International Square, Briarwood Mall, Calabasas Self Storage, Grants Pass Retail and Rite Aid Pittsburgh, representing approximately 36.7% of the Initial Pool Balance, that are interest only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	In the case of ten (10) Mortgage Loans identified on Annex A-1 as 101 Hudson Street, Harlem USA, The Orchard, Huntington Center, One Penn Center, International Square, Briarwood Mall, Fremaux Town Center, American Greetings HQ and Conrad Indianapolis, representing approximately 54.3% of the Initial Pool Balance, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan to value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as International Square, representing approximately 4.1% of the Initial Pool Balance, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 59.4% and 2.36x, respectively. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

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(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	16	$ 296,656,183	40.9%
Anchored	6	180,102,704	24.8
Power Center	3	46,500,000	6.4
Super Regional Mall	1	30,000,000	4.1
Shadow Anchored	2	23,900,000	3.3
Unanchored	3	14,123,480	1.9
Single Tenant	1	2,030,000	0.3
Office	5	202,500,000	27.9
CBD	4	175,500,000	24.2
Suburban	1	27,000,000	3.7
Hospitality	5	105,924,409	14.6
Full Service	2	69,171,879	9.5
Limited Service	3	36,752,530	5.1
Self Storage	8	41,880,289	5.8
Self Storage	8	41,880,289	5.8
Multifamily	4	37,326,382	5.1
Garden	2	24,658,987	3.4
Student Housing	1	9,487,395	1.3
Mid Rise	1	3,180,000	0.4
Industrial	3	22,290,415	3.1
Warehouse	1	13,266,432	1.8
Flex	2	9,023,983	1.2
Manufactured Housing	2	18,993,958	2.6
Manufactured Housing	2	18,993,958	2.6
Total	43	$ 725,571,637	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

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Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as The Orchard on Annex A-1, representing approximately 5.5% of the Initial Pool Balance, the fifth largest tenant, representing approximately 6.7% of net rentable area and 4.7% of underwritten annual rent is Goodwill, a non-profit organization.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Briarwood Mall representing approximately 4.1% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents, provided the borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from the existing guarantor or a guarantor reasonably acceptable to the lender.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Fremaux Town Center on Annex A-1, representing approximately 4.1% of the Initial Pool Balance, the Mortgaged Property is situated in an area that sustained significant damage from Hurricane Katrina in 2005. The loan documents require the borrower to maintain flood insurance in the maximum limit available under the National Flood Insurance Program (NFIP) together with such other coverage the lender may reasonably request for such hazards as are commonly insured against for similar properties in the area. In-place coverage includes NFIP coverage, together with excess flood insurance aggregating $250 million that is provided by a blanket policy. See “Risk Factors—Risks Related to the Mortgage Loan—Insurance May Not Be Available or Adequate”.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, we note the following:

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Huntington Center on Annex A-1, representing approximately 5.5% of the Initial Pool Balance, the appraisal concluded to a market rent of $15.00 per square foot for the related Mortgaged Property. However, with respect to the largest tenant, The Huntington National Bank (“Huntington Bank”), which leases 199,240 square feet (representing approximately 22.0% of the net rentable area and 31.7% of underwritten annual base rent), current annual base rent is approximately $19.89 per square foot, and underwritten annual base rent (which includes straight-lined rent) is approximately $20.01 per square foot; accordingly

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such tenant’s actual and underwritten annual base rent are both above market. Huntington Bank (which owns an approximately 18.4% interest in the related borrower), also owns an office property that is adjacent to the Mortgaged Property, in which it occupies 43,000 square feet, and owns an office property located around the corner from the Mortgaged Property, in which it occupies 40,000 square feet. In 2010, in conjunction with a lease extension to its current term ending February 28, 2030, Huntington Bank also reduced the space then leased by it by approximately 106,000 square feet, which reduction was effected during 2012 through 2015. On January 26, 2016, the parent company of Huntington Bank announced its entry into a definitive merger agreement with First Merit Corporation. According to Huntington Bank’s website, FirstMerit Bank is now part of Huntington Bank but will continue to operate independently until systems integration occurs. Pursuant to its lease, Huntington Bank has the right to terminate its lease effective March 1, 2024 if it enters into a merger or acquisition which leads to a closure and termination of its Columbus, Ohio headquarters office operation. Prior to the origination of the Huntington Center Mortgage Loan, Huntington Bank provided a letter addressed to the related loan seller, and its successors and assigns, and to Huntington Center Associates (the original landlord under the lease and the 100% owner of the related borrower), and its successors and assigns, stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease.

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Huntington Center on Annex A-1, as to which the Mortgaged Property includes a five story parking garage which is part of an adjacent building, approximately 11.9% of historical effective gross income is comprised of parking income, of which approximately 74.0% is contractual parking income.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marriott Albany, representing approximately 6.3% of the Initial Pool Balance, approximately 34.5% of the underwritten revenues with respect to the Mortgaged Property are food and beverage revenues.

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Conrad Indianapolis, representing approximately 3.3% of the Initial Pool Balance, approximately 26.9% of the underwritten revenues with respect to the Mortgaged Property are food and beverage revenues.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Holiday Inn Express Savannah – Historic District on Annex A-1, representing approximately 2.5% of the Initial Pool Balance, the loan documents provide for an upfront PIP reserve (cash or LOC-funded) equal to $2,500,000 in connection with a 2016 PIP which is estimated at $2,109,908. In addition, the borrower is required to deposit 125% of any estimated costs for additional PIP Work identified by the franchisor. The final completion of PIP Work is estimated to be the latter part of 2017.

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The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Marriott Albany	$ 45,500,000	6.3%	1/27/2026	11/1/2026
Conrad Indianapolis	$ 23,671,879	3.3%	4/30/2031	10/11/2026
Holiday Inn Express Savannah - Historic District	$ 17,952,530	2.5%	12/20/2027	9/11/2026
Hampton Inn & Suites Toledo Westgate	$ 13,300,000	1.8%	1/31/2035	10/11/2026
Holiday Inn Express - Monroe, MI	$ 5,500,000	0.8%	4/20/2035	11/1/2026

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus as well as “—Specialty Use Concentrations”.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, we note the following:

•	With respect to the Mortgaged Property identified on Annex A-1 as Gilbert Road Self Storage securing a Mortgage Loan, representing approximately 0.5% of the Initial Pool Balance, the related Mortgaged Property includes 46 recreational vehicle parking spaces in addition to the self-storage units.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sun Ridge Townhomes, representing approximately 1.3% of the Initial Pool Balance, such Mortgaged Property is approximately 85% occupied by student tenants.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

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Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

•	With respect to the two (2) Mortgaged Properties identified on Annex A-1 as Emerald Desert RV Resort and Escondido RV Resort, securing Mortgage Loans collectively representing approximately 2.6% of the Initial Pool Balance, each is either a recreational vehicle resort or a significant portion of the property is intended to accommodate for short-term occupancy by recreational vehicles.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”, “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	8	20.2%
Gym, fitness center or a health club and/or entertainment/recreational use(2)	5	18.2%
Bank(3)	1	9.99%
Movie Theater(4)	1	9.4%
Medical(5)	2	1.5%
Church(6)	1	0.3%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Harlem USA, Cole Retail Portfolio - Lawton Marketplace, Arboretum at Weston, West Covina Parkway Plaza, Colonnade at West Lake Houston, South Pointe Plaza – NV, Peoria Marketplace and Shoppes of Marysville.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Harlem USA, Fremaux Town Center, Arboretum at Weston, Grants Pass Retail and Colonnade at West Lake Houston.

(3)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street.

(4)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Harlem USA.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Colonnade at West Lake Houston and Peoria Marketplace.

(6)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Wall Street Industrial Center.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
101 Hudson Street	$72,500,000	9.99%	$186	3.68x	51.8%	Office
Harlem USA	$68,000,000	9.4%	$439	2.83x	55.4%	Retail
Cole Retail Portfolio	$46,500,000	6.4%	$85	2.99x	56.8%	Retail
Marriott Albany	$45,500,000	6.3%	$126,741	2.11x	70.0%	Hospitality
The Orchard	$40,000,000	5.5%	$360	1.35x	68.2%	Retail
Huntington Center	$40,000,000	5.5%	$154	1.54x	75.0%	Office
One Penn Center	$33,000,000	4.5%	$99	1.29x	74.7%	Office
International Square	$30,000,000	4.1%	$213	4.31x	32.6%	Office
Briarwood Mall	$30,000,000	4.1%	$446	3.34x	49.1%	Retail
Fremaux Town Center	$29,702,704	4.1%	$182	1.32x	62.8%	Retail
American Greetings HQ	$27,000,000	3.7%	$140	1.45x	61.8%	Office
Conrad Indianapolis	$23,671,879	3.3%	$225,239	1.71x	64.8%	Hospitality
Arboretum at Weston	$21,375,000	2.9%	$243	1.48x	74.5%	Retail
West Covina Parkway Plaza	$20,100,000	2.8%	$230	1.33x	54.2%	Retail
Sunset Terrace Apartments	$18,200,000	2.5%	$151,667	1.38x	60.5%	Multifamily
Top 3 Total/Weighted Average	$187,000,000	25.8%		3.20x	54.3%
Top 5 Total/Weighted Average	$272,500,000	37.6%		2.75x	59.0%
Top 15 Total/Weighted Average	$545,549,583	75.2%		2.35x	60.2%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

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Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below, collectively representing approximately 6.7% of the Initial Pool Balance, are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Cole Retail Portfolio	Multiproperty	$ 46,500,000	6.4%
San Pedro and Vance Jackson Self Storage	Multiproperty	$ 2,259,610	0.3%
Total		$ 48,759,610	6.7%

(1)	Total may not equal the sum of such amounts listed due to rounding.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 5.6% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 2.6% of the Initial Pool Balance.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)

Mortgage Loan Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Sunset Terrace Apartments	1	$18,200,000	2.5%
South Towers Apartments	1	3,180,000	0.4
Total for Group 1:	2	$21,380,000	2.9%
Group 2:
Emerald Desert RV Resort	1	$12,441,675	1.7%
Escondido RV Resort	1	6,552,283	0.9
Total for Group 2:	2	$18,993,958	2.6%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

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Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	13	$ 172,173,464	23.7%
New York	2	$ 113,500,000	15.6%
Ohio	4	$ 83,300,000	11.5%
New Jersey	1	$ 72,500,000	10.0%
Louisiana	2	$ 41,966,440	5.8%
Michigan	3	$ 41,958,987	5.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout nine (9) other states and the District of Columbia, with no more than 4.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

•	Fourteen (14) Mortgaged Properties, representing approximately 24.6% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17%.

•	Three (3) Mortgaged Properties identified on Annex A-1 as Cole Retail Portfolio – Houma Crossing, Fremaux Town Center and Holiday Inn Express Savannah - Historic District, securing Mortgage Loans representing approximately 8.3% of the Initial Pool Balance by allocated loan amount, are within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, which are more susceptible to hurricanes. See representation and warranty no. 18 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties With Limited Prior Operating History

Two (2) of the Mortgage Loans collectively representing approximately 4.0% of the Initial Pool Balance, are secured by Mortgaged Properties that (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date

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and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Three (3) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as West Covina Parkway Plaza, Valley Springs Self Storage and Right Move Aldine Westfield Self Storage, representing approximately 2.8%, 0.5% and 0.3%, respectively, of the Initial Pool Balance, each has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

One (1) Mortgaged Property identified on Annex A-1 as Conrad Indianapolis securing a Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, is secured in whole or in part by the borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loan (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Conrad Indianapolis, representing approximately 3.3% of the Initial Pool Balance, the borrower has condominium interests in separate condominium regimes, as follows: (i) the lower 17 floors of a 23 story building, comprising 75.2776% of the related hotel building condominium regime (residential units on the upper floors comprise remaining condominium interests) (“Circle Block Regime”); and (ii) restaurant and conference room space on floors 1 and 2 for the use of the hotel of the adjacent 26 Washington Building, comprising 16.88% of the related office building condominium regime (office space on the upper floors comprise remaining condominium interests) (“26 Washington Regime”). With respect to the Circle Block Regime, the borrower (as owner of the hotel unit) has the power to appoint two of the three directors to the association board. Each of the hotel unit and residential units are principally responsible for maintenance of their respective units. With respect to the 26 Washington Regime, the borrower (as owner of the hotel unit) has the power to appoint one of the three directors to the association board. Each of the hotel and non-hotel units is principally responsible for maintenance of its respective unit. Further, certain material actions of the board require consent of a supramajority (90%) of the board, including any action that would increase allocated costs or liabilities other than in proportion to the percentage of ownership; the imposition of rules, regulations, limitations that would impose limitation on the hotel unit other than as contemplated by the association documents or entering into a contract in excess of $25,000, and the unanimous consent of the board is required for any amendment of the condominium declaration. The loan documents provide for personal liability to the borrower and non-recourse carveout guarantors for losses related to amendment or termination of the condominium regime without the lender’s consent.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee	38	$ 547,019,107	74.4%
Leasehold	3	112,952,530	15.6
Fee / Leasehold	2	65,600,000	9.0
Total	43	$ 725,571,637	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

As among the 15 largest Mortgage Loans, the Harlem USA Mortgage Loan and the American Greetings HQ Mortgage Loan, representing approximately 9.4% and 3.7%, respectively, of the Initial Pool Balance, the related Mortgaged Property consists in its entirety of a ground leasehold interest, and, in addition, a portion of the related Mortgaged Property for each of the Marriott Albany Mortgage Loan and the West Covina Parkway Plaza Mortgage Loan consists of a ground leasehold interest. With respect to the Harlem USA Mortgage Loan and the American Greetings HQ Mortgage Loan, the ground lessor of each Mortgaged Property related to such Mortgage Loans has the right to mortgage its fee interest; however, any such mortgage is required to be subordinate to the ground lease.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

The Mortgage Loan identified on Annex A-1 as American Greetings HQ, representing approximately 3.7% of the Initial Pool Balance, is secured by a leasehold mortgage encumbering the air rights leasehold interests and sub-leasehold interests in the office portion of two buildings (the American Greetings building (596,673 SF) and the Tech West building (59,296 SF) containing a total of 655,969 SF). The ground lease between American Greetings Corporation as ground lessor (which is also the sole tenant at such Mortgaged Property) and the American Greetings HQ borrower as ground lessee has a flat lease rate of $202,701 per year with no rental increases during the term of the American Greetings HQ Whole Loan, and expires in June 2089. In addition, there are related leases and subleases with the Cleveland-Cuyahoga County Port Authority which were executed in order to accommodate the tax abatements related to the American Greetings HQ Property. See Annex A-3 for more information on the American Greetings HQ leases. See also “—Real Estate and Other Tax Considerations” below.

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With respect to the Mortgage Loan identified on Annex A-1 to this prospectus as West Covina Parkway Plaza, representing approximately 2.8% of the Initial Pool Balance, the Mortgaged Property is part fee/part leasehold. The related ground lease, which expires on April 26, 2055, is comprised of an 89-foot strip of parking area, and small corners (482 square feet total) of two one-story buildings. The Mortgaged Property is comprised of five buildings totaling 87,379 square feet. The ground lessor is Los Angeles County Flood Control District, and the underlying fee is a buffer area to the Walnut Creek flood control channel that runs adjacent to the mortgaged property. Los Angeles County Flood Control District was willing to provide a limited ground lessor estoppel only. The ground lease expressly prohibits subleasing without the ground lessor’s approval, and the leasehold area includes corner portions of structures which have been leased without the ground lessor’s prior consent; however, (A) the incursion of the structures into the leasehold area is minimal, (B) the ground lessor has indicated no known ground lease defaults in its estoppel, (C) the property has been operated since its construction in 1990 in its current configuration, and (D) the loan documents provide for personal liability to the borrower and non-recourse carveout guarantors for losses related to such condition’s creating a ground lease default. Neither the ground lease nor estoppel provide that available casualty or condemnation proceeds will first be applied to the debt. While the lender has the right to enter into a new ground lease with the ground lessor in the event the ground lease is terminated, no express right exists to enter into a new lease with the ground lessor in the event of a rejection of the ground lease in bankruptcy. The loan documents provide for a ground rent reserve, and, in addition to the losses carve-out detailed above, provide that the loan is springing recourse to the borrower and non-recourse carveout guarantors if the ground lease is terminated without the lender’s consent.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express Savannah – Historic District, representing approximately 2.5% of the Initial Pool Balance, the Mortgaged Property is a leasehold. The related ground lease’s latest expiration is May 31, 2100. The ground lessor is required to give the lender notice of ground lessee default, but failure to provide such notice does not preclude ground lessor from pursuing remedies; provided, however, that the ground lease cannot be terminated without the ground lessor’s giving written notice to the lender and reasonable time to obtain possession or foreclose. If the ground lease is terminated without the lender’s having received notice of such termination, the ground lease affords the lender a “new lease” option provided lender cures the underlying default. There is no notice and cure period under the ground lease for payment defaults. The loan documents require the borrower to provide ongoing proof of ground rent payment to lender. The ground lease provides that, in the event of total casualty, the ground lessee has the right to rebuild without rent abatement or it may terminate the lease. If it terminates, the ground lessee has the obligation to scrape debris before the remaining proceeds may be applied to pay existing mortgage debt. In the event of a total condemnation, the ground lessor is first entitled to an amount equal to outstanding rent, and then to an amount equal to the value of its fee interest, before leasehold mortgagees are paid from available condemnation proceeds. The lender has a right to a new lease only if the lender did not receive prior notice of any related termination, and the lender cures the underlying default.

Environmental Considerations

Except with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as South Pointe Plaza – NV, Peoria Marketplace, Bear Valley West Self Storage, Shoppes of Marysville and San Pedro and Vance Jackson Self Storage, representing approximately 2.3% of the Initial Pool Balance, for which environmental insurance was obtained in lieu of an environmental report, an environmental report was

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prepared for each Mortgaged Property securing a Mortgage Loan no more than six months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street securing a Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, the Phase I ESA obtained at loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I ESA recommended a Phase II subsurface assessment. The lender waived a Phase II based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. The lender is also an additional insured under a Commercial Pollution Legal Liability Policy issued by Commerce and Industry Insurance Company (also a member of American International Group, Inc.) with limits of $20 million per occurrence and $40 million in the aggregate, with a term expiring November 15, 2018 and having a deductible of up to $100,000 per occurrence. The policy is a blanket policy covering multiple locations, including the identified UST’s at the Mortgaged Property. The premium has been pre-paid through November 15, 2017. American International Group Inc. has an S&P rating of “A-”.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as The Orchard securing a Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, the Phase I ESA identified the following recognized environmental conditions: (i) a former dry cleaner, (ii) the Firestone tenant hydraulic lifts, (iii) Beacon Bay Auto Wash #06 and (iv) the adjacent ARCO gas station site.

The former dry cleaner operated from 1982 to 1998 using chlorinated solvents. The ESA indicates that impacts from the former dry cleaner were

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addressed under the oversight of the regulators; investigations and remedial activities which included soil removal and disposal, groundwater and soil gas investigations, and continued remedial activity at the present time. The ESA reports that the results of an October 2014 evaluation of the direct exposure pathway show that concentrations of tetrachloroethylene (“PCE”) in the soil do not present a significant health risk, and remaining investigations are focused on the evaluation of the lateral extent of the PCE in groundwater. Continued remediation activities were recommended.

Two in-ground hydraulic hoists in the service bay of the Firestone tenant were noted in the ESA. The ESA recommended that the subsurface assessment of the current and former in-ground hoists at the Firestone facility be addressed as a part of ongoing remedial activities at the Mortgaged Property.

The Beacon Bay Auto Wash #06 was identified as a leaking underground storage tank (“LUST”) on several databases. The site reported a release of gasoline in September 1997 that impacted soil and groundwater. In 1997, nine 12,000 gallon underground storage tanks (“USTs”) were removed and replaced with two 12,000 double-wall gasoline USTs. Soil excavation and groundwater removal was conducted during March and April 2005. The ESA recommends continued remedial activities for the Beacon Bay Auto Wash #06 regulatory case in order to achieve compliance and case closure from the regulatory agency by the responsible party, Beacon Bay Enterprises.

The adjacent ARCO gas station site is an off-site REC located west of the west-southward corner of the Mortgaged Property. The site reported a release of gasoline on September 23, 1991. Subsurface investigations included groundwater monitoring wells, air sparge/soil vapor extraction wells and soil vapor extraction wells. The ARCO station facility was demolished in 2005 and the site was redeveloped with the existing small city park. The ESA indicates that although the ARCO LUST case remains active, Tesoro Refining & Marketing Company LLC is the responsible party and has contractually assumed responsibility for performing environmental remediation at the referenced site. The ESA recommends continued monitoring of remedial activities until case closure.

At origination, the borrower was required to deposit $420,000 with the lender into an environmental reserve in connection with the costs of (i) continued remedial activities required to achieve compliance and case closure regarding the former dry cleaner site and (ii) continued subsurface assessments of the current and former in-ground hoists located at the Firestone facility. If the borrower does not complete the required remedial actions by the fifth anniversary of the origination of the loan, the borrower is required to deposit an additional amount equal to the estimated cost to complete the remedial actions over the remaining term of the loan.

In addition, pursuant to the applicable Mortgage Loan agreement, the borrower has covenanted to promptly and continuously perform the subsurface assessments and other delineated remedial activities relating to:

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the former dry cleaner site, monitoring of the former Beacon Bay Auto Wash #06 regulatory case in order to achieve compliance and case closure from the applicable regulatory agency by the responsible party and to monitor that the responsible party remains in good standing and compliance with the California LUST fund, and monitoring of remedial activities at the adjoining ARCO site until case closure from the applicable regulatory agency by the responsible party.

In addition, at origination the borrower procured an Enviro Covered Location Insurance Policy (Site Environmental) (“ECLIPSE”) insurance policy from Beazley (Lloyd’s of London)which has an A.M. Best Rating of A(XV) and an S&P rating of A+. The policy has policy limits of $2,000,000 per incident and in the aggregate with a deductible of $50,000 per incident from the origination date through the maturity date of the loan (121 months). The policy names the lender as an additional named insured and has an optional 36-month extended reporting period.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as South Pointe Plaza – NV, Peoria Marketplace, Bear Valley West Self Storage, Shoppes of Marysville, San Pedro and Vance Jackson Self Storage – San Pedro and San Pedro and Vance Jackson Self Storage – Vance Jackson securing in whole or in part, Mortgage Loans representing approximately 2.3% of the Initial Pool Balance by the allocated loan amount, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,400,000 group lender environmental collateral protection and liability-type environmental insurance policy with a $4,400,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $0 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

•	With respect to the Mortgaged Property identified on Annex A-1 as Harlem USA, securing a Mortgage Loan, representing approximately 9.4% of the Initial Pool Balance, as to which there is no separate environmental indemnitor, the related Phase I ESA noted a historical recognized environmental condition (HREC) due to the presence of a gasoline filling station on a portion of the Mortgaged Property from at least 1976 through at least 1996. The ESA states that prior to construction of the current improvements, volatile organic compounds, semi-volatile organic compounds, and lead were identified in soil samples; and three 4,000-gallon USTs and twelve 550-gallon USTs were removed from the site in March 1998. Groundwater samples indicated slightly elevated levels of petroleum contamination. According to the ESA, New York State Department of Environmental Conservation (“NYSDEC”) Spill No. 9710405 was assigned, and was closed through the course of excavation and remediation on May 15, 1998 through a NYSDEC no further action letter. According to the ESA, an additional 2,659 tons of contaminated soil was encountered and excavated during construction of the existing site improvements; Spill No. 9800505 was called in on April 13, 1998 and the NYSDEC granted this Spill incident “Case-Closed” status on August 15, 2008. The ESA stated that no further investigation was warranted.

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In addition, with respect to the Harlem USA Mortgage Loan, as to which there is no separate environmental indemnitor, the related borrower obtained an Enviro Covered Location Insurance Policy (Site Environmental) in favor of the borrower from Beazley Eclipse (Lloyd’s of London syndicates 623/2623), which has an A.M. Best Rating of A(XV) and an S&P rating of A+. The insurance policy has a policy limit of $4,000,000 for each pollution condition and $4,000,000 in the aggregate for the policy period, a deductible of $50,000 for each pollution condition and a term of 122 months with an optional 36-month extended reporting period (at a maximum premium of 200% of the policy premium).

•	With respect to the Mortgaged Property identified as International Square on Annex A-1 securing a Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, there is no separate environmental indemnitor, therefore the related borrower obtained an environmental insurance policy from Illinois Union Insurance Company, which policy includes coverage of $25,000,000 per claim and includes a $25,000,000 aggregate limit, subject to self-insured retentions of $50,000 per pollution condition, $150,000 for all pollution conditions in the aggregate (not including claims for fungi or legionella) and $10,000 per pollution condition maintenance thereafter, and such policy may not be cancelled or materially modified during the term of the Mortgage Loan unless the related borrower delivers to the lender a new environmental indemnity executed by an approved indemnitor.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. For example:

•	With respect to the Mortgaged Property identified on Annex A-1 as Huntington Center, securing a Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, the related borrower has informed the lender that it currently intends to make renovations estimated to cost approximately $10,000,000 over the next three years, the anticipated scope of which includes elevator modernization ($6,500,000), roof replacement ($500,000) and amenity and lobby upgrades ($3,000,000). The borrower is not required under the related Mortgage Loan documents to make such renovations, and no reserves are required under such Mortgage Loan documents for such renovations. Accordingly there can be no assurance as to whether or not any such renovations will occur.

•	With respect to the Mortgaged Property identified on Annex A-1 as Marriott Albany, securing a Mortgage Loan, representing approximately 6.3% of the Initial Pool Balance, the related borrower is required under the Mortgage Loan documents to make certain capital improvements, which include replacement of HVAC units, bathroom upgrades, soft goods replacement and public/meeting space upgrade which are estimated to cost $3,000,000, which amount was reserved at origination of such Mortgage Loan.

For a description of PIPs, see “—Property Types—Hotel Properties”.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other

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Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than six months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

•	With respect to the Mortgage Loan identified on Annex A-1 as Cole Retail Portfolio, representing approximately 6.4% of the Initial Pool Balance, an affiliate of the related borrower sponsor is VEREIT, Inc. (“VEREIT”). Prior to July, 2015, VEREIT, Inc. was known as American Realty Capital Properties Inc., (“ARCP”). In 2014 ARCP reported an accounting error in its first quarter 2014 financial results that it said was intentionally concealed in the second quarter’s results. The report has led

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to criminal and civil investigations and the resignations of at least five ARCP executives and indictment of two executives. A new chief executive officer of ARCP and therefore VEREIT has been appointed. Also, there are related class actions, derivative actions, and individual actions under the federal securities laws and state common and corporate laws in both federal and state courts in New York and Maryland. Since a merger in 2014 of various Cole entities (including the related borrower sponsor) with ARCP, all Cole non-traded REITs have operated separately from ARCP, maintaining separate audits, procedures and reporting functions. The related borrower sponsor’s operating partnership entity, Cole Operating Partnership V, LP (owned by Cole Credit Property Trust V, Inc., a public, non-listed REIT) is the non-recourse carve-out guarantor for such Mortgage Loan. VEREIT is also subject to civil suits related to its CapLease, Inc. merger in 2013 and the merger between Cole Real Estate Investments, Inc. and Cole Holdings Corporation in 2014.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fremaux Town Center, representing approximately 4.1% of the Initial Pool Balance, the parent company (CBL & Associates Properties, Inc.) of the guarantor was cited by unnamed sources in a May 24, 2016 article in the Wall Street Journal as being the subject of an SEC and FBI investigation for falsifying information on financial statements to banks in connection with certain nonrecourse loans originated in 2011 and 2012. The unnamed sources indicated that former employees have alleged that the related company inflated its rental income and property occupancy rates in financial reporting. The company has denied the allegations. An August 16, 2016 newspaper report cites a letter from the SEC indicating that it has concluded its investigation and, based on available information, was not recommending an enforcement action against CBL. As a result of the initial report, however, at least one shareholder action has been filed against the company, and several have been threatened. These lawsuits remain unresolved and are in their initial stages.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Security Public Storage – San Mateo, representing approximately 2.2% of the Initial Pool Balance, the sponsors (BACO Realty Corporation; Benjamin D. Eisler and Shirley E. Eisler, individually and as Co-Trustees of the Eisler Revocable Trust; Allen Orwitz and Lea Orwitz, individually and as Co-Trustees of the Allen Orwitz and Lea Orwitz Revocable Trusts) are involved in state court action seeking a provisional director to resolve management disputes between them (broadly, to determine management direction of multifamily and self-storage properties in which their related entities have controlling interest). No monetary damages or fraud-based claims are included in the action, solely the appointment of a third party director. The loan documents provide for lender approval for a new property manager in the event that Ben Eisler is no longer responsible, directly or indirectly, for the control of the mortgaged property. Further, following any such change of control, in the event that the debt service coverage ratio is less than 1.15x, lender has the right to replace the property manager.

•	With respect to two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Sunset Terrace Apartments and South Towers Apartments, collectively representing approximately 2.9% of the Initial Pool Balance by allocated loan amount, the owner of the related borrower sponsor has been in ongoing litigation since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The

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Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million. The owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract suit brought by another sibling. No ruling has been made on that claim. None of the lawsuits make any claims relating to title to the related Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Sierra View Plaza on Annex A-1, representing approximately 2.0% of the Initial Pool Balance, the borrower is a named defendant in a wrongful death action precipitated by a December 2014 robbery of a then-tenant gun store, in which the assailants knocked down and killed an elderly man as they were leaving the crime scene. The liability insurance carrier has accepted defense of this claim.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

•	With respect to twelve (12) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 101 Hudson Street, Cole Retail Portfolio – Lawton Marketplace, Cole Retail Portfolio – Shops at Abilene, Cole Retail Portfolio – Houma Crossing, Marriott Albany, Briarwood Mall, Fremaux Town Center, American Greetings HQ, Conrad Indianapolis, Arboretum at Weston, Holiday Inn Express Savannah - Historic District, Sierra View Plaza, Stoneridge Apartments and Bear Valley West Self Storage, collectively representing approximately 46.7% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

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In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, representing approximately 9.99% of the Initial Pool Balance, affiliates of the borrower sponsor (Mack-Cali Realty, L.P.) have been involved in various real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure including, within the past two years, (i) an office building located in Greenbelt, Maryland that was the subject of a foreclosure in June 2016 following the non-renewal of the sole tenant; (ii) an office building in Roseland, New Jersey that was the subject of a foreclosure in August 2015; (iii) office buildings located in Lyndhurst, New Jersey; South Brunswick, New Jersey; and Parsippany, New Jersey that were the subjects of deeds-in-lieu in May 2015, June 2015 and July 2015, respectively, as a result of declining occupancy; and (iv) a discounted pay off in connection with a loan secured by four properties in Northern New Jersey. In addition, the borrower sponsor is the sponsor of a $40.4 million loan which is secured by an office building in Roseland, New Jersey which is the subject of maturity default (loan matured May 2016). The borrower has continued to make regular debt service payments and is in discussion with the related lender regarding a deed-in-lieu.

•	With respect to the Mortgage Loan identified on Annex A-1 as Cole Retail Portfolio, representing approximately 6.4% of the Initial Pool Balance, the related loan sponsor (VEREIT, Inc.) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Marriott Albany, representing approximately 6.3% of the Initial Pool Balance, affiliates of the related non-recourse carveout guarantor, CSC Holdings, LLC, and its principal, William J. Yung III, have been involved in loan defaults and a bankruptcy filing. In particular, affiliates of the guarantor defaulted on bank debt and filed for Chapter 11 bankruptcy in 2008 in connection with the loss of an Atlantic City casino property. In 2011 another casino owned by affiliates of the guarantor was foreclosed. In addition, affiliates of the non-recourse carveout guarantor entered into deeds in lieu of foreclosure in 2010 with respect to 14 hotel properties acquired by such affiliates in 2005.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Fremaux Town Center, representing approximately 4.1% of the Initial Pool Balance, the loan sponsor (CBL & Associates Limited Partnership) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to the Mortgaged Property identified on Annex A-1 as Briarwood Mall, representing approximately 4.1% of the Initial Pool Balance, the related loan sponsor (Simon Property Group, L.P.) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to the Mortgaged Property identified on Annex A-1 as American Greetings HQ, representing approximately 3.7% of the Initial Pool Balance, some of the related loan sponsor family members were previous investors in the Shops

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of Fairlawn Retail Limited Partnership, which has CMBS financing. This entity went to a special servicer and restructured its obligations. Such loan sponsor family members no longer have any interest in this partnership.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Conrad Indianapolis, representing approximately 3.3% of the Initial Pool Balance, Kite Realty Group trust, an affiliate of the sponsors (Alvin E. Kite, John Kite and Thomas McGowan), was the subject of a foreclosure in mid-2016 related to a 266,000-square-foot retail center in the upscale planned community of Peachtree City, Georgia as a result of insufficient cash flow at the property.

•	With respect to the Mortgaged Property identified on Annex A-1 as Arboretum at Weston, representing approximately 2.9% of the Initial Pool Balance, the related loan sponsor had four previous real estate transactions in which he was either an investor within the borrowing entity or a guarantor, as to which a related loan was foreclosed: (A) a 2004 $40 million financing on a regional mall in Carbondale, Illinois which was impacted by significant retailers closing, resulting in insufficient revenue to cover the debt service, which resulted in a foreclosure; (B) a 2005 $15.2 million financing on a grocery anchored shopping center in Pennsylvania which was impacted by the inability to execute an extension of the grocer’s lease, which resulted in a foreclosure; (C) a 2005 $10.6 million financing of a Kmart and Publix anchored center in Florida which was impacted by Walgreens and Publix vacating for nearby build-to-suit properties and Kmart not renewing its lease in mid-2015 with respect to which a foreclosure sale is currently planned for year-end 2016; and (D) a 2004 $94 million financing on an approximately 800,000 anchored retail center in Pottstown, Pennsylvania, which was impacted by issues with the anchors including Boscov’s which declared bankruptcy in 2008, which resulted in a 2012 hope note modification; however, additional vacancies occurred at the property, which resulted in a foreclosure.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Two (2) of the Mortgaged Properties, identified on Annex A-1 as American Greetings HQ and Rite Aide Pittsburgh, securing Mortgage Loans collectively representing approximately 4.0% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as American Greetings HQ, see “—Affiliated Leases” below.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations

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Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Properties identified on Annex A-1 as 101 Hudson Street, Harlem USA, The Orchard, One Penn Center, Briarwood Mall, Fremaux Town Center and Arboretum at Weston.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

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•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as 101 Hudson Street on Annex A-1, representing approximately 9.99% of the Initial Pool Balance, First Data Corporation, the fifth largest tenant, representing 4.1% of net rentable square feet, may terminate 48,400 square feet of its space as of December 31, 2023 upon providing notice by June 30, 2022 and payment of a termination fee equal to $2,107,496.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Huntington Center on Annex A-1, representing approximately 5.5% of the Initial Pool Balance, the largest tenant, Huntington Bank, which leases 22.0% of the square feet at the Mortgaged Property and owns an 18.4% interest in the related borrower, has the right to terminate its lease effective March 1, 2024 if it enters into a merger or acquisition which leads to a closure and termination of its Columbus, Ohio headquarters office operation. On January 26, 2016, the parent company of Huntington Bank announced its entry into a definitive merger agreement with FirstMerit Corporation. According to Huntington Bank’s website, FirstMerit Bank is now part of Huntington Bank. Prior to the origination of the Huntington Center Mortgage Loan, Huntington Bank provided a letter addressed to the loan seller, and its successors and assigns and to Huntington Center Associates (the original landlord under the lease and the 100% direct owner of the related borrower), and its successors and assigns, stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease. In addition, the second largest tenant at the Mortgaged Property, Porter, Wright, Morris & Arthur, which represents approximately 14.0% of the net rentable area and 14.3% of the underwritten annual base rent at the related Mortgaged Property, has the right to terminate its lease with respect to 18,693 square feet of the 127,239 square feet leased by it, effective June 1, 2017, upon one month’s prior notice.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as One Penn Center on Annex A-1, representing approximately 4.5% of the Initial Pool Balance, (i) Philadelphia Works, the largest tenant, has an option to terminate its lease with 6 months’ notice and payment of a termination fee based on its remaining lease term if its funding is reduced by more than 50% from its base funding level and (ii) United States Government - SEC, the second largest tenant, has the right to terminate its lease after April 10, 2021 with 90 days’ notice effective following the later of the 90 day period or the slated termination date.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as International Square on Annex A-1, representing approximately 4.1% of the Initial Pool Balance, the largest tenant at the related Mortgaged Property, the Federal Reserve Board, representing approximately 33.7% of the net rentable area and approximately 36.2% of the underwritten rent: (A) has the option to terminate all or a portion of its space under a lease representing 6.9% of its total space at the International Square Mortgaged Property, provided that to exercise this option, federal legislation must have been enacted that affects the Federal Reserve Board’s mission such that its need for space is substantially reduced, upon at least 18 months’ notice for partial termination and at least 24 months’ notice for full termination and payment of four months of base rent plus unamortized transaction costs if the termination occurs prior to October 31, 2019; (B) has the option to terminate all or a portion of its space under a lease representing 7.4% of its total space at the International Square Mortgaged Property upon notice no later than 42 months prior to the related lease expiration of March 31, 2022 for partial

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termination and no later than 48 months prior to the related lease expiration of March 31, 2022 for full termination and payment of four months’ fixed rent, unamortized transaction costs and a tax and expense estimate; and (C) has the option to terminate 8.9% of its total space at the International Square Mortgaged Property upon notice by December 2024 and payment of three months’ fixed rent, unamortized transaction costs and a tax and expense estimate.

•	In addition, with respect to the Mortgaged Property identified on Annex A-1 as International Square, securing a Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, the third largest tenant at the related Mortgaged Property, International Bank for Reconstruction and Development (a public international organization (“World Bank”)), representing approximately 8.6% of the net rentable area and approximately 8.6% of the underwritten rent, has the option to terminate a portion of its space relating to 21,236 rentable square feet (representing 21.4% of the World Bank’s total space at the International Square Mortgaged Property), provided that to exercise this option, the World Bank must provide (i) evidence of a Global Partnership for Education board directive that the World Bank must terminate the lease based on a material change of circumstances to the Global Partnership for Education or its secretariat, (ii) notice no later than April 30, 2019 and (iii) payment of $903,856 for said termination.

Set forth below are certain leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Base Rent
One Penn Center	4.5%	Philadelphia Works, Inc.	10.7%	13.8%
International Square	4.1%	Federal Reserve Board(1) World Bank(1)	33.7% 8.6%	36.2% 8.6%

(1)       See above for the terms of the related tenant’s termination options.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” for certain tenants at the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. In particular, certain of the Mortgaged Properties have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have

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tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. Generally such tenants were underwritten as if they were in occupancy and paying full contractual rent. In addition, certain tenants’ rent may have been underwritten on a straight-lined basis.

For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-lined basis as set forth below:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as 101 Hudson Street on Annex A-1, representing approximately 9.99% of the Initial Pool Balance, (i) Bank of America, the largest tenant representing 28.9% of net rentable square feet, has abated rent through June 2017; (ii) National Union Fire Insurance, the second largest tenant, representing 20.2% of net rentable square feet, is not in occupancy of 139,536 square feet and is expected to fully vacate its space at the end of the lease term; (iii) First Data Corporation, the fifth largest tenant, representing 4.1% of net rentable square feet has eight months of abated rent through January 2026; and (iv) Tullett Prebon Holdings Corp., the third largest tenant, is not currently in occupancy of 37,387 SF (2.8% of net rentable area). A reserve was collected at closing for all outstanding rent abatements.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Huntington Center on Annex A-1, representing approximately 5.5% of the Initial Pool Balance, the second largest tenant, Porter, Wright, Morris & Arthur, representing approximately 14.0% of net rentable square feet, is entitled to a rent abatement from November 1, 2016 through May 31, 2017 with respect to 18,693 of the square feet leased by it, which rent abatement was reserved for at origination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Huntington Center on Annex A-1, representing approximately 5.5% of the Initial Pool Balance, rent for the largest tenant, Huntington Bank, representing approximately 22.0% of net rentable area and approximately 31.7% of underwritten annual base rent, was underwritten on a straight-lined basis. See “—Mortgage Pool Characteristics—Property Types—Office Properties” above. See also “Mortgage Loan No. 1—101 Hudson Street” in Annex A-3 with respect to straight-lined rent underwritten for the Mortgage Loan identified on Annex A-1 as 101 Hudson Street.

•	With respect to the Mortgaged Property identified on Annex A-1 as International Square, securing a Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, free rent in an aggregate amount of $8,621,734 was allowed for 8 tenants at the related Mortgaged Property, the full amount of which was reserved at origination by the lender. The longest free rent period for a tenant extends until 2023. Finally, with respect to the International Square Mortgage Loan, a downtime reserve was established in the amount of $4,516,787 to be used to replace rents which are not being paid by The Board of Governors ($4,231,588) and Tishman Speyer ($285,199) due to certain portions of space for each such tenant being in a downtime period, the full amount of which was reserved at origination by the lender.

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•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as West Covina Parkway Plaza on Annex A-1, representing approximately 2.8% of the Initial Pool Balance, Petco, the largest tenant, has free rent in December 2016 and January 2017.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to five (5) of the Mortgage Loans, secured by the Mortgaged Properties identified on Annex A-1 as Marriott Albany, The Orchard, Conrad Indianapolis, Sierra View Plaza and Rite Aid Pittsburgh, collectively representing approximately 17.4% of the Initial Pool Balance in the aggregate by allocated loan amount, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner or another third party. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 7 and no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3, we note the following:

•	With respect to the Mortgaged Property identified on Annex A-1 as Marriott Albany, representing approximately 6.3% of the Initial Pool Balance, the franchisor, Marriott International, Inc., has a right of first refusal in connection with any proposed sale of the related Mortgaged Property to a competitor of the franchisor.

•	With respect to the Mortgaged Property identified on Annex A-1 as The Orchard, representing approximately 5.5% of the Initial Pool Balance, the tenant Ralphs Grocery has a right of first offer for the purchase of the parcel on which its store is located (or similar adequately parked parcel that includes its store) if the borrower elects to sell such parcel in any transaction that does not include any other parcel or parcels of the shopping center.

•	With respect to the Mortgaged Property identified on Annex A-1 as American Greetings HQ, representing approximately 3.7% of the Initial Pool Balance, the related Mortgaged Property is subject to a fair market value purchase option in favor of an affiliate of the borrower and developer of the Crocker Park Development, Crocker Park, LLC, that if exercised during the term of the related Mortgage Loan requires the repayment or defeasance of such Mortgage Loan, however, such option is subordinate to the related Mortgage Loan documents and does not survive foreclosure or assignment-in-lieu of foreclosure.

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•	With respect to the Mortgaged Property identified on Annex A-1 as Conrad Indianapolis, representing approximately 3.3% of the Initial Pool Balance, the hotel manager (HLT Conrad Domestic LLC) has a right of first refusal to purchase the Mortgaged Property if borrower decides to market it for sale. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to foreclosure or deed-in-lieu thereof.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Huntington Center on Annex A-1, representing approximately 5.5% of the Initial Pool Balance, the largest tenant, Huntington Bank, as well as the tenant Hines Interest Limited Partnership (which is the property manager of the related Mortgaged Property), collectively represent approximately 22.4% of net rentable area and approximately 32.1% of underwritten annual base rent. Huntington Bank owns an approximately 18.4% indirect equity interest in the related borrower and affiliates of Hines Interest Limited Partnership own an approximately 15.1% indirect equity interest in the related borrower. Annual base rent of $54,210 was underwritten for Hines Interest Limited Partnership; however, rent for such tenant is waived so long as it is the property manager.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as American Greetings HQ on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, is American Greetings Corporation which is an affiliate of the related borrower and which is also the ground lessor and fee owner of the related Mortgaged Property. See Annex A-3 for more information on the American Greetings HQ leases. See also “ –Real Estate and Other Tax Considerations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain

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of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Fourteen (14) of the Mortgaged Properties, securing Mortgage Loans representing 24.6% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 17%.

With respect to substantially all of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

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In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized” and/or “as-renovated” values, and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value. The “as-stabilized” or “as-complete”, value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

•	With respect to Mortgage Loan secured by the Mortgaged Property identified as Harlem USA on Annex A-1, representing approximately 9.4% of the Initial Pool Balance, there is no separate environmental indemnitor. In addition, the related nonrecourse carveout guaranty provides for recourse to the related non-recourse carveout guarantors only with respect to certain voluntary or collusive bankruptcy events of the borrower. Except as to such bankruptcy events, the related borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the related loan documents and the related environmental indemnity.

•	With respect to Mortgage Loan secured by the Mortgaged Property identified as International Square on Annex A-1, representing approximately 4.1% of the Initial Pool Balance, there is no separate non-recourse carveout guarantor or environmental indemnitor. The related borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the related loan documents and the related environmental indemnity.

•	With respect to Mortgage Loan secured by the Mortgaged Property identified as Briarwood Mall on Annex A-1, representing approximately 4.1% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity, recourse relating to the nonrecourse carveout guaranty and the environmental indemnity agreement is limited to an amount equal to 20% of the initial principal balance of each respective Whole Loan. In addition, each related borrower is permitted to replace the existing guarantor for liabilities under the guaranty and environmental indemnity accruing after the date of such replacement with an entity controlled by

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Simon Property Group, L.P., provided that certain requirements in the related Mortgage Loan documents are satisfied.

•	A substantial portion of the Mortgage Loans, including several of the fifteen (15) largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

•	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

•	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Escrows

Thirty-two (32) of the Mortgage Loans, representing approximately 63.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-one (31) of the Mortgage Loans, representing approximately 65.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Fourteen (14) of the Mortgage Loans, representing approximately 45.3% of the Initial Pool Balance, which are secured in whole or in part by office, retail and industrial properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant

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improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirteen (13) of the Mortgage Loans, representing approximately 25.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Two (2) of the Mortgage Loans, representing approximately 8.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•	With respect to the Harlem USA Mortgage Loan, representing approximately 9.4% of the Initial Pool Balance, the related Mortgaged Property benefits from a real estate tax abatement through the New York City 25 year Industrial & Commercial Incentive Program (ICIP). Under the terms of such tax abatement, increases in real estate taxes will be phased in from year 17 through year 25. The related appraisal simulated such increases for the term of the Harlem USA Mortgage Whole Loan commencing in tax year 2015/2016 through tax year 2023/2024 and estimated that over the period from tax year 2015/2016 to 2025/2026, real estate taxes would increase from $866,895 to $4,427,327. There is no assurance that the actual tax increases will not exceed such estimates. The Harlem USA Mortgage Loan was underwritten based on real estate taxes of $1,938,876, which is based on the year 2 estimate in the appraisal. Increases in real estate taxes will decrease the related borrower’s net operating income, and/or, to the extent required to be reimbursed by tenants, will increase the costs to such tenants of occupying the Mortgaged Property.

•	With respect to the Mortgaged Property identified on Annex A-1 as American Greetings HQ, representing approximately 3.7% of the Initial Pool Balance, the related borrower spent approximately $137.1 million on the development of the office improvements and the ground lessor/sole tenant American Greetings Corporation spent another approximately $51.1 million on additional tenant improvements. To accommodate a sales tax exemption on the hard costs of construction, the predecessor to the related borrower entered into a “lease-leaseback” transaction with Cleveland-Cuyahoga County Port Authority which will expire in September 2020. In addition, the related Mortgaged Property, the adjacent public parking garage, together with other internal roadways and other public infrastructure benefitting such Mortgaged Property, were financed with the

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proceeds of a tax incremental financing issued by the City of Westlake, Ohio (“TIF”). In connection with the TIF, the related Mortgaged Property, along with other properties within the TIF district, received a 30-year real estate tax exemption from any increase in taxes related to the improvement of the TIF district parcels which expires in December 2043.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-three (23) Mortgage Loans, representing approximately 40.5% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Eight (8) Mortgage Loans, representing approximately 36.7% of the Initial Pool Balance, provide for interest only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Nine (9) Mortgage Loans, representing approximately 22.8% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance (%)
Amortizing	23	$ 293,716,637	40.5%
Interest-Only	8	266,280,000	36.7
Partial Interest-Only	9	165,575,000	22.8
Total:	40	$ 725,571,637	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

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Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
First	17	$349,952,538	48.2%
Sixth	2	21,380,000	2.9
Seventh	1	40,000,000	5.5
Tenth	1	30,000,000	4.1
Eleventh	19	284,239,099	39.2
Total:	40	$725,571,637	100%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period to Default (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	25	$423,994,099	58.4%
4	8	111,158,987	15.3
5(1)	7	190,418,551	26.2
Total:	40	$725,571,637	100%

(1)	Includes one (1) Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, which has a 5-day grace period, provided that no more than one time per year or 3 times during the loan term, the borrower shall have a grace period of 3 days following notice that payment is due and payable.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

An “ARD Loan” provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”).

Excess Interest, to the extent actually collected, will be paid to the holders of the Class V Certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”. “Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

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As of the Closing Date, there are no ARD Loans included in the Trust, and consequently there will be no Excess Interest payable on the Class V Certificates.

Single Purpose Entity Covenants

See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 8 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; or

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

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Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

•	Thirty-three (33) of the Mortgage Loans, representing approximately 68.5% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

•	Five (5) of the Mortgage Loans, representing approximately 27.8% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permit voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

•	Two (2) of the Mortgage Loans, representing approximately 3.7% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease such Mortgage Loan by pledging Government Securities (or in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

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Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	27	51.7%
5	7	21.5
7	5	26.0
8	1	0.9
Total	40	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

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•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of thirty-five (35) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 72.5% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or Anticipated Repayment Date or the first day of an open period, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

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For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

None of the Mortgage Loans permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, except as described below, and none of the Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

Some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

For example, with respect to the Briarwood Mall Mortgage Loan representing approximately 4.1% of the Initial Pool Balance, the related borrower may, without lender’s consent, but subject to REMIC requirements, (i) make transfers of immaterial or non-income producing portions of the related Mortgaged Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of such Mortgaged Property, including, without limitation, portions of such Mortgaged Property’s “ring road,” for dedication or public use, (ii) make transfers of non-income producing portions of the related Mortgaged Property, including portions of such Mortgaged Property’s “ring road” (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including, owners of outparcels and department store pads, pads for office buildings, hotels or other properties and (iii) dedicate portions of the related Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing	10	$ 386,375,000	53.3%
Springing/Springing	23	211,813,644	29.2
Hard/In Place	2	73,000,000	10.1
Soft/Springing	1	29,702,704	4.1
None	4	24,680,289	3.4
Total:	40	$ 725,571,637	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

•	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

•	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at

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the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

•	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

•	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, certain hospitality properties are considered to have a hard lockbox if credit card receipts are deposited directly into a lockbox by the related credit card companies, even if cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

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Exceptions to Underwriting Guidelines

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, representing approximately 9.99% of the Cut-off Date Pool Balance, two tenants, National Union Fire Insurance and Tullett Prebon Holdings Corp., are currently not in occupancy of 139,536 square feet and 37,387 square feet, respectively, (176,923 square feet in aggregate or 13.2% of net rentable area and 13.0% of the underwritten base rent) and were underwritten as occupied. Both tenants continue to pay rent in accordance with their lease terms and the unoccupied space represents 51.4% and 37.1%, respectively, of their leased space. No reserves are in place for the underwritten rent associated with the unoccupied space, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association and Bank of America, National Association. Wells Fargo Bank, National Association’s and Bank of America, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the underwritten loan-to-value ratio, U/W NCF DSCR and U/W NCF Debt Yield are 51.8%, 3.68x and 11.6%, respectively and excluding the income attributed to the dark National Union Fire Insurance and Tullett Prebon Holdings Corp. spaces, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 3.12x and 9.9%, respectively; (b) the Mortgaged Property has averaged 92.9% occupancy throughout the sponsor’s ownership since 2005; (c) the sponsor has demonstrated a strong ability to lease and re-lease the Mortgaged Property, evidenced by significant leasing momentum with 359,225 square feet (26.8% of net rentable area) signing new or renewal leases since 2015; (d) investment-grade rated tenants account for 58.1% of net rentable area and 53.0% of the underwritten base rent; (e) as of the second quarter 2016, the Mortgaged Property’s Waterfront office submarket reported a vacancy rate of 8.7% and experienced positive net absorption of 121,013 square feet; and (f) the sponsor, Mack-Cali Realty, L.P. (rated BB+/Ba1/BB+ by Fitch, Moody’s and S&P) is an experienced owner/operator, and as of June 30, 2016, owned or had interests in 269 properties, including 142 office and 109 flex properties, totaling approximately 29.1 million square feet. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1. Based on the foregoing, Wells Fargo Bank, National Association and Bank of America, National Association approved inclusion of the Mortgage Loan into this transaction.

None of the other Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Morgan Stanley Mortgage Capital Holdings LLC—Morgan Stanley Group’s Underwriting Standards”; and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

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•	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

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With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
International Square	$30,000,000	$100,000,000	56.50%	2.35x	8.60%	Yes	Yes
Peoria Marketplace	$ 3,800,000	N/A	75.00%	1.25x	8.5%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

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Other Secured Indebtedness

With respect to Mortgaged Property identified on Annex A-1 as American Greetings HQ, representing approximately 3.7% of the Initial Pool Balance, the Director of the Ohio Development Services Agency, acting on behalf of the State of Ohio, made a loan to H L & L Property Company, an affiliate of the related mortgagor, in the amount of $15,000,000 (“American Greetings HQ State of Ohio Loan”), the proceeds of which were used, in part, to defray the costs of constructing the Mortgaged Property. The loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated including the related American Greetings HQ State of Ohio Loan are 71.9% and 1.11x, respectively. The American Greetings HQ State of Ohio Loan is secured by a subordinate mortgage on the Mortgaged Property. The American Greetings HQ State of Ohio Loan carries an interest rate of 5.0% fully amortizing over ten years, plus a 0.25% annual service fee on the outstanding principal balance, matures on January 1, 2027, and is guaranteed by three affiliated entities of the related borrower. The American Greetings HQ State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement.

With respect to the Briarwood Mall Mortgage Loan, the American Greetings HQ Mortgage Loan and the Stoneridge Apartments Mortgage Loan, representing approximately 4.1%, 3.7% and 0.9%, respectively, of the Initial Pool Balance, without the prior consent of the lender, the related borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the related Mortgaged Property; provided that the borrower is permitted to obtain such loan (which, in the case of the Briarwood Mall Mortgage Loan, is not to exceed $5,000,000), subject to delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the related Mortgaged Property.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified as 101 Hudson Street on Annex A-1, representing approximately 9.99% of the Initial Pool Balance, the loan documents permit the pledge of capital stock in any borrower party that is a public company (including preferred stock that does not confer greater voting or control rights), and the pledge of limited partnership interests in guarantor so long as such limited partnership interest does not exceed a 10% economic interest in the borrower and foreclosure of such pledge would not result in a change of control.

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With respect to the Huntington Center Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of indirect ownership interests in the related borrower, and the foreclosure of such a pledge, provided that (1) such pledged interests do not represent a controlling indirect interest in the borrower, (2) the aggregate percentage of indirect interests in the borrower pledged pursuant to such provision, at any one time, do not exceed a 49% indirect interest in the borrower, and (3) the repayment of the obligation, loan or facility secured by the pledge is not specifically tied to the cash flow of the Mortgaged Property.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 101 Hudson Street, Harlem USA, The Orchard, Huntington Center, One Penn Center, International Square, Briarwood Mall, Fremaux Town Center, American Greetings HQ and Conrad Indianapolis are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BAMLL 2016-ISQR Trust and Servicing Agreement” means the trust and servicing agreement governing the servicing of the International Square Whole Loan and relating to the securitization of certain of the International Square Companion Loans.

“Companion Loan Rating Agency” means any NRSRO rating any serviced companion loan securities.

“Controlling Companion Loan” means, with respect to a Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Morgan Stanley Bank, N.A. is currently the holder of the

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“Controlling Companion Loan” with respect to The Orchard Whole Loan. Wells Fargo Bank, National Association is currently the holder of the “Controlling Companion Loan” with respect to the Fremaux Town Center Whole Loan. Bank of America, National Association is currently the holder of the “Controlling Companion Loan” with respect to the American Greetings HQ Whole Loan.

“MSBAM 2016-C30 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the Briarwood Mall Whole Loan and relating to the securitization of certain of the Briarwood Mall Companion Loans.

“MSBAM 2016-C31 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the Huntington Center Whole Loan and relating to the securitization of the Huntington Center Companion Loans.

“Non-Serviced Certificate Administrator” means with respect to (i) the Huntington Center Whole Loan, the certificate administrator under the MSBAM 2016-C31 Pooling and Servicing Agreement, (ii) the One Penn Center Whole Loan, the certificate administrator under the WFCM 2016-BNK1 Pooling and Servicing Agreement, (iii) the Briarwood Mall Whole Loan, the certificate administrator under the MSBAM 2016-C30 Pooling and Servicing Agreement, (iv) the International Square Whole Loan, the certificate administrator under the BAMLL 2016-ISQR Trust and Servicing Agreement, (v) the Conrad Indianapolis Whole Loan, the certificate administrator under the WFCM 2016-C36 Pooling and Servicing Agreement and (vi) a Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Huntington Center Pari Passu Companion Loan, the One Penn Center Pari Passu Companion Loan, the International Square Pari Passu Companion Loans, the International Square Subordinate Companion Loan, the Briarwood Mall Pari Passu Companion Loans and the Conrad Indianapolis Pari Passu Companion Loan (ii) after the related Servicing Shift Securitization Date, each of The Orchard Companion Loan, the Fremaux Town Center Companion Loan and the American Greetings HQ Companion Loans, each as defined in “—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced Directing Certificateholder” means with respect to (i) the Huntington Center Whole Loan, the directing certificateholder (or the equivalent) under the MSBAM 2016-C31 Pooling and Servicing Agreement, (ii) the One Penn Center Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-BNK1 Pooling and Servicing Agreement, (iii) the International Square Whole Loan, the directing certificateholder (or the equivalent) under the BAMLL 2016-ISQR Trust and Servicing Agreement, (iv) the Briarwood Mall Whole Loan, the directing certificateholder (or the equivalent) under the MSBAM 2016-C30 Pooling and Servicing Agreement, (v) the Conrad Indianapolis Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-C36 Pooling and Servicing Agreement and (vi) any Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the directing certificateholder (or its equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) the Huntington Center Whole Loan, the master servicer under the MSBAM 2016-C31 Pooling and Servicing Agreement, (ii) the One Penn Center Whole Loan, the master servicer under the WFCM 2016-BNK1 Pooling and Servicing Agreement, (iii) the International Square Whole Loan, the master servicer under the BAMLL 2016-ISQR Trust and Servicing Agreement, (iv) the Briarwood Mall Whole Loan, the master servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement, (v) the Conrad Indianapolis Whole Loan, the applicable master servicer under the WFCM 2016-

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C36 Pooling and Servicing Agreement and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means the Huntington Center Mortgage Loan, the One Penn Center Mortgage Loan, the International Square Mortgage Loan, the Briarwood Mall Mortgage Loan and the Conrad Indianapolis Mortgage Loan. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced PSA” means with respect to (i) the Huntington Center Whole Loan, the MSBAM 2016-C31 Pooling and Servicing Agreement, (ii) the One Penn Center Whole Loan, the WFCM 2016-BNK1 Pooling and Servicing Agreement, (iii) the International Square Whole Loan, the BAMLL 2016-ISQR Trust and Servicing Agreement, (iv) the Briarwood Mall Whole Loan, the MSBAM 2016-C30 Pooling and Servicing Agreement, (v) the Conrad Indianapolis Whole Loan, the WFCM 2016-C36 Pooling and Servicing Agreement and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) the Huntington Center Whole Loan, the special servicer under the MSBAM 2016-C31 Pooling and Servicing Agreement, (ii) the One Penn Center Whole Loan, the special servicer under the WFCM 2016-BNK1 Pooling and Servicing Agreement, (iii) the International Square Whole Loan, the special servicer under the BAMLL 2016-ISQR Trust and Servicing Agreement, (iv) the Briarwood Mall Whole Loan, the special servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement, (v) with respect to the Conrad Indianapolis Whole Loan, the applicable special servicer under the WFCM 2016-C36 Pooling and Servicing Agreement and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means the International Square Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to (i) the Huntington Center Whole Loan, the trustee under the MSBAM 2016-C31 Pooling and Servicing Agreement, (ii) the One Penn Center Whole Loan, the trustee under the WFCM 2016-BNK1 Pooling and Servicing Agreement, (iii) the International Square Whole Loan, the trustee under the BAMLL 2016-ISQR Trust and Servicing Agreement, (iv) the Briarwood Mall Whole Loan, the trustee under the MSBAM 2016-C30 Pooling and Servicing Agreement, (v) the Conrad Indianapolis Whole Loan, the trustee under the WFCM 2016-C36 Pooling and Servicing Agreement and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the Huntington Center Whole Loan, the One Penn Center Whole Loan, the International Square Whole Loan, the Briarwood Mall Whole Loan and the Conrad Indianapolis Whole Loan. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Other Master Servicer” means, with respect to the 101 Hudson Street Whole Loan and the Harlem USA Whole Loan, the master servicer that will be appointed under a pooling and servicing agreement that creates the trust whose assets include a 101 Hudson Street Companion Loan or a Harlem USA Companion Loan.

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“Other PSA” means with respect to the 101 Hudson Street Whole Loan or the Harlem USA Whole Loan, any pooling and servicing agreement that creates the trust whose assets include a 101 Hudson Street Companion Loan or a Harlem USA Companion Loan, as applicable.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the 101 Hudson Street Companion Loans and the Harlem USA Companion Loans. Prior to the applicable Servicing Shift Securitization Date, The Orchard Companion Loan, the Fremaux Town Center Companion Loans and the American Greetings HQ Companion Loans will be Serviced Companion Loans.

“Serviced Pari Passu Companion Loan” means each of the 101 Hudson Street Companion Loans and the Harlem USA Companion Loan. Prior to the applicable Servicing Shift Securitization Date, The Orchard Companion Loan, the Fremaux Town Center Companion Loan and the American Greetings HQ Companion Loans will be Serviced Companion Loans.

“Serviced Pari Passu Mortgage Loan” means each of the 101 Hudson Street Mortgage Loan and the Harlem USA Mortgage Loan. Prior to the applicable Servicing Shift Securitization Date, The Orchard Mortgage Loan, the Fremaux Town Center Mortgage Loan and the American Greetings HQ Mortgage Loan will be Serviced Pari Passu Mortgage Loans.

“Serviced Whole Loan” means each of the 101 Hudson Street Whole Loan and the Harlem USA Whole Loan. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of The Orchard Mortgage Loan, the Fremaux Town Center Mortgage Loan and the American Greetings HQ Mortgage Loan will be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means each of The Orchard PSA, the Fremaux Town Center PSA and the American Greetings HQ PSA.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of The Orchard Whole Loan, the Fremaux Town Center Whole Loan and the American Greetings HQ Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means the International Square Subordinate Companion Loan.

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“WFCM 2016-BNK1 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the One Penn Center Whole Loan and relating to the securitization of the One Penn Center Companion Loan.

“WFCM 2016-C36 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the Conrad Indianapolis Whole Loan and relating to the securitization of certain of the Conrad Indianapolis Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
101 Hudson Street	$ 72,500,000	9.99%	$177,500,000	N/A	51.8%	51.8%	3.68x	3.68x
Harlem USA	$ 68,000,000	9.4%	$40,000,000	N/A	55.4%	55.4%	2.83x	2.83x
The Orchard	$ 40,000,000	5.5%	$61,000,000	N/A	68.2%	68.2%	1.35x	1.35x
Huntington Center	$ 40,000,000	5.5%	$100,000,000	N/A	75.0%	75.0%	1.54x	1.54x
One Penn Center	$ 33,000,000	4.5%	$35,000,000	N/A	74.7%	74.7%	1.29x	1.29x
International Square	$ 30,000,000	4.1%	$216,700,000	$ 203,300,000	32.6%	59.4%	4.31x	2.36x
Briarwood Mall	$ 30,000,000	4.1%	$135,000,000	N/A	49.1%	49.1%	3.34x	3.34x
Fremaux Town Center	$ 29,702,704	4.1%	$42,573,875	N/A	62.8%	62.8%	1.32x	1.32x
American Greetings HQ	$ 27,000,000	3.7%	$65,000,000	N/A	61.8%	61.8%	1.45x	1.45x
Conrad Indianapolis	$ 23,671,879	3.3%	$31,962,031	N/A	64.8%	64.8%	1.71x	1.71x

(1)	Calculated including any related Companion Loans but excluding any related Subordinate Companion Loan.

(2)	Calculated including any related Companion Loans and any related Subordinate Companion Loan.

The Serviced Pari Passu Whole Loans

The 101 Hudson Street Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “101 Hudson Street”, representing approximately 9.99% of the Initial Pool Balance, is part of a split loan structure comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 101 Hudson Street Mortgage Loan is evidenced by two promissory notes, Note A-1-1 and Note A-4, with an aggregate Cut-off Date Balance of $72,500,000. The related Companion Loans are evidenced by four (4) promissory notes, Note A-1-2, Note A-2, Note A-3 and Note A-5 (the “101 Hudson Street Companion Loans”), with respective Cut-off Date Balances of $16,500,000, $67,500,000, $37,250,000 and $56,250,000 that are not included in the issuing entity. Only the 101 Hudson Street Mortgage Loan is included in the issuing entity. The 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans are generally pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “101 Hudson Street Whole Loan”. The 101 Hudson Street Companion Loan evidenced by Note A-2, is expected to be deposited by Wells Fargo Bank, National Association into the Wells Fargo Commercial Mortgage Trust 2016-C36 in connection with the WFCM 2016-C36 securitization. It is anticipated that the remaining 101 Hudson Street Companion Loans will be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the 101 Hudson Street Mortgage Loan and the rights of the holders of the 101 Hudson Street Companion Loans are subject to an intercreditor agreement (the “101 Hudson Street Intercreditor Agreement”).

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Servicing

The 101 Hudson Street Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the 101 Hudson Street Intercreditor Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the 101 Hudson Street Mortgage Loan (but not on the 101 Hudson Street Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 101 Hudson Street Mortgage Loan, and (ii) any required Servicing Advances with respect to the 101 Hudson Street Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 101 Hudson Street Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of the related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. Furthermore, only the master servicer, special servicer and/or trustee under the Other PSA governing the securitization of a 101 Hudson Street Companion Loan will be responsible for making advances of principal and interest on such 101 Hudson Street Companion Loan (but not on the 101 Hudson Street Mortgage Loan or any other 101 Hudson Street Companion Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on the 101 Hudson Street Companion Loan.

Distributions

The 101 Hudson Street Intercreditor Agreement sets forth the respective rights of the holder of the 101 Hudson Street Mortgage Loan and the holders of the related 101 Hudson Street Companion Loans with respect to distributions of funds received in respect of the 101 Hudson Street Whole Loan, and provides, in general, that:

•	the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 101 Hudson Street Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, the special servicer or trustee in accordance with the terms of the 101 Hudson Street Intercreditor Agreement and the PSA); and

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•	costs, fees, expenses, losses and shortfalls relating to the 101 Hudson Street Whole Loan will be allocated, on a pro rata and pari passu basis, to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 101 Hudson Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 101 Hudson Street Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 101 Hudson Street Companion Loans.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the 101 Hudson Street Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the 101 Hudson Street Companion Loans or from general collections with respect to any securitization of the 101 Hudson Street Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

Pursuant to the 101 Hudson Street Intercreditor Agreement, items in the nature of penalty charges paid on the 101 Hudson Street Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans by the amount necessary to pay the master servicer, the special servicer or the trustee, as applicable, for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances, second, be used to reduce the respective amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans by the amount necessary to pay the master servicer, the trustee, the applicable master servicer or trustee related to any 101 Hudson Street Companion Loan for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the related Other PSA) made with respect to such loan by such party (if and as specified in the PSA and the Other PSA pursuant to which such 101 Hudson Street Companion Loan is serviced, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 101 Hudson Street Mortgage Loan and 101 Hudson Street Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 101 Hudson Street Whole Loan (as specified in the PSA) and, finally, with respect to any remaining amount of penalty charges allocable to the 101 Hudson Street Whole Loan, be paid to the master servicer and/or special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the 101 Hudson Street Intercreditor Agreement with respect to the 101 Hudson Street Whole Loan will be the issuing entity as holder of the 101 Hudson Street Mortgage Loan (the “101 Hudson Street Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the 101 Hudson Street Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the 101 Hudson Street Controlling Noteholder. As such, pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, certain decisions to be made with respect to the 101 Hudson Street Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any Asset Status Report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the

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applicable special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decision will be deemed approved. In addition, the 101 Hudson Street Intercreditor Agreement provides that the Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the 101 Hudson Street Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the PSA, the Directing Certificateholder will only have these rights with respect to the 101 Hudson Street Whole Loan for so long as it has similar rights with respect to each other Mortgage Loan serviced under the PSA (other than any applicable Excluded Loan).

The 101 Hudson Street Intercreditor Agreement also provides that:

•	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the 101 Hudson Street Controlling Noteholder is necessary to protect the interests of the holders of the 101 Hudson Street Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the 101 Hudson Street Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the 101 Hudson Street Controlling Noteholder’s response; and

•	no objection, direction or advice contemplated by the 101 Hudson Street Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the 101 Hudson Street Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard or materially expand the scope of responsibilities of any of the master servicer or special servicer, as applicable.

Pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, the PSA must provide that each holder of a 101 Hudson Street Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, in each case, a “101 Hudson Street Non-Controlling Noteholder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 101 Hudson Street Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the 101 Hudson Street Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the 101 Hudson Street Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the 101 Hudson Street Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an asset status report. The consultation right of the 101 Hudson Street Non-Controlling Noteholder will expire ten (10) business days after the delivery by the 101 Hudson Street Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the 101 Hudson Street Non-Controlling Noteholders’ consultation rights

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described above, the 101 Hudson Street Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans.

In addition to the consultation rights of the 101 Hudson Street Non-Controlling Noteholder described above, the 101 Hudson Street Non-Controlling Noteholder will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the applicable master servicer or applicable special servicer) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the 101 Hudson Street Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of the 101 Hudson Street Non-Controlling Noteholder.

Sale of Defaulted 101 Hudson Street Whole Loan

Pursuant to the terms of the 101 Hudson Street Intercreditor Agreement and the PSA, if the 101 Hudson Street Mortgage Loan becomes a Defaulted Loan and, thereafter, if the special servicer determines pursuant to the PSA and the 101 Hudson Street Intercreditor Agreement to pursue a sale of the 101 Hudson Street Mortgage Loan, the special servicer will be required to sell the 101 Hudson Street Mortgage Loan together with the 101 Hudson Street Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether any offer from an interested person (as defined in the PSA) received for the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans constitutes a fair price. The 101 Hudson Street Non-Controlling Noteholders will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 101 Hudson Street Mortgage Loan together with the 101 Hudson Street Companion Loans if the loan becomes a Defaulted Loan without the written consent of each of the 101 Hudson Street Companion Loan Holders unless the special servicer has delivered to each holder of a 101 Hudson Street Non-Controlling Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the 101 Hudson Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 101 Hudson Street Whole Loan, and any documents in the servicing file requested by any holder of the 101 Hudson Street Non-Controlling Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 101 Hudson Street Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided, however, that any such holder may waive any delivery or timing requirements set forth above as to itself. Each holder of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loan is permitted to submit an offer at any sale of the 101 Hudson Street Whole Loan unless such person

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is a borrower party. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

The 101 Hudson Street Controlling Noteholder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control Termination Event exists or the 101 Hudson Street Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to the 101 Hudson Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 101 Hudson Street Non-Controlling Noteholder as long as such replacement special servicer satisfies the conditions set forth in the PSA and the 101 Hudson Street Intercreditor Agreement (including obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which a 101 Hudson Street Companion Loan is deposited). See “Pooling and Servicing Agreement—Replacement of the Special Servicer” in this prospectus.

For additional information regarding the servicing of the 101 Hudson Street Whole Loan, see “Pooling and Servicing Agreement” in this prospectus

The Harlem USA Whole Loan

General

The mortgaged property identified on Annex A-1 to this prospectus as Harlem USA (the “Harlem USA Mortgaged Property”) secures a Whole Loan evidenced by two (2) promissory notes (collectively, the “Harlem USA Promissory Notes”) as follows: (1) the controlling “Harlem USA Promissory Note A-1” in the original principal amount of $68,000,000 and (2) the non-controlling “Harlem USA Promissory Note A-2” in the original principal amount of $40,000,000.

The Harlem USA Promissory Note A-1 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “Harlem USA Mortgage Loan”. Harlem USA Promissory Note A-2 will not be included in the Trust, will be a “Pari Passu Companion Loan” and is referred to herein as the “Harlem USA Pari Passu Companion Loan”. The Harlem USA Pari Passu Companion Loan is pari passu in right of payment with the Harlem USA Mortgage Loan and will be held by the MSBAM 2016-C31 securitization trust. The Harlem USA Mortgage Loan and the Harlem USA Pari Passu Companion Loan are collectively referred to herein as the “Harlem USA Whole Loan”.

Servicing

The Harlem USA Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Harlem USA Intercreditor Agreement.

Advances

None of the master servicer, the special servicer or the trustee, as applicable, will be required to make P&I Advances on the Harlem USA Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances, and the special servicer may make certain Servicing Advances, on the Harlem USA Whole Loan, unless such party or the special servicer, in the case of the master servicer and the trustee, determines that such a Servicing Advance would be a Nonrecoverable Advance.

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Distributions

Pursuant to the intercreditor agreement entered into between the holders of the Harlem USA Promissory Notes (the “Harlem USA Intercreditor Agreement”), the Harlem USA Mortgage Loan is pari passu in right of payment with the Harlem USA Pari Passu Companion Loan. The Harlem USA Intercreditor Agreement provides, in general, that:

•	the Harlem USA Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note; and

•	all payments, proceeds and other recoveries on the Harlem USA Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents) will be applied to the Harlem USA Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows or reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer, the special servicer or the trustee, as applicable, in accordance with the terms of the PSA).

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the Harlem USA Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the Harlem USA Companion Loan or from general collections with respect to the MSBAM 2016-C31 securitization trust.

Consultation and Control

The Directing Certificateholder under the PSA will be entitled to exercise the rights of controlling holder with respect to the Harlem USA Whole Loan prior to the occurrence of a Control Termination Event and will have all rights with respect to the Harlem USA Whole Loan set forth in the PSA; provided that if, prior to a Control Termination Event, the Directing Certificateholder is (or is an affiliate of) any related borrower, the Directing Certificateholder will not be entitled to exercise any such rights of the controlling holder and there will be deemed to be no controlling holder with respect to the Harlem USA Whole Loan. As such, pursuant to the terms of the Harlem USA Intercreditor Agreement, Major Decisions to be made with respect to the Harlem USA Whole Loan will require the approval of the Harlem USA Controlling Note Holder.

The Harlem USA Intercreditor Agreement also provides that:

•	If the master servicer or the special servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the Harlem USA Promissory Notes (as a collective whole) and the special servicer has made a reasonable effort to contact the Harlem USA Controlling Note Holder, it may take any Major Decision with respect to the Harlem USA Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period (or thirty (30) days with respect to an Acceptable Insurance Default).

•	No objection, direction, consent, or advice contemplated by the Harlem USA Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Harlem USA Intercreditor

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Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard.

The master servicer or the special servicer, as applicable, will be required (i) to provide to the Harlem USA Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to the Harlem USA Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to the Harlem USA Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult with the Harlem USA Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended action by the master servicer or the special servicer, as applicable, or any proposed decision to be made by the master servicer or the special servicer, as applicable, in respect of the Harlem USA Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Harlem USA Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Harlem USA Non-Controlling Holder has responded within such period (unless the master servicer or the special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the master servicer or the special servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Harlem USA Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, the Harlem USA Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Harlem USA Whole Loan are discussed.

The “Harlem USA Non-Controlling Holder” is the holder of the Harlem USA Pari Passu Companion Loan, and from and after the date that the Harlem USA Pari Passu Companion Loan is securitized, the “directing certificateholder”, “controlling class representative” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the related securitization will be entitled to exercise the rights of the Harlem USA Non-Controlling Holder; provided that for so long as 50% or more of the Harlem USA Pari Passu Companion Loan is held by (or the majority “controlling class” holder or other designated party (as described above) under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, the related Harlem USA Non-Controlling Holder will not be entitled to exercise any of the rights described above, and as to the Harlem USA Pari Passu Companion Loan, there will be deemed to be no Harlem USA Non-Controlling Holder.

Sale of Defaulted Mortgage Loan

The holders of the Harlem USA Whole Loan acknowledged in Harlem USA Intercreditor Agreement that the PSA will provide that if the Harlem USA Whole Loan becomes a “defaulted loan” pursuant to the terms of the Harlem USA Intercreditor Agreement and, thereafter, the special servicer determines pursuant to the PSA and the Harlem USA Intercreditor Agreement to pursue a sale of the Harlem USA Mortgage Loan, the special

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servicer will be required to sell the Harlem USA Mortgage Loan together with the Harlem USA Companion Loans as a single whole loan, subject to the consent of the Harlem USA Non-Controlling Note Holders or the satisfaction of certain notice and information delivery requirements set forth in the Harlem USA Intercreditor Agreement. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

The special servicer with respect to the Harlem USA Whole Loan may be replaced without cause by the Directing Certificateholder as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

For additional information regarding the servicing of the Harlem USA Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

The Non-Serviced Pari Passu Whole Loans

The Huntington Center Whole Loan

General

The Mortgaged Property identified on Annex A-1 to this prospectus as Huntington Center (the “Huntington Center Mortgaged Property”) secures a Whole Loan evidenced by three (3) promissory notes (collectively, the “Huntington Center Promissory Notes”) as follows: (1) the controlling “Huntington Center Promissory Note A-1” in the original principal amount of $80,000,000 (also referred to herein as the “Huntington Center Control Note”), (2) “Huntington Center Promissory Note A-2” in the original principal amount of $40,000,000 and (3) “Huntington Center Promissory Note A-3” in the original principal amount of $20,000,000.

Huntington Center Promissory Note A-2 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “Huntington Center Mortgage Loan”. As of the Closing Date, Huntington Center Promissory Note A-1 will be held by the MSBAM 2016-C31 securitization trust, and Huntington Center Promissory Note A-3 will be held by Morgan Stanley Bank, N.A. Huntington Center Promissory Note A-1 and Huntington Center Promissory Note A-3 will not be included in the Trust, will each be a “Non-Serviced Pari Passu Companion Loan” and are referred to herein as the “Huntington Center Pari Passu Companion Loans”. The Huntington Center Mortgage Loan and the Huntington Center Pari Passu Companion Loans are collectively referred to herein as the “Huntington Center Whole Loan”.

Servicing

The Huntington Center Whole Loan will be serviced under the MSBAM 2016-C31 Pooling and Servicing Agreement, dated as of November 1, 2016 (the “MSBAM 2016-C31 Pooling and Servicing Agreement”), between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Huntington Center Mortgage Loan”, subject to the terms of the Huntington Center Intercreditor Agreement.

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Advancing

The master servicer or the trustee under the PSA, as applicable, will be responsible for making P&I Advances on the Huntington Center Mortgage Loan only, as required under the PSA (subject to a nonrecoverability determination), and the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer (with respect to servicing advances only) or the related Non-Serviced Trustee, as applicable, will be responsible for making (i) any required principal and interest advances on Huntington Center Promissory Note A-1 only, as required under the related Non-Serviced PSA, and (ii) any required servicing advances with respect to the Huntington Center Whole Loan, in each case unless a determination of nonrecoverability is made under the related Non-Serviced PSA. In connection with such servicing, any losses, liabilities, claims, costs and expenses incurred with respect to the Huntington Center Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the Huntington Center Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Huntington Center Intercreditor Agreement

The intercreditor agreement entered into between the holders of the Huntington Center Promissory Notes (the “Huntington Center Intercreditor Agreement”) provides, in general, that:

•	The Huntington Center Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on the Huntington Center Whole Loan will be applied to the Huntington Center Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer, in accordance with the Non-Serviced PSA).

•	The transfer of up to 49% of the beneficial interest of a Huntington Center Promissory Note is generally permitted. The transfer of more than 49% of the beneficial interest of a Huntington Center Promissory Note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) a rating agency communication is provided to each applicable rating agency. The foregoing restrictions do not apply to a sale of the Huntington Center Promissory Notes together in accordance with the terms of the Non-Serviced PSA.

Consultation and Control

The controlling Huntington Center Pari Passu Companion Loan is included in the MSBAM 2016-C31 securitization trust, and the directing certificateholder with respect to such securitization will be entitled to exercise the following rights: (i) to direct the servicing of the Huntington Center Whole Loan, (ii) to consent to certain major decisions as defined in the related Non-Serviced PSA in respect of the Huntington Center Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to the Huntington Center Whole Loan with or without cause; provided, that if (a) such directing certificateholder is (or is an affiliate of) the related borrower or if all or a specified

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portion of the controlling class of certificates is held by the borrower or an affiliate thereof, or (b) a “control termination event” has occurred under such securitization, then such directing certificateholder will not have such rights.

The related Non-Serviced Special Servicer will be required (i) to provide to each Huntington Center Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the Huntington Center Whole Loan or any proposed action to be taken by the special servicer in respect of “Major Decisions” (as defined in the related Non-Serviced PSA, which major decisions are similar to Major Decisions under the PSA) in respect of the Huntington Center Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to such directing certificateholder due to the occurrence of a “control termination event” or “consultation termination event” under the Non-Serviced PSA) and (ii) to use reasonable efforts to consult each Huntington Center Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended action or proposed major decision.

Such consultation right will expire ten (10) business days after the delivery to the related Huntington Center Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Huntington Center Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Huntington Center Non-Controlling Holder.

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Huntington Center Promissory Notes, it may take, in accordance with the servicing standard set forth in the related Non-Serviced PSA any major decision with respect to the Huntington Center Whole Loan or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, the Huntington Center Non-Controlling Holders will have the right to annual meetings (which may be held telephonically) with the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Huntington Center Whole Loan are discussed.

If a servicer termination event under the related Non-Serviced PSA has occurred that affects any of the Huntington Center Non-Controlling Note Holders, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under the Non-Serviced PSA solely with respect to the Huntington Center Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder, entitlements to amounts payable to the terminated party at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “Huntington Center Non-Controlling Holders” are the holders of Huntington Center Promissory Note A-2 and Huntington Center Promissory Note A-3. The Directing

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Certificateholder (or after a Control Termination Event, the special servicer) will be entitled to exercise such non-controlling noteholder rights in respect of Huntington Center Promissory Note A-2 (subject to certain restrictions relating to such party’s affiliations with the related borrower).

Sale of Defaulted Whole Loan

Under the Huntington Center Intercreditor Agreement and the related Non-Serviced PSA, upon the Huntington Center Whole Loan becoming a defaulted loan, and if the related Non-Serviced Special Servicer decides to sell Huntington Center Promissory Note A-1, it will be required to sell the Huntington Center Promissory Notes together as interests evidencing one whole loan. Notwithstanding the foregoing, such party will not be permitted to sell the Huntington Center Whole Loan without the consent of the Huntington Center Non-Controlling Holders unless it has delivered to such holders (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Huntington Center Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holders), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with the proposed sale.

The One Penn Center Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Penn Center, representing approximately 4.5% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The One Penn Center Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as Note A-1, having an outstanding principal balance as of the Cut-off Date of $35,000,000 (the “One Penn Center Companion Loan”); and (ii) one mortgage note designated as Note A-2, having an outstanding principal balance as of the Cut-off Date of $33,000,000 (the “One Penn Center Mortgage Loan”). The One Penn Center Companion Loan is generally pari passu in right of payment with the One Penn Center Mortgage Loan.

The One Penn Center Companion Loan together with the One Penn Center Mortgage Loan are collectively referred to as the “One Penn Center Whole Loan”. Only the One Penn Center Mortgage Loan is an asset of the issuing entity. The One Penn Center Companion Loan has been contributed by Wells Fargo Bank, National Association to the Wells Fargo Commercial Mortgage Trust 2016-BNK1 securitization trust.

The holders of the One Penn Center Whole Loan (the “One Penn Center Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each One Penn Center Noteholder (the “One Penn Center Intercreditor Agreement”).

Servicing

The One Penn Center Whole Loan will be serviced and administered pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-BNK1 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “WFCM 2016-BNK1 Special Servicer”), Park Bridge Lender

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Services LLC, as operating advisor (in such capacity, the “WFCM 2016-BNK1 Operating Advisor”) and as asset representations reviewer (in such capacity, the “WFCM 2016-BNK1 Asset Representations Reviewer” ), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-BNK1 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “WFCM 2016-BNK1 Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One Penn Center Mortgage Loan” in this prospectus, but subject to the terms of the One Penn Center Intercreditor Agreement. The One Penn Center Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the One Penn Center Mortgage Loan and the rights of the holder of the One Penn Center Companion Loan, and provides that fees, costs, expenses, losses and shortfalls relating to the One Penn Center Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the One Penn Center Whole Loan, the servicing standard set forth in the WFCM 2016-BNK1 Pooling and Servicing Agreement requires the WFCM 2016-BNK1 Master Servicer and the WFCM 2016-BNK1 Special Servicer to take into account the interests of both the Certificateholders and the related One Penn Center Companion Holders as a collective whole in connection with the servicing of the One Penn Center Whole Loan.

Amounts payable to the issuing entity as holder of the One Penn Center Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making any required P&I advances on the One Penn Center Mortgage Loan (but not on the One Penn Center Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the One Penn Center Mortgage Loan. Principal and interest advances in respect of the One Penn Center Companion Loan and property protection advances in respect of the One Penn Center Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One Penn Center Mortgage Loan” in this prospectus.

Application of Payments

The One Penn Center Intercreditor Agreement sets forth the respective rights of the holder of the One Penn Center Mortgage Loan and the holder of the One Penn Center Companion Loan with respect to distributions of funds received in respect of the One Penn Center Whole Loan, and provides, in general, that:

•	the One Penn Center Mortgage Loan and the One Penn Center Companion Loans are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the One Penn Center Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the One Penn Center Mortgage Loan and the One Penn Center Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-BNK1 Master Servicer, the WFCM 2016-

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BNK1 Special Servicer or the WFCM 2016-BNK1 Trustee) in accordance with the terms of the One Penn Center Intercreditor Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the One Penn Center Whole Loan will be allocated on a pro rata and pari passu basis to the One Penn Center Mortgage Loan and the One Penn Center Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the One Penn Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the One Penn Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the One Penn Center Companion Loan. Similarly, P&I advances on the One Penn Center Companion Loan are not reimbursable out of payments or other collections on the One Penn Center Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the WFCM 2016-BNK1 Pooling and Servicing Agreement with respect to the One Penn Center Mortgage Loan are insufficient to reimburse the WFCM 2016-BNK1 Master Servicer for any property protection advance and/or interest thereon and the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Trustee, as applicable, obtains funds from general collections of the WFCM 2016-BNK1 securitization trust as a reimbursement for a property protection advance or interest thereon, the issuing entity (as holder of the One Penn Center Mortgage Loan) will be required to, promptly following notice from the WFCM 2016-BNK1 Master Servicer, pay to the WFCM 2016-BNK1 securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the issuing entity (as holder of the One Penn Center Mortgage Loan) is required to promptly reimburse the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Trustee for the One Penn Center Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the One Penn Center Whole Loan as to which the WFCM 2016-BNK1 securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the WFCM 2016-BNK1 Pooling and Servicing Agreement (to the extent amounts collected with respect to the One Penn Center Mortgage Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the One Penn Center Intercreditor Agreement, the controlling noteholder (the “One Penn Center Controlling Noteholder”) with respect to the One Penn Center Whole Loan, as of any date of determination, will be the WFCM 2016-BNK1 Trustee on behalf of the WFCM 2016-BNK1 issuing entity as holder of the One Penn Center Companion Loan; provided, that, unless a control termination event exists under the WFCM 2016-BNK1 Pooling and Servicing Agreement or the One Penn Center Companion Loan is an “excluded loan” under the WFCM 2016-BNK1 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2016-BNK1 Pooling and Servicing Agreement (the “WFCM 2016-BNK1 Directing Certificateholder”) will be entitled to exercise the rights of the One Penn Center Controlling Noteholder with respect to the One Penn Center Whole Loan. In its capacity as representative of the One Penn Center Controlling Noteholder under the One Penn Center Intercreditor Agreement, the WFCM 2016-BNK1 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined under the One Penn Center Intercreditor Agreement) to be taken with respect to the

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One Penn Center Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the One Penn Center Whole Loan will require the approval of the WFCM 2016-BNK1 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). In addition, the One Penn Center Intercreditor Agreement provides that the WFCM 2016-BNK1 Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the One Penn Center Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the WFCM 2016-BNK1 Pooling and Servicing Agreement, the WFCM 2016-BNK1 Directing Certificateholder will only have these rights with respect to the One Penn Center Whole Loan for so long as it has similar rights with respect to the other mortgage loans included in the WFCM 2016-BNK1 issuing entity (other than any “excluded loan” under the WFCM 2016-BNK1 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-BNK1 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the One Penn Center Intercreditor Agreement, the issuing entity (or its representative), as holder of the One Penn Center Mortgage Loan (the “One Penn Center Non-Controlling Noteholder”), which will be represented by the Directing Certificateholder unless a Control Termination Event exists under the PSA or the One Penn Center Mortgage Loan is an Excluded Loan, will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Special Servicer, as applicable, is required to provide to the WFCM 2016-BNK1 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-BNK1 Directing Certificateholder under the WFCM 2016-BNK1 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the WFCM 2016-BNK1 Pooling and Servicing Agreement) with respect to certain “major decisions” under the WFCM 2016-BNK1 Pooling and Servicing Agreement to be taken with respect to the One Penn Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One Penn Center Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the One Penn Center Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the One Penn Center Whole Loan. The consultation right of the One Penn Center Non-Controlling Noteholder will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2016-BNK1 Directing Certificateholder; provided that if the WFCM 2016-BNK1 Master Servicer (or the WFCM 2016-BNK1 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the One Penn Center Non-Controlling Noteholder’s consultation rights described above, the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the One Penn Center Whole Loan and it has made a reasonable effort to contact the One Penn Center Non-Controlling Noteholder. Neither the WFCM 2016-BNK1 Master Servicer nor the WFCM 2016-BNK1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the One Penn Center Non-Controlling Noteholder.

Neither the WFCM 2016-BNK1 Master Servicer nor the WFCM 2016-BNK1 Special Servicer may take or refrain from taking any action pursuant to instructions from the One

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Penn Center Non-Controlling Noteholder, the WFCM 2016-BNK1 Directing Certificateholder or any other party to the WFCM 2016-BNK1 Pooling and Servicing Agreement that would, among other things, cause the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Special Servicer, as applicable, to violate applicable law, the terms of the One Penn Center Whole Loan, the One Penn Center Intercreditor Agreement, the WFCM 2016-BNK1 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2016-BNK1 Pooling and Servicing Agreement, or the REMIC provisions of the Code or materially expand the scope of the WFCM 2016-BNK1 Master Servicer’s or the WFCM 2016-BNK1 Special Servicer’s responsibilities.

In addition to the consultation rights of the issuing entity, as One Penn Center Non-Controlling Noteholder as described above, the issuing entity will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Special Servicer, as applicable) with the WFCM 2016-BNK1 Master Servicer or WFCM 2016-BNK1 Special Servicer, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-BNK1 Master Servicer or WFCM 2016-BNK1 Special Servicer, as applicable, in which servicing issues related to the One Penn Center Whole Loan are discussed.

Application of Penalty Charges

Pursuant to the One Penn Center Intercreditor Agreement, items in the nature of penalty charges paid on the One Penn Center Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the One Penn Center Mortgage Loan and the One Penn Center Companion Loans by the amount necessary to pay the WFCM 2016-BNK1 Master Servicer, the WFCM 2016-BNK1 Trustee or the WFCM 2016-BNK1 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-BNK1 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the One Penn Center Mortgage Loan and the One Penn Center Companion Loans by the amount necessary to pay the applicable master servicer, the trustee, the WFCM 2016-BNK1 Master Servicer and the WFCM 2016-BNK1 Trustee for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the WFCM 2016-BNK1 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the One Penn Center Mortgage Loan and the One Penn Center Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the One Penn Center Whole Loan (as specified in the WFCM 2016-BNK1 Pooling and Servicing Agreement) and, finally, with respect to any remaining amount of penalty charges allocable to the One Penn Center Mortgage Loan, be paid to the WFCM 2016-BNK1 Master Servicer and/or the WFCM 2016-BNK1 Special Servicer as additional servicing compensation as provided in the WFCM 2016-BNK1 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One Penn Center Intercreditor Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement, if the One Penn Center Mortgage Loan becomes a defaulted mortgage loan and thereafter the WFCM 2016-BNK1 Special Servicer determines pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement and the One Penn Center Intercreditor Agreement to pursue a sale of the One Penn Center Mortgage Loan, the WFCM 2016-BNK1 Special Servicer will be required to sell the One Penn Center Mortgage Loan together with the One Penn Center Companion Loan as a single whole loan at a fair price as determined by the WFCM 2016-BNK1 Special Servicer, subject to the

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satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the One Penn Center Mortgage Loan and the One Penn Center Companion Loan received from interested persons, the WFCM 2016-BNK1 Trustee’s (or any third party hired by the WFCM 2016-BNK1 Trustee in accordance with the WFCM 2016-BNK1 Pooling and Servicing Agreement) obligation to review whether such offer constitutes a fair price (provided that no offer from such interested person constitutes a fair price unless it is the highest offer received and at least two other offers are received from independent third parties).

The WFCM 2016-BNK1 Special Servicer will not be permitted to sell the One Penn Center Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity unless the WFCM 2016-BNK1 Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the One Penn Center Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-BNK1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One Penn Center Whole Loan, and any documents in the servicing file reasonably requested by the One Penn Center Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-BNK1 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-BNK1 Master Servicer or the WFCM 2016-BNK1 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as One Penn Center Non-Controlling Noteholder, may waive any of the delivery or timing requirements set forth in this sentence. Each holder of the One Penn Center Mortgage Loan and the One Penn Center Companion Loan, the Directing Certificateholder and the WFCM 2016-BNK1 Directing Certificateholder will be permitted to submit an offer at any sale of the One Penn Center Whole Loan unless such holder is a “borrower party” (as defined in the WFCM 2016-BNK1 Pooling and Servicing Agreement).

Special Servicer Appointment Rights

Pursuant to the One Penn Center Intercreditor Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement, the WFCM 2016-BNK1 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-BNK1 Pooling and Servicing Agreement or the One Penn Center Controlling Companion Loan is an “excluded loan” under the WFCM 2016-BNK1 Pooling and Servicing Agreement) will have the right, at any time, with or without cause, to replace the WFCM 2016-BNK1 Special Servicer then acting with respect to the One Penn Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative), as holder of the One Penn Center Mortgage Loan. Accordingly, the WFCM 2016-BNK1 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-BNK1 Pooling and Servicing Agreement or that the One Penn Center Whole Loan is an “excluded loan” under the WFCM 2016-BNK1 Pooling and Servicing Agreement), and the applicable WFCM 2016-BNK1 certificateholders with the requisite percentage of voting rights (if a control termination event exists under the WFCM 2016-BNK1 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the WFCM 2016-BNK1 Special Servicer then acting with respect to the One Penn Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity as holder of the One Penn Center Mortgage Loan. The issuing entity (or its representative), as holder of the One Penn Center Mortgage Loan, will be permitted to direct the WFCM 2016-BNK1 Trustee to terminate the WFCM 2016-BNK1 Special Servicer (solely with respect to the One Penn Center Whole Loan) upon a servicer termination event under the WFCM 2016-

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BNK1 Pooling and Servicing Agreement with respect to the WFCM 2016-BNK1 Special Servicer that affects the holder of the One Penn Center Mortgage Loan.

The International Square Whole Loan

The mortgaged property identified on Annex A-1 to this prospectus as International Square secures a Whole Loan evidenced by two (2) tranches of debt, comprised in total of 5 promissory notes, each originally dated as of July 11, 2016 and bearing the same rate of interest, as follows: (1)(a) promissory Note A-1 in the original principal amount of $166,700,000, (b) promissory Note A-2-1, in the original principal amount of $30,000,000, (c) promissory Note A-2-2, in the original principal amount of $30,000,000 and (d) promissory Note A-3 in the original principal amount of $20,000,000 and (2) promissory Note B in the original principal amount of $203,300,000 (Note A-2-2 represents the “International Square Mortgage Loan”; Note A-1, Note A-2-1 and Note A-3, collectively, represent the “International Square Non-Serviced Pari Passu Companion Loans”; Note B represents the “International Square Subordinate Companion Loan” and, collectively with the International Square Mortgage Loan and the International Square Non-Serviced Pari Passu Companion Loans, the “International Square Non-Serviced Whole Loan”, the “International Square Non-Serviced Pari Passu Whole Loan” or the “International Square Whole Loan” as the context requires). The International Square Non-Serviced Whole Loan was originated by Bank of America, National Association.

The International Square Mortgage Loan, with an outstanding principal balance as of the Cut-off Date of $30,000,000, and the International Square Non-Serviced Pari Passu Companion Loans, with an outstanding principal balance as of the Cut-off Date of $216,700,000, are cross-defaulted and have the same borrowers, maturity date, amortization schedule and prepayment structure. The International Square Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with the International Square Mortgage Loan. The International Square Subordinate Companion Loan is cross-defaulted and has the same borrowers, maturity date and amortization schedule. The International Square Mortgage Loan is included in the issuing entity. Neither the International Square Non-Serviced Pari Passu Companion Loans nor the International Square Subordinate Companion Loan are included in the Trust. Note A-1 and Note B are currently held by the BAMLL 2016-ISQR securitization trust, and Note A-2-1 is currently held by the MSBAM 2016-C31 securitization trust, and Note A-3 is currently held by the MSBAM 2016-C30 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the International Square Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the International Square Non-Serviced Pari Passu Companion Loans and exclude the International Square Subordinate Companion Loan.

Servicing of the International Square Non-Serviced Whole Loan.

The International Square Non-Serviced Whole Loan will be serviced and administered pursuant to the BAMLL 2016-ISQR Trust and Servicing Agreement between Banc of America Merrill Lynch Large Loan, Inc., as depositor, Wells Fargo Bank, National Association, as servicer, AEGON USA Realty Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and custodian, and Wilmington Trust, National Association, as trustee. The BAMLL 2016-ISQR Trust and Servicing Agreement constitutes the “Non-Serviced PSA” with respect to the International Square Non-Serviced Whole Loan. The servicing terms of such Non-Serviced PSA are similar to the servicing terms of the PSA.

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See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the International Square Mortgage Loan”.

The International Square Intercreditor Agreement provides that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer will be obligated to administer the International Square Non-Serviced Whole Loan consistently with the terms of such intercreditor agreement and the BAMLL 2016-ISQR Trust and Servicing Agreement. None of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable, under the BAMLL 2016-ISQR Trust and Servicing Agreement will be required to make P&I Advances on the International Square Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to make servicing advances on the International Square Non-Serviced Whole Loan unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the BAMLL 2016-ISQR Trust and Servicing Agreement. P&I Advances on the International Square Mortgage Loan are required to be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the International Square Non-Serviced Whole Loan.

The Trust is required to pay its pro rata share of (i) any servicing advances or administrative advances (including if such advances become nonrecoverable advances) and any interest accrued and payable on such advances and (ii) any trust fund expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the International Square Whole Loan or mortgaged property (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any rating agency confirmation) in accordance with the BAMLL 2016-ISQR Trust and Servicing Agreement and the International Square Intercreditor Agreement and to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to Note B have been applied to pay such amounts (it being understood that the pro rata share payable by the applicable noteholder would be determined after allocating such advances, interest accrued and payable on such advances, trust fund expenses, and/or other fees, costs or expenses, as the case may be, first to Note B and then, to Note A-1, Note A-2-1, Note A-2-2 and Note A-3, on a pro rata and pari passu basis, in that order).

Any losses, liabilities, claims, costs and expenses incurred in connection with the International Square Non-Serviced Whole Loan that are not otherwise paid out of collections on such Non-Serviced Whole Loan may, to the extent allocable to the International Square Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization (it being understood that the allocation of such losses, liabilities, claims, costs and expenses will be determined after allocating such losses, liabilities, claims, costs and expenses, as the case may be, first to Note B and then, to Note A-1, Note A-2-1, Note A-2-2 and Note A-3, on a pro rata and pari passu basis, in that order).

The International Square Intercreditor Agreement.

Pursuant to the intercreditor agreement entered into between the holders of the International Square Mortgage Loan, the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan (the “International Square Intercreditor Agreement”), the International Square Mortgage Loan is pari passu in right of payment with the International Square Non-Serviced Pari Passu Companion Loans and is generally senior in right of payment to the International Square Subordinate Companion Loan. The following summaries describe certain provisions of the International Square Intercreditor Agreement.

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Application of Payments

Prior to the occurrence and continuance of an event of default with respect to the International Square Whole Loan, any collections received in respect of the International Square Whole Loan or mortgaged property will be applied to the International Square Mortgage Loan, the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan in accordance with BAMLL 2016-ISQR Trust and Servicing Agreement and the International Square Intercreditor Agreement. Accordingly, subject to the right of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Certificate Administrator under the BAMLL 2016-ISQR Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the BAMLL 2016-ISQR Trust and Servicing Agreement, the monthly interest payment on the International Square Whole Loan will be applied: (i) first, to the payment of interest due and payable on each of Notes A-1, Note A-2-1, Note A-2-2 and Note A-3, pro rata and pari passu; and (ii) second, to the payment of interest due and payable on Note B; and any prepayment or repayment of the principal of the International Square Whole Loan will be applied: (a) first, to the reduction of the outstanding principal balance of each of Notes A-1, Note A-2-1, Note A-2-2 and Note A-3, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; and (b) second, to the reduction of the outstanding principal balance of Note B, until the outstanding principal balance of such Note is reduced to zero.

Following the occurrence and during the continuance of an event of default with respect to each of the International Square Whole Loan, payments and proceeds with respect to the International Square Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

•	first, to provide reimbursement to the related Non-Serviced Master Servicer and the related Non-Serviced Trustee, as applicable, under the BAMLL 2016-ISQR Trust and Servicing Agreement for any nonrecoverable servicing advances and administrative advances and any interest thereon;

•	second, to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on each of Note A-1, Note A-2-1, Note A-2-2 and Note A-3, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on Note B;

•	third, to provide reimbursement for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses (in each case provided that such reimbursements or payments relate to International Square Whole Loan and mortgaged property);

•	fourth, to the holders of Note A-1, Note A-2-1, Note A-2-2 and Note A-3, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

•	fifth, to the holders of Note A-1, Note A-2-1, Note A-2-2 and Note A-3 on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;

•	sixth, to pay to the holders of Note A-1, Note A-2-1, Note A-2-2 and Note A-3, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances;

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•	seventh, to pay to the holders of Note A-1, Note A-2-1, Note A-2-2 and Note A-3, an amount equal to the aggregate of unreimbursed note realized losses previously allocated to Note A-1, Note A-2-1, Note A-2-2 and Note A-3, plus interest thereon at the applicable note rate (to the extent not reimbursed pursuant to second and fourth above) compounded monthly from the date the related note realized loss was allocated to Note A-1, Note A-2-1, Note A-2-2 and Note A-3, on a pro rata and pari passu basis;

•	eighth, to pay to the holder of Note B accrued and unpaid interest on Note B (other than default interest) that was not reimbursed pursuant to clause second, above;

•	ninth, to pay to the holder of Note B any interest accrued on principal and interest advances on Note B;

•	tenth, to pay to the holder of Note B payments of principal;

•	eleventh, to pay to the holder of Note B, an amount equal to the aggregate unreimbursed note realized losses previously allocated to Note B, plus interest thereon (to the extent not reimbursed pursuant to clauses second and eighth above) compounded monthly from the date such note realized loss was allocated to Note B;

•	twelfth, to pay the Non-Serviced Master Servicer or Non-Serviced Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

•	thirteenth, to fund any other reserves to the extent then required to be held in escrow;

•	fourteenth, to pay the holders of Note A-1, Note A-2-1, Note A-2-2 and Note A-3 any yield maintenance default premium then due and payable in respect of Note A-1, Note A-2-1, Note A-2-2 and Note A-3, on a pro rata and pari passu basis, then to the holder of Note B any yield maintenance default premium then due and payable in respect of Note B;

•	fifteenth, to pay the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, default interest and late payment charges then due and owing under the International Square Whole Loan, all of which will be applied in accordance with the BAMLL 2016-ISQR Trust and Servicing Agreement;

•	sixteenth, to pay the Non-Serviced Master Servicer or Non-Serviced Special Servicer any additional servicing compensation that the Non-Serviced Master Servicer or Non-Serviced Special Servicer is entitled to receive under the BAMLL 2016-ISQR Trust and Servicing Agreement; and

•	seventeenth, if any excess amount is available to be distributed in respect of the International Square Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through sixteenth, any remaining amount will be paid pro rata to the note holders based on the initial principal balance of the notes held by such note holders;

provided that the priority of payment set forth above is solely for purposes of allocating collections on the International Square Whole Loan or the related mortgaged property (net of any reimbursement or payment of advances or trust fund expenses relating to the International Square Whole Loan or related mortgaged property to the extent provided

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above) to each note and that any amounts payable to or allocable to the notes in respect of interest, principal, default interest and interest on advances of interest and principal will be subject to the terms of the BAMLL 2016-ISQR Trust and Servicing Agreement and the other applicable provisions of the BAMLL 2016-ISQR Trust and Servicing Agreement and will not otherwise affect the reimbursement rights of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer or the Non-Serviced Trustee thereunder.

Notwithstanding anything to the contrary herein, to the extent required by the REMIC provisions of the Code, payments received with respect to any partial release of the mortgaged property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the International Square Whole Loan in the manner permitted by such REMIC provisions of the Code if, immediately following such release, the loan-to-value ratio of the International Square Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

The International Square Intercreditor Agreement provides, in general, that:

•	The related Non-Serviced Directing Certificateholder (or such other designee specified thereunder) will act as the controlling note holder with respect to the International Square Non-Serviced Whole Loan and will have all rights with respect to the International Square Non-Serviced Whole Loan set forth in the BAMLL 2016-ISQR Trust and Servicing Agreement (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than Excluded Loans) under the PSA); provided that for so long as such Non-Serviced Directing Certificateholder (or other designee) is the related Mortgage Loan borrower or an affiliate thereof, such Non-Serviced Directing Certificateholder (or other designee) will not be entitled to exercise such control rights; and

•	The transfer of up to 49% of the beneficial interest of the non-controlling portion of the International Square Non-Serviced Pari Passu Companion Loans is generally permitted. The transfer of more than 49% of the beneficial interest therein is generally prohibited unless (i) the transferee is an institutional lender or investment fund (other than the related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or a securitization vehicle meeting certain rating and other requirements or (ii)(a) each non-transferring holder has consented to such transfer and (b) if a non-transferring holder’s promissory note is held in a securitization, a rating agency communication is provided to each applicable rating agency. The foregoing restrictions do not apply to a sale of the International Square Mortgage Loan together with the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan.

Certain Rights of each International Square Non-Controlling Note Holder.

The related Non-Serviced Special Servicer will be required (i) to provide to each International Square Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder with respect to the implementation of any recommended actions outlined in an asset status report relating to the International Square Non-Serviced Whole Loan or any proposed action to be taken in respect of an International Square Major Decision (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the expiration of the

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“subordinate control period” or the “collective consultation period” under the BAMLL 2016-ISQR Trust and Servicing Agreement) and (ii) to use reasonable efforts to consult each International Square Non-Controlling Note Holder on a strictly non-binding basis, to the extent such party requests consultation with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of “Major Decisions” (as defined in the BAMLL 2016-ISQR Trust and Servicing Agreement, and which major decisions are substantially similar to Major Decisions as described in this prospectus) with respect to the International Square Non-Serviced Whole Loan (each, an “International Square Major Decision”). Such consultation right will expire ten (10) business days after the delivery to the related International Square Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such International Square Non-Controlling Note Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any International Square Non-Controlling Note Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the International Square Mortgage Loan, the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan, the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer may take any action constituting an International Square Major Decision with respect to the International Square Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each International Square Non-Controlling Note Holder will have the right to annual meetings (which may be held telephonically) with the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the International Square Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the BAMLL 2016-ISQR Trust and Servicing Agreement has occurred that affects any International Square Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under the BAMLL 2016-ISQR Trust and Servicing Agreement solely with respect to the International Square Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under the BAMLL 2016-ISQR Trust and Servicing Agreement, entitlements to amounts payable to the Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination. The applicable International Square Non-Controlling Note Holder will be solely responsible for reimbursing the related Non-Serviced Trustee’s or the related Non-Serviced Directing Certificateholder’s, as applicable, costs and expenses, if not paid within a reasonable time by the terminated Non-Serviced Special Servicer and, in the case of the Non-Serviced Trustee, that would be otherwise reimbursable to the Non-Serviced Trustee from amounts on deposit in the related collection account or companion distribution account.

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The “International Square Non-Controlling Note Holders” are the holders of the International Square Mortgage Loan and the non-controlling portion of the International Square Non-Serviced Pari Passu Companion Loans; provided, that for so long as 50% or more of either such non-controlling note is held by (or the majority “controlling class” holder or other party designated to exercise the rights of such International Square Non-Controlling Note Holder is) the related Mortgage Loan borrower or an affiliate thereof, such holder of such non-controlling note (or such majority “controlling class” holder or other party designated to exercise the rights of such International Square Non-Controlling Note Holder) will not be entitled to exercise any rights of such International Square Non-Controlling Note Holder, and there will be deemed to be no International Square Non-Controlling Note Holder with respect to such non-controlling note. Bank of America, National Association, as holder of a non-controlling portion of the International Square Non-Serviced Pari Passu Companion Loans, is expected to be an International Square Non-Controlling Note Holder on the Closing Date. In addition, with respect to the International Square Mortgage Loan, the rights of the related International Square Non-Controlling Note Holder will be exercisable by the Directing Certificateholder prior to the occurrence of a Control Termination Event.

Custody of the Mortgage File.

Wells Fargo Bank, National Association, as custodian under the BAMLL 2016-ISQR Trust and Servicing Agreement will be the initial custodian of the mortgage file related to the International Square Non-Serviced Whole Loan (other than any International Square promissory notes not contributed to the BAMLL 2016-ISQR Trust and Servicing Agreement).

Sale of Specially Serviced Mortgage Loan.

Under the International Square Intercreditor Agreement and the BAMLL 2016-ISQR Trust and Servicing Agreement, upon the International Square Non-Serviced Whole Loan becoming a “Specially Serviced Mortgage Loan” (as defined in the BAMLL 2016-ISQR Trust and Servicing Agreement), if the Non-Serviced Special Servicer decides to sell the International Square Non-Serviced Pari Passu Companion Loans, such Non-Serviced Special Servicer will be required to sell the International Square Mortgage Loan, the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan together as notes evidencing one whole loan in accordance with the terms of the related BAMLL 2016-ISQR Trust and Servicing Agreement. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the International Square Non-Serviced Whole Loan without the consent of each International Square Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the International Square Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the related Non-Serviced Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale; provided that an International Square Non-Controlling Note Holder may waive as to itself any of the delivery or timing requirements described in this sentence.

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The Briarwood Mall Whole Loan

General

The mortgaged property identified on Annex A-1 to this prospectus as Briarwood Mall secures a Whole Loan evidenced by three (3) replacement severed promissory notes (collectively, the “Briarwood Mall Promissory Notes”), each severed from the original $165,000,000 promissory note originally dated as of August 15, 2016 as follows: (1) ”Briarwood Mall Promissory Note A-1” in the original principal amount of $70,000,000, (2) ”Briarwood Mall Promissory Note A-2” in the original principal amount of $65,000,000 and (3) ”Briarwood Mall Promissory Note A-3” in the original principal amount of $30,000,000. The Briarwood Mall Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

The Briarwood Mall Promissory Note A-3 will be included in the issuing entity, will be a “Mortgage Loan” and is referred to herein as the “Briarwood Mall Mortgage Loan”. The Briarwood Mall Promissory Note A-1 and the Briarwood Mall Promissory Note A-2 will not be included in the issuing entity, will be “Pari Passu Companion Loans” and are referred to herein as the “Briarwood Mall Pari Passu Companion Loans”. The Briarwood Mall Pari Passu Companion Loans are pari passu in right of payment with the Briarwood Mall Mortgage Loan. The Briarwood Mall Promissory Note A-1 is currently held by the MSBAM 2016-C30 securitization trust. The Briarwood Mall Promissory Note A-2 is currently held by Barclays Bank PLC which may sell its Briarwood Mall Pari Passu Companion Loan at any time, subject to compliance with the Briarwood Mall Intercreditor Agreement (as defined below). The Briarwood Mall Mortgage Loan and the Briarwood Mall Pari Passu Companion Loans are collectively referred to herein as the “Briarwood Mall Non-Serviced Whole Loan”, the “Briarwood Mall Non-Serviced Pari Passu Whole Loan” or the “Briarwood Mall Whole Loan” as the context requires). The Briarwood Mall Non-Serviced Whole Loan was co-originated by Bank of America and Barclays Bank PLC.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Briarwood Mall Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the Briarwood Mall Pari Passu Companion Loans.

Servicing of the Briarwood Mall Whole Loan

The Briarwood Mall Non-Serviced Whole Loan will be serviced and administered pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement, between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer. The MSBAM 2016-C30 Pooling and Servicing Agreement constitutes the “Non-Serviced PSA” with respect to the Briarwood Mall Non-Serviced Whole Loan. The servicing terms of such Non-Serviced PSA are similar to the servicing terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Briarwood Mall Mortgage Loan”.

The terms of the Briarwood Mall Intercreditor Agreement provide that, for so long as the Briarwood Mall Mortgage Loan is included in a securitization, the Non-Serviced Master Servicer or Non-Serviced Special Servicer will be obligated to administer the Briarwood Mall Non-Serviced Whole Loan consistently with the terms of such intercreditor agreement and the MSBAM 2016-C30 Pooling and Servicing Agreement. None of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable, under the MSBAM 2016-C30 Pooling and Servicing Agreement will be required to make P&I

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Advances on the Briarwood Mall Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to make servicing advances on the Briarwood Mall Non-Serviced Whole Loan unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the MSBAM 2016-C30 Pooling and Servicing Agreement. P&I Advances on the Briarwood Mall Mortgage Loan are required to be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the Briarwood Mall Non-Serviced Whole Loan.

The Briarwood Mall Intercreditor Agreement

Pursuant to the intercreditor agreement entered into between the holders of the Briarwood Mall Promissory Notes (the “Briarwood Mall Intercreditor Agreement”), the Briarwood Mall Mortgage Loan is pari passu in right of payment with the Briarwood Mall Pari Passu Companion Loans. The Briarwood Mall Intercreditor Agreement provides, in general, that:

•	The Briarwood Mall Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on the Briarwood Mall Whole Loan will be applied to the Briarwood Mall Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer and the special servicer, in accordance with the terms of the related Non-Serviced PSA).

•	The related directing certificateholder under the MSBAM 2016-C30 Pooling and Servicing Agreement (or such other designee specified thereunder) will be entitled to exercise the rights of controlling holder with respect to the Briarwood Mall Whole Loan prior to the occurrence of a “Control Termination Event” (as defined in the MSBAM 2016-C30 Pooling and Servicing Agreement) and will have all rights with respect to the Briarwood Mall Whole Loan set forth in the MSBAM 2016-C30 Pooling and Servicing Agreement; provided, that if, prior to a “Control Termination Event”, the related Non-Serviced Directing Certificateholder is (or is an affiliate or principal of) any related borrower or any manager of the mortgaged property, the Non-Serviced Directing Certificateholder will not be entitled to exercise any such rights of the controlling holder.

•	The transfer of up to 49% of the beneficial interest of a Briarwood Mall Pari Passu Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of a Briarwood Mall Pari Passu Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the Briarwood Mall Whole Loan is held in a securitization, a rating agency communication is provided to or a rating agency confirmation is obtained from each applicable rating agency as required by the related pooling and servicing agreement. The foregoing restrictions do not apply to a sale of the Briarwood Mall Mortgage Loan together with the Briarwood

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Mall Pari Passu Companion Loans in accordance with the terms of the MSBAM 2016-C30 Pooling and Servicing Agreement.

Certain Rights of each Briarwood Mall Non-Controlling Holder.

The related Non-Serviced Special Servicer will be required (i) to provide to each Briarwood Mall Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the Briarwood Mall Whole Loan or any proposed action to be taken in respect of a Briarwood Mall Major Decision (for this purpose, without regard to whether such items are actually required to be provided to such directing certificateholder due to the occurrence of a “Control Termination Event” or “Consultation Termination Event” under such Non-Serviced PSA) and (ii) to use reasonable efforts to consult each Briarwood Mall Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of “major decisions” (as defined in the related Non-Serviced PSA, and which major decisions are similar to “Major Decisions” as defined in the PSA) with respect to the Briarwood Mall Whole Loan (each, a “Briarwood Mall Major Decision”).

Such consultation right will expire ten (10) business days after the delivery to such Briarwood Mall Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Briarwood Mall Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Briarwood Mall Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Briarwood Mall Promissory Notes, it may take, in accordance with the servicing standard set forth in the related Non-Serviced PSA, any action constituting a Briarwood Mall Major Decision with respect to the Briarwood Mall Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Briarwood Mall Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Briarwood Mall Whole Loan are discussed.

If a servicer termination event under the related Non-Serviced PSA has occurred that affects Briarwood Mall Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the Briarwood Mall Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a Certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

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“Briarwood Mall Non-Controlling Holders” are the holders of the Briarwood Mall Promissory Note A-2 and the Briarwood Mall Promissory Note A-3, and from and after the Closing Date, the “directing certificateholder” or other designated party under, and as to and to the extent provided for in, the related pooling and servicing agreement will be entitled to exercise the rights of such Briarwood Mall Non-Controlling Holder (subject to any restrictions applicable to a Borrower Party or Borrower Party Affiliate provided for in the related pooling and servicing agreement); provided that for so long as 50% or more of the Briarwood Mall Promissory Note A-2 or the Briarwood Mall Promissory Note A-3 is held by (or such “directing certificateholder” or other designated party under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, the related Briarwood Mall Non-Controlling Holder will not be entitled to exercise any of the rights described above, and as to the Briarwood Mall Promissory Note A-2 or the Briarwood Mall Promissory Note A-3, as applicable, there will be deemed to be no Briarwood Mall Non-Controlling Holder.

Sale of Defaulted Mortgage Loan.

Under the Briarwood Mall Intercreditor Agreement and the related Non-Serviced PSA, upon the Briarwood Mall Whole Loan becoming a defaulted loan, and if the related Non-Serviced Special Servicer decides to sell the Briarwood Mall Mortgage Loan, such Non-Serviced Special Servicer will be required to sell the Briarwood Mall Mortgage Loan and each Briarwood Mall Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such Non-Serviced Special Servicer will not be permitted to sell the Briarwood Mall Whole Loan without the consent of each Briarwood Mall Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Briarwood Mall Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Conrad Indianapolis Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Conrad Indianapolis, representing approximately 3.3% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Conrad Indianapolis Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as Note A-1, having an outstanding principal balance as of the Cut-off Date of approximately $31,962,031 (the “Conrad Indianapolis Companion Loan”); and (ii) one mortgage note designated as Note A-2, having an outstanding principal balance as of the Cut-off Date of approximately $23,671,879 (the “Conrad Indianapolis Mortgage Loan”). The Conrad Indianapolis Companion Loan is generally pari passu in right of payment with the Conrad Indianapolis Mortgage Loan.

The Conrad Indianapolis Companion Loan together with the Conrad Indianapolis Mortgage Loan are collectively referred to as the “Conrad Indianapolis Whole Loan”. Only

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the Conrad Indianapolis Mortgage Loan is an asset of the issuing entity. The Conrad Indianapolis Companion Loan will be contributed by Wells Fargo Bank, National Association to the Wells Fargo Commercial Mortgage Trust 2016-C36 securitization trust.

The holders of the Conrad Indianapolis Whole Loan (the “Conrad Indianapolis Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Conrad Indianapolis Noteholder (the “Conrad Indianapolis Intercreditor Agreement”).

Servicing

The Conrad Indianapolis Whole Loan will be serviced and administered pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-C36 Master Servicer”), C-III Asset Management, LLC, as special servicer (the “WFCM 2016-C36 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “WFCM 2016-C36 Operating Advisor”) and as asset representations reviewer (in such capacity, the “WFCM 2016-C36 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-C36 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “WFCM 2016-C36 Trustee”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Conrad Indianapolis Mortgage Loan” in this prospectus, but subject to the terms of the Conrad Indianapolis Intercreditor Agreement. The Conrad Indianapolis Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the Conrad Indianapolis Mortgage Loan and the rights of the holder of the Conrad Indianapolis Companion Loan, and provides that fees, costs, expenses, losses and shortfalls relating to the Conrad Indianapolis Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the Conrad Indianapolis Whole Loan, the servicing standard set forth in the WFCM 2016-C36 Pooling and Servicing Agreement requires the WFCM 2016-C36 Master Servicer and the WFCM 2016-C36 Special Servicer to take into account the interests of both the Certificateholders and the Conrad Indianapolis Companion Loan holders as a collective whole in connection with the servicing of the Conrad Indianapolis Whole Loan.

Amounts payable to the issuing entity as holder of the Conrad Indianapolis Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Conrad Indianapolis Mortgage Loan (but not on the Conrad Indianapolis Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Conrad Indianapolis Mortgage Loan. Principal and interest advances in respect of the Conrad Indianapolis Companion Loan and property protection advances in respect of the Conrad Indianapolis Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Conrad Indianapolis Mortgage Loan” in this prospectus.

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Application of Payments

The Conrad Indianapolis Intercreditor Agreement sets forth the respective rights of the holder of the Conrad Indianapolis Mortgage Loan and the holder of the Conrad Indianapolis Companion Loan with respect to distributions of funds received in respect of the Conrad Indianapolis Whole Loan, and provides, in general, that:

•	the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loans are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Conrad Indianapolis Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-C36 Master Servicer, the WFCM 2016-C36 Special Servicer or the WFCM 2016-C36 Trustee) in accordance with the terms of the Conrad Indianapolis Intercreditor Agreement and the WFCM 2016-C36 Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the Conrad Indianapolis Whole Loan will be allocated on a pro rata and pari passu basis to the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Conrad Indianapolis Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Conrad Indianapolis Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Conrad Indianapolis Companion Loan. Similarly, P&I advances on the Conrad Indianapolis Companion Loan are not reimbursable out of payments or other collections on the Conrad Indianapolis Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the WFCM 2016-C36 Pooling and Servicing Agreement with respect to the Conrad Indianapolis Whole Loan are insufficient to reimburse the WFCM 2016-C36 Master Servicer for any property protection advance and/or interest thereon and the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Trustee, as applicable, obtains funds from general collections of the WFCM 2016-C36 securitization trust as a reimbursement for a property protection advance or interest thereon, the issuing entity (as holder of the Conrad Indianapolis Mortgage Loan) will be required to, promptly following notice from the WFCM 2016-C36 Master Servicer, pay to the WFCM 2016-C36 securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the issuing entity (as holder of the Conrad Indianapolis Mortgage Loan) is required to promptly reimburse the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Trustee for the Conrad Indianapolis Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Conrad Indianapolis Whole Loan as to which the WFCM 2016-C36 securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the WFCM 2016-C36 Pooling and Servicing Agreement (to the extent amounts

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collected with respect to the Conrad Indianapolis Whole Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the Conrad Indianapolis Intercreditor Agreement, the controlling noteholder (the “Conrad Indianapolis Controlling Noteholder”) with respect to the Conrad Indianapolis Whole Loan, as of any date of determination, will be the WFCM 2016-C36 Trustee on behalf of the WFCM 2016-C36 issuing entity as holder of the Conrad Indianapolis Companion Loan; provided, that, unless a control termination event exists under the WFCM 2016-C36 Pooling and Servicing Agreement or the Conrad Indianapolis Companion Loan is an “excluded loan” under the WFCM 2016-C36 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2016-C36 Pooling and Servicing Agreement (the “WFCM 2016-C36 Directing Certificateholder”) will be entitled to exercise the rights of the Conrad Indianapolis Controlling Noteholder with respect to the Conrad Indianapolis Whole Loan. In its capacity as representative of the Conrad Indianapolis Controlling Noteholder under the Conrad Indianapolis Intercreditor Agreement, the WFCM 2016-C36 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined under the WFCM 2016-C36 Pooling and Servicing Agreement) to be taken with respect to the Conrad Indianapolis Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Conrad Indianapolis Whole Loan will require the approval of the WFCM 2016-C36 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). In addition, the Conrad Indianapolis Intercreditor Agreement provides that the WFCM 2016-C36 Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Conrad Indianapolis Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the WFCM 2016-C36 Pooling and Servicing Agreement, the WFCM 2016-C36 Directing Certificateholder will only have these rights with respect to the Conrad Indianapolis Whole Loan for so long as it has similar rights with respect to the other mortgage loans included in the WFCM 2016-C36 issuing entity (other than any “excluded loan” under the WFCM 2016-C36 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-C36 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the Conrad Indianapolis Intercreditor Agreement, the issuing entity (or its representative), as holder of the Conrad Indianapolis Mortgage Loan (the “Conrad Indianapolis Non-Controlling Noteholder”), which will be represented by the Directing Certificateholder unless a Control Termination Event exists under the PSA or the Conrad Indianapolis Mortgage Loan is an Excluded Loan, will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Special Servicer, as applicable, is required to provide to the WFCM 2016-C36 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-C36 Directing Certificateholder under the WFCM 2016-C36 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the WFCM 2016-C36 Pooling and Servicing Agreement) with respect to certain “major decisions” under the WFCM 2016-C36 Pooling and Servicing Agreement to be taken with respect to the Conrad Indianapolis Whole Loan or the implementation of any

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recommended action outlined in an asset status report relating to the Conrad Indianapolis Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Conrad Indianapolis Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Conrad Indianapolis Whole Loan. The consultation right of the Conrad Indianapolis Non-Controlling Noteholder will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2016-C36 Directing Certificateholder; provided that if the WFCM 2016-C36 Master Servicer (or the WFCM 2016-C36 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the Conrad Indianapolis Non-Controlling Noteholder’s consultation rights described above, the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Conrad Indianapolis Whole Loan and it has made a reasonable effort to contact the Conrad Indianapolis Non-Controlling Noteholder. Neither the WFCM 2016-C36 Master Servicer nor the WFCM 2016-C36 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Conrad Indianapolis Non-Controlling Noteholder.

Neither the WFCM 2016-C36 Master Servicer nor the WFCM 2016-C36 Special Servicer may take or refrain from taking any action pursuant to instructions from the Conrad Indianapolis Non-Controlling Noteholder, the WFCM 2016-C36 Directing Certificateholder or any other party to the WFCM 2016-C36 Pooling and Servicing Agreement that would, among other things, cause the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Special Servicer, as applicable, to violate applicable law, the terms of the Conrad Indianapolis Whole Loan, the Conrad Indianapolis Intercreditor Agreement, the WFCM 2016-C36 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2016-C36 Pooling and Servicing Agreement, or the REMIC provisions of the Code or materially expand the scope of the WFCM 2016-C36 Master Servicer’s or the WFCM 2016-C36 Special Servicer’s responsibilities.

In addition to the consultation rights of the issuing entity, as Conrad Indianapolis Non-Controlling Noteholder as described above, the issuing entity will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Special Servicer, as applicable) with the WFCM 2016-C36 Master Servicer or WFCM 2016-C36 Special Servicer, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-C36 Master Servicer or WFCM 2016-C36 Special Servicer, as applicable, in which servicing issues related to the Conrad Indianapolis Whole Loan are discussed.

Application of Penalty Charges

Pursuant to the Conrad Indianapolis Intercreditor Agreement, items in the nature of penalty charges paid on the Conrad Indianapolis Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loans by the amount necessary to pay the WFCM 2016-C36 Master Servicer, the WFCM 2016-C36 Trustee or the WFCM 2016-C36 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-C36 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis

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Companion Loans by the amount necessary to pay the applicable master servicer, the trustee, the WFCM 2016-C36 Master Servicer and the WFCM 2016-C36 Trustee for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the WFCM 2016-C36 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Conrad Indianapolis Whole Loan (as specified in the WFCM 2016-C36 Pooling and Servicing Agreement) and, finally, with respect to any remaining amount of penalty charges allocable to the Conrad Indianapolis Mortgage Loan, be paid to the WFCM 2016-C36 Master Servicer and/or the WFCM 2016-C36 Special Servicer as additional servicing compensation as provided in the WFCM 2016-C36 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Conrad Indianapolis Intercreditor Agreement and the WFCM 2016-C36 Pooling and Servicing Agreement, if the Conrad Indianapolis Mortgage Loan becomes a defaulted mortgage loan and thereafter the WFCM 2016-C36 Special Servicer determines pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement and the Conrad Indianapolis Intercreditor Agreement to pursue a sale of the Conrad Indianapolis Mortgage Loan, the WFCM 2016-C36 Special Servicer will be required to sell the Conrad Indianapolis Mortgage Loan together with the Conrad Indianapolis Companion Loan as a single whole loan at a fair price as determined by the WFCM 2016-C36 Special Servicer, subject to the satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan received from interested persons, the WFCM 2016-C36 Trustee’s (or any third party hired by the WFCM 2016-C36 Trustee in accordance with the WFCM 2016-C36 Pooling and Servicing Agreement) obligation to review whether such offer constitutes a fair price (provided that no offer from such interested person constitutes a fair price unless it is the highest offer received and at least two other offers are received from independent third parties).

The WFCM 2016-C36 Special Servicer will not be permitted to sell the Conrad Indianapolis Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity unless the WFCM 2016-C36 Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Conrad Indianapolis Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-C36 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Conrad Indianapolis Whole Loan, and any documents in the servicing file reasonably requested by the Conrad Indianapolis Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-C36 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-C36 Master Servicer or the WFCM 2016-C36 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as Conrad Indianapolis Non-Controlling Noteholder, may waive any of the delivery or timing requirements set forth in this sentence. Each holder of the Conrad Indianapolis Mortgage Loan and the Conrad

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Indianapolis Companion Loan, the Directing Certificateholder and the WFCM 2016-C36 Directing Certificateholder will be permitted to submit an offer at any sale of the Conrad Indianapolis Whole Loan unless such holder is a “borrower party” (as defined in the WFCM 2016-C36 Pooling and Servicing Agreement).

Special Servicer Appointment Rights

Pursuant to the Conrad Indianapolis Intercreditor Agreement and the WFCM 2016-C36 Pooling and Servicing Agreement, the WFCM 2016-C36 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-C36 Pooling and Servicing Agreement or the Conrad Indianapolis Controlling Companion Loan is an “excluded loan” under the WFCM 2016-C36 Pooling and Servicing Agreement) will have the right, at any time, with or without cause, to replace the WFCM 2016-C36 Special Servicer then acting with respect to the Conrad Indianapolis Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative), as holder of the Conrad Indianapolis Mortgage Loan. Accordingly, the WFCM 2016-C36 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-C36 Pooling and Servicing Agreement or that the Conrad Indianapolis Whole Loan is an “excluded loan” under the WFCM 2016-C36 Pooling and Servicing Agreement), and the applicable WFCM 2016-C36 certificateholders with the requisite percentage of voting rights (if a control termination event exists under the WFCM 2016-C36 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the WFCM 2016-C36 Special Servicer then acting with respect to the Conrad Indianapolis Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity as holder of the Conrad Indianapolis Mortgage Loan. The issuing entity (or its representative), as holder of the Conrad Indianapolis Mortgage Loan, will be permitted to direct the WFCM 2016-C36 Trustee to terminate the WFCM 2016-C36 Special Servicer (solely with respect to the Conrad Indianapolis Whole Loan) upon a servicer termination event under the WFCM 2016-C36 Pooling and Servicing Agreement with respect to the WFCM 2016-C36 Special Servicer that affects the holder of the Conrad Indianapolis Mortgage Loan.

The Servicing Shift Whole Loans

The Orchard Whole Loan

General

The mortgaged property identified on Annex A-1 to this prospectus as The Orchard secures a Whole Loan evidenced by three (3) promissory notes (together, “The Orchard Promissory Notes”) as follows: the related Controlling Companion Loan designated as “The Orchard Promissory Note A-1” in the original principal amount of $61,000,000, “The Orchard Promissory Note A-2” in the original principal amount of $20,000,000 and ”The Orchard Promissory Note A-3” in the original principal amount of $20,000,000. The Orchard Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

The Orchard Promissory Note A-2 and The Orchard Promissory Note A-3 will be included in the issuing entity and will collectively be a “Mortgage Loan” referred to herein as “The Orchard Mortgage Loan”. The Orchard Promissory Note A-1 will not be included in the issuing entity, will be a “Pari Passu Companion Loan” and is referred to herein as “The Orchard Pari Passu Companion Loan”. The Orchard Pari Passu Companion Loan is currently held by Morgan Stanley Bank, N.A., which may sell The Orchard Pari Passu Companion Loan at any time, subject to compliance with The Orchard Intercreditor Agreement (as defined below). The Orchard Mortgage Loan and The Orchard Pari Passu Companion Loan are collectively referred to herein as “The Orchard Whole Loan”.

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Servicing of The Orchard Whole Loan

Prior to the related Servicing Shift Securitization Date, The Orchard Whole Loan will be serviced pursuant to the PSA and, accordingly, will be a Serviced Pari Passu Whole Loan. Prior to such date, none of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on The Orchard Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on The Orchard Whole Loan unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance. In connection with such servicing, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to The Orchard Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on The Orchard Pari Passu Companion Loan.

On and after the related Servicing Shift Securitization Date, The Orchard Whole Loan will be serviced pursuant to the related Non-Serviced PSA (“The Orchard PSA”) and, accordingly, will be a Non-Serviced Whole Loan. On and after such date, the master servicer or the trustee under the PSA, as applicable, will continue to be responsible for making P&I Advances on The Orchard Mortgage Loan only, as required under the PSA (subject to the nonrecoverability determination described above), and the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer (with respect to servicing advances only) or the related Non-Serviced Trustee, as applicable, will be responsible for making (i) any required principal and interest advances on The Orchard Companion Loan only, as required under the related Non-Serviced PSA, and (ii) any required servicing advances with respect to The Orchard Whole Loan, in each case unless a determination of nonrecoverability (similar to that described above) is made under the related Non-Serviced PSA. In connection with such servicing, any losses, liabilities, claims, costs and expenses incurred with respect to The Orchard Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to The Orchard Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Orchard Intercreditor Agreement

The intercreditor agreement entered into between the holders of The Orchard Promissory Notes (“The Orchard Intercreditor Agreement”) provides, in general, that:

•	The Orchard Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on The Orchard Whole Loan will be applied to The Orchard Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer and the special servicer, in accordance with the terms of the PSA, or the Non-Serviced Master Servicer and the Non-Serviced Special Servicer, in accordance with the Non-Serviced PSA, as applicable).

•	The transfer of up to 49% of the beneficial interest of The Orchard Pari Passu Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of The Orchard Pari Passu Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund

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(other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) a rating agency communication is provided to each Rating Agency. The foregoing restrictions do not apply to a sale of The Orchard Mortgage Loan together with The Orchard Pari Passu Companion Loan in accordance with the terms of the PSA or the Non-Serviced PSA, as applicable.

Consultation and Control.

The related Controlling Companion Loan will initially be held by Morgan Stanley Bank, N.A. and from and after the related Servicing Shift Securitization Date, the directing certificateholder or other party designated under the related Non-Serviced PSA will be entitled to exercise the rights of the controlling note holder under The Orchard Intercreditor Agreement. The related controlling note holder will be entitled (i) to direct the servicing of The Orchard Whole Loan, (ii) to consent to certain Major Decisions (or, after the Servicing Shift Securitization Date, major decisions as defined in the related Non-Serviced PSA) in respect of The Orchard Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to The Orchard Whole Loan with or without cause; provided, that if such note holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Companion Loan is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no “Controlling Holder” under The Orchard Intercreditor Agreement.

The special servicer or the related Non-Serviced Special Servicer, as applicable, will be required (i) to provide to The Orchard Non-Controlling Holders (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the PSA or the related Non-Serviced PSA, as applicable, with respect to the implementation of any recommended actions outlined in an asset status report relating to The Orchard Whole Loan or any proposed action to be taken by the special servicer in respect of Major Decisions or by the related Non-Serviced Special Servicer in respect of “Major Decisions” (as defined in the related Non-Serviced PSA, which major decisions are required to be similar to Major Decisions under the PSA) in respect of The Orchard Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to such directing certificateholder due to the occurrence of a “control termination event” or “consultation termination event” under the PSA or such Non-Serviced PSA, as applicable) and (ii) to use reasonable efforts to consult The Orchard Non-Controlling Holders on a strictly non-binding basis (to the extent any such parties request consultation after having received the aforementioned notices, information and reports) with respect to any such recommended action or proposed major decision.

Such consultation right will expire ten (10) business days after the delivery to The Orchard Non-Controlling Holders of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not The Orchard Non-Controlling Holders have responded within such period (unless the special servicer or the related Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer or the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any of The Orchard Non-Controlling Holders.

If the special servicer or the related Non-Serviced Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of The

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Orchard Promissory Notes, it may take, in accordance with the servicing standard set forth in the PSA or the related Non-Serviced PSA, as applicable, any major decision with respect to The Orchard Whole Loan or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, The Orchard Non-Controlling Holders will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer or the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to The Orchard Whole Loan are discussed.

If a servicer termination event under the PSA or the related Non-Serviced PSA, as applicable, has occurred that affects any of The Orchard Non-Controlling Note Holders, such holder will have the right to direct the trustee or the related Non-Serviced Trustee, as applicable, to terminate the related special servicer or Non-Serviced Special Servicer, as applicable under the PSA or such Non-Serviced PSA, in either case solely with respect to The Orchard Whole Loan, other than with respect to any rights the special servicer or such Non-Serviced Special Servicer, as applicable, may have as a certificateholder, entitlements to amounts payable to the terminated party at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

“The Orchard Non-Controlling Holders” are the holders of the promissory notes evidencing The Orchard Mortgage Loan. The Directing Certificateholder (or after a Control Termination Event, the special servicer) will be entitled to exercise such non-controlling noteholder rights (subject to certain restrictions relating to such party’s affiliations with the related borrower).

Sale of Defaulted Mortgage Loan.

Under The Orchard Intercreditor Agreement and the PSA or the related Non-Serviced PSA, as applicable, upon The Orchard Whole Loan becoming a defaulted loan, and if the special servicer or the related Non-Serviced Special Servicer, as applicable, decides to sell The Orchard Promissory Note(s) included in the related securitization trust, it will be required to sell The Orchard Promissory Notes together as interests evidencing one whole loan. Notwithstanding the foregoing, such party will not be permitted to sell The Orchard Whole Loan without the consent of The Orchard Non-Controlling Holders unless it has delivered to such holders (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell The Orchard Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer or Non-Serviced Special Servicer, as applicable, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holders), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer, or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with the proposed sale.

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The Fremaux Town Center Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fremaux Town Center, representing approximately 4.1% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Fremaux Town Center Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as note A-1, having an outstanding principal balance as of the Cut-off Date of $42,573,875 (the “Fremaux Town Center Companion Loan”); and (ii) one mortgage note designated as note A-2, having an outstanding principal balance as of the Cut-off Date of $29,702,704 (the “Fremaux Town Center Mortgage Loan”). The Fremaux Town Center Companion Loan is generally pari passu in right of payment with the Fremaux Town Center Mortgage Loan.

The Fremaux Town Center Companion Loan together with the Fremaux Town Center Mortgage Loan are collectively referred to as the “Fremaux Town Center Whole Loan”. Only the Fremaux Town Center Mortgage Loan is an asset of the issuing entity. It is anticipated that the Fremaux Town Center Companion Loan will be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur.

The holders of the Fremaux Town Center Whole Loan (the “Fremaux Town Center Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Fremaux Town Center Noteholder (the “Fremaux Town Center Intercreditor Agreement”).

Servicing

Pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, the Fremaux Town Center Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, in accordance with the Servicing Standard until the date upon which the Fremaux Town Center Companion Loan is securitized (the “Fremaux Town Center Control Note Securitization Date”), after which the Fremaux Town Center Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “Fremaux Town Center PSA”) entered into in connection with such other securitization and the Fremaux Town Center Intercreditor Agreement. The Fremaux Town Center Intercreditor Agreement provides that fees, costs, expenses, losses and shortfalls relating to the Fremaux Town Center Whole Loan will be allocated on a pro rata basis to the holders thereof.

Amounts payable to the issuing entity as holder of the Fremaux Town Center Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

Until the Fremaux Town Center Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Fremaux Town Center Mortgage Loan (but not any advances of principal and/or interest on the Fremaux Town Center Companion Loans) pursuant to the terms of the PSA, and the master servicer, the special servicer (with respect to emergency servicing advances) or the trustee, as applicable, under the PSA will be responsible for making (or, in the case of the applicable special servicer with respect to emergency servicing advances,

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may, in its sole discretion, make) any required Servicing Advances with respect to the Fremaux Town Center Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Fremaux Town Center Mortgage Loan (in the case of a P&I Advance) or the Fremaux Town Center Whole Loan (in the case of a Servicing Advance).

On and after the Fremaux Town Center Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Fremaux Town Center Mortgage Loan (but not any advances of principal and/or interest on the Fremaux Town Center Companion Loan) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such P&I Advance would not be recoverable from collections on the Fremaux Town Center Mortgage Loan and (ii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Fremaux Town Center Companion Loan as required under the terms of the Fremaux Town Center PSA (but not on the Fremaux Town Center Mortgage Loan) and (B) any required property protection advances with respect to the Fremaux Town Center Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the Fremaux Town Center PSA.

With respect to the Fremaux Town Center Mortgage Loan, each of the master servicer, the special servicer and the trustee will be permitted to make its own determination that it has made a nonrecoverable principal and interest advance on the Fremaux Town Center Mortgage Loan or that any proposed principal and interest advance, if made, would constitute a nonrecoverable principal and interest advance with respect to the Fremaux Town Center Mortgage Loan independently of any determination made by the servicer of any Fremaux Town Center Companion Loan. If the master servicer or the special servicer determines that a proposed principal and interest advance with respect to the Fremaux Town Center Mortgage Loan, if made, or any outstanding principal and interest advance with respect to such Mortgage Loan previously made, would be, or is, as applicable, a nonrecoverable advance, the master servicer will be required to provide the servicers of the Fremaux Town Center Companion Loan written notice of such determination, promptly and in any event within the time required by the Fremaux Town Center Intercreditor Agreement. After the Fremaux Town Center Control Note Securitization Date, if the master servicer receives written notice from the Non-Serviced Master Servicer or Non-Serviced Special Servicer that it has determined, with respect to the Fremaux Town Center Companion Loan, that any proposed advance of principal and/or interest would be, or any outstanding advance of principal and/or interest is, a nonrecoverable advance, such determination will not be binding on the certificateholders, the master servicer or the trustee. “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Fremaux Town Center Mortgage Loan” in this prospectus.

Application of Payments

The Fremaux Town Center Intercreditor Agreement sets forth the respective rights of the holder of the Fremaux Town Center Mortgage Loan and the holder of the Fremaux Town Center Companion Loan with respect to distributions of funds received in respect of the Fremaux Town Center Whole Loan, and provides, in general, that:

•	the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loan are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

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•	all payments, proceeds and other recoveries on or in respect of the Fremaux Town Center Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the (i) prior to the Fremaux Town Center Control Note Securitization Date, the master servicer, special servicer or trustee and (ii) on and after the Fremaux Town Center Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer) in accordance with the terms of the Fremaux Town Center Intercreditor Agreement, the PSA and the Fremaux Town Center PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Fremaux Town Center Whole Loan will be allocated on a pro rata and pari passu basis to the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Fremaux Town Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Fremaux Town Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Fremaux Town Center Companion Loan. Similarly, P&I advances on the Fremaux Town Center Companion Loan are not reimbursable out of payments or other collections on the Fremaux Town Center Mortgage Loan or the Mortgage Loans.

On and after the Fremaux Town Center Control Note Securitization Date, to the extent amounts on deposit in the collection account under the Fremaux Town Center PSA with respect to the Fremaux Town Center Whole Loan are insufficient to reimburse the Non-Serviced Master Servicer for any property protection advance and/or interest thereon and the Non-Serviced Master Servicer or the Non-Serviced Trustee, as applicable, obtains funds from general collections of the securitization trust into which the Fremaux Town Center Companion Loan is contributed as a reimbursement for a property protection advance or interest thereon, the issuing entity (as holder of the Fremaux Town Center Mortgage Loan) will be required to, promptly following notice from the Non-Serviced Master Servicer, pay to the such securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the issuing entity (as holder of the Fremaux Town Center Mortgage Loan) is required to promptly reimburse the Non-Serviced Master Servicer or the Non-Serviced Trustee for the Fremaux Town Center Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Fremaux Town Center Whole Loan as to which the related securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Fremaux Town Center PSA (to the extent amounts collected with respect to the Fremaux Town Center Whole Loan are insufficient for reimbursement of such amounts).

Consultation and Control

The controlling noteholder under the Fremaux Town Center Intercreditor Agreement with respect to the Fremaux Town Center Whole Loan will be the holder of the Fremaux Town Center Companion Loan (which prior to the Fremaux Town Center Control Note

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Securitization Date, will be Wells Fargo Bank, National Association, and, from and after the Fremaux Town Center Control Note Securitization Date, will be the trust into which the Fremaux Town Center Companion Loan is deposited (the “Fremaux Town Center Controlling Noteholder”); provided that it is expected to be the representative of the controlling class certificateholders under the Fremaux Town Center PSA or such other party specified in the Fremaux Town Center PSA (such party, the “Fremaux Town Center Directing Certificateholder”) who will exercise the rights of the Fremaux Town Center Controlling Noteholder (unless a control termination event or similar event under the Fremaux Town Center PSA exists)); provided that if at any time 50% or more of the Fremaux Town Center Controlling Noteholder (or class of securities issued under the Fremaux Town Center PSA designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling class noteholder) is held by the borrower or an affiliate of the borrower of the Fremaux Town Center Whole Loan, the Fremaux Town Center Controlling Noteholder will not be entitled to exercise any rights granted to the Fremaux Town Center Controlling Noteholder under the Fremaux Town Center Intercreditor Agreement. In its capacity as the controlling noteholder under the Fremaux Town Center Intercreditor Agreement, the Fremaux Town Center Controlling Noteholder will be entitled to exercise (or, under the Fremaux Town Center PSA, is expected to be entitled to exercise rights similar to) the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the Fremaux Town Center Whole Loan.

In addition, pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, the issuing entity as holder of the Fremaux Town Center Mortgage Loan (or prior to the occurrence of a Consultation Termination Event and except if the Fremaux Town Center Mortgage Loan is an Excluded Loan, the Directing Certificateholder) will (i) have, after the Fremaux Town Center Control Note Securitization Date, the right to receive copies of the same notices, information and reports that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer is required to provide to the Fremaux Town Center Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Fremaux Town Center Directing Certificateholder under the Fremaux Town Center PSA without regard to the occurrence of any control termination event or consultation termination event or similar event thereunder) with respect to any major decisions to be taken with respect to the Fremaux Town Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Fremaux Town Center Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any such major decisions to be taken with respect to the Fremaux Town Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Fremaux Town Center Whole Loan. The consultation right of the issuing entity as holder of the Fremaux Town Center Mortgage Loan (or the Directing Certificateholder) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation; provided that if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. The holder of each Fremaux Town Center Non-Controlling Companion Loan (or its representative) will be entitled to the same information and consultation rights set forth above. Notwithstanding the consultation rights of issuing entity as the holder of the Fremaux Town Center Mortgage Loan (or the Directing Certificateholder) described above, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10

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business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loan. Prior to the Fremaux Town Center Control Note Securitization Date, the master servicer and special servicer will be entitled to take such action after making such a determination as set forth in the preceding sentence. Neither the related Non-Serviced Master Servicer nor the related Non-Serviced Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuing entity as holder of the Fremaux Town Center Mortgage Loan (or its representative, including the Directing Certificateholder) and neither the applicable master servicer nor the applicable special servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representatives) as holder of the Fremaux Town Center Mortgage Loan.

After the Fremaux Town Center Control Note Securitization Date, in addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonically, in the discretion of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable) annual meetings with the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Fremaux Town Center Whole Loan are discussed.

No objection, direction or advice of the Fremaux Town Center Controlling Noteholder or the Fremaux Town Center Directing Certificateholder contemplated above may require or cause the master servicer or the special servicer or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to, among other things, violate any provisions of the Fremaux Town Center Mortgage Loan documents, applicable law, the PSA (prior to the Fremaux Town Center Control Note Securitization Date), the Fremaux Town Center PSA (after the Fremaux Town Center Control Note Securitization Date), the Fremaux Town Center Intercreditor Agreement, the REMIC provisions or the master servicer’s or special servicer’s or Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s obligation to act in accordance with the servicing standard under the PSA or the Fremaux Town Center PSA, as applicable, or expose the applicable master servicer or the applicable special servicer or Non-Serviced Master Servicer or Non-Serviced Special Servicer to liability, or materially expand the scope of the applicable master servicer’s or the applicable special servicer’s or the Non-Serviced Master Servicer’s or the Non-Serviced Special Servicer’s responsibilities under the PSA or the Fremaux Town Center PSA, as applicable.

Application of Penalty Charges

Pursuant to the Fremaux Town Center Intercreditor Agreement, items in the nature of penalty charges paid on the Fremaux Town Center Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans by the amount necessary to pay (i) prior to the Fremaux Town Center Control Note Securitization Date, the master servicer, special servicer or trustee and (ii) on and after the Fremaux Town Center Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the PSA (prior to the Fremaux Town Center Control Note Securitization Date) and the Fremaux Town Center PSA (on and after the Fremaux Town Center Control Note Securitization Date), second, be used to reduce the respective amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loan by the amount

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necessary to pay the master servicer, the trustee, the Non-Serviced Master Servicer, Non-Serviced Trustee for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the Fremaux Town Center PSA) made with respect to such loan by such party (if and as specified in the PSA, the Fremaux Town Center PSA), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Fremaux Town Center Mortgage Loan and Fremaux Town Center Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Fremaux Town Center Whole Loan (as specified in the PSA or Fremaux Town Center PSA, as applicable) and, finally, with respect to any remaining amount of penalty charges allocable to the Fremaux Town Center Whole Loan, be paid, prior to the Fremaux Town Center Control Note Securitization Date, to the master servicer and/or special servicer, and, on and after the Fremaux Town Center Control Note Securitization Date, to the Non-Serviced Master Servicer and/or Non-Serviced Special Servicer, as additional servicing compensation as provided in the PSA or Fremaux Town Center PSA, as applicable.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, if the Fremaux Town Center Mortgage Loan becomes a Defaulted Loan (or, after the Fremaux Town Center Control Note Securitization Date, a defaulted loan under the Fremaux Town Center PSA) and if the applicable special servicer (or, after the Fremaux Town Center Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA (or the Fremaux Town Center PSA, as the case may be) and the Fremaux Town Center Intercreditor Agreement to pursue a sale of the Fremaux Town Center Mortgage Loan (or the Fremaux Town Center Companion Loan, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the Fremaux Town Center Mortgage Loan together with the Fremaux Town Center Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the Fremaux Town Center PSA), as applicable, obligation to review whether any offer from an interested person (as defined in the PSA or, after the Fremaux Town Center Control Note Securitization Date, the Fremaux Town Center PSA) received for the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans constitutes a fair price.

Notwithstanding the foregoing, on and after the Fremaux Town Center Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the Fremaux Town Center Mortgage Loan together with the Fremaux Town Center Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holders of the Fremaux Town Center Mortgage Loan unless the related Non-Serviced Special Servicer has delivered to the issuing entity, as holder of the Fremaux Town Center Mortgage Loans: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Fremaux Town Center Whole Loan, and any documents in the servicing file requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the “directing certificateholder” (or the equivalent) under the Fremaux Town Center PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other

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documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale; provided, however, that any such holder may waive any delivery or timing requirements set forth above as to itself. Subject to the terms of the Fremaux Town Center Intercreditor Agreement, the issuing entity as holder of the Fremaux Town Center Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Prior to the Fremaux Town Center Control Note Securitization Date, in the event of the sale by the applicable special servicer of the Fremaux Town Center Whole Loan, such special servicer will be required to provide the same information to, and consult with, the holders of the Fremaux Town Center Companion Loan as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Prior to the Fremaux Town Center Control Note Securitization Date, the Fremaux Town Center Controlling Noteholder will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer, solely with respect to the Fremaux Town Center Whole Loan. On and after the Fremaux Town Center Control Note Securitization Date, pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, the Fremaux Town Center Controlling Noteholder (or the Fremaux Town Center Directing Certificateholder) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Fremaux Town Center Whole Loan and appoint a replacement special servicer without the consent of the holders of the Fremaux Town Center Mortgage Loan. The right of the Fremaux Town Center Directing Certificateholder will be subject to the terms of the Fremaux Town Center PSA, which are not known at this time, but are expected to provide that the Fremaux Town Center Directing Holder may only exercise such rights under the Fremaux Town Center PSA so long as no control termination event has occurred and is continuing and the Fremaux Town Center Companion Loan is not an “excluded loan” under the Fremaux Town Center PSA. The Fremaux Town Center Intercreditor Agreement requires that any replacement special servicer be subject to the issuing entity’s receipt of rating agency confirmations from the rating agencies hired by the issuing entity to rate the certificates.

The American Greetings HQ Whole Loan

General

The mortgaged property identified on Annex A-1 to this prospectus as American Greetings HQ secures a Whole Loan evidenced by three (3) promissory notes (collectively, the “American Greetings HQ Promissory Notes”), each originally dated as of October 5, 2016 as follows:  ”American Greetings HQ Promissory Note A-1-1” in the original principal amount of $38,000,000, “American Greetings HQ Promissory Note A-1-2” in the original principal amount of $27,000,000 and “American Greetings HQ Promissory Note A-2” in the original principal amount of $27,000,000. The American Greetings HQ Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

The American Greetings HQ Promissory Note A-1-2 will be included in the issuing entity, will be a “Mortgage Loan” and is referred to herein as the “American Greetings HQ Mortgage Loan”. The American Greetings HQ Promissory Note A-1-1 and A-2 will not be included in the issuing entity, will be a “Pari Passu Companion Loans” and is referred to herein as the “American Greetings HQ Pari Passu Companion Loans”. The American Greetings HQ Pari Passu Companion Loans are pari passu in right of payment with the American Greetings HQ

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Mortgage Loan. The American Greetings HQ Promissory Note A-1-1 and A-2 are currently held by Bank of America, National Association which may sell the American Greetings HQ Pari Passu Companion Loans at any time, subject to compliance with the American Greetings HQ Intercreditor Agreement (as defined below). The American Greetings HQ Mortgage Loan and the American Greetings HQ Pari Passu Companion Loans are collectively referred to herein as the “American Greetings HQ Non-Serviced Whole Loan”, the “American Greetings HQ Non-Serviced Pari Passu Whole Loan” or the “American Greetings HQ Whole Loan” as the context requires).

The American Greetings HQ Whole Loan has a related subordinate loan (the American Greetings HQ State of Ohio Loan) that is not secured by the same mortgage as the American Greetings HQ Whole Loan, and will not be included in the issuing entity. The American Greetings HQ State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness”. Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the American Greetings HQ Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the American Greetings HQ Pari Passu Companion Loans but excludes the American Greetings HQ State of Ohio Loan.

Servicing of the American Greetings HQ Whole Loan

Prior to the related Servicing Shift Securitization Date, none of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on the American Greetings HQ Serviced Pari Passu Companion Loans, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the American Greetings HQ Whole Loan unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The American Greetings HQ Intercreditor Agreement requires that the related Non-Serviced PSA contain terms and conditions that are customary for securitization transactions involving assets similar to the American Greetings HQ Whole Loan.

The American Greetings HQ Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (the “American Greetings HQ PSA”) (and, accordingly, will be a Non-Serviced Whole Loan).

If the American Greetings HQ Whole Loan becomes specially serviced before the Servicing Shift Securitization Date, the special servicer will be required to service and administer the American Greetings HQ Whole Loan and any related REO property in the same manner as any other Specially Serviced Loan or REO Loan under the PSA and will be entitled to all rights and compensation earned with respect thereto. Prior to the related Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have any such rights. From and after the related Servicing Shift Securitization Date, the American Greetings HQ Whole Loan will no longer be serviced under the PSA.

From and after the Servicing Shift Securitization Date the master servicer or the trustee under the PSA, as applicable, will continue to be responsible for making P&I Advances on the American Greetings HQ Mortgage Loan only, as required under the PSA (subject to the nonrecoverability determination described above); and the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer (with respect to servicing advances) or the related Non-Serviced Trustee, as applicable, will be responsible for making (i) any

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required principal and interest advances on the American Greetings HQ Companion Loan only, as required under the related Non-Serviced PSA, and (ii) any required servicing advances with respect to the American Greetings HQ Whole Loan, in each case unless a determination of nonrecoverability (similar to that described above) is made under the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with the American Greetings HQ Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the American Greetings HQ Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Servicing Shift Mortgage Loans”.

The American Greetings HQ Intercreditor Agreement

Pursuant to the intercreditor agreement entered into between the holders of the American Greetings HQ Promissory Notes (the “American Greetings HQ Intercreditor Agreement”), the American Greetings HQ Mortgage Loan is pari passu in right of payment with the American Greetings HQ Pari Passu Companion Loans. The American Greetings HQ Intercreditor Agreement provides, in general, that:

•	The American Greetings HQ Promissory Notes are of equal priority with each other and neither of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on the American Greetings HQ Whole Loan will be applied to the American Greetings HQ Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer and the special servicer, in accordance with the terms of the PSA or the related Non-Serviced PSA, or the Non-Serviced Master Servicer and the Non-Serviced Special Servicer, in accordance with the Non-Serviced PSA, as applicable).

•	The transfer of up to 49% of the beneficial interest of the American Greetings HQ Pari Passu Companion Loans is generally permitted. The transfer of more than 49% of the beneficial interest of the American Greetings HQ Pari Passu Companion Loans is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the American Greetings HQ Whole Loan is held in a securitization, a rating agency communication is provided to or a rating agency confirmation is obtained from each applicable rating agency as required by the PSA or the related Non-Serviced PSA, as applicable. The foregoing restrictions do not apply to a sale of the American Greetings HQ Mortgage Loan together with the American Greetings HQ Pari Passu Companion Loans in accordance with the terms of the PSA or the Non-Serviced PSA, as applicable.

With respect to the American Greetings Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the American Greetings HQ Pari Passu

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Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such American Greetings HQ Pari Passu Companion Loans or from general collections with respect to any securitization of the related American Greetings HQ Pari Passu Companion Loan.

Consultation and Control.

Prior to the related Servicing Shift Securitization Date, the related control note will be held as of the Closing Date by Bank of America, National Association and from and after the related Servicing Shift Securitization Date will be the controlling class representative with respect to such securitization or such other party specified in the related Non-Serviced PSA. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related control note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the American Greetings HQ Intercreditor Agreement.

The special servicer or the related Non-Serviced Special Servicer, as applicable, will be required (i) to provide to each American Greetings HQ Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the PSA or the related Non-Serviced PSA, as applicable, with respect to the implementation of any recommended actions outlined in an asset status report relating to the American Greetings HQ Whole Loan or any proposed action to be taken in respect of a American Greetings HQ Major Decision (for this purpose, without regard to whether such items are actually required to be provided to such directing certificateholder due to the occurrence of a “Control Termination Event” or “Consultation Termination Event” under the PSA or such Non-Serviced PSA, as applicable) and (ii) to use reasonable efforts to consult each American Greetings HQ Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or such Non-Serviced Special Servicer, as applicable, or any proposed action to be taken by the special servicer in respect of Major Decisions or by such Non-Serviced Special Servicer in respect of “major decisions” (as defined in the related Non-Serviced PSA, and which major decisions are required to be similar to “Major Decisions” as defined in the PSA) with respect to the American Greetings HQ Whole Loan (each, a “American Greetings HQ Major Decision”).

Such consultation right will expire ten (10) business days after the delivery to such American Greetings HQ Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such American Greetings HQ Non-Controlling Holder has responded within such period (unless the special servicer or the related Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer or the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any American Greetings HQ Non-Controlling Holder (or its representative).

If the special servicer or the related Non-Serviced Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the American Greetings HQ Promissory Notes, it may take, in accordance with the servicing

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standard set forth in the PSA or the related Non-Serviced PSA, as applicable, any action constituting a American Greetings HQ Major Decision with respect to the American Greetings HQ Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each American Greetings HQ Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer or the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the American Greetings HQ Whole Loan are discussed.

If a servicer termination event under the PSA or the related Non-Serviced PSA, as applicable, has occurred that affects an American Greetings HQ Non-Controlling Note Holder, such holder will have the right to direct the trustee or the related Non-Serviced Trustee, as applicable, to terminate the related special servicer or Non-Serviced Special Servicer, as applicable under the PSA or such Non-Serviced PSA, in either case solely with respect to the American Greetings HQ Whole Loan, other than with respect to any rights the special servicer or such Non-Serviced Special Servicer, as applicable, may have as a Certificateholder under the PSA or such Non-Serviced PSA, as applicable, entitlements to amounts payable to the special servicer or such Non-Serviced Special Servicer, as applicable, at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “American Greetings HQ Non-Controlling Holder” is the holder of the promissory note evidencing the American Greetings HQ Mortgage Loan, and from and after the Closing Date, the “directing certificateholder” or other designated party under, and as to and to the extent provided for in, the PSA will be entitled to exercise the rights of such American Greetings HQ Non-Controlling Holder (subject to any restrictions applicable to a Borrower Party or Borrower Party Affiliate provided for in the PSA); provided that for so long as 50% or more of the American Greetings HQ Mortgage Loan is held by (or such “directing certificateholder” or other designated party under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, the related American Greetings HQ Non-Controlling Holder will not be entitled to exercise any of the rights described above, and as to the American Greetings HQ Mortgage Loan, there will be deemed to be no American Greetings HQ Non-Controlling Holder.

Sale of Defaulted Mortgage Loan.

Under the American Greetings HQ Intercreditor Agreement and the PSA or the related Non-Serviced PSA, as applicable, upon the American Greetings HQ Whole Loans becoming a defaulted loan, and if the special servicer or the related Non-Serviced Special Servicer, as applicable, decides to sell the American Greetings HQ Mortgage Loan, such Non-Serviced Special Servicer will be required to sell the American Greetings HQ Mortgage Loan and the American Greetings HQ Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such Non-Serviced Special Servicer will not be permitted to sell the American Greetings HQ Whole Loan without the consent of each American Greetings HQ Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the American Greetings HQ Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer or Non-Serviced Special Servicer, as applicable, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than

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is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer, or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A. and Bank of America, National Association are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC and Bank of America, National Association on the Closing Date. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E. 42nd Street, 38th Floor, New York, NY 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international,

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financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2015, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6.11 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,475 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $26.8 billion, which were included in 73 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates

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have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property

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condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect

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or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

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Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

•	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

•	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

•	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

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•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

•	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The 101 Hudson Street Whole Loan, representing 9.99% of the Initial Pool Balance, was co-originated by Wells Fargo Bank, Bank of America, National Association and Barclays Bank PLC.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit

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positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. Morgan Stanley & Co. LLC, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

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•	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

•	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

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Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from July 1, 2013 to June 30, 2016 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages(1)

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	0.72	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	0.72	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C24	X	Wachovia Bank, National Association	84	1,625,096,687.00	81.18	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001354736		Artesia Mortgage Capital Corporation(11)	26	214,877,938.00	10.73	0	0	0	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		JPMorgan Chase Bank, National Association	13	102,674,000.00	5.13	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	9	59,275,000.00	2.96	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			119	2,001,932,625.00	100.00	0	0	0	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00	1	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.76

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CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.76

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(12)	39	503,900,454.00	55.1	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.1	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	10,113,605,452.61		1	23,000,000.00		0	0.00		0	0.00		1	23,000,000.00		1	13,687,005.00		2	87,085,982.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga11 (“Rule 15Ga11”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

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(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	U.S. Bank, as successor-in-interest to Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C24 (“C24 Lender” made demand on Dexia, by letter dated April 3, 2013 (the “Demand Letter”) for repurchase of Loan #12 made to Metroplaza Hotel, LLC (“Loan #12”. In the Demand Letter, C24 Lender claimed that Dexia breached the representations and warranties made in the mortgage loan purchase agreement for Dexia’s failure to record a UCC financing statement against Inn at Woodbridge Inc. (“Woodbridge”), the tenant under a master lease and holder of a leasehold estate in a portion of the mortgaged property that secures Loan #12. C24 Lender claims that such failure to record a UCC financing statement against Woodbridge has resulted in C24 Lender not having a perfected security interest and enforceable lien in the personalty owned by Woodbridge and pledged as collateral for Loan #12. Dexia responded to the Demand Letter on July 2, 2013 and rejected the repurchase demand. Dexia believes the demand was untimely, having been made beyond New York’s six-year statute of limitations for such claims. Dexia has received no further communication from U.S. Bank.

(12)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer is continuing to pursue its repurchase demand.

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The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2016 through June 30, 2016 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on August 12, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on August 12, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $13,261,954.97 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest for the life of the transaction in compliance with the EU Retention Requirements. See “EU Securitization Risk Retention Requirements”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH“), is a sponsor of this transaction, one of the mortgage loan sellers and the initial risk retention consultation party under this securitization. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group“), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 31.8% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization. Morgan Stanley Bank is also the holder of one or more of The Orchard and the Huntington Center pari passu companion loans. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley Capital I Inc., the depositor, and Morgan Stanley & Co. LLC, an underwriter.

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Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by MSMCH for the five years ending on December 31, 2015.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non- Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9
Year ending December 31, 2011	4.7	2.9	0.0	2.9

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

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Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to June 30, 2016, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $32,030,878,430.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity“). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been

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recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an

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affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

•	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

•	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

•	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an

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independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

•	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

•	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

•	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

•	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or

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consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

•	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a

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typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

•	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

•	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

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•	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

•	certain information from the mortgage loan documents;

•	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

•	insurance information for the related mortgaged properties;

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•	information from third party reports such as the appraisals, environmental and property condition reports;

•	credit and background searches with respect to the related borrowers; and

•	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File“) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. Morgan Stanley & Co. LLC, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

•	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

•	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

•	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 to this prospectus and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

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In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans“) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a

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related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing July 1, 2013 and ending June 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2016 through June 30, 2016 was set forth in a Form ABS-15G filed by MSMCH on August 11, 2016. The Central Index Key Number of MSMCH is 0001541557.

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Repurchases and Replacements[1] Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Dean Witter Capital I Series 2001-TOP1 (0001133471)(11)	X	Morgan Stanley Dean Witter Mortgage Capital Inc.	15	221,328,651	19.1%	1	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%
Aggregate Total			116	2,339,227,150		3	92,164,462		0	-		0	-		1	81,000,000		1	-		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities“), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from July 1, 2013 to June 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from July 1, 2013 to June 30, 2016.

(6)	Includes demands received during and prior to the reporting period from July 1, 2013 to June 30, 2016 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from July 1, 2013 to June 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from July 1, 2013 to June 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the June 2016 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the June 2016 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

(11)	With respect to the Morgan Stanley Dean Witter Capital I Series 2001-TOP1 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn. In addition, the March 2014 distribution date report showed that the current balance of such loan is $0.

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Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $11,520,927.54 Certificate Balance of the RR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Morgan Stanley Bank will be required to retain the RR Interest for the life of the transaction in compliance with the EU Retention Requirements. See “EU Securitization Risk Retention Requirements”.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2011	2012	2013	2014	2015	As of 9/30/2016
Multifamily	$ 9,700,000	$ 8,050,000	$ 411,310,000	$ 518,929,738	$ 1,104,590,000	$ 62,668,000
Office	295,300,000	854,800,000	1,122,060,000	1,864,674,000	1,863,491,000	1,048,957,250
Retail	861,406,000	2,521,663,000	1,613,066,013	1,726,602,172	1,254,393,252	520,525,000
Industrial	270,870,000	110,780,000	46,200,000	31,185,000	1,342,375,000	71,937,500
Manufactured Housing	65,835,000	150,225,000	365,593,000	87,111,250	116,618,625	18,150,000
Self Storage	132,535,000	173,810,000	140,247,500	93,095,000	546,593,750	96,250,000
Lodging	581,550,000	1,180,501,000	2,205,861,250	2,631,502,433	2,241,228,600	26,625,000
Mixed Use	10,000,000	0	79,242,199	144,100,000	147,725,000	8,500,000
Other	0	0	0	69,930,000	0	150,000,000
Total	$2,227,196,000	$4,999,829,000	$6,287,108,854	$7,167,129,593	$8,617,015,227	$2,003,612,750

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Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

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•	rent roll;

•	existing mortgage verification;

•	credit references;

•	certified financial statements for mortgagor and borrower principals;

•	tenant/resident leases;

•	ground leases;

•	property operating statements;

•	real estate tax bills;

•	purchase contract (if applicable);

•	appraisal;

•	engineering report;

•	seismic report (if applicable);

•	environmental report;

•	site plan;

•	certificate of occupancy;

•	evidence of zoning compliance;

•	insurance policies;

•	borrower structure/authority documents; and

•	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information,

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assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

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Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

•	Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

•	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

•	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

•	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in

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a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

•	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

•	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

•	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as

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having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

•	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

•	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will

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not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

•	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

•	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

The 101 Hudson Street Mortgage Loan. The 101 Hudson Street Mortgage Loan, representing approximately 9.99% of the Initial Pool Balance, was originated in conjunction with Wells Fargo Bank, National Association and Barclays Bank PLC.

The Briarwood Mall Mortgage Loan. The Briarwood Mall Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, was originated in conjunction with Barclays Bank PLC.

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Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For example, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, representing approximately 9.99% of the Initial Pool Balance which describes the analysis regarding two tenants partially not in occupancy, but were underwritten as occupied. None of the Bank of America mortgage loans was originated (or, with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 101 Hudson Street and Briarwood Mall, representing approximately 9.99% and 4.1% of the Initial Pool Balance, originated in conjunction with one or more third parties) with any material exceptions to Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

•	certain information from the related mortgage loan documents;

•	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

•	insurance information for the related mortgaged properties;

•	information from third party reports such as the appraisals, environmental and property condition reports;

•	credit and background searches with respect to the related borrowers; and

•	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows,

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updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. Morgan Stanley & Co. LLC, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

•	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

•	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

•	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a

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mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated (or (i) with respect to the 101 Hudson Street Mortgage Loan and the Briarwood Mall Mortgage Loan, representing approximately 9.99% and 4.1%, respectively, of the Initial Pool Balance, which were co-originated with one or more third parties) in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The following table sets forth, for the period commencing July 1, 2013, and ending June 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for Bank of America as a securitizer of CRE

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Loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2016, through June 30, 2016, was set forth in a Form ABS-15G filed by Bank of America on August 2, 2016. The Central Index Key Number of Bank of America is 0001102113.

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Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	23,341,385	69.10	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	10,439,205	30.90	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	1,555,581,676	75.64	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	341,286,555	16.60	1	4,200,000	0.20	0	0	0.00	0	0	0.00	1	4,200,000	0.20	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	81,557,175	3.97	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

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Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	78,015,245	3.79	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	1,434,069,849	40.76	1	8,220,279	0.23	0	0	0.00	0	0	0.00	1	8,220,279	0.23	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	1,326,141,076	37.69	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	454,216,419	12.91	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	304,261,796	8.65	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	1,076,454,665	95.24	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	53,754,440	4.76	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	6,739,119,486		2	12,420,279		0	0		0	0		4	12,420,279		375	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from July 1, 2013 to June 30, 2016. Activity with respect to demands received during and, if applicable, prior to such period ended June 30, 2016, is reflected elsewhere in this table. If an asset changed status during such period ended June 30, 2016, information regarding the asset will appear in this column and the other applicable column in this table.

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Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from July 1, 2013 to June 30, 2016. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of June 30, 2016:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by June 30, 2016;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from July 1, 2013 to June 30, 2016.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended June 30, 2016.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of June 30, 2016.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2015, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on August 2, 2016. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM“) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on August 2, 2016. The Central Index Key Number of BAMLCM is 0001005007.

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Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $11,495,699.34 Certificate Balance of the RR Interest. However, Bank of America or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Bank of America will be required to retain the RR Interest for the life of the transaction in compliance with the EU Retention Requirements. See “EU Securitization Risk Retention Requirements”.

The Depositor

Morgan Stanley Capital I Inc., the depositor, is a direct wholly owned subsidiary of Morgan Stanley and was incorporated in the State of Delaware on January 28, 1985. Our principal executive offices are located at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000. The depositor does not have, nor is it expected in the future that it will have, any significant assets and it is not engaged in any activities except those related to the securitization of assets.

The depositor was formed for the purpose of acting as a depositor in asset backed securities transactions. During the period commencing January 1, 2000 and terminating September 30, 2016, the depositor acted as depositor with respect to multifamily, commercial and manufactured housing community mortgage loan securitization transactions, in an aggregate amount of approximately $108,065,592,000. Generally, MSMCH (or its predecessor) has acted as a sponsor or co-sponsor of such transactions and contributed a substantial portion of the mortgage loans in such transactions, with the remainder having been contributed by numerous other mortgage loan sellers. The depositor has also acted as depositor with respect to numerous securitizations of residential mortgage loans.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the REMIC administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the REMIC administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the REMIC administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10 K, including the certification required under the Sarbanes Oxley Act, and any Distribution Reports on Form 10 D and Current Reports on Form 8 K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

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The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Morgan Stanley Capital I Trust 2016-BNK2 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and

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Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $140 billion, of which approximately 176 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $114 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

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The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, the Corporate Trust Services Group of Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance

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furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors in these and other transactions, and these cases have been consolidated before the same judge. On January 19, 2016, an order was entered in connection with the complaint in which the District Court for the Southern District of New York declined to exercise jurisdiction over 261 RMBS trusts at issue in the complaint. The District Court has also allowed all plaintiffs to file amended complaints if they so chose, and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $13,261,954.97 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest for the life of the transaction in compliance with the EU Retention Requirements.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

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For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia Bank”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is or is expected to be (1) the master servicer, the certificate administrator and the custodian under the MSBAM 2016-C31 Pooling and Servicing Agreement, which governs the servicing of the Huntington Center Whole Loan, (2) the master servicer, the certificate administrator and the custodian under the WFCM 2016-BNK1 Pooling and Servicing Agreement, which governs the servicing of the One Penn Center Whole Loan, (3) the servicer, the certificate administrator and the custodian under the BAMLL 2016-ISQR Trust and Servicing Agreement, which governs the servicing of the International Square Whole Loan, (4) the master servicer, the certificate administrator and the custodian under the MSBAM 2016-C30 Pooling and Servicing Agreement, which governs the servicing of the Briarwood Mall Whole Loan and (5) the master servicer of the Conrad Indianapolis Mortgage Loan, the certificate administrator and the custodian under the WFCM 2016-C36 Pooling and Servicing Agreement, which governs the servicing of the Conrad Indianapolis Whole Loan. Wells Fargo Bank is also the risk retention consultation party under the WFCM 2016-BNK1 Pooling and Servicing Agreement, which governs the servicing of the One Penn Center Whole Loan. Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by Bank of America that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a

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sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that MSMCH will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by MSMCH that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number:	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.5	$475.4	$503.3	$504.4

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans

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secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$ 2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$ 1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$ 1,600,995,208	0.40%
YTD September 30, 2016	$383,266,887,450	$904,827,872	0.24%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master

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servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as a master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

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Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $13,261,954.97 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest for the life of the transaction in compliance with the EU Retention Requirements. See “EU Securitization Risk Retention Requirements”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

C-III Asset Management LLC, a Delaware limited liability company (“C-III”), will initially be appointed to act as special servicer with respect to all of the Mortgage Loans (other than any Excluded Special Servicer Loan) in the Mortgage Pool (other than any Non-Serviced Mortgage Loan) and each Serviced Pari Passu Mortgage Loan, and in this capacity will initially be responsible for (i) the servicing and administration of such Mortgage Loans that

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become Specially Serviced Loans and any related REO properties pursuant to the PSA and (ii) with respect to non-Specially Serviced Loans, reviewing and evaluating certain borrower requests and the master servicer’s written recommendation and analysis. C-III’s principal servicing office is located at 5221 N. O’Connor Blvd. Suite 600, Irving, Texas 75039.

C-III, a wholly owned subsidiary of C-III Capital Partners LLC, a Delaware limited liability company, provides primary and special loan servicing for third party portfolio owners, CMBS trusts, CDOs, government agencies and C-III Capital Partners LLC and its affiliates. C-III has a special servicer rating of CSS1- from Fitch and a rating of MOR CS1 from Morningstar. C-III is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “STRONG” by S&P. As of September 30, 2016, C-III was the named special servicer for approximately 144 transactions representing approximately 5,784 first mortgage loans, with an aggregate stated principal balance of approximately $69,735,497,606. Of those 144 transactions, 137 are commercial mortgage-backed securities transactions representing approximately 5,712 first mortgage loans, with an aggregate stated principal balance of approximately $68,759,314,465. The remaining seven transactions are made up of three CDOs and four clients, two of which are affiliates of C-III and two of which are third-party noteholders. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States, Canada, Virgin Islands and Puerto Rico. With respect to such transactions as of such date, the special servicer was administering approximately 477 assets with a stated principal balance of approximately $8,900,814,405.19. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since its (including predecessors’) inception in 2002 and through September 30, 2016, C-III has resolved 3,937 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $46,236,684,164.

C-III has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under C-III servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore C-III’s disaster recovery plan is reviewed annually. In the past three years there have not been any material changes to C-III’s policies and procedures relating to the servicing function C-III will perform under the Pooling and Servicing Agreement for assets of the same type as are included in this transaction.

C-III will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or any Serviced Pari Passu Companion Loan. C-III may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans, Serviced Pari Passu Companion Loans or otherwise. To the extent that C-III has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the PSA and the Servicing Standard (as defined in “Pooling and Servicing Agreement—Servicing Standard”). No securitization transaction involving commercial or multifamily mortgage loans in which C-III was acting as special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of C-III as special servicer including as a result of C-III’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. C-III does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and therefore C-III believes its financial condition will not have a material impact on pool performance or performance of the Certificates.

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From time to time, C-III is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. C-III does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

C-III (including predecessors) has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 2002. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that have been referred to C-III as special servicer in CMBS transactions from 2013 through September 30, 2016.

	Calendar Year End December 31st (Approximate amounts in billions)
Portfolio Size – CMBS Special Servicing	2013	2014	2015	TTD 9/30/2016
Total	$7.3	$6.4	$6.3	$8.6

C-III may enter into one or more arrangements with a Controlling Class Certificateholder, the initial Directing Certificateholder, a holder of a Companion Loan or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, C-III’s appointment as special servicer under the PSA and any related Intercreditor Agreement and limitations on such person’s right to replace the special servicer.

The special servicer will not have any material advancing rights or obligations. In certain instances, the special servicer may have the right to make property related servicing advances in emergency situations.

C-III occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

There are currently no legal proceedings pending against C-III, or to which any property of C-III is subject, that are material to the Certificateholders other than the litigation described in the following paragraph, and C-III has no actual knowledge of any such proceedings of this type contemplated by governmental authorities.

On May 12, 2016, certain holders of certificates issued by Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Series 2007-C5 Trust (the “2007-C5 Trust“) filed suit in the Supreme Court of the State of New York, County of New York derivatively for the 2007-C5 Trust (M.H. Davidson & Co, et. al. against C-III Asset Management, LLC, Supreme Court of New York County of New York Index No. 652571/2016) alleging, among other things, that C-III as special servicer for the 2007-C5 Trust breached its duties to the 2007-C5 Trust by undervaluing a mortgage loan which was purchased by the third party directing certificateholder for the 2007-C5 Trust pursuant to the governing pooling and servicing agreement. The plaintiffs have alleged damages in an amount no less than $25,000,000. On July 1, 2016, C-III filed a motion to dismiss. A

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hearing date has not yet been set for the motion. There can be no assurances as to the outcome of this motion or the proceeding or the possible impact on C-III. However, C-III believes that it performed its obligations under the related pooling and servicing agreements in good faith, and that its actions were proper. C-III believes the plaintiffs’ claims are unfounded and intends to vigorously defend itself and contest the claims.

It is expected that on the Closing Date, funds and/or accounts managed by C-III Investment Management LLC, an affiliate of C-III or another affiliate will purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H Certificates (and may purchase certain other Classes of Certificates). From time to time C-III’s affiliates acquire commercial mortgage-backed securities including in secondary market transactions. Affiliates of C-III may acquire additional certificates in the future in one or more secondary market transactions.

Except as described above, neither C-III nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time.

The information set forth under this sub-heading “—The Special Servicer” regarding C-III has been provided by C-III.

The Outside Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to be appointed to act as the special servicer for the Huntington Center Loan Combination pursuant to the MSBAM 2016-C31 Pooling and Servicing Agreement (the “MSBAM 2016-C31 Special Servicer”) and was appointed to act as the special servicer for the One Penn Center Whole Loan pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement (the “WFCM 2016-BNK1 Special Servicer”) and in this capacity will initially be responsible for the servicing and administration of the Huntington Center Whole Loan and any associated REO Property pursuant to the MSBAM 2016-C31 Pooling and Servicing Agreement and the One Penn Center Whole Loan and any associated REO Property pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement and in certain circumstances will review, evaluate, process and provide or withhold consent as to certain major decisions, special servicer decisions, additional decisions and other transactions relating to the Huntington Center Whole Loan and/or the One Penn Center Whole Loan. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of September 30, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity funds (collectively, the “Funds”) with an aggregate of approximately $3.8 billion of equity under management and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments and commercial mortgage-backed securities, three of such funds are focused on investments in commercial mortgage-backed securities and the other two funds

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and the separately managed account are focused on mezzanine debt and credit investments. To date, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the Federal Deposit Insurance Corporation (“FDIC”). RCM was also a sub-advisor and investor in an approximately $4.6 billion Public-Private Investment Fund with the U.S. Department of the Treasury which was liquidated in October of 2012.

In addition, RCM has underwritten and purchased, primarily for the Funds, around $4.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 62 different securitizations totaling approximately $71.3 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Nevada, Arizona, California, Colorado, Florida and North Carolina. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2016, Rialto and its affiliates were actively special servicing approximately 1,000 portfolio loans with a principal balance of approximately $300 million and were responsible for approximately 900 portfolio REO assets with a principal balance of approximately $1.1 billion.

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Rialto is also currently performing special servicing for 70 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,037 assets with an original principal balance at securitization of approximately $73 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
Number of CMBS Pools Named Special Servicer	16	27	45	59	70
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$73 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$332 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the MSBAM 2016-C31 Special Servicer and the WFCM 2016-BNK1 Special Servicer, as applicable, Rialto will not have primary responsibility for custody services of original documents evidencing the Huntington Center Whole Loan and/or the One Penn Center Whole Loan, as applicable. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Huntington Center Whole Loan and/or the One Penn Center Whole Loan, applicable, or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the MSBAM 2016-C31 Pooling and Servicing Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the Huntington Center Whole Loan and/or the One Penn Center Whole Loan, as applicable, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

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There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the MSBAM 2016-C31 Pooling and Servicing Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement for assets of the same type included in the MSBAM 2016-C31 and WFCM 2016-BNK1 securitization, including the Huntington Center Whole Loan and/or the One Penn Center Whole Loan, as applicable. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the MSBAM 2016-C31 Pooling and Servicing Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement and, accordingly, Rialto believes that its financial condition will not have any material impact on the performance of the Huntington Center Whole Loan and/or the One Penn Center Whole Loan, as applicable, or the performance of the Certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Huntington Center Whole Loan and/or the One Penn Center Whole Loan, as applicable, pursuant to the MSBAM 2016-C31 Pooling and Servicing Agreement and the WFCM 2016-BNK1 Pooling and Servicing Agreement.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto Capital Advisors, LLC, the special servicer of the One Penn Center Loan Combination pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement and the expected special servicer of the Huntington Center Loan Combination pursuant to the MSBAM 2016-C31 Pooling and Servicing Agreement, is an affiliate of the entity that is the initial directing certificateholder for the WFCM 2016-BNK1 securitization and an affiliate of the entity that is expected to be the directing certificateholder for the MSBAM 2016-C31 securitization.

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The information set forth under this sub-heading “—The Outside Special Servicer” regarding Rialto has been provided by Rialto.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services“), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial“), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $92.299 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $17.66 billion issued in 22 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations under the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing

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Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

The RR Interest is intended to meet the definition of a “single vertical security” that would be an “eligible vertical interest” (as such terms are defined in Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”)) if this securitization were subject to the Credit Risk Retention Rules and MSMCH were acting as the retaining sponsor under the Credit Risk Retention Rules. While Wells Fargo Bank, Bank of America and Morgan Stanley Bank (the “Retaining Parties”) will retain the indicated amount of the RR Interest, the credit risk retention requirements under the Credit Risk Retention Rules nonetheless do not apply to this securitization, and none of the issuing entity, the depositor, the underwriters or the Retaining Parties makes any representation as to compliance with the Credit Risk Retention Rules. Further, the references herein to MSMCH acting as retaining sponsor in this prospectus do not obligate MSMCH to act in accordance with the Credit Risk Retention Rules. However, the EU Retention Requirements will apply to this securitization and the Retaining Parties expect to comply with those applicable requirements. See “EU Securitization Risk Retention Requirements” below.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $36,278,581.85 and an effective interest rate equal to the WAC Rate. If this securitization transaction were subject to the Credit Risk Retention Rules and MSMCH were acting as the retaining sponsor, MSMCH would be permitted to offset the amount of its required risk retention by the portions of the RR Interest acquired by each of Wells Fargo Bank and Bank of America, as originators of one or more of the securitized assets. For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, Wells Fargo Bank, a national banking association, will purchase for cash from the Depositor and retain $13,261,954.17 of the RR Interest, representing approximately 36.6% of the aggregate Certificate Balance of all of the RR Interest. Wells Fargo Bank originated approximately 36.6% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Bank of America, a national banking association, will purchase for cash from the Depositor and retain $11,495,699.34 of the RR Interest, representing approximately 31.7% of the aggregate Certificate Balance of all of the outstanding RR Interest. Bank of America originated approximately 31.7% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Morgan Stanley Bank, a national banking association, will purchase for cash from the Depositor and retain $11,520,927.54 of the RR Interest, representing approximately 31.8% of the aggregate Certificate Balance of all of the outstanding RR Interest. Morgan Stanley Bank is a majority owned affiliate (within the meaning of the Credit Risk Retention Rules) of MSMCH, the retaining sponsor.

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RR Interest

Retained Certificate Available Funds

The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the unreimbursed Retained Certificate Realized Losses previously allocated to such class, plus interest in an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates (other than the RR Interest) and the Trust Components (and, correspondingly, the Exchangeable Certificates and the Exchangeable Combined Certificates) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-Seventh, Thirtieth, Thirty-third, Thirty-sixth and Thirty-ninth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

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The “Non-Retained Percentage” is 100% minus the Required Credit Risk Retention Percentage.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the RR Interest) and the Trust Components according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth, Twenty-eighth, Thirty-first, Thirty-fourth and Thirty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) and the Trust Components according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth, Twenty-ninth, Thirty-second, Thirty-fifth and Thirty-eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimburse Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the RR Interest in an amount equal to the Required Credit Risk Retention Percentage of such Excess Interest distributable to all Certificates (including the RR Interest). Excess Interest will not be available to make distributions to any other class of certificates (other than the Class V certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans

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that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

EU Securitization Risk Retention Requirements

The Retaining Parties will enter into on the Closing Date an agreement with the issuing entity, the depositor, the certificate administrator and the trustee (the “Credit Risk Retention Agreement”) under which each Retaining Party will, among other things, give certain covenants and representations for the purpose of the EU Retention Requirements.

“EU Retention Requirements” means, together, the risk retention requirements set out in:

(a)       Articles 404 to 410 of the European Union Regulation (EU) No 2013/575/EU (the “Capital Requirements Regulation”), as supplemented by Commission Delegated Regulation (EU) No 625/2014, including any further technical standards and guidance published in relation thereto as may be effective from time to time;

(b)       Articles 254-257 of the European Union Regulation (EU) No 2015/35 (the “Solvency II Regulation”), including any technical standards and guidance published in relation thereto as may be effective from time to time; and

(c)       Articles 50-56 of Commission Delegated Regulation (EU) No 231/2013 (the “AIFM Regulation”), including any technical standards and guidance published in relation thereto as may be effective from time to time.

Under the Credit Risk Retention Agreement, each Retaining Party will covenant for the benefit of the issuing entity, the depositor, the certificate administrator, the trustee and each other Retaining Party, for so long as any certificates are outstanding:

(a)       to hold and retain as originator on an ongoing basis a material net economic interest in the transaction described in this prospectus in the form specified in paragraph (a) of Article 405(1) of the Capital Requirements Regulation as supplemented by Article 5(1)(c) of Commission Delegated Regulation (EU) No 625/2014 which provides that a retention in the form specified in paragraph (a) of Article 405(1) may also be achieved by retention of a vertical tranche which has a nominal value of no less than 5% of the total nominal value of all the issued tranches of certificates, by purchasing and retaining the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” (the “Retention Covenant”);

(b)       that neither it nor any of its affiliates will sell, transfer, hedge or otherwise mitigate its credit risk (including in connection with the entry into any financing arrangements) under or associated with its net economic interest specified in paragraph (a) or the portfolio of mortgage loans, where to do so would cause the transaction described in this prospectus to cease to be compliant with the EU Retention Requirements (the “Hedging Covenant”);

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(c)       subject to any regulatory requirements, (i) to take such further action, provide such information, on a confidential basis, (including the information referred to in Article 409 of the Capital Requirements Regulation, Article 52(e) and (f) of the AIFM Regulation or Article 256(d) of the Solvency II Regulation) and enter into such other agreements in each case as may reasonably be required to satisfy the EU Retention Requirements; provided that the Retaining Party will not be in breach of this covenant if it fails to comply due to events, actions and circumstances beyond its control and (ii) to provide to the issuing entity, on a confidential basis, information in the possession of such Retaining Party relating to its holding of the RR Interest, at the cost and expense of the party seeking such information, and to the extent the same under sub-clause (i) or (ii) of this section is not subject to a duty of confidentiality, at any time prior to the maturity of the certificates;

(d)       to confirm its continued compliance with the covenant set out at sub-paragraph (a) and (b) above to the issuing entity, the depositor, the trustee and the certificate administrator, in each case in writing (which may be by way of email) upon the request of the issuing entity, the certificate administrator or the trustee (A) following a material change in the performance of the certificates or the risk characteristics of the certificates or of the underlying portfolio of Mortgage Loans and (B) following a breach of the obligations included in the PSA of which such Retaining Party is aware; and

(e)       to notify promptly the issuing entity, the trustee, the certificate administrator and each other Retaining Party if for any reason (i) it ceases to hold the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” above in accordance with clause (a) above, (ii) it fails to comply with the covenant set out in clause (b) above in any respect, (iii) it fails to comply with the covenant set out in clause (c) above in any material respect, or (iv) any of the representations and warranties of such Retaining Party contained in the Credit Risk Retention Agreement were untrue on the date given.

Under the Credit Risk Retention Agreement, each Retaining Party will represent and warrant to the issuing entity, the depositor, the trustee and each other Retaining Party that:

(a)       in relation to each mortgage loan originated by such Retaining Party, either (i) such Retaining Party purchased such mortgage loan for its own account prior to selling it to the depositor in accordance with Article 4(1)(13)(b) of the Capital Requirements Regulation; or (ii) such Retaining Party either itself or through related entities, directly or indirectly, was involved in the original agreement which created such mortgage loan in accordance with Article 4(1)(13)(b) of the Capital Requirements Regulation; and

(b)       (i) the aggregate principal amount of the mortgage loans in the Mortgage Pool originated by such Retaining Party to the depositor as a percentage of the Initial Pool Balance is equal to (ii) the amount of the RR Interest specified as to be purchased and retained by such Retaining Party under “Credit Risk Retention—General” above as a percentage of the aggregate amount of the RR Interest.

The issuing entity, the depositor and the trustee are each parties to the Credit Risk Retention Agreement solely for the purposes of obtaining the benefit of the representations, warranties and covenants contained therein and under no circumstances will any of them be deemed to have undertaken any obligations thereunder or by virtue of their entry into the Credit Risk Retention Agreement.

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Under the PSA, the certificate administrator will include in each Distribution Date Statement a statement that there is available on the website of the certificate administrator information regarding ongoing compliance by each Retaining Party with the Retention Covenant and the Hedging Covenant, which will be posted on the “Risk Retention Compliance” tab of the certificate administrator’s website. The certificate administrator will post on such tab the following statements provided to it by each Retaining Party, specified as follows:

(a)       the original principal amount of the RR Interest of which such Retaining Party is the registered holder and whether such amount matches that amount which such Retaining Party has committed to retain under the Credit Risk Retention Agreement; and

(b)       (i) unless the Retaining Party has provided notice to the contrary in respect of a Retaining Party, a statement (without verification) that the RR Interest of each Retaining Party is complying with the Hedging Covenant and (ii) in the case that the certificate administrator has received a notification that a Retaining Party has failed to comply with the Hedging Covenant, a statement of such non-compliance and all details in relation to the same contained in such notification.

Prospective investors should consider the discussion in “Risk Factors—EU Risk Retention and Due Diligence Requirements”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H, Class V and Class R certificates and a REMIC regular interest in certificated form representing the RR Interest (the “RR Interest”).

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The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates (other than the Exchangeable Certificates and the Exchangeable Combined Certificates) and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates), the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 Certificates are collectively referred to in this prospectus as the “Exchangeable Certificates”. The Class E, Class F, Class EF, Class G, Class EFG and Class H certificates are collectively referred to in this prospectus as the “Exchangeable Combined Certificates”.

The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown under “Summary of Certificates.

The initial Certificate Balances of the Exchangeable Certificates and Exchangeable Combined Certificates are anticipated to be as indicated in the following chart, although the applicable investor may request delivery of different amounts (subject to the maintenance of the required exchange percentages as described herein) on the Closing Date:

Class of Exchangeable Certificates or Exchangeable Combined Certificates	Approximate Initial Certificate Balance
Class E-1	$
Class E-2	$
Class E	$
Class F-1	$
Class F-2	$
Class F	$
Class EF	$
Class G-1	$
Class G-2	$
Class G	$
Class EFG	$
Class H-1	$
Class H-2	$
Class H	$

The “Certificate Balance” of any class of Principal Balance Certificates and any Trust Component outstanding at any time represents the maximum amount that its holders (or, in the case of a Trust Component, the holders of the related Exchangeable Certificates and Exchangeable Combined Certificates evidencing an interest in that Trust Component) are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and

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each Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or that Trust Component, as applicable, on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates (exclusive of the Exchangeable Certificates and Exchangeable Combined Certificates) or Trust Components in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or Trust Components may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions” above. The “Certificate Balance” of any grouping of Control Eligible Certificates or of the Controlling Class outstanding at any time will be equal to the aggregate Certificate Balance of the Trust Components that correspond to such grouping.

“Trust Component” means any of the Class E-1 Trust Component, the Class E-2 Trust Component, the Class F-1 Trust Component, Class F-2 Trust Component, the Class G-1 Trust Component, the Class G-2 Trust Component, the Class H-1 Trust Component and the Class H-2 Trust Component. The Trust Components will be held in the Grantor Trust.

“Class E-1 Trust Component”, “Class E-2 Trust Component”, “Class F-1 Trust Component”, “Class F-2 Trust Component”, “Class G-1 Trust Component”, “Class G-2 Trust Component”, “Class H-1 Trust Component” and “Class H-2 Trust Component” mean, in each case, an interest issued as a regular interest in the Upper-Tier REMIC with a Pass-Through Rate equal to one of the following (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage.

Each class of Exchangeable Certificates and Exchangeable Combined Certificates will represent a beneficial ownership interest in the respective Allocable Share of each Related Trust Component.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S and Class B certificates outstanding from time to time. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

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“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates, the Class V certificates and the rights of the RR Interest to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Exchangeable Certificates, the Exchangeable Combined Certificates, the Class V certificates and the rights of the RR Interest to receive a portion of the Excess Interest will be issued by the grantor trust (the “Grantor Trust”).

Exchangeable Certificates

The Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates are collectively referred to herein as the “Exchangeable Certificates”, and the Class E, Class F, Class EF, Class G, Class EFG and Class H certificates are collectively referred to herein as the “Exchangeable Combined Certificates”. On the Closing Date, the Upper-Tier REMIC of the issuing entity will issue the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 trust components (each a “Trust Component” ), which will have outstanding balances on the Closing Date as set forth in the table below and will be held in the Grantor Trust for the benefit of the holders of the Exchangeable Certificates and the Exchangeable Combined Certificates. The Exchangeable Certificates and the Exchangeable Combined Certificates will at all times represent undivided ownership interests, held through the Grantor Trust, in one or more of such Trust Components, as further described below and under “Material Federal Income Tax Considerations”.

Trust Component	Closing Date Balance
Class E-1 Trust Component	$9,047,000
Class E-2 Trust Component	$9,047,000
Class F-1 Trust Component	$3,446,500
Class F-2 Trust Component	$3,446,500
Class G-1 Trust Component	$6,031,000
Class G-2 Trust Component	$6,031,000
Class H-1 Trust Component	$7,755,027
Class H-2 Trust Component	$7,755,028

Each class of Exchangeable Combined Certificates may be exchanged for the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa. The “Exchange Percentage” set forth next to each class of Exchangeable Certificates in the table below represents the percentage of the aggregate Certificate Balance of all Exchangeable Certificates involved in an exchange that is represented by the Certificate Balance of such class of Exchangeable Certificates that is required to be surrendered to receive the corresponding Exchangeable Combined Certificates (or that will be received if Exchangeable Combined Certificates are surrendered), in each case, using the initial certificate balances of the individual certificates being exchanged (rather than the outstanding certificate balance).

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Class of Exchangeable Combined Certificates	Corresponding Classes of Exchangeable Certificates	Exchange Percentage
Class E	Class E-1 Class E-2	50% 50%
Class F	Class F-1 Class F-2	50% 50%
Class EF	Class E-1 Class E-2 Class F-1 Class F-2	36.20682755% 36.20682755% 13.79317245% 13.79317245%
Class G	Class G-1 Class G-2	50% 50%
Class EFG	Class E-1 Class E-2 Class F-1 Class F-2 Class G-1 Class G-2	24.41901266% 24.41901266% 9.30254528% 9.30254528% 16.27844206% 16.27844206%
Class H	Class H-1 Class H-2	49.99999678% 50.00000322%

Exchangeable Certificates and Exchangeable Combined Certificates will at all times represent undivided beneficial ownership interests, held through the Grantor Trust, in one or more Trust Components, as set forth in the table below.

Class of Certificates	Underlying Trust Components
Class E-1	Class E-1
Class E-2	Class E-2
Class E	Class E-1 Class E-2
Class F-1	Class F-1
Class F-2	Class F-2
Class F	Class F-1 Class F-2
Class EF	Class E-1 Class E-2 Class F-1 Class F-2
Class G-1	Class G-1
Class G-2	Class G-2
Class G	Class G-1 Class G-2
Class EFG	Class E-1 Class E-2 Class F-1 Class F-2 Class G-1 Class G-2
Class H-1	Class H-1
Class H-2	Class H-2
Class H	Class H-1 Class H-2

Following any exchange of any class of Exchangeable Combined Certificates for the corresponding Exchangeable Certificates, or any exchange of the Exchangeable Certificates

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for a class of Exchangeable Combined Certificates, the outstanding Certificate Balances of such certificates will be increased or decreased accordingly.

Each of DTC and the certificate administrator may require an exchanging certificateholder to pay certain administrative charges in connection with an exchange of a Class of Exchangeable Combined Certificates for the corresponding Classes of Exchangeable Certificates and vice versa. Any such administrative charge payable to the certificate administrator in connection with any exchange will not exceed $5,000.

Each Class of Exchangeable Certificates and Exchangeable Combined Certificates will be entitled to distributions in an amount equal to the aggregate of the Allocable Share of each Related Trust Component with respect to such Class of Exchangeable Certificate or Class of Exchangeable Combined Certificates.

“Allocable Share” means for any Distribution Date, any Class of Exchangeable Certificates or Exchangeable Combined Certificates and any Related Trust Component, the quotient of (a) the outstanding Certificate Balance of such Class of Exchangeable Certificates (or with respect to a Class of Exchangeable Combined Certificates, the Certificate Balance of such Class of Exchangeable Combined Certificates multiplied by the Exchange Percentage set forth in the table above of the corresponding Class of Exchangeable Certificates with the same alphanumeric designation as such Related Trust Component), and (b) the Certificate Balance of such Related Trust Component.

“Related Trust Component” means for each Class of Exchangeable Certificates or Exchangeable Combined Certificates, the applicable Trust Component(s) set forth under the column entitled “Underlying Trust Components” in the table set forth above.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

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The “Percentage Interest” evidenced by any certificate (other than a Class R or Class V certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. For these purposes on any date of determination, (i) the “initial denomination as of the closing date” of any Exchangeable Certificate or any Exchangeable Combined Certificate received in an exchange will be determined as if such certificate was part of the related class on the closing date, (ii) the “initial denomination as of the closing date” of any Exchangeable Certificate or any Exchangeable Combined Certificate surrendered in an exchange will be determined as if such certificate was not part of the related class on the closing date and (iii) the “initial Certificate Balance” of the related class of Exchangeable Certificates or Exchangeable Combined Certificates will be determined as if such class consisted only of the certificates composing the class on that date of determination and such certificates had been outstanding as of the closing date.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Exchangeable Class Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) and any Trust Component on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan

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with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates and the RR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) and the Trust Components (and, correspondingly, the Exchangeable Certificates and the Exchangeable Combined Certificates) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) and the Trust Components that would remain unpaid as of the close of business on the Distribution Date, divided by (y) the Non-Retained Percentage, and (b) (x) the amount

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by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any outstanding Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) and the Trust Components (and, correspondingly, the Exchangeable Certificates and the Exchangeable Combined Certificates) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)	prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made on such Distribution Date), until the Certificate Balance of the Class A-1 certificates are reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made on such Distribution Date), until the Certificate Balance of the Class A-2 certificates is reduced to zero;

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(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

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Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balance of the Class B certificates has been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balance of the Class C certificates has been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Seventeenth, after the Certificate Balance of the Class D certificates has been reduced to zero, to the Class E-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class E-1 Trust Component is reduced to zero;

Eighteenth, to the Class E-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Nineteenth, to the Class E-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twentieth, after the Certificate Balance of the Class E-1 Trust Component has been reduced to zero, to the Class E-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class E-2 Trust Component is reduced to zero;

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Twenty-first, to the Class E-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Twenty-second, to the Class F-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twenty-third, after the Certificate Balance of the Class E-2 Trust Component has been reduced to zero, to the Class F-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class F-1 Trust Component is reduced to zero;

Twenty-fourth, to the Class F-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Twenty-fifth, to the Class F-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twenty-sixth, after the Certificate Balance of the Class F-1 Trust Component has been reduced to zero, to the Class F-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class F-2 Trust Component is reduced to zero;

Twenty-seventh, to the Class F-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Twenty-eighth, to the Class G-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twenty-ninth, after the Certificate Balance of the Class F-2 Trust Component has been reduced to zero, to the Class G-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class G-1 Trust Component is reduced to zero;

Thirtieth, to the Class G-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component

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compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirty-first, to the Class G-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Thirty-second, after the Certificate Balance of the Class G-1 Trust Component has been reduced to zero, to the Class G-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class G-2 Trust Component is reduced to zero;

Thirty-third, to the Class G-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirty-fourth, to the Class H-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Thirty-fifth, after the Certificate Balance of the Class G-2 Trust Component has been reduced to zero, to the Class H-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class H-1 Trust Component is reduced to zero;

Thirty-sixth, to the Class H-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirty-seventh, to the Class H-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Thirty-eighth, after the Certificate Balance of the Class H-1 Trust Component has been reduced to zero, to the Class H-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class H-2 Trust Component is reduced to zero;

Thirty-ninth, to the Class H-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component; and

Fortieth, to the Class R certificates, any remaining amounts.

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The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Distributions of Exchangeable Certificates and Exchangeable Combined Certificates

On each Distribution Date, each Class of Exchangeable Certificate and Exchangeable Combined Certificates will be entitled to that Class’s Allocable Share of all interest and principal and reimbursement of realized losses, with interest thereon, distributed on each Related Trust Component (pursuant to the allocations described under “—Priority of Distributions” above) with respect to such Class of Exchangeable Certificate or Exchangeable Combined Certificates.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the RR Interest) for any Distribution Date will equal one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S and Class B certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

Each class of Exchangeable Combined Certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Related Trust Components. The Pass-Through Rate on each Trust Component will at all times be the same as the Pass-Through Rate of the class of Exchangeable Certificates with the same alphanumeric designation.

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The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “—Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and any Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such

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Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and any Trust Component will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class or Trust Component immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and any Trust Component will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class or Trust Component for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date and

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will

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increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and the Trust Components (and, correspondingly, the Exchangeable Certificates and the Exchangeable Combined Certificates) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan

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or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount. If Exchangeable Certificates are exchanged for Exchangeable Combined Certificates, then all Principal Shortfalls that would otherwise be distributable to such exchanged Exchangeable Certificates will be deemed allocable to such Exchangeable Combined Certificates, without duplication. Similarly, if Exchangeable Combined Certificates are exchanged for Exchangeable Certificates, then all Principal Shortfalls that would otherwise be distributable to such Exchangeable Combined Certificates will be deemed allocable to such Exchangeable Certificates, without duplication.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of

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a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor

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Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates in an amount equal to the Non-Retained Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the RR Interest in an amount described under “Credit Risk Retention—RR Interest—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. Because there are no ARD Loans related to the Trust as of the Closing Date, there will be no Excess Interest distributable to the Class V Certificates.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from

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time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related

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Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions. With respect to the International Square Mortgage Loan, amounts allocated pursuant to the foregoing waterfall will be allocated between the two (2) tranches of debt that comprise the International Square Mortgage Loan in sequential order.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance

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was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

With respect to the International Square Mortgage Loan, amounts allocated pursuant to the foregoing waterfall will be allocated between the two (2) tranches of debt that comprise the International Square Mortgage Loan in sequential order.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to such Classes of Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above, and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR

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Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

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No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H, Class R or Class V certificates (or on any of the Trust Components).

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	October 2021
Class A-2	October 2021
Class A-SB	June 2026
Class A-3	October 2026
Class A-4	October 2026
Class X-A	NAP
Class X-B	NAP
Class A-S	November 2026
Class B	November 2026
Class C	November 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not

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including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii)

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for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and the Trust Components, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates to the extent described below. On each Distribution Date, Available Funds will be allocated generally:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates;

Second, to the Class A-S certificates;

Third, to the Class B certificates;

Fourth, to the Class C certificates;

Fifth, to the Class D certificates;

Sixth, to the Class E-1 Trust Component;

Seventh, to the Class E-2 Trust Component;

Eighth, to the Class F-1 Trust Component;

Ninth, to the Class F-2 Trust Component;

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Tenth, to the Class G-1 Trust Component;

Eleventh, to the Class G-2 Trust Component;

Twelfth, to the Class H-1 Trust Component; and

Thirteenth, to the Class H-2 Trust Component.

Amounts allocable to a Trust Component as described above will be correspondingly distributed to the classes of Exchangeable Certificates and Exchangeable Combined Certificates related to that Trust Component, pro rata, based on their respective Allocable Shares of such amounts. See “Description of the Certificates—Exchangeable Certificates” for a description of the classes of Exchangeable Certificates and Exchangeable Combined Certificates and their related Trust Components.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates (or a Trust Component (and correspondingly, the Classes of Exchangeable Certificates and Exchangeable Combined Certificates related to such Trust Component)) to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above any under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates (or to a Trust Component (and correspondingly, to the Classes of Exchangeable Certificates and Exchangeable Combined Certificates related to such Trust Component)) that are subordinate to more senior classes of certificates and Trust Components, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates that are Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in

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the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C and Class D certificates, in that order, and then to the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 Trust Components, in that order (and the case of each such Trust Component, correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares), in each case for so long as such class or Trust Component is outstanding, will provide a similar, but diminishing benefit to such class or Trust Component (other than the Class H-2 Trust Component (and correspondingly, the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, to the extent of their respective Allocable Shares in the Class H-2 Trust Component)) as to the relative amount of subordination afforded by the outstanding classes of certificates and Trust Components with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and the Trust Components after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the Exchangeable Certificates, the Exchangeable Combined Certificates and the RR Interest) and the Trust Components (and thus, the Exchangeable Certificates and Exchangeable Combined Certificates) in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

second, to the Class H-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

third, to the Class G-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

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fourth, to the Class G-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

fifth, to the Class F-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

sixth, to the Class F-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

seventh, to the Class E-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

eighth, to the Class E-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

ninth, to the Class D certificates;

tenth, to the Class C certificates;

eleventh, to the Class B certificates; and

twelfth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest, the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the International Square Whole Loan, losses will be allocated first

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to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates or Trust Component will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates, with respect to the Non-Retained Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above and, with respect to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the

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PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)       a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

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●	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides

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an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, with respect to a Borrower Party that is the special servicer, such Borrower Party will be prohibited from viewing or otherwise retrieving any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest, by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be MSMCH.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of

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this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means with respect to the Directing Certificateholder or any Controlling Class Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, in accordance with

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terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

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Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

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o	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer; and

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

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o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator; and

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	any notices relating to ongoing compliance by each Retaining Party with the Retention Covenant and the Hedging Covenant;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to

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the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the

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applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

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The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal

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Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date.

For purposes of such allocations, each Class of Exchangeable Certificates and Exchangeable Combined Certificates evidencing an interest in a Trust Component (in each case, solely to the extent of their Allocable Shares in such Related Trust Component) will be considered as if they together constituted a single “class”. The holders of any Class of Exchangeable Certificates or Exchangeable Combined Certificates will only have the Voting Rights so allocated to their Allocable Shares of the Related Trust Components and no other Voting Rights.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class V or Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

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Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience

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some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the

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underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

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The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – MSC 2016-BNK2

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of

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the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

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(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

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(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)   a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

With respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the applicable Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

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(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    all related environmental reports; and

(xiv)    all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

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(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of any origination settlement statement;

(r)        a copy of the insurance summary report;

(s)        a copy of organizational documents of the related mortgagor and any guarantor;

(t)        a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)       a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       a copy of any closure letter (environmental); and

(w)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were

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not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the date set forth in the related MLPA, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)       cure such Material Defect in all material respects, at its own expense,

(B)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)       substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified

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Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for the related Mortgage Loan if such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage or (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), and (iii) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and

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the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed

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Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)        have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)        constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)        have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)       not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)       have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

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(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or

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in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

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As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Others”, on and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related

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Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a

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mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which

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the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date

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without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such

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person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusively relied upon by the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but (other than a non-recoverability determination by

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the special servicer) is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the

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occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I

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Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, an “Upper-Tier REMIC Distribution Account” and an “Exchangeable Class Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders (or with respect to the Exchangeable Class Distribution Account, for the benefit of the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H Certificateholders).

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On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R and Class V certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the RR Interest) and the Trust Components and to make distributions of interest and principal from Retained Certificate Available Funds to the holders of the RR Interest, as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V certificates and the RR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificates and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), the amounts will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such amounts and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Retained Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the RR Interest) and the Trust Components (including to reimburse for Realized Losses

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previously allocated to such certificates and/or Trust Components), and the amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and Retained Certificate Gain-on-Sale Reserve Account, as applicable, to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates and the Trust Components have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with

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respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and

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expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and

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collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Pari Passu Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Pari Passu Companion Loan.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, a portion of the monthly portion of the annual Certificate Administrator/Trustee Fee equal to $290	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Pari Passu Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan,

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equal to (i) with respect to any such Mortgage Loan (and any successor REO Loan), 0.00250% per annum plus any “primary servicing fee” and any “pari passu loan primary servicing fee” set forth next to the related Mortgaged Property on Annex A-1, and (ii) with respect to any Serviced Companion Loan (or successor REO Loan), 0.00250% per annum. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

•	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

•	50% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

•	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

•	100% of charges by the master servicer collected for checks returned for insufficient funds;

•	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

•	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

•	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to

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the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and

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Serviced Pari Passu Companion Loan. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum (or, with respect to the International Square Mortgage Loan, 0.00125% per annum). With respect to each Servicing Shift Mortgage Loan, the master servicer (prior to the related Servicing Shift Securitization Date) or the Non-Serviced Master Servicer (on and after the related Servicing Shift Securitization Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum (or, with respect to the American Greetings HQ Mortgage Loan, 0.03000% per annum).

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) with respect to any Mortgage Loan with respect to which the Risk Retention Consultation Party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a Specially Serviced Loan, and during the continuance of a Consultation Termination Event, $5,000 (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

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The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) being equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently

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becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower, (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or (c) any Loss of Value Payment or Purchase Price paid by a Mortgage Loan Seller. The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such time period (or extension of such time period, if applicable), or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

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(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)       100% of assumption application fees and other similar items received with respect to Specially Serviced Loans,

(iii)       100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)       100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans, and

(v)       50% of all Excess Modification Fees and assumption, assumption application, waiver, consent and earnout fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO

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Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within one business day following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of such Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of such Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees and insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred

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by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00896% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each Companion Loan) and REO Loan, and will be equal to the product of a rate equal to (i) 0.00339% per annum, except with respect to the 101 Hudson Street and Harlem USA Mortgage Loans, (ii) 0.00477% per annum with respect to the 101 Hudson Street Mortgage Loan and (iii) 0.00486% per annum with respect to the Harlem USA Mortgage Loan (each, an “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master

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servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00041% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset

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Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

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(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives the related appraisal or conducts a valuation described below equal to the excess of

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.       the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.       the sum as of the Due Date occurring in the month of the date of determination of

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a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

The Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

Each such report of the Appraisal Reduction Amount will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related

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Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction

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Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances (although, in the case of the International Square Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan). Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-2, Class H-1, Class G-2, Class G-1, Class F-2, Class F-1, Class E-2 and Class E-1 Trust Components, in that order (and in the case of each such Trust Component, correspondingly to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares in such Trust Component), second, to the Class D, Class C, Class B and Class A-S certificates, in that order, and finally, to the Senior Certificates (pro rata based on their respective interest entitlements)). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the RR Interest on the one hand and the Non-Retained Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

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As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly obtain from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in

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addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

The “Allocated Collateral Deficiency Amount” means, with respect to any Collateral Deficiency Amount, the Non-Retained Percentage of such Collateral Deficiency Amount.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the RR Interest) solely to the extent of the related Allocated Appraisal Reduction Amount and Allocated Cumulative Appraisal Reduction Amount, respectively, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., to the Class H-2, Class H-1, Class G-2, Class G-1, Class F-2, Class F-1, Class E-2 and Class E-1 Trust Components, in that order (and in the case of each such Trust Component, correspondingly to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares in such Trust Component)). In addition, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to the Trust Components solely to the extent of the related Allocated Collateral Deficiency Amount, in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., to the Class H-2, Class H-1, Class G-2, Class G-1, Class F-2, Class F-1, Class E-2 and Class E-1 Trust Components, in that order (and in the case of each such Trust Component, correspondingly to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares in such Trust Component)). For the avoidance of doubt, any Trust Component or Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), but only to the extent of the Allocated Appraisal Reduction Amounts and Allocated Cumulative Appraisal Reduction Amounts as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any grouping of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate grouping of

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Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or the Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior grouping of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such

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Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with the consent of the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) in connection with any determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

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Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder and/or the consultation rights of the Risk Retention Consultation Party or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, to consult on a non-binding basis with the Risk Retention Consultation Party, neither the

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master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party with respect to any individual triggering event, upon non-binding consultation with the Risk Retention Consultation Party (in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

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No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and all such matters that involve a Major Decision for all Mortgage Loans that are not Specially Serviced Loans, and the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan and does not involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. With respect to any Major Decision that the master servicer and the special servicer have mutually agreed as contemplated above will be processed by the master servicer, the master servicer will not be permitted under the PSA to agree to any modification, waiver or amendment that constitutes a Major Decision without the special servicer’s consent and prior to the occurrence and continuance of Control Termination Event, the special servicer having obtained the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder and such objection is communicated to the special servicer) within 10 business days (or 5 business days with respect to clause (vi)(a) under “—The Directing Certificateholder—Major Decisions” below) of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis and all information reasonably requested by the Directing Certificateholder) with respect to such Major Decision).

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan, except with respect to clause (xii) of the definition of “Major Decision”) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Major Decision.

The master servicer will not be required to seek the consent or approval of (or consult with) the special servicer or Directing Certificateholder in connection with taking any of the following actions with respect to a Mortgage Loan that is not a Specially Serviced Loan (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related

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Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way for utilities, access, parking, public improvements or another purpose or subordination of the lien of the Mortgage Loan to easements that (with respect to any of the foregoing) do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving routine leasing activities that (1) do not involve a ground lease or lease of an outparcel or (2) affect an area less than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) consent to actions and releases related to condemnation of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan, if (A) the Mortgage Loan (including any related Companion Loans but other than a Mortgage Loan secured by a hospitality property) has an outstanding principal balance of equal to or less than $5,000,000, and (B) the Mortgage Loan is not secured by a hospitality property; (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgage Loan where the release is required pursuant to the specific terms of the related Mortgage Loan, other than earnout or performance reserve releases specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modifications to cure any ambiguity in, or to correct or supplement any provision of an Intercreditor Agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that (other than with respect to any Excluded Loan) the Directing Certificateholder’s consent shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event and except that the master servicer will not be permitted to agree to any supplement to any intercreditor agreement if it would have a material adverse effect on the value of the related Mortgage Loan or the Trust’s interest therein; and (xi) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a

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payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party with respect to any individual triggering event, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party, in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party with respect to any individual triggering event, after non-binding consultation with the Risk Retention Consultation Party (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to

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the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer closes any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer closes any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan and if such matter does not involve a Major Decision) or the special servicer (in all other cases) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the

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Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

For the avoidance of doubt, with respect to any Mortgage Loan that is (i) not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest and (ii) prior to the occurrence and continuance of a Consultation Termination Event, a Specially Serviced Loan, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to the above described “due-on-sale” matters.

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan and if such matter does not involve a Major Decision) or the special servicer (in all other cases) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

For the avoidance of doubt, with respect to any Mortgage Loan that is (i) not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest and (ii) prior to the occurrence and continuance of a Consultation Termination Event, a Specially Serviced Loan, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult

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with, the Directing Certificateholder with respect to the above described “due-on-encumbrance” matters.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan, except with respect to clause (xii) of the definition of “Major Decision”) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2017 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or

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special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2017 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)       the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

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(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) the refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation

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Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of the Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only for so long as no Control Termination Event has occurred and is continuing)) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) at the Servicing Fee Rate.

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If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

•	the Risk Retention Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

•	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

•	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

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An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset

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Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative

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courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion

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Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of

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the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On or prior to each Determination Date, the special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the absence of a cash offer at least equal to its outstanding

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principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such

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determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder and the Risk Retention Consultation Party (in each case, unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan,

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unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, and (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all matters that constitute a Major Decision. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

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The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be C-III IM or an affiliate thereof.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Controlling Companion Loan, which, in the case of Fremaux Town Center Whole Loan is currently Wells Fargo Bank, in the case of The Orchard Whole Loan is currently Morgan Stanley Bank, N.A., and in the case of the American Greetings HQ Whole Loan is currently Bank of America. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

“Controlling Trust Component” means, collectively, the most subordinate pair of Trust Components having the same alphabetical designation with an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Trust Components in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” above, at least equal to 25% of the aggregate initial Certificate Balance of such Trust Components; provided, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Trust Components will be the most subordinate pair of Trust Components having the same alphabetical designation that have an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Trust Components as of the closing date will be the Class H-1 and Class H-2 Trust Components.

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A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, all classes of Certificates, collectively, within the grouping of Control Eligible Certificates that relates to the Controlling Trust Components. The Controlling Class as of the Closing Date will be, collectively, the Class H-1, Class H-2 and Class H certificates.

The “Control Eligible Certificates” will be all classes of certificates, collectively, within each of the following four groupings of certificates:  (i) the classes of certificates related to the Class E-1 and Class E-2 Trust Components, being the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates, in the case of each such class, only to the extent evidencing an interest in such Trust Components; (ii) the classes of certificates related to the Class F-1 and Class F-2 Trust Components, being the Class F-1, Class F-2, Class F, Class EF and Class EFG certificates, in the case of each such class, only to the extent evidencing an interest in such Trust Components; (iii) the classes of certificates related to the Class G-1 and Class G-2 Trust Components, being the Class G-1, Class G-2, Class G and Class EFG certificates, in the case of each such class, only to the extent evidencing an interest in such Trust Components and (iv) the classes of certificates related to the Class H-1 and Class H-2 Trust Components, being the Class H-1, Class H-2 and Class H certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

During such time as the Class E-1 and Class E-2 trust components are the Controlling Trust Components, the majority holders of the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates (in each case, solely to the extent of their interest in such trust components) may waive their right to appoint a Directing Certificateholder or to exercise any of the rights of the Controlling Class Certificateholder, as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder

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of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions (to the extent the special servicer is responsible for processing any such action as described in the final paragraph of this section) or consent to the master servicer taking any of the following actions (to the extent the special servicer and the master servicer have mutually agreed that the master servicer will process such action) if the Directing Certificateholder has objected in writing within 10 business days (or 5 business days with respect to clause (vi)(a) below or 30 days with respect to clause (ix) below) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written objection has not been received by the special servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action). Upon receiving a request from a borrower for any matter that constitutes a Major Decision the master servicer will promptly forward such request to the special servicer. Upon request, the special servicer, other than with respect to a non-Specially Serviced Loan (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”) or an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision.

Each of the following is a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in item (x) of Master Servicer Decisions;

(iii)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the applicable special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(iv)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

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(vi)       (a) any property management company changes with respect to a Mortgage Loan secured by a hospitality property or a Mortgage Loan secured by a non-hospitality property with a principal balance greater than $5,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, or (b) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)       releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion; provided, however, that releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the PSA shall constitute Major Decisions;

(viii)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)       any determination of an Acceptable Insurance Default;

(x)       any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan;

(xi)       any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xii)       any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xiii)       requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan or Serviced Pari Passu Companion Loan, (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related

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Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with the full defeasance of the collateral for such Mortgage Loan;

(xiv)       approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xv)       agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted;

(xvi)       determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease; and

(xvii)       approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis).

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans. Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan, except with respect to clause (xii) of the definition of “Major Decision”) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Major Decision.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

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Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating

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advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E-1 and Class E-2 Trust Components have an aggregate Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Trust Components) of less than 25% of the initial aggregate Certificate Balance of such Trust Components or (ii) the holder of a majority of the aggregate Certificate Balance of the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates (such majority determined counting only the portion of the Certificate Balance of each such class evidencing an interest in the Class E-1 and Class E-2 Trust Components) has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, further, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no grouping of Control Eligible Certificates as to which the related Trust Components, collectively, have a then-outstanding Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of such Trust Components, in each case, without regard to the application of any Appraisal Reduction Amounts; or (ii) the holder of a majority of the aggregate Certificate Balance of the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates (such majority determined counting only the portion of the Certificate Balance of each such Class evidencing an interest in the Class E-1 and Class E-2 Trust Components) has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of any such class of certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

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The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

At any time that the Class E-1 and Class E-2 Trust Components are the Controlling Trust Components, the majority holders of the Class E-1, Class E-2, Class E, Class EF and Class EFG Certificates (in each case, solely to the extent of their interest in such Trust Components) will have the right to waive the right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the applicable special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace such special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates, the successor holder of Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the majority Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor majority holder of Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring

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consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent

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described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or Servicing Shift Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA,

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and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan or any related REO Properties. The BAMLL 2016-ISQR Trust and Servicing Agreement does not provide for an operating advisor or equivalent party.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a) promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b) promptly reviewing each Final Asset Status Report; and

(c) reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the master servicer or the special servicer, as applicable, of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

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A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a) the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b) the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c) the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d) the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably

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requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii) if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii) if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than a Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than a Servicing Shift Whole Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the

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PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of the Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has

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qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan

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and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

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(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f) the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder, the Risk Retention Consultation

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Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest, the Class V certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted

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its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans

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(including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 59 prior pools of commercial mortgage loans for which MSMCH (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and on or prior to October 31, 2016, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and October 31 2016 was approximately 13.04%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 2.19%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 8.13% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.82%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 2 largest Mortgage Loans in the Mortgage Pool represent approximately 19.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical

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peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans) will be required to promptly, but in no event later than within 10 business days, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate

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administrator, copies of all Asset Status Reports and Final Asset Status Reports related to each Delinquent Loan, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)       any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is

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determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and

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warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset

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representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset

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representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or

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liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of

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events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the RR Interest;

(c) does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

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(d) may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to

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terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or

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Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), (viii) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (ix) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer.

In addition, after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer, the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the

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event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the applicable special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loan: (i) prior to the related Servicing Shift Securitization Date, the holder of the related Controlling Companion Loan will have the right to replace the applicable special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to

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the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b) any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by the special servicer pursuant to, and at the time specified by, the PSA;

(c) any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d) any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f) the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

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(g)       Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such action) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or special servicer, as the case may be, as the sole or a material factor in such action; or

(h)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to a majority of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely

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with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f), clause (g) or clause (h) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

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Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the

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appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

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The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, and the non-serviced securitization trust (with respect to the International Square Whole Loan) will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

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Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, either the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the

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PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the special servicer, and the special servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the RR Interest) to deliver a Certificateholder Repurchase Request as

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described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”).

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Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, as well as notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the RR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision

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to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the special servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

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Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to

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communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the Huntington Center Mortgage Loan

The Huntington Center Mortgage Loan will be serviced pursuant to the MSBAM 2016-C31 Pooling and Servicing Agreement. The servicing terms of the MSBAM 2016-C31 Pooling and Servicing Agreement are substantially similar to the servicing terms of the PSA; however, the servicing arrangements under such agreements differ in certain respects. For example:

•	The primary servicing fee rate payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSBAM 2016-C31 Pooling and Servicing Agreement is 0.00250% per annum (which is paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations in respect of the Huntington Center Mortgage Loan).

•	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the MSBAM 2016-C31 Pooling and Servicing Agreement with respect to the Huntington Center Whole Loan are generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, and are subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the Non-Serviced Special Servicer. In particular, (i) the special servicing fee rate payable to the related Non-Serviced Special Servicer will accrue at a rate equal to 0.25% per annum or, if the fee payable at such rate for a given month is less than $3,500, such higher rate as would result in a fee equal to $3,500 for such month, and (ii) any liquidation fee or workout fee payable to the related Non-Serviced Special Servicer may not exceed $1,000,000 with respect to any particular loan resolution or workout, as applicable.

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•	Items with respect to the Huntington Center Whole Loan that are the equivalent of assumption application fees, assumption, waiver, consent and earnout fees and/or Excess Modification Fees and that constitute additional servicing compensation under the MSBAM 2016-C31 Pooling and Servicing Agreement will not be payable to the master servicer or special servicer under the PSA and will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the MSBAM 2016-C31 Pooling and Servicing Agreement in proportions that are different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

•	The parties to the MSBAM 2016-C31 Pooling and Servicing Agreement (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C31 Pooling and Servicing Agreement to the same extent that parties to the PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C31 Pooling and Servicing Agreement. The Trust, as holder of the Huntington Center Mortgage Loan, will be responsible for its pro rata share of any such amounts (including out of general collections on the MSC 2016-BNK2 mortgage pool, if necessary).

•	The liability of parties to the MSBAM 2016-C31 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	The related Non-Serviced Special Servicer will be required to take actions with respect to the Huntington Center Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”; provided, that, if the related Whole Loan is to be sold to an interested person, such interested person’s offer must only be the highest offer received compared to one other independent offer, rather than two.

•	The Non-Serviced Special Servicer under the MSBAM 2016-C31 Pooling and Servicing Agreement may be removed and replaced at any time without cause as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan—Consultation and Control”.

•	The related Non-Serviced Directing Certificateholder will have rights substantially similar to the Directing Certificateholder hereunder with respect to the servicing and administration of the Huntington Center Whole Loan, including consenting to major decisions under the related Non-Serviced PSA in respect of the Huntington Center Whole Loan proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the Huntington Center Whole Loan. Such major decisions, differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable directing certificateholder will be permitted to consent will correspondingly differ.

•	While the special servicer and the Non-Serviced Special Servicer under MSBAM 2016-C31 Pooling and Servicing Agreement must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower

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under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the PSA and the MSBAM 2016-C31 Pooling and Servicing Agreement.

•	The matters as to which notice or consent with respect to the rating agencies under the MSBAM 2016-C31 Pooling and Servicing Agreement are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or consent that is required).

•	The servicing transfer events of the MSBAM 2016-C31 Pooling and Servicing Agreement that would cause the Huntington Center Whole Loan to become specially serviced are similar to, but not identical to, the corresponding provisions under the PSA with respect to other mortgage loans.

•	The MSBAM 2016-C31 Pooling and Servicing Agreement does not provide for compliance with credit risk retention requirements or a risk retention consultation party.

•	The provisions of the MSBAM 2016-C31 Pooling and Servicing Agreement also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSBAM 2016-C31 Pooling and Servicing Agreement, which is available by requesting a copy from the underwriters.

Servicing of the One Penn Center Mortgage Loan

The One Penn Center Mortgage Loan, together with the One Penn Center Companion Loan and any related REO Property will be serviced under the WFCM 2016-BNK1 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2016-BNK1 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the terms of the WFCM 2016-BNK1 Pooling and Servicing Agreement and the expected terms of the Pooling and Servicing Agreement:

•	Pursuant to the WFCM 2016-BNK1 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the One Penn Center Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement.

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•	The WFCM 2016-BNK1 Master Servicer earns a primary servicing fee with respect to the One Penn Center Mortgage Loan that is calculated at 0.00250% per annum (which includes any applicable sub-servicing fee rate).

•	The Master Servicer or the Trustee, as applicable, will be required to make P&I Advances with respect to the One Penn Center Mortgage Loan, unless the Master Servicer or the Trustee, as applicable, or the Special Servicer, has determined that any such advance would not be recoverable from collections on the One Penn Center Mortgage Loan, as applicable. The Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination will be conclusive and binding on the Master Servicer and the Trustee.

•	The WFCM 2016-BNK1 Master Servicer or WFCM 2016-BNK1 Trustee, as applicable, is each obligated to make property protection advances with respect to the One Penn Center Whole Loan, unless a determination is made by the WFCM 2016-BNK1 Servicer or WFCM 2016-BNK1 Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the One Penn Center Whole Loan. If it is determined that a property protection advance made with respect to the One Penn Center Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance will be entitled to be reimbursed for such advance and interest thereon, first, from funds on deposit in the related collection account or companion distribution account maintained under the WFCM 2016-BNK1 Pooling and Servicing Agreement that represent amounts received on or in respect of the One Penn Center Mortgage Loan and the One Penn Center Companion Loan, and second, if such funds on deposit in such collection account or companion distribution account are insufficient, from general collections on deposit in the Collection Account and the collection accounts of each other securitization related to the One Penn Center Companion Loan, or if the One Penn Center Companion Loan is not then included in a securitization, from the holder of the One Penn Center Companion Loan, as applicable, on a pro rata and pari passu basis.

•	Amounts payable with respect to the One Penn Center Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-BNK1 Pooling and Servicing Agreement, may be allocated between the WFCM 2016-BNK1 Master Servicer and the WFCM 2016-BNK1 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

•	The WFCM 2016-BNK1 Special Servicer is required to take actions with respect to the One Penn Center Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the One Penn Center Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar, but not necessarily identical, to those of the PSA.

•	The requirement of the WFCM 2016-BNK1 Master Servicer to make compensating interest payments in respect of the One Penn Center Mortgage Loan is similar, but

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not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

•	The WFCM 2016-BNK1 Master Servicer and WFCM 2016-BNK1 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

•	Penalty charges with respect to the One Penn Center Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Whole Loans—The One Penn Center Whole Loan” in this prospectus.

•	The servicing transfer events of the WFCM 2016-BNK1 Pooling and Servicing Agreement that would cause the One Penn Center Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

•	The specific types of actions constituting major decisions under the WFCM 2016-BNK1 Pooling and Servicing Agreement are similar, but necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder is permitted to consent will correspondingly differ.

•	The liability of the parties to the WFCM 2016-BNK1 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the One Penn Center Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2016-BNK1 Master Servicer to be deposited and maintained in a separate account in the name of the WFCM 2016-BNK1 Servicer for the benefit of the holders of the One Penn Center Whole Loan until transferred (after payment of certain amounts under the WFCM 2016-BNK1 Pooling and Servicing Agreement) on a monthly basis prior to the related P&I Advance Date to the Collection Account by the WFCM 2016- BNK1 Servicer for distribution in accordance with the PSA.

•	The WFCM 2016-BNK1 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-BNK1 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The One Penn Center Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-BNK1 Depositor, the WFCM 2016-BNK1 Master Servicer, the WFCM 2016-BNK1 Special Servicer, the WFCM 2016-BNK1 Certificate Administrator, the WFCM 2016-BNK1 Trustee, the WFCM 2016-BNK1 Operating Advisor, the WFCM 2016-BNK1 Asset Representations Reviewer and various related persons and entities are entitled to be

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indemnified by the issuing entity (as and to the same extent the WFCM 2016-BNK1 Mortgage Trust is required to indemnify such parties pursuant to the terms of the WFCM 2016-BNK1 Pooling and Servicing Agreement) for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the One Penn Center Intercreditor Agreement, as applicable. To the extent funds on collections from the One Penn Center Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The One Penn Center Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-BNK1 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The One Penn Center Whole Loan” in this prospectus.

Servicing of the International Square Mortgage Loan

The International Square Mortgage Loan will be serviced under the BAMLL 2016-ISQR Trust and Servicing Agreement. The servicing arrangements under BAMLL 2016-ISQR Trust and Servicing Agreement are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The BAMLL 2016-ISQR Trust and Servicing Agreement contains terms and conditions that are customary for securitization transactions involving assets similar to the International Square Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the International Square Non-Serviced Pari Passu Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization as well as the securitizations related to the International Square Non-Serviced Pari Passu Companion Loans. Such terms include, without limitation:

•	The BAMLL 2016-ISQR Trust and Servicing Agreement reflects that the International Square Mortgage Loan must be serviced in accordance with the International Square Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan”.

•	The related Non-Serviced Master Servicer earns a servicing fee with respect to the International Square Mortgage Loan that is to be calculated at 0.00125% per annum.

•	Upon the International Square Whole Loan becoming a specially serviced loan under the BAMLL 2016-ISQR Trust and Servicing Agreement, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the International Square Mortgage Loan accruing at a rate equal to 0.125% per annum (with no minimum amount), until such time as the International Square Whole Loan is no longer specially serviced.

•	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the International Square Whole Loan.

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The workout fee is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, but is not subject to any cap or minimum fee.

•	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the International Square Whole Loan or the related mortgaged property. The liquidation fee is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, but is not subject to any cap or minimum fee.

•	The related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, is each obligated to make property protection advances and advances of certain administrative expenses with respect to the International Square Whole Loan, unless a determination is made by such Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the International Square Whole Loan. Servicing advances with respect to the International Square Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the related Non-Serviced Master Servicer determines that a servicing advance made with respect to the International Square Whole Loan or the related mortgaged property is nonrecoverable, such servicing advance will be reimbursed in full from any collections on the International Square Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the International Square Whole Loan. In the event that collections received after the final liquidation of the International Square Whole Loan or the related mortgaged property are not sufficient to reimburse such servicing advances in full or pay other fees and trust fund expenses in full, the trust for this securitization will be required to pay its pro rata share of such fees and expenses incurred by the parties to the BAMLL 2016-ISQR Trust and Servicing Agreement allocable to the International Square Mortgage Loan (including out of general collections on the Mortgage Pool, if necessary, and notwithstanding that the BAMLL 2016-ISQR securitization trust will only be liable for such amounts to the extent of the principal balance the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan included in such securitization). See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan”.

•	Amounts payable with respect to the International Square Whole Loan that are the equivalent of ancillary fees, default premiums, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the BAMLL 2016-ISQR Trust and Servicing Agreement may be allocated between the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The related Non-Serviced Special Servicer will be required to take actions with respect to the International Square Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

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•	With respect to the International Square Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are similar, but not necessarily identical, to those of the PSA.

•	The related Non-Serviced Master Servicer and Non-Serviced Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer terminations similar, but not necessarily identical, to those in the PSA.

•	Default premiums with respect to the International Square Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan”.

•	The servicing transfer events of the BAMLL 2016-ISQR Trust and Servicing Agreement that would cause the International Square Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

•	The conditions of the BAMLL 2016-ISQR Trust and Servicing Agreement that would require an appraisal are similar to, but differ in some respects from, the conditions that would result in an Appraisal Reduction Event under the PSA.

•	The specific types of actions constituting major decisions under the BAMLL 2016-ISQR Trust and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the PSA, and, therefore, the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. In addition, the rights of the applicable Non-Serviced Directing Certificateholder to review and approve and the process for such review and approval of asset status reports under the BAMLL 2016-ISQR Trust and Servicing Agreement are similar, but not identical, to the Directing Certificateholder’s rights and the process under the PSA.

•	The terms of the International Square Whole Loan may be modified under the BAMLL 2016-ISQR Trust and Servicing Agreement in a manner similar to the manner in which Serviced Mortgage Loans may be modified under the PSA.

•	The matters as to which notice to or rating agency confirmations from the rating agencies under the BAMLL 2016-ISQR Trust and Servicing Agreement are required are similar, but not identical to, such matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or a rating agency confirmation that is required). In particular, it is possible that the equivalent of a Rating Agency Confirmation may be required for more or fewer actions than might be the case under the PSA.

•	The liability of the parties to the BAMLL 2016-ISQR Trust and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	The BAMLL 2016-ISQR Trust and Servicing Agreement may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination

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events, certificateholder voting to remove the special servicer without cause, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	There is no operating advisor or asset representations reviewer (and therefore no monthly operating advisor fee or monthly asset representations reviewer fee and no dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”) with respect to the BAMLL Commercial Mortgage Securities Trust 2016-ISQR.

The related Non-Serviced Special Servicer and Non-Serviced Master Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan”.

The depositor, master servicer, special servicer, certificate administrator and trustee under the BAMLL 2016-ISQR Trust and Servicing Agreement and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the BAMLL Commercial Mortgage Securities Trust 2016-ISQR is required to indemnify such parties pursuant to the terms of the BAMLL 2016-ISQR Trust and Servicing Agreement) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the related Intercreditor Agreement and the BAMLL 2016-ISQR Trust and Servicing Agreement. To the extent collections from the International Square Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of such insufficiency allocable to the International Square Mortgage Loan (including out of general collections on the Mortgage Pool, if necessary, and notwithstanding that the BAMLL 2016-ISQR securitization trust will only be liable for such amounts to the extent of the principal balance the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan included in such securitization).

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The International Square Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the BAMLL 2016-ISQR Trust and Servicing Agreement, which is available by requesting a copy from the underwriters.

Servicing of the Briarwood Mall Mortgage Loan

The Briarwood Mall Mortgage Loan will be serviced pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement. The servicing terms of the MSBAM 2016-C30 Pooling and Servicing Agreement (including, but not limited to, terms governing limitations on servicer liability and retention of loan collections) are substantially similar in all material respects to the servicing terms of the PSA; however, the servicing arrangements under such agreements differ in certain respects. For example:

•	The MSBAM 2016-C30 Pooling and Servicing Agreement reflects that the Briarwood Mall Mortgage Loan must be serviced in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan” in this prospectus.

•	The primary servicing fee rate payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSBAM 2016-C30 Pooling and

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Servicing Agreement is 0.00250% per annum (which is paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for the Briarwood Mall Mortgage Loan).

•	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement with respect to the Briarwood Mall Whole Loan are generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, and are subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the Non-Serviced Special Servicer.

•	Any party to the MSBAM 2016-C30 Pooling and Servicing Agreement that makes a property protection advance with respect to the Briarwood Mall Whole Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner similar to the reimbursement of Servicing Advances under the PSA. However, the extent to which modification fees or other fee items with respect to the Briarwood Mall Whole Loan may be applied to offset servicing compensation, interest on advances and/or other servicer expenses will, in certain circumstances, be less than is the case under the PSA.

•	Items with respect to each of the Briarwood Mall Whole Loan that are the equivalent of assumption application fees, assumption, waiver, consent and earnout fees and/or Excess Modification Fees and that constitute additional servicing compensation under the MSBAM 2016-C30 Pooling and Servicing Agreement will not be payable to the master servicer or special servicer under the PSA and will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement in proportions that are different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

•	The parties to the MSBAM 2016-C30 Pooling and Servicing Agreement (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C30 Pooling and Servicing Agreement to the same extent that parties to the PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C30 Pooling and Servicing Agreement. The Trust, as holder of the Briarwood Mall Mortgage Loan, will be responsible for its pro rata share of any such amounts (including out of general collections on the MSC 2016-BNK2 mortgage pool, if necessary).

•	The liability of parties to the MSBAM 2016-C30 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	The related Non-Serviced Special Servicer will be required to take actions with respect to the Briarwood Mall Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”.

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•	The Non-Serviced Special Servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement may be removed and replaced at any time without cause as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan—Certain Rights of each Briarwood Mall Non-Controlling Holder”.

•	The related Non-Serviced Directing Certificateholder will have rights substantially similar to the Directing Certificateholder hereunder with respect to the servicing and administration of the Briarwood Mall Whole Loan, including consenting to Briarwood Mall Major Decisions, proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the Briarwood Mall Whole Loan. Briarwood Mall Major Decisions, differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable directing certificateholder will be permitted to consent will correspondingly differ.

•	While the special servicer and the Non-Serviced Special Servicer under MSBAM 2016-C30 Pooling and Servicing Agreement must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the PSA and the MSBAM 2016-C30 Pooling and Servicing Agreement.

•	The matters as to which notice or consent with respect to the rating agencies under the MSBAM 2016-C30 Pooling and Servicing Agreement are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or consent that is required).

•	The servicing transfer events of the MSBAM 2016-C30 Pooling and Servicing Agreement that would cause the Briarwood Mall Whole to become specially serviced are similar to, but not identical to, the corresponding provisions under the PSA.

•	With respect to non-specially serviced mortgage loans under the MSBAM 2016-C30 Pooling and Servicing Agreement, the related Non-Serviced Special Servicer, rather than the related Non-Serviced Master Servicer, will be required to direct, manage, prosecute and/or defend any action brought by a borrower, guarantor or other obligor under the related mortgage loan documents or any affiliates thereof against the MSBAM 2016-C30 trust and represent the interests of the MSBAM 2016-C30 trust in any litigation relating to the rights and obligations of a borrower, guarantor or other obligor under the related mortgage loan documents, or with respect to the related mortgaged property or other collateral securing a mortgage loan, or of the MSBAM 2016-C30 trust or the enforcement of the obligations of a borrower, guarantor or other obligor under the related mortgage loan documents.

•	The provisions of the MSBAM 2016-C30 Pooling and Servicing Agreement also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers

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and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSBAM 2016-C30 Pooling and Servicing Agreement, which is available by requesting a copy from the underwriters.

Servicing of the Conrad Indianapolis Mortgage Loan

The Conrad Indianapolis Mortgage Loan, together with the Conrad Indianapolis Companion Loan and any related REO Property will be serviced under the WFCM 2016-C36 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2016-C36 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the terms of the WFCM 2016-C36 Pooling and Servicing Agreement and the expected terms of the Pooling and Servicing Agreement:

•	Pursuant to the WFCM 2016-C36 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Conrad Indianapolis Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement.

•	The WFCM 2016-C36 Master Servicer earns a primary servicing fee with respect to the Conrad Indianapolis Mortgage Loan that is calculated at 0.00250% per annum (which includes any applicable sub-servicing fee rate).

•	The Master Servicer or the Trustee, as applicable, will be required to make P&I Advances with respect to the Conrad Indianapolis Mortgage Loan, unless the Master Servicer or the Trustee, as applicable, or the Special Servicer, has determined that any such advance would not be recoverable from collections on the Conrad Indianapolis Mortgage Loan, as applicable. The Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination will be conclusive and binding on the Master Servicer and the Trustee.

•	The WFCM 2016-C36 Master Servicer or WFCM 2016-C36 Trustee, as applicable, is each obligated to make property protection advances with respect to the Conrad Indianapolis Whole Loan, unless a determination is made by the WFCM 2016- C36 Servicer or WFCM 2016- C36 Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the Conrad Indianapolis Whole Loan. If it is determined that a property protection advance made with respect to the Conrad Indianapolis Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance will be entitled to be reimbursed for such advance and interest thereon, first, from funds on deposit in the related collection account or companion distribution account maintained under the WFCM 2016-C36 Pooling and Servicing Agreement that represent amounts received on or in respect of the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan, and second, if such funds on

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deposit in such collection account or companion distribution account are insufficient, from general collections on deposit in the Collection Account and the collection accounts of each other securitization related to the Conrad Indianapolis Companion Loan, or if the Conrad Indianapolis Companion Loan is not then included in a securitization, from the holder of the Conrad Indianapolis Companion Loan, as applicable, on a pro rata and pari passu basis.

•	Amounts payable with respect to the Conrad Indianapolis Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-C36 Pooling and Servicing Agreement, may be allocated between the WFCM 2016-C36 Master Servicer and the WFCM 2016-C36 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

•	The WFCM 2016-C36 Special Servicer is required to take actions with respect to the Conrad Indianapolis Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Conrad Indianapolis Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar, but not necessarily identical, to those of the PSA.

•	The requirement of the WFCM 2016-C36 Master Servicer to make compensating interest payments in respect of the Conrad Indianapolis Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

•	The WFCM 2016-C36 Master Servicer and WFCM 2016-C36 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

•	Penalty charges with respect to the Conrad Indianapolis Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Whole Loans—The Conrad Indianapolis Whole Loan” in this prospectus.

•	The servicing transfer events of the WFCM 2016-C36 Pooling and Servicing Agreement that would cause the Conrad Indianapolis Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

•	The specific types of actions constituting major decisions under the WFCM 2016-C36 Pooling and Servicing Agreement are similar, but necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder is permitted to consent will correspondingly differ.

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•	The liability of the parties to the WFCM 2016-C36 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the Conrad Indianapolis Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2016-C36 Master Servicer to be deposited and maintained in a separate account in the name of the WFCM 2016- C36 Servicer for the benefit of the holders of the Conrad Indianapolis Whole Loan until transferred (after payment of certain amounts under the WFCM 2016- C36 Pooling and Servicing Agreement) on a monthly basis prior to the related P&I Advance Date to the Collection Account by the WFCM 2016- C36 Servicer for distribution in accordance with the PSA.

•	The WFCM 2016-C36 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-C36 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Conrad Indianapolis Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-C36 Depositor, the WFCM 2016-C36 Master Servicer, the WFCM 2016-C36 Special Servicer, the WFCM 2016-C36 Certificate Administrator, the WFCM 2016-C36 Trustee, the WFCM 2016-C36 Operating Advisor, the WFCM 2016-C36 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the issuing entity (as and to the same extent the WFCM 2016-C36 Mortgage Trust is required to indemnify such parties pursuant to the terms of the WFCM 2016-C36 Pooling and Servicing Agreement) for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Conrad Indianapolis Intercreditor Agreement, as applicable. To the extent funds on collections from the Conrad Indianapolis Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The Conrad Indianapolis Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-C36 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Conrad Indianapolis Whole Loan” in this prospectus.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement

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entered into in connection with the securitization of the related Controlling Companion Loan. In particular, with respect to each Servicing Shift Mortgage Loan:

•	Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

•	Following the related Servicing Shift Securitization Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

•	Until the related Servicing Shift Securitization Date, the master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

•	Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

•	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

•	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (without regard to any related fee floor or cap).

•	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

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Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as the master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) the replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

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For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan

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Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

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•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on

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behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding Non-Retained Certificates (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out of pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0%. The voluntary exchange of certificates (other than the Class V and Class R certificates and RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits

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but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest), as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

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(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

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(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

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Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “BBB+” by S&P, “A2” by Moody’s and “A-” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “A-2” by S&P, (b) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch; provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating and (iv) an entity that is not a Prohibited Party.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to

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appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is

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not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Ohio. Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Not later than 14 days after the complaint is filed, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home and addresses of all record owners and lienholders; that title work cannot be over 30 days old when filed. After service of the complaint on the fee owner and before the sale, the “preliminary judicial report” must be updated by the filing of a final judicial report which confirms that no party obtained an interest in the mortgaged property before lis pendens attached by service on the fee owner. If a judicial title commitment was used, best practice requires that it likewise be updated for the same reason In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. Upon receipt of the sale request from the clerk of court, the sheriff appoints three disinterested feeholders who must agree on the value of

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the related property. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least 30 days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. In addition, plaintiff serves the sale information on the plaintiff and files proof of that event with the court. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale and for a private sale instead of another sheriff’s sale. Any delinquent real estate taxes and taxes through the sale confirmation date on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee credit bids its judgment, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

New Jersey. In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must

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advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court (the “Law Division” ) on the note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease. New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff. At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance. The lender, however is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the

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real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in

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part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to

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adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution

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Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with

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interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

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In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

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Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

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Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease

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and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in

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addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

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In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership

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agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

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Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

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Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

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Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by

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Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the

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certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

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Certain Affiliations, Relationships and Related Transactions
Involving Transaction Parties

The depositor is an affiliate of MSMCH, a mortgage loan seller, a sponsor and expected to be the initial risk retention consultation party under this securitization, Morgan Stanley Bank, N.A., an originator, the holder of certain of the Huntington Center Companion Loans and The Orchard Companion Loan and the holder of a portion of the RR Interest, and Morgan Stanley & Co. LLC, one of the underwriters.

Wells Fargo Bank, a sponsor, originator, mortgage loan seller, the holder of one of the 101 Hudson Street Companion Loans and the Fremaux Town Center Companion Loan and the holder of a portion of the RR Interest, is also the master servicer, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is or is expected to be (1) the master servicer, the certificate administrator and the custodian under the MSBAM 2016-C31 Pooling and Servicing Agreement, which governs the servicing of the Huntington Center Whole Loan, (2) the master servicer, the certificate administrator and the custodian under the WFCM 2016-BNK1 Pooling and Servicing Agreement, which governs the servicing of the One Penn Center Whole Loan, (3) the servicer, the certificate administrator and the custodian under the BAMLL 2016-ISQR Trust and Servicing Agreement, which governs the servicing of the International Square Whole Loan, (4) the master servicer, the certificate administrator and the custodian under the MSBAM 2016-C30 Pooling and Servicing Agreement, which governs the servicing of the Briarwood Mall Whole Loan and (5) the related master servicer and the certificate administrator and custodian under the WFCM 2016-C36 Pooling and Servicing Agreement, which governs the servicing of the Conrad Indianapolis Whole Loan. Wells Fargo Bank is also the risk retention consultation party under the WFCM 2016-BNK1 Pooling and Servicing Agreement, which governs the servicing of the One Penn Center Whole Loan.

Bank of America, a mortgage loan seller, a sponsor and an originator, is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters. Bank of America is the holder of one of the 101 Hudson Street Companion Loans, one of the International Square Companion Loans and two of the American Greetings HQ Companion Loans and the holder of a portion of the RR Interest.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, will also be the operating advisor and asset representations reviewer under (i) the MSBAM 2016-C31 PSA, pursuant to which the Huntington Center Whole Loan will be serviced, (ii) the WFCM 2016-BNK1 PSA, pursuant to which the One Penn Center Whole Loan will be serviced, (iii) the MSBAM 2016-C30 PSA, pursuant to which the Briarwood Mall Whole Loan will be serviced and (iv) the WFCM 2016-C36 PSA, pursuant to which the Conrad Indianapolis Whole Loan will be serviced.

In addition, Wells Fargo Bank is the purchaser under a repurchase agreement with a wholly-owned special purpose subsidiary of C-III CM for the purpose of providing short-term warehousing of mortgage loans originated or acquired by C-III CM or by its affiliates. Pursuant to such repurchase agreement, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III CM.

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Wells Fargo Bank is the interim custodian of the loan files for all of the mortgage loans that Bank of America (except with respect to each Non-Serviced Mortgage Loan) and MSMCH will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that MSMCH will transfer to the depositor.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants ad Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield

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Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan; however, pursuant to the terms of the PSA, the master servicer or the special servicer, as the case may be, will be permitted to take enforcement action with respect to the borrower’s failure to pay Excess Interest to the extent permitted under the related ARD Loan documents and may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents. With respect to the Class A-SB certificates, the extent

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to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table

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below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 482,505,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 85,300,000	Class A-S and Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases”.

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Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 482,505,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$ 85,300,000	Class A-S and Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by,

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among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

•	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

•	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

•	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

•	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

•	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

•	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

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•	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

•	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

•	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

•	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

•	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

•	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

•	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

•	no Yield Maintenance Charges or Prepayment Premiums are collected;

•	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

•	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as International Square, representing 4.1% of the Initial Pool Balance, for purposes of CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only;

•	distributions on the Offered Certificates are made on the 15th day of each month, commencing in December 2016; and

•	the Offered Certificates are settled with investors on November 22, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are

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also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	84%	84%	84%	84%	84%
November 2018	65%	65%	65%	65%	65%
November 2019	46%	46%	46%	46%	46%
November 2020	22%	22%	22%	22%	22%
November 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.68	2.67	2.67	2.67	2.67

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.90	4.89	4.87	4.83	4.58

536

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	98%	98%	98%	98%	98%
November 2022	80%	80%	80%	80%	80%
November 2023	51%	51%	51%	51%	51%
November 2024	32%	32%	32%	32%	32%
November 2025	12%	12%	12%	12%	12%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.28	7.28	7.27	7.27	7.25

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.77	9.70	9.64	9.56	9.34

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.89	9.88	9.83	9.55

537

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.91	9.90	9.90	9.65

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.95	9.90	9.65

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.98	9.96	9.72

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Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

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Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

540

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
	%	%	%	%	%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state,

541

local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates, the Class E-1 Trust Component, Class E-2 Trust Component, Class F-1 Trust Component, Class F-2 Trust Component, Class G-1 Trust Component, Class G-2 Trust Component, Class H-1 Trust Component and Class H-2 Trust Component, and the RR Interest (in the case of the RR Interest, excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, for federal income tax purposes: (i) the portions of the trust consisting of (a) the Class E-1 and Class E-2 Trust Components (and the related amounts in the Exchangeable Class Distribution Account), (b) the Class F-1 and Class F-2 Trust Components (and the related amounts in the Exchangeable Class Distribution Account), (c) the Class G-1 and Class G-2 Trust Components (and the related amounts in the Exchangeable Class Distribution Account), (d) the Class H-1 and Class H-2 Trust Components (and the related amounts in the Exchangeable Class Distribution Account) and (e) the entitlements represented by the RR Interest and the Class V certificates in respect of Excess Interest, will be classified as a trust (the “Grantor Trust”) under section 301.7701-4 of the Treasury Regulations, (ii) the holders of the Exchangeable Certificates and the Exchangeable Combined Certificates will be treated as the owners of the underlying Related Trust Component(s) under subpart E, part I of subchapter J of the Code, and (iii) the holders of the RR Interest and the Class V certificates will be treated as the owners of the entitlements in respect of Excess Interest represented by the RR Interest and the Class V certificates under subpart E, part I of subchapter J of the Code. See the discussion under “Exchangeable Certificates” herein for a description of the Exchangeable Certificates, the Exchangeable Combined Certificates and Related Trust Components.

For purposes of this discussion, each Related Trust Component represented by an Exchangeable Combined Certificate will be treated as separate from any other Related Trust

542

Component represented by the same Exchangeable Combined Certificate. See “Exchangeable Certificates” herein.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent

543

default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations

544

where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four (4) Mortgaged Properties representing 5.1% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly through a Class of Exchangeable Certificates or Exchangeable Combined Certificates, as applicable) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in

545

accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue

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prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular

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Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any

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accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [ ] certificates will be issued at a premium for federal income tax purposes.

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Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some

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other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such

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transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a RR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Exchangeable Certificates

Each Trust Component represented by an Exchangeable Certificate or an Exchangeable Combined Certificate will be treated as a separately taxable interest: the basis of each Trust Component and the income, deduction, loss and gain with respect to each such Trust Component should be accounted for separately.

Upon acquiring an Exchangeable Combined Certificate for cash, the Certificateholder must establish a separate basis in each Related Trust Component. The Certificateholder can do so by allocating the cost of the Certificate between the Related Trust Components based on their relative fair market values at the time of acquisition. Similarly, if a Certificateholder disposes of an Exchangeable Combined Certificate for cash, the Certificateholder must establish a separate gain or loss for each Related Trust Component. The Certificateholder can do so by allocating the amount realized for the Certificate between the Related Trust Components based on their relative fair market values at the time of disposition.

Because each Trust Component will be treated as a separately taxable interest, no gain or loss will be realized upon surrendering Exchangeable Combined Certificates, which represent ownership of Trust Components in combination, for Exchangeable Certificates that represent separate ownership of the same Trust Components. Regardless of the value of the Certificates received in any exchange of Certificates, immediately after the exchange, each of the Trust Component(s) represented by the Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately. Similarly, no gain or loss will be realized upon surrendering Exchangeable Certificates, which represent separate ownership of Trust Components, in exchange for Exchangeable Combined Certificates that represents combined ownership of the same Trust Components. Regardless of the value of the Certificate or Certificates received, immediately after the exchange, every Trust Component(s) underlying the Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately

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Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

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The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such

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trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

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Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts,

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investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

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Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Morgan Stanley & Co. LLC	$	$	$	$
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Academy Securities, Inc.
Total	$	$	$	$

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Morgan Stanley & Co. LLC	$	$	$	$
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Academy Securities, Inc.
Total	$	$	$	$

Underwriter	Class B	Class C
Morgan Stanley & Co. LLC	$	$
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Academy Securities, Inc.
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2016, before deducting expenses payable by the depositor (estimated at $[__], excluding underwriting discounts and commissions). The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

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We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of the depositor, MSMCH, which is a sponsor, a mortgage loan seller and the initial Risk Retention Consultation Party under this securitization, and Morgan Stanley Bank, which is an originator, a holder of certain of the Huntington Center Companion Loans and The Orchard Companion Loan and the holder of a portion of the RR Interest. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, mortgage loan seller, the holder of one of the 101 Hudson Street Companion Loans and the Fremaux Town Center Companion Loan and the holder of a portion of the RR Interest, and is also the master servicer, the certificate administrator and the custodian. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, which is a sponsor, originator and mortgage loan seller, the holder of one of the 101 Hudson Street Companion Loans, one of the International Square Companion Loans and two of the American Greetings HQ Companion Loans and the holder of a portion of the RR Interest.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Morgan Stanley & Co. LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Wells Fargo Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Morgan Stanley & Co. LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by MSMCH;

(2)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank; and

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(3)	the payment by the depositor to Bank of America, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Bank of America.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus (and any supplement hereto) to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates shall require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including Directive 2010/73/EU), and may be included in any relevant implementing measure in the Relevant Member State.

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Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1585 Broadway, New York, New York 10036, or by telephone at (212) 761-4000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206582) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

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The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for

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investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Morgan Stanley & Co. LLC, Prohibited Transaction Exemption 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), and to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,091 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through

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certificates, such as the Offered Certificates, underwritten by Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which

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are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are

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met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any

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unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from three (3) of the Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

567

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk

568

Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the Classes of Offered Certificates not rated by it, the ratings on those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other three NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

569

Index of Defined Terms

1

101 Hudson Street Controlling Noteholder	216
17g-5 Information Provider	367
1986 Act	548
1996 Act	526

2

2007-C5 Trust	314
2015 Budget Act	557

3

30/360 Basis	406

4

401(c) Regulations	569

A

AB Modified Loan	418
Accelerated Mezzanine Loan Lender	360
Acceptable Insurance Default	422
Acting General Counsel’s Letter	147
Actual/360 Basis	198
Actual/360 Loans	394
ADA	529
Additional Exclusions	422
Administrative Cost Rate	341
ADR	151
Advances	389
Affirmative Asset Review Vote	462
Aggregate Available Funds	333
Aggregate Excess Prepayment Interest Shortfall	353
Aggregate Gain-on-Sale Entitlement Amount	334
Aggregate Principal Distribution Amount	342
AIFM Regulation	324
Allocable Share	331
Allocated Appraisal Reduction Amount	415
Allocated Collateral Deficiency Amount	419
Allocated Cumulative Appraisal Reduction Amount	415
American Greetings HQ Intercreditor Agreement	259
American Greetings HQ Major Decision	260
American Greetings HQ Mortgage Loan	257
American Greetings HQ Non-Controlling Holders	261
American Greetings HQ Non-Serviced Pari Passu Whole Loan	258
American Greetings HQ Non-Serviced Whole Loan	257
American Greetings HQ Pari Passu Companion Loans	257
American Greetings HQ Promissory Note A-1-1	257
American Greetings HQ Promissory Note A-1-2	257
American Greetings HQ Promissory Note A-2	257
American Greetings HQ Promissory Notes	257
American Greetings HQ PSA	258
American Greetings HQ State of Ohio Loan	209
American Greetings HQ Whole Loan	258
Annual Debt Service	152
Anticipated Repayment Date	198
Appraisal Institute	266
Appraisal Reduction Amount	414
Appraisal Reduction Event	413
Appraised Value	152
Appraised-Out Class	419
ARCP	182
ARD Loan	198
Assessment of Compliance	503
Asset Representations Reviewer Asset Review Fee	412
Asset Representations Reviewer Fee	412
Asset Representations Reviewer Fee Rate	412
Asset Representations Reviewer Termination Event	467
Asset Representations Reviewer Upfront Fee	412
Asset Review	464

570

Asset Review Notice	462
Asset Review Quorum	462
Asset Review Report	465
Asset Review Report Summary	465
Asset Review Standard	464
Asset Review Trigger	460
Asset Review Vote Election	462
Asset Status Report	433
Assumed Final Distribution Date	350
Assumed Scheduled Payment	343
ASTM	178
Attestation Report	504
Available Funds	334

B

Balloon Balance	152
Balloon or ARD LTV Ratio	156
Balloon or ARD Payment	157
BAMLCM	302
Bank of America	288
Bank of America Data File	297
Bank of America Guidelines	289
Bankruptcy Code	519
Base Interest Fraction	349
Borrower Party	360
Borrower Party Affiliate	360
Breach Notice	379
Briarwood Mall Intercreditor Agreement	239
Briarwood Mall Major Decision	240
Briarwood Mall Mortgage Loan	238
Briarwood Mall Non-Controlling Holders	240
Briarwood Mall Non-Serviced Pari Passu Whole Loan	238
Briarwood Mall Non-Serviced Whole Loan	238
Briarwood Mall Pari Passu Companion Loans	238
Briarwood Mall Promissory Note A-1	238
Briarwood Mall Promissory Note A-2	238
Briarwood Mall Promissory Note A-3	238
Briarwood Mall Promissory Notes	238
Briarwood Mall Whole Loan	238

C

C(WUMP)O	20
Capital Requirements Regulation	324
Cash Flow Analysis	152
CERCLA	526
Certificate Administrator/Trustee Fee	411
Certificate Administrator/Trustee Fee Rate	411
Certificate Balance	327
Certificate Owners	370
Certificateholder	361
Certificateholder Quorum	471
Certificateholder Repurchase Request	481
Certifying Certificateholder	372
C-III	312
C-III IM	26
Class A Certificates	326
Class A-SB Planned Principal Balance	344
Class E-1 Trust Component	328
Class E-2 Trust Component	328
Class F-1 Trust Component	328
Class F-2 Trust Component	328
Class G-1 Trust Component	328
Class G-2 Trust Component	328
Class H-1 Trust Component	328
Class H-2 Trust Component	328
Class X Certificates	326
Clearstream	369
Clearstream Participants	371
Closing Date	151
CMBS	61
Code	544
Collateral Deficiency Amount	418
Collection Account	393
Collection Period	334
Communication Request	373
Companion Distribution Account	393
Companion Holder	210
Companion Holders	210
Companion Loan Rating Agency	210
Companion Loans	150
Compensating Interest Payment	352
Complaint	307
Conrad Indianapolis Companion Loan	241
Conrad Indianapolis Controlling Noteholder	243
Conrad Indianapolis Intercreditor Agreement	242
Conrad Indianapolis Mortgage Loan	241
Conrad Indianapolis Noteholders	242
Conrad Indianapolis Whole Loan	241

571

Constant Prepayment Rate	537
Consultation Termination Event	448
Control Eligible Certificates	443
Control Termination Event	448
Controlling Class	443
Controlling Class Certificateholder	443
Controlling Companion Loan	210
Controlling Trust Component	442
Corrected Loan	433
CPP	537
CPR	537
CPY	537
CRE Loans	271, 285
Credit Risk Retention Agreement	324
Credit Risk Retention Rules	321
CREFC®	357
CREFC® Intellectual Property Royalty License Fee	413
CREFC® Intellectual Property Royalty License Fee Rate	413
CREFC® Reports	357
Cross-Over Date	339
Cumulative Appraisal Reduction Amount	418, 419
Cure/Contest Period	465
Custodian	306
Cut-off Date	149
Cut-off Date Balance	154
Cut-off Date Loan-to-Value Ratio	154
Cut-off Date LTV Ratio	154

D

D or @%(#)	158
D or GRTR of @% or YM(#)	158
D or YM(#)	158
D(#)	158
Debt Service Coverage Ratio	155
Defaulted Loan	439
Defeasance Deposit	202
Defeasance Loans	202
Defeasance Lock-Out Period	202
Defeasance Option	202
Definitive Certificate	369
Delinquent Loan	462
Demand Entities	287, 302
Depositories	369
Determination Date	332
Diligence File	376
Directing Certificateholder	442
Disclosable Special Servicer Fees	410
Discount Rate	349
Dispute Resolution Consultation	483
Dispute Resolution Cut-off Date	483
Distribution Accounts	393
Distribution Date	332
Distribution Date Statement	357
District Court	307
Dodd-Frank Act	127
DOL	566
Draft CRR Amendment Regulation	130
DSCR	155
DTC	369
DTC Participants	369
DTC Rules	371
Due Date	197, 334

E

EDGAR	564
Effective Gross Income	153
Eligible Asset Representations Reviewer	466
Eligible Operating Advisor	455
Enforcing Party	482
Enforcing Servicer	482
ESA	178
EU Retention Requirements	324
EU Risk Retention and Due Diligence Requirements	129
Euroclear	369
Euroclear Operator	371
Euroclear Participants	371
Excess Interest	198, 329
Excess Interest Distribution Account	394
Excess Modification Fee Amount	407
Excess Modification Fees	405
Excess Prepayment Interest Shortfall	353
Exchange Act	262
Exchange Percentage	329
Exchangeable Certificates	327, 329
Exchangeable Class Distribution Account	393
Exchangeable Combined Certificates	327, 329
Excluded Controlling Class Holder	359
Excluded Controlling Class Loan	360
Excluded Information	361
Excluded Loan	361
Excluded Plan	568
Excluded Special Servicer	471
Excluded Special Servicer Loan	471
Exemption	566
Exemption Rating Agency	567

572

F

FATCA	558
FDIA	146
FDIC	147, 316
FIEL	21
Final Asset Status Report	453
Final Dispute Resolution Election Notice	484
Financial Promotion Order	18
FINRA	563
FIRREA	148
Fitch	310, 502
FPO Persons	18
Fremaux Town Center Companion Loan	251
Fremaux Town Center Control Note Securitization Date	251
Fremaux Town Center Controlling Noteholder	253
Fremaux Town Center Directing Certificateholder	254
Fremaux Town Center Intercreditor Agreement	251
Fremaux Town Center Mortgage Loan	251
Fremaux Town Center Noteholders	251
Fremaux Town Center PSA	251
Fremaux Town Center Whole Loan	251
FSMA	564
Funds	315

G

Gain-on-Sale Remittance Amount	334
Gain-on-Sale Reserve Account	394
Garn Act	528
GLA	156
Government Securities	200
Grantor Trust	329
GRTR of @% or YM(#)	158

H

Harlem USA Intercreditor Agreement	220
Harlem USA Mortgage Loan	219
Harlem USA Mortgaged Property	219
Harlem USA Non-Controlling Holder	221
Harlem USA Note A-1	219
Harlem USA Note A-2	219
Harlem USA Pari Passu Companion Loan	219
Harlem USA Promissory Notes	219
Harlem USA Whole Loan	219
Hedging Covenant	324
Huntington Center Control Note	222
Huntington Center Intercreditor Agreement	223
Huntington Center Mortgage Loan	222
Huntington Center Mortgaged Property	222
Huntington Center Non-Controlling Holders	224
Huntington Center Pari Passu Companion Loans	222
Huntington Center Promissory Note A-1	222
Huntington Center Promissory Note A-2	222
Huntington Center Promissory Note A-3	222
Huntington Center Promissory Notes	222
Huntington Center Whole Loan	222

I

Indirect Participants	370
Initial Pool Balance	149
Initial Rate	198
Initial Requesting Certificateholder	481
In-Place Cash Management	156
Insurance and Condemnation Proceeds	393
Intercreditor Agreement	210
Interest Accrual Amount	341
Interest Accrual Period	342
Interest Distribution Amount	341
Interest Reserve Account	394
Interest Shortfall	341
Interested Person	440
International Square Intercreditor Agreement	232
International Square Major Decision	236
International Square Mortgage Loan	231
International Square Non-Controlling Note Holders	236
International Square Non-Serviced Pari Passu Companion Loans	231
International Square Non-Serviced Pari Passu Whole Loan	231
International Square Non-Serviced Whole Loan	231

573

International Square Subordinate Companion Loan	231
International Square Whole Loan	231
Investor Certification	361

L

L(#)	158
Law Division	513
Lennar	315
Liquidation Fee	408
Liquidation Fee Rate	408
Liquidation Proceeds	393
Loan Per Unit	156
Loan-Specific Directing Certificateholder	442
Lock-out Period	200
Loss of Value Payment	380
Lower-Tier Regular Interests	545
Lower-Tier REMIC	329, 545
LTV Ratio	154
LTV Ratio at Maturity or Anticipated Repayment Date	156
LTV Ratio at Maturity or ARD	156

M

MAI	382
Major Decision	444
MAS	20
Master Servicer Decision	424
Material Defect	379
Maturity Date Balloon or ARD Payment	157
MLPA	374
Modification Fees	405
Moody’s	310, 502
Morgan Stanley Bank	275
Morgan Stanley Group	275
Morgan Stanley Origination Entity	277
Morningstar	310
Mortgage	150
Mortgage File	374
Mortgage Loans	149
Mortgage Note	150
Mortgage Pool	149
Mortgage Rate	341
Mortgaged Property	151
MSBAM 2016-C31 Pooling and Servicing Agreement	222
MSBAM 2016-C31 Special Servicer	315
MSMCH	275
MSMCH Data File	284
MSMCH Mortgage Loans	275
MSMCH Qualification Criteria	285
MSMCH Securitization Database	283

N

Net Mortgage Rate	340
Net Operating Income	157
NFA	563
NI 33-105	22
NOI Date	157
Nonrecoverable Advance	390
Non-Retained Certificates	327
Non-Retained Percentage	323
Non-Serviced Certificate Administrator	211
Non-Serviced Companion Loan	211
Non-Serviced Companion Loans	49
Non-Serviced Directing Certificateholder	211
Non-Serviced Master Servicer	211
Non-Serviced Mortgage Loan	49, 212
Non-Serviced PSA	212
Non-Serviced Special Servicer	212
Non-Serviced Subordinate Companion Loan	212
Non-Serviced Trustee	212
Non-Serviced Whole Loan	49, 212
Non-U.S. Person	558
Notional Amount	328
NRA	157
NRSRO	359
NRSRO Certification	362

O

O(#)	158
OCC	262, 288
Occupancy As Of Date	157
Occupancy Rate	157
Offered Certificates	327
Office of Foreclosure	512
OID Regulations	549
OLA	147
One Penn Center Companion Loan	225
One Penn Center Controlling Noteholder	227
One Penn Center Intercreditor Agreement	225
One Penn Center Mortgage Loan	225
One Penn Center Noteholders	225
One Penn Center Whole Loan	225
Operating Advisor Consulting Fee	411

574

Operating Advisor Expenses	412
Operating Advisor Fee	411
Operating Advisor Fee Rate	411
Operating Advisor Standard	454
Operating Advisor Termination Event	457
Other Master Servicer	212
Other PSA	213

P

P&I Advance	388
P&I Advance Date	388
Pads	164
Par Purchase Price	439
Pari Passu Companion Loans	149
Pari Passu Mortgage Loan	213
Park Bridge Financial	320
Park Bridge Lender Services	320
Participants	369
Parties in Interest	565
Pass-Through Rate	340
Patriot Act	530
PCIS Persons	18
Percentage Interest	332
Periodic Payments	333
Permitted Investments	332, 395
Permitted Special Servicer/Affiliate Fees	410
PIPs	181
PL	266
Plans	565
PML	266
PRC	19
Preliminary Dispute Resolution Election Notice	483
Prepayment Assumption	550
Prepayment Interest Excess	351
Prepayment Interest Shortfall	351
Prepayment Premium	350
Prepayment Provisions	158
Prime Rate	392
Principal Balance Certificates	327
Principal Distribution Amount	342
Principal Shortfall	343
Privileged Information	456
Privileged Information Exception	457
Privileged Person	359
Professional Investors	19
Prohibited Prepayment	352
Promotion of Collective Investment Schemes Exemptions Order	18
Proposed Course of Action	482
Proposed Course of Action Notice	482
Prospectus Directive	18
PSA	326
PSA Party Repurchase Request	482
PTCE	568
Purchase Price	380

Q

Qualification Criteria	271
Qualified Replacement Special Servicer	472
Qualified Substitute Mortgage Loan	381
Qualifying CRE Loan Percentage	323

R

RAC No-Response Scenario	501
Rated Final Distribution Date	351
Rating Agencies	502
Rating Agency Confirmation	502
RCM	315
REA	70
Realized Loss	355
REC	178
Record Date	332
Registration Statement	564
Regular Certificates	327
Regular Interestholder	548
Regular Interests	545
Regulation AB	504
Reimbursement Rate	392
Related Proceeds	391
Related Trust Component	332
Release Date	202
Relevant Member State	17
Relevant Persons	18
Relief Act	529
Remaining Term to Maturity or ARD	159
REMIC	545
REMIC Regulations	544
REO Account	395
REO Loan	345
REO Property	433
Repurchase Request	482
Requesting Certificateholder	483
Requesting Holders	420
Requesting Investor	373
Requesting Party	501

575

Required Credit Risk Retention Percentage	324
Requirements	530
Residual Certificates	327
Resolution Failure	482
Resolved	482
Restricted Group	567
Restricted Party	457
Retained Certificate Available Funds	322
Retained Certificate Gain-on-Sale Remittance Amount	322
Retained Certificate Interest Distribution Amount	323
Retained Certificate Principal Distribution Amount	323
Retaining Parties	321
Review Materials	463
Revised Rate	198
RevPAR	159
Rialto	315
Risk Retention Allocation Percentage	323
Risk Retention Consultation Party	360
RMBS	307
Rooms	164
RR Interest	326
Rule 15Ga-1 Reporting Period	271
Rule 17g-5	362

S

S&P	310, 502
Scheduled Principal Distribution Amount	342
SEC	262
Securities Act	503
Securitization Accounts	326, 395
Securitization Framework	130
Securitization Regulation	130
SEL	266
Senior Certificates	327
Serviced Companion Loan	213
Serviced Pari Passu Companion Loan	213
Serviced Pari Passu Companion Loan Securities	475
Serviced Pari Passu Mortgage Loan	213
Serviced Whole Loan	213
Servicer Termination Event	473
Servicing Advances	389
Servicing Fee	403
Servicing Fee Rate	403
Servicing Shift Master Servicer	49
Servicing Shift Mortgage Loan	49, 213
Servicing Shift Pooling and Servicing Agreement	49
Servicing Shift PSA	213
Servicing Shift Securitization Date	49, 213
Servicing Shift Special Servicer	49
Servicing Shift Whole Loan	49, 213
Servicing Standard	386
SF	159
SFA	20
SFO	19
Similar Law	565
SIPC	563
SMMEA	569
Solvency II Regulation	324
Special Servicing Fee	406
Special Servicing Fee Rate	406
Specially Serviced Loans	430
Sq. Ft.	159
Square Feet	159
Startup Day	546
Stated Principal Balance	344
Structured Product	19
Structuring Assumptions	537
Subordinate Certificates	327
Subordinate Companion Loan	150, 213
Sub-Servicing Agreement	387

T

T-12	159
tax matters persons	557
Term to Maturity	159
Termination Purchase Amount	505
Terms and Conditions	372
Tests	464
The Orchard Intercreditor Agreement	248
The Orchard Mortgage Loan	247
The Orchard Non-Controlling Holders	250
The Orchard Pari Passu Companion Loan	247
The Orchard Promissory Note A-1	247
The Orchard Promissory Note A-2	247
The Orchard Promissory Note A-3	247
The Orchard Promissory Notes	247
The Orchard PSA	248
The Orchard Whole Loan	247
TIF	197
Title V	528

576

TMPs	557
Total Operating Expenses	153
TRIPRA	91
Trust	304
Trust Component	328, 329
Trust REMICs	329, 545
TTM	159

U

U.S. Person	558
U/W DSCR	155
U/W Expenses	159
U/W NCF	159
U/W NCF Debt Yield	162
U/W NCF DSCR	155, 162
U/W NOI	162
U/W NOI Debt Yield	163
U/W NOI DSCR	163
U/W Revenues	163
UCC	514
Underwriter Entities	115
Underwriting Agreement	560
Underwritten Debt Service Coverage Ratio	155
Underwritten Expenses	159
Underwritten NCF	159
Underwritten NCF Debt Yield	162
Underwritten Net Cash Flow	159
Underwritten Net Cash Flow Debt Service Coverage Ratio	162
Underwritten Net Operating Income	162
Underwritten Net Operating Income Debt Service Coverage Ratio	163
Underwritten NOI	162
Underwritten NOI Debt Yield	163
Underwritten Revenues	163
Units	164
Unscheduled Principal Distribution Amount	343
Unsolicited Information	464
Upper-Tier REMIC	329, 545

V

VEREIT	182
Volcker Rule	128
Voting Rights	368

W

WAC Rate	340
Wachovia Bank	262, 308
Weighted Average Mortgage Rate	164
Weighted Averages	164
Wells Fargo Bank	262, 308
Wells Fargo Bank Data Tape	269
Wells Fargo Bank Deal Team	269
WFCM 2016-BNK1 Asset Representations Reviewer	225
WFCM 2016-BNK1 Certificate Administrator	225
WFCM 2016-BNK1 Directing Certificateholder	227
WFCM 2016-BNK1 Master Servicer	225
WFCM 2016-BNK1 Operating Advisor	225
WFCM 2016-BNK1 Special Servicer	225, 315
WFCM 2016-BNK1 Trustee	225
WFCM 2016-C36 Asset Representations Reviewer	242
WFCM 2016-C36 Certificate Administrator	242
WFCM 2016-C36 Directing Certificateholder	244
WFCM 2016-C36 Master Servicer	242
WFCM 2016-C36 Operating Advisor	242
WFCM 2016-C36 Special Servicer	242
WFCM 2016-C36 Trustee	242
Whole Loan	150
Withheld Amounts	394
Workout Fee	407
Workout Fee Rate	407
Workout-Delayed Reimbursement Amount	392
WTNA	304

Y

Yield Maintenance Charge	350
YM(#)	158

577

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose
Loan	4, 5	1	101 Hudson Street	9.99%	WFB/BANA	WFB/BANA	$72,500,000	$72,500,000	$72,500,000	$186	Refinance
Loan	4	2	Harlem USA	9.4%	MSMCH	MSMCH	$68,000,000	$68,000,000	$68,000,000	$439	Refinance
Loan	6	3	Cole Retail Portfolio	6.4%	BANA	BANA	$46,500,000	$46,500,000	$46,500,000	$85	Recapitalization
Property		3.01	Lawton Marketplace		BANA	BANA	$19,247,253	$19,247,253	$19,247,253
Property		3.02	Shops at Abilene		BANA	BANA	$14,989,011	$14,989,011	$14,989,011
Property		3.03	Houma Crossing		BANA	BANA	$12,263,736	$12,263,736	$12,263,736
Loan	7	4	Marriott Albany	6.3%	MSMCH	MSMCH	$45,500,000	$45,500,000	$36,488,107	$126,741	Refinance
Loan	4, 8	5	The Orchard	5.5%	MSMCH	MSMCH	$40,000,000	$40,000,000	$31,816,992	$360	Refinance
Loan	4, 9	6	Huntington Center	5.5%	MSMCH	MSMCH	$40,000,000	$40,000,000	$36,077,631	$154	Refinance
Loan	4	7	One Penn Center	4.5%	WFB	WFB	$33,000,000	$33,000,000	$29,203,059	$99	Refinance
Loan	4, 10	8	International Square	4.1%	BANA	BANA	$30,000,000	$30,000,000	$30,000,000	$213	Refinance
Loan	4	9	Briarwood Mall	4.1%	BANA	BANA	$30,000,000	$30,000,000	$30,000,000	$446	Refinance
Loan	4, 11	10	Fremaux Town Center	4.1%	WFB	WFB	$30,000,000	$29,702,704	$21,423,409	$182	Refinance
Loan	4	11	American Greetings HQ	3.7%	BANA	BANA	$27,000,000	$27,000,000	$20,045,350	$140	Refinance
Loan	4	12	Conrad Indianapolis	3.3%	WFB	WFB	$23,700,000	$23,671,879	$19,220,448	$225,239	Refinance
Loan		13	Arboretum at Weston	2.9%	BANA	BANA	$21,375,000	$21,375,000	$18,615,041	$243	Acquisition
Loan	12	14	West Covina Parkway Plaza	2.8%	WFB	WFB	$20,100,000	$20,100,000	$18,334,064	$230	Refinance
Loan		15	Sunset Terrace Apartments	2.5%	BANA	BANA	$18,200,000	$18,200,000	$14,630,501	$151,667	Refinance
Loan		16	Holiday Inn Express Savannah - Historic District	2.5%	WFB	WFB	$18,000,000	$17,952,530	$14,465,355	$125,542	Refinance
Loan	13	17	Security Public Storage - San Mateo	2.2%	WFB	WFB	$15,800,000	$15,800,000	$13,830,907	$187	Refinance
Loan		18	Sierra View Plaza	2.0%	WFB	WFB	$14,775,000	$14,775,000	$12,225,844	$127	Refinance
Loan		19	Hampton Inn & Suites Toledo Westgate	1.8%	WFB	WFB	$13,300,000	$13,300,000	$11,031,005	$119,820	Refinance
Loan		20	11211 Vanowen St	1.8%	MSMCH	MSMCH	$13,300,000	$13,266,432	$10,769,601	$66	Refinance
Loan	14	21	Emerald Desert RV Resort	1.7%	WFB	WFB	$12,441,675	$12,441,675	$8,989,855	$46,424	Refinance
Loan	15	22	Calabasas Self Storage	1.5%	BANA	BANA	$11,000,000	$11,000,000	$11,000,000	$138	Refinance
Loan		23	Sun Ridge Townhomes	1.3%	MSMCH	MSMCH	$9,500,000	$9,487,395	$7,568,623	$79,062	Refinance
Loan		24	McCarran Commerce Center	1.0%	MSMCH	MSMCH	$7,200,000	$7,191,245	$5,817,221	$85	Acquisition
Loan		25	Colonnade at West Lake Houston	1.0%	MSMCH	MSMCH	$7,000,000	$6,973,480	$5,728,544	$128	Acquisition
Loan		26	Escondido RV Resort	0.9%	WFB	WFB	$6,552,283	$6,552,283	$4,734,417	$52,002	Refinance
Loan		27	Stoneridge Apartments	0.9%	BANA	BANA	$6,468,000	$6,458,987	$5,110,152	$67,281	Refinance
Loan		28	Grants Pass Retail	0.9%	BANA	BANA	$6,250,000	$6,250,000	$6,250,000	$65	Refinance
Loan		29	Holiday Inn Express - Monroe, MI	0.8%	BANA	BANA	$5,500,000	$5,500,000	$4,065,368	$66,265	Refinance
Loan		30	South Pointe Plaza - NV	0.6%	WFB	WFB	$4,150,000	$4,150,000	$3,360,386	$188	Acquisition
Loan	10	31	Peoria Marketplace	0.5%	WFB	WFB	$3,800,000	$3,800,000	$3,475,766	$149	Refinance
Loan		32	Valley Springs Self Storage	0.5%	WFB	WFB	$3,750,000	$3,750,000	$3,042,686	$44	Acquisition
Loan		33	Bear Valley West Self Storage	0.5%	WFB	WFB	$3,625,000	$3,620,680	$2,937,838	$33	Refinance
Loan		34	Gilbert Road Self Storage	0.5%	BANA	BANA	$3,425,000	$3,425,000	$3,045,235	$54	Refinance
Loan		35	South Towers Apartments	0.4%	BANA	BANA	$3,180,000	$3,180,000	$2,556,318	$96,364	Refinance
Loan		36	Shoppes of Marysville	0.4%	WFB	WFB	$3,000,000	$3,000,000	$2,416,721	$169	Refinance
Loan	6	37	San Pedro and Vance Jackson Self Storage	0.3%	WFB	WFB	$2,265,000	$2,259,610	$1,852,012	$40	Refinance
Property		37.01	San Pedro		WFB	WFB	$1,160,000	$1,157,240	$948,492
Property		37.02	Vance Jackson		WFB	WFB	$1,105,000	$1,102,370	$903,520
Loan		38	Rite Aid Pittsburgh	0.3%	WFB	WFB	$2,030,000	$2,030,000	$2,030,000	$378	Acquisition
Loan		39	Right Move Aldine Westfield Self Storage	0.3%	BANA	BANA	$2,025,000	$2,025,000	$1,492,167	$32	Refinance
Loan		40	Wall Street Industrial Center	0.3%	WFB	WFB	$1,835,000	$1,832,739	$1,678,120	$33	Acquisition

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Sponsor
Loan	4, 5	1	101 Hudson Street	Mack-Cali Realty, L.P.
Loan	4	2	Harlem USA	Drew Greenwald; Gotham Organization Inc.
Loan	6	3	Cole Retail Portfolio	VEREIT, Inc.
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	Columbia Sussex
Loan	4, 8	5	The Orchard	Schottenstein Realty LLC
Loan	4, 9	6	Huntington Center	Menashe Frankel; Yeheskel Frankel; Abraham J. Cohen; David J. Cohen; Hines Investment Management Holdings Limited Partnership
Loan	4	7	One Penn Center	Henry Gross
Loan	4, 10	8	International Square	D.C. Area Portfolio Upper Tier JV, L.P.
Loan	4	9	Briarwood Mall	Simon Property Group, L.P.; GM Pension Trust
Loan	4, 11	10	Fremaux Town Center	CBL & Associates Limited Partnership; Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; Donna F. Taylor
Loan	4	11	American Greetings HQ	H L & L Property Company
Loan	4	12	Conrad Indianapolis	Alvin E. Kite; John Kite; Thomas McGowan
Loan		13	Arboretum at Weston	Stoltz Real Estate Partners
Loan	12	14	West Covina Parkway Plaza	Larry Cohen; Lawrence Kuppin
Loan		15	Sunset Terrace Apartments	H.K. Realty, Inc.; J.K. Realty Inc.
Loan		16	Holiday Inn Express Savannah - Historic District	Robert C. Bush; Thomas P. Prince; Mark V. Smith; Mark Dana
Loan	13	17	Security Public Storage - San Mateo	See Footnote 13
Loan		18	Sierra View Plaza	Stephen B. Jaeger; The Stephen B. Jaeger Living Trust
Loan		19	Hampton Inn & Suites Toledo Westgate	Jabbar Yousif; Saad Roumaya; Martin Yousif; Johnathon Roumaya
Loan		20	11211 Vanowen St	Auburndale Properties, LLC
Loan	14	21	Emerald Desert RV Resort	Reza Paydar
Loan	15	22	Calabasas Self Storage	See Footnote 15
Loan		23	Sun Ridge Townhomes	Anne M. Storm
Loan		24	McCarran Commerce Center	Jason W. Moore; James S. Forage
Loan		25	Colonnade at West Lake Houston	Adam Soffar; Robert Naggar; Steve Phelps
Loan		26	Escondido RV Resort	Reza Paydar
Loan		27	Stoneridge Apartments	SMG Property Management, Inc.
Loan		28	Grants Pass Retail	Read Seven, LLC
Loan		29	Holiday Inn Express - Monroe, MI	Asad Malik
Loan		30	South Pointe Plaza - NV	Natalie Louie; Tiffany Louie; Jason Louie
Loan	10	31	Peoria Marketplace	James R. Howard
Loan		32	Valley Springs Self Storage	James R. Patterson; Leo E. Hansen, Jr.
Loan		33	Bear Valley West Self Storage	Robert E. Gates
Loan		34	Gilbert Road Self Storage	Joy Focht
Loan		35	South Towers Apartments	H.K. Realty, Inc.; J.K. Realty Inc.
Loan		36	Shoppes of Marysville	Charles A. Rini; Charles A. Rini, Jr.
Loan	6	37	San Pedro and Vance Jackson Self Storage	Carlos Saenz; Janice L. Saenz; Carlos and Janice Saenz Family Trust
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	Ellen Lorie Gelb; Declaration of Trust of Ellen Lorie Gelb
Loan		39	Right Move Aldine Westfield Self Storage	William Allen
Loan		40	Wall Street Industrial Center	Michael J. Ladue

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor
Loan	4, 5	1	101 Hudson Street	Mack-Cali Realty, L.P.
Loan	4	2	Harlem USA	Gotham Organization Inc.; Drew Greenwald
Loan	6	3	Cole Retail Portfolio	Cole Operating Partnership V, LP
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	CSC Holdings, LLC; Columbia Sussex Corporation
Loan	4, 8	5	The Orchard	Schottenstein Realty LLC
Loan	4, 9	6	Huntington Center	Abraham J. Cohen; David J. Cohen; Menashe Frankel (A/K/A Mark Frankel); Yeheskel Frankel (A/K/A Yecheskal Frankel); Hines Investment Management Holdings Limited Partnership
Loan	4	7	One Penn Center	H. Gross Family, LP
Loan	4, 10	8	International Square	N/A
Loan	4	9	Briarwood Mall	Simon Property Group, L.P.
Loan	4, 11	10	Fremaux Town Center	CBL & Associates Limited Partnership; Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; Donna F. Taylor
Loan	4	11	American Greetings HQ	Elie Weiss
Loan	4	12	Conrad Indianapolis	Alvin E. Kite; John Kite; Thomas McGowan
Loan		13	Arboretum at Weston	Keith D. Stoltz
Loan	12	14	West Covina Parkway Plaza	Larry Cohen; Lawrence Kuppin
Loan		15	Sunset Terrace Apartments	J.K. Properties, Inc.
Loan		16	Holiday Inn Express Savannah - Historic District	Robert C. Bush; Thomas P. Prince; Mark V. Smith; Mark Dana
Loan	13	17	Security Public Storage - San Mateo	See Footnote 13
Loan		18	Sierra View Plaza	Stephen B. Jaeger; The Stephen B. Jaeger Living Trust
Loan		19	Hampton Inn & Suites Toledo Westgate	Jabbar Yousif; Saad Roumaya; Martin Yousif; Johnathon Roumaya
Loan		20	11211 Vanowen St	Shadrall Associates
Loan	14	21	Emerald Desert RV Resort	Reza Paydar
Loan	15	22	Calabasas Self Storage	See Footnote 15
Loan		23	Sun Ridge Townhomes	Anne M. Storm
Loan		24	McCarran Commerce Center	Jason W. Moore; James S. Forage
Loan		25	Colonnade at West Lake Houston	Robert Naggar; Adam Soffar
Loan		26	Escondido RV Resort	Reza Paydar
Loan		27	Stoneridge Apartments	John S. Newsome; Michael J. Doyle
Loan		28	Grants Pass Retail	Read Seven, LLC
Loan		29	Holiday Inn Express - Monroe, MI	Asad Malik
Loan		30	South Pointe Plaza - NV	Natalie Louie; Tiffany Louie; Jason Louie
Loan	10	31	Peoria Marketplace	James R. Howard
Loan		32	Valley Springs Self Storage	James R. Patterson; Leo E. Hansen, Jr.
Loan		33	Bear Valley West Self Storage	Robert E. Gates
Loan		34	Gilbert Road Self Storage	Joy Focht
Loan		35	South Towers Apartments	H.K. Realty, Inc.
Loan		36	Shoppes of Marysville	Charles A. Rini; Charles A. Rini, Jr.
Loan	6	37	San Pedro and Vance Jackson Self Storage	Carlos Saenz; Janice L. Saenz; Carlos and Janice Saenz Family Trust
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	Ellen Lorie Gelb; Declaration of Trust of Ellen Lorie Gelb
Loan		39	Right Move Aldine Westfield Self Storage	Robert F. Horgan; Robert Thomas Mackenzie; Ana Marie Mackenzie; William L. Allen; Byron A. Meo; Anne Elise Lohr
Loan		40	Wall Street Industrial Center	Michael J. Ladue

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Address
Loan	4, 5	1	101 Hudson Street	1	Office	CBD	Fee	N/A	101 Hudson Street
Loan	4	2	Harlem USA	1	Retail	Anchored	Leasehold	81,226	320-322 West 125th Street
Loan	6	3	Cole Retail Portfolio	3
Property		3.01	Lawton Marketplace		Retail	Power Center	Fee	N/A	1726, 1732, 1754, 1806, 1824, 1836, 1948 & 2136 Northwest 82nd Street
Property		3.02	Shops at Abilene		Retail	Power Center	Fee	N/A	4209-4225, 4241-4249 Southwest Drive and 3417-3449, 3501-3625 Catclaw Drive
Property		3.03	Houma Crossing		Retail	Power Center	Fee	N/A	1779, 1781, 1783, and 1785 Martin Luther King Boulevard
Loan	7	4	Marriott Albany	1	Hospitality	Full Service	Fee / Leasehold	4/30/2034	189 Wolf Road
Loan	4, 8	5	The Orchard	1	Retail	Anchored	Fee	N/A	23600-23760 El Toro Road
Loan	4, 9	6	Huntington Center	1	Office	CBD	Fee	N/A	41 South High Street / 50 South Front Street
Loan	4	7	One Penn Center	1	Office	CBD	Fee	N/A	1601 John F. Kennedy Boulevard
Loan	4, 10	8	International Square	1	Office	CBD	Fee	N/A	1825-1875 I Street Northwest & 1850 K Street Northwest
Loan	4	9	Briarwood Mall	1	Retail	Super Regional Mall	Fee	N/A	100 Briarwood Circle
Loan	4, 11	10	Fremaux Town Center	1	Retail	Anchored	Fee	N/A	50-940 Town Center Parkway
Loan	4	11	American Greetings HQ	1	Office	Suburban	Leasehold	6/27/2089	2250 Crocker Road
Loan	4	12	Conrad Indianapolis	1	Hospitality	Full Service	Fee	N/A	50 West Washington Street
Loan		13	Arboretum at Weston	1	Retail	Anchored	Fee	N/A	2025 Renaissance Park Place
Loan	12	14	West Covina Parkway Plaza	1	Retail	Shadow Anchored	Fee / Leasehold	4/27/2025	1000-1100 West Covina Parkway; 535-555 South California Avenue
Loan		15	Sunset Terrace Apartments	1	Multifamily	Garden	Fee	N/A	9301 Van Nuys Boulevard
Loan		16	Holiday Inn Express Savannah - Historic District	1	Hospitality	Limited Service	Leasehold	5/31/2100	199 East Bay Street
Loan	13	17	Security Public Storage - San Mateo	1	Self Storage	Self Storage	Fee	N/A	110 East 25th Avenue
Loan		18	Sierra View Plaza	1	Retail	Anchored	Fee	N/A	6405-6565 North Blackstone Avenue
Loan		19	Hampton Inn & Suites Toledo Westgate	1	Hospitality	Limited Service	Fee	N/A	3434 Secor Road
Loan		20	11211 Vanowen St	1	Industrial	Warehouse	Fee	N/A	11211 Vanowen Street
Loan	14	21	Emerald Desert RV Resort	1	Manufactured Housing	Manufactured Housing	Fee	N/A	76000 Frank Sinatra Drive
Loan	15	22	Calabasas Self Storage	1	Self Storage	Self Storage	Fee	N/A	4200 Shadow Hills Road
Loan		23	Sun Ridge Townhomes	1	Multifamily	Student Housing	Fee	N/A	4885 North Chestnut Avenue; 4767 East Alamos Avenue; 4839 North Bonadelle Avenue
Loan		24	McCarran Commerce Center	1	Industrial	Flex	Fee	N/A	365, 385 Pilot and 6720 Placid
Loan		25	Colonnade at West Lake Houston	1	Retail	Unanchored	Fee	N/A	18411, 18455 and 18477 West Lake Houston Parkway
Loan		26	Escondido RV Resort	1	Manufactured Housing	Manufactured Housing	Fee	N/A	1740 Seven Oaks Road
Loan		27	Stoneridge Apartments	1	Multifamily	Garden	Fee	N/A	11443 Boulder Drive Southeast
Loan		28	Grants Pass Retail	1	Retail	Anchored	Fee	N/A	304-350 NE Agness Avenue
Loan		29	Holiday Inn Express - Monroe, MI	1	Hospitality	Limited Service	Fee	N/A	1687 North Dixie Highway
Loan		30	South Pointe Plaza - NV	1	Retail	Unanchored	Fee	N/A	790 Coronado Center Drive
Loan	10	31	Peoria Marketplace	1	Retail	Shadow Anchored	Fee	N/A	7521, 7549, 7611 West Cactus Road
Loan		32	Valley Springs Self Storage	1	Self Storage	Self Storage	Fee	N/A	351 CA-26
Loan		33	Bear Valley West Self Storage	1	Self Storage	Self Storage	Fee	N/A	12829 Bear Valley Road
Loan		34	Gilbert Road Self Storage	1	Self Storage	Self Storage	Fee	N/A	405 North Gilbert Road
Loan		35	South Towers Apartments	1	Multifamily	Mid Rise	Fee	N/A	2715 James M. Wood Boulevard
Loan		36	Shoppes of Marysville	1	Retail	Unanchored	Fee	N/A	1079 Delaware Avenue
Loan	6	37	San Pedro and Vance Jackson Self Storage	2
Property		37.01	San Pedro		Self Storage	Self Storage	Fee	N/A	1571 West Contour Drive
Property		37.02	Vance Jackson		Self Storage	Self Storage	Fee	N/A	1030 Vance Jackson Road
Loan		38	Rite Aid Pittsburgh	1	Retail	Single Tenant	Fee	N/A	5506 Walnut Street
Loan		39	Right Move Aldine Westfield Self Storage	1	Self Storage	Self Storage	Fee	N/A	21667 Aldine Westfield Road
Loan		40	Wall Street Industrial Center	1	Industrial	Flex	Fee	N/A	1910-2118 Wall Street

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date
Loan	4, 5	1	101 Hudson Street	Jersey City	Hudson	NJ	07302	1992	2015	1,341,649	SF	98.3%	9/21/2016	$482,500,000	9/6/2016
Loan	4	2	Harlem USA	New York	New York	NY	10027	1998	2004	245,849	SF	97.7%	8/1/2016	$195,000,000	8/3/2016
Loan	6	3	Cole Retail Portfolio							544,503	SF	98.0%		$81,900,000
Property		3.01	Lawton Marketplace	Lawton	Comanche	OK	73505	2013	N/A	187,965	SF	98.8%	8/31/2016	$33,900,000	8/10/2016
Property		3.02	Shops at Abilene	Abilene	Taylor	TX	79606	2004	N/A	175,642	SF	100.0%	8/31/2016	$26,400,000	8/10/2016
Property		3.03	Houma Crossing	Houma	Terrebonne	LA	70360	2007-2012	N/A	180,896	SF	95.2%	8/31/2016	$21,600,000	8/13/2016
Loan	7	4	Marriott Albany	Albany	Albany	NY	12205	1985	2007	359	Rooms	62.9%	8/31/2016	$65,000,000	8/9/2016
Loan	4, 8	5	The Orchard	Lake Forest	Orange	CA	92630	1972; 2006	N/A	280,644	SF	97.6%	8/24/2016	$148,000,000	9/1/2016
Loan	4, 9	6	Huntington Center	Columbus	Franklin	OH	43215	1984	N/A	907,010	SF	85.8%	8/31/2016	$186,600,000	8/22/2016
Loan	4	7	One Penn Center	Philadelphia	Philadelphia	PA	19103	1930	1987	689,966	SF	79.9%	9/30/2016	$91,000,000	5/31/2016
Loan	4, 10	8	International Square	Washington	N/A	DC	20006	1978-1982	2005	1,158,732	SF	94.2%	7/18/2016	$757,000,000	6/13/2016
Loan	4	9	Briarwood Mall	Ann Arbor	Washtenaw	MI	48108	1973	2015	369,916	SF	96.1%	8/1/2016	$336,000,000	7/18/2016
Loan	4, 11	10	Fremaux Town Center	Slidell	Saint Tammany	LA	70458	2014-2015	N/A	397,493	SF	93.4%	5/24/2016	$115,000,000	4/28/2016
Loan	4	11	American Greetings HQ	Westlake	Cuyahoga	OH	44145	2016	N/A	655,969	SF	100.0%	11/1/2016	$148,790,000	8/30/2016
Loan	4	12	Conrad Indianapolis	Indianapolis	Marion	IN	46204	2006	2015	247	Rooms	73.0%	8/31/2016	$85,900,000	8/9/2016
Loan		13	Arboretum at Weston	Cary	Wake	NC	27513	2003	2012	87,842	SF	90.2%	9/23/2016	$28,700,000	8/24/2016
Loan	12	14	West Covina Parkway Plaza	West Covina	Los Angeles	CA	91790	1990	2005	87,379	SF	75.8%	10/3/2016	$37,100,000	8/24/2016
Loan		15	Sunset Terrace Apartments	Panorama City	Los Angeles	CA	91402	1988	N/A	120	Units	96.7%	9/20/2016	$30,100,000	4/30/2016
Loan		16	Holiday Inn Express Savannah - Historic District	Savannah	Chatham	GA	31401	2007	N/A	143	Rooms	84.8%	7/31/2016	$30,500,000	7/27/2016
Loan	13	17	Security Public Storage - San Mateo	San Mateo	San Mateo	CA	94403	1985	N/A	84,593	SF	95.6%	8/16/2016	$24,500,000	8/16/2016
Loan		18	Sierra View Plaza	Fresno	Fresno	CA	93710	1988	N/A	116,523	SF	93.8%	10/4/2016	$19,700,000	8/31/2016
Loan		19	Hampton Inn & Suites Toledo Westgate	Toledo	Lucas	OH	43606	2014	N/A	111	Rooms	81.2%	7/31/2016	$19,100,000	8/16/2016
Loan		20	11211 Vanowen St	Los Angeles	Los Angeles	CA	91605	1953; 1960; 1973	1992	202,000	SF	100.0%	8/9/2016	$22,660,000	8/1/2016
Loan	14	21	Emerald Desert RV Resort	Palm Desert	Riverside	CA	92211	1986	N/A	268	Pads	100.0%	11/1/2016	$24,400,000	9/7/2016
Loan	15	22	Calabasas Self Storage	Calabasas	Los Angeles	CA	91301	1998	2016	79,753	SF	98.4%	9/28/2016	$19,600,000	9/17/2016
Loan		23	Sun Ridge Townhomes	Fresno	Fresno	CA	93726	1984	2013-2016	120	Units	97.5%	9/12/2016	$13,370,000	8/31/2016
Loan		24	McCarran Commerce Center	Las Vegas	Clark	NV	89119	1997	N/A	85,027	SF	100.0%	8/4/2016	$10,500,000	7/20/2016
Loan		25	Colonnade at West Lake Houston	Humble	Harris	TX	77346	2004	N/A	54,472	SF	93.6%	8/31/2016	$10,100,000	8/15/2016
Loan		26	Escondido RV Resort	Escondido	San Diego	CA	92026	1988	N/A	126	Pads	100.0%	11/1/2016	$13,700,000	9/6/2016
Loan		27	Stoneridge Apartments	Lowell	Kent	MI	49331	2002	N/A	96	Units	99.0%	9/8/2016	$8,200,000	9/15/2016
Loan		28	Grants Pass Retail	Grants Pass	Josephine	OR	97526	1994-1998	N/A	96,348	SF	98.8%	9/1/2016	$13,600,000	8/9/2016
Loan		29	Holiday Inn Express - Monroe, MI	Monroe	Monroe	MI	48162	2015	N/A	83	Rooms	66.6%	8/31/2016 TTM	$10,100,000	9/2/2016
Loan		30	South Pointe Plaza - NV	Henderson	Clark	NV	89052	2005	N/A	22,102	SF	94.8%	6/10/2016	$7,100,000	8/22/2016
Loan	10	31	Peoria Marketplace	Peoria	Maricopa	AZ	85381	2001	N/A	25,484	SF	92.5%	10/1/2016	$5,970,000	9/2/2016
Loan		32	Valley Springs Self Storage	Valley Springs	Calaveras	CA	95252	1999	N/A	84,330	SF	96.2%	9/12/2016	$7,750,000	8/20/2016
Loan		33	Bear Valley West Self Storage	Victorville	San Bernardino	CA	92392	2003	N/A	111,220	SF	91.7%	8/14/2016	$6,100,000	7/25/2016
Loan		34	Gilbert Road Self Storage	Gilbert	Maricopa	AZ	85234	1985	2012	63,577	SF	92.3%	8/24/2016	$6,850,000	8/24/2016
Loan		35	South Towers Apartments	Los Angeles	Los Angeles	CA	90006	1989	N/A	33	Units	100.0%	9/30/2016	$6,400,000	5/2/2016
Loan		36	Shoppes of Marysville	Marysville	Union	OH	43040	2006	N/A	17,801	SF	100.0%	9/28/2016	$4,300,000	9/12/2016
Loan	6	37	San Pedro and Vance Jackson Self Storage							56,099	SF	95.6%		$3,500,000
Property		37.01	San Pedro	San Antonio	Bexar	TX	78212	1985	2015	31,274	SF	95.4%	8/3/2016	$1,760,000	8/9/2016
Property		37.02	Vance Jackson	San Antonio	Bexar	TX	78201	1991	2015	24,825	SF	95.8%	8/3/2016	$1,740,000	8/9/2016
Loan		38	Rite Aid Pittsburgh	Pittsburgh	Allegheny	PA	15232	1950	1994	5,368	SF	100.0%	11/1/2016	$4,500,000	8/28/2016
Loan		39	Right Move Aldine Westfield Self Storage	Humble	Harris	TX	77338	2006	N/A	63,705	SF	87.9%	8/31/2016	$5,100,000	5/3/2016
Loan		40	Wall Street Industrial Center	Garland	Dallas	TX	75041	1984	N/A	56,000	SF	100.0%	9/19/2016	$2,650,000	7/14/2016

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	Mortgage Rate	Administrative Fee Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis
Loan	4, 5	1	101 Hudson Street	3.117%	0.01964%	0.00250%	0.00250%	0.00000%	0.00896%	0.00477%	0.00041%	0.00050%	Actual/360
Loan	4	2	Harlem USA	3.310%	0.01973%	0.00250%	0.00250%	0.00000%	0.00896%	0.00486%	0.00041%	0.00050%	Actual/360
Loan	6	3	Cole Retail Portfolio	3.981%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	4.200%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	4, 8	5	The Orchard	3.970%	0.01487%	0.00250%	0.00000%	0.00250%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4, 9	6	Huntington Center	3.530%	0.01487%	0.00250%	0.00000%	0.00250%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4	7	One Penn Center	4.900%	0.01487%	0.00250%	0.00000%	0.00250%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4, 10	8	International Square	3.615%	0.01362%	0.00250%	0.00000%	0.00125%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4	9	Briarwood Mall	3.292%	0.01487%	0.00250%	0.00000%	0.00250%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4, 11	10	Fremaux Town Center	3.699%	0.01487%	0.00250%	0.00000%	0.00250%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4	11	American Greetings HQ	4.716%	0.04237%	0.00250%	0.00000%	0.03000%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan	4	12	Conrad Indianapolis	4.520%	0.01487%	0.00250%	0.00000%	0.00250%	0.00896%	0.00000%	0.00041%	0.00050%	Actual/360
Loan		13	Arboretum at Weston	4.196%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	12	14	West Covina Parkway Plaza	4.190%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		15	Sunset Terrace Apartments	4.269%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		16	Holiday Inn Express Savannah - Historic District	4.260%	0.04576%	0.00250%	0.03000%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	13	17	Security Public Storage - San Mateo	4.410%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		18	Sierra View Plaza	4.260%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		19	Hampton Inn & Suites Toledo Westgate	4.330%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		20	11211 Vanowen St	4.480%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	14	21	Emerald Desert RV Resort	4.000%	0.04576%	0.00250%	0.03000%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	15	22	Calabasas Self Storage	3.971%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		23	Sun Ridge Townhomes	4.010%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		24	McCarran Commerce Center	4.410%	0.06826%	0.00250%	0.05250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		25	Colonnade at West Lake Houston	3.995%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		26	Escondido RV Resort	4.000%	0.07576%	0.00250%	0.06000%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		27	Stoneridge Apartments	3.779%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		28	Grants Pass Retail	3.689%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		29	Holiday Inn Express - Monroe, MI	4.597%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		30	South Pointe Plaza - NV	4.480%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	10	31	Peoria Marketplace	4.370%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		32	Valley Springs Self Storage	4.540%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		33	Bear Valley West Self Storage	4.500%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		34	Gilbert Road Self Storage	4.043%	0.10336%	0.00250%	0.08760%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		35	South Towers Apartments	4.269%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		36	Shoppes of Marysville	4.330%	0.10576%	0.00250%	0.09000%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan	6	37	San Pedro and Vance Jackson Self Storage	4.770%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	4.450%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		39	Right Move Aldine Westfield Self Storage	4.514%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360
Loan		40	Wall Street Industrial Center	4.350%	0.01826%	0.00250%	0.00250%	0.00000%	0.00896%	0.00339%	0.00041%	0.00050%	Actual/360

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date
Loan	4, 5	1	101 Hudson Street	1	No	120	119	120	119	0	0	9/30/2016	11/11/2016	N/A	10/11/2026
Loan	4	2	Harlem USA	1	No	120	119	120	119	0	0	9/28/2016	11/1/2016	N/A	10/1/2026
Loan	6	3	Cole Retail Portfolio	1	No	60	59	60	59	0	0	9/29/2016	11/1/2016	N/A	10/1/2021
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	0	No	120	120	0	0	360	360	10/21/2016	12/1/2016	N/A	11/1/2026
Loan	4, 8	5	The Orchard	0	No	120	120	0	0	360	360	10/17/2016	12/1/2016	N/A	11/1/2026
Loan	4, 9	6	Huntington Center	1	No	120	119	60	59	360	360	9/30/2016	11/7/2016	11/7/2021	10/7/2026
Loan	4	7	One Penn Center	3	No	120	117	36	33	360	360	7/19/2016	9/11/2016	9/11/2019	8/11/2026
Loan	4, 10	8	International Square	3	No	120	117	120	117	0	0	7/11/2016	9/10/2016	N/A	8/10/2026
Loan	4	9	Briarwood Mall	2	No	120	118	120	118	0	0	8/15/2016	10/1/2016	N/A	9/1/2026
Loan	4, 11	10	Fremaux Town Center	5	No	120	115	0	0	300	295	6/9/2016	7/11/2016	N/A	6/11/2026
Loan	4	11	American Greetings HQ	0	No	120	120	0	0	300	300	10/5/2016	12/1/2016	N/A	11/1/2026
Loan	4	12	Conrad Indianapolis	1	No	120	119	0	0	360	359	9/13/2016	11/11/2016	N/A	10/11/2026
Loan		13	Arboretum at Weston	0	No	120	120	36	36	360	360	10/6/2016	12/1/2016	12/1/2019	11/1/2026
Loan	12	14	West Covina Parkway Plaza	1	No	120	119	60	59	360	360	10/7/2016	11/11/2016	11/11/2021	10/11/2026
Loan		15	Sunset Terrace Apartments	0	No	120	120	0	0	360	360	10/11/2016	12/6/2016	N/A	11/6/2026
Loan		16	Holiday Inn Express Savannah - Historic District	2	No	120	118	0	0	360	358	8/25/2016	10/11/2016	N/A	9/11/2026
Loan	13	17	Security Public Storage - San Mateo	1	No	120	119	36	35	360	360	10/4/2016	11/11/2016	11/11/2019	10/11/2026
Loan		18	Sierra View Plaza	0	No	120	120	12	12	360	360	10/19/2016	12/11/2016	12/11/2017	11/11/2026
Loan		19	Hampton Inn & Suites Toledo Westgate	1	No	120	119	12	11	360	360	9/15/2016	11/11/2016	11/11/2017	10/11/2026
Loan		20	11211 Vanowen St	2	No	120	118	0	0	360	358	8/31/2016	10/1/2016	N/A	9/1/2026
Loan	14	21	Emerald Desert RV Resort	0	No	120	120	0	0	300	300	10/20/2016	12/11/2016	N/A	11/11/2026
Loan	15	22	Calabasas Self Storage	0	No	120	120	120	120	0	0	10/5/2016	12/1/2016	N/A	11/1/2026
Loan		23	Sun Ridge Townhomes	1	No	120	119	0	0	360	359	9/30/2016	11/1/2016	N/A	10/1/2026
Loan		24	McCarran Commerce Center	1	No	120	119	0	0	360	359	9/22/2016	11/1/2016	N/A	10/1/2026
Loan		25	Colonnade at West Lake Houston	2	No	84	82	0	0	300	298	9/1/2016	10/1/2016	N/A	9/1/2023
Loan		26	Escondido RV Resort	0	No	120	120	0	0	300	300	10/20/2016	12/11/2016	N/A	11/11/2026
Loan		27	Stoneridge Apartments	1	No	120	119	0	0	360	359	9/30/2016	11/1/2016	N/A	10/1/2026
Loan		28	Grants Pass Retail	1	No	120	119	120	119	0	0	9/9/2016	11/1/2016	N/A	10/1/2026
Loan		29	Holiday Inn Express - Monroe, MI	0	No	120	120	0	0	300	300	10/21/2016	12/1/2016	N/A	11/1/2026
Loan		30	South Pointe Plaza - NV	0	No	120	120	0	0	360	360	10/12/2016	12/11/2016	N/A	11/11/2026
Loan	10	31	Peoria Marketplace	0	No	120	120	60	60	360	360	10/14/2016	12/11/2016	12/11/2021	11/11/2026
Loan		32	Valley Springs Self Storage	0	No	120	120	0	0	360	360	10/18/2016	12/11/2016	N/A	11/11/2026
Loan		33	Bear Valley West Self Storage	1	No	120	119	0	0	360	359	9/29/2016	11/11/2016	N/A	10/11/2026
Loan		34	Gilbert Road Self Storage	0	No	120	120	48	48	360	360	10/3/2016	12/1/2016	12/1/2020	11/1/2026
Loan		35	South Towers Apartments	0	No	120	120	0	0	360	360	10/11/2016	12/6/2016	N/A	11/6/2026
Loan		36	Shoppes of Marysville	0	No	120	120	0	0	360	360	10/21/2016	12/11/2016	N/A	11/11/2026
Loan	6	37	San Pedro and Vance Jackson Self Storage	2	No	120	118	0	0	360	358	9/8/2016	10/11/2016	N/A	9/11/2026
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	0	No	120	120	120	120	0	0	10/20/2016	12/11/2016	N/A	11/11/2026
Loan		39	Right Move Aldine Westfield Self Storage	0	No	120	120	0	0	300	300	10/18/2016	12/1/2016	N/A	11/1/2026
Loan		40	Wall Street Industrial Center	1	No	60	59	0	0	360	359	9/29/2016	11/11/2016	N/A	10/11/2021

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)
Loan	4, 5	1	101 Hudson Street	N/A	$0.00	$190,934.29	$0	$2,291,211	Hard	Springing	No	N/A	N/A	4.07x
Loan	4	2	Harlem USA	N/A	$0.00	$190,171.76	$0	$2,282,061	Hard	Springing	No	N/A	N/A	2.97x
Loan	6	3	Cole Retail Portfolio	N/A	$0.00	$156,406.30	$0	$1,876,876	Hard	Springing	No	N/A	N/A	3.20x
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	N/A	$222,502.81	$0.00	$2,670,034	$0	Hard	Springing	No	N/A	2.38x	N/A
Loan	4, 8	5	The Orchard	N/A	$190,274.95	$0.00	$2,283,299	$0	Hard	Springing	No	N/A	1.40x	N/A
Loan	4, 9	6	Huntington Center	N/A	$180,288.40	$119,300.93	$2,163,461	$1,431,611	Hard	In Place	No	N/A	1.71x	2.58x
Loan	4	7	One Penn Center	N/A	$175,139.82	$136,621.53	$2,101,678	$1,639,458	Hard	In Place	No	N/A	1.50x	1.92x
Loan	4, 10	8	International Square	N/A	$0.00	$91,630.21	$0	$1,099,563	Hard	Springing	No	N/A	N/A	4.74x
Loan	4	9	Briarwood Mall	N/A	$0.00	$83,443.06	$0	$1,001,317	Hard	Springing	No	N/A	N/A	3.51x
Loan	4, 11	10	Fremaux Town Center	N/A	$153,407.85	$0.00	$1,840,894	$0	Soft	Springing	No	N/A	1.44x	N/A
Loan	4	11	American Greetings HQ	N/A	$153,404.15	$0.00	$1,840,850	$0	Hard	Springing	No	N/A	1.57x	N/A
Loan	4	12	Conrad Indianapolis	N/A	$120,366.22	$0.00	$1,444,395	$0	Springing	Springing	No	N/A	2.06x	N/A
Loan		13	Arboretum at Weston	N/A	$104,477.52	$75,779.32	$1,253,730	$909,352	Hard	Springing	No	N/A	1.53x	2.11x
Loan	12	14	West Covina Parkway Plaza	N/A	$98,175.17	$71,157.26	$1,178,102	$853,887	Springing	Springing	No	N/A	1.36x	1.88x
Loan		15	Sunset Terrace Apartments	N/A	$89,736.68	$0.00	$1,076,840	$0	Springing	Springing	No	Group 1	1.42x	N/A
Loan		16	Holiday Inn Express Savannah - Historic District	N/A	$88,654.59	$0.00	$1,063,855	$0	Springing	Springing	No	N/A	2.26x	N/A
Loan	13	17	Security Public Storage - San Mateo	N/A	$79,213.58	$58,871.46	$950,563	$706,458	N/A	N/A	No	N/A	1.47x	1.98x
Loan		18	Sierra View Plaza	N/A	$72,770.64	$53,179.74	$873,248	$638,157	Springing	Springing	No	N/A	1.45x	1.98x
Loan		19	Hampton Inn & Suites Toledo Westgate	N/A	$66,052.40	$48,657.37	$792,629	$583,888	Springing	Springing	No	N/A	2.25x	3.06x
Loan		20	11211 Vanowen St	N/A	$67,231.19	$0.00	$806,774	$0	Springing	Springing	No	N/A	1.51x	N/A
Loan	14	21	Emerald Desert RV Resort	N/A	$65,671.74	$0.00	$788,061	$0	Springing	Springing	No	Group 2	1.78x	N/A
Loan	15	22	Calabasas Self Storage	N/A	$0.00	$36,906.40	$0	$442,877	Springing	Springing	No	N/A	N/A	2.59x
Loan		23	Sun Ridge Townhomes	N/A	$45,409.24	$0.00	$544,911	$0	Springing	Springing	No	N/A	1.56x	N/A
Loan		24	McCarran Commerce Center	N/A	$36,097.33	$0.00	$433,168	$0	Springing	Springing	No	N/A	1.68x	N/A
Loan		25	Colonnade at West Lake Houston	N/A	$36,929.26	$0.00	$443,151	$0	Springing	Springing	No	N/A	1.83x	N/A
Loan		26	Escondido RV Resort	N/A	$34,585.36	$0.00	$415,024	$0	Springing	Springing	No	Group 2	1.98x	N/A
Loan		27	Stoneridge Apartments	N/A	$30,060.85	$0.00	$360,730	$0	Springing	Springing	No	N/A	1.78x	N/A
Loan		28	Grants Pass Retail	N/A	$0.00	$19,480.40	$0	$233,765	Springing	Springing	No	N/A	N/A	3.78x
Loan		29	Holiday Inn Express - Monroe, MI	N/A	$30,874.39	$0.00	$370,493	$0	Hard	Springing	No	N/A	2.39x	N/A
Loan		30	South Pointe Plaza - NV	N/A	$20,978.15	$0.00	$251,738	$0	Springing	Springing	No	N/A	1.58x	N/A
Loan	10	31	Peoria Marketplace	N/A	$18,961.63	$14,030.53	$227,540	$168,366	Springing	Springing	No	N/A	1.85x	2.50x
Loan		32	Valley Springs Self Storage	N/A	$19,089.93	$0.00	$229,079	$0	Springing	Springing	No	N/A	1.93x	N/A
Loan		33	Bear Valley West Self Storage	N/A	$18,367.34	$0.00	$220,408	$0	N/A	N/A	No	N/A	1.82x	N/A
Loan		34	Gilbert Road Self Storage	N/A	$16,436.49	$11,699.67	$197,238	$140,396	Springing	Springing	No	N/A	2.07x	2.91x
Loan		35	South Towers Apartments	N/A	$15,679.27	$0.00	$188,151	$0	Springing	Springing	No	Group 1	1.47x	N/A
Loan		36	Shoppes of Marysville	N/A	$14,899.04	$0.00	$178,788	$0	N/A	N/A	No	N/A	1.83x	N/A
Loan	6	37	San Pedro and Vance Jackson Self Storage	N/A	$11,842.63	$0.00	$142,112	$0	N/A	N/A	No	N/A	1.49x	N/A
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	N/A	$0.00	$7,632.47	$0	$91,590	Springing	Springing	No	N/A	N/A	2.32x
Loan		39	Right Move Aldine Westfield Self Storage	N/A	$11,271.71	$0.00	$135,261	$0	Springing	Springing	No	N/A	2.34x	N/A
Loan		40	Wall Street Industrial Center	N/A	$9,134.85	$0.00	$109,618	$0	Springing	Springing	No	N/A	2.09x	N/A

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula
Loan	4, 5	1	101 Hudson Street	N/A	3.68x	51.8%	51.8%	0	0	Eleventh	LO(25);YM1(88);O(7)	A
Loan	4	2	Harlem USA	N/A	2.83x	55.4%	55.4%	5	5	First	LO(25);DEF(91);O(4)
Loan	6	3	Cole Retail Portfolio	N/A	2.99x	56.8%	56.8%	4	4	First	LO(25);YM1(30);O(5)	B
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	2.11x	N/A	70.0%	56.1%	5	5	First	LO(24);DEF(92);O(4)
Loan	4, 8	5	The Orchard	1.35x	N/A	68.2%	54.3%	0	5	First	LO(24);YM1(89);O(7)	C
Loan	4, 9	6	Huntington Center	1.54x	2.32x	75.0%	67.7%	0	0	Seventh	LO(25);DEF(91);O(4)
Loan	4	7	One Penn Center	1.29x	1.66x	74.7%	66.1%	0	0	Eleventh	LO(27);DEF(88);O(5)
Loan	4, 10	8	International Square	N/A	4.31x	32.6%	32.6%	0	0	Tenth	LO(27);DEF(86);O(7)
Loan	4	9	Briarwood Mall	N/A	3.34x	49.1%	49.1%	0	4	First	LO(26);DEF(87);O(7)
Loan	4, 11	10	Fremaux Town Center	1.32x	N/A	62.8%	45.3%	0	0	Eleventh	LO(35);YM1(81);O(4)	D
Loan	4	11	American Greetings HQ	1.45x	N/A	61.8%	45.9%	0	0	First	LO(24);DEF(92);O(4)
Loan	4	12	Conrad Indianapolis	1.71x	N/A	64.8%	52.6%	0	0	Eleventh	LO(25);DEF(90);O(5)
Loan		13	Arboretum at Weston	1.48x	2.03x	74.5%	64.9%	0	0	First	LO(24);DEF(92);O(4)
Loan	12	14	West Covina Parkway Plaza	1.33x	1.84x	54.2%	49.4%	0	0	Eleventh	LO(25);DEF(90);O(5)
Loan		15	Sunset Terrace Apartments	1.38x	N/A	60.5%	48.6%	0	0	Sixth	LO(24);DEF(91);O(5)
Loan		16	Holiday Inn Express Savannah - Historic District	1.96x	N/A	58.9%	47.4%	0	0	Eleventh	LO(26);DEF(90);O(4)
Loan	13	17	Security Public Storage - San Mateo	1.46x	1.96x	64.5%	56.5%	0	0	Eleventh	LO(25);DEF/YM1(88);O(7)	E
Loan		18	Sierra View Plaza	1.37x	1.88x	75.0%	62.1%	5	0	Eleventh	LO(24);DEF(92);O(4)
Loan		19	Hampton Inn & Suites Toledo Westgate	2.04x	2.77x	69.6%	57.8%	0	0	Eleventh	LO(25);YM1(91);O(4)	F
Loan		20	11211 Vanowen St	1.43x	N/A	58.5%	47.5%	5	5	First	LO(26);DEF(90);O(4)
Loan	14	21	Emerald Desert RV Resort	1.77x	N/A	51.0%	36.8%	0	0	Eleventh	LO(24);DEF(92);O(4)
Loan	15	22	Calabasas Self Storage	N/A	2.57x	56.1%	56.1%	5	4	First	LO(24);DEF/YM1(91);O(5)	G
Loan		23	Sun Ridge Townhomes	1.51x	N/A	71.0%	56.6%	5	5	First	LO(25);DEF(91);O(4)
Loan		24	McCarran Commerce Center	1.51x	N/A	68.5%	55.4%	5	5	First	LO(25);DEF(91);O(4)
Loan		25	Colonnade at West Lake Houston	1.63x	N/A	69.0%	56.7%	5	5	First	LO(26);DEF(54);O(4)
Loan		26	Escondido RV Resort	1.97x	N/A	47.8%	34.6%	0	0	Eleventh	LO(24);DEF(92);O(4)
Loan		27	Stoneridge Apartments	1.70x	N/A	78.8%	62.3%	5	4	First	LO(25);DEF(91);O(4)
Loan		28	Grants Pass Retail	N/A	3.43x	46.0%	46.0%	5	4	First	LO(25);DEF(87);O(8)
Loan		29	Holiday Inn Express - Monroe, MI	2.16x	N/A	54.5%	40.3%	5	4	First	LO(24);DEF(92);O(4)
Loan		30	South Pointe Plaza - NV	1.44x	N/A	58.5%	47.3%	0	0	Eleventh	LO(24);DEF(92);O(4)
Loan	10	31	Peoria Marketplace	1.67x	2.26x	63.7%	58.2%	0	0	Eleventh	LO(24);DEF(92);O(4)
Loan		32	Valley Springs Self Storage	1.88x	N/A	48.4%	39.3%	0	0	Eleventh	LO(24);DEF(92);O(4)
Loan		33	Bear Valley West Self Storage	1.74x	N/A	59.4%	48.2%	0	0	Eleventh	LO(25);DEF(91);O(4)
Loan		34	Gilbert Road Self Storage	2.02x	2.83x	50.0%	44.5%	5	4	First	LO(24);DEF(92);O(4)
Loan		35	South Towers Apartments	1.43x	N/A	49.7%	39.9%	0	0	Sixth	LO(24);DEF(91);O(5)
Loan		36	Shoppes of Marysville	1.66x	N/A	69.8%	56.2%	0	0	Eleventh	LO(24);DEF(92);O(4)
Loan	6	37	San Pedro and Vance Jackson Self Storage	1.44x	N/A	64.6%	52.9%	0	0	Eleventh	LO(26);DEF(90);O(4)
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	N/A	2.21x	45.1%	45.1%	5	0	Eleventh	LO(24);DEF(92);O(4)
Loan		39	Right Move Aldine Westfield Self Storage	2.29x	N/A	39.7%	29.3%	5	4	First	LO(24);DEF(92);O(4)
Loan		40	Wall Street Industrial Center	1.63x	N/A	69.2%	63.3%	0	0	Eleventh	LO(25);DEF(31);O(4)

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield
Loan	4, 5	1	101 Hudson Street	$38,228,378	$17,641,097	$20,587,281	12/31/2014	8.2%	$38,571,011	$17,274,342	$21,296,669	12/31/2015	8.5%
Loan	4	2	Harlem USA	$12,611,898	$2,965,895	$9,646,003	12/31/2014	8.9%	$13,637,883	$3,050,030	$10,587,853	12/31/2015	9.8%
Loan	6	3	Cole Retail Portfolio	N/A	N/A	N/A	N/A	N/A	$7,952,983	$1,781,629	$6,171,354	12/31/2015	13.3%
Property		3.01	Lawton Marketplace	N/A	N/A	N/A	N/A		$2,997,556	$573,386	$2,424,170	12/31/2015
Property		3.02	Shops at Abilene	N/A	N/A	N/A	N/A		$2,708,084	$797,236	$1,910,848	12/31/2015
Property		3.03	Houma Crossing	N/A	N/A	N/A	N/A		$2,247,343	$411,007	$1,836,336	12/31/2015
Loan	7	4	Marriott Albany	$19,361,388	$12,195,253	$7,166,135	12/31/2014	15.7%	$18,838,981	$11,868,428	$6,970,553	12/31/2015	15.3%
Loan	4, 8	5	The Orchard	$9,926,195	$2,438,484	$7,487,711	12/31/2014	7.4%	$10,243,797	$2,386,682	$7,857,115	12/31/2015	7.8%
Loan	4, 9	6	Huntington Center	$24,716,835	$10,320,004	$14,396,831	12/31/2014	10.3%	$23,901,862	$10,645,833	$13,256,029	12/31/2015	9.5%
Loan	4	7	One Penn Center	$13,574,507	$6,691,359	$6,883,148	12/31/2014	10.1%	$13,550,121	$6,326,742	$7,223,379	12/31/2015	10.6%
Loan	4, 10	8	International Square	$63,052,635	$23,027,148	$40,025,487	12/31/2014	16.2%	$61,978,680	$24,763,705	$37,214,975	12/31/2015	15.1%
Loan	4	9	Briarwood Mall	$26,455,795	$7,392,111	$19,063,684	12/31/2014	11.6%	$26,901,911	$7,447,365	$19,454,546	12/31/2015	11.8%
Loan	4, 11	10	Fremaux Town Center	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	11	American Greetings HQ	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	12	Conrad Indianapolis	$21,137,908	$14,616,902	$6,521,006	Actual 2014	11.7%	$22,708,579	$16,506,344	$6,202,235	Actual 2015	11.1%
Loan		13	Arboretum at Weston	$2,088,660	$616,714	$1,471,946	12/31/2014	6.9%	$2,149,207	$662,992	$1,486,215	12/31/2015	7.0%
Loan	12	14	West Covina Parkway Plaza	$2,707,583	$724,490	$1,983,093	12/31/2014	9.9%	$2,600,062	$780,887	$1,819,175	12/31/2015	9.1%
Loan		15	Sunset Terrace Apartments	$2,140,887	$813,079	$1,327,808	12/31/2014	7.3%	$2,244,781	$766,685	$1,478,096	12/31/2015	8.1%
Loan		16	Holiday Inn Express Savannah - Historic District	$8,050,835	$5,181,568	$2,869,267	Actual 2014	16.0%	$8,448,222	$5,251,966	$3,196,256	Actual 2015	17.8%
Loan	13	17	Security Public Storage - San Mateo	$1,699,830	$406,475	$1,293,355	12/31/2014	8.2%	$1,828,822	$435,270	$1,393,552	12/31/2015	8.8%
Loan		18	Sierra View Plaza	$1,369,784	$430,389	$939,395	12/31/2014	6.4%	$943,794	$506,643	$437,151	12/31/2015	3.0%
Loan		19	Hampton Inn & Suites Toledo Westgate	N/A	N/A	N/A	N/A	N/A	$4,239,198	$1,951,986	$2,287,212	12/31/2015	17.2%
Loan		20	11211 Vanowen St	$1,418,079	$398,861	$1,019,218	12/31/2013	7.7%	$1,676,551	$439,623	$1,236,928	12/31/2014	9.3%
Loan	14	21	Emerald Desert RV Resort	$2,839,042	$1,513,302	$1,325,740	12/31/2014	10.7%	$2,946,127	$1,617,284	$1,328,843	12/31/2015	10.7%
Loan	15	22	Calabasas Self Storage	$1,502,648	$435,752	$1,066,896	12/31/2014	9.7%	$1,606,705	$459,213	$1,147,491	12/31/2015	10.4%
Loan		23	Sun Ridge Townhomes	$1,296,159	$513,779	$782,380	12/31/2014	8.2%	$1,324,094	$545,713	$778,381	12/31/2015	8.2%
Loan		24	McCarran Commerce Center	$518,378	$197,692	$320,686	12/31/2014	4.5%	$644,892	$198,326	$446,566	12/31/2015	6.2%
Loan		25	Colonnade at West Lake Houston	$1,188,008	$438,700	$749,308	12/31/2014	10.7%	$1,259,566	$471,964	$787,602	12/31/2015	11.3%
Loan		26	Escondido RV Resort	$1,357,268	$614,658	$742,611	12/31/2014	11.3%	$1,429,058	$645,114	$783,944	12/31/2015	12.0%
Loan		27	Stoneridge Apartments	$923,654	$374,373	$549,281	12/31/2014	8.5%	$971,248	$366,857	$604,391	12/31/2015	9.4%
Loan		28	Grants Pass Retail	$1,095,053	$267,110	$827,943	12/31/2014	13.2%	$1,099,486	$264,198	$835,288	12/31/2015	13.4%
Loan		29	Holiday Inn Express - Monroe, MI	N/A	N/A	N/A	N/A	N/A	$1,447,556	$870,563	$576,993	12/31/2015	10.5%
Loan		30	South Pointe Plaza - NV	$482,911	$127,431	$355,479	12/31/2014	8.6%	$487,225	$145,208	$342,017	12/31/2015	8.2%
Loan	10	31	Peoria Marketplace	$597,605	$235,152	$362,452	12/31/2013	9.5%	$637,943	$230,581	$407,361	12/31/2015	10.7%
Loan		32	Valley Springs Self Storage	$633,032	$231,654	$401,378	12/31/2014	10.7%	$686,776	$250,469	$436,308	12/31/2015	11.6%
Loan		33	Bear Valley West Self Storage	$520,554	$130,297	$390,257	12/31/2014	10.8%	$563,725	$142,245	$421,480	12/31/2015	11.6%
Loan		34	Gilbert Road Self Storage	$561,768	$193,104	$368,664	12/31/2014	10.8%	$565,440	$195,095	$370,345	12/31/2015	10.8%
Loan		35	South Towers Apartments	$410,969	$228,777	$182,192	12/31/2014	5.7%	$448,892	$195,869	$253,023	12/31/2015	8.0%
Loan		36	Shoppes of Marysville	$591,147	$283,036	$308,111	12/31/2014	10.3%	$603,833	$249,689	$354,144	12/31/2015	11.8%
Loan	6	37	San Pedro and Vance Jackson Self Storage	$352,256	$173,432	$178,824	12/31/2014	7.9%	$407,931	$187,864	$220,067	12/31/2015	9.7%
Property		37.01	San Pedro	$159,105	$84,498	$74,607	12/31/2014		$198,270	$92,554	$105,715	12/31/2015
Property		37.02	Vance Jackson	$193,151	$88,934	$104,217	12/31/2014		$209,661	$95,310	$114,351	12/31/2015
Loan		38	Rite Aid Pittsburgh	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Right Move Aldine Westfield Self Storage	$606,717	$256,298	$350,419	12/31/2014	17.3%	$589,928	$258,836	$331,092	12/31/2015	16.4%
Loan		40	Wall Street Industrial Center	$323,469	$120,058	$203,411	12/31/2014	11.1%	$314,663	$116,395	$198,267	12/31/2015	10.8%

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield
Loan	4, 5	1	101 Hudson Street	$39,960,773	$16,855,969	$23,104,804	7/31/2016 TTM	9.2%	95.0%	$50,810,573	$18,681,652	$32,128,921	12.9%
Loan	4	2	Harlem USA	$13,914,815	$3,145,793	$10,769,022	6/30/2016 TTM	10.0%	95.0%	$15,265,618	$4,508,451	$10,757,167	10.0%
Loan	6	3	Cole Retail Portfolio	$8,071,081	$1,871,719	$6,199,362	7/31/2016 TTM	13.3%	95.0%	$8,046,633	$2,048,439	$5,998,194	12.9%
Property		3.01	Lawton Marketplace	$2,992,580	$569,249	$2,423,331	7/31/2016 TTM		95.0%	$2,916,927	$647,739	$2,269,188
Property		3.02	Shops at Abilene	$2,844,763	$894,567	$1,950,196	7/31/2016 TTM		95.0%	$2,751,040	$878,505	$1,872,535
Property		3.03	Houma Crossing	$2,233,738	$407,903	$1,825,835	7/31/2016 TTM		95.0%	$2,378,666	$522,196	$1,856,470
Loan	7	4	Marriott Albany	$18,168,208	$11,736,098	$6,432,110	8/31/2016 TTM	14.1%	62.9%	$18,118,569	$11,755,798	$6,362,771	14.0%
Loan	4, 8	5	The Orchard	$10,300,691	$2,472,924	$7,827,767	6/30/2016 TTM	7.8%	95.0%	$10,586,321	$2,492,979	$8,093,342	8.0%
Loan	4, 9	6	Huntington Center	$23,595,386	$10,564,579	$13,030,807	7/31/2016 TTM	9.3%	83.3%	$24,166,800	$11,235,890	$12,930,910	9.2%
Loan	4	7	One Penn Center	$13,322,631	$6,463,049	$6,859,582	4/30/2016 TTM	10.1%	79.4%	$12,953,119	$6,464,978	$6,488,141	9.5%
Loan	4, 10	8	International Square	$58,690,186	$24,421,674	$34,268,512	6/30/2016 TTM	13.9%	95.0%	$66,829,397	$23,946,047	$42,883,351	17.4%
Loan	4	9	Briarwood Mall	$27,001,031	$7,278,731	$19,722,300	6/30/2016 TTM	12.0%	94.8%	$26,770,446	$7,456,960	$19,313,485	11.7%
Loan	4, 11	10	Fremaux Town Center	$8,037,755	$2,454,934	$5,582,822	8/31/2016 TTM	7.7%	87.4%	$9,050,800	$2,578,047	$6,472,753	9.0%
Loan	4	11	American Greetings HQ	N/A	N/A	N/A	N/A	N/A	95.0%	$10,382,494	$513,508	$9,868,986	10.7%
Loan	4	12	Conrad Indianapolis	$23,499,703	$16,652,099	$6,847,604	8/31/2016 TTM	12.3%	73.0%	$23,499,703	$16,504,584	$6,995,119	12.6%
Loan		13	Arboretum at Weston	$2,299,024	$719,940	$1,579,084	8/31/2016 T-8 Ann.	7.4%	92.2%	$2,511,864	$589,069	$1,922,795	9.0%
Loan	12	14	West Covina Parkway Plaza	$2,501,276	$854,578	$1,646,698	7/31/2016 TTM	8.2%	76.4%	$2,416,676	$810,313	$1,606,363	8.0%
Loan		15	Sunset Terrace Apartments	$2,398,042	$781,343	$1,616,699	8/31/2016 TTM	8.9%	90.9%	$2,453,389	$922,304	$1,531,085	8.4%
Loan		16	Holiday Inn Express Savannah - Historic District	$8,324,587	$5,367,131	$2,957,456	7/31/2016 TTM	16.5%	80.0%	$7,885,843	$5,482,199	$2,403,644	13.4%
Loan	13	17	Security Public Storage - San Mateo	$1,939,328	$443,080	$1,496,249	7/31/2016 TTM	9.5%	87.6%	$1,939,328	$543,904	$1,395,424	8.8%
Loan		18	Sierra View Plaza	$1,029,958	$375,466	$654,492	8/31/2016 TTM	4.4%	92.2%	$1,701,546	$436,302	$1,265,243	8.6%
Loan		19	Hampton Inn & Suites Toledo Westgate	$4,318,738	$2,138,862	$2,179,877	7/31/2016 TTM	16.4%	78.0%	$4,141,089	$2,355,880	$1,785,209	13.4%
Loan		20	11211 Vanowen St	$1,647,574	$417,675	$1,229,900	12/31/2015	9.3%	95.0%	$1,637,982	$419,758	$1,218,225	9.2%
Loan	14	21	Emerald Desert RV Resort	$3,175,115	$1,648,073	$1,527,041	7/31/2016 TTM	12.3%	100.0%	$3,175,115	$1,768,964	$1,406,151	11.3%
Loan	15	22	Calabasas Self Storage	$1,655,362	$478,818	$1,176,544	9/30/2016 TTM	10.7%	92.8%	$1,655,362	$507,089	$1,148,273	10.4%
Loan		23	Sun Ridge Townhomes	$1,398,039	$562,166	$835,874	9/30/2016 TTM	8.8%	95.0%	$1,394,075	$541,765	$852,310	9.0%
Loan		24	McCarran Commerce Center	$689,727	$182,153	$507,574	5/31/2016 TTM	7.1%	92.0%	$935,173	$208,487	$726,686	10.1%
Loan		25	Colonnade at West Lake Houston	$1,206,722	$479,383	$727,339	8/31/2016 TTM	10.4%	93.4%	$1,342,837	$530,728	$812,109	11.6%
Loan		26	Escondido RV Resort	$1,539,769	$661,713	$878,056	7/31/2016 TTM	13.4%	100.0%	$1,549,332	$726,566	$822,766	12.6%
Loan		27	Stoneridge Apartments	$1,014,333	$381,365	$632,968	8/31/2016 TTM	9.8%	95.3%	$1,023,376	$381,956	$641,420	9.9%
Loan		28	Grants Pass Retail	$1,173,449	$239,742	$933,707	6/30/2016 TTM	14.9%	95.0%	$1,134,273	$250,679	$883,594	14.1%
Loan		29	Holiday Inn Express - Monroe, MI	$2,223,113	$1,279,710	$943,403	8/31/2016 TTM	17.2%	66.6%	$2,189,523	$1,303,472	$886,051	16.1%
Loan		30	South Pointe Plaza - NV	$514,278	$153,629	$360,648	7/31/2016 TTM	8.7%	90.0%	$553,425	$156,637	$396,788	9.6%
Loan	10	31	Peoria Marketplace	$642,093	$231,426	$410,668	5/31/2016 TTM	10.8%	90.5%	$642,148	$221,246	$420,902	11.1%
Loan		32	Valley Springs Self Storage	$746,272	$255,054	$491,218	8/31/2016 TTM	13.1%	89.6%	$746,272	$303,987	$442,285	11.8%
Loan		33	Bear Valley West Self Storage	$619,206	$114,170	$505,036	6/30/2016 TTM	13.9%	83.0%	$599,423	$198,181	$401,241	11.1%
Loan		34	Gilbert Road Self Storage	$586,677	$202,572	$384,105	8/31/2016 TTM	11.2%	90.1%	$603,410	$194,536	$408,874	11.9%
Loan		35	South Towers Apartments	$477,424	$187,392	$290,032	8/31/2016 TTM	9.1%	91.6%	$476,260	$199,571	$276,689	8.7%
Loan		36	Shoppes of Marysville	$608,600	$228,173	$380,427	6/30/2016 TTM	12.7%	95.0%	$581,792	$254,665	$327,127	10.9%
Loan	6	37	San Pedro and Vance Jackson Self Storage	$437,244	$182,624	$254,620	7/31/2016 TTM	11.3%	88.0%	$428,744	$216,307	$212,436	9.4%
Property		37.01	San Pedro	$214,465	$89,562	$124,903	7/31/2016 TTM		88.0%	$212,691	$103,543	$109,148
Property		37.02	Vance Jackson	$222,779	$93,062	$129,717	7/31/2016 TTM		88.0%	$216,053	$112,765	$103,288
Loan		38	Rite Aid Pittsburgh	N/A	N/A	N/A	N/A	N/A	95.0%	$247,116	$34,660	$212,455	10.5%
Loan		39	Right Move Aldine Westfield Self Storage	$591,977	$261,211	$330,766	3/31/2016 TTM	16.3%	85.1%	$580,310	$263,317	$316,993	15.7%
Loan		40	Wall Street Industrial Center	$335,684	$133,197	$202,487	5/31/2016 TTM	11.0%	90.0%	$362,274	$133,081	$229,193	12.5%

A-1-11

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

								LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant	Largest Tenant Lease Expiration
Loan	4, 5	1	101 Hudson Street	$281,746	$2,771,771	$29,075,403	11.6%	Bank of America	3/31/2027
Loan	4	2	Harlem USA	$48,409	$459,738	$10,249,020	9.5%	Magic Johnson Theatres	5/31/2030
Loan	6	3	Cole Retail Portfolio	$108,900	$272,252	$5,617,043	12.1%
Property		3.01	Lawton Marketplace	$37,593	$93,983	$2,137,613		Academy Sports	1/31/2030
Property		3.02	Shops at Abilene	$35,128	$87,821	$1,749,586		Ross	9/30/2031
Property		3.03	Houma Crossing	$36,179	$90,448	$1,729,843		Hobby Lobby	6/30/2022
Loan	7	4	Marriott Albany	$724,743	$0	$5,638,028	12.4%	N/A	N/A
Loan	4, 8	5	The Orchard	$56,129	$263,020	$7,774,194	7.7%	Ralphs Grocery	6/30/2027
Loan	4, 9	6	Huntington Center	$181,402	$1,124,692	$11,624,816	8.3%	The Huntington National Bank	2/28/2030
Loan	4	7	One Penn Center	$172,492	$719,646	$5,596,003	8.2%	Philadelphia Works, Inc.	12/31/2020
Loan	4, 10	8	International Square	$289,784	$3,626,417	$38,967,149	15.8%	Federal Reserve Board	Various (3/31/2022 - 266,023 SF; 1/31/2026 - 25,621 SF; 5/31/2028 - 98,589 SF)
Loan	4	9	Briarwood Mall	$65,102	$854,031	$18,394,351	11.1%	MC Sporting Goods	1/31/2021
Loan	4, 11	10	Fremaux Town Center	$59,624	$481,128	$5,932,001	8.2%	Dick’s	1/31/2025
Loan	4	11	American Greetings HQ	$98,395	$655,969	$9,114,622	9.9%	American Greetings	9/30/2031
Loan	4	12	Conrad Indianapolis	$1,174,985	$0	$5,820,134	10.5%	N/A	N/A
Loan		13	Arboretum at Weston	$17,568	$55,581	$1,849,646	8.7%	Garman Homes, LLC	3/31/2023
Loan	12	14	West Covina Parkway Plaza	$17,476	$21,521	$1,567,366	7.8%	Petco Animal Supplies	1/31/2022
Loan		15	Sunset Terrace Apartments	$44,280	$0	$1,486,805	8.2%	N/A	N/A
Loan		16	Holiday Inn Express Savannah - Historic District	$315,434	$0	$2,088,211	11.6%	N/A	N/A
Loan	13	17	Security Public Storage - San Mateo	$8,459	$0	$1,386,965	8.8%	N/A	N/A
Loan		18	Sierra View Plaza	$12,428	$55,675	$1,197,140	8.1%	Hobby Lobby	7/31/2031
Loan		19	Hampton Inn & Suites Toledo Westgate	$165,644	$0	$1,619,565	12.2%	N/A	N/A
Loan		20	11211 Vanowen St	$20,200	$42,420	$1,155,605	8.7%	Scenic Expressions, Inc.	1/31/2021
Loan	14	21	Emerald Desert RV Resort	$13,400	$0	$1,392,751	11.2%	N/A	N/A
Loan	15	22	Calabasas Self Storage	$11,963	$0	$1,136,310	10.3%	N/A	N/A
Loan		23	Sun Ridge Townhomes	$30,000	$0	$822,310	8.7%	N/A	N/A
Loan		24	McCarran Commerce Center	$15,305	$55,268	$656,113	9.1%	United HealthCare Services, Inc.	2/28/2020
Loan		25	Colonnade at West Lake Houston	$8,171	$80,619	$723,319	10.4%	Rising Sun Karate	5/31/2017
Loan		26	Escondido RV Resort	$6,300	$0	$816,466	12.5%	N/A	N/A
Loan		27	Stoneridge Apartments	$26,471	$0	$614,949	9.5%	N/A	N/A
Loan		28	Grants Pass Retail	$19,329	$62,404	$801,861	12.8%	Big Lots	1/31/2027
Loan		29	Holiday Inn Express - Monroe, MI	$87,581	$0	$798,470	14.5%	N/A	N/A
Loan		30	South Pointe Plaza - NV	$6,852	$26,341	$363,595	8.8%	Shakespeare’s Pub & Restaurant	12/31/2020
Loan	10	31	Peoria Marketplace	$9,939	$30,241	$380,723	10.0%	Arizona Urgent Care	10/31/2022
Loan		32	Valley Springs Self Storage	$12,650	$0	$429,636	11.5%	N/A	N/A
Loan		33	Bear Valley West Self Storage	$16,683	$0	$384,558	10.6%	N/A	N/A
Loan		34	Gilbert Road Self Storage	$11,119	$0	$397,755	11.6%	N/A	N/A
Loan		35	South Towers Apartments	$8,547	$0	$268,142	8.4%	N/A	N/A
Loan		36	Shoppes of Marysville	$5,874	$23,855	$297,397	9.9%	Applebee’s	6/30/2026
Loan	6	37	San Pedro and Vance Jackson Self Storage	$8,415	$0	$204,021	9.0%
Property		37.01	San Pedro	$4,691	$0	$104,457		N/A	N/A
Property		37.02	Vance Jackson	$3,724	$0	$99,564		N/A	N/A
Loan		38	Rite Aid Pittsburgh	$1,074	$8,634	$202,747	10.0%	Rite Aid	8/31/2025
Loan		39	Right Move Aldine Westfield Self Storage	$7,473	$0	$309,520	15.3%	N/A	N/A
Loan		40	Wall Street Industrial Center	$8,400	$42,516	$178,277	9.7%	Olga Gonzalez dba House of Prayer Elohim	7/31/2019

A-1-12

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

						2ND LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
Loan	4, 5	1	101 Hudson Street	388,207	28.9%	National Union Fire Insurance	4/30/2018	271,533	20.2%
Loan	4	2	Harlem USA	68,087	27.7%	Old Navy	1/31/2021	34,787	14.1%
Loan	6	3	Cole Retail Portfolio
Property		3.01	Lawton Marketplace	62,168	33.1%	TJ Maxx	8/31/2023	24,000	12.8%
Property		3.02	Shops at Abilene	30,187	17.2%	TJ Maxx	11/30/2021	27,600	15.7%
Property		3.03	Houma Crossing	56,676	31.3%	Kohl’s	1/31/2034	55,314	30.6%
Loan	7	4	Marriott Albany	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 8	5	The Orchard	55,105	19.6%	HomeGoods	10/31/2020	25,000	8.9%
Loan	4, 9	6	Huntington Center	199,240	22.0%	Porter, Wright, Morris & Arthur	5/31/2028	127,239	14.0%
Loan	4	7	One Penn Center	74,155	10.7%	United States Government - SEC	4/10/2024	44,765	6.5%
Loan	4, 10	8	International Square	390,233	33.7%	Blank Rome LLP	Various (8/31/2018 - 1,665 SF; 7/31/2029 - 166,198 SF)	167,863	14.5%
Loan	4	9	Briarwood Mall	22,635	6.1%	Forever 21	7/31/2024	15,941	4.3%
Loan	4, 11	10	Fremaux Town Center	45,000	11.3%	LA Fitness	8/31/2029	41,000	10.3%
Loan	4	11	American Greetings HQ	655,969	100.0%	N/A	N/A	N/A	N/A
Loan	4	12	Conrad Indianapolis	N/A	N/A	N/A	N/A	N/A	N/A
Loan		13	Arboretum at Weston	7,544	8.6%	Ruth’s Chris Steak House	8/31/2024	7,458	8.5%
Loan	12	14	West Covina Parkway Plaza	13,880	15.9%	Golden Optometric	12/31/2021	7,190	8.2%
Loan		15	Sunset Terrace Apartments	N/A	N/A	N/A	N/A	N/A	N/A
Loan		16	Holiday Inn Express Savannah - Historic District	N/A	N/A	N/A	N/A	N/A	N/A
Loan	13	17	Security Public Storage - San Mateo	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Sierra View Plaza	54,383	46.7%	Goodwill	3/31/2021	18,040	15.5%
Loan		19	Hampton Inn & Suites Toledo Westgate	N/A	N/A	N/A	N/A	N/A	N/A
Loan		20	11211 Vanowen St	135,100	66.9%	Bonded Services Incorporated	12/31/2022	66,900	33.1%
Loan	14	21	Emerald Desert RV Resort	N/A	N/A	N/A	N/A	N/A	N/A
Loan	15	22	Calabasas Self Storage	N/A	N/A	N/A	N/A	N/A	N/A
Loan		23	Sun Ridge Townhomes	N/A	N/A	N/A	N/A	N/A	N/A
Loan		24	McCarran Commerce Center	31,500	37.0%	Burke Construction Group, Inc.	7/27/2019	13,299	15.6%
Loan		25	Colonnade at West Lake Houston	6,824	12.5%	Fondren Orthopedic Group, LLP	7/27/2020	4,600	8.4%
Loan		26	Escondido RV Resort	N/A	N/A	N/A	N/A	N/A	N/A
Loan		27	Stoneridge Apartments	N/A	N/A	N/A	N/A	N/A	N/A
Loan		28	Grants Pass Retail	32,120	33.3%	Grocery Outlet	8/31/2024	23,000	23.9%
Loan		29	Holiday Inn Express - Monroe, MI	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	South Pointe Plaza - NV	5,000	22.6%	Palm Beach Tan	4/30/2022	3,726	16.9%
Loan	10	31	Peoria Marketplace	4,500	17.7%	Nationwide Nail Supply	2/28/2018	3,600	14.1%
Loan		32	Valley Springs Self Storage	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Bear Valley West Self Storage	N/A	N/A	N/A	N/A	N/A	N/A
Loan		34	Gilbert Road Self Storage	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	South Towers Apartments	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Shoppes of Marysville	5,121	28.8%	Sleep Outfitters	9/30/2018	3,230	18.1%
Loan	6	37	San Pedro and Vance Jackson Self Storage
Property		37.01	San Pedro	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.02	Vance Jackson	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	Rite Aid Pittsburgh	5,368	100.0%	N/A	N/A	N/A	N/A
Loan		39	Right Move Aldine Westfield Self Storage	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Wall Street Industrial Center	4,930	8.8%	Shawn Fischer dba Fischer Motorsports, Inc.	MTM	3,500	6.3%

A-1-13

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				3RD LARGEST TENANT INFORMATION				4TH LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant
Loan	4, 5	1	101 Hudson Street	Tullett Prebon Holdings Corp.	11/30/2023	100,909	7.5%	Jeffries LLC
Loan	4	2	Harlem USA	K&G Fashion Superstore	2/28/2019	23,250	9.5%	New York Sports Club
Loan	6	3	Cole Retail Portfolio
Property		3.01	Lawton Marketplace	Petsmart	1/31/2024	12,328	6.6%	Chuck E Cheese
Property		3.02	Shops at Abilene	Michael’s	2/28/2019	21,332	12.1%	Petsmart
Property		3.03	Houma Crossing	Charming Charlie’s	8/31/2022	10,000	5.5%	Ulta Salon
Loan	7	4	Marriott Albany	N/A	N/A	N/A	N/A	N/A
Loan	4, 8	5	The Orchard	Staples	11/30/2021	20,000	7.1%	PetSmart
Loan	4, 9	6	Huntington Center	Squire Patton Boggs LLP	2/28/2025	81,693	9.0%	Thompson Hine LLP
Loan	4	7	One Penn Center	Phelan Hallinan & Schmieg, LLP	1/31/2020	35,989	5.2%	Mcelroy Deutsch Mulvaney Et
Loan	4, 10	8	International Square	World Bank	Various (9/30/2019 - 67,167 SF; 12/31/2020 - 11,044 SF; 7/31/2021 - 21,236 SF)	99,447	8.6%	Daniel J. Edelman, Inc.
Loan	4	9	Briarwood Mall	Victoria’s Secret	1/31/2026	14,232	3.8%	H&M
Loan	4, 11	10	Fremaux Town Center	Best Buy	1/31/2025	30,000	7.5%	TJ Maxx
Loan	4	11	American Greetings HQ	N/A	N/A	N/A	N/A	N/A
Loan	4	12	Conrad Indianapolis	N/A	N/A	N/A	N/A	N/A
Loan		13	Arboretum at Weston	Title Boxing Club	1/31/2024	6,604	7.5%	Cherish Yourself
Loan	12	14	West Covina Parkway Plaza	Sizzler	6/30/2023	6,927	7.9%	Panera LLC
Loan		15	Sunset Terrace Apartments	N/A	N/A	N/A	N/A	N/A
Loan		16	Holiday Inn Express Savannah - Historic District	N/A	N/A	N/A	N/A	N/A
Loan	13	17	Security Public Storage - San Mateo	N/A	N/A	N/A	N/A	N/A
Loan		18	Sierra View Plaza	Dollar General	7/31/2024	9,112	7.8%	CSK Auto Inc. (Kragen)
Loan		19	Hampton Inn & Suites Toledo Westgate	N/A	N/A	N/A	N/A	N/A
Loan		20	11211 Vanowen St	N/A	N/A	N/A	N/A	N/A
Loan	14	21	Emerald Desert RV Resort	N/A	N/A	N/A	N/A	N/A
Loan	15	22	Calabasas Self Storage	N/A	N/A	N/A	N/A	N/A
Loan		23	Sun Ridge Townhomes	N/A	N/A	N/A	N/A	N/A
Loan		24	McCarran Commerce Center	Spencer Technical Group, LLC	10/31/2017	9,355	11.0%	Diamond Resorts Centralized Services Co.
Loan		25	Colonnade at West Lake Houston	El Jimador Mexican Grill	2/27/2022	4,000	7.3%	Prudential
Loan		26	Escondido RV Resort	N/A	N/A	N/A	N/A	N/A
Loan		27	Stoneridge Apartments	N/A	N/A	N/A	N/A	N/A
Loan		28	Grants Pass Retail	Dollar Tree	1/31/2020	15,040	15.6%	Big 5 Sporting Goods
Loan		29	Holiday Inn Express - Monroe, MI	N/A	N/A	N/A	N/A	N/A
Loan		30	South Pointe Plaza - NV	Sushi Wa	6/30/2020	3,275	14.8%	U-Swirl Yogurt ~ UCreate Enterprise
Loan	10	31	Peoria Marketplace	Panda Express	1/31/2023	2,000	7.8%	H & R Block
Loan		32	Valley Springs Self Storage	N/A	N/A	N/A	N/A	N/A
Loan		33	Bear Valley West Self Storage	N/A	N/A	N/A	N/A	N/A
Loan		34	Gilbert Road Self Storage	N/A	N/A	N/A	N/A	N/A
Loan		35	South Towers Apartments	N/A	N/A	N/A	N/A	N/A
Loan		36	Shoppes of Marysville	Verizon	4/30/2021	2,550	14.3%	Kay Jewelers
Loan	6	37	San Pedro and Vance Jackson Self Storage
Property		37.01	San Pedro	N/A	N/A	N/A	N/A	N/A
Property		37.02	Vance Jackson	N/A	N/A	N/A	N/A	N/A
Loan		38	Rite Aid Pittsburgh	N/A	N/A	N/A	N/A	N/A
Loan		39	Right Move Aldine Westfield Self Storage	N/A	N/A	N/A	N/A	N/A
Loan		40	Wall Street Industrial Center	In-Line Skating 101	8/31/2017	3,500	6.3%	The 25:40 Resale Store

A-1-14

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

							5TH LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
Loan	4, 5	1	101 Hudson Street	6/30/2023	62,763	4.7%	First Data Corporation	5/31/2026	54,669	4.1%
Loan	4	2	Harlem USA	4/30/2020	21,993	8.9%	Chuck E. Cheese	12/31/2021	19,542	7.9%
Loan	6	3	Cole Retail Portfolio
Property		3.01	Lawton Marketplace	8/31/2023	12,000	6.4%	Beauty Brands	12/31/2024	7,941	4.2%
Property		3.02	Shops at Abilene	1/31/2020	19,107	10.9%	Bed Bath & Beyond	1/31/2022	18,043	10.3%
Property		3.03	Houma Crossing	8/31/2022	9,915	5.5%	Kirklands	1/31/2022	8,179	4.5%
Loan	7	4	Marriott Albany	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 8	5	The Orchard	10/31/2020	20,000	7.1%	Goodwill, Classic Closet, Goodwill Computer Works	6/30/2019	18,800	6.7%
Loan	4, 9	6	Huntington Center	8/31/2018	38,139	4.2%	Benesch, Friedlander, Coplan & Aronoff LLP	2/29/2020	26,921	3.0%
Loan	4	7	One Penn Center	10/31/2021	21,130	3.1%	Qtc Management, Inc.	3/31/2017	19,879	2.9%
Loan	4, 10	8	International Square	7/31/2019	63,314	5.5%	Milbank,Tweed,Hadley & Mccloy	Various (1/31/2020 - 439 SF; 6/30/2023 - 53,860)	54,299	4.7%
Loan	4	9	Briarwood Mall	1/31/2018	13,206	3.6%	The Gap	1/31/2017	13,191	3.6%
Loan	4, 11	10	Fremaux Town Center	3/31/2024	26,000	6.5%	Michaels	4/30/2024	21,513	5.4%
Loan	4	11	American Greetings HQ	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	12	Conrad Indianapolis	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		13	Arboretum at Weston	4/30/2026	6,450	7.3%	Bonefish Grill	10/31/2018	5,200	5.9%
Loan	12	14	West Covina Parkway Plaza	4/12/2021	4,600	5.3%	Alfred Angelo Bridal	6/30/2019	4,400	5.0%
Loan		15	Sunset Terrace Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		16	Holiday Inn Express Savannah - Historic District	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	13	17	Security Public Storage - San Mateo	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Sierra View Plaza	10/31/2019	5,400	4.6%	E-Z Mart	9/14/2017	3,010	2.6%
Loan		19	Hampton Inn & Suites Toledo Westgate	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		20	11211 Vanowen St	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	14	21	Emerald Desert RV Resort	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	15	22	Calabasas Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		23	Sun Ridge Townhomes	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		24	McCarran Commerce Center	3/31/2018	7,647	9.0%	Aether Water Systems, LLC	9/30/2020	7,632	9.0%
Loan		25	Colonnade at West Lake Houston	10/31/2022	3,781	6.9%	American Title Company	2/28/2019	3,351	6.2%
Loan		26	Escondido RV Resort	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		27	Stoneridge Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		28	Grants Pass Retail	1/31/2019	9,500	9.9%	Anytime Fitness	6/30/2019	5,786	6.0%
Loan		29	Holiday Inn Express - Monroe, MI	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	South Pointe Plaza - NV	4/9/2018	2,090	9.5%	Rogue Toys	5/30/2021	1,556	7.0%
Loan	10	31	Peoria Marketplace	4/30/2018	1,500	5.9%	Beauty Bar	6/30/2021	1,500	5.9%
Loan		32	Valley Springs Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Bear Valley West Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		34	Gilbert Road Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	South Towers Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Shoppes of Marysville	12/31/2023	2,225	12.5%	Chipotle Mexican Grill	5/31/2021	1,700	9.6%
Loan	6	37	San Pedro and Vance Jackson Self Storage
Property		37.01	San Pedro	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.02	Vance Jackson	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	Rite Aid Pittsburgh	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Right Move Aldine Westfield Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Wall Street Industrial Center	3/31/2018	3,500	6.3%	Victor Ruiz dba Beyond Broadbands	3/31/2018	3,500	6.3%

A-1-15

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves
Loan	4, 5	1	101 Hudson Street	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$104,000	$19,049,837
Loan	4	2	Harlem USA	$0	$4,097	$0	$0	$0	$0	$404,392	$101,098	$17,980	$17,980	$0	$0
Loan	6	3	Cole Retail Portfolio	$0	$0	$0	$0	$0	$0	$0	$0	$0	$307	$0	$0
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	$0	$75,495	$0	$0	$0	$0	$120,833	$60,417	$0	$0	$0	$3,000,000
Loan	4, 8	5	The Orchard	$0	$3,508	$84,193	$0	$14,734	$353,611	$0	$0	$0	$0	$0	$420,000
Loan	4, 9	6	Huntington Center	$0	$18,896	$0	$0	$75,584	$2,721,030	$1,994,693	$332,449	$0	$0	$0	$4,594,385
Loan	4	7	One Penn Center	$0	$14,374	$0	$3,000,000	$150,000	$3,000,000	$582,019	$116,404	$0	$0	$0	$817,162
Loan	4, 10	8	International Square	$0	$0	$0	$0	$0	$7,531,758	$0	$0	$0	$0	$0	$28,442,141
Loan	4	9	Briarwood Mall	$0	$0	$130,205	$0	$0	$2,496,933	$0	$0	$0	$0	$0	$0
Loan	4, 11	10	Fremaux Town Center	$0	$4,970	$0	$0	$0	$0	$507,691	$63,462	$0	$0	$0	$519,783
Loan	4	11	American Greetings HQ	$0	$0	$0	$0	$54,664	$0	$0	$0	$0	$0	$0	$15,704,391.25 ($2,612,000 LOC)
Loan	4	12	Conrad Indianapolis	$0	$0	$0	$0	$0	$0	$0	$97,100	$0	$0	$0	$0
Loan		13	Arboretum at Weston	$0	$1,464	$52,705	$0	$4,392	$210,821	$0	$17,190	$0	$0	$0	$0
Loan	12	14	West Covina Parkway Plaza	$0	$1,456	$34,932	$450,000	$4,375	$105,000	$46,380	$23,190	$0	$0	$0	$145,212
Loan		15	Sunset Terrace Apartments	$0	$3,691	$0	$0	$0	$0	$21,413	$5,353	$0	$0	$4,290	$0
Loan		16	Holiday Inn Express Savannah - Historic District	$0	$26,286	$0	$0	$0	$0	$368,644	$44,433	$40,454	$0	$0	$2,500,000
Loan	13	17	Security Public Storage - San Mateo	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Loan		18	Sierra View Plaza	$0	$1,036	$24,856	$0	$4,640	$111,350	$109,692	$12,188	$0	$0	$133,831	$0
Loan		19	Hampton Inn & Suites Toledo Westgate	$0	$6,902	$0	$0	$0	$0	$77,332	$19,332	$8,980	$2,993	$0	$0
Loan		20	11211 Vanowen St	$0	$1,683	$0	$0	$5,050	$303,000	$102,506	$14,644	$0	$0	$0	$0
Loan	14	21	Emerald Desert RV Resort	$0	$1,117	$0	$0	$0	$0	$10,340	$5,170	$0	$0	$0	$159,116
Loan	15	22	Calabasas Self Storage	$0	$997	$0	$0	$0	$0	$52,178	$5,218	$20,776	$2,597	$0	$0
Loan		23	Sun Ridge Townhomes	$0	$3,000	$0	$0	$0	$0	$50,973	$7,282	$0	$0	$7,500	$0
Loan		24	McCarran Commerce Center	$0	$1,063	$38,262	$0	$6,731	$323,102	$7,810	$3,905	$0	$0	$0	$95,382
Loan		25	Colonnade at West Lake Houston	$0	$681	$0	$0	$4,539	$217,888	$169,942	$21,242	$0	$0	$0	$6,000
Loan		26	Escondido RV Resort	$0	$525	$0	$0	$0	$0	$4,634	$2,317	$0	$0	$0	$0
Loan		27	Stoneridge Apartments	$0	$2,240	$0	$0	$0	$0	$15,992	$7,996	$3,282	$3,282	$0	$0
Loan		28	Grants Pass Retail	$0	$0	$0	$0	$0	$0	$96,446	$8,037	$0	$0	$0	$0
Loan		29	Holiday Inn Express - Monroe, MI	$0	$5,474	$500,000	$0	$0	$0	$96,130	$0	$0	$0	$0	$0
Loan		30	South Pointe Plaza - NV	$0	$571	$0	$0	$2,137	$130,000	$7,110	$2,370	$2,013	$671	$0	$0
Loan	10	31	Peoria Marketplace	$0	$828	$25,000	$0	$2,535	$75,000	$0	$5,906	$1,500	$748	$0	$0
Loan		32	Valley Springs Self Storage	$0	$1,054	$25,300	$0	$0	$0	$15,903	$5,301	$1,466	$733	$0	$0
Loan		33	Bear Valley West Self Storage	$50,000	$1,390	$50,000	$0	$0	$0	$19,817	$2,831	$0	$817	$0	$0
Loan		34	Gilbert Road Self Storage	$0	$927	$30,000	$0	$0	$0	$9,862	$3,287	$0	$0	$0	$0
Loan		35	South Towers Apartments	$0	$711	$0	$0	$0	$0	$7,069	$1,767	$0	$0	$0	$0
Loan		36	Shoppes of Marysville	$0	$490	$10,000	$0	$1,988	$75,000	$51,595	$10,319	$0	$0	$0	$0
Loan	6	37	San Pedro and Vance Jackson Self Storage	$0	$701	$0	$0	$0	$0	$58,203	$6,467	$1,044	$1,044	$0	$0
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	$0	$0	$0	$0	$0	$0	$0	$0	$758	$379	$0	$0
Loan		39	Right Move Aldine Westfield Self Storage	$0	$623	$0	$0	$0	$0	$86,078	$7,825	$6,736	$1,684	$25,313	$0
Loan		40	Wall Street Industrial Center	$25,200	$700	$25,200	$50,000	$3,127	$50,000	$60,060	$6,006	$0	$0	$0	$0

A-1-16

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Ongoing Other Reserves	Other Reserves Description
Loan	4, 5	1	101 Hudson Street	$0	Rent Concession; Tenant Specific TILC
Loan	4	2	Harlem USA	$0	N/A
Loan	6	3	Cole Retail Portfolio	$0	N/A
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany	$0	Scheduled CapEx Funds
Loan	4, 8	5	The Orchard	$0	Environmental Escrow
Loan	4, 9	6	Huntington Center	$0	Rent Concession Reserve Funds; Existing TI/LC Obligations Reserve Funds
Loan	4	7	One Penn Center	$0	Rent Concession; Tenant Specific TILC Reserve
Loan	4, 10	8	International Square	$0	Specified Tenant Reserve; Downtime Rent Reserve
Loan	4	9	Briarwood Mall	$0	N/A
Loan	4, 11	10	Fremaux Town Center	$0	Rent Concession; Tenant Specific TILC Reserve
Loan	4	11	American Greetings HQ	$0	Remaining Liabilities Funds Account; Remaining Liabilities Letter of Credit; Ground Rent Reserve Account
Loan	4	12	Conrad Indianapolis	$0	N/A
Loan		13	Arboretum at Weston	$0	N/A
Loan	12	14	West Covina Parkway Plaza	$12,041	Ground Rent; Rent Concession; Tenant Specific TILC
Loan		15	Sunset Terrace Apartments	$0	N/A
Loan		16	Holiday Inn Express Savannah - Historic District	$0	PIP Reserve
Loan	13	17	Security Public Storage - San Mateo	$0	N/A
Loan		18	Sierra View Plaza	$0	N/A
Loan		19	Hampton Inn & Suites Toledo Westgate	$0	N/A
Loan		20	11211 Vanowen St	$0	N/A
Loan	14	21	Emerald Desert RV Resort	$79,558	Seasonality Reserve
Loan	15	22	Calabasas Self Storage	$0	N/A
Loan		23	Sun Ridge Townhomes	$0	N/A
Loan		24	McCarran Commerce Center	$0	Aquavit Life Sciences TI/LC Reserve; Aquavit Life Sciences Rent Abatement Reserve; Aquavit Life Sciences Drywall Credit Reserve; United Health Care Reduced Rent Credit Reserve
Loan		25	Colonnade at West Lake Houston	$0	Edward Jones TI/LC Reserve
Loan		26	Escondido RV Resort	$0	N/A
Loan		27	Stoneridge Apartments	$0	N/A
Loan		28	Grants Pass Retail	$0	N/A
Loan		29	Holiday Inn Express - Monroe, MI	$0	N/A
Loan		30	South Pointe Plaza - NV	$0	N/A
Loan	10	31	Peoria Marketplace	$0	N/A
Loan		32	Valley Springs Self Storage	$0	N/A
Loan		33	Bear Valley West Self Storage	$0	N/A
Loan		34	Gilbert Road Self Storage	$0	N/A
Loan		35	South Towers Apartments	$0	N/A
Loan		36	Shoppes of Marysville	$0	N/A
Loan	6	37	San Pedro and Vance Jackson Self Storage	$0	N/A
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh	$0	N/A
Loan		39	Right Move Aldine Westfield Self Storage	$0	N/A
Loan		40	Wall Street Industrial Center	$0	N/A

A-1-17

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				THIRD PARTY REPORTS
Property Flag	Footnotes	Loan ID	Property Name	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %
Loan	4, 5	1	101 Hudson Street	9/29/2016	8/30/2016	N/A	8/26/2016	N/A	No	N/A
Loan	4	2	Harlem USA	9/23/2016	8/3/2016	N/A	8/4/2016	N/A	No	N/A
Loan	6	3	Cole Retail Portfolio
Property		3.01	Lawton Marketplace	8/10/2016	8/18/2016	N/A	8/18/2016	N/A	No	N/A
Property		3.02	Shops at Abilene	8/10/2016	8/18/2016	N/A	8/18/2016	N/A	No	N/A
Property		3.03	Houma Crossing	8/13/2016	8/18/2016	N/A	8/18/2016	N/A	No	N/A
Loan	7	4	Marriott Albany	10/18/2016	8/17/2016	N/A	8/17/2016	N/A	No	N/A
Loan	4, 8	5	The Orchard	10/19/2016	9/22/2016	N/A	9/21/2016	9/21/2016	Yes - 4	10.00%
Loan	4, 9	6	Huntington Center	9/29/2016	8/25/2016	N/A	8/25/2016	N/A	No	N/A
Loan	4	7	One Penn Center	5/31/2016	6/3/2016	N/A	6/2/2016	N/A	No	N/A
Loan	4, 10	8	International Square	7/6/2016	6/21/2016	N/A	6/21/2016	N/A	No	N/A
Loan	4	9	Briarwood Mall	8/5/2016	7/25/2016	N/A	7/25/2016	N/A	No	N/A
Loan	4, 11	10	Fremaux Town Center	6/4/2016	5/2/2016	N/A	5/2/2016	N/A	No	N/A
Loan	4	11	American Greetings HQ	9/21/2016	9/8/2016	N/A	9/12/2016	N/A	No	N/A
Loan	4	12	Conrad Indianapolis	9/12/2016	8/10/2016	N/A	8/10/2016	N/A	No	N/A
Loan		13	Arboretum at Weston	8/31/2016	8/23/2016	N/A	8/23/2016	N/A	No	N/A
Loan	12	14	West Covina Parkway Plaza	9/12/2016	9/9/2016	N/A	9/9/2016	9/9/2016	Yes - 4	13.00%
Loan		15	Sunset Terrace Apartments	9/23/2016	5/9/2016	N/A	5/23/2016	5/5/2016	Yes - 4	15.00%
Loan		16	Holiday Inn Express Savannah - Historic District	8/10/2016	7/21/2016	N/A	7/19/2016	N/A	No	N/A
Loan	13	17	Security Public Storage - San Mateo	8/26/2016	8/31/2016	N/A	8/31/2016	8/31/2016	Yes - 4	15.00%
Loan		18	Sierra View Plaza	9/28/2016	9/12/2016	N/A	9/8/2016	9/8/2016	Yes - 4	6.00%
Loan		19	Hampton Inn & Suites Toledo Westgate	9/7/2016	9/1/2016	N/A	8/31/2016	N/A	No	N/A
Loan		20	11211 Vanowen St	8/29/2016	8/12/2016	N/A	8/12/2016	8/12/2016	Yes - 4	17.00%
Loan	14	21	Emerald Desert RV Resort	10/8/2016	9/13/2016	N/A	9/13/2016	9/13/2016	Yes - 4	14.00%
Loan	15	22	Calabasas Self Storage	9/29/2016	9/20/2016	N/A	9/20/2016	9/20/2016	Yes - 4	9.00%
Loan		23	Sun Ridge Townhomes	9/20/2016	9/8/2016	N/A	9/8/2016	9/8/2016	Yes - 4	4.00%
Loan		24	McCarran Commerce Center	8/17/2016	7/29/2016	N/A	7/13/2016	N/A	No	N/A
Loan		25	Colonnade at West Lake Houston	8/31/2016	8/16/2016	N/A	8/16/2016	N/A	No	N/A
Loan		26	Escondido RV Resort	10/4/2016	9/13/2016	N/A	9/13/2016	9/13/2016	Yes - 4	7.00%
Loan		27	Stoneridge Apartments	9/21/2016	9/21/2016	N/A	9/21/2016	N/A	No	N/A
Loan		28	Grants Pass Retail	8/22/2016	8/16/2016	N/A	8/17/2016	8/17/2016	Yes - 3	6.00%
Loan		29	Holiday Inn Express - Monroe, MI	10/3/2016	9/21/2016	N/A	9/22/2016	N/A	No	N/A
Loan		30	South Pointe Plaza - NV	9/21/2016	N/A	N/A	8/30/2016	N/A	No	N/A
Loan	10	31	Peoria Marketplace	9/27/2016	N/A	N/A	9/15/2016	N/A	No	N/A
Loan		32	Valley Springs Self Storage	9/1/2016	8/29/2016	N/A	8/29/2016	8/29/2016	Yes - 3	3.00%
Loan		33	Bear Valley West Self Storage	8/22/2016	N/A	N/A	8/4/2016	8/4/2016	Yes - 4	7.00%
Loan		34	Gilbert Road Self Storage	9/1/2016	8/23/2016	N/A	8/23/2016	N/A	No	N/A
Loan		35	South Towers Apartments	9/23/2016	5/19/2016	N/A	5/23/2016	5/19/2016	Yes - 4	11.00%
Loan		36	Shoppes of Marysville	9/19/2016	N/A	N/A	9/13/2016	N/A	No	N/A
Loan	6	37	San Pedro and Vance Jackson Self Storage
Property		37.01	San Pedro	8/29/2016	N/A	N/A	8/15/2016	N/A	No	N/A
Property		37.02	Vance Jackson	8/16/2016	N/A	N/A	8/15/2016	N/A	No	N/A
Loan		38	Rite Aid Pittsburgh	9/26/2016	9/7/2016	N/A	9/7/2016	N/A	No	N/A
Loan		39	Right Move Aldine Westfield Self Storage	5/9/2016	5/9/2016	N/A	5/10/2016	N/A	No	N/A
Loan		40	Wall Street Industrial Center	8/24/2016	7/21/2016	N/A	8/26/2016	N/A	No	N/A

A-1-18

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

				TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	4, 5	1	101 Hudson Street	$177,500,000		51.8%	3.68x	12.9%
Loan	4	2	Harlem USA	$40,000,000		55.4%	2.83x	10.0%
Loan	6	3	Cole Retail Portfolio
Property		3.01	Lawton Marketplace
Property		3.02	Shops at Abilene
Property		3.03	Houma Crossing
Loan	7	4	Marriott Albany
Loan	4, 8	5	The Orchard	$61,000,000		68.2%	1.35x	8.0%
Loan	4, 9	6	Huntington Center	$100,000,000		75.0%	1.54x	9.2%
Loan	4	7	One Penn Center	$35,000,000		74.7%	1.29x	9.5%
Loan	4, 10	8	International Square	$216,700,000	$203,300,000	59.4%	2.36x	9.5%
Loan	4	9	Briarwood Mall	$135,000,000		49.1%	3.34x	11.7%
Loan	4, 11	10	Fremaux Town Center	$42,573,875		62.8%	1.32x	9.0%
Loan	4	11	American Greetings HQ	$65,000,000	$15,000,000	71.9%	1.11x	9.2%
Loan	4	12	Conrad Indianapolis	$31,962,031		64.8%	1.71x	12.6%
Loan		13	Arboretum at Weston
Loan	12	14	West Covina Parkway Plaza
Loan		15	Sunset Terrace Apartments
Loan		16	Holiday Inn Express Savannah - Historic District
Loan	13	17	Security Public Storage - San Mateo
Loan		18	Sierra View Plaza
Loan		19	Hampton Inn & Suites Toledo Westgate
Loan		20	11211 Vanowen St
Loan	14	21	Emerald Desert RV Resort
Loan	15	22	Calabasas Self Storage
Loan		23	Sun Ridge Townhomes
Loan		24	McCarran Commerce Center
Loan		25	Colonnade at West Lake Houston
Loan		26	Escondido RV Resort
Loan		27	Stoneridge Apartments
Loan		28	Grants Pass Retail
Loan		29	Holiday Inn Express - Monroe, MI
Loan		30	South Pointe Plaza - NV
Loan	10	31	Peoria Marketplace
Loan		32	Valley Springs Self Storage
Loan		33	Bear Valley West Self Storage
Loan		34	Gilbert Road Self Storage
Loan		35	South Towers Apartments
Loan		36	Shoppes of Marysville
Loan	6	37	San Pedro and Vance Jackson Self Storage
Property		37.01	San Pedro
Property		37.02	Vance Jackson
Loan		38	Rite Aid Pittsburgh
Loan		39	Right Move Aldine Westfield Self Storage
Loan		40	Wall Street Industrial Center

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Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

MSC 2016-BNK2

Footnotes to Annex A-1

(1)	MSBNA—Morgan Stanley Bank, N.A.; BANA—Bank of America, National Association; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; WFB—Wells Fargo Bank, National Association.

(2)	The Administrative Cost Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(4)	Each of the 101 Hudson Street Mortgage Loan (Mortgage Loan No. 1), the Harlem USA Mortgage Loan (Mortgage Loan No. 2), The Orchard Mortgage Loan (Mortgage Loan No. 5), the The Huntington Center Mortgage Loan (Mortgage Loan No. 6), the One Penn Center Mortgage Loan (Mortgage Loan No. 7), the International Square Mortgage Loan (Mortgage Loan No. 8), the Briarwood Mall Mortgage Loan (Mortgage Loan No. 9), the Fremaux Town Center Mortgage Loan (Mortgage Loan No. 10), the American Greetings HQ Mortgage Loan (Mortgage Loan No. 11) and the Conrad Indianapolis Mortgage Loan (Mortgage Loan No. 12) is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”, “—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, as applicable, in the Preliminary Prospectus.

(5)	With respect to Mortgage Loan No. 1, 101 Hudson Street, the Initial Other Reserves are expected to be replaced by a letter of credit.

(6)	With respect to Mortgage Loan No. 3, Cole Retail Portfolio Mortgage Loan, and Mortgage Loan No. 37, San Pedro and Vance Jackson Self Storage Mortgage Loan, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

(7)	With respect to the Mortgage Loan No. 4, Marriott Albany, a portion of the Property consisting of an unimproved 1.16-acre parcel that is currently utilized to provide additional hotel parking is comprised of a ground leasehold interest under a ground lease from Niagara Mohawk Power Corporation and its successor lessor, National Grid. The lease was signed on April 27, 1984 and amended on June 3, 2016. The lease expires on April 30, 2034 and has a 10-year extension option. Annual ground rent payment is $10,000 per annum through April 30, 2019; and $15,000 from May 1, 2019 through April 30, 2024.

(8)	With respect to Mortgage Loan No. 5, The Orchard, the borrower has a debt service grace period of 5 days with regard to an event of default, but no more than one time per year or 3 times during loan term, Borrower shall have a grace period of 3 days following notice that payment is due and payable.

(9)	With respect to Mortgage Loan No. 6, Huntington Center, Occupancy Rate includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These tenants include Schneider Downs & Co., Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc. These tenants were underwritten as vacant. Considering these tenants vacant, Occupancy Rate would be 81.7%.

(10)	With respect to Mortgage Loan No. 8, International Square, and Mortgage Loan No. 31, Peoria Marketplace, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

(11)	With respect to Mortgage Loan No. 10, Fremaux Town Center, the Monthly TI/LC Reserve begins in June 2023 and $2,402,500 of the collections can only be used for tenants occupying space in excess of 10,000 SF.

A-1-20

(12)	With respect to Mortgage Loan No. 14, West Covina Parkway Plaza, the TI/LC Reserve Cap begins in November 2018.

(13)	With respect to Mortgage Loan No. 17, Security Public Storage - San Mateo, the Sponsors are BACO Realty Corporation; Benjamin D. Eisler and Shirley E. Eisler, individually and as Co-Trustees of the Eisler Revocable Trust; Allen Orwitz and Lea Orwitz, individually and as Co-Trustees of the Allen Orwitz and Lea Orwitz Revocable Trusts; and the Non-Recourse Carveout Guarantors are Benjamin D. Eisler and Shirley E. Eisler, individually and as Co-Trustees of the Eisler Revocable Trust; Allen Orwitz and Lea Orwitz, individually and as Co-Trustees of the Allen Orwitz and Lea Orwitz Revocable Trusts.

(14)	With respect to Mortgage Loan No. 21, Emerald Desert RV Resort, the Ongoing Other Reserve is only required from October through March each calendar year commencing in October 2017.

(15)	With respect to Mortgage Loan No. 22, Calabasas Self Storage, the Sponsors are Jan L. Currey, an individual, Jan L. Currey as Surviving Trustee ofthe Currey Family Trust UDT dated October 17, 1991, Joan Riach Gayner, an individual, and Joan Riach Gayner as Trustee of the Riach Survivor’s Trust, U/T/D dated August 26, 1991; and the Non-Recourse Carveout Guarantors are Jan L. Currey individually and as Surviving Trustee of the Currey Family Trust udt dated October 17, 1991; Joan Riach Gayner individually and as Trustee of the Riach Survivor’s Trust dated August 26, 1991; Michael Milmeister and Rochelle Milmeister individually and as Co-Trustees of the Community Trust created under the Michael Milmeister and Rochelle Milmeister Fifth Amended Inter Vivos Trust Agreement, dated March 6, 2003; Hans J. Giraud and Janet D. Giraud individually and as Co-Trustees of the Giraud Family Trust dated October 3, 1985.

A.	“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below), exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

B.	“Yield Maintenance” means a prepayment premium in an amount equal to the greater of (i) 1.0% of the portion of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term to the Open Prepayment Date each equal to the amount of interest which would be due on the portion of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Note Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” shall mean (A) for a voluntary prepayment as provided for in Section 5(a) hereof, the sum of (x) and (y) as follows or (B) for an involuntary prepayment as provided for in Section 5(b) hereof, (y) as follows alone; (x) one-half of one percent (.50%) and (y) the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Open Prepayment Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the date on which Lender applies any prepayment to the reduction of the outstanding principal amount of this Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

C.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) an amount equal to the present value as of the Prepayment Date of the

A-1-21

Calculated Payments from the Prepayment Date through the Open Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication (in its reasonable determination) to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Notwithstanding anything contained herein, the Loan may be prepaid without payment of the Yield Maintenance Premium from and after the Open Date.

D.

“Yield Maintenance Premium” shall mean, after a Loan Conversion, an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

(i) Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On any Monthly Payment Date occurring on or after the Lockout Release Date but prior to the Open Period Start Date, provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon thirty (30) days’ prior written notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole, but not in part; provided that, such prepayment is accompanied by the Yield Maintenance Premium. On and after the Open Period Start Date, provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon thirty (30) days’ prior written notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole, but not in part, without the payment of any Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”).

E.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity

A-1-22

dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, if the Loan is prepaid in accordance with Section 2.7(a) hereof, “Maturity Date” shall be replaced with “Open Period Start Date” in the definition of Periodic Treasury Yield and Yield Maintenance Premium.

F.	“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to the Applicable Percentage of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

G.

“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H. ISSelected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction ofthe outstanding principal amount ofthe Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

A-1-23

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Annex A-2

Mortgage Pool Information

Mortgage Loan Sellers

Loan Seller	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Morgan Stanley Mortgage Capital Holdings LLC	8	$230,418,551	31.8%	3.7898%	118	1.99x	10.3%	65.5%	57.1%
Wells Fargo Bank, National Association	18	$211,739,099	29.2%	4.3201%	118	1.56x	10.4%	63.6%	52.5%
Bank of America, National Association	13	$210,913,987	29.1%	3.9828%	106	2.62x	12.1%	54.9%	49.6%
Wells Fargo Bank, National Association / Bank of America, National Assocation	1	$72,500,000	10.0%	3.1170%	119	3.68x	12.9%	51.8%	51.8%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Cut-off Date Balances

Cut-off Date Balance ($)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1,832,739 - 5,000,000	11	$33,073,028	4.6%	4.4101%	116	1.74x	11.0%	56.4%	47.6%
5,000,001 - 10,000,000	7	$48,413,389	6.7%	4.0603%	114	1.94x	11.6%	63.1%	51.0%
10,000,001 - 15,000,000	5	$64,783,107	8.9%	4.2204%	119	1.80x	10.5%	62.7%	52.3%
15,000,001 - 20,000,000	3	$51,952,530	7.2%	4.3088%	119	1.60x	10.2%	61.2%	50.6%
20,000,001 - 25,000,000	3	$65,146,879	9.0%	4.3119%	119	1.52x	10.0%	64.7%	55.6%
25,000,001 - 50,000,000	9	$321,702,704	44.3%	3.9861%	110	2.18x	11.4%	62.2%	53.7%
50,000,001 - 72,500,000	2	$140,500,000	19.4%	3.2104%	119	3.27x	11.5%	53.5%	53.5%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: $1,832,739

Maximum: $72,500,000

Average: $18,139,291

A-2-1

Annex A-2

Mortgage Pool Information

States

State	No. of Mtg. Properties	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
California	13	$172,173,464	23.7%	4.167%	120	1.53x	9.0%	61.7%	51.0%
New York	2	$113,500,000	15.6%	3.667%	119	2.54x	11.6%	61.3%	55.7%
Ohio	4	$83,300,000	11.5%	4.071%	119	1.59x	10.4%	69.7%	58.6%
New Jersey	1	$72,500,000	10.0%	3.117%	119	3.68x	12.9%	51.8%	51.8%
Louisiana	2	$41,966,440	5.8%	3.781%	99	1.81x	10.1%	61.0%	48.7%
Michigan	3	$41,958,987	5.8%	3.538%	118	2.93x	12.0%	54.4%	50.0%
Pennsylvania	2	$35,030,000	4.8%	4.874%	117	1.34x	9.6%	73.0%	64.9%
District of Columbia	1	$30,000,000	4.1%	3.615%	117	4.31x	17.4%	32.6%	32.6%
Texas	6	$28,079,839	3.9%	4.110%	74	2.39x	12.5%	60.0%	54.9%
Indiana	1	$23,671,879	3.3%	4.520%	119	1.71x	12.6%	64.8%	52.6%
North Carolina	1	$21,375,000	2.9%	4.196%	120	1.48x	9.0%	74.5%	64.9%
Oklahoma	1	$19,247,253	2.7%	3.981%	59	2.99x	12.9%	56.8%	56.8%
Georgia	1	$17,952,530	2.5%	4.260%	118	1.96x	13.4%	58.9%	47.4%
Nevada	2	$11,341,245	1.6%	4.436%	119	1.48x	9.9%	64.8%	52.4%
Arizona	2	$7,225,000	1.0%	4.215%	120	1.84x	11.5%	57.2%	51.7%
Oregon	1	$6,250,000	0.9%	3.689%	119	3.43x	14.1%	46.0%	46.0%
Total:	43	$725,571,637	100.0%	3.933%	115	2.22x	11.1%	60.5%	53.1%

A-2-2

Annex A-2

Mortgage Pool Information

Property Types

Property Type	No. of Mtg. Properties	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Retail
Anchored	6	$180,102,704	24.8%	3.717%	119	1.99x	9.3%	63.0%	54.8%
Power Center	3	$46,500,000	6.4%	3.981%	59	2.99x	12.9%	56.8%	56.8%
Super Regional Mall	1	$30,000,000	4.1%	3.292%	118	3.34x	11.7%	49.1%	49.1%
Shadow Anchored	2	$23,900,000	3.3%	4.219%	119	1.38x	8.5%	55.7%	50.8%
Unanchored	3	$14,123,480	1.9%	4.209%	101	1.58x	10.9%	66.1%	53.8%
Single Tenant	1	$2,030,000	0.3%	4.450%	120	2.21x	10.5%	45.1%	45.1%
Subtotal:	16	$296,656,183	40.9%	3.784%	109	2.22x	10.1%	60.1%	54.1%
Office
CBD	4	$175,500,000	24.2%	3.632%	118	2.85x	12.2%	58.1%	54.8%
Suburban	1	$27,000,000	3.7%	4.716%	120	1.45x	10.7%	61.8%	45.9%
Subtotal:	5	$202,500,000	27.9%	3.776%	119	2.66x	12.0%	58.6%	53.6%
Hospitality
Full Service	2	$69,171,879	9.5%	4.310%	120	1.97x	13.5%	68.2%	54.9%
Limited Service	3	$36,752,530	5.1%	4.336%	119	2.02x	13.8%	62.1%	50.1%
Subtotal:	5	$105,924,409	14.6%	4.319%	119	1.99x	13.6%	66.1%	53.2%
Self Storage
Self Storage	8	$41,880,289	5.8%	4.309%	119	1.90x	10.3%	58.0%	51.6%
Subtotal:	8	$41,880,289	5.8%	4.309%	119	1.90x	10.3%	58.0%	51.6%
Multifamily
Garden	2	$24,658,987	3.4%	4.141%	120	1.46x	8.8%	65.3%	52.2%
Student Housing	1	$9,487,395	1.3%	4.010%	119	1.51x	9.0%	71.0%	56.6%
Mid Rise	1	$3,180,000	0.4%	4.269%	120	1.43x	8.7%	49.7%	39.9%
Subtotal:	4	$37,326,382	5.1%	4.118%	120	1.47x	8.8%	65.4%	52.3%
Industrial
Warehouse	1	$13,266,432	1.8%	4.480%	118	1.43x	9.2%	58.5%	47.5%
Flex	2	$9,023,983	1.2%	4.398%	107	1.53x	10.6%	68.6%	57.0%
Subtotal:	3	$22,290,415	3.1%	4.447%	113	1.47x	9.8%	62.6%	51.3%
Manufactured Housing
Manufactured Housing	2	$18,993,958	2.6%	4.000%	120	1.84x	11.7%	49.9%	36.0%
Subtotal:	2	$18,993,958	2.6%	4.000%	120	1.84x	11.7%	49.9%	36.0%

Total:	43	$725,571,637	100.0%	3.933%	115	2.22x	11.1%	60.5%	53.1%

A-2-3

Annex A-2

Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
3.1170 - 4.0000	14	$406,379,128	56.0%	3.5638%	111	2.68x	11.4%	56.7%	52.2%
4.0001 - 4.5000	19	$221,986,019	30.6%	4.2683%	119	1.67x	10.7%	65.2%	54.3%
4.5001 - 4.9000	7	$97,206,489	13.4%	4.7143%	119	1.53x	11.2%	65.6%	53.6%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 3.1170%
Maximum: 4.9000%
Weighted Average: 3.9334%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	2	$48,332,739	6.7%	3.9950%	59	2.94x	12.9%	57.3%	57.0%
84	1	$6,973,480	1.0%	3.9950%	82	1.63x	11.6%	69.0%	56.7%
120	37	$670,265,419	92.4%	3.9284%	119	2.17x	11.0%	60.7%	52.7%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 60 mos.
Maximum: 120 mos.
Weighted Average: 116 mos.

A-2-4

Annex A-2

Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
59 - 84	3	$55,306,219	7.6%	3.9950%	62	2.77x	12.7%	58.7%	57.0%
100 - 120	37	$670,265,419	92.4%	3.9284%	119	2.17x	11.0%	60.7%	52.7%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 59 mos.
Maximum: 120 mos.
Weighted Average: 115 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	8	$266,280,000	36.7%	3.4519%	108	3.31x	12.4%	51.1%	51.1%
300	7	$90,195,141	12.4%	4.1628%	115	1.57x	10.9%	59.2%	43.7%
360	25	$369,096,496	50.9%	4.2248%	119	1.59x	10.3%	67.6%	56.7%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 300 mos.
Maximum: 360 mos.
Weighted Average: 348 mos.

A-2-5

Annex A-2

Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	8	$266,280,000	36.7%	3.4519%	108	3.31x	12.4%	51.1%	51.1%
280 - 300	7	$90,195,141	12.4%	4.1628%	115	1.57x	10.9%	59.2%	43.7%
301 - 360	25	$369,096,496	50.9%	4.2248%	119	1.59x	10.3%	67.6%	56.7%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 295 mos.
Maximum: 360 mos.
Weighted Average: 348 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.29 - 1.30	1	$33,000,000	4.5%	4.9000%	117	1.29x	9.5%	74.7%	66.1%
1.31 - 1.40	5	$122,777,704	16.9%	4.0197%	119	1.35x	8.4%	64.3%	51.4%
1.41 - 1.50	7	$87,031,042	12.0%	4.4706%	119	1.45x	9.5%	64.4%	52.8%
1.51 - 1.60	3	$56,678,639	7.8%	3.7220%	119	1.53x	9.3%	73.5%	64.3%
1.61 - 1.80	8	$61,799,439	8.5%	4.2540%	113	1.71x	11.7%	63.9%	51.5%
1.81 - 2.00	3	$28,254,813	3.9%	4.2369%	119	1.95x	13.0%	54.9%	43.4%
2.01 - 2.25	5	$69,755,000	9.6%	4.2557%	120	2.10x	13.8%	67.0%	54.3%
2.26 - 2.50	1	$2,025,000	0.3%	4.5140%	120	2.29x	15.7%	39.7%	29.3%
2.51 - 3.00	3	$125,500,000	17.3%	3.6166%	97	2.87x	11.1%	56.0%	56.0%
3.01 - 4.31	4	$138,750,000	19.1%	3.2883%	118	3.73x	13.7%	46.8%	46.8%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 1.29x
Maximum: 4.31x
Weighted Average: 2.22x

A-2-6

Annex A-2

Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
32.6 - 40.0	2	$32,025,000	4.4%	3.6718%	117	4.18x	17.3%	33.0%	32.4%
40.1 - 50.0	7	$55,187,283	7.6%	3.6513%	119	2.85x	11.9%	48.5%	45.4%
50.1 - 60.0	11	$275,031,316	37.9%	3.6720%	109	2.74x	11.5%	54.9%	52.0%
60.1 - 65.0	7	$120,434,193	16.6%	4.3091%	118	1.47x	10.0%	62.9%	49.4%
65.1 - 70.0	7	$117,797,463	16.2%	4.1429%	117	1.76x	11.4%	69.2%	55.8%
70.1 - 78.8	6	$125,096,382	17.2%	4.1407%	119	1.45x	9.2%	74.7%	65.0%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 32.6%
Maximum: 78.8%
Weighted Average: 60.5%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
29.3 - 40.0	6	$57,948,958	8.0%	3.8684%	118	3.11x	14.6%	40.5%	34.4%
40.1 - 50.0	13	$181,197,345	25.0%	4.0834%	118	1.89x	10.5%	57.1%	47.1%
50.1 - 55.0	4	$138,431,489	19.1%	3.6304%	119	2.63x	11.4%	59.0%	52.7%
55.1 - 60.0	11	$230,552,119	31.8%	3.9013%	106	2.40x	11.5%	61.8%	56.2%
60.1 - 65.0	4	$44,441,726	6.1%	4.1630%	117	1.48x	9.1%	75.1%	63.5%
65.1 - 67.7	2	$73,000,000	10.1%	4.1493%	118	1.43x	9.3%	74.9%	67.0%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 29.3%
Maximum: 67.7%
Weighted Average: 53.1%

A-2-7

Annex A-2

Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Amortizing Balloon	23	$293,716,637	40.5%	4.2128%	118	1.64x	10.9%	63.6%	49.9%
Interest Only	8	$266,280,000	36.7%	3.4519%	108	3.31x	12.4%	51.1%	51.1%
Partial Interest Only	9	$165,575,000	22.8%	4.2124%	119	1.49x	9.4%	70.1%	61.7%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
8.0 - 8.0	2	$60,100,000	8.3%	4.0436%	120	1.34x	8.0%	63.5%	52.7%
8.1 - 9.0	7	$112,520,098	15.5%	4.1015%	118	1.41x	8.8%	66.8%	54.1%
9.1 - 9.5	4	$88,526,042	12.2%	4.2147%	118	1.43x	9.3%	72.2%	63.7%
9.6 - 10.0	3	$78,608,987	10.8%	3.4103%	119	2.66x	10.0%	57.5%	55.5%
10.1 - 11.0	5	$50,221,245	6.9%	4.4752%	120	1.75x	10.6%	61.3%	50.1%
11.1 - 12.0	7	$64,010,834	8.8%	3.7518%	115	2.50x	11.6%	53.1%	47.2%
12.1 - 14.0	8	$227,809,431	31.4%	3.8517%	106	2.72x	13.1%	59.4%	53.4%
14.1 - 16.0	2	$8,275,000	1.1%	3.8909%	119	3.15x	14.5%	44.5%	41.9%
16.1 - 17.4	2	$35,500,000	4.9%	3.7671%	117	3.98x	17.2%	36.0%	33.8%
Total:	40	$725,571,637	100.0%	3.9334%	115	2.22x	11.1%	60.5%	53.1%

Minimum: 8.0%
Maximum: 17.4%
Weighted Average: 11.1%

A-2-8

Annex A-2

Mortgage Pool Information

Prepayment of Collateral by Prepayment Restriction (%)(1)(2)(3)(4)

Prepayment Restrictions	November 2016	November 2017	November 2018	November 2019	November 2020
Locked Out	100.0%	100.0%	72.3%	68.4%	68.3%
Yield Maintenance Total	0.0%	0.0%	27.7%	31.6%	31.7%
Open	0.0%	0.0%	0.0%	0.0%	0.0%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$725,571,637	$720,157,388	$714,072,085	$707,590,721	$699,930,945
% Initial Pool Balance	100.0%	99.3%	98.4%	97.5%	96.5%

Prepayment Restrictions	November 2021	November 2022	November 2023	November 2024	November 2025
Locked Out	73.1%	73.0%	72.7%	72.7%	72.6%
Yield Maintenance Total	26.9%	27.0%	27.3%	27.3%	27.4%
Open	0.0%	0.0%	0.0%	0.0%	0.0%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$643,574,316	$634,016,330	$618,367,853	$608,227,919	$597,599,859
% Initial Pool Balance	88.7%	87.4%	85.2%	83.8%	82.4%

(1) The analysis is based on Structuring Assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Prospectus and a 0% CPR as discussed in the Prospectus.

(2) See description of Yield Maintenance under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” in the Prospectus and Annex A-1 to the Prospectus.

(3) Mortgage loans modeled as Yield Maintenance include mortgage loans characterized by YM1 and DEF/YM1 on Annex A-1 to the Prospectus.

(4) There may be limited exceptions to the indicated prepayment restrictions arising out of casualties, condemnations, property releases and the application of earnout reserves

A-2-9

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-3

SUMMARIES OF FIFTEEN LARGEST MORTGAGE LOANS OR GROUPS OF CROSS-

COLLATERALIZED MORTGAGE LOANS

A-3-1

MSC 2016-BNK2	101 Hudson Street

Mortgage Loan No. 1 – 101 Hudson Street

A-3-2

MSC 2016-BNK2	101 Hudson Street

Mortgage Loan No. 1 – 101 Hudson Street

101 HUDSON STREET

Floor	Tenant	SF	Expiration
40	First Data Corporation	24,179 SF	5/2026
39	First Data Corporation	24,221 SF	5/2026
38	Lehman Brothers Holdings Inc.	30,542 SF	6/2017
37	First Data Corporation	6,269 SF	5/2026
37	Mainline Information Systems	1,745 SF	2/2017
37	QH Acquisition Sub LLC	16,478 SF	4/2018
37	Start Management LLC	2,846 SF	10/2022
37	Stratacent Inc.	4,010 SF	12/2022
36	ANV Services US	1,829 SF	6/2017
36	Aspen Insurance U.S. Services	8,563 SF	11/2021
36	Hughes Hubbard & Reed LLP	4,284 SF	2/2019
36	Interactive Brokers Corp.	5,869 SF	9/2018
36	Optimer Pharmaceuticals LLC	10,141 SF	7/2018
36	United States of America-GSA	1,826 SF	3/2020
35	GBT US LLC	14,523 SF	11/2026
35	Federal Farm Credit Bank	19,225 SF	4/2026
34	GBT US LLC	35,040 SF	11/2026
33	World Business Lenders LLC	35,040 SF	1/2027
32	United States Fire Insurance	35,040 SF	7/2032
31	National Union Fire Insurance*	34,939 SF	4/2018
30	National Union Fire Insurance*	34,785 SF	4/2018
29	National Union Fire Insurance*	34,169 SF	4/2018
28	National Union Fire Insurance	34,169 SF	4/2018
27	Eltman Eltman & Cooper PC	16,902 SF	12/2025
27	First Insurance Funding Corp.	8,421 SF	9/2019
27	Insight Catastrophe Group LLC	8,626 SF	3/2025
26	Pricewaterhousecoopers LLP	33,320 SF	12/2017
25	Berkley Insurance Company	23,553 SF	2/2027
25	RMTS LLC	12,191 SF	12/2019
24	Tullett Prebon Holdings Corp.	31,686 SF	11/2023
23	Tullett Prebon Holdings Corp.	31,686 SF	11/2023
22	Trend Micro Incorporated	6,694 SF	6/2021
22	MCI Communications Services	20,698 SF	7/2023
22	Pinnacle Derivatives Group	4,168 SF	2/2026
21	HQ Global Workplaces LLC	25,557 SF	10/2024
21	Robert Half International Inc.	4,950 SF	3/2019
21	Thorogood Associates Inc.	2,344 SF	5/2020
20	National Union Fire Insurance	35,643 SF	4/2018
19	National Union Fire Insurance*	35,643 SF	4/2018
18	National Union Fire Insurance	38,507 SF	4/2018
17	Vacant	14,829 SF	
17	National Union Fire Insurance	23,678 SF	4/2018
16	Bank of America	3,163 SF	3/2027
16	Vacant Storage	326 SF	
16	Mechanical		
15	Bank of America	2,706 SF	3/2027
15	Tullett Prebon	150 SF	11/2023
15	Mechanical		
14	Bank of America	53,372 SF	3/2027
12	Argo Group US Inc.	12,573 SF	8/2022
12	Lehman Brothers Holdings Inc.	1,561 SF	6/2017
12	National Stock Exchange Inc.	13,588 SF	3/2018
12	Tullett Prebon Holdings Corp.*	37,387 SF	11/2023
11	Jeffries LLC	62,763 SF	6/2023
10	Bank of America	65,918 SF	3/2027
9	Bank of America	65,918 SF	3/2027
8	Bank of America	65,918 SF	3/2027
7	Bank of America	65,606 SF	3/2027
6	Bank of America	65,606 SF	3/2027
2 – 5	Parking Garage		
1	Vacant	6,130 SF	
1	Zaynah Restaurant Group Inc.	2,592 SF	4/2017
1	Wells Fargo Bank N.A.	3,726 SF	3/2018
1	Salsaritas	4,033 SF	1/2027
1	Martin's News Shops of NJ Inc.	843 SF	10/2016
1	ABP Corporation	3,440 SF	7/2022
1	Management Office	2,778 SF	

* See "The Property" section.

Legend: Vacant | Building | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

A-3-3

MSC 2016-BNK2	101 Hudson Street

Mortgage Loan No. 1 – 101 Hudson Street

101 Hudson Street
101 Hudson Street
Jersey City, NJ 07302
Hoboken
Stevens Institute of Technology
Hoboken Univ. Medical Center
4th St.
Clinton St.
Willow Ave.
Jackson St.
Hudson St.
Sinatra Dr.
Frank Sinatra Dr.
Newark St.
Observer Hwy.
HOBOKEN TERMINAL
Hoboken
NJ TRANSIT
HBLR
NEW JERSEY
NEW YORK
Newport Plaza
14th St.
12th St.
10th St.
8th St.
2nd St.
Grove St.
Newport
PATH
Holland Tunnel
78
Newport Centre
Newport
Newport Tower
PAVONIA/ NEWPORT
480 Washington Blvd.
Hudson Exchange
The Westin Jersey City Newport
Harsimus Cove
Hudson River
JERSEY CITY
Journal Square
Brunswick St.
Newark Ave.
Coles St.
Jersey Ave.
Luis Muñoz Marin Blvd.
NJ Turnpike Ext.
HUDSON COUNTY
Montgomery St.
Christopher Columbus Dr.
Historic Downtown
The Village
Wayne St.
Montgomery St.
York St.
Bay St.
GROVE ST
City Hall
Trump Plaza
10 Exchange Place
Harborside Plaza
Harborside Towers
Harborside
EXCHANGE PLACE
Hyatt Regency Jersey City
Exchange Place
Mary Benson Park
Grand St.
Grand St.
Grand St.
Downtown
Museum of Russian Art
Jersey City Medical Center
Jersey Avenue
Marin Blvd.
Paulus Hook
70 Greene Street
Merrill Lynch Building
77 Hudson Street
30 Hudson Street
Essex Street
Portside Towers
Liberty Towers
Korean War Veterans Mem.
Pacific Ave.
Johnston Ave.
Monitor St.
Liberty State Park
Audrey Zapp Dr.
Liberty Science Center
Phillip St.
NJ Tpke. Ext.
Empty Sky Memorial
Central Railroad of New Jersey Terminal
Freedom Way
Newark Intl. Airport 9 miles
Liberty State Park
Ellis Island Immigration Museum
Ellis Island
Upper New York Bay
Borough of Manhattan Comm. College
9A
1 World Trade Center
9/11 Memorial
WTC
Battery Park City
MANHATTAN
NY Stock Exchange
Battery Park
Brooklyn Battery Tunnel
Clifton
Lodi
Passaic
Palisades Park
BRONX
Fort Lee
Rutherford
Nutley
NEW JERSEY
MANHATTAN
Belleville
Secaucus
Astoria
LaGuardia Airport
Kearny
Union City
Weehauken
Hoboken
Long Island City
Flushing
NEWARK
NEW YORK CITY
QUEENS
JERSEY CITY
Bedford-Stuyvesant
Kew Gardens
Jamaica
Newark Liberty Intl. Airport
Elizabeth
Brooklyn Heights
Park Slope
Ozone Park
Bayonne
Upper New York Bay
BROOKLYN
Flatbush
Canarsie
Jamaica Bay
John F. Kennedy Intl. Airport
Bensonhurst
Sheepshead Bay
STATEN ISLAND
Belt Pkwy
Coney Island
Rockaway Beach
Atlantic Ocean

A-3-4

MSC 2016-BNK2	101 Hudson Street

Mortgage Loan No. 1 – 101 Hudson Street

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA/WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$72,500,000			Location:	Jersey City, NJ 07302
Cut-off Date Balance(1):	$72,500,000			General Property Type:	Office
% of Initial Pool Balance:	9.99%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Mack-Cali Realty, L.P.			Year Built/Renovated:	1992/2015
Mortgage Rate:	3.1170%			Size:	1,341,649 SF
Note Date:	9/30/2016			Cut-off Date Balance per SF(1):	$186
First Payment Date:	11/11/2016			Maturity Date Balance per SF(1):	$186
Maturity Date:	10/11/2026			Property Manager:	Mack-Cali Realty, L.P. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI(4):	$32,128,921
Prepayment Provisions:	LO (25); YM1 (88); O (7)			UW NOI Debt Yield(1):	12.9%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	12.9%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	3.68x
Additional Debt Balance(2):	$177,500,000			Most Recent NOI:	$23,104,804 (7/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$21,296,669 (12/31/2015)
Reserves(3)				3rd Most Recent NOI:	$20,587,281 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	98.3% (9/21/2016)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	90.2% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	87.0% (12/31/2014)
Recurring Replacements:	$0	Springing	N/A	Appraised Value (as of):	$482,500,000 (9/6/2016)
TI/LC:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	51.8%
Deferred Maintenance:	$104,000	$0	N/A	Maturity Date LTV Ratio(1):	51.8%
Outstanding TI/LC Reserve:	$16,270,684	$0	N/A
Rent Concession Reserve:	$2,779,153	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$250,000,000	100.0%	Loan Payoff(6):	$0	0.0%
			Reserves:	$19,153,837	7.7%
			Closing Costs:	$1,733,229	0.7%
			Return of Equity	$229,112,934	91.6%
Total Sources:	$250,000,000	100.0%	Total Uses:	$250,000,000	100.0%

(1)	The 101 Hudson Street Mortgage Loan is part of the 101 Hudson Street Whole Loan, which is comprised of five pari passu promissory notes with an aggregate principal balance of $250,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate balance of the promissory notes comprising the 101 Hudson Street Whole Loan.

(2)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debt)” below for further discussion of additional debt.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The increase in UW NOI is as a result of the increase in base rent and effective gross income from 2013 through U/W due to continued increases in occupancy from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, along with free rent burn-off and the Bank of America expansion, among others.

(5)	As of September 21, 2016, two tenants are partially dark and not currently in occupancy of 176,923 SF (13.2% of net rentable area). Most recent occupancy excluding this space is 85.1%. See “The Property” and “Cash Flow Analysis” sections.

(6)	The 101 Hudson Street Property was previously unencumbered by debt.

The Mortgage Loan. The largest mortgage loan (the “101 Hudson Street Mortgage Loan”) is part of a whole loan (the “101 Hudson Street Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $250,000,000 which are secured by a first priority fee mortgage encumbering a 1,341,649 SF office building located in Jersey City, New Jersey (the “101 Hudson Street Property”). Promissory Notes A-1-1 and A-4, in the original aggregate principal amount of $72,500,000, represent the 101 Hudson Street Mortgage Loan. Promissory Notes A-1-2, A-2, A-3 and A-5, in the aggregate original principal amount of $177,500,000, collectively represent companion loans (the “101 Hudson Street Pari Passu Companion Loans”). The 101 Hudson Street Pari Passu Companion Loan represented by Promissory Note A-1-2 in the original principal amount of $16,500,000, is currently held by Wells Fargo Bank, National Association or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. The 101 Hudson Street Pari Passu Companion Loan, represented by Promissory Note A-2 in the original principal amount of $67,500,000, is currently expected to be contributed to the WFCM 2016-C36 securitization trust. The 101 Hudson Street Pari Passu Companion Loan, represented by Promissory Note A-3 in the original principal amount of $37,250,000, is currently held by Bank of America, N.A. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. In addition, the 101 Hudson Street Pari Passu Companion Loan represented

A-3-5

MSC 2016-BNK2	101 Hudson Street

by Promissory Note A-5 in the original principal amount of $56,250,000 is currently expected to be contributed to the CGCMT 2016-C3 securitization trust.

The 101 Hudson Street Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the WFCM 2016-C36 securitization trust, and from and after the closing of the MSC 2016-BNK2 transaction, the 101 Hudson Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The 101 Hudson Street Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus. The proceeds of the 101 Hudson Street Whole Loan were used to fund reserves, pay closing costs and return equity to the 101 Hudson Street Borrower (as defined below).

The Note Summary.

Notes	Original Balance	Note Holder	Controlling Interest
A-1-1	$53,500,000	MSC 2016-BNK2(1)	Yes
A-1-2	$16,500,000	Wells Fargo Bank, National Association	No
A-2	$67,500,000	WFCM 2016-C36	No
A-3	$37,250,000	Bank of America, N.A.	No
A-4	$19,000,000	MSC 2016-BNK2(2)	No
A-5	$56,250,000	CGCMT 2016-C3	No
Total	$250,000,000

(1)	Contributed by Wells Fargo Bank, National Association.

(2)	Contributed by Bank of America, N.A.

The Borrower and the Sponsor. The borrower is 101 Hudson Realty L.L.C.,(the “101 Hudson Street Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 101 Hudson Street Whole Loan. Mack-Cali Realty, L.P. is the guarantor of certain nonrecourse carveouts under the 101 Hudson Street Whole Loan.

The sponsor is Mack-Cali Realty, L.P. (“Mack-Cali”). As of June 30, 2016, Mack-Cali (NYSE: CLI, rated BB+/Ba1/BB+ by Fitch, Moody’s and S&P) owned or had interests in 269 properties, including 142 office and 109 flex properties, totaling approximately 29.1 million SF, leased to approximately 1,700 commercial tenants, and 18 multifamily rental properties containing 5,434 residential units.

The Property. The 101 Hudson Street Property is a 42-story, class A office tower totaling approximately 1,341,649 SF located in Jersey City, New Jersey within the center of Jersey City’s Waterfront district. The 101 Hudson Street Property is the second tallest office building in Jersey City and features views of the New York City Harbor and Manhattan skyline, 17-foot ceiling heights, ground floor retail, a landscaped courtyard area and an attached 900-space parking garage resulting in a parking ratio of 0.7 spaces per 1,000 feet of rentable area. Additionally, the 101 Hudson Street Property is Wired Certified Platinum, a certification awarded to buildings with the fastest, most reliable internet connections and telecom infrastructures. Built in 1992 and renovated in 2015, the 101 Hudson Street Property features investment-grade tenancy that accounts for approximately 58.1% of net rentable area and approximately 53.0% of in-place underwritten base rent. The 101 Hudson Street Property features a diverse tenant roster comprising 39 tenants with the largest tenant, Bank of America (rated A/Baa1/BBB+ by Fitch, Moody’s and S&P), representing 28.9% of the net rentable area and 21.8% of the underwritten base rent. Bank of America executed a 10-year lease renewal in March 2016, extending their lease through March 2027. In addition to the lease extension, Bank of America expanded into an additional 53,372 SF (4.0% of net rentable area). The 101 Hudson Street Property has benefited from recent leasing activity with approximately 359,225 SF (26.8% of net rentable area) having signed a new lease or renewal since 2015. Over the past eleven years, the 101 Hudson Street Property has averaged 92.9% occupancy and as of September 21, 2016, the 101 Hudson Street Property was 98.3% occupied by 39 tenants subject to 57 leases. National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area) and Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area). Current occupancy excluding these spaces is 85.1%.

A-3-6

MSC 2016-BNK2	101 Hudson Street

The following table presents a summary regarding major tenants at the 101 Hudson Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Bank of America	A/Baa1/BBB+	388,207	28.9%	$8,641,488(4)	21.8%	$22.26(4)	3/31/2027
National Union Fire Insurance	NR/A2/A+	271,533(5)	20.2%	$8,145,990	20.5%	$30.00	4/30/2018
Tullett Prebon Holdings Corp.	BBB-/Ba1/NR	100,909(6)	7.5%	$3,132,809(4)	7.9%	$31.05(4)	11/30/2023
Jeffries LLC	BBB-/Baa3/BBB-	62,763	4.7%	$2,133,942	5.4%	$34.00	6/30/2023
First Data Corporation	CCC+/B3/B+	54,669	4.1%	$1,921,135	4.8%	$35.14	5/31/2026(7)
GBT US LLC	NR/NR/NR	49,563	3.7%	$1,920,566	4.8%	$38.75	11/30/2026
United States Fire Insurance	NR/Baa1/A-	35,040	2.6%	$1,331,520	3.4%	$38.00	7/31/2032
World Business Lenders LLC	NR/NR/NR	35,040	2.6%	$1,296,480	3.3%	$37.00	1/31/2027
Total Major Tenants		997,724	74.4%	$28,523,930	71.8%	$28.59

Other Tenants		321,566(8)	24.0%	$11,197,678	28.2%	$34.82(8)
Total Occupied Space		1,319,290(8)	98.3%	$39,721,608	100.0%	$30.11(8)
Vacant Space		22,359	1.7%
Total/Wtd. Avg.		1,341,649	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF include contractual rent steps through October 2017 totaling $1,648,952.

(4)	Annual U/W Base Rent is a triple-net rent.

(5)	National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area). See “Cash Flow Analysis” section.

(6)	Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area). See “Cash Flow Analysis” section.

(7)	First Data Corporation has the option to terminate its lease effective December 31, 2023 with required notice by June 30, 2022 and a termination fee of approximately $2,107,496.

(8)	Includes two units occupied as a management office (2,778 SF) and management storage (1,650 SF), each with no attributed underwritten base rent. The Other Tenants Annual U/W Base Rent PSF and Occupied Collateral Total Annual U/W Base Rent PSF excluding these spaces are $35.31 per SF and $30.21 per SF, respectively.

Major Tenants.

Bank of America (388,207 SF, 28.9% of NRA, 21.8% of underwritten base rent). Bank of America. leases 388,207 SF at the 101 Hudson Street Property. The lease began on April 1, 1992 and Bank of America expanded by 53,372 SF in March 2016 and has a current expiration date of March 31, 2027 for the entirety of its space, with two five-year lease renewal options. Bank of America (NYSE: BAC) is a financial institution, serving individual consumers, small and middle-market businesses and large corporations with a range of banking, investing, asset management and other financial and risk management products and services.

National Union Fire Insurance (271,533 SF, 20.2% of NRA, 20.5% of underwritten base rent). National Union Fire Insurance leases 271,533 SF at the 101 Hudson Street Property. The lease began on June 1, 2004 and has a current expiration date of April 30, 2018, with two five-year lease renewal options for 133,471 SF. National Union Fire Insurance operates as a subsidiary of American International Group, Inc. (“AIG”) (NYSE: AIG), a global insurance organization. As of December 31, 2015, AIG reported total annual revenues of approximately $58.3 billion with total assets of approximately $496.9 billion. As of September 21, 2016, National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area).

Tullett Prebon Holdings Corp. (100,909 SF, 7.5% of NRA, 7.9% of underwritten base rent). Tullett Prebon Holdings Corp. (“Tullett Prebon”) leases 100,909 SF at the 101 Hudson Street Property. The lease began on November 26, 1993 and has a current expiration date of November 30, 2023, with one five-year lease renewal option. Tullett Prebon (LSE: TLPR) is an interdealer broker operating as an intermediary in the wholesale financial and energy sectors with product areas including Fixed Income Securities and derivatives, Interest Rate Derivatives, Treasury products, Equities and Commodities. As of December 31, 2015, Tullett Prebon has offices in 24 countries and reported annual revenues of approximately £796.0 million. As of September 21, 2016, Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area).

A-3-7

MSC 2016-BNK2	101 Hudson Street

The following table presents certain information relating to the lease rollover schedule at the 101 Hudson Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM(4)	3	5,271	$7.36	0.4%	0.4%	$38,778	0.1%	0.1%
2016	0	0	$0.00	0.0%	0.4%	$0	0.0%	0.1%
2017	6	71,589	$37.01	5.3%	5.7%	$2,649,476	6.7%	6.8%
2018	14	321,335	$31.52	24.0%	29.7%	$10,127,523	25.5%	32.3%
2019	4	29,846	$36.00	2.2%	31.9%	$1,074,568	2.7%	35.0%
2020	2	4,170	$38.06	0.3%	32.2%	$158,719	0.4%	35.4%
2021	2	15,257	$36.16	1.1%	33.4%	$551,665	1.4%	36.8%
2022	5	22,869	$38.18	1.7%	35.1%	$873,064	2.2%	39.0%
2023	6	184,370	$32.53	13.7%	48.8%	$5,997,183	15.1%	54.1%
2024	2	25,557	$20.10	1.9%	50.7%	$513,696	1.3%	55.3%
2025	2	25,528	$34.00	1.9%	52.6%	$867,952	2.2%	57.5%
2026	7	127,625	$36.35	9.5%	62.1%	$4,639,147	11.7%	69.2%
2027 & Beyond	6	485,873	$25.17	36.2%	98.3%	$12,229,837	30.8%	100.0%
Vacant	0	22,359	$0.00	1.7%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	59	1,341,649	$30.11	100.0%		$39,721,608	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Weighted average UW Rent PSF Rolling excludes vacant space.

(4)	Includes two units occupied as a management office (2,778 SF) and management storage (1,650 SF), each with no attributed underwritten base rent. The Total Annual U/W Base Rent PSF excluding these spaces is $30.21 per SF.

The Market. The 101 Hudson Street Property is located in Jersey City’s Waterfront District, situated on the west side of the Hudson River across from Manhattan. The Waterfront District is comprised of a number of high-rise office buildings as well as new residential developments. According to the appraisal, there are currently 18 residential developments under construction in the Waterfront District that, if completed, are expected to bring more than 5,900 units to market by the end of 2018. The 101 Hudson Street Property is located in the ongoing development known as the Colgate Center, a 42-acre, mixed-use development. Currently, there are 3.5 million SF of office space in the Colgate Center in four office towers, plus 1,733 residential units within four properties. The 2016 population and average household income within a one-mile radius of the 101 Hudson Street Property was 48,701 and $153,350, respectively.

The Port Authority Trans-Hudson (“PATH”) system provides subway and train lines to New York City, and maintains three of its seven New Jersey train stations within the Waterfront District including the Exchange Place Station, which is located one block from the 101 Hudson Street Property. The PATH encompasses a total of 13.9 miles of rail lines and currently serves over 200,000 passengers daily. Additionally, the Hudson-Bergen Light Rail Transit System, Hudson County’s 34.1-mile light rail system, has a station directly adjacent to the 101 Hudson Street Property.

According to the appraisal, the 101 Hudson Street Property is located in the Waterfront submarket of the New Jersey office market, which is defined as the area along the Hudson River that extends from Jersey City to the George Washington Bridge. As of the second quarter of 2016, the Waterfront submarket contained approximately 19.3 million SF (12.3% of the New Jersey office market) and reported a vacancy rate of 8.7%. For that same period, the Waterfront submarket reported positive net absorption of 121,013 SF and an average asking rent of $35.33 per SF, gross.

A-3-8

MSC 2016-BNK2	101 Hudson Street

The following table reflects comparable office properties with respect to the 101 Hudson Street Property:

Competitive Property Summary
Property Name/Location	Year Built/ Renovated	Total Occupancy	Size (SF)	Tenant Name	Lease Area (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	100%	507,781	Jet.com	39,900	March 2016	12.0	$51.50	MG
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	100%	507,781	Newell Rubbermaid	99,960	March 2016	10.5	$51.00	MG
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	100%	507,781	NICE Systems	59,990	October 2015	11.0	$44.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	86%	748,005	Confidential	17,840	May 2017	10.0	$39.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	86%	748,005	Confidential	12,960	May 2017	10.0	$39.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	86%	748,005	Confidential	20,221	April 2017	10.8	$37.50	MG
Harborside Financial Center 5 Jersey City, NJ	2002/NAP	94%	977,225	Ishi Systems, Inc.	12,365	March 2013	10.6	$37.00	MG
Harborside Plaza Two Jersey City, NJ	1930/1990	63%	900,000	Zurich Insurance	64,414	August 2016	15.0	$41.00	MG
Harborside Plaza Two Jersey City, NJ	1930/1990	63%	900,000	Cardinia Real Estate	79,771	July 2016	15.0	$37.50	MG
Newport Office Tower Jersey City, NJ	1990/NAP	77%	1,099,768	FX Direct Dealer LLC	15,912	March 2016	10.7	$35.00	MG
Newport Office Tower Jersey City, NJ	1990/NAP	77%	1,099,768	Golden Pear Funding	3,842	April 2016	6.3	$38.00	MG

Source: Appraisal and a third-party market report.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 101 Hudson Street Property:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	7/31/2016 TTM(1)		UW(1)(2)	UW PSF
Base Rent	$28,311,298	$29,284,205	$30,453,201	$31,975,694		$38,568,810(3)	$28.75
Grossed Up Vacant Space	$0	$0	$0	$0		$2,098,929	$1.56
Straight Line Average Rent	$0	$0	$0	$0		$1,106,341(4)	$0.82
Percentage Rent	$381,069	$154,426	$209,962	$139,808		$204,500	$0.15
Free Rent Adjustment	($4,153,515)	($319,825)	($822,438)	($1,383,837)		$0	$0.00
Total Reimbursables	$7,856,996	$8,407,351	$7,696,085	$7,964,296		$9,584,061	$7.14
Other Income	$805,904	$702,221	$1,034,201	$1,264,812		$1,346,861	$1.00
Less Vacancy & Credit Loss	$0	$0	$0	$0		($2,098,929)(5)	($1.56)
Effective Gross Income	$33,201,752	$38,228,378	$38,571,011	$39,960,773		$50,810,573	$37.87
Total Operating Expenses	$16,691,035	$17,641,097	$17,274,342	$16,855,969		$18,681,652	$13.92
Net Operating Income	$16,510,717	$20,587,281	$21,296,669	$23,104,804		$32,128,921	$23.95
TI/LC	$0	$0	$0	$0		$2,771,771	$2.07
Capital Expenditures	$0	$0	$0	$0		$281,746	$0.21
Net Cash Flow	$16,510,717	$20,587,281	$21,296,669	$23,104,804		$29,075,403	$21.67

Occupancy	83.4%	87.0%	90.2%	98.3%	(5)(6)	95.0%
NOI DSCR(7)	2.09x	2.61x	2.70x	2.92x		4.07x
NCF DSCR(7)	2.09x	2.61x	2.70x	2.92x		3.68x
NOI Debt Yield(7)	6.6%	8.2%	8.5%	9.2%		12.9%
NCF Debt Yield(7)	6.6%	8.2%	8.5%	9.2%		11.6%

(1)	The increase in Base Rent and Effective Gross Income from 2013 through U/W was due to continued increases in occupancy from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, along with free rent burn-off and the Bank of America expansion, among others.

(2)	National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area). Additionally, Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area). Current occupancy excluding these spaces is 85.1%, and the U/W NOI DSCR and U/W NCF DSCR are 3.47x and 3.12x, respectively, and the U/W NOI DY and U/W NCF DY are 11.0% and 9.9%, respectively.

(3)	UW Base Rent includes contractual rent steps through October 2017 totaling $1,648,952.

(4)	U/W Straight Line Average Rent represents the average rent over the lease term in excess of the U/W Base Rent for the following tenants, all of which are rated investment grade by Fitch, Moody’s and/or S&P: Federal Farm Credit Banks, United States Fire Insurance, Berkley Insurance Company, MCI Communications Services, Jeffries LLC and Bank of America.

(5)	The underwritten economic vacancy is 5.0%. The 101 Hudson Street Property was 98.3% leased as of September 21, 2016.

(6)	Occupancy as of September 21, 2016.

(7)	The debt service coverage ratios and debt yields shown are based on the 101 Hudson Street Whole Loan.

A-3-9

MSC 2016-BNK2	101 Hudson Street

Escrows and Reserves. The loan documents provide for an upfront escrow at closing in the amount of $104,000 for deferred maintenance, $16,270,684 for tenant improvements and leasing commissions (“TI/LCs”) associated with eleven tenants, and $2,779,153 for rent concessions related to six tenants. The loan documents allow for the borrower to post a $19,049,837 upfront letter of credit, which encompasses the combined amount of the aforementioned reserves in lieu of any cash deposits, which is expected to happen after the 101 Hudson Street Whole Loan origination. The loan documents do not require monthly deposits for real estate taxes, TI/LCs and replacement reserves as long as (i) no event of default has occurred and is continuing and (ii) the debt service coverage ratio is at least 1.25x. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the debt service coverage ratio is at least 1.25x; (iii) the 101 Hudson Street Property is insured via an acceptable blanket insurance policy; and (iv) the borrower provides the lender with timely proof of payment of insurance premiums and renewals.

Lockbox and Cash Management. The 101 Hudson Street Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess cash flow is required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.25x. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 101 Hudson Street Property also secures the 101 Hudson Street Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $177,500,000. The promissory notes evidencing the 101 Hudson Street Pari Passu Companion Loans include Promissory Note A-1-2 in the original principal amount of $16,500,000, which is currently held by Wells Fargo Bank, National Association, or an affiliate thereof, and expected to be contributed to one or more future securitization trusts or may be otherwise transferred at any time, Promissory Note A-2 in the original principal amount of $67,500,000 which is expected to be contributed to the WFCM 2016-C36 transaction, Promissory Note A-3 in the original principal amount of $37,250,000, which is currently held by Bank of America, N.A., or an affiliate thereof, and expected to be contributed to one or more future securitization trusts or may be otherwise transferred at any time, and Promissory Note A-5 in the original principal amount of $56,250,000, which is expected to be contributed to the CGCMT 2016-C3 securitization trust. The 101 Hudson Street Pari Passu Companion Loans accrue interest at the same rate as the 101 Hudson Street Mortgage Loan. The 101 Hudson Street Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the 101 Hudson Street Pari Passu Companion Loans. The holders of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 101 Hudson Street Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The 101 Hudson Street Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 101 Hudson Street Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 101 Hudson Street Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity and subject to a cap equal to two times the premium for the casualty coverage on a stand-alone basis.

A-3-10

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A-3-11

MSC 2016-BNK2	Harlem USA

Mortgage Loan No. 2 – Harlem USA

A-3-12

MSC 2016-BNK2	Harlem USA

Mortgage Loan No. 2 – Harlem USA

Harlem USA
320-322 West 125th Street
New York, NY 10027
MANHATTAN
Hamilton Heights
Morningside Heights
Harlem
East Harlem
Upper West Side
RIVERBANK STATE PARK
Riverbank State Park Tennis Courts
Hudson River
RIVERSIDE PARK
St. Nicholas Park
Morningside Park
Marcus Garvey Park
CENTRAL PARK
North Woods
The Great Hill
Conservatory Garden
Harlem Meer
Charles A. Dana Discovery Center
Lasker Rink & Pool
Douglass Circle
The Grove School of Engineering
Shepard Hal
Morris Raphael Cohen Library
The City College of New York
Manhattanville Community Center
The Urban Assembly School for the Performing Arts
New York Public Library
Jewish Theological Seminary
Manhattan School of Music
Union Theological Seminary
The Riverside Church
Riverside Park Conservancy
Teachers College
The Gottesman Libraries
Barnard College
Columbia University
Columbia Business School
Columbia Univ. School of the Arts
Graduate School of Journalism
Lerner Hall
Butler Library
The Earth Inst.
School of Intl. and Public Affairs
Columbia Law School
Mt. Sinai St. Lukes Hospital
The Cathedral of St. John the Devine
Peace Fountain by Gregg Wyatt
Bank Street College of Education
Faison Firehouse Theater
Dwyer Cultural Center
Apollo Theater
Theresa Towers
Adam C. Powell Jr. Harlem State Office Building
National Black Theatre
Future Leaders Institute
Henry Hudson Parkway
H. Hudson Parkway
9A
Riverside Dr.
Riverside Dr. West
12th Ave.
Broadway
Amsterdam Ave.
Claremont Ave.
Hamilton Pl.
St. Nicholas Ave.
Morningside Ave.
Manhattan Ave.
Columbus Ave.
West End Ave.
Frederick Douglass Blvd.
Central Park West
Adam Clayton Powell Jr Blvd.
Malcolm X Blvd.
Mt. Morris Park West
5th Ave.
Tiemann Pl.
La Salle St.
W. 141st St.
W. 140th St.
W. 139th St.
W. 138th St.
W. 136th St.
W. 135th St.
W. 134th St.
W. 133rd St.
W. 132nd St.
W. 131st St.
W. 130th St.
W. 129th St.
W. 128th St.
W. 127th St.
W. 126th St.
W. 125th St.
W. 124th St.
W. 123rd St.
W. 122nd St.
W. 121st St.
W. 120th St.
W. 119th St.
W. 118th St.
W. 117th St.
W. 116th St.
W. 115th St.
W. 114th St.
W. 113th St.
W. 112th St.
W. 111th St.
W. 110th St.
W. 109th St.
W. 108th St.
W. 107th St.
W. 106th St.
W. 105th St.
137TH ST/ BROADWAY-CITY COLLEGE
135TH ST
125TH ST/ BROADWAY
125TH ST
125TH ST/ LENOX
116TH ST/ BROADWAY
116TH ST
116TH ST/ LENOX
110TH ST/ BROADWAY
110TH ST/ CATHEDRAL PKWY
110TH ST/ LENOX
Fort Lee
Cliffside Park
Edgewater
North Bergen
NEW JERSEY
West New York
Weehawken
Union City
Hoboken
BRONX
Washington Heights
East Harlem
MANHATTAN
Upper West Side
Upper East Side
Central Park
West Side
East Side
Midtown
Chelsea
QUEENS
Astoria
Woodside
Long Island City
Greenpoint
BROOKLYN
Williamsburg
LaGuardia Airport
East River

A-3-13

MSC 2016-BNK2	Harlem USA

Mortgage Loan No. 2 – Harlem USA

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$68,000,000			Location:	New York, NY 10027
Cut-off Date Balance(1):	$68,000,000			General Property Type:	Retail
% of Initial Pool Balance:	9.4%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Leasehold
Sponsor:	Drew Greenwald; Gotham Organization Inc.			Year Built/Renovated:	1998/2004
Mortgage Rate:	3.3100%			Size:	245,849 SF
Note Date:	9/28/2016			Cut-off Date Balance per SF(1):	$439
First Payment Date:	11/1/2016			Maturity Date Balance per SF(1):	$439
Maturity Date:	10/1/2026			Property Manager:	Urban Mark USA, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$10,757,167
Seasoning:	1 month			UW NOI Debt Yield(1):	10.0%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity(1):	10.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.83x
Additional Debt Type(2):	Pari Passu			Most Recent NOI:	$10,769,022 (6/30/2016 TTM)
Additional Debt Balance(2):	$40,000,000			2nd Most Recent NOI:	$10,587,853 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$9,646,003 (12/31/2014)
Reserves(3)				Most Recent Occupancy:	97.7% (8/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.8% (12/31/2015)
RE Tax:	$404,392	$101,098	N/A	3rd Most Recent Occupancy:	98.8% (12/31/2014)
Insurance:	$17,980	$17,980	N/A	Appraised Value (as of):	$195,000,000 (8/3/2016)
Recurring Replacements:	$0	$4,097	N/A	Cut-off Date LTV Ratio(1):	55.4%
TILC:	$0	Springing	$921,934	Maturity Date LTV Ratio(1):	55.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$108,000,000	100.0%	Loan Payoff:	$105,068,654	97.3%
			Closing Costs:	$1,460,818	1.4%
			Return of Equity:	$1,048,155	1.0%
			Reserves:	$422,373	0.4%
Total Sources:	$108,000,000	100.0%	Total Uses:	$108,000,000	100.0%

(1)	The Harlem USA Mortgage Loan is part of the Harlem USA Whole Loan, which is comprised of two pari passu promissory notes with an aggregate principal balance of $108,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Harlem USA Whole Loan.

(2)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The second largest mortgage loan (the “Harlem USA Mortgage Loan”) is part of a whole loan (the “Harlem USA Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $108,000,000, both of which are secured by a first priority leasehold mortgage encumbering a multi-tenant anchored retail property known as Harlem USA (the “Harlem USA Property”). Promissory Note A-1, in the original principal amount of $68,000,000, represents the Harlem USA Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-2, in the original principal amount of $40,000,000 (the “Harlem USA Pari Passu Companion Loan”) is expected to be contributed to the MSBAM 2016-C31 Trust. The Harlem USA Whole Loan is expected to initially be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C31 Trust, and from and after the closing of the MSC 2016-BNK2 transaction, will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Trust. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans—The Harlem USA Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the Harlem USA Whole Loan were primarily used to refinance a previous loan of approximately $105,068,654 secured by the Harlem USA Property, return equity of approximately $1,048,155 to the Harlem USA Borrower, pay closing costs and fund upfront reserves.

A-3-14

MSC 2016-BNK2	Harlem USA

The Borrower and the Sponsors. The borrower is HUSA Management Co., LLC (the “Harlem USA Borrower”), a single-purpose New York limited liability company with two independent directors in its organizational structure. The Harlem USA Borrower is owned by HUSA Operating Co., LLC (99.0%, non-managing member) and HUSA Managing Member, Inc. (1.0% managing member). HUSA Operating Co., LLC is owned by GOHUSA, LLC (50.0%, co-manager) and Grid Urban Ventures, LLC (50.0%, co-manager). GOHUSA, LLC is owned by a trust of the Picket family and is ultimately controlled by David L. Picket and Allison Fehrenbaker. Grid Urban Ventures, LLC is owned by members of the Greenwald family or trusts for their benefit (85.0%) and by employees of Grid Employee Capital, LLC (15.0%). Grid Urban Ventures, LLC is ultimately controlled by Drew Greenwald. HUSA Managing Member, Inc. is owned by David L. Picket (24.4%), Allison Fehrenbaker (23.9%), Joel I. Picket (1.8%), Drew Greenwald (21.3%), Mindy Greenwald (21.3%), Steven Sterneck (3.7%) and James Tuman (3.7%). The following individuals serve as the directors of HUSA Managing Member, Inc. and hold controlling interest in Harlem USA Borrower: Drew Greenwald, Joel I. Picket, David L. Picket and James Tuman. The Harlem USA Whole Loan non-recourse guarantors are Gotham Organization Inc. and Drew Greenwald; however, such non-recourse carveout guarantors are liable only for certain voluntary or collusive bankruptcy events of the Harlem USA Borrower. There is no separate environmental indemnitor apart from the Harlem USA Borrower for the Harlem USA Whole Loan.

The Property. The Harlem USA Property is a five-story (including a lower level), multi-tenant anchored retail property located on West 125th Street between St. Nicholas Avenue and Frederick Douglass Boulevard in the Harlem neighborhood of Upper Manhattan. Built in 1998, the Harlem USA Property is comprised of 245,849 SF and is 97.7% occupied by 13 tenants as of August 1, 2016. The majority of the retail suites are multi-level spaces located on the ground, second or lower levels. The third and fourth floors primarily comprise the Magic Johnson Theatres. The New York Sports Club leases space on the ground and fifth floors. The lower level contains retail space and building mechanical systems. The ground floor retail space has retail frontage along West 125th Street, St. Nicholas Avenue, Frederick Douglass Boulevard and West 124th Street.

The Harlem USA Property is comprised of a leasehold interest under a 124-year term ground lease which expires May 20, 2122. The current contract ground rent is $300,000 per annum through the lease expiration. The Harlem USA Borrower is also responsible for the payment of a supplemental ground rent. The supplemental ground rent is currently $250,000 and is scheduled to increase to $300,000 on January 1, 2023 and every following five-year period by $50,000.

The immediate area surrounding the Harlem USA Property consists of a combination of three to six-story walk-up multifamily buildings, mid-rise residential buildings and small to mid-rise commercial/office buildings. The Harlem USA Property is located along the primary commercial corridor within the Harlem neighborhood known as 125th Street. The retailers in the Harlem USA Property’s immediate area include a combination of national, regional and local tenants. National and regional retailers located in the immediate area include Chase Bank, Rainbow (which operates stores both at the Harlem USA Property and in the immediate area), Capital One Bank, Blink Fitness, Joe’s Crab Shack, Duane Reade, Gamestop and Rite Aid.

The area is accessible via various public buses and subways. The A, B, C and D subway lines all stop at 125th Street and Frederick Douglass Boulevard, directly across the street from the Harlem USA Property. Further east, the 4, 5 and 6 subway lines can be accessed at 125th Street and Lexington Avenue. The 2 and 3 trains are located at 125th Street and Lenox Avenue, east of the Harlem USA Property. Public bus services including M3, M10 and M60 all have stops at or near West 125th Street and Frederick Douglass Boulevard.

Major Tenants.

Magic Johnson Theatres (68,087 SF, 27.7% of NRA, 19.2% of underwritten rent). Magic Johnson Theatres leases 68,087 SF at the Harlem USA Property and operates the space as a nine-screen movie theater. The lease began June 30, 2000, has a lease expiration date of May 31, 2030 and three 5-year extension options. Magic Johnson Theatres is part of AMC Entertainment, Inc. (“AMC”). As of June 30, 2016, AMC (NYSE: AMC) owned or operated 386 theatres with 5,334 screens across the United States.

Old Navy (34,787 SF, 14.1% of NRA, 18.5% of underwritten rent). Old Navy leases 34,787 SF at the Harlem USA Property. The lease began February 1, 2011, has a lease expiration date of January 31, 2021 and one 5-year extension option. Old Navy is a subsidiary of Gap, Inc. (“Gap”), which is rated BB+/Baa2/BB+ by Fitch/Moody’s/S&P. Gap (NYSE: GPS) is a leading global apparel retail company offering apparel, accessories and personal care products for men, women and children under five brands. Gap’s clothes are available in 90 countries worldwide through 3,300 company-operated stores, almost 400 franchise stores and e-commerce sites.

K&G Fashion Superstore (23,250 SF, 9.5% of NRA, 5.4% of underwritten rent). K&G Fashion Superstore (“K&G”) leases 23,250 SF at the Harlem USA Property. The lease began March 1, 2014 and has a lease expiration date of February 28, 2019 and no extension options. K&G is a fashion retailer specializing in discounted designer clothing.

A-3-15

MSC 2016-BNK2	Harlem USA

The following table presents a summary regarding the largest tenants at the Harlem USA Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Appr. % of SF	Annual UW Rent	Annual UW Rent PSF(3)		Sales (12/31/2015)(4)
						App. % of Annual UW Rent	$	PSF(5)	Occ. Cost %(6)	Lease Expiration
Magic Johnson Theatres	NR/NR/NR	68,087	27.7%	$2,329,250	$34.21	19.2%	$8,210,848	$912,316	28.4%	5/31/2030
Old Navy	BB+/Baa2/BB+	34,787	14.1%	$2,240,000	$64.39	18.5%	$14,038,919	$404	16.0%	1/31/2021
K&G Fashion Superstore	NR/NR/NR	23,250	9.5%	$650,000	$27.96	5.4%	$4,355,049	$187	14.9%	2/28/2019
New York Sports Club	NR/NR/NR	21,993	8.9%	$412,727	$18.77	3.4%	$2,002,857	$91	20.6%	4/30/2020
Chuck E. Cheese	NR/NR/NR	19,542	7.9%	$871,200	$44.58	7.2%	$2,108,105	$108	41.3%	12/31/2021
Subtotal/Wtd. Avg.		167,659	68.2%	$6,503,177	$38.79	53.6%	$30,715,778	$183	21.2%

Other Tenants		72,590	29.5%	$5,621,555	$77.44	46.4%	$11,077,593
Vacant Space		5,600	2.3%	$0	$0.00	0.0%	$0
Total/Wtd. Avg.		245,849	100.0%	$12,124,732	$50.47	100.0%	$41,793,371

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF only include tenants reporting sales. Sales $ for Other Tenants represent sales information for Modell’s and Rainbow.

(5)	Sales PSF information for Magic Johnson Theatres is based on nine screens. Weighted average sales PSF includes Magic Johnson Theatre.

(6)	Occ. Cost % is based on Annual UW Rent. Subtotal is based on tenants reporting sales and includes top five tenants only.

The following table presents historical sales information at the Harlem USA Property:

	Historical Sales Summary(1)
	2013			2014			2015
Tenant	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)
Magic Johnson Theatres	$8,258,916	$121	28.2%	$8,183,403	$120	28.5%	$8,210,848	$121	28.4%
Old Navy	$13,872,138	$399	16.1%	$14,036,067	$403	16.0%	$14,038,919	$404	16.0%
K&G Fashion Superstore	$4,384,927	$189	14.8%	$4,501,150	$194	14.4%	$4,355,049	$187	14.9%
New York Sports Club	$1,995,912	$91	20.7%	$2,023,815	$92	20.4%	$2,002,857	$91	20.6%
Chuck E. Cheese	$2,683,298	$137	32.5%	$1,993,856	$102	43.7%	$2,108,105	$108	41.3%
Modell’s	$7,007,496	$369	14.3%	$7,265,158	$382	13.8%	$7,006,576	$369	14.3%
Rainbow	$4,286,956	$286	26.2%	$4,054,453	$270	27.7%	$4,071,017	$271	27.6%
Total/Wtd. Avg.	$42,489,643	$211		$42,057,902	$209		$41,793,371	$207

(1)	Historical sales information is based on tenants that report sales.

(2)	Occupancy Cost % calculations are based on UW Annual Rent divided by sales from the respective year.

A-3-16

MSC 2016-BNK2	Harlem USA

The following table presents certain information relating to the lease rollover at the Harlem USA Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	1	2,340	$220.00	1.0%	1.0%	$514,800	4.2%	4.2%
2019	3	36,500	$73.88	14.8%	15.8%	$2,696,590	22.2%	26.5%
2020	1	21,993	$18.77	8.9%	24.7%	$412,727	3.4%	29.9%
2021	2	54,329	$57.27	22.1%	46.8%	$3,111,200	25.7%	55.6%
2022	2	12,500	$33.21	5.1%	51.9%	$415,165	3.4%	59.0%
2023	0	0	$0.00	0.0%	51.9%	$0	0.0%	59.0%
2024	1	15,000	$75.00	6.1%	58.0%	$1,125,000	9.3%	68.3%
2025	0	0	$0.00	0.0%	58.0%	$0	0.0%	68.3%
2026	1	19,000	$52.63	7.7%	65.8%	$1,000,000	8.2%	76.5%
2027 & Beyond	2	78,587	$36.26	32.0%	97.7%	$2,849,250	23.5%	100.0%
Vacant	0	5,600	$0.00	2.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	13	245,849	$50.47	100.0%		$12,124,732	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Harlem USA Property is located on a blockthrough parcel bound by West 125th Street to the north, St. Nicholas Avenue to the west, Frederick Douglas Boulevard to the east and West 124th Street to the south in the Harlem neighborhood of Upper Manhattan. Harlem is located within the northern section of Manhattan and has traditionally been defined as the area bound by 110th Street to the south, 155th Street to the north, the Hudson River to the west and Harlem River to the east. Harlem is bordered by the neighborhoods of the Upper East and West Sides to the south, North Harlem to the north, and Manhattanville/Morningside Heights to the west.

The 125th Street retail corridor runs from Broadway to Third Avenue and is home to various national tenants located in ground floor retail spaces as well as multi-story retail centers. National tenants located in the 125th Street retail corridor include DSW Shoe Warehouse, GSA, Blink Fitness, Party City and Capital One Bank. The 125th Street retail corridor has more than 40 local and national food, fashion, sports and entertainment retailers.

According to the appraisal, located to the west of the Harlem USA Property, at the southwest corner of Lenox Avenue and West 125th Street, is a new 3-story, 161,000 SF retail development. The property is 100% leased and will be anchored by Whole Foods and Burlington Coat Factory. Other tenants include Olive Garden, American Eagle and TD Bank. The center is expected to be completed by year end 2016.

In addition, the Harlem USA Property is located adjacent to a development site at the southeast corner of West 125th Street and St. Nicholas Avenue. The site is proposed to be improved with a 2-story retail/commercial building totaling approximately 33,000 square foot of net rentable area and rooftop space. The property is expected to feature ground floor retail space, a restaurant on the second floor and a 4,000 square foot rooftop bar. No tenants have been announced.

According to the appraisal, as of spring 2016, the 125th Street retail corridor generally exhibits a vacancy rate of 5.0% and asking rent of $138 PSF. In the section of the 125th Street corridor where the Harlem USA Property is located, the appraisal reported asking rents between $70 and $390 PSF depending on size, frontage, utility and location.

A-3-17

MSC 2016-BNK2	Harlem USA

The following table presents leasing data at competitive retail properties with respect to the Harlem USA Property:

Competitive Retail Property Summary
Address in NY, NY	Cross Streets	Tenant Name	Lease Date	Lease Term (Yrs.)	Lease Area (SF)	Annual Base Rent PSF	Free Rent (mos.)	Work Letter (PSF)
200-202 East 116th St.	116th & Third Avenue	Confidential	Jul-16	10	450 Grade	$160 Grade	3	$0.00
290 Malcolm X Boulevard	Malcolm X Boulevard	City MD	Mar-16	10	3,780 Grade	$135 Grade	3	$0.00
272 West 125th Street	West 125th Street	Foot Locker	Dec-15	10	8,300 Grade 5,000 LL 13,300 Total	$150 Grade $30 LL $105 Avg.	4	$0.00
100 West 125th Street	West 125th Street & Malcom X Boulevard	American Eagle	Jul-15	10	8,500 Grade	$160 Grade	3	$20.00
281-285 Saint Nicholas Avenue	West 124th Street & St. Nicholas Avenue	Harlem Cafe	May-15	10	5,000 Grade	$110 Grade	3	$0.00
100 West 125th Street	West 125th Street & Malcom X Boulevard	Whole Foods	Feb-15	15	12,000 Grade 27,000 LL 39,000 Total	$145 Grade $35 LL $105 Avg.	6	$20.00
230 West 125th Street	West 125th Street	The North Face	Jan-15	10	15,000 Grade	$200 Grade	6	$0.00
100 West 125th Street	West 125th Street & Malcom X Boulevard	TD Bank	Feb-15	10	3,056 Grade	$165 Grade	3	$20.00
261 West 125th Street	West 125th Street	Banana Republic	Jul-14	10	8,200 Grade	$200 Grade	6	$10.00
301 West 125th Street	West 125th Street	Capital One	Feb-14	10	4,338 Grade	$200 Grade	3	$0.00
261 West 125th Street	West 125th Street	Red Lobster	Dec-12	10	1,300 Grade 8,500 2nd 9,800 Total	$180 Grade $40 2nd $59 Avg.	3	$10.00
112 West 125th Street	West 125th Street	Offering	Aug-16	15	11,750 Grade 11,750 2nd 12,500 LL 36,000 Total	$250 Grade $75 2nd $65 LL $128 Avg.	6	$0.00
313-315 West 125th Street	West 125th Street	Offering	Aug-16	10	9,580 Grade 4,500 LL 14,080 Total	$180 Grade $40 LL $135 Avg.	6	$0.00

Source: Appraisal

The following table presents leasing data at competitive movie theaters with respect to the Harlem USA Property:

Competitive Movie Theater Summary
Property Name Address, City, State	Tenant Name	Lease Area (SF)	Lease Date	Term	Number of Screens	Annual Base Rent PSF	Annual Base Rent per Screen	Lease Type
Confidential, New York	Confidential-Lease Out	30,000	Jun-16	15	8	$65.00	$262,500	Net
Confidential, New York	Confidential-Lease Out	47,617	Jun-16	20	7	$42.00	$285,714	Net
City Point Brooklyn, NY	Alamo Draft House	39,818	Jan-13	20	7	$32.00	$182,025	Net
Tanger Outlet at The Arches Deer Park, NY	Regal Cinema	63,000	May-08	20	16	$32.00	$126,000	Net
Gateway Cinemas 301 Mount Hope Avenue Rockway, NJ	Gateway Cinemas	68,000	May-07	17	12	$33.11	$187,623	Net
Pavilion Theatre Brooklyn, NY	Pavilion	33,120	Feb-05	10	10	$34.05	$112,774	Net
City Center White Plains, NY	National Amusements	80,000	Jan-02	20	15	$31.35	$167,200	Net
Waterfront at Port Chester Port Chester, NY	Loews Theatre	70,000	May-04	25	25	$28.57	$80,000	Net
One Jamaica Center Queens, NY	National Amusements	83,000	Jan-02	20	20	$26.51	$110,017	Net
AMC Loews Orpheum 7 312 West 34th Street New York, NY	Loews Theatre	100,000	Oct-01	20	7	$54.00	$771,429	Net
Regal Battery Park Stadium 102 North End Avenue New York, NY	Regal Cinema	105,000	Jan-00	20	11	$33.00	$315,000	Net

Source: Appraisal

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MSC 2016-BNK2	Harlem USA

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Harlem USA Property:

Cash Flow Analysis
	2012	2013	2014	2015	6/30/2016 TTM		UW	UW PSF
Base Rent(1)	$10,598,088	$10,567,765	$10,467,303	$11,410,518	$11,612,016		$12,600,732	$51.25
Total Recoveries	$1,393,996	$1,476,544	$1,691,146	$1,724,912	$1,793,944		$2,921,783	$11.88
Other Income(2)	$372,956	$426,476	$453,450	$502,452	$508,855		$460,793	$1.87
Discounts Concessions	$0	$0	$0	$0	$0		$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0		($717,690)	($2.92)
Effective Gross Income	$12,365,040	$12,470,785	$12,611,898	$13,637,883	$13,914,815		$15,265,618	$62.09
Total Expenses(3)	$2,447,795	$2,719,265	$2,965,895	$3,050,030	$3,145,793		$4,508,451	$18.34
Net Operating Income	$9,917,245	$9,751,520	$9,646,003	$10,587,853	$10,769,022		$10,757,167	$43.76
Capital Expenditures	$0	$0	$0	$0	$0		$48,409	$0.20
TI/LC	$0	$0	$0	$0	$0		$459,738	$1.87
Net Cash Flow	$9,917,245	$9,751,520	$9,646,003	$10,587,853	$10,769,022		$10,249,020	$41.69

Occupancy %	97.6%	95.7%	98.8%	98.8%	97.7%	(4)	95.0%
NOI DSCR(5)	2.74x	2.69x	2.66x	2.92x	2.97x		2.97x
NCF DSCR(5)	2.74x	2.69x	2.66x	2.92x	2.97x		2.83x
NOI Debt Yield(5)	9.2%	9.0%	8.9%	9.8%	10.0%		10.0%
NCF Debt Yield(5)	9.2%	9.0%	8.9%	9.8%	10.0%		9.5%

(1)	Underwritten Base Rent is based on the rent roll dated August 1, 2016 and includes rent steps totaling $194,400 through February 28, 2017 and vacancy gross up of $476,000.
(2)	Other Income includes percentage rent paid by Magic Johnson Theatres, signage revenue, license fees and miscellaneous income.

(3)	Underwritten Total Expenses include real estate taxes of $1,938,876, which is based on the year 2 estimate by the appraisal. The Harlem USA Property benefits from a real estate tax abatement through the New York City 25 year Industrial & Commercial Incentive Program (ICIP). Under the terms of such tax abatement, increases in real estate taxes will be phased in from year 17 through year 25. The appraisal simulated such increases for the term of the Harlem USA Whole Loan commencing in tax year 2015/2016 through tax year 2023/2024 and estimated that over the period from tax year 2015/2016 to 2025/2026, real estate taxes would increase from $866,895 to $4,427,327. There is no assurance that the actual tax increase will be such estimates.

(4)	Occupancy is 97.7% as of August 1, 2016.

(5)	Debt service coverage ratios and debt yields are based on the Harlem USA Whole Loan.

Escrows and Reserves. The Harlem USA Whole Loan documents provide for upfront reserves in the amount of $404,392 for real estate taxes and $17,980 for insurance premiums. The Harlem USA Borrower is required to escrow monthly: (i) 1/12th of the annual estimated real estate taxes; (ii) 1/12th of the annual estimated insurance premiums (unless the Harlem USA Borrower maintains an acceptable blanket policy) and (iii) $4,097 for replacements and repairs.

During the continuance of a Rollover Reserve Trigger Period (as defined below), the Harlem USA Borrower is required to deposit with the lender on each monthly payment date the sum of $25,609 into an escrow for tenant improvements, tenant allowances and leasing commissions. Provided no event of default is continuing under the Harlem USA Whole Loan documents, the Harlem USA Borrower’s obligation to make such monthly deposit will be suspended if the funds in such escrow are equal to or greater than $921,934, and will recommence if such funds are subsequently less than $921,934 during a Rollover Reserve Trigger Period. If a Rollover Reserve Trigger Period ceases to exist, all funds in the related escrow are required to be released to the Harlem USA Borrower.

A “Rollover Reserve Trigger Period” will commence on the earliest to occur of (i)  an event of default under the Harlem USA Whole Loan documents and (ii) the debt yield on the Harlem USA Whole Loan being equal to or less than 7.75% for one calendar quarter, and will end upon (x) with regard to any Rollover Reserve Trigger Period under clause (i) above, the cure (if applicable) of such event of default, and (y) with regard to any Rollover Reserve Trigger Period under clause (ii) above, the date that the debt yield is greater than 7.75% for two consecutive calendar quarters.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Harlem USA Whole Loan. The Harlem USA Whole Loan has springing cash management (i.e., the Harlem USA Whole Loan has cash management only after the occurrence and during the continuance of an event of default under the Harlem USA Whole Loan). So long as no event of default is continuing under the Harlem USA Whole Loan, all funds in the lockbox account are required to be swept on each business day to an operating account maintained by the Harlem USA Borrower. Upon the occurrence and during the continuance of an event of default under the Harlem USA Whole Loan, the lender has the right to direct the lockbox bank to disburse all funds then and thereafter in the lockbox account to an account held by the lender, and to apply such funds to the obligations of the Harlem USA Borrower in such order of priority as the lender shall determine in its sole discretion.

Additional Secured Indebtedness (not including trade debts). In addition to the Harlem USA Mortgage Loan, the Harlem USA Property also secures the Harlem USA Pari Passu Companion Loan. The Harlem USA Pari Passu Companion Loan accrues interest at the same rate as the Harlem USA Mortgage Loan. The Harlem USA Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Harlem USA Pari Passu Companion Loan. The holders of the Harlem USA Mortgage Loan and the Harlem USA Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Harlem USA Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The Harlem USA Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

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MSC 2016-BNK2	Harlem USA

Terrorism Insurance. The Harlem USA Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Harlem USA Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Harlem USA Property and eighteen months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or extension thereof or substantially similar program (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA. If TRIPRA is terminated or otherwise not in effect the Harlem USA Borrower is not required to pay annual premiums in excess of the TC Cap (as defined below) in order to obtain terrorism insurance coverage (but is obligated to purchase the maximum amount of such coverage available with funds equal to the TC Cap). “TC Cap” means two times the then current property insurance premium that is payable at such time in respect of the property and business interruption insurance / rental loss required under the Harlem USA Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption / rental loss insurance at the time that any terrorism insurance coverage is excluded from any policy).

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MSC 2016-BNK2	Cole Retail Portfolio

Mortgage Loan No. 3 – Cole Retail Portfolio

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MSC 2016-BNK2	Cole Retail Portfolio

Mortgage Loan No. 3 – Cole Retail Portfolio

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MSC 2016-BNK2	Cole Retail Portfolio

Mortgage Loan No. 3 – Cole Retail Portfolio

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MSC 2016-BNK2	Cole Retail Portfolio

Mortgage Loan No. 3 – Cole Retail Portfolio

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MSC 2016-BNK2	Cole Retail Portfolio

Mortgage Loan No. 3 – Cole Retail Portfolio

Fort Sill
Oklahoma City 80 miles
Sheridan Rd.
Reynolds Army Community Hospital
NW Rogers Ln.
Quanah Parker Trailway
NW Cache Rd.
Ridgecrest Shopping Center
Cache Road Square
Comanche Natl. Museum and Cultural Ctr.
NW Ferris Ave.
Museum of the Great Plains
LAWTON
Comanche County Mem. Hospital
Sheridan Mall
W. Gore Blvd.
Cameron University
SW F Ave.
Central Mall Lawton
SW Lee Blvd.
SE Lee Blvd.
Great Plains Technology Center
SW Bishop Rd.
Lawton-Fort Sill Regional Airport
COMANCHE COUNTY
Wolf Creek
East Cache Creek
Wichita Falls 47 miles
NW Goodyear Blvd.
SW 82nd St.
NW 53rd St.
SW Sheridan Rd.
SW 11th St.

JONES COUNTY
Old Anson Rd.
Tye
Hardin-Simmons University
Ambler Ave.
Hendrick Medical Ctr.
Abilene Christian University
Texas Tech Univ. Health Sciences Ctr. at Abilene
E. North 10th St.
Abilene Civic Ctr.
Center for Contemporary Arts
Frontier Texas!
The Grace Museum
ABILENE
TAYLOR COUNTY
Dyess Air Force Base
McMurry University
Abilene Zoo
Taylor County Expo Center
Abilene Regional Airport
Abilene Intl. Soccer Complex
Lytle Lake
Red Bud Park
Mall of Abilene
Rebecca Ln.
Fairway Oaks Country Club
Abilene Regional Medical Ctr.
Kirby Lake
County Rd. 314
Potosi
Dallas 179 miles

OKLAHOMA
Oklahoma City
Lawton
Abilene
Dallas
El Paso
TEXAS
Austin
Houston
Baton Rouge
New Orleans
LOUISIANA
Houma

Cole Retail Portfolio

1 Lawton Marketplace	Lawton, OK
2 Shops at Abilene	Abilene, TX
3 Houma Crossing	Houma, LA

Thibodaux 8 miles
Gray
New Orleans 50 miles
LAFOURCHE PARISH
Southland Mall
Bayou Blue
Bayou Cane
Houma Crossing
Magnolia Square
Intracoastal Waterway
Terrebonne General Medical Ctr.
HOUMA
TERREBONNE PARISH
Southdown Plantation The Terrebonne Museum
Plaza Caillou
Leonard J. Chabert Medical Ctr.
Houma-Terrebonne Airport
Industrial Blvd.
Bayou Black Dr.

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MSC 2016-BNK2	Cole Retail Portfolio

Mortgage Loan No. 3 – Cole Retail Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
Original Balance:	$46,500,000			Location:	Various
Cut-off Date Balance:	$46,500,000			General Property Type:	Retail
% of Initial Pool Balance:	6.4%			Detailed Property Type:	Power Center
Loan Purpose:	Recapitalization			Title Vesting:	Fee
Sponsor:	VEREIT, Inc.			Year Built/Renovated:	Various/NA
Mortgage Rate:	3.9810%			Size:	544,503 SF
Note Date:	9/29/2016			Cut-off Date Balance per SF:	$85
First Payment Date:	11/1/2016			Maturity Date Balance per SF:	$85
Maturity Date:	10/1/2021			Property Manager:	CREI Advisors, LLC (borrower-related)
Original Term to Maturity:	60 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$5,998,194
Seasoning:	1 month			UW NOI Debt Yield:	12.9%
Prepayment Provisions:	LO (25); YM1 (30); O (5)			UW NOI Debt Yield at Maturity:	12.9%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.99x
Additional Debt Type:	N/A			Most Recent NOI:	$6,199,362 (7/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$6,171,354 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(2):	N/A
Reserves(1)				Most Recent Occupancy:	98.0% (8/31/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	97.4% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	97.4% (12/31/2014)
Insurance:	$0	$307	N/A	Appraised Value (as of):	$81,900,000 (8/10/2016 – 8/13/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio:	56.8%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio:	56.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses(3)	Proceeds	% of Total
Loan Amount:	$46,500,000	100.0%	Loan Payoff:	$45,000,000	96.8%
			Closing Costs:	$442,347	1.0%
			Return of Equity:	$1,057,653	2.3%
Total Sources:	$46,500,000	100.0%	Total Uses:	$46,500,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.
(2)	The Cole Retail Portfolio sponsor acquired the Cole Retail Portfolio Properties in 2014, therefore prior historical information is unavailable.

(3)	The Cole Retail Portfolio sponsor acquired the Cole Retail Portfolio Properties individually in 2014 for a combined purchase price of $84,625,000 ($33,700,000 for the Lawton Marketplace Property, $26,275,000 for the Shops at Abilene Property and $24,650,000 for the Houma Crossing Property), resulting in current cash equity in the Cole Retail Portfolio Properties of $38,125,000.

The Mortgage Loan. The third largest mortgage loan (the “Cole Retail Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $46,500,000, and secured by a first priority fee mortgage encumbering three power centers known as Lawton Marketplace located in Lawton, Oklahoma (the “Lawton Marketplace Property”), Shops at Abilene located in Abilene, Texas (the “Shops at Abilene Property”) and Houma Crossing located in Houma, Louisiana (the “Houma Crossing Property”), (collectively, the “Cole Retail Portfolio Properties”).

The Borrowers and the Sponsor. The borrowers are ARCP MT Houma LA, LLC, ARCP MT Lawton OK, LLC, and ARCP MT Abilene TX, LLC (the “Cole Retail Portfolio Borrowers”), each a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with at least two independent directors. The sponsor of the Cole Retail Portfolio Mortgage Loan is VEREIT, Inc. (NYSE: VER). Prior to July 2015, VEREIT, Inc. was formerly known as American Realty Capital Properties Inc. VEREIT, Inc. is a full-service net-lease focused real estate operating company with a real estate investment segment and an investment management segment (“Cole Capital”). Through its investment management segment, VEREIT, Inc. owns and manages a portfolio of 4,291 (approximately 98.2 million SF) retail, restaurant, office and industrial properties which as of June 2016 were 97.7% leased. Through Cole Capital, VEREIT, Inc. manages approximately $7.0 billion of gross real estate investments for four non-listed REITs, including Cole Credit Property Trust V, Inc. which owns Cole Operating Partnership V, LP, the non-recourse carve out guarantor for the Cole Retail Portfolio Mortgage Loan. As of April 11, 2016, Cole Credit Property Trust V, Inc. reported owning 116 properties (approximately 2.5 million SF) in 31 states that were in aggregate 99.3% leased.

The Properties. The Cole Retail Portfolio Properties are secured by the fee interest in three cross-collateralized power centers totaling 544,503 SF located in Lawton, Oklahoma, Abilene, Texas and Houma, Louisiana. The Cole Retail Portfolio Properties were in total 98.0% leased by 55 tenants. The largest tenants within the portfolio are Academy Sports (62,168 SF, 11.4% of NRA, 8.3% of total base rent), Hobby Lobby (56,676 SF, 10.4% of NRA, 7.4% of total base rent) and Kohl’s (55,314 SF, 10.2% of NRA, 2.6% of total base rent on a pad lease). No other tenant occupies more than 5.5% of total NRA or represents more than 4.3% of total base rent within the portfolio. During the Cole Retail Portfolio Mortgage Loan term, no more than 9.7% of the total NRA expires in any given year with an aggregate of 27.8% of the total NRA expiring during the loan term.

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MSC 2016-BNK2	Cole Retail Portfolio

The Lawton Marketplace Property contains 187,965 SF across six buildings constructed in 2013 plus an additional two outparcels ground leased to McDonald’s and City National Bank. There are 1,313 surface parking spaces (6.99 per 1,000 SF). The Lawton Marketplace Property represents one of two power centers in the local area that each anchor a main retail corridor. The Lawton Marketplace Property is anchored by Academy Sports (62,168 SF), TJ Maxx (24,000 SF), PetSmart (12,328 SF) and Chuck E Cheese (12,000 SF), and shadow anchored by a Target. No other tenant at the Lawton Marketplace Property comprises more than 1.5% of the net rentable area or 2.1% of the total base rent. The Lawton Marketplace Property was 98.8% occupied as of August 31, 2016 and had a trailing twelve month net operating income of $2,423,331 as of July 31, 2016.

The Shops at Abilene Property contains 175,642 SF across four buildings constructed in 2004. There are 950 surface parking spaces (5.41 per 1,000 SF). The Shops at Abilene Property represents the only power center and the newest retail development in the local retail corridor. The Shops at Abilene Property is anchored by Ross Dress for Less (30,187 SF), TJ Maxx (27,600 SF), Michael’s (21,332 SF), PetSmart (19,107 SF), Bed Bath & Beyond (18,043 SF), Old Navy (14,806 SF), Shoe Carnival (10,000 SF) and shadow anchored by a Walmart Supercenter, Home Depot and Kohl’s. No other tenant at the Shops at Abilene Property comprises more than 1.1% of the net rentable area or 1.5% of the total base rent. The Shops at Abilene Property was 100.0% occupied as of August 31, 2016 and had a trailing twelve month net operating income of $1,950,196 as of July 31, 2016.

The Houma Crossing Property contains 180,896 SF across four buildings and was constructed in three phases from 2007 to 2012. There are 1,050 surface parking spaces (5.80 per 1,000 SF). The Houma Crossing Property is the most recently completed retail power center in its market and surrounded within one mile by other power centers, creating a major retail corridor. The Houma Crossing Property is anchored by Hobby Lobby (56,676 SF), Kohl’s (55,314 SF) and Charming Charlie’s (10,000 SF) and shadow anchored by an Academy Sports & Outdoors. No other tenant at the Houma Crossing Property comprises more than 1.8% of the net rentable area or 2.7% of the total base rent. The Houma Crossing Property was 95.2% occupied as of August 31, 2016 and had a trailing twelve month net operating income of $1,825,835 as of July 31, 2016.

The following table presents certain information relating to the Cole Retail Portfolio Properties:

Property Summary
Property Name & Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)(1)	Appraised Value	Allocated LTV
Lawton Marketplace Property 1726, 1732, 1754, 1806, 1824, 1836, 1948 and 2136 Northwest 82nd Street Lawton, Oklahoma 73505	$19,247,253	41.4%	98.8%	2013/NA	187,965	$33,900,000	56.8%

Shops at Abilene Property 4209-4225, 4241-4249 Southwest Drive and 3417-3449, 3501-3625 Catclaw Drive Abilene, Texas 79606	$14,989,011	32.2%	100.0%	2004/NA	175,642	$26,400,000	56.8%

Houma Crossing Property 1779, 1781, 1783, and 1785 Martin Luther King Boulevard Houma, Louisiana 70360	$12,263,736	26.4%	95.2%	2007-2012/NA	180,896	$21,600,000	56.8%

Total/Weighted Average	$46,500,000	100.0%	98.0%		544,503	$81,900,000	56.8%

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy relating to the Cole Retail Portfolio Properties:

Historical Occupancy
Property Name	2014	2015	8/31/2016
Lawton Marketplace Property	100.0%	98.8%	98.8%
Shops at Abilene Property	96.8%	96.6%	100.0%
Houma Crossing Property	95.4%	96.7%	95.2%
Total/Weighted Average	97.4%	97.4%	98.0%

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MSC 2016-BNK2	Cole Retail Portfolio

The following table presents certain information relating to the leases at the Cole Retail Portfolio Properties:

Major Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(2)	Tenant NRSF	% of SF	% of Portfolio SF	Annual UW Base Rent PSF	Annual Base Rent	% of Total Annual UW Base Rent	% of Total Portfolio Annual UW Base Rent	Sales PSF(3)	Occ. Cost(3)	Lease Expiration Date
Lawton Marketplace Property
Major Tenants
Academy Sports	NR/NR/NR	62,168	33.1%	11.4%	$8.75	$543,970	21.8%	8.3%	N/A	N/A	1/31/2030
TJ Maxx	NR/A2/A+	24,000	12.8%	4.4%	$9.00	$216,000	8.7%	3.3%	$214	5.7%	8/31/2023
PetSmart	NR/B1/B+	12,328	6.6%	2.3%	$14.70	$181,222	7.3%	2.8%	N/A	N/A	1/31/2024
Chuck E Cheese	NR/NR/NR	12,000	6.4%	2.2%	$11.50	$138,000	5.5%	2.1%	$102	14.5%	8/31/2023
Total Major Tenants		110,496	58.8%	20.3%	$9.77	$1,079,192	43.3%	16.6%
Non-Major Tenants		75,264	40.0%	13.8%	$18.80	$1,414,967	56.7%	21.7%
Occupied Collateral Total		185,760	98.8%	34.1%	$13.43	$2,494,159	100.0%	38.3%
Vacant Space		2,205	1.2%	0.4%
Collateral Total		187,965	100.0%	34.5%
Shops at Abilene Property
Major Tenants
Ross	NR/A3/A-	30,187	17.2%	5.5%	$9.25	$279,230	13.1%	4.3%	N/A	N/A	9/30/2031
TJ Maxx	NR/A2/A+	27,600	15.7%	5.1%	$8.00	$220,800	10.3%	3.4%	$194	6.4%	11/30/2021
Michael’s	NR/Ba2/B+	21,332	12.1%	3.9%	$10.00	$213,320	10.0%	3.3%	N/A	N/A	2/28/2019
PetSmart	NR/B1/B+	19,107	10.9%	3.5%	$13.00	$248,391	11.6%	3.8%	$428	4.0%	1/31/2020
Bed Bath & Beyond	NR/Baa1/ BBB+	18,043	10.3%	3.3%	$8.75	$157,876	7.4%	2.4%	N/A	N/A	1/31/2022
Old Navy	BB+/Baa2/BB+	14,806	8.4%	2.7%	$13.00	$192,478	9.0%	3.0%	$260	6.7%	5/31/2017
Shoe Carnival	NR/NR/NR	10,000	5.7%	1.8%	$13.00	$129,996	6.1%	2.0%	$247	7.0%	7/31/2019
Total Major Tenants		141,075	80.3%	25.9%	$10.22	$1,442,091	67.6%	22.1%
Non-Major Tenants		34,567	19.7%	6.3%	$20.03	$692,340	32.4%	10.6%
Occupied Collateral Total		175,642	100.0%	32.3%	$12.15	$2,134,431	100.0%	32.8%
Vacant Space		0	0.0%	0.0%
Collateral Total		175,642	100.0%	32.3%
Houma Crossing Property
Major Tenants
Hobby Lobby	NR/NR/NR	56,676	31.3%	10.4%	$8.50	$481,746	25.5%	7.4%	$129	8.8%	6/30/2022
Kohl’s (Pad Lease)	BBB/Baa2/BBB	55,314	30.6%	10.2%	$3.07	$170,000	9.0%	2.6%	N/A	N/A	1/31/2034
Charming Charlie’s	NR/B3/B-	10,000	5.5%	1.8%	$18.70	$187,000	9.9%	2.9%	$152	12.3%	8/31/2022
Total Major Tenants		121,990	67.4%	22.4%	$6.88	$838,746	44.4%	12.9%
Non-Major Tenants		50,218	27.8%	9.2%	$20.91	$1,049,913	55.6%	16.1%
Occupied Collateral Total		172,208	95.2%	31.6%	$10.97	$1,888,659	100.0%	29.0%
Vacant Space		8,688	4.8%	1.6%
Collateral Total		180,896	100.0%	33.2%

(1)	Information obtained from the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales PSF and Occupancy Cost are based on the year-end 2015 figures, as provided by the sponsor.

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MSC 2016-BNK2	Cole Retail Portfolio

The following table presents certain information relating to the lease rollover schedule at the Cole Retail Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of Total SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2016	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2017	2	20,206	3.7%	3.7%	$344,380	$17.04	5.3%	5.3%
2018	7	24,705	4.5%	8.2%	$488,382	$19.77	7.5%	12.8%
2019	8	52,696	9.7%	17.9%	$801,041	$15.20	12.3%	25.1%
2020	10	44,058	8.1%	26.0%	$756,717	$17.18	11.6%	36.7%
2021	6	39,125	7.2%	33.2%	$449,255	$11.48	6.9%	43.6%
2022	5	102,813	18.9%	52.1%	$1,139,674	$11.08	17.5%	61.1%
2023	4	46,100	8.5%	60.6%	$542,750	$11.77	8.3%	69.4%
2024	7	43,649	8.0%	68.6%	$788,651	$18.07	12.1%	81.5%
2025	1	3,600	0.7%	69.2%	$79,200	$22.00	1.2%	82.7%
2026	0	0	0.0%	69.2%	$0	$0.00	0.0%	82.7%
2027 and Beyond	5	156,658	28.8%	98.0%	$1,127,200	$7.20	17.3%	100.0%
Vacant	0	10,893	2.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	55	544,503	100.0%		$6,517,249	$12.21	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Markets.

Lawton, Oklahoma

The Lawton Marketplace Property is located at 1726, 1732, 1754, 1806, 1824, 1836, 1948 and 2136 Northwest 82nd Street in Lawton, Oklahoma, at the intersection of NW 82nd Street and Quanah Parker Trailway and approximately 6.1 miles west of Interstate Highway 44 connecting to the Wichita Falls metropolitan statistical area (MSA) approximately 45 miles south and the Oklahoma City MSA approximately 60 miles north. The main retail development for Lawton is located south and west of the Lawton Marketplace Property, where Quanah Parker Trailway meets Northwest Cache Road, featuring national retail anchors including Lowes, Walmart, Home Depot and Target as well as grocery anchored shopping centers, strip centers and restaurants.

According to the appraisal, the 2015 unemployment rate for Lawton was 4.3%. Major employers in the area include Fort Sill (adding two Forces Command Battalions in 2016), Goodyear Tire and Rubber Co., Comanche County Hospital Authority, Cameron University and Serco-Na. According to the appraisal, estimated 2015 population and household income within the five-mile trade area was 62,354 and $54,038, respectively. Estimated 2015 population and household income for the Lawton core-based statistical area (the “Lawton CBSA”) was 131,910 and $56,046, respectively. At the end of 2015, the Lawton CBSA had average retail sales per household of $44,584.

According to the appraisal, the surveyed retail centers in the trade area had a current vacancy of 9.2% and an average attained rental rate ranging from $17.00 to $22.00 PSF. There is no new competitive supply noted in the appraisal.

Abilene, Texas

The Shops at Abilene Property is located at 4209-4225, 4241-4249 Southwest Drive and 3417-3449, 3501-3625 Catclaw Drive in Abilene, Texas, at the intersection of Catclaw Drive and Park Central Boulevard and approximately 0.3 miles south of a primary exit from Highway 83/84 in West Texas along the Interstate 20 corridor. Adjacent to the Shops at Abilene Property is the separately owned Shops at Abilene Phase II containing a Beall’s department store and additional inline retail. Just southeast of the Shops at Abilene Property are a Target, Cinemark, Lowe’s, Office Depot and the Mall of Abilene, a 1,000,000 SF regional mall anchored by JCPenney, Dillard’s, Sears, Best Buy and Books-A-Million.

According to the appraisal the 2015 unemployment rate for Abilene was 3.7%. Major employers in the area include Dyess Air Force Base (5,610 employees), Hendrick Health System (2,869 employees), Texas Department of Criminal Justice (1,128 employees), Blue Cross/Blue Shield (1,050 employees) and Abilene Christian University (850 employees). According to the appraisal, estimated 2015 population and household income within the five-mile trade area was 97,784 and $60,937, respectively. Estimated 2015 population and household income for the Abilene CBSA was 168,953 and $60,108, respectively. At the end of 2015, the Abilene CBSA had average retail sales per household of $49,076.

According to the appraisal, the second quarter 2016 Abilene retail market for retail centers similar to the Shops at Abilene Property (Class A constructions from 2000-2009 and representing 13.0% of the overall inventory in the market) had a vacancy of 2.3% and an average quoted rental rate of $19.21 PSF. There is no new competitive supply noted in the appraisal.

Houma, Louisiana

The Houma Crossing Property is located at 1779, 1781, 1783 and 1785 Martin Luther King Boulevard in Houma, Louisiana, approximately 4.1 miles south of Highway 90, and approximately 45 miles southwest of the New Orleans MSA. Martin Luther King Boulevard represents the primary retail corridor in the region featuring national retail anchors including Target, Home Depot, Walmart Supercenter, Lowe’s, Best Buy and Bed Bath and Beyond.

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MSC 2016-BNK2	Cole Retail Portfolio

Within 2.4 miles north of the Houma Crossing Property are a Sam’s Club, Big Lots, 10-screen AMC movie theater and the Southland Mall, anchored by Dillard’s and JCPenney.

According to the appraisal, the 2015 unemployment rate for Houma was 5.6%. Major employers in the area include Gulf Island Fabrication (2,200 employees), Terrebonne General Medical Center (1,362 employees), Hercules Offshore (1,300 employees), Diocese of Houma-Thibodaux (1,100 employees) and Leonard J. Chabert Medical Center (1,011 employees). According to the appraisal, estimated 2015 population and household income within the five-mile trade area was 69,792 and $74,923, respectively. Estimated 2015 population and household income for the Houma CBSA was 212,369 and $70,744, respectively. As of the end of 2015, the Houma CBSA had average retail sales per household of $50,956.

According to the appraisal, the surveyed retail centers in the trade area totaled 1,020,125 SF with current vacancy of 4.7% and an average attained rental rate ranging from $14.95 to $19.35 PSF. There is no new competitive supply noted in the appraisal.

A-3-31

MSC 2016-BNK2	Cole Retail Portfolio

The following tables present certain information relating to the competitive retail centers to the Cole Retail Portfolio Properties:

Competitive Property Summary
Property	Type	Year Built/ Renovated	Size (SF)	Occupancy	Rent PSF	Notable Tenants	Dist. to Subject (mi.)
Lawton Marketplace Property	Power Center	2013/NA	187,965(1)	99%(1)	$13.43(2)	Academy Sports, TJ Maxx, PetSmart	N/A
Lawton Town Center	Power Center	2013/NA	207,602	93%	$20.00-25.00	Kohl’s, Dick’s Sporting Goods, Bed Bath & Beyond, JoAnn’s Fabrics	5.9
Stoneridge Centre	Convenience/Strip Center	2000/2013	17,000	78%	$20.00-25.00	Sprint, State Farm, One Main Financial, Pro Cuts	3.8
EyeMart Center	Convenience/Strip Center	2008/NA	20,146	88%	$18.00-23.00	Navy Federal Credit, EyeMart, H&R Block, Fringe Salon	3.0
Cache Road Center	Convenience/Strip Center	2016/NA	5,930	69%	$28.00-29.00	Jimmy John’s, Five Guys Burger	2.7
Cache Road Square	Community Center	1964/2014	153,540	100%	$10.00-18.00	Big Lots, Harbor Freight, Factory Connection, Planet Fitness	2.9
Shops at Tomlinson Gate	Convenience/Strip Center	2015/NA	11,342	74%	$14.00-19.00	Fusion Therapy, Edward Jones, Chic Nail Spa, First Mortgage	3.6
Cache Center	Neighborhood Center	2007/NA	30,000	63%	$18.00-20.00	PetSense, Olive Garden, Leslie’s Pool, Nail Spa	2.8
Lawton Plaza	Convenience/Strip Center	2003/NA	13,600	84%	$18.00-24.00	Cato Fashions, GameStop, Edible Arrangements	1.1
Sheridan Mall	Community Center	1966/2000	257,870	89%	$7.00-15.00	Ross, Shoe Dept., Office Depot, Its Fashion Metro	4.2
Total/Wtd. Avg. (3)			717,030	91%
Shops at Abilene Property	Power Center	2004/NA	175,642(1)	100%(1)	$12.15(2)	Ross Dress for Less, TJ Maxx, Michael’s, PetSmart, Bed Bath & Beyond, Old Navy, Shoe Carnival	N/A
Shops at Abilene Phase II	Power Center	2005/NA	62,570	83%	$22.00-29.00	Beall’s, The Children’s Place, Catherine’s, David’s Bridal	0.0
Park Central	Community Center	1985/2013	162,875	94%	$18.00-19.00	Office Max, Big Lots, Carmike Cinemas, Dollar Tree	0.0
Abilene Centre	Convenience/Strip Center	2013/NA	15,275	100%	$28.00-28.00	Mattress Firm, Tea 2 Go, Charles Schwab, Castle Nails	0.1
Catclaw Corner	Neighborhood Center	1996/NA	38,089	100%	$10.00-16.00	Sleeping Giant, UPS Store, Eyemart, Jason’s Deli	0.1
Frenchman’s Creek	Community Center	1975/1998	92,253	93%	$11.00-12.00	Hastings, Mardel, Wally’s Party Factory, Little Caesar’s	1.3
Woodhaven Center	Neighborhood Center	1986/1994	150,298	95%	$12.00-13.00	Hobby Lobby, H&R Block, Abuelo’s, Schlotzsky’s	1.4
Park Terrace	Neighborhood Center	1991/NA	105,527	96%	$12.00-13.00	HEB, Starbucks, Family Dental, Rent-A-Center	1.9
Abilene Corners	Convenience/Strip Center	2007/NA	21,600	100%	$16.00-18.00	Dollar Tree, Cato, Hibbett Sports, AT&T	6.9
Total/Wtd. Avg. (3)			648,487	94%
Houma Crossing Property	Power Center	2007-2012/NA	180,896(1)	95%(1)	$14.70(2)	Kohl’s, Hobby Lobby, Ulta Salon	N/A
Houma Shopping Center	Power Center	1995/NA	204,757	99%	$16.00-24.00	Stage, Office Depot, Marshall’s	0.4
Magnolia Square	Power Center	2004/NA	126,849	99%	$15.00-26.00	Michael’s, Ross Dress for Less, PetSmart	0.1
Houma Power Center	Power Center	1999/NA	98,586	76%	$12.00-14.00	Northern Tool, Shoe Carnival, Old Navy, Pier 1 Imports	0.4
Lowe’s Center	Power Center	1998/NA	262,173	100%	$10.00-15.00	Lowe’s Home Improvement, Bed Bath & Beyond, Ashley Furniture, Best Buy	0.3
Red Crawfish Village	Convenience/Strip Center	2013/NA	8,900	89%	$19.50-20.50	Ultimate Party Store, Neo Nail Spa, Beauty Bar, The Jambalaya Shoppe	0.5
CitiPlace	Convenience/Strip Center	2009/NA	20,750	76%	$25.00-26.00	Firehouse Subs, Moe’s Southwest Grill, Little Caesars, Orange Leaf	0.3
West Side Plaza	Neighborhood Center	2003/NA	36,598	86%	$17.00-18.00	Goodwill, GameStop, Edible Arrangements, CATO	0.1
East Side Plaza	Convenience/Strip Center	2003/NA	14,700	100%	$14.00-18.00	Payless Shoe Source, Dollar Tree, Sally Beauty Supply	4.6
Plaza Caillou	Neighborhood Center	1984/NA	78,950	89%	$12.00-14.00	Save-A-Lot, CitiTrends, Dollar General, Little Caesars	4.3
Lynn Park	Community Center	1993/NA	167,862	100%	$9.00-18.00	Cannata’s, Dollar General, Family Dollar, Stage	4.8
Total/Wtd. Avg. (3)			1,020,125	95%

Source: Appraisal

(1)	Information obtained from the underwritten rent roll.

(2)	Rent PSF represents the weighted average rent PSF excluding pad leases.

(3)	Total/Wtd. Avg. excludes the respective Cole Retail Portfolio Property

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MSC 2016-BNK2	Cole Retail Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Cole Retail Portfolio Properties:

Cash Flow Analysis
	2014(1)	2015	7/31/2016 TTM	UW	UW PSF
Base Rent(2)	N/A	$6,457,555	$6,418,739	$6,693,976	$12.29
Total Recoveries	N/A	$1,476,038	$1,622,325	$1,770,078	$3.25
Other Income	N/A	$19,390	$30,017	$5,782	$0.01
Less Vacancy	N/A	$0	$0	($423,203)	(5.0%)
Effective Gross Income	N/A	$7,952,983	$8,071,081	$8,046,633	$14.78
Total Operating Expenses	N/A	$1,781,629	$1,871,719	$2,048,439	$3.76
Net Operating Income	N/A	$6,171,354	$6,199,362	$5,998,195	$11.02
Capital Expenditures	N/A	$0	$0	$108,900	$0.20
TI/LC	N/A	$0	$0	$272,252	$0.50
Net Cash Flow	N/A	$6,171,354	$6,199,362	$5,617,043	$10.32

Occupancy %	N/A	97.4%	98.0%(3)
NOI DSCR	N/A	3.29x	3.30x	3.20x
NCF DSCR	N/A	3.29x	3.30x	2.99x
NOI Debt Yield	N/A	13.3%	13.3%	12.9%
NCF Debt Yield	N/A	13.3%	13.3%	12.1%

(1)	The Cole Retail Portfolio was acquired in 2014, therefore historical information is not available.

(2)	Base Rent is underwritten based on signed leases and the in-place rent as of August 31, 2016 with contractual rent steps taken through October 2017.

(3)	Occupancy as of August 31, 2016.

Escrows and Reserves. So long as the Cole Retail Portfolio Borrowers provide evidence of taxes being paid prior to delinquency, monthly deposits for taxes will be waived. So long as the Cole Retail Portfolio Borrowers provide evidence of the Cole Retail Portfolio Properties being covered by a blanket insurance policy and property and liability insurance premiums being paid prior to delinquency, monthly deposits for property and liability insurance premiums will be waived. The Cole Retail Portfolio Borrowers are required to deposit monthly 1/12th of the estimated annual premiums for flood insurance currently equal to $307. At any time that the debt service coverage ratio for the Cole Retail Portfolio Mortgage Loan falls below 1.50x, the Cole Retail Portfolio Borrowers will be required to escrow monthly (i) $9,075 for replacement reserves and (ii) $20,419 for TI/LC reserves.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Cole Retail Portfolio Mortgage Loan. The Cole Retail Portfolio Mortgage Loan has springing cash management (i.e. the Cole Retail Portfolio Mortgage Loan has cash management only after the initial occurrence, and during the continuance, of a Cash Sweep Period (as defined below). During the continuance of a Cash Sweep Period, all sums on deposit in the lockbox account are required to be swept into a cash management account for the payment of, among other things, debt service, monthly escrows and operating expenses pursuant to an approved annual budget. Also during the continuance of a Cash Sweep Period, the Cole Retail Portfolio Mortgage Loan documents require all excess cash to be deposited with the lender to be held as additional security for the Cole Retail Portfolio Mortgage Loan.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) a bankruptcy action involving the Cole Retail Portfolio Mortgage Loan guarantor, or (iii) the debt service coverage ratio based on a trailing six month basis falling below 1.35x. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default, in regard to clause (ii) above, the Cole Retail Portfolio Mortgage Loan guarantor is no longer involved in any bankruptcy action, or in regard to clause (iii) above, upon the date the debt service coverage ratio based on a trailing six month basis is greater than or equal to 1.35x or the Cole Retail Portfolio Borrowers provide a letter of credit in the face amount of at least $4,000,000, unless the Cash Sweep Period is continuing pursuant to any one of the other clauses.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Cole Retail Portfolio Borrowers are required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers acts of terrorism, provided that the Cole Retail Portfolio Mortgage Loan documents provide for an annual terrorism premium cap of two times the cost of the premium for separate “All Risk” or “Special Form” property insurance for the Cole Retail Portfolio Properties (without giving effect to the cost of the earthquake component of such coverage) on a stand-alone basis.

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MSC 2016-BNK2	Marriott Albany

Mortgage Loan No. 4 – Marriott Albany

A-3-34

MSC 2016-BNK2	Marriott Albany

Mortgage Loan No. 4 – Marriott Albany

Marriott Albany
189 Wolf Road
Albany, NY 12205
Albany International Airport
SARATOGA COUNTY
Mohawk River
River Rd
Mill Road Acres Golf Course
Troy-Schenectady Rd
Peter Harris Plaza
Forts Ferry Rd
New Loudon Rd
Cohoes
Crossroads Center
Latham Center
Latham Farms
New London Hills Plaza
Boght Rd
Haswell Rd
Latham
Latham Circle Mall
Watervliet Shaker Rd
Troy-Schnectady Rd
Watervliet
Newtonville
Schuyler Meadows Club
Siena College
Albany Shaker Rd
Old Niskayuna Rd
Lincoln Ave
The Crossings of Colonie
Colonie
Colonie Center
ALBANY COUNTY
Loudonville
Syracuse 135 miles
New Karner Rd
AMTRAK
NYS Thruway
Lincoln Ave
Northway Shopping Center
Central Ave
Sand Creek Rd
Osborne Rd
Broadway
Albany Pine Bush State Unique Park
Fuller Rd
Roessleville
Crossgates Commons
Everett Rd
Loudon Rd
Menands
Western Ave
Crossgates Mall
College of Nanoscale Science and Engineering
State University of New York at Albany
State Police Academy
Wolferts Roost Country Club
Westmere
West Gate Plaza
NY State Office Complex
ALBANY
Albany Memorial Hospital
Hudson River
Johnston Rd
McKownville
Russell Rd
Washington Ave
Tivoli Park
Krumkill Rd
Univ. at Albany Alumni Quad
Univ. at Albany Downtown Campus
Clinton Ave
Allen St
College of St. Rose
Maria College
New Scotland Ave
Albany Medical Center Hospital
Washington Park
State Capitol
Empire State Plaza
The Egg
Downtown
Saint Peter's Hospital
Albany Law School
Stratton VA Medical Center
NYS Museum
Lincoln Park
Times Union Center
Rensselaer
New Scotland Rd
Normanside Country Club
ALBANY/RENSSELAER AMTRAK
3rd Ave Ext
Delaware Ave
2nd Ave
Slingerlands Bypass
RENSSELAER COUNTY
Hampton Manor
Slingerlands
N.Y. City 150 miles
Amsterdam
Saratoga Springs
VERMONT
Bennington
Brattleboro
Schenectady
Troy
Albany Intl. Airport
Rensselaer
Albany
North Adams
Greenfield
Oneonta
Pittsfield
MASSACHUSETTS
Northampton
NEW YORK
Holyoke
CATSKILL MOUNTAINS
Hudson
SPRINGFIELD
CATSKILL STATE PARK
Kingston
CONNECTICUT
Torrington
HARTFORD
Liberty
New Paltz
Monticello
Highland
Poughkeepsie
Waterbury
Newburgh
Middletown
Naugatuck
Beacon
Carmel
Middletown
West Point
Danbury
NEW HAVEN
PENN.
Peekskill
Warwick
BRIDGEPORT
Spring Valley
NEW JERSEY
White Plains
Norwalk
Long Island Sound
East Stroudsburg
Stamford
YONKERS
Riverhead
Glen Cove
Morristown
NEW YORK

A-3-35

MSC 2016-BNK2	Marriott Albany

Mortgage Loan No. 4 – Marriott Albany

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$45,500,000			Location:	Albany, NY 12205
Cut-off Date Balance:	$45,500,000			General Property Type:	Hospitality
% of Initial Pool Balance:	6.3%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting:	Fee / Leasehold
Sponsor:	Columbia Sussex			Year Built/Renovated:	1985/2007
Mortgage Rate:	4.2000%			Size:	359 Rooms
Note Date:	10/21/2016			Cut-off Date Balance per Room:	$126,741
First Payment Date:	12/1/2016			Maturity Date Balance per Room:	$101,638
Maturity Date:	11/1/2026			Property Manager:	Columbia Sussex Corporation (borrower-affiliate)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	0 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI:	$6,362,771
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield:	14.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	17.4%
Additional Debt Type:	N/A			UW NCF DSCR:	2.11x
Additional Debt Balance:	N/A			Most Recent NOI:	$6,432,110 (8/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$6,970,553 (12/31/2015)
Reserves(1)				3rd Most Recent NOI:	$7,166,135 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	62.9% (8/31/2016)
RE Tax:	$120,833	$60,417	N/A	2nd Most Recent Occupancy:	65.8% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	68.7% (12/31/2014)
Recurring Replacements:	$0	$75,495	N/A	Appraised Value (as of):	65,000,000 (8/9/2016)
PIP:	$0	Springing	N/A	Cut-off Date LTV Ratio:	70.0%
CapEx:	$3,000,000	N/A	N/A	Maturity Date LTV Ratio:	56.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$45,500,000	77.1%	Payoff Amount:	$55,283,280	93.7%
Borrower Equity:	$13,479,329	22.9%	Reserves:	$3,120,833	5.3%
			Closing Costs:	$575,216	1.0%
Total Sources:	$58,979,329	100.0%	Total Uses:	$58,979,329	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The fourth largest mortgage loan (the “Marriott Albany Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $45,500,000 secured by a fee and leasehold mortgage encumbering a full service hospitality property known as the Marriott Albany in Albany, New York (the “Marriott Albany Property”). The proceeds of the Marriott Albany Mortgage Loan along with borrower equity of $13,479,329 were used to refinance the Marriott Albany Property and fund reserves. The previous mortgage loan secured by the Marriott Albany Property was securitized in the JPMCC 2007-CB18 securitization.

The Borrower and the Sponsor. The borrower is CS Albany Realty, LLC (the “Marriott Albany Borrower”), a special-purpose, newly formed Delaware limited liability company with two independent directors. Legal counsel to the Marriott Albany Borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Albany Mortgage Loan. The Marriott Albany Borrower is 52% owned by CS Hotels Limited Partnership and 48% owned by Sussex Holdings, LLC, both of which are controlled by Columbia Sussex Corporation and are wholly owned by William J. Yung III, the CEO of and President of the Columbia Sussex Corporation, and various other Yung family members or trusts. CSC Holdings, LLC is the managing member of Columbia Sussex Corporation. CSC Holdings, LLC and Columbia Sussex Corporation serve as the nonrecourse carve-out guarantors.

Founded in 1972, Columbia Sussex Corporation is a private hotel company based in Crestview Hills, Kentucky and presently owns 39 hotels encompassing nearly 12,800 keys under various Marriott, Hilton and Starwood flags.

The Property. The Marriott Albany Property is an eight-story, full service hotel located in Albany, New York. The Marriott Albany Property contains 359 rooms, including 134 king rooms, 218 double/double rooms, three one-bedroom suites and four two-bedroom suites. Guestrooms are located on floors two through eight, with the seventh and eighth floors being the concierge levels. There are 667 parking spaces located in a two-story parking garage and surface parking areas. Amenities include a full service restaurant, a lounge, a gift shop, an outdoor pool and an indoor pool, a fitness center, a business center and seven meeting rooms totaling approximately 15,556 SF of meeting space. Laundry service is also available to guests staying at the Marriott Albany Property. Guestrooms are equipped with flat-screen televisions, working desks with lamp, chairs, telephones, upholstered seating, coffee tables, floor lamps, individual climate control, full bath amenities, coffee maker, iron/ironing board, hair dryer and an alarm clock radio. The Marriott Albany Property was constructed in 1985 and renovated in 2007 when guestrooms and public spaces were extensively renovated. In addition, the Marriott

A-3-36

MSC 2016-BNK2	Marriott Albany

Albany Property underwent an approximately $2,424,291 ($6,753 per room) repair and upgrade between 2013 and mid-year 2016. The work included mostly back-of-the-house upgrades but also public area upgrades and structured parking upgrades. The Marriott Albany Borrower has also budgeted $3,000,000 ($8,357 per room) for capital improvements in 2016/2017, which amount has been reserved under the Marriott Albany Mortgage Loan. Work is expected to mostly include replacement of HVAC units, bathroom upgrades, soft goods replacement and public/meeting space upgrade.

A portion of the Marriott Albany Property consisting of an unimproved 1.16-acre parcel that is currently utilized to provide additional hotel parking is comprised of a ground leasehold interest under a ground lease from Niagara Mohawk Power Corporation and its successor lessor, National Grid. The lease was signed on April 27, 1984 and amended on June 3, 2016. The lease expires on April 30, 2034 and has a 10-year extension option. Annual ground rent payment is $10,000 per annum through April 30, 2019; and $15,000 from May 1, 2019 through April 30, 2024.

The Marriott Albany Property operates under a 20-year franchise agreement with Marriott International, Inc. that expires on January 27, 2026 with no extension options. See Franchise Expiration Event (as defined below).

According to the appraisal, the Marriott Albany Property generated approximately 51% of its room nights from commercial demand, 31% from meeting and group demand, 15% from leisure demand and 3% from contract demand in 2015.

Historical Occupancy, ADR, RevPAR
	Competitive Set			Marriott Albany Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2014 TTM	75.3%	$124.13	$93.47	70.1%	$139.44	$97.72	93.1%	112.3%	104.5%
8/31/2015 TTM	74.0%	$130.11	$96.32	65.7%	$147.84	$97.19	88.8%	113.6%	100.9%
8/31/2016 TTM	68.0%	$129.65	$88.21	62.9%	$142.18	$89.43	92.5%	109.7%	101.4%

Source: Industry Report dated September 19, 2016. Competitive Set includes Radisson Hotel Albany, Hilton Albany, Hilton Garden Inn Albany Airport, Homewood Suites Albany, Hilton Garden Inn Albany Medical Center and Hilton Garden Inn Albany SUNY Area.

The Market. The Marriott Albany Property is located in Albany, Albany County, New York, in the Albany-Schenectady Combined Statistical Area (CSA). The Albany-Schenectady CSA is located in the eastern part of New York State, approximately 160 miles north of New York City. The Marriott Albany Property is situated in the downtown Albany area along Wolf Road, a major thoroughfare connecting to Interstate 87 which extends to Saratoga Springs, New York in the north and to New York City in the south, and to Interstate 90 which extends to Buffalo, New York in the west and Boston, Massachusetts in the east. Albany International Airport is located within two miles to the north. The immediate area surrounding the Marriott Albany Property is characterized by hotels, office buildings, restaurants and retail shopping centers along the primary thoroughfares; with residential areas located along the secondary roadways. Some retail businesses in the area include the Colonie Center Mall, Pioneer Bank, Times Union and Wolf Road Shoppers Park. Restaurants located nearby include Bonefish Grill, the Cheesecake Factory, Romano’s Macaroni Grill and P.F. Chang’s. Employers in the Albany area include Albany Medical Center, General Electric, Rensselaer Polytechnic Institute and Wal-Mart Stores, Inc. In addition to existing convention spaces at Empire State Plaza Convention Center and Times Union Center, the City of Albany is in the process of building a new $78 million convention center. The new convention center is scheduled for completion in early 2017 and will be located approximately 7.5 miles southeast of the Marriott Albany Property.

Primary competitive properties to the Marriott Albany Property are shown in the table below:

Property Competitive Summary
Property Name	No. of Rooms	Year Built / Year Renovated	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Contract	2015 Occ.	2015 ADR	2015 RevPAR
Marriott Albany	359	1985 / 2007	17,556	51%	31%	15%	3%	65.8%	$146.68	$96.50
Radisson Hotel Albany	312	1975 / 2015	13,154	25%	40%	20%	15%	60.0% - 65.0%	$105 - $110	$60 - $65
The Desmond Hotel & Conference Center	324	1974 / 2015	17,278	20%	60%	10%	10%	45.0% - 50.0%	$130 - $140	$60 - $65
Renaissance Albany Hotel(1)	203	2015 / NAV	8,160	40%	30%	20%	10%	20.0% - 25.0%	$170 - $180	$35 - $40
Hilton Albany	385	1981 / 2016	18,659	25%	35%	15%	25%	70.0% - 75.0%	$125 - $130	$95 - $100

Source: Appraisal

(1)	Renaissance Albany Hotel opened in the fourth quarter of 2015.
A-3-37

MSC 2016-BNK2	Marriott Albany

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Marriott Albany Property.

Cash Flow Analysis
	2011	2012	2013	2014	2015	8/31/2016 TTM	UW	UW per Room
Occupancy	70.5%	67.2%	67.6%	68.7%	65.8%	62.9%	62.9%
ADR	$134.70	$141.29	$140.38	$142.94	$146.68	$142.17	$142.17
RevPAR	$94.91	$94.98	$94.87	$98.16	$96.50	$89.43	$89.43

Rooms Revenue(1)	$12,436,152	$12,479,405	$12,431,830	$12,862,904	$12,644,635	$11,750,381	$11,718,276	$32,641
Food & Beverage	$5,753,537	$5,853,064	$5,943,639	$6,335,319	$6,051,272	$6,275,599	$6,258,453	$17,433
Other Income	$249,074	$209,789	$178,992	$163,165	$143,074	$142,228	$141,840	$395
Total Revenue	$18,438,763	$18,542,258	$18,554,461	$19,361,388	$18,838,981	$18,168,208	$18,118,569	$50,470
Total Expenses	$12,385,950	$12,068,367	$11,925,493	$12,195,253	$11,868,428	$11,736,098	$11,755,798	$32,746
Net Op. Income	$6,052,813	$6,473,891	$6,628,968	$7,166,135	$6,970,553	$6,432,110	$6,362,771	$17,724
FF&E	$737,551	$741,690	$742,178	$774,456	$753,559	$726,728	$724,743	$2,019
Net Cash Flow	$5,315,262	$5,732,201	$5,886,790	$6,391,679	$6,216,994	$5,705,382	$5,638,028	$15,705

NOI DSCR	2.27x	2.42x	2.48x	2.68x	2.61x	2.41x	2.38x
NCF DSCR	1.99x	2.15x	2.20x	2.39x	2.33x	2.14x	2.11x
NOI Debt Yield	13.3%	14.2%	14.6%	15.7%	15.3%	14.1%	14.0%
NCF Debt Yield	11.7%	12.6%	12.9%	14.0%	13.7%	12.5%	12.4%

(1)	Rooms Revenue decreased from 2015 to 8/31/2016 TTM due to (i) the opening of the Renaissance Albany Hotel in the fourth quarter of 2015 and (ii) the loss of leisure segment in the summer months of 2016 as a result of the opening of several select service properties.

Escrows and Reserves. The Marriott Albany Mortgage Loan documents provide for upfront reserves in the amount of $120,833 for real estate taxes and $3,000,000 on account of capital improvements required under the loan agreement (including replacement of HVAC units, bathroom upgrades, soft goods replacement and public/meeting space upgrades) (the “Scheduled CapEx Funds”); provided that the Marriott Albany Borrower has the right at any time to deliver a letter of credit in lieu of the Scheduled CapEx Funds. The Marriott Albany Borrower is required to escrow monthly 1/12th of the annual estimated real estate taxes and 1/12 of the annual estimated insurance premiums (unless the Marriott Albany Borrower maintains an acceptable blanket policy). The Marriott Albany Borrower is required to make monthly deposits into an escrow for FF&E equal to the greater of (i) 1/12 of 5.00% of the gross operating income for the Marriott Albany Property for the preceding calendar year (which is $75,495 per month for the balance of 2016 and to be adjusted annually by the lender in January of each subsequent year) and (ii) the amount (if any) of the deposit required by the franchisor for the Marriott Albany Property on account of FF&E pursuant to the related franchise agreement.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Marriott Albany Mortgage Loan. The Marriott Albany Mortgage Loan has springing cash management (i.e. the Marriott Albany Mortgage Loan has cash management only after the initial occurrence and during the continuance of a Cash Sweep Event Period (as defined below)). So long as no Cash Sweep Event Period has occurred and is continuing, funds in the lockbox account are required to be swept on a periodic basis to an account designated by the Marriott Albany Borrower. Upon the occurrence and during the continuance of a Cash Sweep Event Period, the Marriott Albany Borrower is required to cooperate with the lender to establish a cash management account, and funds in the lockbox account are required to be swept into the cash management account on each business day and applied to pay debt service on the Marriott Albany Mortgage Loan, to fund the required reserves deposits as described above under “Escrows and Reserves,” to disburse, provided no event of default is continuing under the Marriott Albany Mortgage Loan, the monthly operating expenses referenced in the approved annual budget and extraordinary operating expenses not referenced in the annual budget and approved by the lender, and to disburse the remainder, (i) during the continuance of a Cash Sweep Event Period, into an account to be held by the lender as additional security for the Marriott Albany Mortgage Loan during the continuance of such Cash Sweep Event Period or (ii) otherwise, to the Marriott Albany Borrower.

A “Cash Sweep Event Period” means the period:

(i) commencing upon an event of default under the Marriott Albany Mortgage Loan and ending if no event of default exists, or

(ii) commencing if the debt service coverage ratio for the Marriott Albany Mortgage Loan is less than 1.25x for six consecutive calendar months, and ending on the date the debt service coverage ratio for the Marriott Albany Mortgage Loan has been at least 1.25x for six consecutive calendar months, or

(iii) commencing upon the date that is one year prior to the expiration date of the franchise agreement if by such date either (x) such franchise agreement has not been renewed and/or extended on terms reasonably acceptable to the lender and/or (y) the amount then on deposit in the FF&E escrow equals less than the product of $10,000 and the number of rooms at the Marriott Albany Property (a “Franchise Expiration Event”) and ending upon the Marriott Albany Borrower either renewing or extending the term of the franchise agreement or entering into a Replacement Franchise Agreement (as defined below), or

(iv) commencing if the franchisor provides notice that there has occurred an uncured default by the Marriott Albany Borrower under the franchise agreement or that the Marriott Albany Property is not being operated and maintained in accordance with the franchisor’s standards, resulting in the Marriott Albany Borrower no longer being in good standing with the franchisor and such default is not cured within 30 days, and ending if such default has been remedied to the satisfaction of the lender and the franchisor, or

(v) commencing upon the expiration, cancellation or termination of the franchise agreement and ending upon the Marriott Albany Borrower entering into a Replacement Franchise Agreement.

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MSC 2016-BNK2	Marriott Albany

A “Replacement Franchise Agreement” means a franchise, trademark or license agreement with a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Marriott Albany Property and reasonably approved by the lender (which may be conditioned upon receipt of a rating agency confirmation), which franchise agreement is either substantially in the same form and substance as the franchise agreement in effect on the loan origination date or is reasonably acceptable to the lender in form and substance (which may be conditioned upon receipt of a rating agency confirmation).

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not Permitted.

Terrorism Insurance. The Marriott Albany Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Marriott Albany Borrower provide coverage for terrorism in an amount determined by the lender, but in no event more than the full replacement cost of the Marriott Albany Property and twelve months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

A-3-39

MSC 2016-BNK2	The Orchard

Mortgage Loan No. 5 – The Orchard

A-3-40

MSC 2016-BNK2	The Orchard

Mortgage Loan No. 5 – The Orchard

A-3-41

MSC 2016-BNK2	The Orchard

Mortgage Loan No. 5 – The Orchard

The Orchard
23600-23760 El Toro Road
Lake Forest, CA 92630
IRVINE
Lake Forest
Mission Viejo
Rancho Santa Margarita
Newport Beach
Laguna Hills
Aliso Viejo
Las Flores
Laguna Beach
Laguna Niguel
Ladera Ranch
Rancho Mission Viejo
San Juan Capistrano
Dana Point
San Clemente
SANTA ANA MTS.
ORANGE COUNTY
SAN JOAQUIN HILLS
John Wayne Airport 3 miles
San Diego Fwy
Santa Ana Fwy
Foothill Transportation Corridor
San Joaquin Hills Transportation Corridor
METROLINK
IE-OC/ORANGE COUNTY LINES
Whiting Ranch Wilderness Park
Orange County Great Park
O'Neill Regional Park
Laguna Coast Wilderness Park
Aliso and Woods Reg. Park
Irvine Valley College
Discovery Business Center
Irvine Regional Hospital
Irvine Spectrum
Irvine Meadows Amphitheatre
Laguna Hills Mall
Saddleback Mem. Medical Center
Art Institute of Southern California
Soka University of America
The Shops at Mission Viejo
Mission Regional Medical Ctr.
Saddleback College
The Center at Rancho Niguel
Plaza Del Rio Shopping Center
Plaza Del Obispo Shopping Center
Pacific Ocean

A-3-42

MSC 2016-BNK2	The Orchard

Mortgage Loan No. 5 – The Orchard

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$40,000,000			Location:	Lake Forest, CA 92630
Cut-off Date Balance(1):	$40,000,000			General Property Type:	Retail
% of Initial Pool Balance:	5.5%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Schottenstein Realty LLC			Year Built/Renovated:	1972, 2006 / N/A
Mortgage Rate:	3.9700%			Size:	280,644 SF
Note Date:	10/17/2016			Cut-off Date Balance per SF(1):	$360
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$286
Maturity Date:	11/1/2026			Property Manager:	Schottenstein Property Group LLC
Original Term to Maturity	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI(4):	$8,093,342
Seasoning:	0 months			UW NOI Debt Yield(1):	8.0%
Prepayment Provisions:	LO (24); YM1 (89); O (7)			UW NOI Debt Yield at Maturity(1):	10.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.35x
Additional Debt Type(2):	Pari Passu			Most Recent NOI:	$7,827,767 (6/30/2016 TTM)
Additional Debt Balance(2):	$61,000,000			2nd Most Recent NOI:	$7,857,115 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$7,487,711 (12/31/2014)
Reserves(3)				Most Recent Occupancy(5):	97.6% (8/24/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.0% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	99.8% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$148,000,000 (9/1/2016)
Recurring Replacements:	$0	$3,508	$84,193	Cut-off Date LTV Ratio(1):	68.2%
TI/LC:	$0	$14,734	$353,611	Maturity Date LTV Ratio(1):	54.3%
Environmental Escrow	$420,000	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$101,000,000	99.8%	Loan Payoff:	$100,000,000	98.8%
Borrower Equity:	$250,693	0.2%	Closing Costs:	$830,693	0.8%
			Reserves:	$420,000	0.4%
Total Sources:	$101,250,693	100.0%	Total Uses:	$101,250,693	100.0%

(1)	The Orchard Mortgage Loan is part of The Orchard Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $101,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising The Orchard Whole Loan.
(2)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.
(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.
(4)	UW NOI reflects rent steps through September 30, 2017 totaling $398,706, as well as 9,722 SF leased to three new tenants in 2016 that includes Carter’s, Diced and Fantastic Sam’s.
(5)	Most Recent Occupancy as of August 24, 2016 includes 1,568 SF of space leased to Vintage Vapors. The Vintage Vapors lease expired July 14, 2016, but the tenant remained in occupancy on a month-to-month basis. Vintage Vapors has been underwritten as vacant. The occupancy exclusive of the Vintage Vapors space is 97.0%

The Mortgage Loan. The fifth largest mortgage loan (the “The Orchard Mortgage Loan”) is part of a whole loan (the “The Orchard Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $101,000,000, all of which are secured by a first priority fee mortgage encumbering an anchored retail property known as The Orchard (the “The Orchard Property”). Promissory Note A-2 and Promissory Note A-3, in the aggregate principal amount of $40,000,000, represent The Orchard Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-1, with an original principal balance of $61,000,000 (“The Orchard Pari Passu Companion Loan”), is expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction, and is expected to be contributed to a future securitization transaction or may be otherwise transferred at any time. The Orchard Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Trust, and from and after the securitization of The Orchard Pari Passu Companion Loan represented by Promissory Note A-1, will be serviced pursuant to the pooling and servicing agreement for the securitization transaction to which such The Orchard Pari Passu Companion Loan is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Orchard Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of The Orchard Whole Loan were primarily used to refinance a previous CMBS loan of approximately $100,000,000 secured by The Orchard Property, which was previously securitized in the JPMCC 2007-LDPX transaction, pay closing costs and fund upfront reserves.

The Borrower and the Sponsors. The borrower is Orchard Lake Forest CA LP, a California limited partnership (the “The Orchard Borrower”). It is owned 99% by Schottenstein Realty LLC, as limited partner, and 1% by Orchard Lake Forest CA SRL LLC, its general partner. Both the general and limited partners are Delaware limited liability companies, and the general partner has two independent directors. Legal counsel to The Orchard Borrower

A-3-43

MSC 2016-BNK2	The Orchard

delivered a non-consolidation opinion in connection with the origination of The Orchard Whole Loan. Orchard Lake Forest CA SRL LLC is owned 100% by Schottenstein Realty LLC. Schottenstein Realty LLC is owned 6.6% by various members of the Schottenstein family, 68.25% by various trusts for the benefit of members of the Schottenstein family of which Jay L. Schottenstein is currently the trustee, and 25.15% by various trusts for the benefit of the Schottenstein family with other persons or entities as trustee. Schottenstein Realty LLC is the non-recourse carveout guarantor for The Orchard Whole Loan.

Schottenstein Realty LLC is an owner, operator, acquirer and redeveloper of community and neighborhood shopping centers throughout the United States predominantly anchored by national retailers. The Chairman and Chief Executive Officer, Jay L. Schottenstein, has led the Schottenstein companies since 1993 and has more than 30 years of experience in the retail and real estate industries.

As of June 30, 2016, Schottenstein Realty LLC owns interests in 90 operating properties in 24 states with approximately 11.7 million square feet of GLA, which are 96.4% occupied. It owns 81 consolidated retail properties with approximately 9.9 million square feet of GLA and joint venture interests in 8 unconsolidated retail properties with approximately 1 million square feet of GLA.

The Property. The Orchard Property is a 280,644 SF anchored retail center located in Lake Forest, California, within Orange County, approximately 10 miles south of Irvine, California. Built in 1972 and 2006, The Orchard Property consists of 23 single-story buildings, is situated on a 22-acre site along El Toro Road and features 1,366 parking spaces (4.9 spaces per 1,000 SF). As of August 24, 2016, The Orchard Property was 97.6% leased by a mix of 45 national and local retail and restaurant tenants. The Orchard Property is anchored by Ralphs Grocery (55,105 SF), HomeGoods (25,000 SF), Staples (20,000 SF), PetSmart (20,000 SF) and Goodwill (18,800 SF), which comprise 49.5% of total NRA. Other major tenants include Pier 1 Imports, Ulta Beauty and Carter’s, as well as a mix of local and regional restaurant tenants. Outside of the top five tenants, no other individual tenant comprises more than 4.4% of NRA or 6.1% of underwritten rent.

Major Tenants.

Ralphs Grocery (55,105 SF, 19.6% of NRA, 16.5% of underwritten rent). Ralphs Grocery occupies 55,105 SF under a lease that commenced June 22, 2007 and expires June 30, 2027, with four 5-year extension options and no termination options. Ralphs Grocery is a subsidiary of The Kroger Co., a Cincinnati-based regional grocery chain. As of January 30, 2016, Kroger operated 2,778 retail food stores, 1,387 fuel centers, 784 convenience stores and 323 fine jewelry stores.

HomeGoods (25,000 SF 8.9% of NRA, 4.8% of underwritten rent). HomeGoods occupies 25,000 SF under a lease that commenced October 16, 2005, and expires October 31, 2020 with three five-year extension options and no termination options. HomeGoods is a retailer of an array of home fashions, including home basics, giftware, accent furniture, lamps, rugs, wall décor, seasonal items and decorative accessories. HomeGoods is a division of TJX Companies, Inc. TJX is a retailer of apparel and home fashions. The company operates approximately 2,587 stores in the U.S. and internationally under a number of different names including HomeGoods, T.J. Maxx, Marshalls, and Sierra Trading Post. TJX operates 526 HomeGoods stores.

Staples (20,000 SF, 7.1% of NRA, 6.3% of underwritten rent). Staples occupies 20,000 SF under a lease that commenced November 18, 2006 and expires November 30, 2021 with three, five-year extension options and no termination options. Staples is an office supply retailer, offering supplies, technology, business services and business to business deliveries. As of January 30, 2016, Staples operated approximately 1,302 retail stores in the U.S. and 305 stores in Canada.

PetSmart (20,000 SF, 7.1% of NRA, 6.0% of underwritten rent). PetSmart occupies 20,000 SF under a lease that commenced October 17, 2005 and expires October 31, 2020 with three, five-year extension options and no termination options. PetSmart is a specialty retailer offering pet-related products and services. As of October 20, 2016, it operated 1,477 pet stores; and 203 in-store PetSmart PetsHotel dog and cat boarding facilities in the United States, Canada, and Puerto Rico.

The following table presents a summary regarding the largest tenants at The Orchard Property.

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	% of Collateral SF	Annual UW Rent	% of Annual UW Rent	Annual UW Rent PSF(3)	Most Recently Reported Sales		Occ. Cost %(4)	Lease Expiration
							$	PSF
Anchor/Major Tenants
Ralphs Grocery(5)	BBB/Baa1/BBB	55,105	19.6%	$1,466,895	17.2%	$26.62	$23,098,676	$419	7.0%	6/30/2027
HomeGoods(6)	NR/A2/A+	25,000	8.9%	$430,000	5.0%	$17.20	$10,610,850	$424	6.0%	10/31/2020
Staples(7)	BB+/Baa2/BBB-	20,000	7.1%	$556,600	6.5%	$27.83	N/A	N/A	N/A	11/30/2021
PetSmart(8)	NR/B3/B+	20,000	7.1%	$532,400	6.2%	$26.62	$6,543,693	$327	10.7%	10/31/2020
Goodwill(9)	NR/NR/NR	18,800	6.7%	$398,372	4.7%	$21.19	$3,740,010	$199	14.4%	6/30/2019
Anchor/Major Tenants		138,905	49.5%	$3,384,267	39.7%	$24.36

Other Tenants		133,359	47.5%	$5,137,812	60.3%	$38.53
Vacant Space		8,380	3.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		280,644	100.0%	$8,522,079	100.0%	$31.30

(1)	Information is based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.
(4)	Occ Cost % is based on the contractual rent as of the August 24, 2016 rent roll and Underwritten Reimbursements divided by most recently reported sales.
(5)	Most Recently Reported Sales reflect the 12 month period ending December 31, 2015.
(6)	Most Recently Reported Sales reflect the 12 month period ending January 31, 2016.
(7)	Staples does not report sales.
(8)	Most Recently Reported Sales reflect the 12 month period ending January 31, 2015.
(9)	Most Recently Reported Sales and Occupancy Cost are as of Goodwill’s fiscal year end of September 30, 2016 and reflect annualized 10 months’ sales data.

A-3-44

MSC 2016-BNK2	The Orchard

The following table presents historical sales information for the anchor tenants at The Orchard Property:

Historical Sales Summary(1)
	3rd Most Recent Reported Sales			2nd Most Recent Reported Sales			Most Recent Reported Sales
Tenant	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)
Ralphs Grocery(3)	$20,101,294	$365	8.0%	$21,322,624	$387	7.5%	$23,098,676	$419	7.0%
HomeGoods(4)	$8,468,619	$339	7.5%	$9,661,833	$386	6.6%	$10,610,850	$424	6.0%
Staples(5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
PetSmart(6)	$5,815,153	$291	12.1%	$5,966,921	$298	11.8%	$6,543,693	$327	10.7%
Goodwill(7)	$3,766,192	$200	14.3%	$3,867,192	$206	14.0%	$3,740,010(6)	$199(6)	14.4%(6)
Total/Wtd. Avg.(8)	$38,151,258	$321	9.6%	$40,818,570	$343	9.1%	$43,993,229	$370	8.6%

(1)	Information is based on the underwritten rent roll.
(2)	Occ Cost % is based on the contractual rent as of the August 24, 2016 rent roll and Underwritten Reimbursements divided by the respective year’s reported sales.
(3)	With respect to Ralphs Grocery, tenant sales information represents 12 month periods ending December 31, 2013, 2014 and 2015, respectively.
(4)	With respect to HomeGoods, tenant sales information represents 12 month periods ending January 31, 2014, 2015 and 2016, respectively.
(5)	Staples does not report sales
(6)	With respect to PetSmart, tenant sales information represents 12 month periods ending January 31, 2013, 2014 and 2015, respectively.
(7)	With respect to Goodwill, tenant sales information represents 12 month periods ending September 30, 2014 and 2015. Most Recently Reported Sales reflects annualized 10 months’ sales data.
(8)	Total and Wtd. Avg. Sales, Sales PSF and Occupancy Cost exclude Staples.

The following table presents certain information relating to the lease rollover at The Orchard Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	1	1,499	0.5%	0.5%	$100,845	$67.28	1.2%	1.2%
2017	9	19,469	6.9%	7.5%	$1,021,566	$52.47	12.0%	13.2%
2018	4	6,678	2.4%	9.9%	$305,182	$45.70	3.6%	16.8%
2019	6	32,350	11.5%	21.4%	$758,875	$23.46	8.9%	25.7%
2020	6	64,098	22.8%	44.2%	$1,517,562	$23.68	17.8%	43.5%
2021	5	32,031	11.4%	55.6%	$1,244,722	$38.86	14.6%	58.1%
2022	4	36,123	12.9%	68.5%	$1,278,169	$35.38	15.0%	73.1%
2023	1	1,725	0.6%	69.1%	$73,520	$42.62	0.9%	73.9%
2024	1	1,301	0.5%	69.6%	$57,413	$44.13	0.7%	74.6%
2025	2	3,863	1.4%	71.0%	$146,046	$37.81	1.7%	76.3%
2026	3	9,722	3.5%	74.4%	$357,683	$36.79	4.2%	80.5%
2027 & Beyond	2	63,405	22.6%	97.0%	$1,660,495	$26.19	19.5%	100.0%
Vacant	0	8,380	3.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	44	280,644	100.0%		$8,522,079	$31.30	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Orchard Property is situated at the southeast corner of El Toro Road and Rockfield Boulevard in the city of Lake Forest, California, approximately 10 miles southeast of Irvine, California and approximately 45 miles southeast of downtown Los Angeles. The Orchard Property is part of a large retail center located at the intersection of El Toro Road and Rockfield Boulevard. The Orchard Property is located approximately one half mile east of Interstate 5, the primary north/south arterial through Orange County, providing access to Los Angeles to the north and San Diego to the south. Interstate 5 intersects with El Toro Road, which serves as a primary east/west arterial through the South Orange County submarket. According to the appraisal, the El Toro Road-Rockfield Boulevard intersection experiences average daily traffic counts of 135,000 and Interstate 5 has average daily traffic counts of 366,000.

The neighborhood surrounding The Orchard Property is comprised of a mix of commercial and retail development along El Toro Road and is surrounded by residential and multifamily development. According to a third party market research report, The Orchard Property is located in the South Orange County retail submarket. As of the second quarter of 2016, the South Orange County retail submarket had an overall vacancy rate of 4.3% and an average asking annual lease rate of $37.81 PSF compared to the overall Orange County retail market with an overall vacancy rate of 5.1% and an average asking annual lease rate of $32.84 PSF. According to a third party market research report, the South Orange County retail submarket contains approximately 9.4 million square feet of inventory, accounting for approximately 23.1% of the overall Orange County retail market.

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MSC 2016-BNK2	The Orchard

The appraisal identified a primary trade area of up to a three-mile radius around The Orchard Property and a secondary trade area up to a five-mile radius around The Orchard Property. A summary of demographics in the primary and secondary trade areas compared to Orange County is presented below.

Statistic	1-mile Radius	3-mile Radius	5-mile Radius	Orange County
Population
2000	21.968	146,187	266,593	2,846,233
2015	23,488	153,706	304,967	3,188,896
2020 (projected)	23,594	154,292	312,834	3,269,307
% Increase 2000-2015	0.45%	0.33%	0.90%	0.76%
% Increase 2015-2020 (projected)	0.09%	0.08%	0.51%	0.50%

Average Household Income
2015	$80,625	104,860	119,487	108,987
2020 (projected)	$95,224	121,200	138,183	126,917
% Increase 2015-2020 (projected)	3.38%	2.94%	2.95%	3.09%

Number of Households
2000	8,577	56,398	100,993	935,113
2015	9,044	59,435	117,180	1,062,559
2020 (projected)	9,106	59,650	120,582	1,094,494
% Increase 2000-2015	0.35%	0.35%	1.00%	0.86%
% Increase 2015-2020 (projected)	0.14%	0.07%	0.57%	0.59%

Source: Appraisal

The following table presents competitive retail properties with respect to The Orchard Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject
The Orchard	Anchored Retail	1972,2006/N/A	280,644	97.6%(1)	Ralph’s Grocery, HomeGoods, Staples, PetSmart, Goodwill	N/A
Twin Peaks Plaza	Neighborhood Center	1999/2004	265,000	98.0%	Smart & Final, Crunch Fitness, Bevmo	1 Block
The Arbor	Neighborhood Center	2001/N/A	182,509	96.0%	Home Depot	1 Block
Hunter Court	Neighborhood Center	1997/N/A	122,540	98.0%	Petco, Ross, CVS	1 Block
Lake Forest Marketplace	Neighborhood Center	1967/1998	110,448	97.0%	99 Cent Store, Guitar Center	2 Blocks
Oakbrook Village	Neighborhood Center	1980/2015	106,386	97.0%	Marshalls, Trader Joes, Woody’s Diner, El Torito	0.8 miles
Total/Wtd. Avg.			1,067,527	97.0%

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

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MSC 2016-BNK2	The Orchard

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Orchard Property:

Cash Flow Analysis
	2013	2014	2015	6/30/2016 TTM	UW	UW PSF
Base Rent	$7,888,225	$8,004,253	$8,241,187	$8,155,540	$8,895,008(1)	$31.69
Total Recoveries	$1,906,108	$1,929,710	$2,032,092	$2,210,170	$2,248,488	$8.01
Other Income	$13,795	$12,354	$7,324	$3,626	$0	$0.00
Less Vacancy & Credit Loss	$5,554	($20,122)	($36,806)	($68,645)	($557,175)	($1.99)
Effective Gross Income	$9,813,682	$9,926,195	$10,243,797	$10,300,691	$10,586,321	$37.72
Total Expenses	$2,456,956	$2,438,484	$2,386,682	$2,472,924	$2,492,979	$8.88
Net Operating Income	$7,356,726	$7,487,711	$7,857,115	$7,827,767	$8,093,342	$28.84
Capital Expenditures	$0	$0	$0	$0	$56,129	0.20
TI/LC	$0	$0	$0	$0	$263,020	$0.94
Net Cash Flow	$7,356,726	$7,487,711	$7,857,115	$7,827,767	$7,774,194	$27.70

Occupancy %	98.9%	99.8%	98.0%	96.6%	95.0%(2)
NOI DSCR(3)	1.28x	1.30x	1.36x	1.36x	1.40x
NCF DSCR(3)	1.28x	1.30x	1.36x	1.36x	1.35x
NOI Debt Yield(3)	7.3%	7.4%	7.8%	7.8%	8.0%
NCF Debt Yield(3)	7.3%	7.4%	7.8%	7.8%	7.7%

(1)	Underwritten Rent is based on the rent roll dated August 24, 2016 and includes rent steps through September 30, 2017 totaling $398,706.
(2)	The Underwritten Occupancy of 95.0% is below the current occupancy of 97.6%, as of the August 24, 2016 rent roll, and below the occupancy of 97.0% per the underwritten rent roll, which excludes 1,568 SF leased to Vintage Vapors.
(3)	Debt service coverage ratios and debt yields are based on The Orchard Whole Loan.

Escrows and Reserves. The Orchard Whole Loan documents provide for an upfront reserves in the amount of $420,000 in connection with the costs of continued remedial activities related to (i) seeking environmental compliance and case closure regarding a site formerly leased to a dry cleaner tenant and (ii) continued subsurface assessments of the current and former in-ground hoists located at a site defined in the Orchard Whole Loan documents as the Firestone Facility (together the “Remedial Actions”). If The Orchard Borrower has not completed the Remedial Actions by the fifth anniversary of the loan closing date, The Orchard Borrower is required to deposit into such reserve the estimated cost to complete the Remedial Actions during the remaining loan term.

During the continuance of a Tax Trigger Period (defined below), The Orchard Borrower is required to escrow monthly 1/12th of the annual estimated real estate tax payments. During the continuance of an Insurance Trigger Period, The Orchard Borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums (unless The Orchard Borrower maintains an acceptable blanket policy). On each payment date, The Orchard Borrower is required to make monthly deposits equal to $3,508.05 into an escrow for replacements and repairs; provided that no such deposit is required to be made to the extent it would cause the amount on deposit in such escrow to exceed $84,193. On each payment date, The Orchard Borrower is required to make monthly deposits equal to $14,733.81 into an escrow for tenant improvements and leasing commissions (the “Rollover Reserve”); provided that no such deposit is required to be made to the extent it would cause the amount on deposit in the Rollover Reserve to exceed $353,611.

A “Tax Trigger Period” is a period (i) commencing upon (A) the failure of the Schottenstein Condition to remain satisfied, (B) the commencement of a Cash Sweep Event Period (as defined below), (C) the failure of any real estate taxes to be paid on or prior to the date the same are due (unless then being contested in accordance with the terms of The Orchard Whole Loan documents), (D) The Orchard Borrower fails to provide evidence of payment of real estate taxes within ten days following the date due, or (E) the occurrence of a monetary event of default under The Orchard Whole Loan; and (ii) ending (v) upon the full repayment of The Orchard Whole Loan, (w) if commenced under clause (B), the expiration of all Cash Sweep Event Periods, (x) if commenced under clause (C), such taxes are paid in full within ten days following written notice from the lender, (y) if commenced under clause (D), such evidence is provided to the lender within ten days following written notice from the lender, and (z) if commenced under clause (E), the cure of such monetary event of default is accepted by the lender in its sole discretion.

An “Insurance Trigger Period” is a period (i) commencing upon (A) the failure of the Schottenstein Condition to remain satisfied, (B) the commencement of a Cash Sweep Event Period, (C) the failure of any insurance premiums to be paid on or prior to the date the same are due or The Orchard Borrower fails to provide the lender with evidence of payment of such premiums and copies of the required ACORD certificates evidencing the insurance policies as required under The Orchard Whole Loan documents, (D) any insurance policy fails to satisfy the terms and conditions of The Orchard Whole Loan documents, or (E) the occurrence of a monetary event of default under The Orchard Whole Loan; and (ii) ending (w) upon the full repayment of The Orchard Whole Loan, (x) if commenced under clause (B), the expiration of all Cash Sweep Event Periods, (y) if commenced under clause (C) or (D), delivery to the lender of evidence of payment of the applicable insurance premiums, certificates evidencing the applicable insurance policies, or evidence that all insurance policies comply with the relevant terms and conditions of The Orchard Whole Loan documents (as applicable) within ten days following written notice from the lender, and (z) if commenced under clause (E), the cure of such monetary event of default is accepted by the lender in its sole discretion.

The Orchard Whole Loan documents provide that cures under clauses (ii) (x) or (y) of the definition of Tax Trigger Period and under clause (ii) (y) of the definition of Insurance Trigger Period may not occur (in the aggregate) more than four times during the term of The Orchard Whole Loan.

The “Schottenstein Condition” means that the Schottenstein Family owns, directly or indirectly, at least 51% of The Orchard Borrower and controls The Orchard Borrower and the general partner or managing member of The Orchard Borrower.

The “Schottenstein Family” means any of: (i) Jay L. Schottenstein, Joseph Schottenstein, Jonathan Schottenstein, Jeffrey Schottenstein, Susan S. Diamond or Ann S. Deshe, or their respective spouses and lineal descendants, including their children or grandchildren; (ii) any trusts or entities of which

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MSC 2016-BNK2	The Orchard

any of such persons are the sole beneficiaries or which are entirely owned or controlled (directly or indirectly) by any such persons (or majority-owned and controlled, so long as the persons set forth in clauses (i) and (ii) above continue to own directly or indirectly 51% or more of, and control, The Orchard Borrower) or (iii) a private or public real estate investment trust sponsored and controlled by one or more of the persons set forth in clauses (i) and (ii) above.

A “Cash Sweep Event Period” means the period:

(i) commencing upon a monetary event of default under The Orchard Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such monetary event of default, or

(ii) commencing upon a voluntary bankruptcy of The Orchard Borrower and/or the non-recourse carveout guarantor that has not been dismissed, settled or cured within 180 days, or if a voluntary bankruptcy of the guarantor, the guarantor is not replaced with a guarantor meeting the requirements of The Orchard Whole Loan documents and reasonably satisfactory to the lender within 30 days of written demand, and ending upon any voluntary bankruptcy of The Orchard Borrower and/or guarantor, as applicable, being settled and cured and The Orchard Borrower and/or guarantor, as applicable, has emerged from bankruptcy, or

(iii) commencing upon (except as described below) the debt service coverage ratio on The Orchard Whole Loan being less than 1.15 to 1.00 for twelve consecutive calendar months and ending on the date that the debt service coverage ratio on The Orchard Whole Loan equals or exceeds 1.20 to 1.00 for the immediately preceding twelve consecutive calendar months, or

(iv) commencing upon (except as described below) the downgrade of The Kroger Company (“Kroger”) (the parent company of Ralphs Grocery Company (“Ralph’s Grocery”)) to a non-investment grade rating by any nationally recognized credit rating agency and ending upon the credit rating of Kroger being reaffirmed to be at least investment grade or higher by the national credit rating agency which had downgraded Kroger, and Ralph’s Grocery is in occupancy of its space, open for business and paying full contractual rent under its lease.

(v) commencing if The Orchard Borrower has failed to deposit with the lender either cash or a letter of credit in the amount of $551,050 within 10 business days following written notice at such time as Ralph’s Grocery has ceased paying rent beyond any applicable offset, grace or cure periods allowed under its lease and ending upon either (1) Ralph’s Grocery has commenced payment of rent in accordance with its lease, (2) 80% or more of the Ralph’s Grocery space has been re-leased at then market rents (as reasonably determined by The Orchard Borrower) and the related tenants are in occupancy, open for business and paying full contractual rent, or (3) the amount of funds which have been swept into the Rollover Reserve as a result of the foregoing event equals $551,050 (reduced by funds in the Cash Sweep Reserve, so long as no Cash Sweep Event Period exists other than under this clause (v)) (the “Ralphs Rent Reserve Cap”). The Orchard Borrower may avoid a Cash Sweep Event Period under this clause (v) by posting cash or a letter of credit in the amount of $551,050.

Notwithstanding the above, The Orchard Whole Loan documents provide that no Cash Sweep Event Period will commence under clause (iii) or clause (iv) above so long as The Orchard Property is majority owned and controlled by the Schottenstein Family and the non-recourse carveout guarantor is either Schottenstein Realty LLC or an acceptable replacement guarantor meeting the requirements of The Orchard Whole Loan documents that is majority owned and controlled by the Schottenstein Family.

Lockbox and Cash Management. A hard lockbox is in place with respect to The Orchard Whole Loan. The Orchard Whole Loan has springing cash management (i.e., The Orchard Whole Loan has cash management only after the initial occurrence and during the continuance of a Cash Sweep Event Period). Provided a Cash Sweep Event Period is not continuing, funds in the lockbox account are required to be swept to an account designated by The Orchard Borrower. Upon the occurrence of a Cash Sweep Event Period, The Orchard Borrower is required to cooperate to establish and maintain a cash management account, and, during the continuance of a Cash Sweep Event Period, funds in the lockbox account are required to be transferred on each business day to the cash management account. During the continuance of a Cash Sweep Event Period, funds in the cash management account are required to be applied on each monthly payment date to pay debt service on The Orchard Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse the monthly operating expenses referenced in the approved annual budget in accordance with the approved annual budget, if any, and extraordinary operating expenses approved by the lender, and to disburse the remainder (i) if a Cash Sweep Event Period is in effect under clause (v) of the definition of “Cash Sweep Event Period” above, into an account to be held by the lender as additional security for The Orchard Whole Loan during the continuance of a Cash Sweep Event Period (the “Cash Sweep Reserve”) until the funds therein equal the Ralphs Rent Reserve Cap, and (ii) any remainder into the Cash Sweep Reserve.

During a Cash Sweep Event Period, provided no monetary event of default is then continuing under The Orchard Whole Loan, The Orchard Borrower is permitted to use funds on deposit in the Cash Sweep Reserve for re-leasing expenses, tenant improvements, leasing commissions, capital expenditures, operating expenses and debt service payments.

Additional Secured Indebtedness (not including trade debts). The Orchard Property also secures The Orchard Pari Passu Companion Loan, which has a Cut-off Date principal balance of $61,000,000 and is currently held by Morgan Stanley Bank, N.A. or an affiliate thereof and expected to be contributed to a future securitization trust or may be otherwise transferred at any time. The Orchard Pari Passu Companion Loan accrues interest at the same rate as The Orchard Mortgage Loan. The Orchard Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with The Orchard Pari Passu Companion Loan. The holders of The Orchard Mortgage Loan and The Orchard Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on The Orchard Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Orchard Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Orchard Borrower is required to obtain all risk and business income insurance against acts of terrorism to the extent such insurance is available in an amount determined by lender but in no event more than the full replacement cost of The Orchard Property and twelve months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA. If TRIPRA is not in effect, The Orchard Borrower is not required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Cap (defined below), and if the cost of terrorism insurance exceeds the Terrorism Cap, The Orchard Borrower is required to purchase the maximum amount of terrorism insurance available with funds

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MSC 2016-BNK2	The Orchard

equal to the Terrorism Cap. “Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by The Orchard Borrower for the all risk and business income insurance required under The Orchard Whole Loan documents (excluding the terrorism components of such insurance premiums).

A-3-49

MSC 2016-BNK2	Huntington Center

Mortgage Loan No. 6 – Huntington Center

A-3-50

MSC 2016-BNK2	Huntington Center

Mortgage Loan No. 6 – Huntington Center

A-3-51

MSC 2016-BNK2	Huntington Center

Mortgage Loan No. 6 – Huntington Center

The Ohio State University 1 mile
W. 3rd Ave.
E. 2nd Ave.
E. 2nd Ave.
315
Short North
23
23
71
W. 2nd Ave.
Neil Ave.
Cleveland Ave.
St. Clair Ave.
John Glenn Columbus Intl. Airport 5 miles
N. High St.
N. 3rd St.
N. 4th St.
670
670
Michigan Ave.
Olentangy River Rd.
Buttles Ave.
Neil Ave.
Goodale Park
Fort Hayes Metropolitan Education Ctr.
Cleveland Ave.
W. Goodale St.
W. Goodale St.
North Market
Columbus Convention Center
670
St. Clair Ave.
Olentangy River
670
Vine St.
E. Spring St.
COLUMBUS
Express Live
Nationwide Arena
Columbus State Community College
Mt. Vernon Ave.
E. Naghten St.
Huntington Park
W. Nationwide Blvd.
Arena District
High St.
Hamilton Ave.
McFerson Commons Park
William Green Bldg.
E. Long St.
33
W. Spring St.
Columbus College of Art & Design
Discovery District
North Bank Park Pavilion
N. 3rd St.
N. 4th St.
Scioto River
W. Long St.
E. Gay St.
Columbus Museum of Art
E. Broad St.
315
40
62
Columbus City Hall
Rhodes St. Office Tower
E. Broad St.
Huntington Center
41 South High Street / 50 South Front Street
Columbus, OH 43215
BROAD ST. BRIDGE
LeVeque Tower
E. Capital St.
Columbus Metropolitan Library
Oak St.
71
40
State Capitol
Oak St.
Washington Blvd.
Topiary Park
S. Washington Ave.
W. Broad St.
Bryden Rd.
Downtown
Grant Hospital
COSI
Starling St.
Belle St.
Vern Riffe State Office Tower
Ohio Theatre
E. Town St.
40
East Franklinton
Columbus Commons
Mt. Carmel West Hospital
E Rich St.
E. Main St.
W. Town St.
62
23
33
E. Main St.
62
S. Gift St.
W. Rich St.
Bicentennial Park
E. Mound St.
S. Grant Ave.
W. Rich St.
Cultural Arts Center
Franklin County Gov. Ctr.
E. Fulton St.
70
Sullivant Ave.
Dodge Park
70
71
Nationwide Children's Hospital
FRANKLIN COUNTY
Shadowbox Live
S. High St.
70
W. Sycamore St.
Scioto Audubon Metro Park
Brewery District
23
Renick St.
Harmon Ave.
71
Scioto River
S. High St.
GREEN LAWN CEMETERY
Greenlawn Ave.
Powell
Orange Township
Westerville
Dublin
New Albany
Upper Arlington
COLUMBUS
Gahanna
Hilliard
Pataskala
Grandview Heights
Lincoln Village
Bexley
Whitehall
Reynoldsburg
Lake Darby
Blacklick Estates
Grove City
Pickerington
Groveport
Canal Winchester

A-3-52

MSC 2016-BNK2	Huntington Center

Mortgage Loan No. 6 – Huntington Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$40,000,000			Location:	Columbus, OH 43215
Cut-off Date Balance(1):	$40,000,000			General Property Type:	Office
% of Initial Pool Balance:	5.5%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors:	Menashe Frankel; Yeheskel Frankel; Abraham J. Cohen; David J. Cohen; Hines Investment Management Holdings Limited Partnership			Year Built/Renovated:	1984/N/A
				Size:	907,010 SF
				Cut-off Date Balance per SF(1):	$154
Mortgage Rate:	3.5300%			Maturity Date Balance per SF(1):	$139
Note Date:	9/30/2016			Property Manager:	Hines Interests Limited Partnership (borrower-related)
First Payment Date:	11/7/2016
Maturity Date:	10/7/2026
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$12,930,910
Prepayment Provisions(2):	LO (25); DEF (91); O (4)			UW NOI Debt Yield(1):	9.2%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	10.2%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	2.32x (IO) 1.54x (P&I)
Additional Debt Balance(3):	$100,000,000			Most Recent NOI:	$13,030,807 (7/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$13,256,029 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$14,396,831 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	85.8% (8/31/2016)
RE Tax:	$1,994,693	$332,449	N/A	2nd Most Recent Occupancy:	83.8% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	86.3% (12/31/2014)
Recurring Replacements:	$0	$18,896	N/A	Appraised Value (as of):	$186,600,000 (8/22/2016)
TI/LC:	$0	$75,584	$2,721,030	Cut-off Date LTV Ratio(1):	75.0%
Other:	$4,594,385	$0	N/A	Maturity Date LTV Ratio(1):	67.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$140,000,000	100.0%	Loan Payoff:	$109,892,399	78.5%
			Reserves:	$6,589,078	4.7%
			Closing Costs:	$2,843,713	2.0%
			Return of Equity:	$20,674,809	14.8%
Total Sources:	$140,000,000	100.0%	Total Uses:	$140,000,000	100.0%

(1)	The Huntington Center Mortgage Loan is part of the Huntington Center Whole Loan, which is comprised of three pari passu promissory notes with an aggregate original principal balance of $140,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Huntington Center Whole Loan.
(2)	Defeasance is permitted at any time after the earlier of (i) the third anniversary of the first payment date, or (ii) two years from the closing date of the securitization of the last Huntington Center Whole Loan promissory note to be securitized.
(3)	See “—The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.
(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.
(5)	Includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These tenants include Schneider Downs & Co., Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc. These tenants were underwritten as vacant. Considering these tenants vacant, Most Recent Occupancy would be 81.7%.

The Mortgage Loan. The sixth largest mortgage loan (the “Huntington Center Mortgage Loan”) is part of a whole loan (the “Huntington Center Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $140,000,000, all of which are secured by a first priority fee mortgage encumbering a 907,010 SF office property known as Huntington Center in Columbus, Ohio (the “Huntington Center Property”). Promissory Note A-2, in the original principal amount of $40,000,000, represents the Huntington Center Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-1 with an original principal balance of $80,000,000 is expected to be contributed to the MSBAM 2016-C31 Trust. Promissory Note A-3 with an original principal balance of $20,000,000 is expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction, and is expected to be contributed to a future securitization transaction or may be otherwise transferred at any time. Promissory Notes A-1 and A-3 collectively represent non-serviced companion loans (“the “Huntington Center Non-Serviced Pari Passu Companion Loans”). The Huntington Center Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C31 Trust. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-53

MSC 2016-BNK2	Huntington Center

The proceeds of the Huntington Center Whole Loan were used to refinance a previous loan with a principal balance of $109,892,399, fund upfront reserves, pay closing costs of and return equity to the Huntington Center Borrower.

The Borrower and the Sponsors. The borrower is Huntington Center Owner LLC (the “Huntington Center Borrower”), a single-purpose Delaware limited liability company. The loan sponsors and non-recourse carveout guarantors are Menashe Frankel, Yeheskel Frankel, Abraham J. Cohen, David J. Cohen, and Hines Investment Management Holdings Limited Partnership.

The Huntington Center Borrower is 100.0% owned by Huntington Center Associates, an Ohio general partnership, whose board of directors includes C. Kevin Shannahan, Richard Machinski and David J. Cohen. Huntington Center Associates is 27.0% owned by HDG-Columbus, Ltd. (which in turn is 56.0% owned by funds controlled by the Hines family and 44.0% by The Huntington National Bank (which is the largest tenant at the Huntington Center Property), 66.5% owned by High Street Partner LLC (which in turn is owned by a joint venture owned 50.0% by entities controlled by David J. Cohen and Abraham J. Cohen and 50.0% by Huntington Center Investment LLC, an entity controlled by Menashe Frankel and Yeheskel Frankel and owned approximately 60.0% by pension fund and insurance company entities owned by The Phoenix Holdings Ltd., an Israeli public company) and 6.5% owned by 41 South High Ltd. (which in turn is owned by The Huntington National Bank).

The Property. The Huntington Center Property consists of a 37-story, Class A, multi-tenant office building totaling 907,010 SF and an adjacent five-story parking garage connected to the office building. There is a Doubletree Hotel and a Capital Club (a fitness and dining club) situated above the parking garage, both of which were constructed pursuant to air rights lease agreements, that are not included as part of the collateral; however, the collateral does include income generated pursuant to the air rights lease agreements.

The Huntington Center Property is located at 41 South High Street / 50 South Front Street, mid-block between West Broad Street to the north and West State Street to the south, and within the Capitol Square area of the Columbus, Ohio Central Business District (“CBD”). Capitol Square is anchored by the Ohio Statehouse which is located directly across the street from the Huntington Center Property on South High Street. South High Street is a primary roadway through the Columbus CBD, running north through the Columbus CBD to Ohio State University’s main campus and south through the areas commonly known as German Village and the Brewery District. Broad Street is the primary east/west roadway within the Columbus CBD and bisects the broader Columbus metropolitan statistical area.

The Huntington Center Property’s local area is composed primarily of public service buildings such as courthouses, parking garages, government buildings, street front retail with upper level living spaces, as well as downtown high rise office buildings, entertainment venues, parks and open spaces. 17 South High Street, an older high-rise office building also anchored and owned by The Huntington National Bank is located adjacent to the Huntington Center Property to the north. Columbus City Hall, the Battelle Riverfront Park and the Scioto River are located to the west of the Huntington Center Property. Uses to the south of the Huntington Center Property vary and include a variety of mid to high-rise office towers.

The Huntington Center sponsors have spent $1,935,660 in capital improvements from 2011 through 2016, including garage deck upgrades, upgrading the restroom fixtures and drinking fountains, renovations to the common corridor for floors 12-13, 14-15 and 33, elevator design and tenant signage.

Additionally, the Huntington Center Borrower has informed the lender that it currently intends to make renovations estimated to cost approximately $10,000,000 over the next three years, the scope of which includes elevator modernization ($6,500,000), roof replacement ($500,000) and amenity and lobby upgrades ($3,000,000). Such renovations are not required under the Huntington Center Whole Loan documents, and no reserves have been required under the Huntington Center Whole Loan for such renovations. Accordingly there can be no assurance as to whether any such renovations will occur.

Major Tenants.

The Huntington National Bank. (199,240 SF, 22.0% of NRA, 31.7% of underwritten rent). The Huntington National Bank (“Huntington Bank”) is a subsidiary of Huntington Bancshares Incorporated (“Huntington”), a diversified regional bank holding company that provides full-service commercial, small business, consumer, and mortgage banking services, as well as automobile financing, equipment leasing, investment management, trust services, brokerage services, insurance programs, and other financial products and services.

On January 26, 2016, Huntington announced the signing of a definitive merger agreement with Ohio-based FirstMerit Corporation, the parent company of FirstMerit Bank. According to the Huntington Bank website, FirstMerit Bank is now part of The Huntington National Bank but will continue to operate independently until systems integration occurs. Pursuant to its lease, Huntington Bank has the right to terminate its lease beginning March 1, 2024 and subject to a minimum 18 months’ notice period if it enters into a merger, or in the event of a major acquisition, in any such case that leads to a closure and termination of its Columbus, Ohio headquarters office operation. Huntington Bank has provided a letter addressed to the loan seller and its successors and assigns and to Huntington Center Associates (the original landlord under the lease and 100% direct owner of the Huntington Center Borrower) and its successors and assigns, stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease. Huntington Bank has been in occupancy since 1985, has a lease expiration of February 28, 2030 and has six five-year renewal options.

Huntington Bank owns an approximately 18.4% interest in the Huntington Center Borrower. Huntington Bank also owns an office property that is adjacent to the Huntington Center Property, in which it occupies 43,000 SF, and an office property located around the corner from the Huntington Center Property, in which it occupies 40,000 SF.

Porter, Wright, Morris & Arthur (127,239 SF, 14.0% of NRA, 14.3% of underwritten rent). Porter, Wright, Morris & Arthur (“Porter Wright”), a tenant at the Huntington Center Property since 1985, is a law firm with six offices located in Ohio, Washington, D.C. and Florida. Porter Wright has a lease expiration of May 31, 2028 and has two five-year renewal options. Porter Wright is permitted to terminate up to 18,693 SF on floor 32 effective as of June 1, 2017, by written notice delivered prior to May 1, 2017, and also has a rent abatement with respect to 18,693 SF from November 1, 2016 through May 31, 2017.

Squire Patton Boggs LLP (81,693 SF, 9.0% of NRA, 10.7% of underwritten rent). Squire Patton Boggs LLP is a law firm with offices in 21 countries on five continents as well as working relationships with independent firms in Europe and Latin America. Squire Patton Boggs LLP has been in occupancy since 2008, has a lease expiration of February 28, 2025 and has two five-year renewal options.

Thompson Hine LLP (38,139 SF, 4.2% of NRA, 5.0% of underwritten rent). Thompson Hine LLP is a law firm with seven offices in three states and Washington, D.C. Thompson Hine has been in occupancy since 2008, has a lease expiration of August 31, 2018 and has two five-year options.

A-3-54

MSC 2016-BNK2	Huntington Center

Benesch, Friedlander, Coplan & Aronoff LLP (26,921 SF, 3.0% of NRA, 3.6% of underwritten rent). Benesch, Friedlander, Coplan & Aronoff LLP is a business law firm with offices in Cleveland, Columbus, Chicago, Hackensack, Indianapolis, Shanghai and Wilmington. Benesch, Friedlander, Coplan & Aronoff LLP has been in occupancy since 2007, has a lease expiration of February 29, 2020 and has two five-year renewal options.

The following table presents certain information relating to the leases at the Huntington Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Tenants
The Huntington National Bank	A-/Baa1/BBB	199,240	22.0%	$3,962,438	31.7%	$19.89	2/28/2030(4)
Porter, Wright, Morris & Arthur	NR/NR/NR	127,239	14.0%	$1,781,346	14.3%	$14.00	5/31/2028(5)
Squire Patton Boggs LLP	NR/NR/NR	81,693	9.0%	$1,337,540	10.7%	$16.37	2/28/2025
Thompson Hine LLP	NR/NR/NR	38,139	4.2%	$629,294	5.0%	$16.50	8/31/2018
Benesch, Friedlander, Coplan & Aronoff LLP	NR/NR/NR	26,921	3.0%	$444,197	3.6%	$16.50	2/29/2020
Subtotal/Wtd. Avg.		473,232	52.2%	$8,154,814	65.2%	$17.23

Other Tenants		268,092	29.6%	$4,344,321	34.8%	$16.20
Vacant Space		165,686	18.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		907,010	100.0%	$12,499,135	100.0%	$16.86

(1)	Information is based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.
(4)	Pursuant to its lease, Huntington Bank has the right to terminate its lease beginning March 1, 2024 and subject to a minimum 18 months’ notice period if it enters into a merger, or in the event of a major acquisition, in any such case that leads to a closure and termination of its Columbus, Ohio headquarters office operation. Huntington Bank has provided a letter to the lender stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease.
(5)	Porter Wright is permitted to terminate up to 18,693 SF on floor 32 effective as of June 1, 2017, by written notice delivered prior to May 1, 2017 and also has a rent abatement with respect to 18,693 SF from November 1, 2016 through May 31, 2017.

The following table presents certain information relating to the lease rollover schedule at the Huntington Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	2	6,388	$14.15	0.7%	0.7%	$90,377	0.7%	0.7%
2018	8	56,586	$16.70	6.2%	6.9%	$945,214	7.6%	8.3%
2019	7	24,199	$16.37	2.7%	9.6%	$396,057	3.2%	11.5%
2020	7	49,582	$16.25	5.5%	15.1%	$805,533	6.4%	17.9%
2021	8	35,994	$16.51	4.0%	19.0%	$594,392	4.8%	22.7%
2022	10	67,596	$15.91	7.5%	26.5%	$1,075,706	8.6%	31.3%
2023	1	2,083	$16.00	0.2%	26.7%	$33,328	0.3%	31.5%
2024	2	15,343	$15.96	1.7%	28.4%	$244,811	2.0%	33.5%
2025	9	96,861	$16.36	10.7%	39.1%	$1,584,872	12.7%	46.2%
2026	4	34,290	$16.25	3.8%	42.9%	$557,331	4.5%	50.6%
2027	0	0	$0.00	0.0%	42.9%	$0	0.0%	50.6%
2028	6	127,239	$14.00	14.0%	56.9%	$1,781,346	14.3%	64.9%
2029 & Beyond	11	225,163	$19.50	24.8%	81.7%	$4,390,168	35.1%	100.0%
Vacant(4)	0	165,686	$0.00	18.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	75	907,010	$16.86	100.0%		$12,499,135	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	UW Rent PSF Rolling and Total UW Rent Rolling exclude vacant and occupied space that has been underwritten as vacant.
(4)	Includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These include Schneider Downs & Co., Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc.

A-3-55

MSC 2016-BNK2	Huntington Center

The Market. The Huntington Center Property is located in Columbus, Ohio, situated within the Lower Downtown submarket and directly across from the capitol building. The subject is considered a class A property and is located on the west side of South High Street, mid-block between West Broad Street to the north and West State Street to the south. The Columbus, Ohio office market contains 32,222,000 SF of office space. According to the appraisal the Lower Downtown office submarket contains 4,369,000 SF and represents 13.6% of the office inventory in Columbus, Ohio.

Regional access is provided by Interstate 71, the primary north-south highway through the Columbus CBD, providing access to Cleveland to the north and Cincinnati to the south. Interstate 71 connects to other central Ohio transportation routes such as Interstates 70, 270 and 670 as well as State Route 161 and US Route 33. Located a short distance south of the Huntington Center Property is Interstate 70, a primary east/west highway providing greater regional access to Dayton and St. Louis to the west and Baltimore to the east.

According to the appraisal for the Huntington Center Property, as of the second quarter of 2016, the overall vacancy rate for the Columbus, Ohio office market was 17.6% and the vacancy for the Lower Downtown office submarket was 13.9%. For the same period the average asking rental rate for both class A, class B and class C space within the Columbus, Ohio office market was $18.81 per SF, and within the Lower Downtown office market was $21.72 per SF. Class A buildings constitute 49.3% of existing inventory within the Columbus, Ohio office market and are exhibiting a lower vacancy rate (15.5%) than class B/C buildings (19.6%) and higher average rents of $21.25 versus $16.37 per SF.

The estimated 2015 population within a one-, three- and five-mile radius of the Huntington Center Property was 10,039, 134,897 and 337,978, respectively, according to the appraisal. The estimated 2015 average household income within a one-, three- and five-mile radius of the Huntington Center Property was $69,828, $51,749 and $56,554, respectively. The 2015 average household income for the greater city of Columbus was $61,614. Over the next five years, population is projected to increase within a one-mile radius but is expected to decline or remain flat within a three-mile radius and five-mile radius.

The following table presents recent leasing data at competitive office buildings with respect to the Huntington Center Property:

Competitive Property Summary
Property Name/Address	Year Built	Class	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Rent Steps/SF
Confidential CBD Office Building Confidential Columbus, Ohio	2001	A	242,009	Confidential	6,885	Feb 2016	3.0	$13.50	Up to $15.00
Confidential Office Property Confidential Columbus, Ohio	1989	A	142,315	Confidential	2,301	Oct 2015	5.0	$10.25	Up to $11.25
Confidential CBD Building Confidential Columbus, Ohio	1985	A	407,472	Confidential	2,644	Aug 2015	5.0	$12.00	Up to $14.00
Confidential Grandview Yard Building Confidential Columbus, Ohio	2014	A	75,000	Confidential	17,500	Jun 2015	10.3	$15.50	1.75% annual Increases
Confidential Building Confidential Columbus, Ohio	1928	A	330,000	Confidential	16,536	Jan 2015	7.0	$13.50	Up to $14.75

Source: Appraisal

A-3-56

MSC 2016-BNK2	Huntington Center

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Huntington Center Property:

Cash Flow Analysis
	2013	2014	2015	7/31/2016 TTM	UW	UW PSF
Gross Potential Rent(1)	$13,242,716	$12,879,986	$12,118,245	$11,917,120	$15,003,594(2)	$16.54
Total Recoveries	$8,786,557	$8,671,489	$8,304,612	$8,465,896	$8,817,093	$9.72
Total Other Income(3)	$3,101,569	$3,165,360	$3,479,005	$3,212,370	$3,212,370	$3.54
Less Vacancy & Credit Loss(4)	$0	$0	$0	$0	($2,866,257)	($3.16)
Effective Gross Income	$25,130,842	$24,716,835	$23,901,862	$23,595,386	$24,166,800	$26.64
Total Operating Expenses	$10,202,636	$10,320,004	$10,645,833	$10,564,579	$11,235,890	$12.39
Net Operating Income	$14,928,206	$14,396,831	$13,256,029	$13,030,807	$12,930,910	$14.26
Capital Expenditures	$0	$0	$0	$0	$181,402	$0.20
TI/LC	$0	$0	$0	$0	$1,124,692	$1.24
Net Cash Flow	$14,928,206	$14,396,831	$13,256,029	$13,030,807	$11,624,816	$12.82

Occupancy %	86.8%	86.3%	83.8%	85.8%	83.3%(5)
NOI DSCR (P&I)(6)	1.97x	1.90x	1.75x	1.72x	1.71x
NOI DSCR (IO) (6)	2.98x	2.87x	2.65x	2.60x	2.58x
NCF DSCR (P&I) (6)	1.97x	1.90x	1.75x	1.72x	1.54x
NCF DSCR (IO) (6)	2.98x	2.87x	2.65x	2.60x	2.32x
NOI Debt Yield(6)	10.7%	10.3%	9.5%	9.3%	9.2%
NCF Debt Yield(6)	10.7%	10.3%	9.5%	9.3%	8.3%

(1)	Gross Potential Rent has been underwritten based on the August 31, 2016 rent roll.
(2)	UW Gross Potential Rent includes vacant space grossed up to market rent. The straight line average rent throughout the loan term ($19.89 PSF on a weighted average basis) has been underwritten for Huntington Bank and is above the concluded market rent of $15.00 PSF set forth in the appraisal. No mark to market adjustment has been made for Huntington Bank given the investment grade rating and the long term lease of the tenant. A contractual rent decrease to $14.00 PSF for Porter Wright totaling $699,815, which is effective October 1, 2017, has been underwritten. In addition, UW Gross Potential Rent includes contractual rent increases through October 1, 2017 totaling $430,245. A mark-to-market adjustment was applied to any tenants (other than Huntington Bank) whose contractual rent is in excess of 110% of market. Income associated with Hines Interests Limited Partnership has been underwritten, however, Hines Interests Limited Partnership is not obligated to pay rent as long as it serves as the property manager.
(3)	Other income includes percentage rent, parking rent, roof/antenna revenue, storage rent, telecom/riser revenue, air rights rent and other income. Parking Rent constitutes approximately 11.9% of Effective Gross Income.
(4)	Includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These tenants include Schneider Downs & Co, Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc. These tenants were underwritten as vacant.
(5)	UW Occupancy is based on the August 31, 2016 rent roll, and excludes five tenants totaling 37,218 SF that have given notice to vacate.
(6)	Debt service coverage ratios and debt yields are based on the Huntington Center Whole Loan.

Escrows and Reserves. The Huntington Center Whole Loan documents provide for upfront reserves in the amount of $1,994,693 for real estate taxes, $1,442,959 for rent abatements for nine tenants, including Porter Wright, the second largest tenant, (as to a portion of its space), and $3,151,426 for tenant improvements and leasing commissions payable under existing leases. The Huntington Center Borrower is required to escrow monthly 1/12th of the annual estimated real estate taxes and 1/12th of the annual estimated insurance premiums (unless the Huntington Center Borrower maintains an acceptable blanket policy). The Huntington Center Borrower is required to make monthly deposits equal to $18,896 into an escrow for replacements and repairs. The Huntington Center Borrower is required to make monthly deposits equal to $75,584 into an escrow for tenant improvements and leasing commissions; provided that, so long as no event of default is continuing under the Huntington Center Whole Loan, such deposits are not required to be made at any time that funds in such escrow are equal to or greater than $2,721,030.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Huntington Center Whole Loan, other than with respect to parking garage revenues, which may be initially deposited into an account held by the Huntington Center Borrower or by the parking garage manager, and are required to be deposited into the cash management account described below within one business day of receipt thereof. The Huntington Center Whole Loan has in place cash management. Funds in the lockbox account are required to be swept on each business day to a cash management account for the benefit of the lender and applied to pay debt service on the Huntington Center Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves,” to disburse, during the continuance of a Cash Sweep Event Period (as defined below) caused solely by a DSCR Trigger or Specified Tenant Trigger (each as defined below), the monthly operating expenses referenced in the approved annual budget and extraordinary operating expenses not referenced in the annual budget and approved by the lender, and to disburse the remainder, provided no event of default is continuing under the Huntington Center Whole Loan, (i) during the continuance of a Cash Sweep Event Period, into an account to be held by the lender as additional security for the Huntington Center Whole Loan during the continuance of such Cash Sweep Event Period or (ii) otherwise, to the Huntington Center Borrower.

A “Cash Sweep Event Period” means the period:

(i)   commencing upon an event of default under the Huntington Center Whole Loan and ending upon the cure (if applicable) of such event of default, or

(ii)  commencing if the debt service coverage ratio on the Huntington Center Whole Loan is less than 1.20x for six consecutive calendar months (a “DSCR Trigger”), and ending on the date the debt service coverage ratio on the Huntington Center Whole Loan has been at least 1.20x for six consecutive calendar months, or

(iii) commencing upon a Specified Tenant Trigger and ending upon a Specified Tenant Cure (as defined below).

A-3-57

MSC 2016-BNK2	Huntington Center

A “Specified Tenant Trigger” means (i) the vacancy of any applicable space leased to a Specified Tenant (other than a portion of the 32nd floor of the Huntington Center Property leased by Porter Wright, as to which such tenant has a termination option (the “Porter Wright Termination Space”)), (ii) a Specified Tenant giving notice that it is terminating its lease for, or intends to vacate, all or any portion of its space (other than the Porter Wright Termination Space), (iii) any termination or cancellation (including without limitation, rejection in any bankruptcy or similar insolvency proceeding) or failure to be in full force and effect of any Specified Tenant’s lease, (iv) any bankruptcy or similar insolvency of a Specified Tenant, or (v) any Specified Tenant failing to extend or renew its lease by the date twelve months prior to its expiration in accordance with the terms and conditions of the Huntington Center Whole Loan documents and reasonably acceptable to the lender.

A “Specified Tenant Cure” means either (i) the Huntington Center Borrower leasing the entire applicable Specified Tenant space to a replacement tenant(s) acceptable to the lender, upon terms and conditions reasonably acceptable to the lender and otherwise in accordance with the Huntington Center Whole Loan documents, and the applicable tenant being in physical occupancy, open to the public for business and paying the full amount of the rent due under its lease or (ii) lender’s receipt of reasonably acceptable evidence of the satisfaction of the Specified Tenant Cure Conditions (as defined below).

“Specified Tenant Cure Conditions” means, as applicable (i) the applicable Specified Tenant is in actual, physical occupancy of the applicable Specified Tenant space (or applicable portion thereof other than the Porter Wright Termination Space) and conducting its business therein, (ii) the applicable Specified Tenant has revoked or rescinded all termination, cancellation or vacation notices with respect to the applicable Specified Tenant lease and re-affirmed such lease as being in full force and effect, (iii) if the Specified Tenant Trigger is the applicable Specified Tenant’s failure to extend or renew its lease in accordance with clause (v) of the definition of “Specified Tenant Trigger”, such Specified Tenant has renewed or extended its lease in accordance with the terms thereof and the Huntington Center Whole Loan documents, and (iv) with respect to any bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the related lease, such Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable lease pursuant to final, non-appealable order of a court of competent jurisdiction.

“Specified Tenant” means (i) Huntington Bank, (ii) Porter Wright and (iii) any guarantor(s) of the applicable related Specified Tenant lease(s).

Additional Secured Indebtedness (not including trade debts). The Huntington Center Property also secures the Huntington Center Non-Serviced Pari Passu Companion Loans, which have a Cut-off Date principal balance of $100,000,000. The Huntington Center Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the Huntington Center Mortgage Loan. The Huntington Center Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Huntington Center Non-Serviced Pari Passu Companion Loans. The holders of the Huntington Center Mortgage Loan and the Huntington Center Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Huntington Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Huntington Center Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Huntington Center Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Huntington Center Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Huntington Center Property and twenty-four months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or extension thereof or substantially similar program (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

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A-3-59

MSC 2016-BNK2	One Penn Center

Mortgage Loan No. 7 – One Penn Center

A-3-60

MSC 2016-BNK2	One Penn Center

Mortgage Loan No. 7 – One Penn Center

One Penn Center
1601 John F. Kennedy Boulevard
Philadelphia, PA 19103
PHILADELPHIA
Center City
Rittenhouse
Southwest Center City
Chinatown
Fairmount
FAIRMOUNT PARK
Logan Square
Rittenhouse Square
Penn Park
Schuylkill River Park
Von Colln Memorial Field
Palumbo Playground
Schuylkill River
Kelly Drive
Spring Garden St
Fairmount Ave
Green St
Hamilton St
Callowhill St
Vine St
Vine Street Expwy
Race St
Arch St
JFK Blvd
Market St
Chestnut St
Walnut St
Locust St
Spruce St
Pine St
Lombard St
South St
Christian St
Washington Ave
Grays Ferry Ave
Schuylkill Expwy
Pennsylvania Ave
Corinthian Ave
N 25th St
N 24th St
N 23rd St
N 22nd St
N 21st St
N 20th St
N 17th St
N 16th St
N 15th St
N Broad St
S 25th St
S 23rd St
S 22nd St
S 21st St
S 20th St
S 19th St
S 18th St
S 17th St
S 16th St
S 15th St
S Broad St
S 13th St
S 12th St
S 11th St
S 10th St
Lloyd Hall
Perelman Building
Eastern State Penitentiary Natl. Historic Landmark
Fairmount Water Works
Philadelphia Museum of Art
Rocky Statue
Paine's Park
Rodin Museum
Barnes Foundation
Free Library of Philadelphia
Franklin Institute
Moore Coll. of Art & Design
Academy of Natural Sciences
1 & 2 Logan Square
3 Logan Square
Sheraton Phila. Downtown
Hahnemann University Hospital
Penn. Academy of Fine Arts
Pennsylvania Convention Center
Reading Terminal Market
Cira Centre
Cira Center South
Drexel University
One Drexel Plaza
30th Street Station
30th Street
30TH
University of Pennsylvania
Mandell Theater
Class of 1932 Ice Rink
Levy Tennis Pavilion
PECO Building
Commerce Square
G. Fred DiBona Jr. Building
Comcast Center
LOVE Sculpture
Municipal Services Building
SEPTA
MARKET-FRANKFORD LINE
Suburban
5 Penn Center
2 Penn Center
15TH
Philadelphia City Hall
CITY HALL STATION
13TH
11TH
Market East
Aramark Tower
Loews Philadelphia Hotel
Mütter Museum
Philadelphia Stock Exchange
1818 Market
BNY Mellon Center
Centre Square
The Shops at Liberty Place
The Residences at The Ritz-Carlton
Conservation Center for Art & Historic Artifacts
Radisson Plaza-Warwick Hotel Philadelphia
Hyatt at the Bellevue
WALNUT-LOCUST
15TH/16TH
PATCO
12TH/13TH
T. Jefferson University Hospital
Thomas Jefferson University
Academy of Music
BROAD STREET LINE
Rosenbach Museum & Library
Kimmel Ctr. for the Performing Arts
The Wilma Theatre
Historical Society of Pennsylvania
University of the Arts
Suzanne Roberts Theatre
LOMBARD-SOUTH
Philadelphia Arts Bank
SOUTH STREET HEADHOUSE DISTRICT
Philadelphia's Magic Gardens
RACE-VINE
To Ben Franklin Bridge
Philadelphia Intl. Airport 7 miles
PENNSYLVANIA
NEW JERSEY
DE
Lansdale
Horsham
Ambler
Willow Grove
Levittown
Audubon
Norristown
King of Prussia
Plymouth Meeting
Melrose Park
Bristol
Burlington
Conshohocken
Wayne
Paoli
Radnor
Ardmore
Overbrook
Germantown
Kensington
Broomall
Pennsauken
Moorestown
CAMDEN
Yeadon
Springfield
Darby
Cherry Hill
Chester Heights
Gloucester City
Chester
Woodbury
Bellmawr
Clementon
Deptford

A-3-61

MSC 2016-BNK2	One Penn Center

Mortgage Loan No. 7 – One Penn Center

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$33,000,000			Location:	Philadelphia, PA 19103
Cut-off Date Balance(1):	$33,000,000			General Property Type:	Office
% of Initial Pool Balance:	4.5%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Henry Gross			Year Built/Renovated:	1930/1987
Mortgage Rate:	4.9000%			Size:	689,966 SF
Note Date:	7/19/2016			Cut-off Date Balance per SF(1):	$99
First Payment Date:	9/11/2016			Maturity Date Balance per SF(1):	$87
Maturity Date:	8/11/2026			Property Manager:	One Penn Management, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	36 months			Underwriting and Financial Information
Seasoning:	3 months			UW NOI:	$6,488,141
Prepayment Provisions:	LO (27); DEF (88); O (5)			UW NOI Debt Yield(1):	9.5%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	10.8%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	1.66x (IO) 1.29x (P&I)
Additional Debt Balance(2):	$35,000,000			Most Recent NOI:	$6,859,582 (4/30/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$7,223,379 (12/31/2015)
Reserves(3)				3rd Most Recent NOI:	$6,883,148 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(4):	79.9% (9/30/2016)
RE Tax:	$582,019	$116,404	N/A	2nd Most Recent Occupancy:	87.6% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	90.4% (12/31/2014)
Recurring Replacements:	$0	$14,374	N/A	Appraised Value (as of):	$91,000,000 (5/31/2016)
TI/LC:	$3,000,000	$150,000	$3,000,000	Cut-off Date LTV Ratio(1):	74.7%
Outstanding TI/LC Reserve:	$592,858	$0	N/A	Maturity Date LTV Ratio(1):	66.1%
Rent Concession Reserve:	$224,304	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$68,000,000	95.6%	Loan Payoff(5):	$66,263,703	93.2%
Borrower Equity:	$3,125,497	4.4%	Reserves:	$4,399,181	6.2%
			Closing Costs:	$462,613	0.7%
Total Sources:	$71,125,497	100.0%	Total Uses:	$71,125,497	100.0%

(1)	The One Penn Center Mortgage Loan is part of the One Penn Center Whole Loan, which is comprised of two pari passu promissory notes with an aggregate principal balance of $68,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate balance of the promissory notes comprising the One Penn Center Whole Loan.

(2)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Occupancy decreased from 2015 to September 30, 2016 due to a tenant occupying approximately 70,000 SF (10.1% of the net rentable area) vacating in April 2016.

(5)	The One Penn Center Property was previously securitized in the LBUBS 2006-C6 transaction.

The Mortgage Loan. The seventh largest mortgage loan (the “One Penn Center Mortgage Loan”) is part of a whole loan (the “One Penn Center Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $68,000,000 which are secured by a first priority fee mortgage encumbering an office building located in Philadelphia, Pennsylvania (the “One Penn Center Property”). Promissory Note A-2 in the original principal amount of $33,000,000 represents the One Penn Center Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-1 in the original principal amount of $35,000,000 (the “One Penn Center Non-Serviced Pari Passu Companion Loan”) represents the controlling interest in the One Penn Center Whole Loan and is currently being held by the WFCM 2016-BNK1 securitization trust. The One Penn Center Whole Loan is being serviced pursuant to the pooling and servicing agreement for the WFCM 2016-BNK1 securitization trust. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans—The One Penn Center Whole Loan” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus. The proceeds of the One Penn Center Whole Loan, in addition to equity contributed by the One Penn Center Borrower (as defined below), were primarily used to refinance existing debt on the One Penn Center Property, fund reserves and pay closing costs.

The Borrower and the Sponsors. The borrower is One Penn Associates, L.P. (the “One Penn Center Borrower”), a Delaware limited partnership and single purpose entity with one independent director. Legal counsel to the One Penn Center Borrower delivered a non-consolidation opinion in connection with the origination of the One Penn Center Whole Loan. The H. Gross Family, LP is the guarantor of certain nonrecourse carveouts under the One Penn Center Whole Loan.

A-3-62

MSC 2016-BNK2	One Penn Center

The sponsor is Henry Gross, who controls the H. Gross Family, LP. Mr. Gross is the CEO of RealEx Capital, which, since its inception in 1974, has actively developed, invested in and managed a diverse array of real estate investments. H. Gross Family, LP holds a real estate portfolio (excluding the One Penn Center Property) comprised of an 187,000 square foot biomedical research building, a single-tenant industrial flex building, an office-warehouse R&D building and an apartment unit that has a combined value of approximately $248.3 million.

The Property. The One Penn Center Property is a 20-story, class B office tower totaling approximately 689,966 SF located in the central business district of Philadelphia, Pennsylvania. Built in 1930 and renovated in 1987, the amenities at the One Penn Center Property include a Walgreens and a National Penn Bank branch located on the first floor and outdoor decks and terraces located on the 20th floor. Since acquiring the One Penn Center Property in 2002, the sponsor has invested approximately $23.7 million ($34.40 per square foot) to modernize the building, including upgrades to the common areas, elevator cabs, façade restorations, as well as HVAC and LED lighting updates. The One Penn Center Property features a diverse tenant roster comprising 95 tenants with the three largest tenants, Philadelphia Works, Inc. (“Philadelphia Works”), United States Government – SEC (rated AAA, Aaa and AA+ by Fitch, Moody’s and S&P, respectively) and Phelan Hallinan & Schmieg, LLP, representing only 22.5% of the combined net rentable area and no other tenant representing more than 3.1% of the net rentable area or 3.8% of the underwritten annual base rent. The One Penn Center Property is located directly atop the Southeastern Pennsylvania Transportation Authority (“SEPTA”) Suburban Station, the main commuter rail hub in the city, and has direct interior access to the station. Suburban Station experiences approximately 50,000 daily commuters and serves as the main transportation hub for the downtown office market. Over the past 10 years, the One Penn Center Property has averaged 88.6% occupancy; however, in April 2016 a tenant occupying approximately 70,000 SF (10.1% of the net rentable area) vacated. As of September 30, 2016, the One Penn Center Property was 79.9% occupied by 95 tenants subject to 108 leases.

The following table presents a summary regarding major tenants at the One Penn Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Philadelphia Works	NR/NR/NR	74,155	10.7%	$1,705,565	13.8%	$23.00	12/31/2020(4)
United States Government – SEC	AAA/Aaa/AA+	44,765	6.5%	$862,006	7.0%	$19.26	4/10/2024(5)
Phelan Hallinan & Schmieg, LLP	NR/NR/NR	35,989	5.2%	$856,538	6.9%	$23.80	1/31/2020
McElroy Deutsch Mulvaney & Carpenter LLP	NR/NR/NR	21,130	3.1%	$475,425	3.8%	$22.50	10/31/2021
Qtc Management, Inc.	NR/NR/NR	19,879	2.9%	$427,398	3.5%	$21.50	3/31/2017
American Heart Association	NR/NR/NR	16,880	2.4%	$430,440	3.5%	$25.50	5/31/2019
Naulty, Scaricamazza & McDevitt	NR/NR/NR	16,361	2.4%	$368,123	3.0%	$22.50	7/31/2021
Total Major Tenants		229,159	33.2%	$5,125,496	41.4%	$22.37

Other Tenants		322,400	46.7%	$7,245,682	58.6%	$22.47
Total Occupied Space		551,559	79.9%	$12,371,178	100.0%	$22.43
Vacant Space		138,407	20.1%
Total/Wtd. Avg.		689,966	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF include contractual rent steps through June 2017 totaling $187,309.

(4)	Philadelphia Works may terminate its lease if funding allocated to the tenant for the fiscal year has been eliminated or reduces by more than 50.0% from its 2013 funding level of approximately $40.0 million. Philadelphia Works is required to provide six months’ notice in November with the termination effective the following May and a termination fee equal to $1.3 million if the lease termination notice is provided in November 2016; $950,000 if the lease termination notice is provided in November 2017; $650,000 if the lease termination notice is provided in November 2018; and $350,000 if the lease termination notice is provided in November 2019.

(5)	The United States Government – SEC may terminate its lease at any point after April 10, 2021 with 90 days’ notice.

A-3-63

MSC 2016-BNK2	One Penn Center

The following table presents certain information relating to the lease rollover schedule at the One Penn Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	10	5,194	$14.96	0.8%	0.8%	$77,698	0.6%	0.6%
2016	3	8,482	$22.20	1.2%	2.0%	$188,259	1.5%	2.1%
2017	13	47,795	$22.43	6.9%	8.9%	$1,072,205	8.7%	10.8%
2018	12	52,378	$21.64	7.6%	16.5%	$1,133,426	9.2%	20.0%
2019	18	88,626	$23.83	12.8%	29.3%	$2,112,051	17.1%	37.1%
2020	13	141,686	$23.00	20.5%	49.9%	$3,259,228	26.3%	63.4%
2021	17	87,209	$22.87	12.6%	62.5%	$1,994,881	16.1%	79.5%
2022	7	18,848	$22.38	2.7%	65.3%	$421,802	3.4%	82.9%
2023	3	21,178	$20.71	3.1%	68.3%	$438,655	3.5%	86.5%
2024	3	51,736	$19.84	7.5%	75.8%	$1,026,555	8.3%	94.8%
2025	0	0	$0.00	0.0%	75.8%	$0	0.0%	94.8%
2026	1	3,492	$23.00	0.5%	76.3%	$80,316	0.6%	95.4%
2027 & Beyond	8	24,935	$22.70	3.6%	79.9%	$566,103	4.6%	100.0%
Vacant	0	138,407	$0.00	20.1%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	108	689,966	$22.43	100.0%		$12,371,178	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Weighted average UW Rent PSF Rolling excludes vacant space.

The Market. The One Penn Center Property is located on JFK Boulevard on the block between 16th and 17th Street in the Philadelphia, Pennsylvania central business district (the “Philadelphia CBD”). The Philadelphia CBD is identified as Center City Philadelphia which is concentrated around City Hall at the intersection of Broad and Market Streets. Center City Philadelphia contains office, residential, retail, hotel, governmental, medical and private club uses, cultural attractions and the hub for local mass transportation. The One Penn Center Property is located directly atop the Suburban Station, the main commuter rail hub in the city, which experiences approximately 50,000 daily commuters as the transportation hub for the West of Broad office submarket. The Philadelphia International Airport is located approximately 7.6 miles southwest of the One Penn Center Property.

According to the appraisal, a well-educated population and favorable cost of doing business, as compared to New York and Washington, D.C., has attracted a number of large corporations to the Philadelphia metropolitan statistical area as exhibited by eleven Fortune 500 corporations calling the region home, including Comcast Corporation (“Comcast”), DowDuPont and Lincoln National. Comcast is the largest cable company in the United States and is one of the region’s largest employers. Comcast is in the process of building an approximately $1.2 billion, 59-story office building totaling approximately 1.5 million SF next to its current headquarters, which is located across 17th Street from the One Penn Center Property. The building, known as the Comcast Innovation and Technology Center, is expected to be completed in 2018 and contain approximately 1.3 million SF of office space to be completely occupied by Comcast and a Four Seasons hotel on the top floors. City Hall, which is located approximately 0.3 miles east of the One Penn Center Property, was recently enhanced by the opening of the approximately $50.0 million Dilworth Park, including enhanced public spaces, water fountains, better transit access and numerous other features.

According to the appraisal, the One Penn Center Property is located in the West of Broad submarket of the Philadelphia CBD office market which, as of the first quarter of 2016, contained approximately 27.8 million SF(68.9% of the Philadelphia CBD office market). For that same period, the West of Broad submarket reported an overall vacancy rate of 8.6% and average asking rent of $29.51 per square foot, gross.

The following table reflects competitive office properties with respect to the One Penn Center Property:

Competitive Property Summary
Property Name/Location	Year Built/ Renovated	Total Occupancy	Size (SF)	Tenant Name	Lease Area (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
One South Broad Philadelphia, PA	1932/NAP	93%	463,988	Sidecar	15,550	3/2016	4.0	$25.00	MG
123 S. Broad Street Philadelphia, PA	1928/1989	96%	882,586	Committee of Seventy	2,663	3/2016	7.3	$23.25	MG
100 N. 20th Street Philadelphia, PA	1980/NAP	94%	92,125	Bayada Home Healthcare	6,245	9/2015	5.2	$21.50	MG
1515 Market Street Philadelphia, PA	1960/2007	96%	502,213	Pembroke Consulting	1,327	6/2015	7.0	$26.00	MG
Four Penn Center Philadelphia, PA	1964/2001	86%	522,600	Parsons Brinckerhoff	11,817	5/2015	5.0	$25.00	MG
Four Penn Center Philadelphia, PA	1964/2001	86%	522,600	Ansa Assuncao	13,002	5/2015	7.5	$24.50	MG

Source: Appraisal and third-party market report.

A-3-64

MSC 2016-BNK2	One Penn Center

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the One Penn Center Property:

Cash Flow Analysis

	2013	2014	2015	4/30/2016 TTM	UW	UW PSF
Base Rent	$12,552,105	$12,827,504	$13,421,832	$13,071,350	$12,371,178(1)	$17.93
Grossed Up Vacant Space	$0	$0	$0	$0	$3,210,617	$4.65
Free Rent Adjustment	($208,176)	($51,492)	($504,324)	($516,555)	$0	$0.00
Total Reimbursables	$656,404	$420,744	$535,181	$659,273	$476,693	$0.69
Other Income	$177,241	$377,751	$97,432	$108,563	$105,248	$0.15
Less Vacancy & Credit Loss	$0	$0	$0	$0	($3,210,617)	($4.65)
Effective Gross Income	$13,177,574	$13,574,507	$13,550,121	$13,322,631	$12,953,119	$18.77
Total Operating Expenses	$6,856,289	$6,691,359	$6,326,742	$6,463,049	$6,464,978	$9.37
Net Operating Income	$6,321,285	$6,883,148	$7,223,379	$6,859,582	$6,488,141	$9.40
TI/LC	$0	$0	$0	$0	$719,646	$1.04
Capital Expenditures	$0	$0	$0	$0	$172,492	$0.25
Net Cash Flow	$6,321,285	$6,883,148	$7,223,379	$6,859,582	$5,596,003	$8.11

Occupancy	83.9%	90.4%	87.6%	N/A(3)	79.4%
NOI DSCR(2)	1.46x	1.59x	1.67x	1.58x	1.50x
NOI DSCR (IO)(2)	1.87x	2.04x	2.14x	2.03x	1.92x
NCF DSCR(2)	1.46x	1.59x	1.67x	1.58x	1.29x
NCF DSCR (IO)(2)	1.87x	2.04x	2.14x	2.03x	1.66x
NOI Debt Yield(2)	9.3%	10.1%	10.6%	10.1%	9.5%
NCF Debt Yield(2)	9.3%	10.1%	10.6%	10.1%	8.2%

(1)	UW Base Rent includes contractual rent steps through June 2017 totaling $187,309.

(2)	The debt service coverage ratios and debt yields shown are based on the One Penn Center Whole Loan.

(3)	Most recent occupancy as of September 30, 2016 is 79.9%, which is lower than 2015 due to a tenant occupying approximately 70,000 SF (10.1% of the net rentable area) vacating in April 2016.

Escrows and Reserves. The loan documents provide for an upfront escrow at closing in the amount of $582,019 for real estate taxes, $3.0 million for tenant improvements and leasing commissions (“TI/LCs”), $592,858 for TI/LCs associated with five tenants, and $224,304 for rent concessions related to ten tenants. The loan documents provide for ongoing monthly escrows of $116,404 for real estate taxes, $14,374 for replacement reserves and $150,000 for TI/LCs upon the balance of the reserve falling below $3.0 million. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the One Penn Center Property is insured via an acceptable blanket insurance policy; and (iii) the One Penn Center Borrower provides the lender with timely proof of payment of insurance premiums.

Lockbox and Cash Management. The One Penn Center Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. The One Penn Center Whole Loan has in place cash management. Prior to the occurrence of Cash Trap Event Period (as defined below), all excess cash flow is required to be distributed to the borrower. During a Cash Trap Event Period, all excess cash flow is required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the amortizing debt service coverage ratio on the One Penn Center Whole Loan being less than 1.15x. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the amortizing debt service coverage ratio being at least 1.15x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The One Penn Center Property also secures the One Penn Center Non-Serviced Pari Passu Companion Loan, which has a Cut-off Date principal balance of $35,000,000. The One Penn Center Non-Serviced Pari Passu Companion Loan is evidenced by Note A-1 and is currently held by the WFCM 2016-BNK1 securitization trust. The One Penn Center Non-Serviced Pari Passu Companion Loan accrues interest at the same rate as the One Penn Center Mortgage Loan. The One Penn Center Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the One Penn Center Non-Serviced Pari Passu Companion Loan. The holders of the One Penn Center Mortgage Loan and the One Penn Center Non-Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the One Penn Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The One Penn Center Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the One Penn Center Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-65

MSC 2016-BNK2	International Square

Mortgage Loan No. 8 – International Square

A-3-66

MSC 2016-BNK2	International Square

Mortgage Loan No. 8 – International Square

A-3-67

MSC 2016-BNK2	International Square

Mortgage Loan No. 8 – International Square

WASHINGTON D.C.
International Square
1825-1875 I Street Northwest & 1850 K Street Northwest
Washington, DC 20006
Woodley Park
Adams Morgan
Meridian Hill Park
Columbia Heights
Howard University
Bryant St NW
Howard University Hospital
U STREET AFRICAN-AM. CIVIL WAR MEMORIAL
U St NW
S St NW
R St NW
Q St NW
P St NW
N St NW
M St NW
L St NW
K St NW
H St NW
G St NW
F St NW
E St NW
D St NW
C St NW
Rock Creek Pkwy
Wyoming Ave NW
Columbia Rd NW
Florida Ave NW
New Hampshire Ave NW
Massachusetts Ave NW
EMBASSY ROW
SHAW-HOWARD UNIV
Rhode Island Ave NW
DU PONT CIRCLE
Johns Hopkins Univ. Carey Business School
Cathedral of St. Matthew the Apostle
Logan Circle Park
Logan Circle
Kennedy Playground
Rock Creek Park
West End
Marriott Hotel
Georgetown
Ritz Carlton
Lafayette Centre
FARRAGUT NORTH
Walter E. Washington Convention Center
MT. VERNON SQUARE
New York Ave NW
Washington Circle Park
World Bank
G. Washington University Hospital
Pennsylvania Ave NW
FARRAGUT WEST
ORANGE LINE
BLUE LINE
MCPHERSON SQUARE
Franklin Square
Mt. Vernon Square
YELLOW LINE
GREEN LINE
North Capitol
FOGGY BOTTOM-GWU
International Monetary Fund
CityCenter DC
Chinatown
Gallery Place
Watergate Complex
George Washington University
Eisenhower Executive Office Bldg.
METRO CENTER
GALLERY PL-CHINATOWN
National Building Museum
RED LINE
Downtown
Smithsonian American Art Museum
Verizon Center
Foggy Bottom
Board of Governors of the Fed. Reserve
FDIC
White House
US Dept. of the Treasury
National Theatre
Georgetown University Law Center
JFK Center for the Arts
GSA Headquarters
The Corcoran School of Art
J. Edgar Hoover FBI Bldg.
JUDICIARY SQUARE
Harry S. Truman Building
E.J. Kelly Park
United Unions Bldg.
Corcoran Art Gallery
DC City Hall
Ronald Reagan Bldg. and Intl. Trade Center
Virginia Ave NW
The Ellipse
US Dept. of Commerce
FEDERAL TRIANGLE
IRS
Dept. of Justice
ARCHIVES-NAVY MEMORIAL
US District Court
Taft Memorial
Union Station Plaza
Constitution Ave NW
Natl. Records and Archives Administration
Vietnam Veterans Memorial
Constitution Gardens Pond
World War II Memorial
Washington Monument
Museum of American History
Museum of Natural History
THE NATIONAL MALL
National Gallery
East Gallery
Ulysses S. Grant Memorial
U.S. Capitol
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Potomac River
Reflecting Pool
Korean War Memorial
Sylvan Theater Stage
USDA Forest Service
SMITHSONIAN
Smithsonian
Hirshhorn
National Air and Space Museum
Natl. Museum of the American Indian
US Botanic Garden
Independence Ave SW
United States Holocaust Memorial Museum
US Dept. of Energy
Federal Aviation Admin.
Dept. of Homeland Security
Rayburn House Office Bldg.
Bureau of Engraving
METRO
BLUE, ORANGE LINES
Tidal Basin
Federal Communications Commission
US Postal Service Hdqtrs.
Dept. of Housing and Urban Dev.
L'ENFANT PLAZA
FEDERAL CENTER SW
Southwest Frwy
Jefferson Memorial
Vietnam Women's Memorial
Benjamin Banneker Park
Jefferson Recreation Center
Randall Recreation Center
METRO YELLOW LINE
I St SW
Southwest Duck Pond
K St SW
L St SW
East Potomac Park
Washington Channel
M St SW
GREEN LINE
WATERFRONT-SEU
King Greenleaf Recreation Center
N St SW
East Potomac Park Golf Course
Southwest/ Waterfront
P St SW
Rockville
Wheaton
Calverton
Laurel
North Bethesda
Potomac
Beltsville
Silver Spring
College Park
Greenbelt
Bethesda
Takoma Park
Hyattsville
Seabrook
New Carrollton
Langley
McLean
WASHINGTON D.C.
Landover
Tysons Corner
Falls Church
Seat Pleasant
Largo
Merrifield
ARLINGTON
Suitland
Forestville
Annandale
Hillcrest Heights
Upper Marlboro
ALEXANDRIA
Camp Springs
Rose Hill
National Harbor
Springfield
VIRGINIA
MARYLAND
Groveton
Clinton
Burke
Franconia
Mount Vernon

A-3-68

MSC 2016-BNK2	International Square

Mortgage Loan No. 8 – International Square

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
				Location:	Washington, D.C. 20006
Original Balance(1):	$30,000,000			General Property Type:	Office
Cut-off Date Balance(1):	$30,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	4.1%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1978-1982/2005
Sponsor:	D.C. Area Portfolio Upper Tier JV, L.P.			Size:	1,158,732 SF
Mortgage Rate:	3.6150%			Cut-off Date Balance per SF(1):	$213
Note Date:	7/11/2016			Maturity Date Balance per SF(1):	$213
First Payment Date:	9/10/2016			Property Manager:	Tishman Speyer Properties, L.P. (borrower-related)
Maturity Date:	8/10/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	3 months			UW NOI:	$42,883,351
Prepayment Provisions(2):	LO (27); DEF (86); O (7)			UW NOI Debt Yield(1):	17.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	17.4%
Additional Debt Type(3):	Pari Passu/Subordinate Debt			UW NCF DSCR(1):	4.31x
Additional Debt Balance(3):	$216,700,000/$203,300,000			Most Recent NOI:	$34,268,512 (6/30/2016 TTM)
Future Debt Permitted (Type):	Yes (Mezzanine)			2nd Most Recent NOI:	$37,214,975 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$40,025,487 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	94.2% (7/18/2016)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	93.0% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	98.0% (12/31/2014)
Recurring Replacements:	$0	Springing	$573,356	Appraised Value (as of):	$757,000,000 (6/13/2016)
TI/LC:	$0	Springing	$7,531,758	Cut-off Date LTV Ratio(1):	32.6%
Other:	$28,442,141	$0	N/A	Maturity Date LTV Ratio(1):	32.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$450,000,000	100.0%	Loan Payoff:	$375,380,461	83.4%
			Reserves:	$28,442,141	6.3%
			Closing Costs:	$4,863,763	1.1%
			Return of Equity:	$41,313,634	9.2%
Total Sources:	$450,000,000	100.0%	Total Uses:	$450,000,000	100.0%

(1)	The International Square Mortgage Loan is part of the International Square Whole Loan (as defined below), which is comprised of four pari passu senior notes and one subordinate note with an aggregate original principal balance of $450,000,000. The four International Square pari passu senior notes have a combined original principal balance of $246,700,000 and the subordinate note has an original principal balance of $203,300,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the four senior notes totaling $246,700,000 without regard to the subordinate note. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate note balance of the International Square Whole Loan (including the subordinate note) are $388, $388, 2.36x, 9.5% 9.5%, 59.4% and 59.4%, respectively.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last International Square Whole Loan promissory note to be securitized and (b) September 10, 2019.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” and “—Mezzanine Loan and Preferred Equity” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The eighth largest mortgage loan (the “International Square Mortgage Loan”) is part of a non-serviced pari passu-AB whole loan (the “International Square Whole Loan”) evidenced by (i) four pari passu senior notes in the aggregate original principal amount of $246,700,000 and (ii) one subordinate note in the original principal amount of $203,300,000, all of which are secured by a first priority fee mortgage encumbering a three-building, approximately 1.16 million SF Class A office complex known as International Square in Washington, D.C. (the “International Square Property”). The International Square Mortgage Loan is evidenced by one of the pari passu notes (Note A-2-2) with an outstanding principal balance as of the Cut-off Date of $30,000,000. Note A-1 in the original principal amount of $166,700,000, Note A-2-1 in the original principal amount of $30,000,000 and Note A-3 in the original principal amount of $20,000,000 represent pari passu companion loans (the “International Square Non-Serviced Pari Passu Companion Loans”), and are pari passu with the International Square Mortgage Loan. Note B in the original principal amount of $203,300,000 (the “International Square Subordinate Companion Loan”) is generally subordinate to the International Square Mortgage Loan and the International Square Non-Serviced Pari Passu Companion Loans. See “Description of the Mortgage Pool—The Whole Loans—the Non-Serviced Whole Loans—The International Square Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-69

MSC 2016-BNK2	International Square

The International Square Mortgage Loan will be included in the MSC 2016-BNK2 securitization trust. The International Square Non-Serviced Pari Passu Companion Loan represented by Note A-1 and the International Square Subordinate Companion Loan were contributed to the BAMLL 2016-ISQR securitization trust. The International Square Non-Serviced Pari Passu Companion Loan represented by Note A-2-1 is expected to be contributed to the MSBAM 2016-C31 securitization trust by the closing date of this transaction. The International Square Non-Serviced Pari Passu Companion Loan represented by Note A-3 was contributed to the MSBAM 2016-C30 securitization trust. The International Square Whole Loan is being serviced pursuant to the terms of the BAMLL 2016-ISQR trust and servicing agreement.

The proceeds of the International Square Whole Loan were used to refinance a previous mortgage loan and mezzanine loans totaling approximately $375,380,461 secured by the International Square Property, pay closing costs, fund reserves and return equity to the International Square Borrower (as defined below). The previous mortgage loan secured by the International Square Property was securitized in the LBUBS 2007-C1 transaction.

The Borrower and the Sponsor. The borrower is International Square, L.P. (the “International Square Borrower”), a newly formed single-purpose Delaware limited partnership with two independent directors. The International Square Borrower is owned indirectly by D.C. Area Portfolio Upper Tier JV, L.P. (the “International Square Sponsor”), which is a joint venture controlled by Tishman Speyer Properties, L.P. (“Tishman Speyer”) and majority owned by one or more affiliates of Tishman Speyer and direct and indirect subsidiaries of Abu Dhabi Investment Authority (“ADIA”). Since its founding in 1978, Tishman Speyer has acquired, developed and operated over 276 investments involving 380 properties encompassing over 140.1 million SF located in major metropolitan markets of the United States, Europe, Latin America and Asia. As of September 30, 2015 Tishman Speyer has 80 investments (118 properties) globally. ADIA is a public institution established by the Government of the Emirate of Abu Dhabi in 1976 as an independent investment institution.

The International Square Whole Loan will be recourse solely to the International Square Borrower pursuant to standard carve-outs. There is no separate guarantor and no environmental indemnitor separate from the International Square Borrower.

The Property. The International Square Property is an approximately 1.16 million SF, Class A office complex comprised of three interconnected 12-story office buildings that occupy nearly a full city block in Washington, D.C. The three, 12-story buildings offer a panoramic rooftop terrace and two levels of below-grade parking. The International Square Property offers building amenities including a fitness center, ground floor retail, a lower level casual dining concourse, child care (for tenants only) and banking facilities.

As of July 18, 2016, the International Square Property was 94.2% leased to 45 tenants with the largest tenant concentrations being the U.S. Government (33.7% of total NRA), law firms (24.4% of total NRA) and professional services (15.8% of total NRA). Approximately 30.2% of the International Square Property’s square footage is occupied by tenants with lease expiration dates beyond 2025 and the weighted average remaining lease term is 7.1 years. The International Square Property has a nine year historical occupancy average of 96.3%.

Major Tenants.

Federal Reserve Board (390,233 SF, 33.7% of NRA, 36.2% of underwritten base rent). The Federal Reserve Board leases 390,233 SF on leases that have various expiration dates from 2022-2028. The Federal Reserve Board is comprised of seven board members nominated by the President and confirmed by the Senate. The Federal Reserve System is the central bank of the United States. The Federal Reserve Board has been a tenant at the International Square Property since November 2007.

The Federal Reserve Board has options to terminate portions of its leases as follows: (A) the option to terminate all or a portion of 6.9% of its space, provided that to exercise this option, federal legislation must have been enacted that affects the Federal Reserve Board’s mission such that its need for space is substantially reduced, upon at least 18 months’ notice for partial termination and at least 24 months’ notice for full termination and payment of four months of base rent plus unamortized transaction costs if the termination occurs prior to October 31, 2019; (B) the option to terminate all or a portion of 7.4% of its space upon notice no later than 42 months prior to the related lease expiration of March 31, 2022 for partial termination and no later than 48 months prior to the related lease expiration of March 31, 2022 for full termination and payment of four months’ fixed rent, unamortized transaction costs and a tax and expense estimate; and (C) the option to terminate 8.9% of its space upon notice by December 2024 and payment of three months’ fixed rent, unamortized transaction costs and a tax and expense estimate.

Blank Rome LLP (167,863 SF, 14.5% of NRA, 16.0% of underwritten base rent). Blank Rome LLP leases a total of 167,863 SF expiring in July 2029. Blank Rome LLP, founded in 1946, is a large law firm with nearly 540 attorneys serving clients across the globe. Blank Rome LLP is an international law firm representing businesses and organizations ranging from Fortune 500 companies to start-up entities. Blank Rome LLP acquired Dickstein Shapiro LLP in early 2016 and relocated its Washington, D.C. headquarters to the International Square Property. Dickstein Shapiro LLP had been a tenant at the International Square Property since October 2005.

World Bank (99,447 SF, 8.6% of NRA, 8.6% of underwritten base rent). The World Bank leases 99,447 SF on a lease that expires between 2019 and 2021. The World Bank is an international financial institution that provides loans to developing countries for capital programs. It is comprised of two institutions: the International Bank for Reconstruction and Development (IBRD) and the International Development Association (IDA). The World Bank is a component of the World Bank Group, which is part of the United Nations system. The World Bank’s official goal is the reduction of poverty. According to its Articles of Agreement, all of its decisions must be guided by a commitment to the promotion of foreign investment and international trade and to the facilitation of capital investment. The World Bank has been a tenant at the International Square Property since January 2006 and has grown their occupancy.

The World Bank has the option to terminate 21.4% of its space, provided that to exercise this option the World Bank must provide (i) evidence of a Global Partnership for Education board directive that the World Bank must terminate the lease based on a material change of circumstances to the Global Partnership for Education or its secretariat, (ii) notice no later than April 30, 2019 and (iii) payment of $903,856 for said termination.

Daniel J. Edelman, Inc. (63,314 SF, 5.5% of NRA, 6.6% of underwritten base rent). Daniel J. Edelman, Inc. occupies 63,314 SF on a lease that expires in July 2019. Daniel J. Edelman, Inc. is a global public relations firm founded in 1952, named after Daniel Edelman and currently run by his son Richard Edelman. Daniel J. Edelman, Inc. has been a tenant in the 1875 I Street tower of the International Square Property since July 1999.

Milbank, Tweed, Hadley & McCloy (54,299 SF, 4.7% of NRA, 5.0% of underwritten base rent). Milbank, Tweed, Hadley & McCloy occupies 54,299 SF under a lease expiring in June 2023. Milbank, Tweed, Hadley & McCloy is an international law firm that was founded in New York City in 1866. Milbank, Tweed, Hadley & McCloy occupies one and a half top floors in the 1850 K Street tower of the International Square Property and has been a tenant at the International Square Property since September 1992.

A-3-70

MSC 2016-BNK2	International Square

The following table presents certain information relating to the leases at the International Square Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Federal Reserve Board(4)	AAA/Aaa/AA+	390,233	33.7%	$22,415,924	36.2%	$57.44	Various(5)
Blank Rome LLP	NR/NR/NR	167,863	14.5%	$9,940,483	16.0%	$59.22	7/31/2029
World Bank(6)	AAA/Aaa/AAA	99,447	8.6%	$5,335,304	8.6%	$53.65	Various(7)
Daniel J. Edelman, Inc.	NR/NR/NR	63,314	5.5%	$4,071,869	6.6%	$64.31	7/31/2019
Milbank, Tweed, Hadley & McCloy	NR/NR/NR	54,299	4.7%	$3,129,706	5.0%	$57.64	Various(8)
Other Tenants		316,825	27.3%	$17,098,323	27.6%	$53.97
Vacant		66,751	5.8%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,158,732	100.0%	$61,991,609	100.0%	$56.77

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company or government whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	The Federal Reserve Board has various termination options with respect to portions of such leases. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in the Preliminary Prospectus.

(5)	The Federal Reserve Board leases multiple spaces under several leases with different expiration dates. The expiration date with respect to 266,023 SF of its space (23.0% of net rentable area) is in 2022, the expiration date with respect to 98,589 SF of its space (8.5% of net rentable area) is in 2028 and the expiration date with respect to the 25,621 SF of its space (2.2% of net rentable area) is in 2026.

(6)	The World Bank has a termination option with respect to 21.4% (21,236 SF) of its space. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in the Preliminary Prospectus.

(7)	The World Bank leases 67,167 SF expiring in September 2019, 21,236 SF expiring in July 2021 and 11,044 SF expiring in December 2020.

(8)	Milbank, Tweed, Hadley & McCloy leases 53,860 SF expiring in June 2023 and 439 SF expiring in January 2020.

The following table presents certain information relating to the lease rollover schedule at the International Square Property:

Lease Rollover Schedule(1)(2)

Year	# of Leases Rolling	SF Rolling(3)	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	3	9,834	$30.51	0.8%	0.8%	$300,012	0.5%	0.5%
2017	7	8,852	$57.28	0.8%	1.6%	$507,018	0.8%	1.3%
2018	8	46,872	$57.72	4.0%	5.7%	$2,705,394	4.4%	5.7%
2019	14	146,035	$59.20	12.6%	18.3%	$8,644,748	13.9%	19.6%
2020	4	49,078	$58.04	4.2%	22.5%	$2,848,400	4.6%	24.2%
2021	11	98,633	$46.18	8.5%	31.0%	$4,554,877	7.3%	31.6%
2022	9	318,857	$59.04	27.5%	58.5%	$18,825,470	30.4%	61.9%
2023	4	62,265	$56.82	5.4%	63.9%	$3,537,964	5.7%	67.6%
2024	1	1,850	$125.09	0.2%	64.1%	$231,410	0.4%	68.0%
2025	0	0	$0.00	0.0%	64.1%	$0	0.0%	68.0%
2026	4	50,508	$50.89	4.4%	68.4%	$2,570,469	4.1%	72.1%
2027 and Beyond	4	299,197	$57.71	25.8%	94.2%	$17,265,846	27.9%	100.0%
Vacant	0	66,751	$0.00	5.8%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	69	1,158,732	$56.77	100.0%		$61,991,609	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Equipment room space, cleaning storage space and fitness center space totaling 5,457 SF is included in SF Rolling.

The Market. The International Square Property is situated in the heart of the Washington, D.C. central business district (“CBD”), and is bounded by Dupont Circle to the north, the White House to the south and east and Washington Circle to the west. The International Square Property is located above Washington, D.C.’s second busiest metro station, Farragut West, and two blocks away from Washington, D.C.’s busiest metro station, Farragut North. The immediate neighborhood is comprised of nearly 33.1 million SF of office space, over 3,500 apartment units, more than 250,000 SF of urban retail space and 14 hotels.

According to the appraisal, rents at the International Square Property are 0.46% percent below market. Specifically with respect to office tenants, the comparable leases range in size from 2,234 to 117,000 SF and have terms ranging from two to 15 years. The comparables exhibit a range in rents from $50.50 to $65.00 PSF, with an average of $56.25 per SF.

A-3-71

MSC 2016-BNK2	International Square

The following table presents competitive office buildings to the International Square Property:

Competitive Building Summary
Property Name/Location	Year Built/ Renovated	Stories	Net Rentable Area (SF)	Primary Tenants	Percent Leased	Average Asking Rent (Low)	Average Asking Rent (High)
2020 K, 2020 K Street NW	1974/1995	11	398,286	Gensler, AECOM, Huron Consulting	95.9%	$50.00	$59.00
Washington Square, 1050 Connecticut Ave NW	1982/2010	12	708,753	Baker & Hostetler, Regus, Mercer, American Bar Assoc.	96.8%	$56.00	$58.00
1800 M, 1800 M Street NW	1978/2013	10	585,545	Zuckerman Speader LLP, Berkeley Research Group, Civilian Appeals Board	82.4%	$53.00	$61.00
1615 L, 1615 L Street NW	1984/2004	13	417,852	Pew Research Group, Fleishman- Hilliard, Int’l Community of Bankers	99.7%	$43.00	$56.00
Franklin Center, 1099 14th Street NW	1992/Various	11	458,998	CACI, Holly Hunt, Millennium Challenge Corporation	72.0%	$50.00	$64.00
Washington Center West, 1001 G Street NW	1989/Various	12	326,000	Keller & Heckman LLP, Podesta Group, Optoro, Quik Park	75.0%	$59.00	$62.00

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and underwritten net cash flow at the International Square Property:

Cash Flow Analysis
	2013	2014	2015	TTM 6/30/2016	UW	UW PSF
Base Rent	$55,013,802	$56,990,549	$55,306,107	$53,429,990	$65,219,350(1)	$56.29
Total Recoveries	$3,058,988	$4,361,855	$4,765,170	$3,473,764	$3,048,127	$2.63
Parking Income	$1,867,284	$1,630,029	$1,760,360	$1,641,457	$1,707,163	$1.47
Other Income(2)	$388,482	$355,499	$292,372	$274,306	$268,131	$0.23
Less Vacancy & Credit Loss	($130,229)	($285,297)	($145,329)	($129,331)	($3,413,374)	(4.9%)
Effective Gross Income	$60,198,327	$63,052,635	$61,978,680	$58,690,186	$66,829,397	$57.67
Total Operating Expenses	$21,309,086	$23,027,148	$24,763,705	$24,421,674	$23,946,047	$20.67
Net Operating Income	$38,889,241	$40,025,487	$37,214,975	$34,268,512	$42,883,351	$37.01
Capital Expenditures	$0	$0	$0	$0	$289,784	$0.25
TI/LC	$0	$0	$0	$0	$3,626,417	$3.13
Net Cash Flow	$38,889,241	$40,025,487	$37,214,975	$34,268,512	$38,967,149	$33.63

Occupancy %	98.0%	98.0%	93.0%	94.2%(3)	95.0%
NOI DSCR(4)	4.30x	4.43x	4.12x	3.79x	4.74x
NCF DSCR(4)	4.30x	4.43x	4.12x	3.79x	4.31x
NOI Debt Yield(4)	15.8%	16.2%	15.1%	13.9%	17.4%
NCF Debt Yield(4)	15.8%	16.2%	15.1%	13.9%	15.8%

(1)	UW Base Rent includes gross up of vacant space, rent steps through July 2017 as well as leases for the Federal Reserve Board expansion (103,196 SF).

(2)	Other Income includes work order income, overtime HVAC, sub-metered electric revenue, tenant condenser water, tenant water, license fees and other miscellaneous income.

(3)	Occupancy as of July 18, 2016.

(4)	Debt service coverage ratios and debt yields are based on the International Square Mortgage Loan and International Square Non-Serviced Pari Passu Companion Loans, and exclude the International Square Subordinate Companion Loan.

Escrows and Reserves. During the continuance of a Cash Trap Period (defined below), the International Square Borrower is required to escrow monthly (i) 1/12th of the annual estimated tax payments, and (ii) 1/12th of the annual estimated insurance premiums (unless the International Square Borrower maintains an acceptable blanket policy). The International Square Borrower funded $23,925,354 into a lender-controlled reserve account at closing, from which disbursements are required to be made to pay or reimburse the amount of outstanding landlord obligations and certain qualified leasing expenses (including but not limited to tenant improvement and leasing commission costs) ($15,303,620) relating to ten tenants, as well as to simulate the payment of rent during any free or abated rent periods ($8,621,734) relating to eight tenants. The International Square Borrower funded $4,516,787 into a lender controlled reserve account at closing, from which disbursements are required to be made, subject to certain conditions, to pay the International Square Borrower during downtime period for rents for two tenants. During the continuance of a Cash Trap Period, the International Square Borrower is required to make monthly deposits equal to $23,890 into an escrow for replacements and repairs on each monthly payment date subject to a cap of $573,356. During the continuance of a Cash Trap Period, the International Square Borrower is required to make monthly deposits equal to $313,823 into an escrow for tenant improvements and leasing commissions on each monthly payment date subject to a cap of $7,531,758.

A-3-72

MSC 2016-BNK2	International Square

Lockbox and Cash Management. The International Square Whole Loan has a hard lockbox with springing cash management upon the commencement of a Cash Trap Period (as defined below). So long as no Cash Trap Period exists, funds on deposit in the restricted account are required to be swept daily to one or more accounts designated by the International Square Borrower. During a Cash Trap Period, funds on deposit in the restricted account are required to be swept on a periodic basis and deposited into a cash management account.

A “Cash Trap Period” will commence upon the first to occur of (i) an event of default, (ii) the debt service coverage ratio being less than 1.30x for two consecutive calendar quarters and (iii) lender’s determination that the International Square Property’s overall occupancy has fallen below 80.0% as a result of the termination or non-renewal of the Federal Reserve Board’s lease with respect to substantially all of its leased premises. A Cash Trap Period will continue until (a) the event of default is cured, (b) the debt service coverage ratio equals or exceeds 1.30x for two consecutive calendar quarters or (c) the International Square Property’s overall occupancy is above 80.0%.

Additional Secured Indebtedness (not including trade debts). In addition to the International Square Mortgage Loan, the International Square Property also secures the International Square Non-Serviced Pari Passu Companion Loans and the International Square Subordinate Companion Loan. The International Square Mortgage Loan, the International Square Non-Serviced Pari Passu Companion Loans, and the International Square Subordinate Companion Loan all accrue interest at 3.6150% per annum. Payments under the International Square Whole Loan are generally applied (A) prior to a triggering event of default (generally, a monetary event of default or one that results in the International Square Whole Loan being specially serviced) (i) first, to interest on the International Square Mortgage Loan and International Square Non-Serviced Pari Passu Companion Loans (together, the “International Square Senior Notes”), pro rata and pari passu, (ii) second, to interest on the International Square Subordinate Companion Loan, (iii) third, to principal on the International Square Senior Notes, pro rata and pari passu, in amounts equal to their principal entitlements (if any) for the related payment date, and (iv) fourth, to principal on the International Square Subordinate Companion Loan in an amount equal to its principal entitlement (if any) for the related payment date and (B) during the continuance of a triggering event of default, (i) first, to accrued and unpaid interest on the International Square Senior Notes on a pro rata and pari passu basis, (ii) second, to accrued and unpaid interest on the International Square Subordinate Companion Loan; (iii) third, to principal on the International Square Senior Notes on a pro rata and pari passu basis until their principal balances have been reduced to zero and then (iv) fourth, to principal on the International Square Subordinate Companion Loan until its principal balance has been reduced to zero. Such priorities and the allocation of collections on the International Square Whole Loan are set forth in an agreement between note holders governing the promissory notes comprising the International Square Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The International Square Whole Loan” in the Preliminary Prospectus.

The following table presents certain information relating to the International Square Whole Loan:

Full Debt Summary

		Cumulative Balance	Cumulative Loan PSF	Cumulative LTV(1)	Cumulative NOI DY(1)	Cumulative NCF DSCR(1)
International Square Pari Passu Companion Loans $216,700,000 Note A-1 Note A-3 and Note A-2-1	International Square Mortgage Loan $30,000,000 Note A-2-2	$246,700,000	$213	32.6%	17.4%	4.31x
International Square Subordinate Companion Loan $203,300,000 Note B		$450,000,000	$388	59.4%	9.5%	2.36x
Implied Equity(2)		$307,000,000

(1)	With respect to the International Square Mortgage Loan, Cumulative LTV, Cumulative NOI Debt Yield and Cumulative NCF DSCR take into account the International Square Non-Serviced Pari Passu Companion Loans.

(2)	Based on $757,000,000 appraised value as of June 13, 2016.

Mezzanine Loan and Preferred Equity. The loan documents permit (from and after the monthly payment date occurring in August 2017) the incurrence of mezzanine financing secured by 100% of the direct ownership interest in the International Square Borrower, subject to the satisfaction of certain conditions, including, but not limited to (i) the related mezzanine loan’s being junior and subordinate to the International Square Whole Loan in all respects, (ii) the mezzanine loan’s being in an amount not to exceed the lesser of (a) $100,000,000 and (b) an amount that, when added to the outstanding principal balance of the International Square Whole Loan, will result in (A) a combined the loan-to-value ratio of the International Square Whole Loan and the mezzanine loan based upon an “as-is” appraised value of the International Square Property of no more than 56.5%, (B) a combined debt service coverage ratio (utilizing the debt service of both the International Square Whole Loan and the mezzanine loan) of not less than 2.35x, and (C) a combined debt yield (based on underwritten net operating income and the combined amount of the International Square Whole Loan and the mezzanine loan) of not less than 8.60%, (iii) the mezzanine loan’s being coterminous with the International Square Whole Loan, (iv) execution of an intercreditor agreement reasonably satisfactory to lender and in the form attached to the related loan agreement and (v) delivery of a rating agency confirmation with respect to the mezzanine loan.

Release of Property. Not permitted.

Terrorism Insurance. The International Square Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, provided that the International Square Whole Loan documents provide for an annual terrorism premium cap of two times the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), subject to annual consumer price index adjustments.

A-3-73

MSC 2016-BNK2	Briarwood Mall

Mortgage Loan No. 9 – Briarwood Mall

A-3-74

MSC 2016-BNK2	Briarwood Mall

Mortgage Loan No. 9 – Briarwood Mall

A-3-75

MSC 2016-BNK2	Briarwood Mall

Mortgage Loan No. 9 – Briarwood Mall

Briarwood Mall
100 Briarwood Circle
Ann Arbor, MI 48108
ANN ARBOR
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University of Michigan
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Medical Campus
South Campus
Pittsfield Township
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A-3-76

MSC 2016-BNK2	Briarwood Mall

Mortgage Loan No. 9 – Briarwood Mall

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$30,000,000			Location:	Ann Arbor, MI 48108
Cut-off Date Balance(1):	$30,000,000			General Property Type:	Retail
% of Initial Pool Balance:	4.1%			Detailed Property Type:	Super Regional Mall
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Simon Property Group, L.P.; GM Pension Trust			Year Built/Renovated:	1973/2015
Mortgage Rate:	3.2920%			Size:	369,916 SF
Note Date:	8/15/2016			Cut-off Date Balance per SF(1):	$446
First Payment Date:	10/1/2016			Maturity Date Balance per SF(1):	$446
Maturity Date:	9/1/2026			Property Manager:	Simon Management Associates II, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$19,313,485
Seasoning:	2 months			UW NOI Debt Yield(1):	11.7%
Prepayment Provisions(2):	LO (26); DEF (87); O (7)			UW NOI Debt Yield at Maturity(1):	11.7%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	3.34x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$19,722,300 (6/30/2016 TTM)
Additional Debt Balance(3):	$135,000,000			2nd Most Recent NOI:	$19,454,546 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$19,063,684 (12/31/2014)
Reserves(4)				Most Recent Occupancy:	96.1% (8/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	95.8% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	93.6% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$336,000,000 (7/18/2016)
Recurring Replacements:	$0	Springing	$130,205	Cut-off Date LTV Ratio(1):	49.1%
TI/LC:	$0	Springing	$2,496,933	Maturity Date LTV Ratio(1):	49.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$165,000,000	100.0%	Loan Payoff:	$106,336,479	64.4%
			Closing Costs:	901,916	0.5%
			Return of Equity:	57,761,605	35.0%
Total Sources:	$165,000,000	100.0%	Total Uses:	$165,000,000	100.0%

(1)	The Briarwood Mall Mortgage Loan is part of the Briarwood Mall Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $165,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Briarwood Mall Whole Loan.

(2)	Defeasance is permitted at any time on or after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Briarwood Mall Whole Loan promissory note to be securitized and (b) March 1, 2020.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The ninth largest mortgage loan (the “Briarwood Mall Mortgage Loan”) is part of a whole loan (the “Briarwood Mall Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $165,000,000, which are secured by a first priority fee mortgage encumbering a 369,916 SF super regional mall known as Briarwood Mall in Ann Arbor, Michigan (the “Briarwood Mall Property”). Promissory Note A-3 in the original principal amount of $30,000,000 represents the Briarwood Mall Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-2 in the original principal amount of $65,000,000 is currently held by Barclays Bank PLC, or an affiliate thereof and Promissory Note A-1 in the original principal amount of $70,000,000 is currently held by the MSBAM 2016-C30 securitization trust (collectively, the “Briarwood Mall Non-Serviced Pari Passu Companion Loans”). The Briarwood Mall Whole Loan is being serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C30 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The proceeds of the Briarwood Mall Whole Loan were used to refinance a previous mortgage loan secured by the Briarwood Mall Property in the amount of approximately $106.3 million, to pay closing costs and to return equity to the Briarwood Mall sponsor. The Briarwood Mall sponsor maintains a current cost basis of approximately $201.6 million.

A-3-77

MSC 2016-BNK2	Briarwood Mall

The Borrower and the Sponsor. The borrower is Mall at Briarwood, LLC (the “Briarwood Mall Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. Equity ownership in the Briarwood Mall Borrower is held by the Briarwood Mall Mortgage Loan sponsors, Simon Property Group, L.P. (50%) and a GM Pension Trust (50%).

Simon Property Group, L.P. is the guarantor of the Briarwood Mall Whole Loan. Simon Property Group, L.P. is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly traded owners, operators and developers of retail assets in the United States. As of December 31, 2015, Simon owned or had an interest in 209 properties consisting of 108 malls, 71 Premium Outlet-branded centers, 14 Mills-branded centers, four lifestyle centers and twelve other retail properties in 37 states and Puerto Rico containing an aggregate of approximately 184 million square feet of gross leasable area.

The Briarwood Mall Whole Loan will be recourse to the Briarwood Mall guarantor pursuant to standard nonrecourse carve-outs, however, the guaranty and the environmental indemnity agreement provide that so long as Simon Property Group, L.P. is the guarantor of the Briarwood Mall Whole Loan, the Briarwood Mall guarantor’s liability may not exceed 20% of the original Briarwood Mall Whole Loan amount, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty and the environmental indemnity agreement or the preservation of the lender’s rights thereunder.

The Property. The Briarwood Mall Property consists of 369,916 SF contained in a single-level super regional mall and four free-standing outparcel restaurants housing P.F. Chang’s, Bravo Cucina, Red Robin Gourmet Burgers and Romano’s Macaroni Grill. Included in the collateral are 5,605 parking spaces. Additionally, the Briarwood Mall Property is anchored by four non-collateral tenants: Macy’s, JCPenney, Sears and Von Maur that occupy 608,118 SF. The Briarwood Mall Property was 96.1% leased as of August 1, 2016 to 104 retail and restaurant tenants. The three largest tenants by NRA include MC Sporting Goods, Forever 21 and Victoria’s Secret, with no other tenant occupying more than 3.6% of NRA or representing more than 3.3% of base rent. Other noteworthy tenants include: H&M, The Gap, Pottery Barn, J.Crew, Williams-Sonoma, Apple, Michael Kors and Coach.

In 2013, the Briarwood Mall Property underwent an approximate $5.3 million renovation of the mall entrances and lighting and reconfiguration of the center court, play-area and bus-stop to control traffic flow. In 2015, the Briarwood Mall sponsor completed its build out of the P.F. Chang’s and Bravo Cucina outparcels at an approximate cost of $7.2 million. The Briarwood Mall Property concourse is currently undergoing a $1.9 million floor replacement.

Access to the Briarwood Mall Property is available from mall access roads extending south from Eisenhower Parkway and west from State Street, each a primary commercial corridor in the neighborhood. According to the appraisal, daily traffic count along State Street across from the Briarwood Mall Property is 47,079 cars per day. Interstate 94 is located immediately south of the Briarwood Mall Property and provides connections throughout the entire Ann Arbor MSA and to the Detroit MSA. Daily traffic count along Interstate 94 outside of the Briarwood Mall Property is 74,000 cars per day.

As of August 2016, the Briarwood Mall Property was 96.1% occupied. Historical occupancy at the Briarwood Mall Property has averaged 94.8% from 2011 to 2015. Total inline sales at the Briarwood Mall Property for the trailing 12 months ending May 31, 2016 were approximately $117.7 million with an average of $583 PSF ($437 PSF excluding Apple), resulting in an occupancy cost of 13.3% (17.9% excluding Apple).

The following table presents a summary of historical comparable in-line sales and occupancy costs at the Briarwood Mall Property.

Historical Sales Summary(1)
	Comparable In-line Tenant Sales PSF		Comparable In-line Tenant Occupancy Cost(2)		Total Comparable In-line Sales
Year	w/ Apple	w/o Apple	w/ Apple	w/o Apple
2013	$560	$415	13.2%	17.9%	$119,183,000
2014	$589	$430	13.1%	18.1%	$114,690,000
2015	$597	$447	13.5%	18.2%	$116,503,000
5/31/2016 TTM(3)	$583	$437	13.3%	17.9%	$117,707,565

(1)	Comparable In-line tenant sales are based on tenants that have been in occupancy at the Briarwood Mall Property since 2013 with at least 12 months of sales data.

(2)	Occupancy Cost % calculations are based on UW Total Rent (base rent, recoveries, % rent in lieu and overage rent), divided by sales from the respective year.

(3)	For TTM figures, comparable in-line tenants are defined as all stores less than 10,000 SF with at least 12 months of sales data.

A-3-78

MSC 2016-BNK2	Briarwood Mall

The following table presents certain information relating to the leases at the Briarwood Mall Property.

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	% of SF	Annual UW Rent		Annual UW Rent PSF(3)	Sales (TTM 5/31/2016)(4)		Occ. Cost %	Lease Expiration
					% of Annual UW Rent		$	PSF
Major Tenants(5)
Forever 21	NR/NR/NR	15,941	4.3%	$874,182	5.5%	$54.84	$2,665,654	$167	32.8%	7/31/2024
Victoria’s Secret	NR/NR/NR	14,232	3.8%	$687,833	4.3%	$48.33	N/A	N/A	N/A	1/31/2026
The Gap	BB+/Baa2/BB+	13,191	3.6%	$549,141	3.4%	$41.63	$2,625,537	$199	20.9%	1/31/2017
Express/Express Men	NR/NR/NR	11,584	3.1%	$502,398	3.1%	$43.37	$2,641,282	$228	19.0%	1/31/2018
H&M	NR/NR/NR	13,206	3.6%	$488,622	3.1%	$37.00	$3,400,502	$257	14.4%	1/31/2018
Subtotal/Wtd. Avg.		68,154	18.4%	$3,102,176	19.4%	$45.52

Other Tenants		288,781	78.1%	$12,860,424		$44.53
Vacant Space		12,981	3.5%
Total/Wtd. Avg.		369,916	100.0%	$15,962,600		$44.72

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF represent trailing 12 months ending May 31, 2016 as provided by the sponsor and only include tenants reporting comparable sales.

(5)	Major Tenants are ordered by Annual UW Rent.

The following table presents certain information relating to the lease rollover schedule at the Briarwood Mall Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	16	44,598	$50.26	12.1%	12.1%	$2,241,311	14.0%	14.0%
2018	19	80,904	$39.58	21.9%	33.9%	$3,202,549	20.1%	34.1%
2019	9	23,707	$51.73	6.4%	40.3%	$1,226,362	7.7%	41.8%
2020	3	12,078	$37.55	3.3%	43.6%	$453,558	2.8%	44.6%
2021	14	53,109	$31.03	14.4%	58.0%	$1,648,176	10.3%	55.0%
2022	7	13,378	$74.04	3.6%	61.6%	$990,452	6.2%	61.2%
2023	13	28,529	$55.52	7.7%	69.3%	$1,584,057	9.9%	71.1%
2024	11	48,463	$42.48	13.1%	82.4%	$2,058,664	12.9%	84.0%
2025	7	21,276	$54.09	5.8%	88.1%	$1,150,784	7.2%	91.2%
2026	6	30,893	$45.53	8.4%	96.5%	$1,406,685	8.8%	100.0%
Vacant	0	12,981	$0.00	3.5%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	105	369,916	$44.72	100.0%		$15,962,600	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Briarwood Mall Property is located in the community of Ann Arbor, Michigan, approximately 2.4 miles south of downtown Ann Arbor. Ann Arbor is the world headquarters for Domino’s Pizza and Con-way, and includes technology companies such as Google’s AdWords division, ProQuest, JSTOR and Toyota’s North American Tech Center. Demand generators in the market include the University of Michigan (“UofM”), their hospital network as well as various research and development companies who are attracted to the area due to the educated workforce and proximity to the Detroit MSA.

UofM drives the local economy along with healthcare, scientific and technical services, and management. UofM Medical Center and UofM are the top employers in Ann Arbor with 29,068 employees. UofM is ranked as a top 5 public university, with nineteen schools and colleges and 29 NCAA Division I athletic teams. UofM’s student discretionary spending is estimated at $94.9 million per year and every home UofM football game generates approximately $12 million in local spending. The UofM main campus is located approximately 2.7 miles northeast of the Briarwood Mall Property and the UofM stadium is located 1.5 miles north. UofM has a current enrollment of over 43,700 students.

According to the appraisal, the estimated 2015 population within a five-, ten- and fifteen-mile radius around the Briarwood Mall Property was 165,051, 295,266 and 443,466, respectively. The estimated 2015 average household income within a five-, ten- and fifteen-mile radius was $88,557, $88,271 and $91,705, respectively. The estimated 2015 total retail sales per household within a five-, ten- and fifteen-mile radius was $47,412, $48,089 and $51,295, respectively.

A-3-79

MSC 2016-BNK2	Briarwood Mall

According to an industry report, the Ann Arbor retail market as of July 2016 consisted of nearly 15.4 million SF between 1,372 shopping centers and free standing buildings, with a vacancy rate of 4.8% and an average asking rent of $14.36 PSF, as compared to a previous five-year average vacancy rate of 6.7% and a previous five-year average asking rent of $13.99 PSF.

The Briarwood Mall Property is the only enclosed regional mall in the Ann Arbor market with the nearest enclosed mall being Westland Shopping Center, 26 miles away. There is no proposed new competitive supply noted by the appraisal.

The following table presents certain competitive retail properties to the Briarwood Mall Property:

Competitive Property Summary
Property	Type	Year Built/Renovated	Size (SF)	Occupancy	Comparable In-line Sales PSF	Anchor Tenants	Distance to Subject (mi.)
Briarwood Mall Property Ann Arbor, MI	Super Regional Mall	1973/2015	369,916	96% (1)	$583(2)	Macy’s, JCPenney, Sears, Von Maur(3)	N/A
Westland Shopping Center Westland, MI	Super Regional Mall	1965/2014	1,064,000	80%	$350	Macy’s, Sears, JCPenney, Kohl’s	26.0
Twelve Oaks Mall Novi, MI	Super Regional Mall	1977/2007	1,519,000	95%	$525	Nordstrom, Lord &Taylor, JCPenney, Macy’s, Sears	36.2
The Somerset Collection Troy, MI	Super Regional Mall	1969/1996	1,443,000	95%	$650	Macy’s, Neiman Marcus, Nordstrom, Saks Fifth Avenue	59.2
Laurel Park Place Livonia, MI	Regional Mall	1989/2015	870,000	75%	$325	Carson’s, Von Maur, Phoenix Theater	29.1
Arborland Center Ann Arbor, MI	Regional Center	1983/2005	403,536	96%	N/A	Kroger, Nordstrom Rack, Bed Bath & Beyond, Marshalls, Toys R Us	3.7
Total/Wtd. Avg. (4)			5,669,452	89%

Source: Appraisal

(1)	Occupancy as of August 1, 2016.

(2)	Comparable inline sales shown as of May 31, 2016. Comparable inline sales excluding Apple for that period were $437 per SF.

(3)	The Briarwood Mall Property is anchored by four non-collateral tenants: Macy’s, JCPenney, Sears and Von Maur.

(4)	Total/Wtd. Avg. excludes the Briarwood Mall Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Briarwood Mall Property:

Cash Flow Analysis
	2013	2014	2015	6/30/2016 TTM	UW	UW PSF
Base Rent	$14,655,978	$14,675,082	$15,216,636	$15,413,428	$15,962,600(1)	$43.15
Vacant Space	0	0	0	0	1,067,664	2.89
Total Recoveries	9,072,498	9,880,574	9,846,373	9,472,008	9,181,398	24.82
Other Income(2)	2,073,913	1,993,644	1,999,206	1,866,291	1,936,222	5.23
Less Vacancy	(529)	(93,505)	(160,304)	249,304	(1,377,439)	(5.3%)
Effective Gross Income	$25,801,860	$26,455,795	$26,901,911	$27,001,031	$26,770,446	$72.37
Total Operating Expenses	7,226,104	7,392,111	7,447,365	7,278,731	7,456,960	20.16
Net Operating Income	$18,575,756	$19,063,684	$19,454,546	$19,722,300	$19,313,485	$52.21
Capital Expenditures	0	0	0	0	65,102	0.18
TI/LC	0	0	0	0	854,031	2.31
Net Cash Flow	$18,575,756	$19,063,684	$19,454,546	$19,722,300	$18,394,351	$49.73

Occupancy %	94.1%	93.6%	95.8%	96.1%(3)	96.5%
NOI DSCR	3.37x	3.46x	3.53x	3.58x	3.51x
NCF DSCR	3.37x	3.46x	3.53x	3.58x	3.34x
NOI Debt Yield	11.3%	11.6%	11.8%	12.0%	11.7%
NCF Debt Yield	11.3%	11.6%	11.8%	12.0%	11.1%

(1)	UW Base Rent includes rent steps through September 1, 2017.

(2)	Other income includes income from temporary tenants, percentage rent, storage, stroller rentals, ATMs and other miscellaneous rental income.

(3)	Occupancy as of August 1, 2016.

A-3-80

MSC 2016-BNK2	Briarwood Mall

Escrows and Reserves. During a Reserve Deposit Period (as defined below), the Briarwood Mall Borrower is required to escrow monthly (i) 1/12th of the estimated annual real estate taxes, (ii) 1/12th of the estimated annual insurance premiums, except to the extent that the insurance required is maintained under a blanket insurance policy, (iii) $5,425 for replacement reserves, capped at $130,205 and (iv) $69,359 for TI/LC reserves, capped at $2,496,933.

A “Reserve Deposit Period” will occur upon the debt service coverage ratio based on the preceding four calendar quarters falling below 1.55x for two consecutive calendar quarters and end upon the debt service coverage ratio based on the preceding four calendar quarters being greater than or equal to 1.55x for two consecutive calendar quarters.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Briarwood Mall Whole Loan. The Briarwood Mall Whole Loan has springing cash management (i.e. the Briarwood Mall Whole Loan has cash management only after the initial occurrence, and during the continuance, of a Cash Sweep Period (as defined below)). During the continuance of a Cash Sweep Period, all sums on deposit in the lockbox account are required to be swept into a cash management account for the payment of, among other things, debt service, monthly escrows and operating expenses pursuant to an approved annual budget. Also during the continuance of a Cash Sweep Period, the Briarwood Mall Whole Loan documents require all excess cash to be deposited with the lender to be held as additional security for the Briarwood Mall Whole Loan.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) a bankruptcy action involving the Briarwood Mall Whole Loan guarantors or property manager, or (iii) the debt service coverage ratio based on the preceding four calendar quarters falling below 1.45x for two consecutive calendar quarters. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default, in regard to clause (ii) above, the Briarwood Mall Whole Loan guarantors or property manager are no longer involved in any bankruptcy action or are replaced by a qualified manager within 60 days or an acceptable replacement guarantor, as applicable, or in regard to clause (iii) above, upon the date the debt service coverage ratio based on the preceding four calendar quarters is greater than or equal to 1.45x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The Briarwood Mall Property also secures the Briarwood Mall Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $135,000,000. The promissory notes evidencing the Briarwood Mall Non-Serviced Pari Passu Companion Loans include Promissory Note A-2 in the original principal amount of $65,000,000 and currently held by Barclays Bank PLC, or an affiliate thereof, which is expected to be contributed to one or more future securitization trusts, or may be otherwise transferred at any time and Promissory Note A-1 in the original principal amount of $70,000,000, which is currently held by the MSBAM 2016-C30 securitization trust. The Briarwood Mall Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the Briarwood Mall Mortgage Loan. The Briarwood Mall Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Briarwood Mall Non-Serviced Pari Passu Companion Loans. The holders of the Briarwood Mall Mortgage Loan and the Briarwood Mall Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Briarwood Mall Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Briarwood Mall Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Briarwood Mall Borrower may make transfers of non-income producing portions of the Briarwood Mall Property as described in the Preliminary Prospectus.

Terrorism Insurance. The Briarwood Mall Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, provided that the Briarwood Mall Whole Loan documents provide for an annual terrorism premium cap of two times the cost of the premium for “All Risk” or “Special Perils” property insurance required under the related the Briarwood Mall Whole Loan documents, but excluding the wind and flood components of such premium.

A-3-81

MSC 2016-BNK2	Fremaux Town Center

Mortgage Loan No. 10 – Fremaux Town Center

A-3-82

MSC 2016-BNK2	Fremaux Town Center

Mortgage Loan No. 10 – Fremaux Town Center

A-3-83

MSC 2016-BNK2	Fremaux Town Center

Mortgage Loan No. 10 – Fremaux Town Center

Baton Rouge 77 miles
Slidell Municipal Airport
Royal Golf Club
Morgan Bluff
Alton
Pearl River State Wildlife Management Area
Lacombe
North Shore Square Mall
Gause Blvd
ST. TAMMANY PARISH
West Hall Park
The Crossing Shopping Center
Textron Systems
Plaza 190 Shopping Center
Ochsner Medical Center-North Shore
Slidell
SLIDELL AMTRAK
Daney St
Old Spanish Trail
Bayou Liberty Rd
Paquet Rd
Thompson Rd
Bayou Bonfouca
Big Branch Marsh National Wildlife Refuge
Fremaux Town Center
1808 Shortcut Highway
Slidell, LA 70458
Pontchartrain Dr
Eden Isle
Military Rd
Holmes Bayou
Old Spanish Trail
Chef Menteur Hwy
Lake Pontchartrain
AMTRAK
Maestri Bridge
Frank Davis "Naturally N'Awlins" Memorial Bridge
The Rigolets
ORLEANS PARISH
NEW ORLEANS
Downtown New Orleans 17 miles
ARKANSAS
LOUISIANA
MISSISSIPPI
TEXAS
SHREVEPORT
JACKSON
BATON ROUGE
LAFAYETTE
NEW ORLEANS
BEAUMONT
Gulf of Mexico

A-3-84

MSC 2016-BNK2	Fremaux Town Center

Mortgage Loan No. 10 – Fremaux Town Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$30,000,000			Location:	Slidell, LA 70458
Cut-off Date Balance(1):	$29,702,704			General Property Type:	Retail
% of Initial Pool Balance:	4.1%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors(2):	Various			Year Built/Renovated:	2014; 2015/N/A
Mortgage Rate:	3.699%			Size:	397,493 SF
Note Date:	6/9/2016			Cut-off Date Balance per SF(1):	$182
First Payment Date:	7/11/2016			Maturity Date Balance per SF(1):	$131
Maturity Date:	6/11/2026			Property Manager:	Stirling Properties, L.L.C.; and CBL & Associates Management, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI(5):	$6,472,753
Seasoning:	5 months			UW NOI Debt Yield(1):	9.0%
Prepayment Provisions:	LO (35); YM1 (81); O (4)			UW NOI Debt Yield at Maturity(1):	12.4%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR(1):	1.32x
Additional Debt Type(3):	Pari Passu			Most Recent NOI(5):	$5,582,822 (8/31/2016 TTM)
Additional Debt Balance(3):	$42,573,875			2nd Most Recent NOI(5):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(5):	N/A
Reserves(4)				Most Recent Occupancy:	93.4% (5/24/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	91.3% (12/31/2015)
RE Tax:	$507,691	$63,462	N/A	3rd Most Recent Occupancy(6):	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$115,000,000 (4/28/2016)
Recurring Replacements:	$0	$4,970	N/A	Cut-off Date LTV Ratio(1):	62.8%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	45.3%
Free Rent:	$44,448	$0	N/A
Existing TI/LC:	$475,335	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$73,000,000	99.3%	Loan Payoff:	$71,163,492	96.8%
Borrower Equity:	$498,618	0.7%	Reserves:	$1,027,474	1.4%
			Closing Costs:	$1,307,652	1.8%
Total Sources:	$73,498,618	100.0%	Total Uses:	$73,498,618	100.0%

(1)	The Fremaux Town Center Mortgage Loan is part of the Fremaux Town Center Whole Loan, which is comprised of two pari passu promissory notes. The two Fremaux Town Center pari passu promissory notes have a combined original principal balance of $73,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the balance of the promissory notes comprising the Fremaux Town Center Whole Loan.

(2)	The sponsors are CBL & Associates Limited Partnership; Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; and Donna F. Taylor.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(5)	See “—Operating History and Underwritten Net Cash Flow” below.

(6)	Historical occupancy prior to 2015 is not available, as the Fremaux Town Center Property was built in two phases in 2014 and 2015.

The Mortgage Loan. The tenth largest mortgage loan (the “Fremaux Town Center Mortgage Loan”) is part of a whole loan (the “Fremaux Town Center Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $73,000,000, both of which are secured by a first priority fee mortgage encumbering an anchored retail property located in Slidell, Louisiana (the “Fremaux Town Center Property”). Promissory Note A-2, in the original principal amount of $30,000,000, represents the Fremaux Town Center Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-1, in the original principal amount of $43,000,000, represents the controlling interest in the Fremaux Town Center Whole Loan and is currently held by Wells Fargo Bank, National Association. Promissory Note A-1 (the “Fremaux Town Center Pari Passu Companion Loan”) is expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The Fremaux Town Center Mortgage Loan will initially be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Trust, and from and after the securitization of the Fremaux Town Center Pari Passu Companion Loan, will be serviced pursuant to the pooling and servicing agreement for the securitization transaction to which the Fremaux Town Center Pari Passu Companion Loan is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Fremaux Town Center Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the Fremaux Town Center Mortgage Loan, in addition to equity contributed by the Fremaux Town Center Borrower (as defined below), were primarily used to refinance existing debt on the Fremaux Town Center Property, fund upfront reserves and pay closing costs.

A-3-85

MSC 2016-BNK2	Fremaux Town Center

The Borrower and the Sponsor. The borrower is Fremaux Town Center SPE, LLC (the “Fremaux Town Center Borrower”), a single-purpose Delaware limited liability company with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Fremaux Town Center Whole Loan. The sponsors of the Fremaux Town Center Whole Loan are CBL & Associates Limited Partnership (“CBL”) and executives of Stirling Properties: Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; and Donna F. Taylor (the “Fremaux Town Center Sponsor”), which also serve as the non-recourse carveout guarantors with respect to the Fremaux Town Center Whole Loan. The Fremaux Town Center Property is managed by CBL & Associates Management, Inc. and Stirling Properties, L.L.C., both of which are affiliates of the Fremaux Town Center Borrower and Fremaux Town Center Sponsor.

CBL is a real estate investment trust listed on the New York Stock Exchange and is one of the largest mall REITs in the United States with ownership or management interests in more than 140 properties including enclosed malls and open-air centers. Based in Covington, Louisiana, Stirling Properties is a regionally-focused full-service commercial real estate firm. Stirling Properties was founded in 1975 and currently owns and manages a portfolio of 89 retail properties totaling approximately 11.4 million square feet, with approximately 72.7% of the portfolio in the state of Louisiana.

The Property. The Fremaux Town Center Property comprises 397,493 square feet of a larger 631,643 square foot retail power center built in two phases in 2014 and 2015 and located in Slidell, Louisiana, approximately 33 miles northeast of the New Orleans, Louisiana central business district. The Fremaux Town Center Property is anchored by Dillard’s (not part of the collateral), Kohl’s, Dick’s Sporting Goods, LA Fitness, Best Buy, TJ Maxx, Michaels, ULTA, PetSmart, Off Broadway and Forever 21. The Fremaux Town Center Property is also tenanted by a mix of lifestyle and restaurant tenants including Ann Taylor Loft, Chico’s, Francesca’s, Victoria’s Secret, Charlotte Russe, Torrid, Journey’s, BJ’s Restaurant & Brewhouse, Cheddar’s, Longhorn Steakhouse and Red Robin. The Fremaux Town Center Property is situated on a 58.3-acre parcel and contains 3,418 surface parking spaces, resulting in a parking ratio of 8.6 spaces per 1,000 square feet of rentable area. As of May 24, 2016, the Fremaux Town Center Property was 93.4% occupied by 51 tenants.

Major Tenants.

Dick’s Sporting Goods (45,000 SF, 11.3% of NRA, 6.6% of underwritten base rent). The Dick’s Sporting Goods (“Dick’s”) lease commenced January 29, 2014 and has an expiration date of January 31, 2025 with four, five-year renewal options. Dick’s (NYSE: DKS) is a full-line sporting goods retailer offering an assortment of brand name sporting goods equipment, apparel and footwear in a specialty store environment. The company operates 649 stores in the United States.

LA Fitness (41,000 SF, 10.3% of NRA, 8.3% of underwritten base rent). The LA Fitness lease commenced December 23, 2014 and has an expiration date of August 31, 2029 with three, five-year renewal options. LA Fitness is a privately-owned American health club chain with over 800 locations across the United States and Canada. The company was formed in 1984 and is based in Irvine, California.

Best Buy (30,000 SF, 7.5% of NRA, 5.2% of underwritten base rent). The Best Buy lease commenced March 12, 2014 and has an expiration date of January 31, 2025 with six, five-year renewal options. Best Buy (NYSE: BBY) is a specialty retailer of consumer electronics, home-office products, entertainment software, appliances, and related services. As of January 30, 2016, Best Buy operated approximately 1,200 large-format and 400 small-format stores in its domestic and international segments.

TJ Maxx (26,000 SF, 6.5% of NRA, 3.4% of underwritten base rent). The TJ Maxx lease commenced March 23, 2014 and has an expiration date of March 31, 2024 with four, five-year renewal options. T.J. Maxx (NYSE:TJX) is a leading American off-price retailer of apparel and home fashions. The company operates 2,587 stores in the United States and 808 stores in Canada and Europe. In the United States, The TJX Companies, Inc. operates under four brands: T.J. Maxx, HomeGoods, Marshalls, and Sierra Trading Post outlet stores.

A-3-86

MSC 2016-BNK2	Fremaux Town Center

The following table presents certain information relating to the anchor tenants and major tenants at the Fremaux Town Center Property.

Tenant Summary
Tenant Name	Credit Rating (Moody’s/S&P/Fitch)(1)	Tenant SF	% of Collateral SF	Annual UW Rent	% of Annual UW	Annual UW Rent PSF	Sales (2)		Occ. Cost %(3)	Lease Expiration
							$	PSF
Anchor/Major Tenants
Dick’s	NR/NR/NR	45,000	11.3%	$472,500	6.6%	$10.50	N/A	N/A	N/A	1/31/2025
Kohl’s(4)	Baa2/BBB/BBB	(4)	(4)	$140,000	2.0%	(4)	N/A	N/A	N/A	1/31/2035
LA Fitness	NR/NR/NR	41,000	10.3%	$594,500	8.3%	$14.50	N/A	N/A	N/A	8/31/2029
Best Buy	Baa1/BBB-/BBB-	30,000	7.5%	$370,500	5.2%	$12.35	N/A	N/A	N/A	1/31/2025
TJ Maxx	A2/A+/NR	26,000	6.5%	$247,000	3.4%	$9.50	$8,058,562	$310	4.4%	3/31/2024
Michaels	Ba2/B+/NR	21,513	5.4%	$242,021	3.4%	$11.25	$2,275,886	$106	14.6%	4/30/2024
Off Broadway	NR/NR/NR	17,024	4.3%	$323,456	4.5%	$19.00	$1,449,540	$85	28.8%	1/31/2026
Forever 21	NR/NR/NR	16,900	4.3%	$325,000	4.5%	$19.23	$2,515,331	$149	12.9%	1/31/2026
PetSmart	B1/B+/NR	14,463	3.6%	$229,962	3.2%	$15.90	N/A	N/A	N/A	3/31/2024
ULTA	NR/NR/NR	10,000	2.5%	$192,153	2.7%	$19.22	N/A	N/A	N/A	4/30/2024
Pier One	NR/NR/NR	9,002	2.3%	$180,040	2.5%	$20.00	N/A	N/A	N/A	2/28/2026
Five Below	NR/NR/NR	8,024	2.0%	$175,604	2.5%	$21.88	N/A	N/A	N/A	1/31/2026
Subtotal/Wtd. Avg.(4)		238,926	60.1%	$3,492,736	48.8%	$14.03

Other Tenants(5)		132,246	33.3%	$3,671,060	51.2%	$24.83
Total Occupied SF(4)(5)		371,172	93.4%	$7,163,796	100.0%	$17.87

Vacant Space		26,321	6.6%
Total Property SF		397,493	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Sales for TJ Maxx are for the trailing 12-month period ending January 31, 2016; sales for Michaels are for the trailing 12-month period ending December 31, 2015; and sales for Off Broadway and Forever 21 are based on the trailing 11-month period, annualized, ending August 31, 2016.

(3)	Occ. Cost % calculations are based on UW Total Rent (UW base rent and recoveries), divided by Sales.

(4)	Kohl’s is a leased fee tenant, owns its improvements and has no associated square footage. The aggregate Annual UW Rent associated with Kohl’s was excluded from the Annual UW Rent PSF calculations.

(5)	Other Tenants and Total Occupied SF includes (i) three leased fee tenants (in addition to Kohl’s) that own their improvements and have no associated square footage and (ii) management office space that has no associated lease or Annual UW Rent. The aggregate Annual UW Rent associated with the three leased fee tenants ($400,000) and the square footage associated with the management office (483 SF) were excluded from the Annual UW Rent PSF calculations.

A-3-87

MSC 2016-BNK2	Fremaux Town Center

The following table presents certain information relating to the lease rollover schedule at the Fremaux Town Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling(3)	% of Total Rent Rolling	Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2016	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2017	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2019	6	21,799	5.5%	5.5%	$574,218	$26.34	8.0%	8.0%
2020	4	10,860	2.7%	8.2%	$275,375	$25.36	3.8%	11.9%
2021	1	3,745	0.9%	9.2%	$93,625	$25.00	1.3%	13.2%
2022	1	7,500	1.9%	11.0%	$110,000	$14.67	1.5%	14.7%
2023	0	0	0.0%	11.0%	$0	$0.00	0.0%	14.7%
2024(4)	10	86,526	21.8%	32.8%	$1,440,326	$15.32	20.1%	34.8%
2025	11	106,651	26.8%	59.6%	$1,652,691	$15.50	23.1%	57.9%
2026	13	88,108	22.2%	81.8%	$1,865,085	$21.17	26.0%	83.9%
2027 and Beyond(5)(6)	6	45,983	11.6%	93.4%	$1,152,475	$15.99	16.1%	100.0%
Vacant	0	26,321	6.6%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.(4)(5)(6)	52	397,493	100.0%		$7,163,796	$17.87	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject and that are not considered in the lease rollover schedule.

(3)	UW Rent PSF Rolling excludes vacant space.

(4)	Includes Longhorn Steakhouse, which is a leased fee tenant, owns its improvements and has no attributed square footage. Longhorn Steakhouse’s UW Rent of $115,000 was excluded from the UW Rent PSF Rolling calculation.

(5)	Includes Capital One, Cheddar’s and Kohl’s, which are leased fee tenants, own their improvements and have no attributed square footage. The aggregate UW Rent associated with these three tenants of $425,000 was excluded from the UW Rent PSF Rolling calculation.

(6)	Includes management space totaling 483 square feet, which has no associated lease or UW Rent. The square footage associated with the management space was excluded from the UW Rent PSF Rolling calculation.

The Market. The Fremaux Town Center Property is situated at the southwest corner of Interstate 10 and Fremaux Avenue in the city of Slidell, Louisiana, approximately 33 miles northeast of the New Orleans, Louisiana central business district. The city of Slidell is located within St. Tammany Parish and according to the appraisal, is the largest city on the northeastern shore of Lake Pontchartrain, serving as one of the primary economic hubs of the broader parish. Health care represents Slidell’s largest employment sector, accounting for approximately 25% of total employment in the city. Among the top employers in the surrounding area are Slidell Memorial Hospital, Ochsner Medical Center Northshore and Louisiana Medical Center. The Fremaux Town Center Property is situated along Interstate 10, which according to a third-party market research provider, has a daily traffic count of approximately 78,360.

The neighborhood surrounding the Fremaux Town Center Property is centered around Interstate 10 and comprises commercial, residential and small clusters of light industrial uses. A number of retail and office developments are situated along Interstate 10, the largest of which is the Fremaux Town Center Property. Interstate 10 connects with Gause Boulevard, one of Slidell’s primary commercial corridors, which includes a wide variety of local and national retailers. According to the appraisal, as of 2015, the estimated population and household income within a five-mile radius of the Fremaux Town Center Property was 79,623 and $79,149, respectively.

According to a third-party market research report, the Fremaux Town Center Property is located within the St. Tammany Parish submarket, which accounts for approximately 18.2% of the overall New Orleans retail market. As of the second quarter of 2016, the submarket reported total inventory of 944 retail properties totaling approximately 13.9 million square feet with a 6.2% vacancy rate. The appraisal concluded to the following market rents for the Fremaux Town Center Property, all on a triple-net basis: $10.50 PSF for anchor spaces; $14.50 PSF for the LA Fitness space; $11.00 PSF for junior anchor spaces over 20,000 SF; $18.00 PSF for junior anchor spaces less than 20,000 SF; and $20.00 to $25.00 PSF for inline spaces.

A-3-88

MSC 2016-BNK2	Fremaux Town Center

The appraisal identified a primary trade area of up to a 10-mile radius around the Fremaux Town Center Property and a secondary trade area up to a 30-mile radius around the Fremaux Town Center Property. A summary of demographics in the primary and secondary trade areas compared to the St. Tammany Parish and the United States is presented below.

Statistic	10-mile Radius	30-mile Radius	St. Tammany Parish	United States
Population
2000	88,633	769,770	191,268	281,421,906
2015	103,398	713,212	247,750	318,536,439
2020 (projected)	107,845	779,892	262,512	330,622,575
% Increase 2000-2015	16.7%	-7.3%	29.5%	13.2%
% Increase 2015-2020 (projected)	4.3%	9.3%	6.0%	3.8%

Average Household Income
2015	$76,227	$67,588	$85,682	$74,699
2020 (projected)	$85,934	$75,465	$96,319	$84,910
% Increase 2015-2020 (projected)	12.7%	11.7%	12.4%	13.7%

Number of Households
2000	32,308	292,176	69,253	105,480,101
2015	38,897	283,421	87,521	120,746,349
2020 (projected)	40,707	311,993	93,799	125,477,562
% Increase 2000-2015	20.4%	-3.0%	26.4%	14.5%
% Increase 2015-2020 (projected)	4.7%	10.1%	7.2%	3.9%

Source: Appraisal

The following table presents certain competitive retail properties to the Fremaux Town Center Property:

Competitive Property Summary(1)
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject (mi.)
Fremaux Town Center Property	Anchored Retail Center	2014; 2015/N/A	397,493	93.4%	Dillard’s (non-collateral), Kohl’s, Dick’s, LA Fitness, Best Buy, TJ Maxx, Michaels	N/A
River Chase	Anchored Retail Center	2004/N/A	488,000	100.0%	Belk, JCPenney, Marshalls, Michaels, Cost Plus, Ulta, Ross Dress for Less, Best Buy, Hollywood Theaters	30.2
Stirling Slidell Center	Anchored Retail Center	2003/N/A	350,194	91.4%	Target, Ross Dress for Less, Shoe Carnival, Party City, Academy Sports, PetSmart	9.6
The Village at Northshore	Anchored Retail Center	1988/1993	114,638	96.7%	Toys R Us, Marshalls, Bed Bath & Beyond, Jo-Ann, Dollar Tree	5.7
Midtown Square	Anchored Retail Center	1976/1999	153,000	100.0%	Hobby Lobby, Harbor Freight Tools, Office Depot, Stage	1.8
Total/Wtd. Avg.			1,503,325	96.0%

Source: Appraisal and third-party research provider

(1)	According to the appraisal, River Chase is the primary competitor of the Fremaux Town Center Property; Stirling Slidell Center, The Village at Northshore and Midtown Square do not offer the same quality of shopping experience as the Fremaux Town Center Property, but are considered competitive to the subject as a lower-cost option for tenants.

A-3-89

MSC 2016-BNK2	Fremaux Town Center

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to historical operating performance and the Underwritten Net Cash Flow at the Fremaux Town Center Property:

Cash Flow Analysis(1)
	TTM 8/31/2016	UW	UW PSF
Base Rent(2)	$6,608,553	$7,163,796	$18.02
Grossed Up Vacant Space	$0	$1,032,858	$2.60
Total Recoveries	$1,429,202	$1,887,004	$4.75
Other Income	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	($1,032,858)	($2.60)
Effective Gross Income	$8,037,755	$9,050,800	$22.77
Total Operating Expenses	$2,454,934	$2,578,047	$6.49
Net Operating Income(2)	$5,582,822	$6,472,753	$16.28
Capital Expenditures	$0	$59,624	$0.15
TI/LC	$0	$481,128	$1.21
Net Cash Flow	$5,582,822	$5,932,001	$14.92

Occupancy	93.4%(3)	87.4%
NOI DSCR(4)	1.25x	1.44x
NCF DSCR(4)	1.25x	1.32x
NOI Debt Yield(4)	7.7%	9.0%
NCF Debt Yield(4)	7.7%	8.2%

(1)	Historical financials prior to TTM 8/31/2016 are not available, as the Fremaux Town Center Property was built in two phases in 2014 and 2015.

(2)	UW Base Rent and UW Net Operating Income is higher than TTM 8/31/2016 as the Fremaux Town Center Property was built in two phases in 2014 and 2015. Twenty-seven tenants accounting for 42.4% of UW Base Rent have signed new leases and taken occupancy since October 2015.

(3)	Represents occupancy as of May 24, 2016.

(4)	The debt service coverage ratios and debt yields shown are based on the Fremaux Town Center Whole Loan.

Escrows and Reserves. At origination, the Fremaux Town Center Borrower deposited $507,691 for real estate taxes, $44,448 for future rent credits or abatements and $475,335 for existing tenant improvement and leasing commission (“TI/LC”) obligations ($205,975 for Albasha and $269,360 for Chico’s). The Fremaux Town Center Borrower is required to escrow monthly an amount equal to (i) 1/12 of the estimated annual real estate tax payment (currently $63,462); (ii) $4,970 for replacement reserves; and (iii) commencing in June 2023, $135,000 for TI/LCs. The Fremaux Town Center Borrower is not required to escrow monthly for insurance premiums as long as (a) no event of default exists; (b) the Fremaux Town Center Borrower provides satisfactory evidence that the Fremaux Town Center Property is insured under an acceptable blanket policy; and (c) the Fremaux Town Center Borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

Lockbox and Cash Management. A soft lockbox is in place with respect to the Fremaux Town Center Whole Loan. The Fremaux Town Center Whole Loan has springing cash management (i.e., the Fremaux Town Center Whole Loan has cash management only after the initial occurrence and during the continuance of a Trigger Event (as defined below)). During the continuance of a Trigger Event, all sums on deposit in the lockbox account are required to be swept on a daily basis into a cash management account for the payment of, among other things, debt service, monthly escrows and property operating expenses.

A “Trigger Event” means the period:

(i) commencing upon an event of default under the Fremaux Town Center Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such event of default; or

(ii) commencing on the date upon which the debt service coverage ratio (based on 25-year amortization) on the Fremaux Town Center Whole Loan is less than 1.20x at the end of any calendar month, and ending on the date the debt service coverage ratio on the Fremaux Town Center Whole Loan equals or exceeds 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The Fremaux Town Center Property also secures the Fremaux Town Center Pari Passu Companion Loan, which had an original principal balance of $43,000,000. The Fremaux Town Center Pari Passu Companion Loan is evidenced by Note A-1, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to a future securitization trust. The Fremaux Town Center Pari Passu Companion Loan accrues interest at the same rate as the Fremaux Town Center Mortgage Loan. The Fremaux Town Center Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Fremaux Town Center Pari Passu Companion Loan. The holders of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Fremaux Town Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Fremaux Town Center Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Fremaux Town Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Fremaux Town Center Property, as well as business

A-3-90

MSC 2016-BNK2	Fremaux Town Center

interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm and Flood Insurance. The loan documents require windstorm and flood insurance covering the full replacement cost of the Fremaux Town Center Property during the loan term. At the time of loan closing, the Fremaux Town Center Property had windstorm insurance coverage and flood insurance in the maximum limit available under the National Flood Insurance Program together with excess coverage.

A-3-91

MSC 2016-BNK2	American Greetings HQ

Mortgage Loan No. 11 – American Greetings HQ

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$27,000,000			Location:	Westlake, OH 44145
Cut-off Date Balance(1):	$27,000,000			General Property Type:	Office
% of Initial Pool Balance:	3.7%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Leasehold
Sponsor:	H L & L Property Company			Year Built/Renovated:	2016/N/A
Mortgage Rate:	4.7160%			Size:	655,969 SF
Note Date:	10/5/2016			Cut-off Date Balance per SF(1):	$140
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$104
Maturity Date:	11/1/2026			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$9,868,986
Seasoning:	0 months			UW NOI Debt Yield(1):	10.7%
Prepayment Provisions(2):	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity(1):	14.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.45x
Additional Debt Type(3):	Pari Passu/State of Ohio Loan			Most Recent NOI:	N/A
Additional Debt Balance(3):	$65,000,000/$15,000,000			2nd Most Recent NOI:	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	N/A
Reserves				Most Recent Occupancy:	100.0% (11/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	N/A
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of)(5):	$148,790,000 (8/30/2016)
TI/LC:	$0	$54,664	N/A	Cut-off Date LTV Ratio(1):	61.8%
Ground Rent:	$50,675	Springing	N/A	Maturity Date LTV Ratio(1):	45.9%
Other(4):	$15,653,716	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$92,000,000	96.5%	Loan Payoff(6):	$80,300,000	84.2%
Borrower Equity:	$3,368,520	3.5%	Reserves:	$13,092,391	13.7%
			Closing Costs:	$1,976,129	2.1%
Total Sources:	$95,368,520	100.0%	Total Uses:	$95,368,520	100.0%

(1)	The American Greetings HQ Mortgage Loan is a part of the American Greetings HQ Whole Loan, which is comprised of three pari passu notes with an aggregate original principal balance of $92,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the American Greetings HQ Whole Loan. The American Greetings HQ Property also secures a ten year fully amortizing subordinate mortgage loan in the amount of $15,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers including the subordinate mortgage are $163, $104, 1.11x, 9.2%, 14.4%, 71.9% and 45.9%, respectively.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last American Greetings HQ promissory note to be securitized and (b) October 5, 2019.

(3)	See “—The Mortgage Loan” below for further discussion of additional debt.

(4)	Other reserves include a $13,041,716 cash reserve and a $2,612,000 letter of credit for all outstanding costs incurred for the completion of the American Greetings HQ Property that have not yet been disbursed.

(5)	The American Greetings HQ Property was given a “Dark” Value of $92,590,000 by the appraiser.

(6)	The American Greetings HQ borrower used the proceeds of the American Greetings HQ Whole Loan to repay a previous construction loan of approximately $86,300,000, of which an estimated $80,300,000 was allocated to the office portion currently encumbered by the American Greetings HQ Whole Loan. The remaining estimated $6,000,000 of the previous construction loan was allocated to the retail portion of the building which is not part of the collateral for the American Greetings HQ Whole Loan.

The Mortgage Loan. The eleventh largest mortgage loan (the “American Greetings HQ Mortgage Loan”) is part of a whole loan (the “American Greetings HQ Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $92,000,000 which are secured by a leasehold mortgage encumbering the air rights leasehold interests and sub-leasehold interests in the office portion of two buildings which is solely occupied by American Greetings Corporation (“American Greetings”), known as the American Greetings HQ (the “American Greetings HQ Property”) located in Westlake, Ohio. Promissory Note A-1-2 in the original principal amount of $27,000,000 represents the American Greetings HQ Mortgage Loan. Promissory Note A-1-1 in the original principal amount of $38,000,000 and promissory Note A-2 in the original principal amount of $27,000,000 (the “American Greetings HQ Pari Passu Companion Loans”) are currently held by Bank of America, National Association or an affiliate thereof and each is expected to be contributed to one or more future securitization trusts or may be otherwise transferred at any time. The American Greetings HQ Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 transaction, and from and after the securitization of the American Greetings HQ Pari Passu Companion Loan represented by Note A-1-1, will be serviced pursuant to the pooling and servicing agreement for the securitization transaction to which such American Greetings HQ Note A-1-1 is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The American Greetings HQ Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-92

MSC 2016-BNK2	American Greetings HQ

The American Greetings HQ Property also secures a subordinate mortgage loan with a cutoff date principal balance of $15,000,000 payable to the Director of the Ohio Development Services Agency (the “State of Ohio Loan”). The State of Ohio Loan carries an interest rate of 5.0% fully amortizing over ten years, plus a 0.25% annual service fee on the outstanding principal balance, matures on January 1, 2027, and is guaranteed by three affiliated entities of American Greetings. The State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement. The loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related American Greetings HQ State of Ohio Loan are 71.9% and 1.11x, respectively.

Proceeds from the American Greetings HQ Whole Loan, together with an equity contribution of over $3.3 million from the American Greetings HQ Mortgage Loan sponsor were used to refinance the American Greetings HQ Property, fund reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is AG HQ Creative Studios, LLC (the “American Greetings HQ Borrower”), a newly formed single-purpose Delaware limited liability company with two independent directors. Equity ownership in the American Greetings HQ Borrower is held by H L & L Property Company (the “American Greetings HQ Sponsor”), which is owned by Century Holding Company. Century Holding Company is wholly owned by Elie Weiss and members of the Weiss family. The Weiss family is also the owner of American Greetings, which is both the ground lessor to the American Greetings HQ Borrower and the sole tenant at the American Greetings HQ Property.

Elie Weiss is the non-recourse carveout guarantor for the American Greetings HQ Whole Loan. Elie Weiss is President of Real Estate for American Greetings managing the development of the American Greetings HQ Property and additional investments in office, multifamily, residential and retail income producing properties throughout the United States, England, Australia and Israel. Prior to his position with American Greetings, Elie Weiss was the Executive Vice President of Development at Stark Enterprises, the co-developer (with American Greetings) of Crocker Park in Westlake, Ohio.

The Property. The American Greetings HQ Property is comprised of the leasehold interest in the office portion of two buildings (the American Greetings Building (596,673 SF) and the Tech West building (59,296 SF) containing a total of 655,969 SF, located in Westlake, Ohio through leases and subleases with the Cleveland-Cuyahoga County Port Authority which were executed in order to accommodate the tax abatements related to the American Greetings HQ Property. The American Greetings Building has five floors with an outdoor courtyard atrium beginning on the third floor featuring heated sidewalks, landscaped seating areas, a barbecue grill, fire pit and giant versions of corn hole, Jenga and Connect Four. The Tech West Building has three floors. The American Greetings HQ Property interiors feature open floor plans, artwork almost exclusively from American Greetings artists, a full-service Starbuck’s coffee shop, ATM, post office, dry-cleaning drop-off, private company store, full-service cafeteria and various casual meeting spaces including coffee lounges on each floor. Additionally, the buildings include photo and audio studios, artist workshop spaces and a 10,000-volume reference library. The American Greetings Building and Tech West Building each have ground floor retail space totaling 92,000 SF, which is not included as collateral for the American Greetings HQ Mortgage Loan. The American Greetings Building is attached via skyway to a public multi-level garage, which is connected to the Tech West building. The common areas surrounding the buildings are owned by American Greetings and are not included as collateral for the American Greeting HQ Whole Loan. American Greetings has entered in a reciprocal easement agreement governing ingress, egress and maintenance of the common areas, the common facilities servicing the buildings and the portions of the buildings owned by the American Greetings HQ Borrower and the ground floor retail parcel owner. Neither the retail space nor the public multi-level garage is collateral for the American Greetings HQ Mortgage Loan. The public garage contains 1,253 spaces available for use for American Greetings during daytime hours. Additionally, there are 170 private spaces that are owned by American Greetings and included as collateral for the American Greeting HQ Whole Loan.

The American Greetings HQ Property is the southern anchor of Crocker Park, a mixed use development encompassing twelve city blocks that includes the American Greetings HQ Property, residential, retail and dining properties, a 120-room Hyatt Place hotel, a 24,000 SF civic center and performance space, two grocers, a fitness center and 16-theater movie theater and IMAX theater. The American Greetings HQ Property officially opened in September 2016 as a built-to-suit Class A world headquarters for American Greetings, which with approximately 1,600 employees occupies 100% of the NRA on a 15-year triple-net lease beginning September 1, 2016 and expiring September 30, 2031 at a fixed annual base rent of $16.19 PSF during the term of the lease with no renewal or termination options.

American Greetings acquired the fee interest in a 14.5-acre site within Crocker Park in March, 2014 and has developed the site with a parking garage, parking lot, and retail space. American Greetings has ground leased the retail portion of the American Greetings HQ building to an affiliate and has ground leased the office portion, the American Greetings HQ Property, to the American Greetings HQ Borrower. The ground lease between American Greetings and the American Greetings HQ Borrower has a flat lease rate of $202,701 per year with no rental increases during the term of the American Greetings HQ Whole Loan, and expires in June 2089.

The American Greetings HQ Borrower spent approximately $137.1 million on the development of the office improvements and American Greetings spent another approximately $51.1 million on additional tenant improvements. To accommodate a sales tax exemption on the hard costs of construction, the predecessor to the American Greetings HQ Borrower entered into a “lease-leaseback” transaction with Cleveland-Cuyahoga County Port Authority which will expire in September 2020. In addition, the American Greetings HQ Property, the adjacent public parking garage, together with other internal roadways and other public infrastructure benefitting the American Greetings HQ Property, were financed with the proceeds of a tax incremental financing issued by the City of Westlake, Ohio (“TIF”). In connection with the TIF, the American Greetings HQ Property, along with other properties within the TIF district, received a 30-year real estate tax exemption from any increase in taxes related to the improvement of the TIF district parcels which expires in December 2043.

American Greetings is a privately held company, founded in 1906 and managed by members of its founding family. American Greetings creates and manufactures paper greeting cards, gift packaging, party goods, stationary and giftware sold in retail outlets worldwide, distributes electronic greeting cards and digital content, and also designs and licenses characters such as “Care Bears”. American Greetings’ greeting card brands include among others American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings, and Papyrus, and other paper product brands include DesignWare party goods, Plus Mark gift-wrap and boxed-cards and Date Works calendars. American Greetings’ internet brands include AmericanGreetings.com, BlueMountain.com, justwink.com and Cardstore.com.

As of their 2016 fiscal year-end, American Greetings had approximately 7,000 full-time employees and 20,500 part-time employees and generated annual revenues estimated at approximately $2 billion. Annual United States retail sales of greeting cards is estimated over $7 billion dollars. American Greetings estimates that as a percentage of total sales of greetings cards in North America, its share has increased from approximately 35% in 2007 to approximately 45% in 2016.

A-3-93

MSC 2016-BNK2	American Greetings HQ

The following table presents certain information relating to the leases at the American Greetings HQ Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Major Tenant
American Greetings	NR/B2/BB-	655,969	100.0%	$10,618,134	100.0%	$16.19	9/30/2031
Subtotal/Wtd. Avg.		655,969	100.0%	$10,618,134	100.0%	$16.19

Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		655,969	100.0%	$10,618,134	100.0%	$16.19

(1)	Information is based on the underwritten rent roll.

The following table presents certain information relating to the lease rollover schedule at the American Greetings HQ Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027 & Beyond	1	655,969	$16.19	100.0%	100.0%	$10,618,134	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	655,969	$16.19	100.0%		$10,618,134	100.0%

(1)	Information is based on the tenant leases.

The Market. The American Greetings HQ Property is located in Westlake, Ohio, approximately fifteen miles west of the Cleveland central business district and twelve miles from the Cleveland-Hopkins International Airport. Access to the American Greetings HQ Property is provided by Interstate 90, with an interchange within one mile, and Interstate 480 with an interchange within five miles of the American Greetings HQ Property.

The Cleveland metropolitan area is the largest metropolitan area in Ohio. There are 27 accredited colleges and universities in the area including Kent State, the University of Akron, Cleveland State University, Case Western Reserve and John Carroll University. The top three employers in the area are Cleveland Clinic (35,141 employees), University Hospitals (21,035 employees) and the U.S. Office of Personnel Management (11,254 employees). The city of Westlake is approximately 16 square miles, and is home to major employers including American Greetings, Energizer, Hyland Software, St. John Medical Center, United Consumer Financial Services and University Hospitals.

According to the appraisal, the Cleveland office market contained approximately 152.6 million SF as of 2015 and has maintained a vacancy rate ranging from 11.4%-12.9%, with an average vacancy rate of 12.2%, and average asking rents ranging from $16.50-$16.88 PSF for the period from 2006-2015, while accommodating a 5.5% increase in market inventory.

According to the appraisal, the 2015 estimated population within a three- and five-mile radius of the American Greetings HQ Property was 56,183, and 146,727, respectively, with an estimated 2015 average household income of $101,686 and $92,373, respectively.

A-3-94

MSC 2016-BNK2	American Greetings HQ

The following table presents comparable office rental properties to the American Greetings HQ Property:

Comparable Office Lease Summary
Property Name/Location	Year Built	Occ.	Building Class	Total GLA (SF)	Tenant Name	Lease Date/ Term	Leased SF	Base Rent PSF	Lease Type
Single-Tenant Properties
Express Scripts Call Center North Huntingdon, PA	2015	100%	A	70,529	Express Scripts	Nov -15 / 10 yrs	70,529	$18.05	Absolute Net
Central Park IV Norwood, OH	2003	100%	B	95,000	Encore Technologies	Jan -16 / 7 yrs	95,000	$11.00	Net
Healthplex Indianapolis, IN	2015	100%	A	149,250	University of Indianapolis	Aug -15 / 11 yrs	149,250	$15.93	NNN
Xerox Lexington Lexington, KY	1978	100%	B	165,759	Xerox	Jul -15 / 10 yrs	165,759	$12.27	Absolute Net
Synchrony Financial Call Center Canton, OH	2000	100%	B	150,000	Synchrony Financial Call Center	Jan -16 / 10 yrs	150,000	$10.73	Absolute Net
Harman Becker HQ Novi, MI	2015	100%	A	188,042	Harman Becker	Dec -15 / 15 yrs	188,042	$15.51	NNN
Sub Total/Wtd. Average		100%		818,580				$13.75
Westlake, OH Office Properties
Avon Point Professional Campus Avon, OH	2006	100%	B	21,621	University Hospitals	Jan -16 / 10 yrs	7,000	$21.00	NNN
Crocker Corporate Center Westlake, OH	2007	100%	A	63,251	Confidential	Dec -14 / 10 yrs	5,024	$22.75	MG
Gemini II Westlake, OH	1985	100%	B	72,000	Emerald Hospitality	Aug -15 / 5 yrs	3,000	$21.50	NNN
Carnegie Center Westlake, OH	1997	82%	B	16,200	Cook Villari & Associates	Feb -15 / 3 yrs	3,623	$18.00	MG
Sub Total/Wtd. Average		98%		173,072				$21.57
American Greetings HQ Property (subject) Westlake, OH	2016	100%	A	655,969	American Greetings	Sept - 16/ 15 yrs	655,969	$16.19	NNN

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the American Greetings HQ Property:

Cash Flow Analysis(1)
	2012	2013	2014	2015	UW	UW PSF
Base Rent	N/A	N/A	N/A	N/A	$10,618,134	$16.19
Total Recoveries	N/A	N/A	N/A	N/A	$310,807	$0.47
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($546,447)	(5.0%)
Effective Gross Income	N/A	N/A	N/A	N/A	$10,382,494	$15.83
Total Operating Expenses	N/A	N/A	N/A	N/A	$513,508	$0.78
Net Operating Income	N/A	N/A	N/A	N/A	$9,868,986	$15.04
Capital Expenditures	N/A	N/A	N/A	N/A	$98,395	$0.15
TI/LC	N/A	N/A	N/A	N/A	$655,969	$1.00
Net Cash Flow	N/A	N/A	N/A	N/A	$9,114,622	$13.89

Occupancy %	N/A	N/A	N/A	N/A	95.0%
NOI DSCR(2)	N/A	N/A	N/A	N/A	1.57x
NCF DSCR(2)	N/A	N/A	N/A	N/A	1.45x
NOI Debt Yield(2)	N/A	N/A	N/A	N/A	10.7%
NCF Debt Yield(2)	N/A	N/A	N/A	N/A	9.9%

(1)	The American Greetings HQ completed construction in September 2016, therefore historical information is not available. UW net cash flow reflects the in-place lease with American Greetings beginning September 1, 2016 and expiring September 30, 2031 at a fixed annual rent of $16.19 PSF NNN during the term of the lease with no renewal or termination options

(2)	The debt service coverage ratios and debt yields are based on the American Greetings HQ Whole Loan.

A-3-95

MSC 2016-BNK2	Conrad Indianapolis

Mortgage Loan No. 12 – Conrad Indianapolis

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance:	$23,700,000			Location:	Indianapolis, IN 46204
Cut-off Date Balance(1):	$23,671,879			General Property Type:	Hospitality
% of Initial Pool Balance(1):	3.3%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Alvin E. Kite; John Kite; Thomas McGowan			Year Built/Renovated:	2006/2015
Mortgage Rate:	4.5200%			Size:	247 Rooms
Note Date:	9/13/2016			Cut-off Date Balance per Room(1):	$225,239
First Payment Date:	11/11/2016			Maturity Date Balance per Room(1):	$182,883
Maturity Date:	10/11/2026			Property Manager:	HLT Conrad Domestic, LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$6,995,119
Seasoning:	1 month			UW NOI Debt Yield(1):	12.6%
Prepayment Provisions(2):	LO (25); DEF (90); O (5)			UW NOI Debt Yield at Maturity(1):	15.5%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR(1):	1.71x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$6,847,604 (8/31/2016 TTM)
Additional Debt Balance(3):	$31,926,031			2nd Most Recent NOI:	$6,202,235 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$6,521,006 (12/31/2014)
Reserves				Most Recent Occupancy:	73.0% (8/31/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	71.5% (12/31/2015)
RE Tax:	$0	$97,100	N/A	3rd Most Recent Occupancy:	75.0% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$85,900,000 (8/9/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	64.8%
				Maturity Date LTV Ratio(1):	52.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$55,700,000	100.0%	Loan Payoff:	$51,856,757	93.1%
			Closing Costs:	$1,302,527	2.3%
			Return of Equity:	$2,540,716	4.6%
Total Sources:	$55,700,000	100.0%	Total Uses:	$55,700,000	100.0%

(1)	The Conrad Indianapolis Mortgage Loan (as defined below) is part of the Conrad Indianapolis Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $55,700,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Conrad Indianapolis Whole Loan.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Conrad Indianapolis Whole Loan promissory note to be securitized and (b) November 11, 2019.

(3)	See “—The Mortgage Loan” below for further discussion of additional debt.

The Mortgage Loan. The twelfth largest mortgage loan (the “Conrad Indianapolis Mortgage Loan”) is part of a whole loan (the “Conrad Indianapolis Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $55,700,000, all of which are secured by a first priority fee mortgage encumbering a full service hospitality property known as Conrad Indianapolis Property. Promissory Note A-2 in the original principal amount of $23,700,000 represents the Conrad Indianapolis Mortgage Loan and will be included in the MSC 2016-BNK2 Trust. Promissory Note A-1 in the original principal amount of $32,000,000 is expected to be contributed to the WFCM 2016-C36 securitization trust. The Conrad Indianapolis Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the WFCM 2016-C36 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Conrad Indianapolis Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The proceeds of the Conrad Indianapolis Whole Loan were used to refinance a previous mortgage loan secured by the Conrad Indianapolis Property in an amount of approximately $51.9 million, to pay closing costs, and to return equity to the Conrad Indianapolis Borrowers (as defined below). The previous mortgage loan secured by the Conrad Indianapolis Property was included in the CSMC 2007-C1 securitization trust.

The Borrower and the Sponsor. The borrowers are Circle Block Hotel, LLC (the fee owner) and Circle Block Operators, LLC (the leasehold owner), both Delaware limited liability companies and single purpose entities each with two independent directors (the “Conrad Indianapolis Borrowers”). The fee owner (Circle Block Hotel, LLC) leases the Conrad Indianapolis Property to Circle Block Operators, LLC pursuant to an operating lease (the “Conrad Indianapolis Operating Lease”). The Conrad Indianapolis Operating Lease will be collapsed and terminated shortly after origination of the Conrad Indianapolis Whole Loan. The sponsors and the non-recourse carveout guarantors of the Conrad Indianapolis Whole Loan are Alvin E. Kite, John Kite and Thomas McGowan, all executives of Kite Realty Group Trust (“Kite”). Alvin E. Kite is the founder and chairman of Kite’s predecessor company and

A-3-96

MSC 2016-BNK2	Conrad Indianapolis

other affiliated companies, and previously served as chairman of the board of trustees from Kite’s initial public offering in August 2004 to December 2008. John Kite is the chairman and chief executive officer and Thomas McGowan is the president and chief operating officer of Kite. Kite is a full-service real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in the United States. As of June 30, 2016, Kite owned interests in a portfolio of 121 operating, development and redevelopment properties totaling approximately 24.0 million square feet across 20 states.

The Property. The Conrad Indianapolis Property consists of two condominium units, each of which is part of separate mixed-use condominiums consisting of (i) floors one through 18 of a 23-story, full-service hotel comprising 247 guestrooms (“Unit One”) and (ii) restaurant and conference room space in the adjacent building (“Unit Two”), located in the central business district (“CBD”) of Indianapolis, Indiana. Situated on a 1.1-acre parcel, the Conrad Indianapolis Property was originally constructed in 2006 and renovated in 2015 with the addition of four “The Collection” luxury suites, each of which is approximately 800 square feet, with a focus on well-known names in modern and contemporary art and which attain a premium compared to typical room rates. A total of approximately $6.4 million ($25,911 per room) was spent on capital projects since the Conrad Indianapolis Property opened, including $1.8 million for the creation of “The Collection” suites in 2015. Part of Hilton’s luxury grouping of hotels, The Conrad Hotels & Resorts brand consists of 26 properties across five continents, including five in the United States (including the Conrad Chicago, which is now accepting reservations for arrival on November 17, 2016). The Conrad Indianapolis Property contains 160 king guestrooms, 41 double double guestrooms, 20 corner suites, 17 handicap accessible guestrooms, four “other” suites, four “The Collection” suites and one presidential suite. The king bedded guestrooms feature two nightstands, a bench, a desk with a chair, a sofa, a coffee table, a chair and a dresser. The double double bedded guestrooms feature a nightstand, a desk with a chair and a dresser. All of the guestrooms are equipped with a two-line telephone with voicemail, a data port, high-speed wireless internet access, an LCD television and a coffeemaker. Amenities at the Conrad Indianapolis Property include 15,068 square feet of meeting space, an indoor swimming pool, a fitness center, a business center, a concierge lounge, an art gallery, a spa/salon and two restaurants (Capital Grille and Tastings – A Wine Experience). The Conrad Indianapolis Property contains a total of 110 dedicated parking spaces in the parking garage situated on the third and fourth floors, accounting for a parking ratio of 0.4 spaces per room. According to the appraisal, the demand segmentation for the Conrad Indianapolis Property is 43.0% corporate, 40.0% group and 17.0% leisure. The management agreement with HLT Conrad Domestic LLC expires in April 2031.

The Condominium. The Conrad Indianapolis Property is comprised of two separate condominium units (as outlined in “The Property” section) in two separate condominium regimes. The Conrad Indianapolis Borrowers have a combined 75.3% voting interest in the Unit One master association and the power to appoint two of the three directors. The Conrad Indianapolis Borrowers have a combined 16.9% voting interest in the Unit Two master association and have the power to appoint one of the three directors. Further, certain material actions require consent of a supramajority (90.0%) of the board, including any increase in allocated costs or liabilities, the imposition of rules or limitations that would impose restrictions on the Conrad Indianapolis Borrowers and unanimous consent of the board is required for any amendment to the condominium documents. The loan documents provide for personal liability to the Conrad Indianapolis Borrowers and non-recourse carveout guarantors for losses related to amendment or termination of the condominium regime without the lender’s consent.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			Conrad Indianapolis			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2014 TTM	72.7%	$155.21	$112.79	75.4%	$206.46	$155.70	103.8%	133.0%	138.0%
8/31/2015 TTM	72.0%	$163.09	$117.42	72.0%	$219.15	$157.85	100.0%	134.4%	134.4%
8/31/2016 TTM	74.1%	$167.32	$124.01	72.4%	$228.54	$165.48	97.7%	136.6%	133.4%

Source: Industry Report

(1)	The competitive set includes Hyatt Regency Indianapolis, Le Meridien Indianapolis, Westin Indianapolis, Omni Severin Hotel, JW Marriott Indianapolis and Dolce The Alexander.

The Market. The Conrad Indianapolis Property is located in the Indianapolis central business district (CBD), Indiana, in the heart of “Circle City”, the drive encircling the Soldiers’ and Sailors’ Monument at the center of Indianapolis. According to a third party research firm, approximately 27.4 million visitors to Indianapolis in 2015 generated $4.5 billion in total economic impact. The Conrad Indianapolis Property is located along the sky bridge, which provides direct interior access to the Indiana Convention Center, Circle Centre Mall and other local attractions. The Indiana Convention Center (four blocks west of the Conrad Indianapolis Property) underwent a major expansion in 2011 and now possesses over 1.2 million square feet of space for convention/meeting uses. The Simon Property Group-managed Circle Centre Mall (directly across the street from the Conrad Indianapolis Property), with three levels and 825,000 square feet of retail space, attracts more than one million visitors per month. Other nearby attractions include Bankers Life Fieldhouse (0.4 miles southeast), home of the NBA’s Indianapolis Pacers, Lucas Oil Stadium (0.7 miles south), home of the NFL’s Indianapolis Colts, Indiana State Museum (0.6 miles west) and Indiana University – Purdue University Indianapolis (“IUPUI”) (1.0 mile northwest), a public research university with an enrollment of more than 30,000 students and the third largest university in Indiana. Indianapolis is also home to the Indianapolis Motor Speedway, which annually hosts the Indianapolis 500. Other recent attractions have been the 2015 NCAA Men’s Final Four, the 2015 Big Ten Football Championship Game and the 2012 Super Bowl, among others. Other nearby demand generators include Eli Lilly’s global headquarters (1.0 mile south), and Simon Property Group’s global headquarters (directly adjacent). There is also a planned $30.0 million global distribution headquarters for Cummins Inc. in the Indianapolis CBD. Cummins Inc. is a Fortune 500 company that designs, manufactures, and distributes engines, filtration, and power generation products. The Indiana Pacers are collaborating with St. Vincent’s Health to develop a state-of-the-art training facility called the St. Vincent Center. The development is expected to cost $50.0 million and is anticipated to be completed in February 2017. The new 5-story, 130,000 square foot training facility is expected to be located adjacent to Bankers Life Fieldhouse.

According to a local business journal, since the Indiana Convention Center expansion opened in 2011, the number of hotel rooms in Indianapolis has declined 4.5% (approximately 1,060 rooms), mostly due to redevelopment opportunities. According to the appraisal, the estimated 2016 population within a three- and five-mile radius of the Conrad Indianapolis Property was 96,539 and 240,141, respectively; the estimated 2016 average household income within the same radii was $42,779 and $43,416, respectively.

A-3-97

MSC 2016-BNK2	Conrad Indianapolis

Competitive properties to the Conrad Indianapolis Property are shown in the table below:

Property Name	Year Opened	No. of Rooms	Corporate Individual Demand	Group Demand	Leisure Demand	2015 Occ.	2015 ADR	2015 RevPAR
Conrad Indianapolis	2006	247	43%	40%	17%	71%	$224	$159
Hyatt Regency Indianapolis	1977	499	25%	65%	10%	70%	$159	$111
Le Meridien Indianapolis	1928	100	55%	15%	30%	57%	$163	$93
Westin Indianapolis	1989	575	15%	70%	15%	72%	$158	$114
Omni Severin Hotel	1913	424	20%	60%	20%	69%	$147	$101
JW Marriott Indianapolis	2011	1,005	15%	75%	10%	74%	$182	$135
Dolce The Alexander	2013	209	50%	20%	30%	73%	$125	$91
Total/Weighted Average		3,059				71%	$168	$120

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Conrad Indianapolis Property:

Cash Flow Analysis
	2013(1)	2014(1)	2015(1)	8/31/2016 TTM	UW	UW per Room
Occupancy	72.9%	75.0%	71.5%	73.0%	73.0%
ADR	$203.22	$207.64	$222.92	$227.39	$227.39
RevPAR	$148.12	$155.64	$159.40	$165.93	$165.93

Rooms Revenue	$13,137,251	$13,804,235	$14,370,449	$14,959,786	$14,959,786	$60,566
Food & Beverage	$5,112,368	$5,167,468	$6,078,837	$6,327,595	$6,327,595	$25,618
Other revenue(2)	$2,171,405	$2,166,205	$2,259,293	$2,212,322	$2,212,322	$8,957
Total Revenue	$20,421,024	$21,137,908	$22,708,579	$23,499,703	$23,499,703	$95,140
Total Expenses	$14,236,276	$14,616,902	$16,506,344	$16,652,099	$16,504,584	$66,820
Net Op. Income	$6,184,748	$6,521,006	$6,202,235(3)	$6,847,604(3)	$6,995,119	$28,320
FF&E	$0	$0	$0	$0	$1,174,985	$4,757
Net Cash Flow	$6,184,748	$6,521,006	$6,202,235	$6,847,604	$5,820,134	$23,563

NOI DSCR(4)	1.82x	1.92x	1.83x	2.02x	2.06x
NCF DSCR(4)	1.82x	1.92x	1.83x	2.02x	1.71x
NOI Debt Yield(4)	11.1%	11.7%	11.1%	12.3%	12.6%
NCF Debt Yield(4)	11.1%	11.7%	11.1%	12.3%	10.5%

(1)	2013, 2014 and part of 2015 historical operating statements reflect performance for 243 rooms as the four “The Collection” suites did not come online until May 2015.

(2)	Other Revenue is comprised of leased space income (approximately $800,000), parking income, telephone charges, spa memberships and laundry (approximately $1.3 million in aggregate) and other miscellaneous revenue.

(3)	The increase in net operating income from 2015 to TTM 8/31/2016 was due to twelve full months of stabilized performance of the four “The Collection” suites, which contributed approximately $493,000 of revenue.

(4)	The debt service coverage ratios and debt yields are based on the Conrad Indianapolis Whole Loan.

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A-3-99

MSC 2016-BNK2	Arboretum at Weston

Mortgage Loan No. 13 – Arboretum at Weston

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$21,375,000			Location:	Cary, NC 27513
Cut-off Date Balance:	$21,375,000			General Property Type:	Retail
% of Initial Pool Balance:	2.9%			Detailed Property Type:	Anchored
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Stoltz Real Estate Partners			Year Built/Renovated:	2003/2012
Mortgage Rate:	4.1960%			Size:	87,842 SF
Note Date:	10/6/2016			Cut-off Date Balance per SF:	$243
First Payment Date:	12/1/2016			Maturity Date Balance per SF:	$212
Maturity Date:	11/1/2026			Property Manager:	Stoltz Management of Delaware,
Original Term to Maturity:	120 months				Inc. (borrower-related)
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	36 months			UW NOI:	$1,922,795
Seasoning:	0 months			UW NOI Debt Yield:	9.0%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity:	10.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.03x (IO) 1.48x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$1,579,084 (8/31/2016 T-8 Ann.)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,486,215 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$1,471,946 (12/31/2014)
Reserves				Most Recent Occupancy:	90.2% (9/23/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	80.8% (12/31/2015)
RE Tax:	$0	$17,190	N/A	3rd Most Recent Occupancy:	90.1% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$28,700,000 (8/24/2016)
Recurring Replacements:	$0	$1,464	$52,705	Cut-off Date LTV Ratio:	74.5%
TI/LC:	$0	$4,392	$210,821	Maturity Date LTV Ratio:	64.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$21,375,000	74.4%	Purchase Price:	$28,500,000	99.2%
Borrower Equity:	$7,354,036	25.6%	Closing Costs:	$229,036	0.8%

Total Sources:	$28,729,036	100.0%	Total Uses:	$28,729,036	100.0%

The Mortgage Loan. The thirteenth largest mortgage loan (the “Arboretum at Weston Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $21,375,000 and is secured by a first priority fee mortgage encumbering an anchored retail property located in Cary, North Carolina (the “Arboretum at Weston Property”). The proceeds of the Arboretum at Weston Mortgage Loan, together with $7,354,036 cash equity from the Arboretum at Weston Mortgage Loan Borrower (as defined below) were used to acquire the Arboretum at Weston Property and pay closing costs.

The Borrower and the Sponsor. The borrower is Arboretum Holdings LLC (the “Arboretum at Weston Borrower”), a single-purpose Delaware limited liability company with one independent director. The loan sponsor and non-recourse guarantor are Stoltz Real Estate Partners and Keith D. Stoltz, respectively. Keith D. Stoltz is the founder and president of Stoltz Real Estate Partners (“Stoltz”). Founded in 1957, Stoltz is a vertically-integrated real estate fund manager, headquartered in the Greater Philadelphia area. Stoltz owns and operates retail, office, industrial, and multifamily investments throughout the United States. The seven REITs that Stoltz currently manages own approximately 35 commercial properties with an initial purchase prices aggregating to $1.2 billion.

The Property. The Arboretum at Weston Property, located at 2025 Renaissance Park Place in Cary, North Carolina, is an 87,842 SF anchored retail center leased to 25 tenants. The Arboretum at Weston Property was built in 2003 and renovated in 2012 as the retail portion of a larger mixed-use development. The entire development consists of a multifamily component totaling 205 units (which is not collateral for the Arboretum at Weston Mortgage Loan) and a commercial component of three buildings. The Arboretum at Weston Property is situated approximately 0.5 miles south of the Harrison Avenue/Interstate 40 interchange and three miles south of the Raleigh-Durham International Airport. Primary access to the Arboretum at Weston Property is provided by Weston Parkway, an east/west corridor through Cary.

The Arboretum at Weston Property is located across Harrison Avenue from the SAS Institute, Inc. (“SAS”) Campus. SAS has more than 5,300 employees on site and is the largest employer in Cary and one of the largest in the Raleigh metro area. The Arboretum at Weston Property has 358 parking spaces (which equates to 4.08 parking spaces per 1,000 SF of net rentable area). As of September 23, 2016, the Arboretum at Weston was 90.2% leased by a mix of national and local retailers including the Ruth’s Chris Steak House, Title Boxing Club, Starbucks, Allstate Insurance Company and TD Ameritrade.

A-3-100

MSC 2016-BNK2	Arboretum at Weston

The following table presents a summary regarding major tenants at the Arboretum at Weston Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Appr. % of SF	Annual UW Rent	Annual UW Rent PSF(3)		Sales (12/31/2015)(4)
						App. % of Annual UW Rent	$	PSF	Occ. Cost %	Lease Expiration
Garman Homes, LLC	NR/NR/NR	7,544	8.6%	$151,333	$20.06	7.5%	N/A	N/A	N/A	3/31/2023
Ruth’s Chris Steak House	NR/NR/NR	7,458	8.5%	$279,004	$37.41	13.8%	$3,343,004	$448	10.1%	8/31/2024
Title Boxing Club(5)	NR/NR/NR	6,604	7.5%	$106,258	$16.09	5.3%	$611,207	$113	19.3%	1/31/2024
Cherish Yourself	NR/NR/NR	6,450	7.3%	$152,801	$23.69	7.6%	N/A	N/A	N/A	4/30/2026
Bonefish Grill	NR/NR/NR	5,200	5.9%	$106,808	$20.54	5.3%	$3,351,616	$645	4.8%	10/31/2018
Subtotal/Wtd. Avg.		33,256	37.9%	$796,204	$23.94	39.4%	$7,305,827	$405	11.3%

Other Tenants		45,998	52.4%	$1,223,776	$26.60	60.6%	$7,794,734
Vacant Space		8,588	9.8%	$0	$0.00	0.0%	$0
Total/Wtd. Avg.		87,842	100.0%	$2,019,980	$25.49	100.0%	$15,100,561

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF figures exclude vacant space.

(4)	Sales $ and Sales PSF only include tenants reporting sales. Subtotal is based on tenants reporting sales and includes three of the top five tenants only.

(5)	Sales PSF and Occ Cost % information for Title Boxing Club is based on 5,403 SF without regard to 1,201 SF of mezzanine space.

The following table presents certain information relating to the lease rollover schedule at the Arboretum at Weston Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	1	837	$18.00	1.0%	1.0%	$15,066	0.7%	0.7%
2017	1	2,400	$33.00	2.7%	3.7%	$79,200	3.9%	4.7%
2018	3	8,245	$22.15	9.4%	13.1%	$182,653	9.0%	13.7%
2019	5	12,176	$24.84	13.9%	26.9%	$302,464	15.0%	28.7%
2020	5	10,732	$27.77	12.2%	39.1%	$298,044	14.8%	43.4%
2021	3	8,413	$28.21	9.6%	48.7%	$237,300	11.7%	55.2%
2022	0	0	$0.00	0.0%	48.7%	$0	0.0%	55.2%
2023	4	10,862	$22.81	12.4%	61.1%	$247,791	12.3%	67.5%
2024	5	19,139	$26.37	21.8%	82.9%	$504,661	25.0%	92.4%
2025	0	0	$0.00	0.0%	82.9%	$0	0.0%	92.4%
2026	1	6,450	$23.69	7.3%	90.2%	$152,801	7.6%	100.0%
2027 & Beyond	0	0	$0.00	0.0%	90.2%	$0	0.0%	100.0%
Vacant	0	8,588	$0.00	9.8%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	28	87,842	$25.49	100.0%		$2,019,980	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	PSF figures exclude vacant space.

The Market. The Arboretum at Weston Property is located in the Raleigh-Durham market and the Cary Southwest Raleigh submarket and is nine miles west of Raleigh’s central business district in Wake County. According to the appraisal, the population of the Raleigh combined statistical area is approximately 2.1 million and has grown at an average annual rate of 2.5% between 2005 and 2015. As of the second quarter of 2016, the Cary Southwest Raleigh submarket had inventory of 6.4 million SF with a vacancy of 7.9% and an average asking rental rate of $17.45 The major employers in the area include Duke University & Medical Center (35,000), IBM Corporation (10,000), WakeMed Health and Hospitals (8,400), Cisco Systems, Inc. (5,500), Rex Healthcare (5,300), SAS (5,200), GlaxoSmithKline (4,700), Duke Energy (3,700), Blue Cross & Blue Shield of NC (3,200) and Fidelity Investments (2,400).

According to the appraisal, the 2015 population within a one-, three- and five-mile radius of the Arboretum at Weston Property was 3,612, 31,266 and 147,327 people, respectively. The 2015 average household income within a one-, three- and five-mile radius of the Arboretum at Weston Property was $133,533, $100,422 and $93,374, respectively.

A-3-101

MSC 2016-BNK2	Arboretum at Weston

The following table reflects the competitive retail properties with respect to the Arboretum at Weston Property as identified in the appraisal:

Competitive Property Summary

Property Name/Location	Distance to subject	Year Built / Renovated	Occ.	Total GLA (SF)	Anchor Tenants	Rent PSF
Arboretum at Weston (subject) 2025 Renaissance Park Place Cary, NC	N/A	2003 / 2012	90%	87,842	Ruth’s Chris Steak House Title Boxing Club Bonefish Grill	$15.91 - $35.80
Harrison Square Harrison Avenue Cary, NC	0.5 miles	1989 / 2014	98%	137,000	Bass Pro Shops	$20.00 - $28.00
Reedy Creek Plaza NE Maynard Road Cary, NC	1.5 miles	1989 / N/A	89%	60,430	Food Lion	$14.00 - $20.00
Northwoods Market Harrison Avenue Cary, NC	1.5 miles	1988 / 2005	90%	77,802	Walmart Neighborhood Center	$18.00 - $23.00
Harrison Pointe Centre Grand Heights Drive Cary, NC	1.5 miles	2003 / N/A	96%	151,000	Harris Teeter	$15.00 - $22.00

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Arboretum at Weston Property:

Cash Flow Analysis
	2013	2014	2015	8/31/2016 T-8 Ann.	UW	UW Per SF
Base Rent	$1,611,453	$1,776,001	$1,734,671	$1,805,486	$2,232,900	$25.42
Total Recoveries	$349,905	$412,629	$419,606	$455,618	$481,884	$5.49
Other Income	$51,745	$38,857	$25,519	($6,876)	$10,000	$0.11
Less Vacancy & Credit Loss	($49,085)	($138,827)	($30,589)	$44,796	($212,920)	(7.8%)
Effective Gross Income	$1,964,018	$2,088,660	$2,149,207	$2,299,024	$2,511,864	$28.60
Total Operating Expenses(1)	$644,908	$616,714	$662,992	$719,940	$589,069	$6.71
Net Operating Income	$1,319,110	$1,471,946	$1,486,215	$1,579,084	$1,922,795	$21.89
Capital Expenditures	$0	$0	$0	$0	$17,568	$0.20
TI/LC	$0	$0	$0	$0	$55,581	$0.63
Net Cash Flow	$1,319,110	$1,471,946	$1,486,215	$1,579,084	$1,849,646	$21.06

Occupancy %(2)	85.4%	90.1%	80.8%	90.2%	92.2%
NOI DSCR	1.05x	1.17x	1.19x	1.26x	1.53x
NOI DSCR (IO)	1.45x	1.62x	1.63x	1.74x	2.11x
NCF DSCR	1.05x	1.17x	1.19x	1.26x	1.48x
NCF DSCR (IO)	1.45x	1.62x	1.63x	1.74x	2.03x
NOI Debt Yield	6.2%	6.9%	7.0%	7.4%	9.0%
NCF Debt Yield	6.2%	6.9%	7.0%	7.4%	8.7%

(1)	Total Operating Expenses for 8/31/2016 T-8 Ann. are inflated due to a one-time expense that occurred in the first half of 2016.

(2)	Occupancy % for 2013, 2014 and 2015 represents physical occupancy as of December 31 of each respective year. 8/31/2016 T-8 Ann. Occupancy % equates to physical occupancy as of September 23, 2016. UW Occupancy % is based on economic occupancy.

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A-3-103

MSC 2016-BNK2	West Covina Parkway Plaza

Mortgage Loan No. 14 – West Covina Parkway Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
Original Balance:	$20,100,000			Location:	West Covina, CA 91790
Cut-off Date Balance:	$20,100,000			General Property Type:	Retail
% of Initial Pool Balance:	2.8%			Detailed Property Type:	Shadow Anchored
Loan Purpose:	Refinance			Title Vesting(1):	Fee / Leasehold
Sponsor:	Larry Cohen; Lawrence Kuppin			Year Built/Renovated:	1990/2005
Mortgage Rate:	4.1900%			Size:	87,379 SF
Note Date:	10/7/2016			Cut-off Date Balance per SF:	$230
First Payment Date:	11/11/2016			Maturity Date Balance per SF:	$210
Maturity Date:	10/11/2026			Property Manager:	Ophir Management Services, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$1,606,363
Seasoning:	1 month			UW NOI Debt Yield:	8.0%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NOI Debt Yield at Maturity:	8.8%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.84x (IO) 1.33x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$1,646,698 (7/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,819,175 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$1,983,093 (12/31/2014)
Reserves				Most Recent Occupancy(4):	75.8% (10/3/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	95.2% (12/31/2015)
RE Tax:	$46,380	$23,190	N/A	3rd Most Recent Occupancy:	97.5% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$37,100,000 (8/24/2016)
Recurring Replacements:	$0	$1,456	$34,932	Cut-off Date LTV Ratio:	54.2%
TI/LC:	$450,000	$4,375	$105,000	Maturity Date LTV Ratio:	49.4%
Ground Rent Reserve(1):	$24,082	$12,041	N/A
Rent Concession Reserve(2):	$17,530	$0	N/A
Tenant Specific TI/LC(3):	$103,600	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$20,100,000	97.7%	Loan Payoff:	$19,424,435	94.5%
Borrower Equity:	$463,264	2.3%	Closing Costs:	$497,237	2.4%
			Reserves:	$641,592	3.1%
Total Sources:	$20,563,264	100.0%	Total Uses:	$20,563,264	100.0%

(1)	A portion of the site totaling approximately 2.1 acres of the total 7.4-acre site currently used for surface parking consists of a leasehold interest under a ground lease with the City of Los Angeles. The ground lease has a fully extended expiration date of April 26, 2055 and has a monthly rent of $12,041, subject to annual CPI increases and a reset to market rent every five years.

(2)	The Rent Concession Reserve relates to Petco and Yogurtland.

(3)	The Tenant Specific TI/LC reserve relates to outstanding tenant improvement costs for Yogurtland ($75,000), Golden Optometric ($10,000) and Togo’s ($5,600); and leasing commissions related to Crazy Mike’s Sushi ($23,000).

(4)	The decline in occupancy from year-end 2015 to October 3, 2016 was due to Fresh & Easy, which previously occupied a 16,700 SF space (19.1% of the net rentable area) at the West Covina Parkway Plaza Property, vacating the West Covina Parkway Plaza Property following the company filing Chapter 11 bankruptcy in the fourth quarter of 2015.

The Mortgage Loan. The fourteenth largest mortgage loan (the “West Covina Parkway Plaza Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $20,100,000 and secured by a first priority fee and leasehold mortgage encumbering a shadow anchored retail center located in West Covina, California (the “West Covina Parkway Plaza Property”). Proceeds from the West Covina Parkway Plaza Mortgage Loan, in addition to equity contributed by the West Covina Parkway Plaza Borrower, were used to refinance previous debt on the West Covina Parkway Plaza Property, fund initial reserves and pay closing costs.

The Borrower and the Sponsor. The borrowers comprise two tenants-in-common, WCPP-CT, LLC and WCPP-LK, LLC (collectively, the “West Covina Parkway Plaza Borrower”), both single-purpose Delaware limited liability companies structured to be bankruptcy-remote. The sponsors and the non-recourse carveout guarantors of the West Covina Parkway Plaza Mortgage Loan are Larry Cohen and Lawrence Kuppin. In aggregate, the sponsors hold ownership interests in four commercial real estate properties valued at approximately $104.5 million. The West Covina Parkway Plaza Property is managed by Ophir Management Services, Inc. (“Ophir”), which is affiliated with the West Covina Parkway Plaza Borrower. Ophir currently owns and manages 11 retail properties in Southern California totaling approximately 718,000 SF with an average occupancy rate of 93.3%.

The Property. The West Covina Parkway Plaza Property comprises a shadow anchored retail center totaling 87,379 SF and located in West Covina, California, approximately 20 miles east of the Los Angeles central business district. Built in 1990 and renovated in 2005, the West Covina Parkway Plaza Property is situated on a 7.4-acre parcel and sits directly across the street from the Starwood-owned Plaza West Covina super-regional mall.

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MSC 2016-BNK2	West Covina Parkway Plaza

Plaza West Covina contains approximately 904,000 SF and was 100.0% occupied by 142 tenants as of October 2016. The West Covina Parkway Plaza Property contains three multi-tenanted buildings and two single-tenanted buildings. A portion of the West Covina Parkway Plaza Property site totaling approximately 2.1 acres currently used for surface parking consists of a leasehold interest under a ground lease with Los Angeles County, which has a fully extended expiration date of April 26, 2055. The West Covina Parkway Plaza Property contains 350 surface parking spaces, resulting in a parking ratio of 4.0 spaces per 1,000 SF of rentable area.

As of October 3, 2016, the West Covina Parkway Plaza Property was 75.8% occupied by 23 tenants. The decline in occupancy compared to year-end 2015 occupancy of 95.2% was primarily due to Fresh & Easy, which previously occupied a 16,700 SF space at the West Covina Parkway Plaza Property, vacating its space following the company filing Chapter 11 bankruptcy in the fourth quarter of 2015.

The following table presents certain information relating to the leases at the West Covina Parkway Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	Annual UW Rent PSF(3)	Sales (12/31/2015)(2)		Occ. Cost %	Lease Expiration
						$	PSF
Major Tenants
Petco(3)	NR/NR/NR	13,880	15.9%	$333,120	$24.00	$2,535,352	$183	17.5%	1/31/2022
Golden Optometric	NR/NR/NR	7,190	8.2%	$212,256	$29.52	N/A	N/A	N/A	12/31/2021
Sizzler	NR/NR/NR	6,927	7.9%	$154,769	$22.34	$3,074,838	$444	9.2%	6/30/2023
Panera	NR/NR/NR	4,600	5.3%	$169,329	$36.81	$3,595,876	$782	5.8%	4/12/2021
Alfred Angelo Bridal	NR/NR/NR	4,400	5.0%	$151,536	$34.44	N/A	N/A	N/A	6/30/2019
Subtotal/Wtd. Avg.		36,997	42.3%	$1,021,010	$27.60

Other Tenants		29,258	33.5%	$866,391	$29.61
Total Occupied Space		66,255	75.8%	$1,887,401	$28.49
Vacant Space		21,124	24.2%
Total		87,379	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Sales $ and Sales PSF represent the trailing 12 months ending December 31, 2015 for tenants who report,

(3)	Petco exercised a lease renewal in July 2016 and will have a two-month free rent period in December 2016 and January 2017.

The following table presents certain information relating to the lease rollover schedule at the West Covina Parkway Plaza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling(3)	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	2	3,000	$19.13	3.4%	3.4%	$57,387	3.0%	3.0%
2016	0	0	$0.00	0.0%	3.4%	$0	0.0%	3.0%
2017	3	4,851	$25.83	5.6%	9.0%	$125,312	6.6%	9.7%
2018	2	3,100	$27.21	3.5%	12.5%	$84,337	4.5%	14.1%
2019	1	4,400	$34.44	5.0%	17.6%	$151,536	8.0%	22.2%
2020	0	0	$0.00	0.0%	17.6%	$0	0.0%	22.2%
2021	10	24,797	$32.38	28.4%	45.9%	$802,920	42.5%	64.7%
2022	1	13,880	$24.00	15.9%	61.8%	$333,120	17.6%	82.4%
2023	1	6,927	$22.34	7.9%	69.8%	$154,769	8.2%	90.6%
2024	1	1,000	$33.96	1.1%	70.9%	$33,960	1.8%	92.4%
2025	1	2,000	$36.00	2.3%	73.2%	$72,000	3.8%	96.2%
2026	1	2,300	$31.33	2.6%	75.8%	$72,060	3.8%	100.0%
2027 & Beyond	0	0	$0.00	0.0%	75.8%	$0	0.0%	100.0%
Vacant	0	21,124	$0.00	24.2%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	23	87,379	$28.49	100.0%		$1,887,401	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The West Covina Parkway Plaza Property is located in West Covina, California, in the San Gabriel Valley region of Los Angeles County, approximately 20 miles east of the Los Angeles central business district. The West Covina Parkway Plaza Property is situated directly across the street from the Starwood-owned Plaza West Covina super-regional mall, which contains approximately 904,000 SF and was 100.0% occupied by 142 tenants as of October 2016. The surrounding area benefits from access to the Los Angeles Freeway System, including Interstate 10 (the San Bernardino Freeway) that runs through the northern section of West Covina, State Highway 60 (Pomona Freeway) to the south, Interstate 605 (San Gabriel Valley River Freeway) to the west and State Highway 57 (Orange Freeway) to the east. According to the appraisal, as of 2015, the estimated population within

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MSC 2016-BNK2	West Covina Parkway Plaza

a three- and five-mile radius of the West Covina Parkway Plaza Property was 242,635 and 509,896, respectively; and the average household income within the same radii was $75,126 and $76,726, respectively.

According to a third-party market research provider, the West Covina Parkway Plaza Property is situated within the Eastern SGV submarket of the Los Angeles retail market. As of the third quarter of 2016, the submarket reported a total inventory of 2,791 retail properties totaling approximately 38.2 million SF, accounting for 9.8% of the overall market, with a 4.8% vacancy rate. The appraisal concluded to market rents for the West Covina Parkway Plaza Property of $24.00 to $27.00 per SF for anchor spaces and $24.00 to $39.00 per SF for inline spaces, all on a net basis.

The following table presents certain retail competitive properties with respect to the West Covina Parkway Plaza Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Major Tenants	Distance to Subject (mi.)
West Covina Parkway Plaza Property	Neighborhood Center	1990/2005	87,379(1)	76%(1)	Petco	N/A
Samantha Courtyard	Convenience Center	1962/2003	41,012	100%	N/A	0.4
Sunset & Francisquito Center	Community Center	1970/2009	234,610	99%	dd’s Discounts, Northgate Gonzalez Market	1.9
Plaza De Hacienda	Community Center	1992/N/A	152,768	99%	Food 4 Less, Big 5 Sporting Goods	2.0
South Hills Shopping Square	Neighborhood Center	1960/2013	124,399	93%	N/A	2.2
Covina Square	Neighborhood Center	1974/2007	124,861	96%	Smart & Final, CVS, dd’s Discounts	2.6
Amar Center	Neighborhood Center	1974/N/A	78,682	93%	Stater Bros.	3.2
Total/Wtd. Avg.(2)			756,332	97%

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

(2)	Total/Wtd. Avg. excludes the West Covina Parkway Plaza Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the West Covina Parkway Plaza Property:

Cash Flow Analysis
	2013	2014	2015	7/31/2016 TTM	UW	UW PSF
Base Rent	$2,105,678	$2,171,111	$2,070,324	$1,951,074	$1,887,401(1)	$21.60
Grossed Up Vacant Space	$0	$0	$0	$0	$583,620	$6.68
Percentage Rent	$47,711	$45,631	$61,882	$75,500	$75,500	$0.86
Total Recoveries	$533,036	$490,841	$467,856	$474,703	$453,775	$5.19
Less Vacancy & Credit Loss	$0	$0	$0	$0	($583,620)	($6.68)
Effective Gross Income	$2,686,424	$2,707,583	$2,600,062	$2,501,276	$2,416,676	$27.66
Total Operating Expenses	$693,852	$724,490	$780,887	$854,578	$810,313	$9.27
Net Operating Income	$1,992,572	$1,983,093	$1,819,175	$1,646,698	$1,606,363	$18.38
Capital Expenditures	$0	$0	$0	$0	$17,476	$0.20
TI/LC	$0	$0	$0	$0	$21,521	$0.25
Net Cash Flow	$1,992,572	$1,983,093	$1,819,175	$1,646,698	$1,567,366	$17.94

Occupancy %	95.5%	97.5%	95.2%	75.8%(2)	76.4%
NOI DSCR	1.69x	1.68x	1.54x	1.40x	1.36x
NOI DSCR (IO)	2.33x	2.32x	2.13x	1.93x	1.88x
NCF DSCR	1.69x	1.68x	1.54x	1.40x	1.33x
NCF DSCR (IO)	2.33x	2.32x	2.13x	1.93x	1.84x
NOI Debt Yield	9.9%	9.9%	9.1%	8.2%	8.0%
NCF Debt Yield	9.9%	9.9%	9.1%	8.2%	7.8%

(1)	UW Base Rent includes contractual rent escalations through October 2017 totaling $71,145.

(2)	Represents occupancy as of October 3, 2016. The decline in occupancy from year-end 2015 to October 3, 2016 was due to Fresh & Easy, which previously occupied a 16,700 SF space (19.1% of the net rentable area) at the West Covina Parkway Plaza Property, vacating the West Covina Parkway Plaza Property following the company filing Chapter 11 bankruptcy in the fourth quarter of 2015.

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MSC 2016-BNK2	Sunset Terrace Apartments

Mortgage Loan No. 15 – Sunset Terrace Apartments

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$18,200,000			Location:	Panorama City, CA 91402
Cut-off Date Balance:	$18,200,000			General Property Type:	Multifamily
% of Initial Pool Balance:	2.5%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors:	H.K. Realty, Inc.; J.K. Realty Inc.			Year Built/Renovated:	1988/N/A
Mortgage Rate:	4.2691%			Size:	120 Units
Note Date:	10/11/2016			Cut-off Date Balance per Unit:	$151,667
First Payment Date:	12/6/2016			Maturity Date Balance per Unit:	$121,921
Maturity Date:	11/6/2026			Property Manager:	Anza Management Company
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	360 months			UW NOI:	$1,531,085
IO Period:	0 months			UW NOI Debt Yield:	8.4%
Seasoning:	0 months			UW NOI Debt Yield at Maturity:	10.5%
Prepayment Provisions:	LO (24); DEF (91); O (5)			UW NCF DSCR:	1.38x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$1,616,699 (8/31/2016 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$1,478,096 (12/31/2015)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	$1,327,808 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy:	96.7% (9/20/2016)
Reserves				2nd Most Recent Occupancy:	96.2% (12/31/2015)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	97.4% (12/31/2014)
RE Tax:	$21,413	$5,353	N/A	Appraised Value (as of):	$30,100,000 (4/30/2016)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio:	60.5%
Recurring Replacements:	$0	$3,691	N/A	Maturity Date LTV Ratio:	48.6%
Deferred Maintenance:	$4,290	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$18,200,000	100.0%	Loan Payoff:	$10,833,320	59.5%
			Reserves:	$25,703	0.1%
			Closing Costs:	$107,372	0.6%
			Return of Equity:	$7,233,606	39.7%
Total Sources:	$18,200,000	100.0%	Total Uses:	$18,200,000	100.0%

The Mortgage Loan. The fifteenth largest mortgage loan (the “Sunset Terrace Apartments Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $18,200,000 secured by a first priority fee mortgage encumbering a 120-unit garden-style apartment community in Panorama City, California known as Sunset Terrace Apartments (the “Sunset Terrace Apartments Property”). The proceeds of the Sunset Terrace Apartments Mortgage Loan were used to refinance existing debt on the Sunset Terrace Apartments Property, fund reserves, pay closing costs and return equity to the Sunset Terrace Apartments Borrower. The previous mortgage loan secured by the Sunset Terrace Apartments Property was included in the JPMCC 2006-LDP9 securitization trust.

The Borrower and Sponsors. The borrower is Sunset Terrace, Inc., a single purpose California corporation (the “Sunset Terrace Apartments Borrower”). Equity ownership in the Sunset Terrace Apartments Borrower is 100% held by J.K. Properties, Inc., the non-recourse carve-out guarantor of the Sunset Terrace Apartments Mortgage Loan. The sponsors of the Sunset Terrace Apartments Mortgage Loan are H.K. Realty, Inc. and J.K. Realty Inc.

Haresh Jogani is the primary ownership holder of H.K. Realty, Inc. and J.K. Properties, Inc. and has accumulated approximately 17,300 multifamily units over the last 20 years in California, Nevada, Arizona and Texas comprising over 180 apartment communities and two condominiums valued over $1.5 billion.

The Property. The Sunset Terrace Apartments Property is a 120-unit garden-style apartment community built in 1988 located in Panorama City, California. The units are contained within one three-story building totaling 139,720 SF. Each unit features a gas oven, wood cabinets, formica countertops and a private patio or balcony. Common amenities include laundry rooms, a pool, a Jacuzzi, a barbeque area, a business center and a fitness center. The Sunset Terrace Apartments Property features controlled access with security cameras and on-site management. The Sunset Terrace Apartments Property also includes 275 parking spaces (which equates to 2.29 parking spaces per unit). Since 2013, approximately $114,786 ($957/unit) has been spent at the Sunset Terrace Apartments Property in capital improvements including unit and common amenity refurnishing and upgrades. As of September 20, 2016, the Sunset Terrace Apartments Property was 96.7% occupied and has maintained an occupancy level above 96% since 2013.

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MSC 2016-BNK2	Sunset Terrace Apartments

The Sunset Terrace Apartments Property is located on the west side of Van Nuys Boulevard, just south of the Ronald Reagan Freeway (State Route 118) and three miles west of the Golden State Freeway (Interstate 5) in the San Fernando Valley. The San Fernando Valley is also served by the Metro Rail and Metrolink systems which originate out of Union Station in downtown Los Angeles.

The table below shows the apartment unit mix at the Sunset Terrace Apartments Property:

Sunset Terrace Apartments Unit Mix Summary
Floor Plan	No. of Units	% of Total Units	Unit SF	Monthly Market Rent Per Unit	Total SF
2 Bedroom/2 Bath	90	75%	960	$1,750	86,400
3 Bedroom/2 Bath	30	25%	1,290	$1,950	38,700
Total/Avg.	120	100.0%	1,043	$1,800	125,100

Source: Appraisal

The Market. The Sunset Terrace Apartments Property is located within the Los Angeles-Long Beach-Santa Ana, CA metro area. According to the appraisal, the 2015 estimated population of the metro area was approximately 10.2 million. From 2009 to 2015, total employment in the metro area has grown approximately 9.3%, with a current unemployment rate of 7.2%.

According to the appraisal, the Los Angeles County apartment market contained an inventory of approximately 782,597 units with an average vacancy rate of 3.2% as of the first quarter of 2016. Average vacancy in the Los Angeles County apartment market has maintained a rate below 4% despite a rise in asking rent of approximately 15% over the past five years. Within the Los Angeles County apartment market, the Sunset Terrace Apartments Property is located within the Panorama Hills/San Fernando/Pacoima submarket which contained an inventory of approximately 19,072 units with an average vacancy rate of 1.1% as of the first quarter of 2016.

The 2016 estimated population within a one-, three- and five-mile radius was 66,403, 314,290 and 730,641, respectively. The 2016 estimated average household income within a one-, three- and five-mile radius was $59,393, $65,237 and $67,626, respectively.

Comparable rental properties to the Sunset Terrace Apartments Property are shown in the table below:

Sunset Terrace Apartments Property Comparable Rentals Summary
Address City, State	Beds/Bath	Unit Size (SF)	Lease Date	Leasing Price PSF	Leasing Price Per Unit
Comparable 2BR Rentals
15441 Nordhoff North Hills, CA	2 BR / 2 BA	800	Available	$2.00	$1,600
9144 Burnet Avenue(x) North Hills, CA	2 BR / 2.5 BA	1,250	Available	$1.76	$2,200
8510 Columbus Avenue North Hills, CA	2 BR / 1.75 BA	950	Jan. 2016	$1.53	$1,450
9005 Burnet Avenue North Hills, CA	2 BR / 2.5 BA	1,484	Available	$1.25	$1,850
8539 Willis Avenue Panorama City, CA	2 BR / 1 BA	900	Available	$1.55	$1,395
Average		1,077		$1.62	$1,699
Comparable 3BR Rentals
8347 Burnet Ave #5 North Hills, CA	3 BR / 2 BA	1,227	Nov. 2015	$1.39	$1,700
8780 Burnet Ave #11 North Hills, CA	3 BR / 3 BA	1,370	Mar. 2016	$1.61	$2,200
8510 Columbus Avenue North Hills, CA	3 BR / 1.75 BA	1,500	May 2015	$1.00	$1,500
Average		1,366		$1.33	$1,800
Sunset Terrace Apartments Property (subject)	2 BR / 2 BA 3 BR / 2 BA	960 1,290	N/A N/A	$1.82 $1.51	$1,750 $1,950

Source: Appraisal

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MSC 2016-BNK2	Sunset Terrace Apartments

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Sunset Terrace Apartments Property:

Cash Flow Analysis
	2013	2014	2015	8/31/2016 TTM	UW	UW per Unit
Base Rent	$2,015,658	$2,108,876	$2,297,372	$2,435,724	$2,592,000	$21,600
Other Income(1)	$113,170	$96,074	$73,512	$96,095	$96,095	$801
Less Vacancy & Credit Loss	($74,784)	($64,063)	($126,103)	($133,777)	($234,706)	(9.1%)
Effective Gross Income	$2,054,044	$2,140,887	$2,244,781	$2,398,042	$2,453,389	$20,445
Total Operating Expenses	$726,301	$813,079	$766,685	$781,343	$922,304	$7,686
Net Operating Income	$1,327,743	$1,327,808	$1,478,096	$1,616,699	$1,531,085	$12,759
Capital Expenditures	$15,405	$31,787	$39,518	$35,155	$44,280	$369
Net Cash Flow	$1,312,338	$1,296,021	$1,438,578	$1,581,544	$1,486,805	$12,390

Occupancy %	97.8%	97.4%	96.2%	96.7%(2)	90.9%
NOI DSCR	1.23x	1.23x	1.37x	1.50x	1.42x
NCF DSCR	1.22x	1.20x	1.34x	1.47x	1.38x
NOI Debt Yield	7.3%	7.3%	8.1%	8.9%	8.4%
NCF Debt Yield	7.2%	7.1%	7.9%	8.7%	8.2%

(1)	Other Income includes income from late charges, laundry, parking rent and forfeited security deposits.

(2)	Occupancy as of September 20, 2016.

A-3-110

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Class Detail	4
Reconciliation Detail	5
Other Required Information	6
Cash Reconciliation Detail	7
Current Mortgage Loan and Property Stratification Tables	8-10
Mortgage Loan Detail	11
NOI Detail	12
Principal Prepayment Detail	13
Historical Detail	14
Delinquency Loan Detail	15
Specially Serviced Loan Detail	16-17
Advance Summary	18
Modified Loan Detail	19
Historical Liquidated Loan Detail	20
Historical Bond / Collateral Loss Reconciliation	21
Interest Shortfall Reconciliation Detail	22-23
Defeased Loan Detail	24
Supplemental Reporting	25

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

Morgan Stanley Capital I Inc.	Wells Fargo Bank, National Association	C-III Asset Management LLC	Park Bridge Lender Services LLC
	2010 Corporate Ridge, 10th Floor	5221 N. O’Connor Blvd., Suite 600	600 Third Avenue
	Suite 1000	Irving, TX 75039	40th Floor
1585 Broadway	McLean, VA 22102-7853		New York, NY 10016
New York, NY 10036

Contact: General Information Number	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: CMBS SS Group	Contact: David Rodgers
Phone Number: (212) 761-4000	Phone Number: (866) 898-1615	Phone Number: (972) 868-5300	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EF		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EFG		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

(2) Class E-1, Class E-2, Class F-1, Class F-2 Class G-1, Class G-2, Class H-1 and Class H-2 all represent the “Regular Interest” of these respective classes. For details on how the balances and payments of these “Regular Interests” are split between their respective certificates and the Exchangable Classes, please refer to page 4.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
EF		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
EFG		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance

Exchangeable Class Regular Interest Breakdown
E-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Exchangeable Class Detail
Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EF		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EFG		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EF	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EFG	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information

Controlling Class: H-1, H-2 and H
Effective as of: mm/dd/yyyy

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
ARD Interest			Senior Trust Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Excess	0.00		Services LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate
MH	-	Mobile Home Park															Reduction

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

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Frederick, MD 21701-4747		Determination Date:	12/12/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
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Frederick, MD 21701-4747		Determination Date:	12/12/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
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Frederick, MD 21701-4747		Determination Date:	12/12/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Morgan Stanley Capital I Trust 2016-BNK2 Commercial Mortgage Pass-Through Certificates Series 2016-BNK2	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Supplemental Reporting

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2016 (the “Pooling and Servicing Agreement”).
Transaction: Morgan Stanley Capital I Trust 2016-BNK2,
Commercial Mortgage Pass-Through Certificates
Series 2016-BNK2
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: C-III Asset Management LLC
Directing Certificateholder: C-III IM

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

1     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.       Intentionally Omitted.

2.       Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the Depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.       Loan Document Status. Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a

 D-1-1

proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.       Intentionally Omitted.

6.       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.       Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by

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the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the

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property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.       Junior Liens. It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

10.       Assignment of Leases and Rents. There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.       Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence

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customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13.       Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.       Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16.       Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer.

17.       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property,

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the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18.       Insurance. Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic

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condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.       Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20.       No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not

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materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22.       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.       Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each

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related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.       Trustee under Deed of Trust. With respect to each mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by Mortgagor in accordance with the Mortgage Loan Documents.

26.       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27.       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

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28.       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29.       Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal

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proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32.       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents

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(which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the tables, as applicable, under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related MLPA or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations

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Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36.       Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related mortgage file;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such

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consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e)       Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)        The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)        The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)        Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it

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having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)        Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

38.       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.       Intentionally Omitted.

40.       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject

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of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.       Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43.       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44.       Intentionally Omitted.

45.       Appraisal. The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a

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correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48.       Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
2	101 Hudson Street (Loan No. 1)	The Mortgaged Property is security for five pari passu senior loans aggregating $250,000,000. The senior loan to borrower is secured on a pari passu basis by various notes: (i) Note A-1-1 in the amount of $53,500,000, Note A-1-2 in the amount of $16,500,000 and Note A-2 in the amount of $67,500,000 payable to Wells Fargo Bank; (ii) Note A-3 in the amount of $37,250,000 and Note A-4 in the amount of $19,000,000 payable to Bank of America, N.A.; and (iii) Note A-5 in the amount of $56,250,000 payable to Barclays Bank PLC. Wells Fargo is contributing Note A-1 to the MSC 2016-BNK2 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the MSC 2016-BNK2 Trust. Note A-1-2 is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
2	One Penn Center (Loan No. 7)	$68,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $35,000,000, and Note A-2 in the amount of $33,000,000). Wells Fargo is contributing Note A-2 to the MSC 2016-BNK2 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2016-BNK1 Trust.

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2	Fremaux Town Center (Loan No. 10)	$73,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $43,000,000, and Note A-2 in the amount of $30,000,000). Wells Fargo is contributing Note A-2 to the MSC 2016-BNK2 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the MSC 2016-BNK2 Trust until such time as the Note A-1 is securitized, at which time it will be serviced pursuant to the Pooling and Servicing Agreement for the Note A-1 trust (expected to be WFCM 2016-LC25). Note A-1 is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
2	Conrad Indianapolis (Loan No. 12)	$55,700,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $32,000,000 and Note A-2 in the amount of $23,700,000. Wells Fargo is contributing Note A-2 to the MSC 2016-BNK2 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2016-C36 Trust.

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8	Conrad Indianapolis (Loan No. 12)	(i) Manager Right of First Offer. Manager (HLT Conrad Domestic LLC) has Right of First Offer (ROFO) to purchase its building if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof. (ii) Fractional Condominium Regimes. Borrower has condominium interests in separate condominium regimes, as follows: (i) lower 17 floors of a 23 story building, comprising 75.2776% of the related hotel building condominium regime (residential units on upper floors comprise remaining condominium interests) (“Circle Block Regime”); and (ii) restaurant and conference room space on floors 1 and 2 for the use of the hotel of adjacent 26 Washington Building, comprising 16.88% of the related office building condominium regime (office space on upper floors comprise remaining condominium interests) (“26 Washington Regime”). With respect to the Circle Block Regime, the borrower (as owner of the hotel unit) has the power to appoint two of the three directors to the association board. Each of the hotel unit and residential units are principally responsible for maintenance of their respective units. With respect to the 26 Washington Regime, the borrower (as owner of the hotel unit) has the power to appoint one of the three directors to the association board. Each of the hotel and non-hotel units are principally responsible for maintenance of its respective units. Further, certain material actions of the board require consent of a supramajority (90%) of the board, including any action that would increase allocated costs or liabilities other than in proportion to the percentage of ownership; the imposition of rules, regulations, limitations that would impose limitation on the hotel unit other than as contemplated by the association documents or entering into a contract in excess of $25,000, and the unanimous consent of the board is required for any amendment of the condominium declaration. The loan documents provide for personal liability to borrower and guarantors for losses related to amendment or termination of condominium regime without lender’s consent.
8	Rite Aid Pittsburgh (Loan No. 38)	Rite Aid (single tenant) has Right of First Refusal (ROFR) to purchase the mortgaged property if borrower is otherwise willing to accept offer. The ROFR is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof, or to first subsequent transfer

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15	Fremaux Town Center (Loan No. 10)	Parent company (CBL & Associates Properties, Inc.) of guarantor was cited by unnamed sources in a May 24, 2016 article in the Wall Street Journal as being the subject of an SEC and FBI investigation for falsifying information on financial statements to banks in connection with certain nonrecourse loans originated in 2011 and 2012. The unnamed sources indicated that former employees have alleged that the related company inflated its rental income and property occupancy rates in financial reporting. The company has denied the allegations. An August 16, 2016 newspaper report cites a letter from the SEC indicating that it has concluded its investigation and, based on available information, was not recommending an enforcement action against CBL. As a result of the initial report, however, at least one shareholder action has been filed against the company, and several have been threatened. These lawsuits remain unresolved and are in their initial stages.
15	Security Public Storage – San Mateo (Loan No. 17)	Sponsors (Ben Eisler and Allen Orwitz) are involved in state court action seeking provisional director to resolve management disputes between them (broadly, to determine management direction of multifamily and self-storage properties in which their related entities have controlling interest). No monetary damages or fraud-based claims are included in the action, solely the appointment of a third party director. The loan documents provide for lender approval for a new property manager in the event that Ben Eisler is no longer responsible, directly or indirectly, for the control of the mortgaged property. Further, following any such change of control, in the event that the debt service coverage ratio is less than 1.15x, lender has the right to replace the property manager. The property has a 1.46x DSCR NCF (P&I) as of the Cut-Off Date.
15	Sierra View Plaza (Loan No. 18)	Borrower is named defendant in a wrongful death action precipitated by a December 2014 robbery of a then-tenant gun store, in which the assailants knocked down and killed an elderly man as they were leaving the crime scene. The liability insurance carrier has accepted defense of this claim.

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18	101 Hudson Street (Loan No. 1)	(i) Permitted Property Insurance Deductible up to $250,000. The Mortgaged Property is security for 5 pari passu loans from Wells Fargo, Bank of America and Barclays Bank aggregating $250,000,000. The loan documents permit a property insurance deductible up to $250,000. The in-place property insurance deductible is $100,000. (ii) Permitted Liability Insurance SIR up to $300,000. The loan documents permit a property insurance deductible up to $300,000. The in-place liability insurance SIR is $150,000.
18	Fremaux Town Center (Loan No. 10)	(i) Permitted Property Insurance Deductible up to $100,000. The loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $5,000. (ii) Leased Fees. Various out-lot properties (Kohl’s, Capital One and Cheddars) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.

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18	Conrad Indianapolis (Loan No. 12)	(i) Condominium Association Control as Insurance Trustee for Disbursement Casualty Proceeds. Borrower has condominium interests in separate condominium regimes, as follows: (A) lower 17 floors of a 23 story building, comprising 75.2776% of the related hotel building condominium regime (residential units on upper floors comprise remaining condominium interests) (“Circle Block Regime”); and (B) restaurant and conference room space on floors 1 and 2 of adjacent 26 Washington Building, comprising 16.88% of the related office building condominium regime (office space on upper floors comprise remaining condominium interests) (“26 Washington Regime”). In the event of casualty, (A) with respect to both Circle Block Regime and 26 Washington Regime, casualty proceeds are payable to association’s board of directors, which acts as insurance trustees and holds proceeds for benefit of owners and mortgagees; and (B) with respect to the 26 Washington Regime, actions of the association board of directors regarding claims negotiations and the disposition of insurance proceeds require unanimous consent. The borrower appoints 2 seats on the 3-member association board of directors for the Circle Block Regime, and 1 seat on the 3 –member association board of directors for the 26 Washington Regime. (ii) $500,000 Self-Insured Retention (SIR) for Liability under Hilton Worldwide International Liability Program. The loan documents permit the borrower to maintain up to $500,000 SIR for liability insurance for so long as the property is included in the Hilton Worldwide International program for general liability and umbrella liability, among other things.
18	Sierra View Plaza (Loan No. 18)	Pad site for anchor tenant (Hobby Lobby) is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
18	Rite Aid Pittsburgh (Loan No. 38)	Single tenant (Rite Aid) provides primary property and liability insurance, and borrower provides contingent property and liability insurance so that combined coverage satisfies loan document requirements. Loan documents permit lease to control disbursement of available proceeds from tenant policies following casualty, subject to the lease’s being in full force and effect, among other things.

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36	West Covina Parkway Plaza (Loan No. 14)	Part Fee/ Part Leasehold; Fee Not Subordinated. The ground lease expiration is April 26.2055 (loan maturity is October 11, 2026). The leasehold is comprised of an 89-foot strip of parking area, and small corners (482 square feet total) of two one-story buildings. The mortgaged property is comprised of five buildings totaling 87,329 square feet. The ground lessor is Los Angeles County, CA, and the underlying fee is a buffer area to the Walnut Creek flood control channel that runs adjacent to the mortgaged property. Los Angeles County, CA was willing to provide a limited ground lessor estoppel only. Variations (references are to related subparagraphs of the representation): (i) The ground lease expressly prohibits subleasing without the ground lessor’s approval, and the leasehold area includes corner portions of structures which have been leased without the ground lessor’s prior consent; however, (A) the incursion of the structures into the leasehold area are minimal, (B) the ground lessor has indicated no known ground lease defaults in its estoppel, (C) the property has been operated since its construction in 1990 in its current configuration, and (D) the loan documents provide for personal liability to the borrower and guarantors for losses related to such condition’s creating a ground lease default. (k) Neither the ground lease nor estoppel provide that available casualty or condemnation proceeds will first be applied to the debt. (l) While the lender has the right to enter into a new ground lease with ground lessor in the event the ground lease is terminated, no express right exists to enter into a new lease with the ground lessor in the event of a rejection of the ground lease in bankruptcy. The loan documents provide for a ground rent reserve, and, in addition to the losses carve-out detailed above, provide that the loan is springing recourse to the borrower and guarantors if the ground lease is terminated without the lender’s consent. The guarantors’ aggregate stated net worth as of April 1, 2016 is approximately $155 million.

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36	Holiday Inn Express Savannah – Historic District (Loan No. 16)	Leasehold/ Fee Not Subordinated. Entirety of mortgaged property is leasehold. Ground lessor is DeRenne Properties, LLC, and latest expiration is May 31, 2100 (loan matures September 11, 2026). Variations (references are to related subparagraphs of the representation): (g) The ground lessor is required to give the lender notice of ground lessee default, but failure to provide such notice does not preclude ground lessor from pursuing remedies; provided, however, that the ground lease cannot be terminated without the ground lessor’s giving written notice to the lender and reasonable time to obtain possession or foreclose. If the ground lease is terminated without the lender’s having received notice of such termination, the ground lease affords the lender a “new lease” option provided lender cures the underlying default. (h) There is no notice and cure period under the ground lease for payment defaults. The loan documents require the borrower to provide ongoing proof of ground rent payment to lender. (k) The ground lease provides that, in the event of total casualty, ground lessee has right to rebuild without rent abatement or it may terminate the lease. If it terminates, the ground lessee has obligation to scrape debris before remaining proceeds may be applied to pay existing mortgage debt. In the event of a total taking, the ground lessor is first entitled to an amount equal to outstanding rent, and then to an amount equal to the value of its fee interest, before leasehold mortgagees are paid from available takings proceeds. (l) The lender has a right to a new lease only if the lender did not receive prior notice of any related termination, and lender cures the underlying default.

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43	101 Hudson Street (Loan No. 1)	The Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition associated with two underground storage tanks (UST’s) containing fuel oil that were installed on about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I ESA recommended a Phase II subsurface assessment. The lender waived a Phase II ESA based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. The lender is also an additional insured under a Commercial Pollution Legal Liability Policy issued by Commerce and Industry Insurance Company (also a member of American International Group, Inc.) with limits of $20 million per occurrence and $40 million in the aggregate, with a term expiring November 15, 2018 and having a deductible of up to $100,000 per occurrence. The policy is a blanket policy covering multiple locations, including the identified UST’s at the mortgaged property. The premium has been pre-paid through November 15, 2017. American International Group Inc. has an S & P rating of “A-”.
43

South Pointe Plaza – NV (Loan No. 30)

Peoria Marketplace (Loan No. 31)

Bear Valley West Self Storage (Loan No. 33)

Shoppes of Marysville (Loan No. 36)

San Pedro and Vance Jackson Self Storage (Loan No. 37)

In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,400,000 group lender environmental collateral protection and liability-type environmental insurance policy with $4,400,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

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Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
2	Harlem USA (Loan No. 2)	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $40,000,000.
2	The Orchard (Loan No. 5)	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $61,000,000.
2	Huntington Center (Loan No. 6)	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $80,000,000.
7	Marriott Albany (Loan No. 4)	The franchisor, Marriott International, Inc., has a right of first refusal in connection with any proposed sale of the related Mortgaged Property to a Competitor (as the foregoing term is defined in the related franchise agreement) of the franchisor.
7 8	The Orchard (Loan No. 5)	The tenant Ralphs Grocery has a right of first offer for the purchase of the Market Tax Parcel (as defined in the tenant’s lease) (or similar adequately parked parcel that includes the Market (as defined in the tenant’s lease)) if the Mortgagor elects to sell such parcel in any transaction that does not include any other parcel or parcels of the Shopping Center (as defined in the tenant’s lease).
18	Huntington Center (Loan No. 6)

The Mortgage Loan permits insurance to be provided under multilayered insurance policies, as to which, (i) if there is more than one, but less than five, insurance companies collectively issuing the policies, 75% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better with S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, and the remaining

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25% or less must be provided by insurance companies that have a claims paying ability rating of “BBB” or better with S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if there are five or more insurance companies collectively issuing the policies, 60% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, and the remaining 40% or less must be provided by insurance companies that have a rating of “BBB” or better with S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the insurance companies.

The parking garage portion of the Mortgaged Property is subject to an air rights lease pursuant to which the fee above a plane (above the parking garage) is ground-leased for the operation of a hotel.

The tenant under the air rights lease constructed and owns the improvements under the air rights lease (the “Hotel Section”) which sits on top of the parking garage (the “Base Section”). The Mortgagor only owns a reversion in the Hotel Section and such reversion was not included in the appraisal for the Mortgage Loan.

The air rights lease provides that the air rights tenant owns, insures and has the obligation to restore, the Hotel Section in the event of a casualty. In the event the air rights tenant terminates the air rights lease and does not restore, it is obligated to demolish the Hotel Section, and provide an air-tight roof for the Base Section. Any remaining insurance proceeds are then required to be paid to Mortgagor.

In the event of a casualty to or condemnation of both the Base Section and the Hotel Section, the insurance or condemnation award is paid to a “Qualified Bank” which is any nationally recognized institutional depository or trust company selected by the air rights tenant or its leasehold mortgagee which has a combined capital and surplus in excess of the greater of (i) three (3) times the amount of proceeds in question, or (ii) $270,000,000. Any leasehold mortgagee shall be deemed to be and may, at its election, serve as a Qualified Bank.

The air rights tenant is only required to maintain insurance for the Hotel Section for 90% of actual

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replacement cost of the Hotel Section.

The requirements for insurance companies providing insurance to the Hotel Section require only “insurers of recognized responsibility and allowed by applicable law to insure properties in the State of Ohio” which may not meet the requirements under the Mortgage Loan Documents.

18	All MSMCH Mortgage Loans

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 31 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 18.

26	Harlem USA (Loan No. 2)	There are open municipal violations at the Mortgaged Property, 22 of which consist of fire violations and one of which consists of a highway violation requiring sidewalk repair. The Mortgagor covenants in the Mortgage Loan documents to use commercially reasonable efforts to cure and remove and/or cause the cure and removal of the existing violations of record, and represents and warrants in the Mortgage Loan documents that none of the existing violations have caused or are expected to cause a material adverse effect.
26	Marriott Albany (Loan No. 4)	There are open fire code violations at the Mortgaged Property.
26	Sun Ridge Townhomes (Loan No. 23)	The use of the Mortgaged Property as multifamily apartments constitutes a legal non-conforming use. In the event of a casualty to or destruction of the Mortgaged Property, all or a portion of the Mortgaged

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Property may not be permitted to be restored to the existing use.
28	Harlem USA (Loan No. 2)

There is no separate environmental indemnitor with respect to the Mortgage Loan. In addition, the non-recourse carveout guaranty does not provide for recourse to the guarantor for any of the following items: (a) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

The Mortgage Loan documents provide that there will be recourse to the guarantor, but not to the Mortgagor, (i) if any voluntary petition is filed under any federal or state bankruptcy or insolvency law or (ii) an affiliate, officer, director or representative which directly or indirectly controls the Mortgagor shall have solicited or caused to be solicited creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor.

28	The Orchard (Loan No. 5)

There is no recourse liability for intentional material physical waste at the Mortgaged Property.

There is recourse liability for transfers of the Mortgaged Property or controlling equity interests in the Mortgagor in violation of the Mortgage Loan documents only in the event that an event of default has occurred as a result of the Mortgagor’s intentional and willful breach of the restrictions on transfer set forth in the Mortgage Loan documents.

There is recourse liability for collusion by the Mortgagor or non-recourse carveout guarantor in an involuntary bankruptcy filing only if such case, proceeding or other action is not discharged, stayed or dismissed within 90 days.

There is recourse liability for breaches of environmental covenants only for the intentional and

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willful breach of any material covenant concerning environmental conditions at the Mortgaged Property.

Rather than recourse liability for “misappropriation” of rents, security deposits, insurance proceeds or condemnation awards, the Mortgage Loan documents provide for recourse liability for (i) any insurance proceeds or condemnation awards received by or on behalf of Mortgagor which are intentionally and willfully not applied in accordance with the provisions of the Mortgage Loan documents and (ii) all revenue of the Mortgaged Property, including, without limitation, rents and security deposits, received or collected by or on behalf of Mortgagor which after an event of default, upon a foreclosure, or action in lieu thereof, or during the continuance of a cash management trigger period are intentionally and willfully not applied in accordance with the leases or the Mortgage Loan documents, as applicable.

28	Huntington Center (Loan No. 6)	Full recourse for transfers of either the Mortgaged Property or interests in the Mortgagor in violations of the Mortgage Loan Documents are limited to (i) voluntary transfers of the property, (ii) transfers of controlling interests in the Mortgagor, (iii) voluntary transfers of non-controlling interests in the Mortgagor, (iv) an action for partition of the property and (v) the granting by Mortgagor of a mortgage against the property. Involuntary transfers of the property (other than condemnation), involuntary transfers of non-controlling interests in the Mortgagor, non-monetary and involuntary monetary liens (other than those which are tenant’s obligations and which arise under other customary recourse carveouts for taxes and mechanics liens and limited to sufficient revenue from the property) and a voluntary monetary lien (other than a mortgage) are all loss recourse events.
28	All MSMCH Mortgage Loans	The Mortgage Loan documents may provide that there will not be recourse for (i) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers and (ii) waste to the extent that waste results from there being insufficient cash flow to satisfy operating expenses at the Mortgaged Property, which results in material

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physical waste to the Mortgaged Property.
31	Harlem USA (Loan No. 2)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then current annual insurance premiums payable by such Mortgagor for the insurance policies insuring only the property (excluding the wind, flood and earthquake components of such insurance premiums) on a stand-alone basis.
31	The Orchard (Loan No. 5)	The Mortgagor is not required to obtain more than twelve months of business interruption insurance covering acts of terrorism.
31	11211 Vanowen St (Loan No. 20)	If “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Mortgagor’s all risk insurance policy or business income policy, the Mortgagor is not required to spend on the premium for separate terrorism insurance coverage or endorsement more than 200% of the then current annual all risk insurance premium payable by the Mortgagor at the time of the exclusion.
31	All MSMCH Mortgage Loans	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer).
31	All MSMCH Mortgage Loans	All exceptions to Representation 18 are also exceptions to this Representation 31.
33	Harlem USA (Loan No. 2)	The Mortgagor previously made loans to affiliates in the aggregate principal amount of $1,765,000, which the Mortgagor represented were satisfied in full at origination of the Mortgage Loan.

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36	Marriott Albany (Loan No. 4)	A portion of the parking for the Mortgaged Property is provided pursuant to a ground lease for an approximately one acre parcel on which surface parking spaces are located. Such ground lease fails to comply with the representations set forth in Representation No. 36 in all or substantially all respects, including, but not limited to, with respect to the term of the ground lease. The parking provided at the ground leased parcel is not required for zoning purposes.

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Bank of America, National Association
Rep. No. Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
2	101 Hudson Street (Loan No. 1)

The related $250,000,000 whole loan was co-originated by Bank of America, National Association (“Bank of America”), Wells Fargo Bank, National Association and Barclays Bank PLC and is secured on a pari passu basis by six (6) notes in the following original principal amounts: Note A-1-1 in the amount of $53,500,000, Note A-1-2 in the amount of $16,500,000, Note A-2 in the amount of $67,500,000, Note A-3 in the amount of $37,250,000, Note A-4 in the amount of $19,000,000 and Note A-5 in the amount of $56,250,000. Note A-1-1 and Note A-4 secure the “101 Hudson Street Mortgage Loan”.

Wells Fargo Bank, National Association holds Note A-1-2 and Note A-2, each of which is expected to be contributed to one or more future securitizations.

Bank of America holds Note A-3, which is expected to be contributed to one or more future securitizations.

Barclays Bank PLC holds Note A-5, which is expected to be contributed to one or more future securitizations.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for this MSC 2016-BNK2 securitization.

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2	International Square (Loan No. 8)

The related $450,000,000 whole loan to the related borrower is secured on a pari passu basis by five (5) notes in the following principal amounts: Note A-1 in the amount of $166,700,000, Note A-2-1 in the amount of $30,000,000, Note A-2-2 in the amount of $30,000,000 and Note A-3 in the amount of $20,000,000, and by a subordinate Note B in the amount of $203,300,000. Note A-2-2 secures the “International Square Mortgage Loan”.

Note A-1 and Note B were contributed to the BAMLL 2016-ISQR securitization.

Bank of America holds Note A-2-1, which is expected to be contributed to the MSBAM 2016-C31 securitization.

Note A-3 was contributed to the MSBAM 2016-C30 securitization.

The related whole loan will be serviced pursuant to the trust and servicing agreement for the BAMLL 2016-ISQR securitization.

2	Briarwood Mall (Loan No. 9)

The related $165,000,000 whole loan to the related borrower is secured on a pari passu basis by three (3) notes in the following original principal amounts: Note A-1 in the amount of $70,000,000, Note A-2 in the amount of $65,000,000 and Note A-3 in the amount of $30,000,000. Note A-3 secures the “Briarwood Mall Mortgage Loan”.

Note A-1 was contributed to the MSBAM 2016-C30 securitization.

Barclays Bank PLC holds Note A-2, which is expected to be contributed to one or more future securitizations.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C30 securitization.

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2	American Greetings HQ (Loan No. 11)

The related $92,000,000 whole loan to the related borrower is secured on a pari passu basis by three (3) notes in the following principal amounts: Note A-1-1 in the amount of $38,000,000, Note A-1-2 in the amount of $27,000,000 and Note A-2 in the amount of $27,000,000. Note A-2-1 secures the “American Greetings HQ Mortgage Loan”.

Bank of America holds Note A-1-1 and Note A-2, each of which is expected to be contributed to one or more future securitizations.

The related whole loan will initially be serviced pursuant to the pooling and servicing agreement for this MSC 2016-BNK2 securitization until Note A-1-1 is securitized at which time the servicing of the related whole loan will shift to the related pooling and servicing agreement.

7	American Greetings HQ (Loan No. 11)	The related mortgage and/or assignment of leases and rents may not be assigned to competitor of the related borrower sponsor, American Greetings Corporation.
8	101 Hudson Street (Loan No. 1) International Square (Loan No. 8) Briarwood Mall (Loan No. 9) American Greetings HQ (Loan No. 11)	The related Mortgage Loan is cross-collateralized and cross-defaulted with related pari passu companion loan.
8	American Greetings HQ (Loan No. 11)	The related Mortgaged Property is subject to a fair market value purchase option in favor of an affiliate of the borrower and developer of the Crocker Park Development, Crocker Park, LLC, that if exercised during the term of the related Mortgage Loan requires the repayment or defeasance of such Mortgage Loan, however, such option is subordinate to the related Mortgage Loan documents and does not survive foreclosure or assignment in lieu of foreclosure.

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9	American Greetings HQ (Loan No. 11)	The Director of the Ohio Development Services Agency, acting on behalf of the State of Ohio, made a loan to H L & L Property Company, an affiliate of the Mortgagor, in the amount of $15,000,000 (“State of Ohio Loan”), the proceeds of which were used, in part, to defray the costs of constructing the Mortgaged Property. The State of Ohio Loan carries an interest rate of 5.0% fully amortizing over ten-years, plus a 0.25% annual service fee on the outstanding principal balance, matures on January 1, 2027, and is guaranteed by three affiliated entities of the related borrower. The State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement.
15	Cole Retail Portfolio (Loan No. 3)	An affiliate of the related borrower sponsor is VEREIT, Inc. (“VEREIT”). Prior to July, 2015,VEREIT, Inc. was known as American Realty Capital Properties Inc., (“ARCP”). In 2014 ARCP reported an accounting error in its first quarter 2014 financial results that it said was intentionally concealed in the second quarter’s results. The report has led to criminal and civil investigations and the resignations of at least five ARCP executives and indictment of two executives. A new chief executive officer of ARCP VEREIT has been appointed. Also, there are related class actions, derivative actions, and individual actions under the federal securities laws and state common and corporate laws in both federal and state courts in New York and Maryland. Since a merger in 2014 of various Cole entities (including the related borrower sponsor) with ARCP, all Cole non-traded REITs have operated separately from ARCP, maintaining separate audits, procedures and reporting functions. The sponsor’s operating partnership entity, Cole Operating Partnership V, LP (owned by Cole Credit Property Trust V, Inc., a public, non-listed REIT) is the non-recourse carve-out guarantor for such Mortgage Loan. VEREIT is also subject to civil suits related to its CapLease, Inc. merger in 2013 and the merger between Cole Real Estate Investments, Inc. and Cole Holdings Corporation in 2014.

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15	Sunset Terrace Apartments (Loan No. 15) South Towers Apartments (Loan No. 35)	The owner of the related borrower sponsor has been in ongoing litigation since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million (note that the Sponsor reports net worth of $545 million and liquidity of $249 million). The owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract brought by another sibling. No ruling has been made on that claim. None of the lawsuits make any claims relating to title to the related Mortgaged Property.
18	International Square (Loan No. 8)	The related Mortgage Loan documents provide that all insurance policies provide that (A) if four (4) or fewer insurance companies issue the insurance policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s and Fitch to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the insurance policies in the first layer of coverage, then at least 60% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s and Fitch to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) with no carrier below “BBB”; provided, further, however, up to 10% of the overall limits of insurance in the non-primary layers in excess of the first $500,000,000 of coverage may be provided by insurance companies not rated by S&P, so long as such insurance companies are rated at least “A” by Fitch, “A2” by Moody’s or “A:X” by A.M. Best Company, Inc.

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18	Briarwood Mall (Loan No. 9)	The related Mortgage Loan documents provide that all insurance policies provide that (i) if there is more than one (1), but less than five (5), insurance companies collectively issuing the insurance policies, 75% or more of the insured amount must have a claims paying ability rating of “A” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) and the remaining 25% (or lesser remaining amount) of which must have a claims paying ability rating of “BBB” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) or (ii) if there are five (5) or more insurance companies collectively issuing the insurance policies, 60% or more of the insured amount must have a claims paying ability rating of “A” or better (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) and the remaining 40% (or lesser remaining amount) a rating of “BBB” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan).
18	Gilbert Road Self Storage (Loan No. 34)	The related Mortgage Loan documents provide that all insurance policies provide that (A) if four (4) or fewer insurance companies issue the insurance policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the insurance policies in the first layer of coverage, then at least 60% of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB”.

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18	101 Hudson Street (Loan No. 1)	If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.
18	Cole Retail Portfolio (Loan No. 3)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis (without giving effect to the cost of the earthquake component of such insurance premiums) under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
18	International Square (Loan No. 8)	If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), subject to annual consumer price index adjustments, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.

 D-2-23

18	Briarwood Mall (Loan No. 9)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then the related Mortgagor will not be required to pay annual premiums for terrorism insurance coverage in excess of two (2) times the amount of the insurance premium for “All Risk” or “Special Perils” property insurance (but excluding the wind and flood components of such insurance premiums) and business income or rental income insurance with respect to the related Mortgaged Property under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
18	Cole Retail Portfolio (Loan No. 3)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $1,500,000.
18	Briarwood Mall (Loan No. 9)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to (i) $8,250,000 or (ii) during the continuance of a Control Event (as defined in the related Mortgage Loan agreement), $4,125,000.
18	Arboretum at Weston (Loan No. 13)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to the lesser of (i) 5% of the outstanding principal balance of the related Mortgage Loan or (ii) $1,000,000.
18	101 Hudson Street (Loan No. 1)	The related Mortgage Loan documents (i) permit a property insurance deductible for the “Special” Cause of Loss form up to $250,000, however, the in-place property insurance deductible as of the origination date of the related Mortgage Loan was $100,000 and (ii) permit a liability insurance self-insurance retention of up to $300,000. The related Mortgage Loan documents permit a property insurance deductible up to $300,000. The related Mortgage Loan documents permit a liability insurance self-insured retention up to $150,000.

 D-2-24

18	International Square (Loan No. 8)	The related Mortgage Loan documents require ten (10) days’ prior written notice of any cancellation of insurance policies.
19	American Greetings HQ (Loan No. 11)	The related Mortgagor is only required to carry business interruption insurance during restoration for a period of twelve (12) months with an extended period of indemnity of such restoration of six (6) months.
18	American Greetings HQ (Loan No. 11)	The smaller of the two buildings comprising the mortgage collateral has been subdivided into separate tax lots and the City of Westlake has, by an unrecorded letter, allocated payment in lieu of taxes (PILOT) payments among the separate lots; the Mortgagor has agreed to record a formal “TIF Declaration” evidencing such re-allocation within sixty (60) days of October 5, 2016.
28	All BANA Mortgage Loans	The related Mortgage Loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.
28	International Square (Loan No. 8)	There is no guarantor other than the related borrower with respect to such Mortgage Loan.
28	Briarwood Mall (Loan No. 9)	The related Mortgage Loan documents provide that full recourse is capped at 20% of the initial principal balance of the respective Mortgage Loan, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity agreement.
28	Arboretum at Weston (Loan No. 13)	The related Mortgage Loan documents only provide full recourse in the event of a prohibited transfer that is not cured, if capable of being cured, within five (5) business days after the related borrower has actual knowledge thereof.
29	American Greetings HQ (Loan No. 11)	Pursuant to the terms of the related Ground Lease if there is a condemnation of less than substantially all of the related Mortgaged Property, then such Mortgaged Property must be restored.

 D-2-25

30	101 Hudson Street (Loan No. 1)	The related Mortgage Loan documents permit the financial reporting for the related borrower and the related Mortgaged Property to be included in the consolidated financial statements of a person owning an indirect interest in such borrower, provided, that such consolidated statements are audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender and such consolidated statements contain sufficient details and/or appropriate schedules which identify operations and results from the such Mortgaged Property on a standalone basis.
31	101 Hudson Street (Loan No. 1)	If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Cole Retail Portfolio (Loan No. 3)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis (without giving effect to the cost of the earthquake component of such insurance premiums) under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

 D-2-26

31	International Square (Loan No. 8)	If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), subject to annual consumer price index adjustments, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Briarwood Mall (Loan No. 9)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then the related Mortgagor will not be required to pay annual premiums for terrorism insurance coverage in excess of two (2) times the amount of the insurance premium for “All Risk” or “Special Perils” property insurance (but excluding the wind and flood components of such insurance premiums) and business income or rental income insurance with respect to the related Mortgaged Property under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

 D-2-27

33

101 Hudson Street (Loan No. 1)

Cole Retail Portfolio (Loan No. 3)

International Square (Loan No. 8)

Sunset Terrace Apartments (Loan No. 15)

Calabasas Self Storage (Loan No. 22)

Stoneridge Apartments (Loan No. 27)

Grants Pass Retail (Loan No. 28)

South Towers Apartments (Loan No. 35)

Mortgagor is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.
33	International Square (Loan No. 8)	The related borrower previously owned three (3) other properties identified in the related Mortgage Loan agreement (collectively, the “Transferred Property”). To mitigate the risk of using a recycled entity, such borrower represented in the related Mortgage Loan agreement that it no longer has any interest in the Transferred Property and does not have any other obligations or other liabilities of any kind relating to, in connection with or arising out of its prior ownership of the Transferred Property and, pursuant to the related environmental indemnity agreement, such borrower is obligated to indemnify the lender for losses related to environmental conditions with respect to the Transferred Property to the same extent as its indemnification obligations thereunder with respect to the related Mortgaged Property.

 D-2-28

36	American Greetings HQ (Loan No. 11)	If the related American Greetings Corporation space lease is in effect and there is no default thereunder, then the related Ground Lease cannot be assigned to a competitor of American Greetings Corporation without its consent.
42	Sunset Terrace Apartments (Loan No. 15) South Towers Apartments (Loan No. 35)	The Mortgagor in each Mortgage Loan listed in the exception has common ownership with the Mortgagors in the other Mortgage Loans listed.
43	101 Hudson Street (Loan No. 1)	The related Phase I environmental site assessment obtained at Mortgage Loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I recommended a Phase II subsurface assessment. The lender waived a Phase II ESA based on the related guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. The lender is also an additional insured under a Commercial Pollution Legal Liability Policy issued by Commerce and Industry Insurance Company (also a member of American International Group Inc.) with limits of $20 million per occurrence and $40 million in the aggregate, with a term expiring November 15, 2018 and having a deductible of up to $100,000 per occurrence. The policy is a blanket policy covering multiple locations, including the identified underground storage tanks at the related Mortgaged Property. The premium has been pre-paid through November 15, 2017. American International Group Inc. has an S&P rating of “A-”.

 D-2-29

47	101 Hudson Street (Loan No. 1) International Square (Loan No. 8) Briarwood Mall (Loan No. 9) American Greetings HQ (Loan No. 11)	The related Mortgage Loan is cross-collateralized and cross-defaulted with related pari passu companion loan.

 D-2-30

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
December 2016	50,600,000.00
January 2017	50,600,000.00
February 2017	50,600,000.00
March 2017	50,600,000.00
April 2017	50,600,000.00
May 2017	50,600,000.00
June 2017	50,600,000.00
July 2017	50,600,000.00
August 2017	50,600,000.00
September 2017	50,600,000.00
October 2017	50,600,000.00
November 2017	50,600,000.00
December 2017	50,600,000.00
January 2018	50,600,000.00
February 2018	50,600,000.00
March 2018	50,600,000.00
April 2018	50,600,000.00
May 2018	50,600,000.00
June 2018	50,600,000.00
July 2018	50,600,000.00
August 2018	50,600,000.00
September 2018	50,600,000.00
October 2018	50,600,000.00
November 2018	50,600,000.00
December 2018	50,600,000.00
January 2019	50,600,000.00
February 2019	50,600,000.00
March 2019	50,600,000.00
April 2019	50,600,000.00
May 2019	50,600,000.00
June 2019	50,600,000.00
July 2019	50,600,000.00
August 2019	50,600,000.00
September 2019	50,600,000.00
October 2019	50,600,000.00
November 2019	50,600,000.00
December 2019	50,600,000.00
January 2020	50,600,000.00
February 2020	50,600,000.00
March 2020	50,600,000.00
April 2020	50,600,000.00
May 2020	50,600,000.00
June 2020	50,600,000.00
July 2020	50,600,000.00
August 2020	50,600,000.00
September 2020	50,600,000.00
October 2020	50,600,000.00
November 2020	50,600,000.00
December 2020	50,600,000.00
January 2021	50,600,000.00
February 2021	50,600,000.00
March 2021	50,600,000.00
April 2021	50,600,000.00
May 2021	50,600,000.00
June 2021	50,600,000.00
July 2021	50,600,000.00
August 2021	50,600,000.00
September 2021	50,600,000.00
Distribution Date	Class A-SB Planned Principal Balance ($)
October 2021	50,509,973.09
November 2021	49,802,544.78
December 2021	49,041,038.78
January 2022	48,323,879.38
February 2022	47,604,131.96
March 2022	46,741,264.90
April 2022	46,015,799.66
May 2022	45,241,060.55
June 2022	44,510,178.80
July 2022	43,730,178.85
August 2022	42,993,841.76
September 2022	42,254,846.86
October 2022	41,466,966.92
November 2022	40,722,458.50
December 2022	39,929,223.47
January 2023	39,179,161.97
February 2023	38,426,392.75
March 2023	37,533,591.01
April 2023	36,774,874.90
May 2023	35,967,840.45
June 2023	29,728,193.06
July 2023	28,932,520.80
August 2023	28,178,759.17
September 2023	27,422,273.10
October 2023	26,618,533.16
November 2023	25,856,405.55
December 2023	25,047,186.16
January 2024	24,279,376.48
February 2024	23,508,791.17
March 2024	22,647,294.07
April 2024	21,870,804.76
May 2024	21,047,636.32
June 2024	20,265,361.78
July 2024	19,436,574.32
August 2024	18,648,472.98
September 2024	17,857,522.07
October 2024	17,020,307.51
November 2024	16,223,467.47
December 2024	15,380,532.99
January 2025	14,577,761.51
February 2025	13,772,086.98
March 2025	12,834,717.84
April 2025	12,022,734.30
May 2025	11,165,091.40
June 2025	10,347,067.60
July 2025	9,483,557.95
August 2025	8,659,450.46
September 2025	7,832,362.13
October 2025	6,960,048.40
November 2025	6,126,811.26
December 2025	5,248,525.36
January 2026	4,409,095.21
February 2026	3,566,628.35
March 2026	2,595,906.27
April 2026	1,746,874.65
May 2026	853,248.04
June 2026 and thereafter	0.00

 E-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	23
Risk Factors	60
Description of the Mortgage Pool	149
Transaction Parties	261
Credit Risk Retention	319
EU Securitization Risk Retention Requirements	322
Description of the Certificates	324
Description of the Mortgage Loan Purchase Agreements	371
Pooling and Servicing Agreement	381
Certain Legal Aspects of Mortgage Loans	507
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	528
Pending Legal Proceedings Involving Transaction Parties	529
Use of Proceeds	529
Yield and Maturity Considerations	529
Material Federal Income Tax Considerations	541
Certain State and Local Tax Considerations	557
Method of Distribution (Underwriter)	557
Incorporation of Certain Information by Reference	560
Where You Can Find More Information	561
Financial Information	562
Certain ERISA Considerations	562
Legal Investment	566
Legal Matters	567
Ratings	567
Index of Defined Terms	570

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$599,684,000
(Approximate)

Morgan Stanley

Capital I Inc.

Depositor

MORGAN STANLEY

CAPITAL I TRUST

2016-BNK2

Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2016-BNK2

PROSPECTUS

Morgan Stanley

 Co-Lead Manager and Joint Bookrunner

Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner

BofA Merrill Lynch

 Co-Lead Manager and Joint Bookrunner

Academy Securities

 Co-Manager

November     , 2016